--------------------------------------------------------------------------------

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION,
                                  as DEPOSITOR



                          NATIONAL REALTY FUNDING L.C.,
                               as MASTER SERVICER



                          NATIONAL REALTY FUNDING L.C.,
                               as SPECIAL SERVICER




                                       and




                            THE CHASE MANHATTAN BANK,
                                   as TRUSTEE

                    -----------------------------------------

                         POOLING AND SERVICING AGREEMENT

                            Dated as of July 1, 1999

                    -----------------------------------------


                  Commercial Mortgage Pass-Through Certificates

                                 Series 1999-C2

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                                PAGE

ARTICLE I.  DEFINITIONS...........................................................................................3

   Section 1.1.  Defined Terms....................................................................................3
   Section 1.2.  Certain Calculations............................................................................48
   Section 1.3.  Certain Constructions...........................................................................49

ARTICLE II.  CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES.....................................49

   Section 2.1.  Conveyance and Assignment of Mortgage Loans.....................................................49
   Section 2.2.  Acceptance by the Custodian and the Trustee.....................................................54
   Section 2.3.  Representations and Warranties of the Depositor.................................................55
   Section 2.4.  Representations, Warranties and Covenants of the Master Servicer, Special Servicer..............59
   Section 2.5.  Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests................62
   Section 2.6.  Miscellaneous REMIC Provisions..................................................................63
   Section 2.7.  Documents Not Delivered to Custodian............................................................64

ARTICLE III.  ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS.................................................64

   Section 3.1.  Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer;
                 Administration of the Mortgage Loans............................................................64

   Section 3.2.  Liability of the Master Servicer................................................................68
   Section 3.3.  Collection of Certain Mortgage Loan Payments....................................................69
   Section 3.4.  Collection of Taxes, Assessments and Similar Items..............................................69
   Section 3.5.  Collection Account; Distribution Account; Interest Reserve Account..............................71
   Section 3.6.  Permitted Withdrawals from the Collection Account...............................................74
   Section 3.7.  Investment of Funds in the Collection Account and the Reserve Accounts..........................75
   Section 3.8.  Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage................77
   Section 3.9.  Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses; Assumption
                 Agreements and Defeasance Provisions............................................................81
   Section 3.10. Realization Upon Mortgage Loans.................................................................83
   Section 3.11. Trustee to Cooperate; Release of Mortgage Files.................................................88
   Section 3.12. Servicing Compensation and Trustee Fees.........................................................88
   Section 3.13. Reports to the Trustee; Collection Account Statements...........................................91
   Section 3.14. Annual Statement as to Compliance...............................................................91
   Section 3.15. Annual Independent Public Accountants'Servicing Report..........................................92
   Section 3.16. Access to Certain Documentation.................................................................92
   Section 3.17. Title and Management of REO Properties..........................................................93
   Section 3.18. Sale of Specially Serviced Mortgage Loans and REO Properties....................................96
   Section 3.19. Inspections; Asset Status Report................................................................98
   Section 3.20. Available Information and Notices..............................................................100
   Section 3.21. Reserve Accounts...............................................................................101
   Section 3.22. Property Advances..............................................................................102
   Section 3.23. Appointment of Special Servicer................................................................102
   Section 3.24. Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.............103
   Section 3.25. Adjustment of Servicing Compensation in Respect of Prepayment Interest Shortfalls..............104

ARTICLE IV.  DISTRIBUTIONS TO CERTIFICATEHOLDERS................................................................105

                                      -i-



   Section 4.1.  Distributions..................................................................................105
   Section 4.2.  Statements to Rating Agencies and Certificateholders; Available Information; Information

                 Furnished to Financial Market Publisher........................................................127
   Section 4.3.  Compliance with Withholding Requirements.......................................................130
   Section 4.4.  REMIC Compliance...............................................................................130
   Section 4.5.  Imposition of Tax on the Trust Fund............................................................132
   Section 4.6.  Remittances; P&I Advances......................................................................133
   Section 4.7.  Appraisal Reductions...........................................................................135

ARTICLE V.  THE CERTIFICATES....................................................................................136

   Section 5.1.  The Certificates...............................................................................136
   Section 5.2.  Registration, Transfer and Exchange of Certificates............................................137
   Section 5.3.  Book-Entry Certificates........................................................................142
   Section 5.4.  Mutilated, Destroyed, Lost or Stolen Certificates..............................................143
   Section 5.5.  Appointment of Paying Agent....................................................................144
   Section 5.6.  Access to Certificateholders'Names and Addresses...............................................144
   Section 5.7.  Actions of Certificateholders..................................................................144
   Section 5.8.  Purchase Option of Class O Certificateholders and the Special Servicer.........................145

ARTICLE VI.  THE DEPOSITOR, THE SERVICER AND THE SPECIAL
                 SERVICER.......................................................................................145

   Section 6.1.  Liability of the Depositor, the Master Servicer and the Special Servicer.......................145
   Section 6.2.  Merger or Consolidation of the Master Servicer and Special Servicer............................146
   Section 6.3.  Limitation on Liability of the Depositor, the Master Servicer and Others.......................146
   Section 6.4.  Limitation on Resignation of the Master Servicer and of the Special Servicer...................147
   Section 6.5.  Rights of the Depositor and the Trustee in Respect of the Master Servicer and the
                 Special Servicer...............................................................................148

ARTICLE VII  DEFAULT............................................................................................149

   Section 7.1.  Events of Default..............................................................................149
   Section 7.2.  Trustee to Act; Appointment of Successor.......................................................151
   Section 7.3.  Notification to Certificateholders.............................................................152
   Section 7.4.  Other Remedies of Trustee......................................................................152
   Section 7.5.  Waiver of Past Events of Default; Termination..................................................153

ARTICLE VIII.  CONCERNING THE TRUSTEE...........................................................................153

   Section 8.1.  Duties of Trustee..............................................................................153
   Section 8.2.  Certain Matters Affecting the Trustee..........................................................155
   Section 8.3.  Trustee Not Liable for Certificates or Mortgage Loans..........................................156
   Section 8.4.  Trustee May Own Certificates...................................................................158
   Section 8.5.  Payment of Trustee's Fees and Expenses; Indemnification........................................158
   Section 8.6.  Eligibility Requirements for Trustee...........................................................160
   Section 8.7.  Resignation and Removal of the Trustee.........................................................160
   Section 8.8.  Successor Trustee..............................................................................161
   Section 8.9.  Merger or Consolidation of Trustee.............................................................161
   Section 8.10. Appointment of Co-Trustee or Separate Trustee..................................................162
   Section 8.11. Authenticating Agent...........................................................................163
   Section 8.12. Appointment of Custodians......................................................................164

                                      -ii-

ARTICLE IX.  TERMINATION........................................................................................164

   Section 9.1.  Termination....................................................................................164
   Section 9.2.  Additional Termination Requirements............................................................167

ARTICLE X.  MISCELLANEOUS PROVISIONS............................................................................168

   Section 10.1. Counterparts...................................................................................168
   Section 10.2. Limitation on Rights of Certificateholders.....................................................168
   Section 10.3. Governing Law..................................................................................169
   Section 10.4. Notices........................................................................................169
   Section 10.5. Severability of Provisions.....................................................................172
   Section 10.6. Notice to the Depositor and Each Rating Agency.................................................172
   Section 10.7. Amendment......................................................................................173
   Section 10.8. Confirmation of Intent.........................................................................175


                             EXHIBITS

Exhibit A-1            Form of Class A-1 Certificate
Exhibit A-2            Form of Class A-2 Certificate
Exhibit A-3            Form of Class A-EC1 Certificate
Exhibit A-4            Form of Class A-EC2 Certificate
Exhibit A-5            Form of Class B Certificate
Exhibit A-6            Form of Class C Certificate
Exhibit A-7            Form of Class D Certificate
Exhibit A-8            Form of Class E Certificate
Exhibit A-9            Form of Class F Certificate
Exhibit A-10           Form of Class G Certificate
Exhibit A-11           Form of Class H Certificate
Exhibit A-12           Form of Class J Certificate
Exhibit A-13           Form of Class K Certificate
Exhibit A-14           Form of Class L Certificate
Exhibit A-15           Form of Class M Certificate
Exhibit A-16           Form of Class N Certificate
Exhibit A-17           Form of Class O Certificate
Exhibit A-18           Form of Class R-I Certificate
Exhibit A-19           Form of Class R-II Certificate
Exhibit A-20           Form of Class R-III Certificate
Exhibit B              Mortgage Loan Schedule
Exhibit C-1            Form of Transferee Affidavit
Exhibit C-2            Form of Transferor Letter
Exhibit D              Form of Investment Representation Letters
Exhibit E              Form of Request for Release
Exhibit F              Intentionally Omitted
Exhibit G-1            Form of Mortgage Loan Purchase and Sale Agreement I
Exhibit G-2            Form of Mortgage Loan Purchase and Sale Agreement II
Exhibit H              Intentionally Omitted
Exhibit I              Form of Statement to the Certificateholders
Exhibit J              Form of Comparative Financial Status Report
Exhibit K              Form of Delinquent Loan Status Report
Exhibit L              Form of Historical Loan Modification Report
Exhibit M              Form of Historical Loss Estimate Report
Exhibit N              Form of REO Status Report
Exhibit O              Form of Watch List Report
Exhibit P              Form of Operating Statement Analysis Report
Exhibit Q              Form of NOI Adjustment Worksheet
Exhibit R              Interest Reserve Loans

     Pooling and Servicing Agreement, dated as of July 1, 1999 among Prudential Securities Secured Financing Corporation, as Depositor, National Realty Funding L.C., as Master Servicer, National Realty Funding L.C., as Special Servicer and The Chase Manhattan Bank, as Trustee and Custodian.

                              PRELIMINARY STATEMENT

     Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof.

     The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans. As provided herein, the Trustee will elect that the Trust Fund be treated for federal income tax purposes as three separate real estate mortgage investment conduits (each a "REMIC" or, in the alternative, the "Lower-Tier REMIC," the "Middle-Tier REMIC" and the "Upper-Tier REMIC," respectively). The Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates constitute "regular interests" in the Upper-Tier REMIC and the Class R-I Certificates are the sole Class of "residual interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions. The Class R-II Certificates are the sole Class of "residual interest" in the Middle-Tier REMIC for purposes of the REMIC Provisions. There are sixteen classes of uncertificated Middle-Tier Regular Interests issued under this Agreement (Classes A-1-M, A-2-M, M-IO, B-M, C-M, D-M, E-M, F-M, G-M, H-M, J-M, K-M, L-M, M-M, N-M and O-M), each of which will constitute a regular interest in the Middle-Tier REMIC. The Class R-III Certificates are the sole Class of "residual interest" in the Lower-Tier REMIC for purposes of the REMIC Provisions. There are also fifteen classes of uncertificated Lower-Tier Regular Interests issued under this Agreement (the Class A-1-L, Class A-2-L, Class B-L, Class C-L, Class D-L, Class E-L, Class F-L, Class G-L, Class H-L, Class J-L, Class K-L, Class L-L, Class M-L, Class N-L, and Class O-L Interests), each of which will constitute a regular interest in the Lower-Tier REMIC. All such Middle-Tier Regular Interests will be held by the Trustee as assets of the Upper-Tier REMIC, and all such Lower-Tier Regular Interests will be held by the Trustee as assets of the Middle-Tier REMIC.

                  The following table sets forth the designation and aggregate initial Certificate Balance (or, with respect to the Class A-EC1 and Class A-EC2 Certificates, the Class Notional Balance) for each Class of Certificates comprising interests in the Upper-Tier REMIC:

                                            Certificate Balance or
        Class                                   Notional Balance
        -----                                   ----------------

       Class A-1                                  $229,000,000
       Class A-2                                   396,880,000
       Class A-EC1(1)                              869,289,765
       Class A-EC2(1)                               97,798,765
       Class B                                      41,293,000
       Class C                                      45,639,000

       Class D                                      13,040,000
       Class E                                      30,426,000
       Class F                                      15,213,000
       Class G                                      15,213,000
       Class H                                      19,559,000
       Class J                                       6,520,000
       Class K                                       6,520,000
       Class L                                      17,386,000
       Class M                                       4,347,000
       Class N                                       8,693,000
       Class O                                      19,560,765

(1) The Class A-EC1 Certificates and the Class A-EC2 Certificates are interest-only certificates and accordingly will not receive principal distributions. The Class A-EC1 Certificates have an initial Class A-EC1 Notional Balance in the amount indicated. The Class A-EC2 Certificates have an initial Class A-EC2 Notional Balance in the amount indicated.

     The initial Certificate Balance of each of the Class R-I, Class R-II and Class R-III Certificates will be zero. The Certificate Balance of any Class of Certificates outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund.

     As of the Cut-off Date, the Mortgage Loans have an aggregate Scheduled Principal Balance equal to $869,289,765.

     In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer and the Trustee agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     Section 1.1. Defined Terms.

     Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

     "Advance": Any P&I Advance or Property Advance.

     "Advance Interest Amount": The sum for all Mortgage Loans as to which any Advance remains unreimbursed of interest at the related Advance Rate on the amount of any Advances for which the Master Servicer or the Trustee, as applicable, has not been paid or reimbursed for the number of days from the date on which such Advance was made or, if interest has been previously paid on such Advance, from the date on which interest was last paid, through the date of payment or reimbursement of the related Advance (which in no event shall be later than the Determination Date following the date on which funds are available to reimburse such Advance with interest thereon at the Advance Rate).

     "Advance Rate": A per annum rate equal to the Prime Rate (as published in The Wall Street Journal, or, if The Wall Street Journal is no longer published, The New York Times, from time to time).

     "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled by" have meanings correlative to the foregoing. The Trustee may obtain and rely on an Officer's Certificate of the Master Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

     "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

     "Annual Debt Service": For any Mortgage Loan, the current annual debt service (including interest allocable to payment of the Servicing Fee) payable with respect to such Mortgage Loan during the 12-month period commencing on the Cut-off Date (assuming no principal prepayments occur).

     "Anticipated Repayment Date": The date specified in the definition of ARD Loan after which the interest rate on an ARD Loan will increase.

     "Anticipated Termination Date": Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.1(c),
9.1 (d) or 9.1 (e).

     "Applicable Monthly Payment": As defined in Section 4.6(a).

     "Applicant": As defined in Section 5.6(a).

     "Appraisal": An appraisal prepared by an Independent state certified appraiser in compliance with the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute and the Uniform Standards of Professional Practice as adopted by the Appraisal Standards Board of the Appraisal Foundation and accepted and incorporated into FIRREA.

     "Appraisal Reduction": For any Distribution Date and for any Mortgage Loan as to which an Appraisal Reduction Event has occurred, an amount equal to the excess, if any, of (a) the outstanding Scheduled Principal Balance of such Mortgage Loan over (b) the excess of (i) 90% of the Appraised Value of the related Mortgaged Property as determined (A) by one or more Appraisals with respect to any Mortgage Loan with an outstanding Scheduled Principal Balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the Master Servicer or, if required by Section 3.22(b), the Trustee, as applicable, as a Property Advance), and (B) by an Appraisal or an internal valuation performed by the Special Servicer with respect to any Mortgage Loan with an outstanding Scheduled Principal Balance less than $2,000,000, over (ii) the sum of, as of the Due Date occurring in the month of such Distribution Date, (A) to the extent not previously advanced by the Master Servicer or the Trustee, as applicable, all unpaid interest on such Mortgage Loan at a per annum rate equal to its Mortgage Rate, (B) all unreimbursed Advances and interest thereon at the Advance Rate, and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums and ground rents and all other amounts due and unpaid with respect to such Mortgage Loan, net of any amounts currently escrowed for such amounts (which taxes, premiums, ground rents and other amounts have not been subject to an Advance by the Master Servicer or the Trustee, as applicable, or for which funds have not been escrowed); provided, however, that without limiting the Special Servicer's obligation to order and obtain such Appraisal, if the Special Servicer has not obtained the Appraisal or internal valuation referred to in clause (b)(i)(A) or (b)(i)(B) above by the date of the Appraisal Reduction Event, then the amount of the Appraisal Reduction shall be deemed to be an amount equal to 35% of the outstanding Scheduled Principal Balance of the related Mortgage Loan until the first Determination Date after receipt of the Appraisal. By the date of the Appraisal Reduction Event, the Special Servicer shall order and receive an Appraisal or internal valuation (the cost of which shall be paid as a Property Advance by the Master Servicer or, if required by
Section 3.22(b), the Trustee), which Appraisal or internal valuation shall be delivered by the Special Servicer to the Master Servicer, and the Master Servicer shall deliver such Appraisal or internal valuation to the Trustee, who shall deliver such Appraisal to the Paying Agent and each Holder of a Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificate within 15 days of receipt by the Master Servicer of such Appraisal from the Special Servicer. Notwithstanding the foregoing, the Special Servicer shall not be required to obtain an Appraisal or perform an internal valuation, as the case may be, with respect to a Mortgage Loan which is the subject of an Appraisal Reduction Event if the Special Servicer has obtained an Appraisal with respect to the related Mortgaged Property within the 12-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the Special Servicer may use such prior Appraisal in calculating any Appraisal Reduction with respect to such Mortgage Loan.

     On the first Determination Date occurring on or after the receipt by Special Servicer of an Appraisal or internal valuation obtained in connection with the foregoing paragraph, the Special Servicer will calculate and report to the Master Servicer, and the Master Servicer will report to the Trustee on or prior to the third Business Day prior to the related Distribution Date, the Appraisal Reduction to take into account such Appraisal.

     Appraisal Reductions will be determined based on the Appraisals or internal valuations described above. Notwithstanding the foregoing, the Directing Certificateholder shall have the right, at any time within six months of the date of its receipt of any Appraisal or internal valuation of any Mortgaged Property required to be obtained pursuant to the immediately preceding paragraph, to require that the Special Servicer obtain a new Appraisal of such Mortgaged Property in accordance with FIRREA standards from a state certified appraiser chosen by the Special Servicer, the cost of which shall be paid by the Controlling Class Certificateholders without right of reimbursement; provided, however, that the Special Servicer shall not be required to obtain any such Appraisal unless the Special Servicer shall have received reasonable assurance of payment of the costs of such appraisal and of any expenses related thereto. Upon receipt of the Appraisal obtained pursuant to the immediately preceding sentence, the Special Servicer shall redetermine and report in writing to the Servicer, the Trustee and the Directing Certificateholder the amount of the Appraisal Reduction with respect to such Mortgage

Loan, and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan.

     With respect to each Mortgage Loan as to which an Appraisal Reduction Event has occurred and which has remained current for twelve consecutive Monthly Payments (for such purposes taking into account any amendment or modification of such Mortgage Loan), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Special Servicer may within 30 days before the date of such twelfth Monthly Payment, order an Appraisal (which may be an update of a prior Appraisal) or, with respect to any Mortgage Loan with an outstanding Scheduled Principal Balance less than $2,000,000, perform an internal valuation or obtain an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Master Servicer or, if required by Section 3.22(b), the Trustee as a Property Advance recoverable from the Trust Fund. Based upon such Appraisal or internal valuation, the Special Servicer shall redetermine and report to the Trustee the amount of the Appraisal Reduction with respect to such Mortgage Loan, and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan.

     Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date such Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.

     "Appraisal Reduction Event": With respect to any Mortgage Loan, the earliest of (i) the third anniversary of the date on which the first extension of the maturity date of such Mortgage Loan becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer pursuant to the terms hereof, which extension does not decrease the aggregate amount of Monthly Payments on the Mortgage Loan, (ii) 120 days after an uncured delinquency (without regard to the application of any grace period) occurs in respect of such Mortgage Loan, (iii) the date on which a reduction in the amount of Monthly Payments on such Mortgage Loan, or a change in any other material economic term of such Mortgage Loan (other than an extension of its maturity date), becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, (iv) 60 days after a receiver has been appointed, (v) 60 days after a Borrower declares bankruptcy, or an involuntary bankruptcy petition is filed against a Borrower, or (vi) immediately after a Mortgage Loan becomes an REO Loan; provided, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Certificates (other than the Class A-1 Certificates, the Class A-2 Certificates and Class A-EC1 Certificates) has been reduced to zero. The Special Servicer shall notify the Master Servicer promptly upon the occurrence of any of the foregoing events.

     "Appraised Value": For each of the Mortgaged Properties, the appraised value of such property as determined by an Appraisal thereof, made not more than one year prior to the origination date of the related Mortgage Loan.

     "ARD Loan": A Mortgage Loan, designated as such on the Mortgage Loan Schedule, that provides that if not prepaid on or prior to a specified date, (a) the principal balance thereof will thereafter bear interest at an increased fixed rate of interest, which increased interest will be deferred, and (b) all or a substantial portion of the related excess cash flow generated from the related Mortgaged Property will be applied towards the prepayment of such Mortgage Loan.

     "Asset Status Report": As defined in Section 3.19.

     "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered by the Borrower, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

     "Assignment of Mortgage": An assignment of mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the related Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording; provided, however, that none of the Trustee, the Custodian, the Special Servicer or the Master Servicer shall be responsible for determining whether any assignment is legally sufficient or in recordable form.

     "Assumed Scheduled Payment": With respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Mortgage Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on a Due Date that falls on or after the date on which such Balloon Payment was due, based on the original amortization schedule thereof, assuming such Balloon Payment had not become due, after giving effect to any modification, and (b) interest at the applicable Net Mortgage Rate on the principal balance that would have remained on such Mortgage Loan after giving effect to deemed principal payments pursuant to clause (a) hereof on prior Due Dates.

     "Assumption Fees": Any fees collected by the Master Servicer or the Special Servicer, as applicable, in connection with an assumption or modification of a Mortgage Loan or substitution of a Borrower thereunder permitted to be executed under the provisions of Section 3.1, Section 3.9 or Section 3.10.

     "Authenticating Agent": Any authenticating agent appointed by the Trustee pursuant to Section 8.11.

     "Available Funds": For each Distribution Date, the sum of all previously undistributed Monthly Payments or other receipts on account of principal of and interest on or in respect of the Mortgage Loans (including Unscheduled Payments and any Net REO Proceeds transferred from an REO Account to the Collection Account pursuant to Section 3.17(b)) received by the Master Servicer in the Collection Period relating to such Distribution Date, plus all other amounts received by the Master Servicer during such Collection Period and required to be placed in the Collection Account by the Master Servicer pursuant to Section 3.5(a) allocable to such Mortgage Loans, and including all P&I Advances made by the Master Servicer or the Trustee in respect of such Distribution Date and deposits made by the Master Servicer pursuant to Section
3.25 with respect to such Distribution Date, but excluding the following:

     (a) amounts permitted to be used to reimburse the Master Servicer or the Trustee for previously unreimbursed Advances and interest thereon as described in Section 3.6(ii) and (iii);

     (b) those portions of each payment of interest that represent the applicable Servicing Compensation;

     (c) all amounts in the nature of late fees, late payment charges and similar fees, "insufficient funds" check charges, loan modification fees, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, Assumption Fees, Financial Lease and Reporting Fees and similar fees;

     (d) all amounts representing scheduled Monthly Payments due after the Due Date in the related Collection Period (such amounts to be treated as received on the Due Date when due);

     (e) that portion of Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds with respect to a Mortgage Loan which represents any unpaid Servicing Compensation to which the Master Servicer or the Special Servicer is entitled;

     (f) all amounts representing certain expenses reimbursable to the Master Servicer, the Special Servicer or the Trustee and other amounts permitted to be retained by the Master Servicer or the Special Servicer, as applicable or withdrawn by the Master Servicer from the Collection Account (including, without limitation, as provided in Section 3.6) pursuant to the terms hereof;

     (g) Prepayment Premiums, Yield Maintenance Charges and Excess Interest received in the related Collection Period;

     (h) any interest or investment income on funds on deposit in the Collection Account or in Permitted Investments in which such fund may be invested; and

     (i) Default Interest received in the related Collection Period with respect to a Mortgage Loan.

     "Balloon Loan": Each Mortgage Loan that provides for monthly payments of principal based on an amortization schedule longer than its remaining term.

     "Balloon Payment": With respect to each Balloon Loan, the scheduled payment of principal and interest due on the Maturity Date of such Mortgage Loan which, pursuant to the related Note, is equal to the entire remaining principal balance of such Mortgage Loan, plus accrued interest thereon.

     "Base Interest Fraction": With respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Certificates, a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the yield rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that under no circumstances shall the Base Interest Fraction be greater than one. If such yield rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal zero.

     "Borrower": With respect to each Mortgage Loan, any obligor on any related Note.

     "Book-Entry Certificate": Any Certificate registered in the name of the Securities Depository or its nominee.

     "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in the States of New York, Texas or Missouri are authorized or obligated by law, executive order or governmental decree to be closed.

     "Cash Deposit": An amount equal to all cash payments of principal and interest, Prepayment Premiums and Yield Maintenance Charges received by the Transferor in respect of the Mortgage Loans prior to or on the Closing Date which are due after the Cut-off Date, which amount is to be deposited with the Trustee by the Depositor pursuant to Section 2.1.

     "Certificate": Any Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II or Class R-III Certificate issued, authenticated and delivered hereunder.

     "Certificate Balance": With respect to any Class of Regular Certificates (other than the Class A-EC1 and Class A-EC2 Certificates) (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class, as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates on the Distribution Date immediately prior to such date of determination, after application of the distributions and Realized Losses made thereon on such prior Distribution Date; with respect to any Middle-Tier Regular Interest (other than the Class M-IO Interest), (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of the related Class of Certificates as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Middle-Tier Regular Interest on the Distribution Date immediately prior to such date of determination, after application of the distributions and Realized Losses made thereon on such prior Distribution Date; and with respect to any Lower-Tier Regular Interest, (a) on or prior to the first Distribution Date, an amount equal to the Certificate Balance of the Related Certificates, and (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Lower-Tier Regular Interest on the Distribution Date immediately prior to such date of determination, after application of distributions in respect of principal and Realized Losses made thereon on such prior Distribution Date. The Class M-IO Interests and the Class A-EC1 Certificates and Class A-EC2 Certificates have no Certificate Balances but instead have Notional Balances.

     "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Securities Depository or on the books of a Securities Depository Participant or on the books of an indirect participating brokerage firm for which a Securities Depository Participant acts as agent.

     "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.2(a).

     "Certificateholder": A Person whose name is registered in the Certificate Register; provided, however, that any Certificate held or beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, a Manager or a Borrower or any Person actually known to a Responsible Officer of the Certificate Registrar to be an Affiliate of any thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any consent has been obtained (unless such consent is to an action which would materially adversely affect in any material respect the interests of the Certificateholders of any Class, while the Master Servicer or any Affiliate thereof is the holder of Certificates aggregating not less than 66-2/3% of the Percentage Interest of any such Class). All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Securities Depository and the Securities Depository Participants, except as otherwise specified herein.

     "Class": With respect to Certificates, Middle-Tier Regular Interests or Lower-Tier Regular Interests, all of the Certificates, Middle-Tier Regular Interests or Lower-Tier Regular Interests bearing the same alphabetical and numerical Class designation.

     "Class A-1 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-1 hereto.

     "Class A-1 Pass-Through Rate": A per annum rate equal to 6.955%; provided that the Class A-1 Pass-Through Rate shall not exceed the Weighted Average Net Mortgage Rate.

     "Class A-2 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-2 hereto.

     "Class A-2 Pass-Through Rate": A per annum rate equal to 7.193%; provided that the Class A-2 Pass-Through Rate shall not exceed the Weighted Average Net Mortgage Rate.

     "Class A-EC1 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-3 hereto.

     "Class A-EC1 Interest Amount": With respect to any Distribution Date, an amount equal to the sum of (i) the excess of (a) the products of the Middle-Tier Pass-Through Rates of the Class A-1-M Interest, the Class A-2-M Interest, the Class B-M Interest, the Class C-M Interest, the Class D-M Interest, the Class E-M Interest and the Class F-M Interest, and their respective Certificate Balances over (b) the products of the Pass-Through Rates of the Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Certificates and their respective Certificate Balances, and (ii) the Class M-IO Interest Amount.

     "Class A-EC1 Notional Balance": As of any date of determination, an amount equal to the sum of the Certificate Balances of the Class A-1 Certificates, the Class A-2 Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates and the Class O Certificates.

     "Class A-EC1 Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to the rate that, when multiplied by the Class A-EC1 Notional Balance, equals the Class A-EC1 Interest Amount.

     "Class A-EC2 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-4 hereto.

     "Class A-EC2 Interest Amount": With respect to any Distribution Date, an amount equal to the Class A-EC2 Pass-Through Rate multiplied by the Class A-EC2 Notional Balance. The Class A-EC2 Interest Amount represents a portion of the interest payments on the Class G-M, Class H-M, Class J-M, Class K-M, Class L-M, Class M-M, Class N-M and Class O-M Interests, and is equal to the excess, if any, of the amount of interest distributable in respect of such Classes pursuant to Section 4.1(b)(I)(i) hereof, over the sum of the Pass-Through Rates of the Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates multiplied by their respective Certificate Balances.

     "Class A-EC2 Notional Balance": As of any date of determination, an amount equal to the sum of the Certificate Balances of the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates and the Class O Certificates.

     "Class A-EC2 Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to the excess of (i) the weighted average of the Middle-Tier Pass-Through Rates of the Class G-M, Class H-M, Class J-M, Class K-M, Class L-M, Class M-M, Class N-M, and Class O-M Interests, weighted on the basis of their respective Certificate Balances, over (ii) the weighted average of the Pass-Through Rates of the Class G, Class H, Class J, Class K, Class L, Class M Certificates, Class N Certificates and Class O Certificates, weighted on the basis of their respective principal balances.

     "Class A-1-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.1.

     "Class A-2-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.1.

     "Class A-1-M Interest": A regular interest in the Middle-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.1.

     "Class A-2-M Interest": A regular interest in the Middle-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.1.

     "Class B Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-5 hereto.

     "Class B Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Rate (i.e., for the first Interest Accrual Period, 7.741% per annum), less 0.223%.

     "Class B-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class B-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class C Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-6 hereto.

     "Class C Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Rate (i.e., for the first Interest Accrual Period, 7.741% per annum), less 0.026%.

     "Class C-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class C-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class D Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-7 hereto.

     "Class D Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Rate (i.e., for the first Interest Accrual Period, 7.741% per annum).

     "Class D-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class D-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class E Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-8 hereto.

     "Class E Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Rate (i.e., for the first Interest Accrual Period, 7.741% per annum).

     "Class E-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class E-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class F Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-9 hereto.

     "Class F Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Rate (i.e., for the first Interest Accrual Period, 7.741% per annum).

     "Class F-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class F-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class G Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-10 hereto.

     "Class G Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to 6.755%; provided that the Class G Pass-Through Rate shall not exceed the Weighted Average Net Mortgage Rate.

     "Class G-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class G-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class H Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-11 hereto.

     "Class H Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to 6.755%; provided that the Class H Pass-Through Rate shall not exceed the Weighted Average Net Mortgage Rate.

     "Class H-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class H-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class Interest Distribution Amount": With respect to any Distribution Date and any of the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates, interest for the related Interest Accrual Period at the applicable Pass-Through Rate for such Class of Certificates on the Certificate Balance of such Class. With respect to any Distribution Date and the Class A-EC1 Certificates, the Class A-EC1 Interest Amount. With respect to any Distribution Date and the Class A-EC2 Certificates, the Class A-EC2 Interest Amount. For purposes of determining any Class Interest Distribution Amount, any distributions in reduction of Certificate Balance, any reductions of Certificate Balance (and any resulting reductions in Notional Balance) as a result of allocations of Appraisal Reductions and Realized Losses on the Distribution Date occurring in such Interest Accrual Period shall be deemed to have been made as of the first day of such Interest Accrual Period. Notwithstanding the foregoing, the Class Interest Distribution Amount for each Class of Certificates otherwise calculated as described above shall be reduced by such Class' pro rata share of any Uncovered Prepayment Interest Shortfall for such Distribution Date (pro rata according to each respective Class' Class Interest Distribution Amount determined without regard to this sentence).

     "Class Interest Shortfall": On any Distribution Date for any Class of Certificates, the excess, if any, of the Class Interest Distribution Amount for such Class over the amount of interest actually distributed in respect of such Class Interest Distribution Amount to the Holders of such Certificates pursuant to Section 4.1(c) on such Distribution Date.

     "Class J Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-12 hereto.

     "Class J Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to 6.755%; provided that the Class J Pass-Through Rate shall not exceed the Weighted Average Net Mortgage Rate.

     "Class J-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class J-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class K Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-13 hereto.

     "Class K Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to 6.755%; provided that the Class K Pass-Through Rate shall not exceed the Weighted Average Net Mortgage Rate.

     "Class K-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class K-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class L Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-14 hereto.

     "Class L Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to 6.755%; provided that the Class L Pass-Through Rate shall not exceed the Weighted Average Net Mortgage Rate.

     "Class L-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class L-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class M Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-15 hereto.

     "Class M-IO Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class M-IO Interest Amount": With respect to any Distribution Date, an amount equal to the excess, if any, of the interest at the Lower-Tier Pass-Through Rate on each of the Class G-L, Class H-L, Class J-L, Class K-L, Class L-L, Class M-L, Class N-L and Class O-L Interests' Certificate Balances over the sum of the products of the Middle-Tier Pass-Through Rates for each of the Class G-M, Class H-M, Class J-M, Class K-M, Class L-M, Class M-M, Class N-M and Class O-M Interests' and their respective Certificate Balances.

     "Class M-IO Notional Balance": As of any date of determination, an amount equal to the sum of the Certificate Balances of the Class G-L, Class H-L, Class J-L, Class K-L, Class L-L, Class M-L, Class N-L and Class O-L Interests (which amounts correspond the Certificate Balances of the Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates on such date of determination).

     "Class M Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to 6.755%; provided that the Class M Pass-Through Rate shall not exceed the Weighted Average Net Mortgage Rate.

     "Class M-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class M-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class N Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-16 hereto.

     "Class N Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to 6.755%; provided that the Class G Pass-Through Rate shall not exceed the Weighted Average Net Mortgage Rate.

     "Class N-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class N-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class O Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-17 hereto.

     "Class O Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to 6.755%; provided that the Class O Pass-Through Rate shall not exceed the Weighted Average Net Mortgage Rate.

     "Class O-M Interest": A regular interest in the Middle-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

     "Class R-I Certificate": Any Certificate executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-18 hereto. The Class R-I Certificates have no Pass-Through Rate or Certificate Balance.

     "Class R-II Certificate": Any Certificate executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-19 hereto. The Class R-II Certificates have no Pass-Through Rate or Certificate Balance.

     "Class R-III Certificate": Any Certificate executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-20 hereto. The Class R-III Certificates have no Pass-Through Rate or Certificate Balance.

     "Closing Date": On or about July 28, 1999.

     "Code": The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

     "Collection Account": The segregated account or accounts created and maintained by the Master Servicer pursuant to Section 3.5(a), which shall be entitled "The Chase Manhattan Bank, as Trustee, in trust for Holders of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1999-C2, Collection Account" and which shall be an Eligible Account.

     "Collection Period": With respect to any Distribution Date and any Mortgage Loan, the period beginning on the first day following the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in August 1999, on the day after the Cut-off Date) and ending on the Determination Date in the month in which such Distribution Date occurs.

     "Commission": The Securities and Exchange Commission of the United States of America.

     "Condemnation Proceeds": Any amount (other than Insurance Proceeds) received in connection with the taking of a Mortgaged Property by exercise of the power of eminent domain or condemnation.

     "Controlling Class": As of any date of determination, the most subordinate Class of Regular Certificates then outstanding that then has an aggregate Certificate Balance at least equal to (a) 25% of the initial Certificate Balance of such Class, in the case of the Class O Certificates, or (b) 50% of the initial Certificate Balance of such Class, in the case of any other

Class of Subordinated Certificates, or (c) if no such Class exists, the most subordinate Class then outstanding. As of the Closing Date, the Controlling Class will be the Class O Certificates.

     "Controlling Class Certificateholders": Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as certified by the Certificate Registrar to the Trustee from time to time by such Holder (or Certificate Owner).

     "Corporate Trust Office" The principal office of the Trustee located at 450
W. 33rd Street, 14th Floor, New York, NY 10001-2697, Attention: Capital Markets Fiduciary Services (CMBS), or the principal trust office of any successor trustee qualified and appointed pursuant to Section 8.8.

     "Corrected Mortgage Loan": Any Specially Serviced Mortgage Loan that has become current and remained current (through workout by the Special Servicer or otherwise) for three consecutive Monthly Payments (for such purposes taking into account any modification or amendment of such Mortgage Loan) and (provided that no additional default is foreseeable in the reasonable judgment of the Special Servicer) as to which the Special Servicer has returned servicing of such Mortgage Loan to the Master Servicer pursuant to Section 3.24.

     "Custodian": Any Custodian appointed pursuant to Section 8.12. The Custodian may (but need not) be the Trustee or the Master Servicer or any Affiliate of the Trustee or the Master Servicer, but may not be the Depositor or any Affiliate of the Depositor. The Custodian will initially be The Chase Manhattan Bank.

     "Cut-off Date": July 1, 1999.

     "Debt Service Coverage Ratio": With respect to any Mortgage Loan, (a) the Underwritten Cash Flow for the related Mortgaged Property, divided by (b) the Annual Debt Service for such Mortgage Loan.

     "Default Interest": With respect to any Mortgage Loan, interest accrued on such Mortgage Loan at the excess of the Default Rate over the Mortgage Rate.

     "Default Rate": With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan following any event of default on such Mortgage Loan, including a default in the payment of a Monthly Payment or a Balloon Payment, as such rate is set forth in the Mortgage Loan Schedule.

     "Definitive Certificate": As defined in Section 5.3(a).

     "Depositor": Prudential Securities Secured Financing Corporation, a Delaware corporation, and its successors and assigns.

     "Determination Date": The 11th day of any month, or if such 11th day is not a Business Day, the Business Day immediately following such 11th day, commencing on August 11, 1999.

     "Directing Certificateholder": The Controlling Class Certificateholder selected by the Holders of more than 50% of the Percentage Interests in the Controlling Class, by Certificate Balance, as certified by the Certificate Registrar from time to time; provided, however, that (i) absent such selection,
(ii) until a Directing Certificateholder is so selected or (iii) upon receipt by the Trustee of a notice from the Holders of more than 50% of the Percentage Interests in the Controlling Class, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class will be the Directing Certificateholder.

     "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(h)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers or any use of such REO Property in a trade or business conducted by the Trust Fund other than through an Independent Contractor; provided, however, that the Master Servicer, on behalf of the Trust Fund (or the Special Servicer on behalf of the Trust Fund), shall not be considered to Directly Operate an REO Property solely because the Master Servicer, on behalf of the Trust Fund (or the Special Servicer on behalf of the Trust Fund), establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

     "Disposition Fee": With respect to any Specially Serviced Mortgage Loan or REO Property which is sold or transferred or otherwise liquidated, an amount equal to the product of (i) the excess, if any of (a) the Liquidation Proceeds of such Specially Serviced Mortgage Loan or REO Property minus (b) any broker's commission and related brokerage referral fees, times (ii) 1.0%.

     "Disqualified Non-U.S. Person": With respect to a Class R-I, Class R-II or Class R-III Certificate, any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R-I, Class R-II or Class R-III Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form 4224 or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an Opinion of Counsel to the effect that the transfer of the Class R-I, Class R-II or Class R-III Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R-I, Class R-II or Class R-III Certificate will not be disregarded for federal income tax purposes.

     "Disqualified Organization": Either (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code
Section 860E(c)(1)) with respect to the Class R-I or Class

R-II Certificates (except certain farmers' cooperatives described in Code
Section 521), (d) rural electric and telephone cooperatives described in Code
Section 1381(a)(2), or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause the Upper-Tier REMIC, Middle-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States," "State" and "International Organization" shall have the meanings set forth in Code Section 7701 or successor provisions.

     "Distribution Account": The segregated account or accounts created and maintained as a separate trust account or accounts by the Trustee pursuant to
Section 3.5(c), which shall be entitled "[Name of Trustee], as Trustee, in trust for Holders of Prudential Securities Secured Financing Corporation Commercial Mortgage Pass-Through Certificates, Series 1999-C2 Distribution Account" and which shall be an Eligible Account.

     "Distribution Date": Subject to the following proviso, the 15th day of any month, or if such 15th day is not a Business Day, the Business Day immediately following such 15th day; provided, however, that no Distribution Date will fall on a date that is fewer than four Business Days after the related Determination Date, commencing in August 1999.

     "Due Date": With respect to any Collection Period, the first day of the month on which scheduled payments are due on any Mortgage Loan (without regard to grace periods).

     "Early Termination Notice Date": Any date as of which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1.0% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

     "Eligible Account": Either (i) a segregated account or accounts maintained with a federally or state-chartered depository institution or trust company, (a) with respect to accounts in which deposits in excess of 30 days are to be made, the long term unsecured debt obligations of which (or of such institution's parent holding company) are assigned a rating by each Rating Agency that is greater than or equal to the greater of the rating then assigned to the Class of Certificates outstanding at the time of any deposit therein which has the highest rating then assigned of any such outstanding Class and AA- by S&P and Aa2 by Moody's, and (b) with respect to accounts in which deposits of less than or equal to 30 days are to be made, the short term unsecured debt obligations of which (or of such institution's parent holding company) are assigned a rating by each Rating Agency that is greater than or equal to A-1+ by S&P and P-1 by Moody's, or (ii) a segregated trust account or accounts maintained with a federally or state-chartered depository institution or trust company acting in its fiduciary capacity, having, in either case, a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority and subject to regulations regarding fiduciary funds on deposit substantially similar to 12 CFR 9.10(b), or otherwise confirmed in writing by each of the Rating Agencies that the maintenance of such account, which may be an account maintained with the Trustee or the Master Servicer, shall not, in and of itself, result in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates. Eligible Accounts may bear interest.

     "Eligible Investor": (i) A Qualified Institutional Buyer that is purchasing Privately Placed Certificates for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A promulgated under the 1933 Act or (ii) with respect to Privately Placed Certificates other than the Class R-I, Class R-II and Class R-III Certificates, an Institutional Accredited Investor.

     "Environmental Report": With respect to each Mortgaged Property, the environmental site assessment, environmental transaction screen assessment or similar study or report delivered in connection with the purchase of the related Mortgage Loan from the Mortgage Loan Seller of such Mortgage Loan.

     "ERISA": The Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and any successor statute thereto.

     "Escrow Account": As defined in Section 3.4(b).

     "Escrow Payment": Any payment made by any Borrower to the Master Servicer for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments and similar items in respect of the related Mortgaged Property and the payment of the Financial and Lease Reporting Fee.

     "Event of Default": As defined in Section 7.1.

     "Excess Interest": With respect to each ARD Loan, interest accrued at the excess of the related Revised Rate over the related Mortgage Rate, and interest thereon at the Revised Rate, if any, except where limited by applicable law.

     "FDIC": The Federal Deposit Insurance Corporation, or any successor thereto.

     "FHLMC": The Federal Home Loan Mortgage Corporation, or any successor thereto.

     "Final Recovery Determination": With respect to any REO Mortgage Loan, Specially Serviced Mortgage Loan or Mortgage Loan subject to repurchase pursuant to Section 2.3(d) or 2.3(e), the recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of any related REO Property) which the Master Servicer, in its reasonable judgment as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Custodian, expects to be finally recoverable. The Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as Master Servicer hereunder and the transfer of such records to a successor master servicer and
(ii) five years following the termination of the Trust Fund.

     "Financial and Lease Reporting Fee": Any payment made by any Borrower under the related Note as a deposit to ensure that such Borrower furnishes to the mortgagee the required financial and leasing information on a timely basis during the term of the related Mortgage Loan.

     "Financial Market Publisher": Bloomberg Financial Service.

     "FIRREA": The Financial Institutions Reform, Recovery and Enforcement Act, as amended from time to time, and any successor statute thereto.

     "FNMA": The Federal National Mortgage Association, or any successor thereto.

     "Grantor Trust Assets": As defined in Section 2.2 hereof.

     "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory", "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

     "Holder": With respect to any Certificate, a Certificateholder; with respect to any Middle-Tier Regular Interest or Lower-Tier Regular Interest, the Trustee.

     "Indemnified Party": As defined in Section 8.5(c).

     "Independent": When used with respect to any specified Person, any other Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Manager, the Depositor, the Master Servicer, the Special Servicer, the Trustee, any Borrower or any Affiliate thereof, and (ii) is not connected with any such specified Person as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

     "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of
Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that the Trust Fund does not receive or derive any income from such Person and the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that the Master Servicer shall not be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (obtained at the expense of the Master Servicer) addressed to the Master Servicer and the Trustee has been delivered to the Trustee to the effect that the Master Servicer meets the requirements of such definition) or (ii) any other Person (including the Master Servicer) if the Master Servicer, on behalf of itself and the Trustee, has received an Opinion of Counsel (obtained at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized with respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

     "Individual Certificate": Any Certificate in definitive, fully registered form without interest coupons.

     "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the 1933 Act and which is not otherwise a Qualified Institutional Buyer.

     "Insurance Proceeds": Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan or the Mortgaged Property securing any Mortgage Loan (including any amounts paid by the Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.8), to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the related Mortgage or Note or other documents including in the related Mortgage File or in accordance with the Servicing Standard.

     "Interest Accrual Period": With respect to any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs. Interest for each Interest Accrual Period shall be calculated based on a 360-day year consisting of twelve 30-day months.

     "Interest Distribution Amount": With respect to any Lower-Tier Regular Interest or any Middle-Tier Regular Interest (other than the Class M-IO Interest) and any Distribution Date, interest for the related Interest Accrual Period at the Lower-Tier Pass-Through Rate or Middle-Tier Pass-Through Rate, as applicable, for such Interest Accrual Period on the Certificate Balance of such Lower-Tier Regular Interest or Middle-Tier Regular Interest, provided that, for such purpose, any distributions in reduction of the Certificate Balance and reductions of the Certificate Balance as a result of allocations of Realized Losses on the Distribution Date occurring in such Interest Accrual Period shall be deemed to have been made as of the first day of such Interest Accrual Period. With respect to the Class M-IO Interest and any Distribution Date, interest in an amount equal to the Class M-IO Interest Distribution Amount.

     "Interest Reserve Account" has the meaning set forth in Section 3.5.

     "Interest Reserve Loans" means the Mortgage Loans set forth on Exhibit R attached hereto.

     "Interest Shortfall": With respect to any Distribution Date for any Lower-Tier Regular Interest or any Middle-Tier Regular Interest, the excess, if any, of the Interest Distribution Amount of such Lower-Tier Regular Interest or such Middle-Tier Regular Interest on such Distribution Date over the amount actually distributed to such Lower-Tier Regular

Interest or Middle-Tier Regular Interest in respect of its Interest Distribution Amount on such Distribution Date.

     "Interested Person": As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Trustee, any Borrower, any Manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.17, or any Person known to a Responsible Officer of the Trustee to be an Affiliate of any of them.

     "Investment Account": As defined in Section 3.7(a).

     "Investment Representation Letter": As defined in Section 5.2(c)(i).

     "IRS": The Internal Revenue Service, or any successor thereto.

     "Liquidation Expenses": Expenses incurred by the Special Servicer and the Trustee in connection with the liquidation of any Specially Serviced Mortgage Loan or property acquired in respect thereof (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes) and any Property Protection Expenses incurred with respect to such Specially Serviced Mortgage Loan or such property not previously reimbursed from collections or other proceeds therefrom.

     "Liquidation Proceeds": The amount (other than Insurance Proceeds) received in connection with (i) the liquidation of a Specially Serviced Mortgage Loan through a trustee's sale, foreclosure sale or otherwise, (ii) the sale of a Specially Serviced Mortgage Loan or an REO Property in accordance with Section 3.18, (iii) the sale of a Mortgage Loan in accordance with Section 5.8 or (iv) the sale of all of the Mortgage Loans in accordance with Section 9.1.

     "Loan Agreement": With respect to any Mortgage Loan, the loan agreement, if any, between the Originator and the Borrower, pursuant to which such Mortgage Loan was made.

     "Loan Number": With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Master Servicer or any sub-servicer for the Master Servicer, as set forth in the Mortgage Loan Schedule.

     "Loan-to-Value Ratio": With respect to any Mortgage Loan, (a) the principal balance of such Mortgage Loan as of the Cut-off Date, divided by (b) the Appraised Value of the related Mortgaged Property.

     "Lower-Tier Pass-Through Rate": With respect to any Distribution Date and any Class of Lower-Tier Regular Interests, a per annum rate equal to the Weighted Average Net Mortgage Rate for the related Interest Accrual Period.

     "Lower-Tier Regular Interests": The Class A-1-L, Class A-2-L, Class B-L, Class C-L, Class D-L, Class E-L, Class F-L, Class G-L, Class H-L, Class J-L, Class K-L, Class L-L, Class M-L, Class N-L and Class O-L Interests.

     "Lower-Tier REMIC": A segregated asset pool including all of the assets set forth in the definition of "Trust Fund," including the Mortgage Loans (but excluding the rights to (i) Excess Interest in respect of any ARD Loan and (ii) Default Interest in respect of any Mortgage Loan), collections thereon (other than collections in respect of such excluded rights), any REO Property acquired in respect thereof and amounts held from time to time in the Collection Account, but excluding the assets included in the Middle-Tier REMIC or the Upper-Tier REMIC.

     "Management Agreement": With respect to any Mortgage Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

     "Manager": With respect to any Mortgage Loan, any property manager for the related Mortgaged Property.

     "Master Servicer": National Realty Funding L.C., a Missouri limited liability company, or its successor in interest, or any successor master servicer appointed as herein provided.

     "Master Servicer Mortgage File": With respect to any Mortgage Loan, all Mortgage Loan Documents related to such Mortgage Loan that are not required to be delivered to the Custodian pursuant to Section 2.1 or to be maintained as part of the Trustee Mortgage File, including without limitation:

     (i) a copy of the Management Agreement, if any, for the related Mortgaged Property;

     (ii) a copy of the related ground lease, as amended, if any, for such Mortgaged Property;

     (iii) any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing;

     (iv) copies of the related Appraisals, surveys, environmental reports, leases and other similar documents;

     (v) copies of all leases and subordination and non-disturbance agreements, and documents and instruments related thereto; and

     (vi) any other written agreements related to such Mortgage Loan.

     "Master Servicer Remittance Report": A report prepared by the Master Servicer, generally in accordance with The Commercial Real Estate Secondary Market and Securitization Association Standards, in electronic format or such media as may be agreed upon by the Master Servicer and the Trustee, delivered to the Trustee no later than three Business Days prior to the related Distribution Date, containing such information regarding the Mortgage Loans as will permit the Trustee to calculate the amounts to be distributed pursuant to Section 4.1 and to furnish statements to Certificateholders pursuant to Section 4.2 and containing such additional information as the Master Servicer and the Trustee may from time to time agree.

     "Maturity Date": With respect to each Mortgage Loan, the maturity date as set forth in the Mortgage Loan Schedule.

     "Middle-Tier Distribution Account": The segregated account or accounts created and maintained as a separate trust account or accounts by the Trustee pursuant to Section 3.5(b), which shall be entitled "[Name of Trustee], as Trustee, in trust for Holders of Prudential Securities Secured Financing Corporation Commercial Mortgage Pass-Through Certificates, Series 1999-C2 Middle-Tier Distribution Account" and which shall be an Eligible Account.

     "Middle-Tier Pass-Through Rate": With respect to any Distribution Date and any of the Class A-1-M, Class A-2-M, Class B-M, Class C-M, Class D-M, Class E-M, or Class F-M Interests, a per annum rate equal to the Weighted Average Net Mortgage Rate for the related Interest Accrual Period. With respect to any Distribution Date and any of the Class G-M, Class H-M, Class J-M, Class K-M, Class L-M, Class M-M, Class N-M or Class O-M Interests, a per annum rate equal to the lesser of (x) the Lower-Tier Pass-Through Rate for the related Lower-Tier Regular Interest or (y) the Pass-Through Rate for the related Class of Certificates plus 0.55%. With respect to any Distribution Date and the Class M-IO Interest, the per annum rate that when multiplied by the Class M-IO Notional Balance equals the Class M-IO Interest Amount.

     "Middle-Tier Regular Interests": The Class A-1-M, Class A-2-M, Class M-IO, Class B-M, Class C-M, Class D-M, Class E-M, Class F-M, Class G-M, Class H-M, Class J-M, Class K-M, Class L-M, Class M-M, Class N-M and Class O-M Interests.

     "Middle-Tier REMIC": A segregated asset pool within the Trust Fund which includes the Lower-Tier Regular Interests and the Middle-Tier Distribution Account.

     "MLPSA I Mortgage Loans": The Mortgage Loans sold pursuant to Mortgage Loan Purchase and Sale Agreement I.

     "MLPSA II Mortgage Loans": The Mortgage Loans sold pursuant to Mortgage Loan Purchase and Sale Agreement II.

     "Monthly Payment": With respect to any Mortgage Loan (other than any REO Mortgage Loan) and any Due Date, the scheduled monthly payment of principal and interest, excluding any Balloon Payment, on such Mortgage Loan which is payable by the related Borrower on such Due Date under the related Note (after giving effect to any extension or modification permitted hereunder). With respect to any REO Mortgage Loan, the monthly payment which would otherwise have been payable on such Due Date had the related Note not been discharged (after giving effect to any extension or other modification), determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

     "Moody's": Moody's Investors Service, Inc., and successors in interest.

     "Mortgage": The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing the related Note.

     "Mortgage File": With respect to any Mortgage Loan, the mortgage documents required to be maintained in the Trustee Mortgage File and the Master Servicer Mortgage File.

     "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.1 and from time to time held in the Trust Fund, such mortgage loans originally so transferred, assigned and held being identified on the Mortgage Loan Schedule as of the Cut-off Date. Such term shall include any REO Mortgage Loan.

     "Mortgage Loan Documents": All documents contained in the Trustee Mortgage File and the Master Servicer Mortgage File.

     "Mortgage Loan Purchase and Sale Agreement I": The Mortgage Loan Purchase and Sale Agreement, dated July 22, 1999, between the Depositor and the Transferor, substantially in the form attached hereto as Exhibit G-1.

     "Mortgage Loan Purchase and Sale Agreement II": The Mortgage Loan Purchase and Sale Agreement, dated July 22, 1999, between the Depositor and Greenwich Capital Financial Products, Inc., substantially in the form attached hereto as Exhibit G-2.

     "Mortgage Loan Purchase and Sale Agreements": Collectively, Mortgage Loan Purchase and Sale Agreement I and Mortgage Loan Purchase and Sale Agreement II.

     "Mortgage Loan Schedule": As of any date, the list of Mortgage Loans included in the Trust Fund on such date, such list as of the Closing Date being attached hereto as Exhibit B, which list shall set forth the aggregate number of Mortgage Loans and the following information with respect to each Mortgage Loan:

     (a) the Loan Number;

     (b) the property name of the related Mortgaged Property and the city and state where such Mortgaged Property is located;

     (c) the Monthly Payment in effect as of the Cut-off Date;

     (d) the Mortgage Rate, the Default Rate and the Servicing Fee Rate;

     (e) the Maturity Date;

     (f) the period over which scheduled principal payments on such Mortgage Loan would amortize the principal balance thereof;

     (g) the Debt Service Coverage Ratio and Loan-to-Value Ratio.

     (h) the Scheduled Principal Balance as of the Cut-off Date and, as applicable, the allocation of such balance to each related Mortgaged Property;

     (i) if applicable, the name of the Manager for the related Mortgaged Property;

     (j) whether such Mortgage Loan permits Non-Premium Prepayments;

     (k) a description of the Prepayment Premium payable with respect to such Mortgage Loan;

     (l) the Loan Number of any Mortgage Loan with which such Mortgage Loan is cross-collateralized or cross-defaulted;

     (m) whether such Mortgage Loan is secured by a fee simple interest or a leasehold interest in the related Mortgaged Property or both;

     (n) the property type of the Mortgaged Property securing such Mortgage
   Loan;

     (o) the Originator of such Mortgage Loan;

     (p) the Borrower name;

     (q) the original term to maturity;

     (r) the original principal amount of such Mortgage Loan;

     (s) the monthly date of payment of principal and interest; and

     (t) the initial monthly principal and interest payments.

     The Mortgage Loan Schedule shall also set forth the total of the amounts described under clause (c) and (h) above for all of the Mortgage Loans. The Mortgage Loan Schedule may be in the form of more than one list, collectively setting forth all of the information required.

     "Mortgage Loan Sellers": National Realty Finance L.C., a Missouri limited liability company, and its successors in interest, Greenwich Capital Financial Products, Inc., a Delaware corporation and Bridger Commercial Realty Finance LLC, a Missouri limited liability company, and its successors in interest.

     "Mortgage Rate": With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan (in the absence of a default or, with respect to any ARD Loan, in the absence of a failure to prepay such ARD Loan on or before its Anticipated Repayment Date), as set forth in the Mortgage Loan Schedule; provided, however, that if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then the Mortgage Rate of such Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued (exclusive of Default Interest or Excess Interest) in respect of such Mortgage Loan during such one-month period at the related

Mortgage Rate; and provided further that with respect to each Interest Reserve Loan, (i) the Mortgage Rate for the one month period preceding the Due Dates in both January and February in any year that is not a leap year and in February in any year that is a leap year, shall be determined net of any Withheld Amounts and (ii) the Mortgage Rate for the one month period preceding the Due Date in March of each year shall be determined taking into account the addition of the Withheld Amounts. The "Mortgage Rate" for purposes of calculating the Weighted Average Net Mortgage Rate shall be the Mortgage Rate of such Mortgage Loan without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction in interest or principal due to a modification of such Mortgage Loan.

     "Mortgaged Property": The underlying property securing a Mortgage Loan, including any REO Property, consisting of a fee simple or leasehold estate in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

     "Net Collections" means, with respect to any Corrected Mortgage Loan, an amount equal to all payments on account of interest and principal on such Mortgage Loan and all Prepayment Premiums, Yield Maintenance Charges and Excess Interest.

     "Net Liquidation Proceeds": The excess of Liquidation Proceeds received with respect to any Mortgage Loan over the amount of Liquidation Expenses incurred with respect thereto.

     "Net Mortgage Rate": With respect to any Mortgage Loan, the Mortgage Rate for such Mortgage Loan minus the related Servicing Fee Rate and the Trustee Rate, as such rates are set forth on the Mortgage Loan Schedule.

     "Net REO Proceeds": With respect to each REO Property, REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.17(b).

     "New Lease": Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund if the Trust Fund has the right to renegotiate the terms of such lease.

     "1933 Act": The Securities Act of 1933, as it may be amended from time to time.

     "1934 Act": The Securities Exchange Act of 1934, as it may be amended from time to time.

     "Non-Premium Prepayment": Any Principal Prepayment received that is not required to be accompanied by a Prepayment Premium or Yield Maintenance Charge.

     "Nonrecoverable Advance": Any portion of an Advance proposed to be made or previously made which has not been previously reimbursed to the Master Servicer or the Trustee, in its capacity as successor master servicer, as applicable, and which the Master Servicer or the

Trustee, in its capacity as successor master servicer, has determined, based on an Appraisal (which Appraisal shall have been conducted within the twelve months preceding any such determination) or, in the event that a Phase I or Phase II environmental report has been conducted which leads the Master Servicer or the Trustee, in its capacity as successor master servicer, to determine that foreclosing upon or otherwise obtaining title to the related Mortgaged Property would be prohibited in accordance with the provisions of Section 3.10(e), based on such environmental report, will not or, in the case of a proposed Advance, would not, be ultimately recoverable by the Master Servicer or the Trustee in its capacity as successor master servicer, as applicable, from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan. To the extent that any Borrower is not obligated under the related Mortgage Loan Documents to pay or reimburse any portion of any Advances that are outstanding with respect to the related Mortgage Loan as a result of a modification of such Mortgage Loan by the Special Servicer that forgives unpaid Monthly Payments or other amounts that the Master Servicer had previously advanced, and the Master Servicer or the Trustee, in its capacity as successor master servicer, determines that no other source of payment or reimbursement for such advances is available to it, such Advances shall be deemed to be nonrecoverable; provided, however, that in connection with the foregoing the Master Servicer or the Trustee shall provide an Officer's Certificate as described below. The determination by the Master Servicer or the Trustee, in its capacity as successor master servicer, as applicable, that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance shall be evidenced by a certificate of a Servicing Officer, Responsible Officer or Vice President or equivalent, as appropriate, delivered to the Trustee, the Special Servicer and the Depositor setting forth such determination and the procedures and considerations of the Master Servicer or the Trustee, as applicable, forming the basis of such determination (including a copy of the Appraisal or environmental report which was the basis for such determination). Notwithstanding the above, the Trustee shall be entitled to conclusively rely upon any determination by the Master Servicer that any Advance previously made is a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance.

     "Non-U.S. Person": A person that is not (1) a citizen or resident of the United States; (2) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate whose income from sources outside the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or (4) a trust subject to the control of a United States person and the primary supervision of a United States court.

     "Note": With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of the related Borrower or obligor under such Mortgage Loan, in each case, including any amendments or modifications, or any renewal or substitution notes, as of such date.

                  "Notice of Termination": Any of the notices given to the Trustee by any Holder of a Class R-III Certificate, the Master Servicer or the Depositor pursuant to Section 9.1(c), 9.1(d) or 9.1(e).

     "Notional Balance": The Class A-EC1 Notional Balance, the Class A-EC2 Notional Balance, or the Class M-IO Notional Balance.

     "Officer's Certificate": A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President (however denominated), the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries or any other officer of the Master Servicer or the Special Servicer, as applicable, customarily performing functions similar to those performed by any of the above designated officers and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Special Servicer or the Master Servicer, as the case may be.

     "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the Master Servicer, as the case may be, acceptable to the Trustee, except that any opinion of counsel relating to (a) qualification of the Upper-Tier REMIC, Middle-Tier REMIC or Lower-Tier REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of any REMIC, (b) compliance with the REMIC Provisions (including application of the definition of "Independent Contractor"), or (c) a resignation of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 6.4, must be an opinion of counsel who is Independent of the Depositor, the Special Servicer and the Master Servicer.

     "Originator": With respect to a Mortgage Loan, the originator of such Mortgage Loan, as identified in the Mortgage Loan Schedule.

     "OTS": The Office of Thrift Supervision, or any successor thereto.

     "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

     "P&I Advance": As to any Mortgage Loan, any advance made by the Master Servicer or the Trustee pursuant to Section 4.6(b)(iii).

     "Pass-Through Rate": Any one of the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Pass-Through Rates.

     "Paying Agent": The paying agent appointed pursuant to Section 5.5.

     "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the Class R-I, Class R-II and Class R-III Certificates), the percentage interest is derived by dividing the initial denomination of such Certificate by the initial Certificate Balance or Notional Balance of such Class of Certificates. With respect to any Class R-I, R-II or Class R-III Certificate, the percentage interest is set forth on the face thereof.

     "Permitted Investments": Any one or more of the following obligations or securities, regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Trustee or any of their respective Affiliates, and having at all times the required ratings, if any, provided for in this definition (provided that no Permitted Investment, if downgraded, shall be required to be sold at a loss), unless each Rating Agency shall have confirmed in writing to the Master Servicer or the Special Servicer, as applicable, that a lower rating will not result in the withdrawal, downgrading or qualification of the ratings then assigned to the Certificates:

     (i) direct obligations of, or obligations guaranteed as to full and timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States of America, including, without limitation, U.S. Treasury Obligations, Farmers Home Administration certificates of beneficial interest, General Services Administration participation certificates and Small Business Administration guaranteed participation certificates or guaranteed pool certificates;

     (ii) Federal Housing Administration debentures;

     (iii) direct obligations of, or guaranteed as to timely payment of principal and interest by, FHLMC (debt obligations only), FNMA (debt obligations only), the Federal Farm Credit System (consolidated system-wide bonds and notes only), the Federal Home Loan Banks (consolidated debt obligations only), the Student Loan Marketing Association, the Financing Corp. (debt obligations only), and the Resolution Funding Corp.;

     (iv) Federal funds, time deposits in, or unsecured certificates of deposit of, or bankers' acceptances, or repurchase obligations, all having maturities of not more than 365 days issued by, any bank or trust company, savings and loan association or savings bank, depository institution or trust company having a short term debt obligation rating from S&P of "A-1+" and that is in the highest short-term rating category of each Rating Agency unless each of the Rating Agencies has confirmed in writing that a lower rating shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates;

     (v) commercial paper having a maturity of 365 days or less (including (A) both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof and (B) demand notes that constitute vehicles for investment in commercial paper) that is rated by each Rating Agency in its highest short-term unsecured rating category;

     (vi) units of taxable money market funds rated "AAAm-G" or "AAAm" by S&P or mutual funds which seek to maintain a constant asset value and have been rated by each Rating Agency in its highest rating category or which have been designated in writing by each Rating Agency as Permitted Investments with respect to this definition;

     (vii) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, as may be acceptable to each Rating Agency as a permitted investment of funds backing securities having ratings equivalent to its initial rating of the Class A-1, Class A-2, Class A-EC1 and Class A-EC2 Certificates if each of the Rating Agencies has previously confirmed in writing that the holding of such demand, money market or time deposit, demand obligation or any other obligation, security or investment shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates; and

     (viii) such other obligations confirmed in writing by each of the Rating Agencies that such obligations are acceptable as Permitted Investments and the holding of such obligations by the Master Servicer or the Special Servicer, as applicable, shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates;

provided (A) such investment is held for a temporary period pursuant to Section 1.860G-2(g)(i) of the Treasury Regulations, (B) such investment is payable by the obligor in U.S. dollars, and (C) that no such instrument shall be a Permitted Investment (1) if such instrument evidences either (a) a right to receive only interest payments or only principal payments with respect to the obligations underlying such instrument or (b) a right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, or (2) if it may be redeemed at a price below the purchase price or (3) if it is not treated as a "permitted investment" that is a "cash flow investment" under Code Section 860G(a)(5); and provided, further, that any such instrument shall have a maturity date no later than the date such instrument is required to be used to satisfy the obligations under this Agreement, and, in any event, shall not have a maturity in excess of one year; any such instrument must have a predetermined fixed dollar of principal due at maturity that cannot vary or change; if rated, the obligation must not have an "r" highlighter affixed to its rating; interest on any variable rate instrument shall be tied to a single interest rate index plus a single fixed spread (if any) and move proportionally with that index; and provided, further, that no amount beneficially owned by any REMIC (including any amounts collected by the Master Servicer but not yet deposited in the Collection Account) may be invested in investments treated as equity interests for Federal income tax purposes. No Eligible Investments shall be purchased at a price in excess of par. For the purpose of this definition, (x) units of investment funds (including money market funds) shall be deemed to mature daily, and (y) the "Minimum Maturity-Based Rating" means, in all cases, "AAA".

     "Permitted Transferee": With respect to a Class R-I, Class R-II or Class R-III Certificate, any Person or agent thereof that is a Qualified Institutional Buyer other than (a) a Disqualified Organization, (b) any other Person designated by the Certificate Registrar based upon an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R-I, Class R-II or Class R-III Certificate to such Person may cause the Upper-Tier REMIC, Middle-Tier REMIC or

Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, or (c) a Person that is a Disqualified Non-U.S. Person.

     "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Placement Agents": Prudential Securities Incorporated and Greenwich NatWest Limited, as agent for National Westminster Bank, Plc.

     "Plan": As defined in Section 5.2(i).

     "Pooled Principal Distribution Amount": For any Distribution Date, an amount equal to the sum of:

     (i) the principal component of all scheduled Monthly Payments that become due (regardless of whether received) on the Mortgage Loans during the related Collection Period;

     (ii) to the extent not included elsewhere in this definition, the principal component of all Assumed Scheduled Payments, as applicable, deemed to become due (regardless of whether received) during the related Collection Period with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment;

     (iii) to the extent not included elsewhere in this definition, the Scheduled Principal Balance of each Mortgage Loan that was repurchased from the Trust Fund in connection with the breach of a representation or warranty or purchased from the Trust Fund pursuant to Section 3.18, Section 5.8 or
   Section 9.1, in either case, during the related Collection Period;

     (iv) to the extent not included elsewhere in this definition, the portion of Unscheduled Payments allocable to principal of any Mortgage Loan that was liquidated during the related Collection Period;

     (v) to the extent not included elsewhere in this definition, the principal component of all Balloon Payments received during the related Collection Period;

     (vi) to the extent not included elsewhere in this definition, all other Principal Prepayments received in the related Collection Period; and

     (vii) to the extent not included elsewhere in this definition, any other full or partial recoveries in respect of principal, including Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and Net REO Proceeds.

     "Prepayment Interest Shortfall": With respect to any Distribution Date and any Mortgage Loan as to which a Principal Prepayment was made by the related Borrower during the related Collection Period, the amount by which (i) 30 full days of interest at the related Net

Mortgage Rate on the Scheduled Principal Balance of such Mortgage Loan in respect of which interest would have been due in the absence of such Principal Prepayment on the Due Date next succeeding the date of such Principal Prepayment exceeds (ii) the amount of interest received from the related Borrower in respect of such Principal Prepayment.

     "Prepayment Interest Surplus": With respect to any Distribution Date and any Mortgage Loan as to which a Principal Prepayment was made by the related Borrower during the related Collection Period, the amount by which (i) the amount of interest received from the related Borrower in respect of such Principal Prepayment exceeds (ii) 30 full days of interest at the related Net Mortgage Rate on the Scheduled Principal Balance of such Mortgage Loan in respect of which interest would have been due in the absence of such Principal Prepayment on the Due Date next succeeding the date of such Principal Prepayment.

     "Prepayment Premium": Payments received on a Mortgage Loan as the result of a Principal Prepayment thereon, not otherwise due thereon in respect of principal or interest, calculated as a fixed percentage of the then-outstanding principal balance of such Mortgage Loan to be prepaid, other than Yield Maintenance Charges.

     "Principal Prepayment": With respect to any Mortgage Loan, any payment of principal made by the related Borrower that is received in advance of its scheduled Due Date and that is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

     "Privately Placed Certificates": The Class A-EC1 Certificates, the Class A-EC2 Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates, the Class O Certificates, the Class R-I Certificates, the Class R-II Certificates and the Class R-III Certificates.

     "Property Advance": As to any Mortgage Loan, any advance made by the Master Servicer or the Trustee in respect of Property Protection Expenses or any expenses incurred to protect and preserve the security for such Mortgage Loan or taxes and assessments or similar items or insurance premiums, pursuant to
Section 3.4, Section 3.8 or Section 3.22, as applicable.

     "Property Protection Expenses": Any costs and expenses incurred pursuant to Sections 3.10(b), 3.10(f), 3.10(i), 3.17(b), 3.17(c), 3.18(a) and 3.18(b).

     "Qualified Institutional Buyer": A qualified institutional buyer within the meaning of Rule 144A.

     "Qualified Insurer": An insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction, which (i) except as provided in clauses (ii) or (iii) below, shall have a claims paying ability of "AA" or better by S&P and a financial strength rating of "Aa2" or better by Moody's, (ii) in the case of public liability insurance policies required to be maintained with respect to REO Properties in accordance with
Section 3.8(a), shall have a claims paying ability of "A" or better by S&P and a financial strength rating of "A2" by Moody's or (iii) in the case of the fidelity bond and errors and omissions insurance required to be maintained pursuant to Section 3.8(c), shall have a claims paying ability or financial strength, as applicable, rated by each Rating Agency no lower than two ratings categories lower than the highest rating of any outstanding Class of Certificates from time to time, but in no event lower than "BBB" by S&P and "Baa2" by Moody's, unless in any such case each of the Rating Agencies has confirmed in writing that an insurance company with a lower claims paying ability shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates.

     "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

     "Rated Final Distribution Date": June 16, 2031.

     "Rating Agency": Each of Moody's and S&P. References herein to the highest long-term unsecured debt rating category of each Rating Agency shall mean "Aaa" in the case of Moody's and "AAA" in the case of S&P, and references herein to the highest short-term unsecured debt rating category of each Rating Agency shall mean "P-1+" in the case of Moody's and "A-1+" in the case of S&P.

     "Realized Loss": With respect to any Distribution Date, the amount, if any, by which (1) the aggregate Certificate Balance, after giving effect to distributions made on such Distribution Date, exceeds (2) the aggregate of the Scheduled Principal Balances of the Mortgage Loans as of the Due Date in the month in which such Distribution Date occurs.

     "Record Date": With respect to each Distribution Date, the last Business Day of the month preceding the month in which such Distribution Date occurs.

     "Regular Certificates": The Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates.

     "Regulation D": Regulation D under the Act.

     "Related Certificates," "Related Middle-Tier Regular Interest," and "Related Lower-Tier Regular Interest": For any Lower-Tier Regular Interest, the related Middle-Tier Regular Interest and the related Certificates set forth below; for any Middle-Tier Regular Interest, the related Lower-Tier Regular Interest and the related Certificates set forth below; and for any Certificates, the related Middle-Tier Regular Interest and related Lower-Tier Regular Interest set forth below:

                                  Related Middle-Tier       Related Lower-Tier
        Related Certificate        Regular Interest          Regular Interest
        -------------------        ----------------          ----------------
           Class A-1                 Class A-1-M               Class A-1-L

           Class A-2                 Class A-2-M               Class A-2-L
           Class B                   Class B-M                 Class B-L
           Class C                   Class C-M                 Class C-L
           Class D                   Class D-M                 Class D-L
           Class E                   Class E-M                 Class E-L
           Class F                   Class F-M                 Class F-L
           Class G                   Class G-M                 Class G-L
           Class H                   Class H-M                 Class H-L
           Class J                   Class J-M                 Class J-L
           Class K                   Class K-M                 Class K-L
           Class L                   Class L-M                 Class L-L
           Class M                   Class M-M                 Class M-L
           Class N                   Class N-M                 Class N-L
           Class O                   Class O-M                 Class O-L

     "REMIC": A "real estate mortgage investment conduit" within the meaning of
Section 860D of the Code.

     "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

     "Remittance Date": The Business Day preceding each Distribution Date.

     "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

     (i) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

     (ii) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

     (iii) any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

     (iv) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

     (v) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

     "REO Account": As defined in Section 3.17(b).

     "REO Mortgage Loan": Any Mortgage Loan as to which the related Mortgaged Property has become an REO Property.

     "REO Proceeds": With respect to any REO Property and the related REO Mortgage Loan, all revenues received by the Master Servicer with respect to such REO Property or REO Mortgage Loan that do not constitute Liquidation Proceeds.

     "REO Property": A Mortgaged Property title to which has been acquired by the Master Servicer on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise.

     "Repurchase Price": With respect to any Mortgage Loan to be repurchased pursuant to Section 2.3(d) or 2.3(e) or any Specially Serviced Mortgage Loan or any REO Property to be sold or repurchased pursuant to Section 3.18, an amount, calculated by the Master Servicer, equal to:

     (i) the unpaid principal balance of such Mortgage Loan, Specially Serviced Mortgage Loan or REO Mortgage Loan as of the Due Date as to which a payment was last made by the related Borrower or was advanced by the Master Servicer (less any Advances previously made on account of principal); plus

     (ii) unpaid accrued interest from the Due Date as to which interest was last paid by such Borrower or was advanced by the Master Servicer up to the Due Date in the month following the month in which the purchase or repurchase occurred at a rate equal to the related Mortgage Rate on the unpaid principal balance of such Mortgage Loan, Specially Serviced Mortgage Loan or REO Mortgage Loan (less any Advances previously made on account of interest); plus

      (iii) all unreimbursed Advances, together with interest thereon at the Advance Rate, and unpaid Servicing Compensation allocable to such Mortgage Loan; and plus

      (iv) in the event that such Mortgage Loan is required to be repurchased pursuant to Section 2.3(d) or 2.3(e), expenses reasonably incurred or to be incurred by the Master Servicer or the Trustee in respect of the breach or defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation.

     "Request for Release": A request for release signed by a Servicing Officer, substantially in the form of Exhibit E hereto.

     "Reserve Accounts": With respect to any Mortgage Loan, reserve or escrow accounts, if any, established pursuant to the related Mortgage Loan Documents and any Escrow Account. Each Reserve Account shall be an Eligible Account to the extent consistent with applicable law and the related Mortgage Loan Documents. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the related Mortgage Loan Documents and Section 3.7.

     "Responsible Officer": Any officer or any employee with responsibilities similar to those of an officer of the Capital Markets Fiduciary Services (CMBS) Department of the Trustee (and, in the event that the Trustee is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) assigned to the Corporate Trust Office with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer or any employee with responsibilities similar to those of an officer of the Capital Markets Fiduciary Services (CMBS) Department of the Trustee to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer or employee whose name and specimen signature appears on a list of corporate trust officers and employees furnished to the Master Servicer by the Trustee, as such list may from time to time be amended.

     "Revised Rate": With respect to each ARD Loan, the annual rate at which interest accrues on such ARD Loan on and after the related Anticipated Repayment Date as specified in the related Mortgage Note; provided that, pursuant to
Section 3.3 hereof, the Master Servicer and Special Servicer will deem such rate to accrue at a rate not to exceed the Mortgage Rate plus 2.00% per annum and fulfill their duties hereunder with respect to the enforcement of such provisions accordingly unless each Rating Agency has been notified of the intention of the Master Servicer or Special Servicer to enforce the rate specified in the related Note and each Rating Agency has indicated that such action will not, by itself, result in the downgrade, modification or withdrawal of any rating then assigned by it to any Class of Certificates.

     "Rule 144A": Rule 144A under the 1933 Act.

     "Scheduled Final Distribution Date": With respect to any Class of Certificates, the Distribution Date on which the related Certificate Balance or Notional Balance would be reduced to zero assuming no delays in the collection of Balloon Payments or liquidation proceeds, no exercise of defeasance options or prepayment of Mortgage Loans (voluntary or involuntary), no early termination of the Trust, no defaults, no condemnations, no modifications, no extensions and payment in full of ARD Loans on the related Anticipated Repayment Dates, which Scheduled Final Distribution Date for each Class of Certificates is as set forth below:

      --------------------------- -----------------------------------
                                           SCHEDULED FINAL
                CLASS                     DISTRIBUTION DATE
                -----                     -----------------
      --------------------------- -----------------------------------

      --------------------------- -----------------------------------
                                           SCHEDULED FINAL
                CLASS                     DISTRIBUTION DATE
                -----                     -----------------
      --------------------------- -----------------------------------
      Class A-1                             June 15, 2008
      --------------------------- -----------------------------------
      Class A-2                             April 15, 2009
      --------------------------- -----------------------------------
      Class A-EC1                                N/A
      --------------------------- -----------------------------------
      Class A-EC2                                N/A
      --------------------------- -----------------------------------
      Class B                               April 15, 2009
      --------------------------- -----------------------------------
      Class C                                May 15, 2009
      --------------------------- -----------------------------------
      Class D                               June 15, 2009
      --------------------------- -----------------------------------
      Class E                               June 15, 2009
      --------------------------- -----------------------------------
      Class F                               June 15, 2010
      --------------------------- -----------------------------------
      Class G                                May 15, 2011
      --------------------------- -----------------------------------
      Class H                              August 15, 2011
      --------------------------- -----------------------------------
      Class J                             November 15, 2012
      --------------------------- -----------------------------------
      Class K                               June 15, 2013
      --------------------------- -----------------------------------
      Class L                               April 15, 2014
      --------------------------- -----------------------------------
      Class M                                May 15, 2015
      --------------------------- -----------------------------------
      Class N                                May 15, 2017
      --------------------------- -----------------------------------
      Class O                             September 15, 2023
      --------------------------- -----------------------------------
      Class R-I                                  N/A
      --------------------------- -----------------------------------
      Class R-II                                 N/A
      --------------------------- -----------------------------------
      Class R-III                                N/A
      --------------------------- -----------------------------------

     "Scheduled Principal Balance": With respect to any Mortgage Loan, as of any Due Date, the principal balance of such Mortgage Loan as of such Due Date, after giving effect to (a) any Principal Prepayments, Non-Premium Prepayments or other unscheduled recoveries of principal and any Balloon Payments received during the related Collection Period, and (b) any payment in respect of principal, if any, due on or before such Due Date (other than a Balloon Payment, but including the principal portion of any Assumed Scheduled Payment, if applicable), irrespective of any delinquency in payment by the Borrower. The Scheduled Principal Balance of any REO Mortgage Loan as of any Due Date is equal to the principal balance thereof outstanding on the date that the related Mortgaged Property became an REO Property minus any Net REO Proceeds allocated to principal on such REO Mortgage Loan and reduced by the principal component of Monthly Payments due thereon on or before such Due Date. With respect to any Mortgage Loan, from and after the date on which the Master Servicer makes a Final Recovery Determination, the Scheduled Principal Balance thereof shall be zero.

     "Securities Depository": The Depository Trust Company, or any successor securities depository hereafter named. The nominee of the initial Securities Depository, for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Securities Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

     "Securities Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Securities Depository effects book-entry transfers and pledges of securities deposited with the Securities Depository.

     "Senior Principal Distribution Cross-Over Date": The first Distribution Date as of which the aggregate Certificate Balances of the Class A-1 Certificates and the Class A-2 Certificates outstanding immediately prior thereto exceeds the sum of (a) the aggregate Scheduled Principal Balance of the Mortgage Loans that will be outstanding immediately following such Distribution Date and (b) the portion of the Available Funds for such Distribution Date that will remain after the distribution of interest has been made on the Class A-1 Certificates and the Class A-2 Certificates on such Distribution Date.

     "Servicing Compensation": With respect to each Mortgage Loan, the Servicing Fee, the Special Servicing Fee , the Disposition Fee and the Workout Fee which shall be due to the Master Servicer and the Special Servicer, as applicable, and such other compensation of the Master Servicer and Special Servicer specified in
Section 3.12, as adjusted pursuant to Section 3.25.

     "Servicing Fee": With respect to each Mortgage Loan and for any Distribution Date, an amount per calendar month equal to the product of (i) one-twelfth of the related Servicing Fee Rate and (ii) the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs.

     "Servicing Fee Rate": With respect to each Mortgage Loan, a rate per annum ranging from 0.05% to 0.25%, in each case as specified on the Mortgage Loan Schedule.

     "Servicing Officer": Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or this Agreement and also, with respect to a particular matter, any other officer or employee to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended, together with, in the case of a certificate or other writing executed by an employee who constitutes a Servicing Officer because of such employee's knowledge and familiarity with a particular subject, a countersignature of an officer of the Master Servicer or Special Servicer, as appropriate.

     "Servicing Standard": The standards for the conduct of the Master Servicer and the Special Servicer in the performance of their obligations under this Agreement set forth in Section 3.1(a).

     "Similar Law": As defined in Section 5.2(i).

     "Special Servicer": National Realty Funding L.C., or its successor in interest, or any successor special servicer appointed as herein provided.

     "Special Servicing Fee": With respect to any Specially Serviced Mortgage Loan or REO Mortgage Loan and for any Distribution Date, an amount per calendar month equal to the product of (i) one-twelfth of the Special Servicing Fee Rate and (ii) the Scheduled Principal Balance of such Specially Serviced Mortgage Loan or REO Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs with respect to such Specially Serviced Mortgage Loan or REO Mortgage Loan.

     "Special Servicing Fee Rate": A rate equal to 0.25% per annum.

     "Specially Serviced Mortgage Loan": Subject to Section 3.24, any Mortgage Loan with respect to which:

     (i) the related Borrower is 60 or more days delinquent (without giving effect to any grace period permitted by the related Note) in the payment of a Monthly Payment (regardless of whether, in respect thereof, P&I Advances have been reimbursed);

     (ii) such Borrower has expressed to the Master Servicer an inability to pay or a hardship in paying such Mortgage Loan in accordance with its terms;

     (iii) the Master Servicer has received notice that such Borrower has become the subject of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors;

     (iv) the Master Servicer has received notice of a foreclosure or threatened foreclosure of any lien on the related Mortgaged Property;

     (v) a default of which the Master Servicer has notice (other than a failure by such Borrower to pay principal or interest) and which materially and adversely affects the interests of the Certificateholders has occurred and remained unremedied for the applicable grace period specified in such Mortgage Loan (or, if no grace period is specified, 60 days); provided, however, that a default requiring a Property Advance shall be deemed to materially and adversely affect the interests of the Certificateholders;

     (vi) such Borrower has failed to make a Balloon Payment as and when due (except in the case where the Master Servicer and the Special Servicer agree in writing that such Mortgage Loan is likely to be paid in full within 30 days after such default);

     (vii) the Master Servicer proposes to commence foreclosure or other workout arrangements; or

     (viii) the Master Servicer otherwise determines that there is a material risk that the related Borrower shall default on such Mortgage Loan.

     provided, however, that a Mortgage Loan will cease to be a Specially Serviced Mortgage Loan:

     (a) with respect to the circumstances described in clause (i) and (vi) above, when the related Borrower has brought such Mortgage Loan current (with respect to the circumstances described in clause (vi), pursuant to any workout implemented by the Special Servicer) and thereafter made three consecutive full and timely Monthly Payments;

     (b) with respect to the circumstances described in clauses (ii) and (iv) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer and with respect to the circumstances described in clauses (iii) and (vii), when such circumstances cease to exist;

     (c) with respect to the circumstances described in clause (v) above, when such default is cured; and

     (d) with respect to the circumstances described in (viii) above, the Master Servicer determines that there is not a material risk that the related Borrower shall default on such Mortgage Loan;

     provided, however, that at the time no circumstance identified in clauses
(i) through (viii) above exists that would cause the Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan.

     "S&P": Standard & Poor's Ratings Services, and successors in interest.

     "Startup Day": The day designated as such pursuant to Section 2.6(a) hereof.

     "Subordinate Certificates": Any one or more of the Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates.

     "Tax Returns": The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Upper-Tier REMIC, Middle-Tier REMIC and Lower-Tier REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

     "Termination Date": The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.1.

     "Transfer": Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R-I, Class R-II or Class R-III Certificate.

     "Transferor": Prudential Securities Credit Corp., a Delaware corporation, or any successor.

     "Transferee Affidavit": As defined in Section 5.2(j)(ii).

     "Transferor Letter": As defined in Section 5.2(j)(ii).

     "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto;
(ii) all payments on or collections in respect of such Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of REO Property; (v) the Master Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to such Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof; (vi) any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for such Mortgage Loans; (viii) the Trustee's right, title and interest in and to the Reserve Accounts; (ix) the Collection Account; (x) the Distribution Account and the REO Account, including reinvestment income, if any, thereon; (xi) any environmental indemnity agreements relating to such Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase and Sale Agreements and the Underlying Mortgage Loan Purchase and Sale Agreements; and (xiii) the proceeds of any of the foregoing (other than any interest earned on deposits in any Reserve Account, to the extent such interest belongs to the related Borrower).

     "Trust REMICs": The Lower-Tier REMIC, the Middle-Tier REMIC and the Upper-Tier REMIC.

     "Trustee": The Chase Manhattan Bank, in its capacity as trustee, or its successor in interest, or any successor trustee appointed as herein provided.

     "Trustee Fee": With respect to each Mortgage Loan and for any Distribution Date, an amount per calendar month equal to the product of (i) one-twelfth of the Trustee Fee Rate and (ii) the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs.

     "Trustee Fee Rate": A rate equal to 0.0030% per annum.

     "Trustee Mortgage File": With respect to any Mortgage Loan, the mortgage documents listed in Section 2.1(i) through (xiii) pertaining to such Mortgage Loan and any additional documents required to be deposited with the Trustee pursuant to the express provisions of this Agreement.

     "Uncovered Prepayment Interest Shortfall": For any Distribution Date, any Prepayment Interest Shortfall not covered by a Prepayment Interest Surplus, the Servicing Fee or the Special Servicing Fee pursuant to Section 3.25.

     "Underlying Mortgage Loan Purchase Agreements": Each of the Mortgage Loan Purchase and Sale Agreements between National Realty Finance L.C., National Realty Funding L.C. and the Transferor and Bridger Commercial Realty Finance LLC, Bridger Commercial Funding LLC and the Transferor pursuant to which the applicable Mortgage Loan Seller sells Mortgage Loans to the Transferor.

     "Underwriters": Prudential Securities Incorporated and Greenwich NatWest Limited, as agent for National Westminster Bank, Plc.

     "Underwritten Cash Flow": With respect to any Mortgage Loan, the cash flow available for debt service on such Mortgage Loan for a 12-month period, as determined by the applicable Mortgage Loan Seller in accordance with the standards of a prudent commercial mortgage lender based upon recent information supplied by the related Borrower prior to the origination of such Mortgage Loan, and adjusted, if determined appropriate by the applicable Mortgage Loan Seller, to: (a) deduct any non-cash items such as depreciation or amortization; (b) deduct capital expenditures; (c) reflect a more appropriate occupancy rate; (d) reflect replacement, capital expenditure and other reserves required by the related Mortgage Loan Documents; (e) reflect a market rate management fee; (f) exclude certain percentage rent, delinquent rents and non-recurring income; (g) reflect an allowance for tenant improvements and leasing commissions; and (h) reflect such other adjustments determined appropriate by the applicable Mortgage Loan Seller.

     "Unscheduled Payments": With respect to a Mortgage Loan and a Collection Period, all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds payable under such Mortgage Loan, the Repurchase Price of such Mortgage Loan if it is repurchased or purchased pursuant to Sections 2.3(d) or 2.3(e) and the price specified in Section 3.18, Section 5.8 and Section 9.1 if such Mortgage Loan is purchased or repurchased pursuant thereto, draws on any letters of credit issued with respect to such Mortgage Loan and any other payments under or with respect to such Mortgage Loan not scheduled to be made, including Principal Prepayments (but excluding Prepayment Premiums, Yield Maintenance Charges and Excess Interest) received during such Collection Period.

     "Updated Appraisal": As defined in Section 3.10(a).

     "Upper-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Middle-Tier Regular Interests and amounts held from time to time in the Distribution Account.

     "Voting Right": The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At all times during the term of this Agreement, the percentage of the Voting Rights assigned to each Class shall be (a) 0%, in the case of the Class R-I, Class R-II and Class R-III Certificates, (b) in the case of any of the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates, a percentage equal to the product of (x) 99% so long as the Class A-EC1 Notional Balance is greater than zero, and 100% thereafter and (y) a fraction, the numerator of which is equal to the aggregate outstanding Certificate Balance of such Class of Certificates and the denominator of which is equal to the aggregate outstanding Certificate Balances of all Classes of Certificates, (c) in the case of the Class A-EC1 Certificates, a percentage equal to 0.5% so long as both the Class A-EC1 Notional Balance and the Class A-EC2 Notional Balance are greater than zero, a percentage equal to 1.0% so long as the Class A-EC1 Notional Balance (but not the Class A-EC2 Notional Balance) is greater than zero, and 0% thereafter, and in the case of the Class A-EC2 Certificates, a percentage equal to 0.5% so long as the Class A-EC2 Notional Balance is greater than zero, and 0% thereafter. For purposes of determining Voting Rights, the Certificate Balance of any Class shall be deemed to be reduced by the amount allocated to such Class of any Appraisal Reductions related to Mortgage Loans as to which Liquidation Proceeds or other final payment has not yet been received. The Voting Rights of any Class of Certificates shall be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests, except that any Certificate registered in the name of the Depositor, the Master Servicer, the Special Servicer, any Borrower, the Trustee, a Manager or any of their respective Affiliates shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any consent, approval or waiver that specifically relates to any such person has been obtained (unless such consent, approval or waiver is to an action which would materially adversely affect in any material respect the interests of the Certificateholders of any Class, while any of the foregoing persons is the holder of Certificates aggregating not less than 66-2/3% of the Percentage Interest of any such Class). The aggregate Voting Rights of Holders of more than one Class of Certificates shall be equal to the sum of the products of each such Holder's Voting Rights and the percentage of Voting Rights allocated to the related Class of Certificates.

     "Weighted Average Net Mortgage Rate": With respect to any Interest Accrual Period, a per annum rate equal to the weighted average of the Net Mortgage Rates of the

Mortgage Loans, weighted on the basis of the Scheduled Principal Balances thereof, as of the first day of such Interest Accrual Period.

     "Withheld Amount": With respect to (a) each Distribution Date occurring in
(i) January of each calendar year that is not a leap year and (ii) February of each calendar year, an amount equal to one day's interest at the Mortgage Rate (less the Servicing Fee Rate and the Trustee Fee Rate) as of the Due Date on the respective Scheduled Principal Balance of each Interest Reserve Loan, to the extent that a Monthly Payment or a P&I Advance is made in respect thereof.

     "Workout Fee": With respect to each Corrected Mortgage Loan and for any Distribution Date, an amount equal to the product of 1.0% and the amount of Net Collections received by the Master Servicer or the Special Servicer with respect to such Corrected Mortgage Loan during the related Collection Period so long as such Corrected Mortgage Loan shall not have again become a Specially Serviced Mortgage Loan.

     "Yield Maintenance Charges": With respect to any Mortgage Loan with a Yield Maintenance Period, the payments based on a yield maintenance formula generally equal to the greater of (a) a specific prepayment premium and (b) the present value, as of the date of such prepayment, of the remaining scheduled payments of principal and interest on the portion of the Mortgage Loan being prepaid (including any Balloon Payment or, with respect to any ARD Loans, the remaining principal balance due on the related Anticipated Repayment Date) determined by discounting such payments at a yield rate based on U.S. Treasury securities, less the amount prepaid.

     "Yield Maintenance Loan": Any Mortgage Loan as to which the related Note requires the payment of Yield Maintenance Charges calculated with reference to a yield maintenance formula.

     "Yield Maintenance Period": With respect to each Yield Maintenance Loan, the period following the origination thereof during which the related Note requires the payment of Yield Maintenance Charges calculated with reference to a yield maintenance formula.

     SECTION 1.2. CERTAIN CALCULATIONS.

     Unless otherwise specified herein or in the Mortgage Loan Documents, the following provisions shall apply:

     (a) All calculations of interest (including interest on the Mortgage Loans) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

     (b) The portion of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or Net REO Proceeds in respect of a Mortgage Loan allocable to principal, Prepayment Premiums and Yield Maintenance Charges shall equal the total amount of such proceeds minus (a) first, any portion thereof payable to the Master Servicer, the Special Servicer or the Trustee pursuant to the provisions of this Agreement and (b) second, any portion thereof equal to interest on the unpaid principal balance of such Mortgage Loan at the related Mortgage Rate less the related Servicing Fee from the Due Date as to which interest was last paid by the related Borrower up to but not including the Due Date in the Collection Period in which such proceeds are received. Allocation of such amount between principal, Prepayment Premiums and Yield Maintenance Charges shall be made first, to principal and second, pro rata, to Prepayment Premiums and Yield Maintenance Charges.

     (c) Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer, the Special Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with Section 3.1(b) to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

     SECTION 1.3. CERTAIN CONSTRUCTIONS.

     For purposes of Section 3.10, Section 3.23 and Section 4.6(c), references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates then outstanding as among the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates, references to the next most subordinate Class of Middle-Tier Regular Interests outstanding at any time shall mean the most or next most subordinate Class of Middle-Tier Regular Interests then outstanding as among the Class A-1-M, Class A-2-M, Class M-IO, Class B-M, Class C-M, Class D-M, Class E-M, Class F-M, Class G-M, Class H-M, Class J-M, Class K-M, Class L-M, Class M-M, Class N-M and Class O-M Interests, and references to the next most subordinate Class of Lower-Tier Regular Interests outstanding at any time shall mean the most or next most subordinate Class of Lower-Tier Regular Interests then outstanding as among the Class A-1-L, Class A-2-L, Class B-L, Class C-L, Class D-L, Class E-L, Class F-L, Class G-L, Class H-L, Class J-L, Class K-L, Class L-L, Class M-L, Class N-L and Class O-L Interests, subject in each case to the rules of construction set forth in the following sentence of this Section 1.3. Each Class of Certificates, Middle-Tier Regular Interest and Lower-Tier Regular Interest shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero or, with respect to the Class A-EC1 Certificates, Class A-EC2 Certificates and Class M-IO Interests, to the extent that the Class A-EC1 Notional Balance, Class A-EC2 Notional Balance, or Class M-IO Notional Balance, as applicable, has not been reduced to zero.

     Unless the context clearly indicates otherwise, references to section numbers are to sections of this Agreement.

                                   ARTICLE II.
                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

     SECTION 2.1. CONVEYANCE AND ASSIGNMENT OF MORTGAGE LOANS.

     The Depositor, concurrently with the execution and delivery hereof, does hereby absolutely sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) and the Trustee does hereby acquire, all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and all Reserve Accounts and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders. Such transfer and assignment includes all scheduled payments of interest and principal, Prepayment Premiums, Yield Maintenance Charges and Excess Interest due after the Cut-off Date and all payments of interest and principal received by the Depositor or the Master Servicer on or with respect to the Mortgage Loans after the Cut-off Date, other than any such payments that are allocable to a period on or prior to the Cut-off Date. In connection with such transfer and assignment of all interest and principal due with respect to the Mortgage Loans after the Cut-off Date, the Depositor shall make a cash deposit to the Collection Account on the Closing Date in an amount equal to the Cash Deposit. The Depositor, concurrently with the execution and delivery hereof, does also hereby absolutely sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein) all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase and Sale Agreements (including rights under the Underlying Mortgage Loan Purchase and Sale Agreements (other than its rights regarding provision of information under Section 4 thereof and its rights to indemnification pursuant to Section 5 thereof). The Depositor shall cause the Reserve Accounts to be transferred to and held in the name of the Master Servicer on behalf of the Trustee as successor to the Transferor and the Mortgage Loan Sellers, as applicable.

     In connection with the transfer and assignment of Mortgage Loans, the Depositor does hereby deliver to, and deposit with or cause to be deposited with, the Custodian, as the duly appointed agent of the Trustee for such purpose, with a copy to the Master Servicer, the following documents or instruments with respect to each Mortgage Loan so assigned:

     (i) the original of the related Note, endorsed by the applicable Mortgage Loan Seller in blank or in the following form: "Pay to the order of The Chase Manhattan Bank, as Trustee, for the registered holders of Prudential Securities Secured Financing Corporation Commercial Mortgage Pass-Through Certificates, Series 1999-C2, without recourse", which the Master Servicer or its designee is authorized to complete and which Note and all endorsements thereof shall show a complete chain of endorsement from the Originator to the applicable Mortgage Loan Seller;

     (ii) (a) the related original recorded Mortgage or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, (b) the related original recorded Assignment of Mortgage from the Originator to the applicable Mortgage Loan Seller, or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed or submitted for recording, and (c) the related original Assignment of Mortgage executed by the applicable Mortgage Loan

   Seller in blank, which the Master Servicer or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the applicable Mortgage Loan Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located);

     (iii) (a) if the related security agreement is separate from the Mortgage, the original security agreement or a counterpart thereof, (b) if the security agreement is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original assignment of such security agreement from the Originator to the applicable Mortgage Loan Seller or a counterpart thereof, and (c) the related original assignment of such security agreement executed by the applicable Mortgage Loan Seller in blank, which the Master Servicer or its designee is authorized to complete;

     (iv) a copy of each Form UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property, together with a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement to the applicable Mortgage Loan Seller from the Originator, and a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the applicable Mortgage Loan Seller in blank, which the Master Servicer or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the applicable Mortgage Loan Seller, is in suitable form for filing in the filing office in which such financing statement was filed);

     (v) the related original of the Loan Agreement, if any, relating to such Mortgage Loan or a counterpart thereof;

     (vi) the related original lender's title insurance policy (or the original pro forma title insurance policy), together with any endorsements thereto;

     (vii) if any related Assignment of Leases, Rents and Profits is separate from the Mortgage, (a) the original recorded Assignment of Leases, Rents and Profits or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, (b) the related original recorded reassignment of such instrument, if any, from the Originator to the applicable Mortgage Loan Seller or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, and (c) the related original reassignment of such instrument, if any, executed by the applicable Mortgage Loan Seller in blank, which the Master Servicer or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the applicable Mortgage Loan Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located) (any of which reassignments, however, may be included in a related Assignment of Mortgage and need not be a separate instrument);

     (viii) if any related assignment of contracts is separate from the Mortgage, the original assignment of contracts or a counterpart thereof, and if the assignment of contracts is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original reassignment of such instrument from the Originator to the applicable Mortgage Loan Seller or a counterpart thereof and the related original reassignment of such instrument executed by the applicable Mortgage Loan Seller in blank, which the Master Servicer or its designee is authorized to complete;

     (ix) with respect to the related Reserve Accounts, if any, a copy of the original of any separate agreement with respect thereto between the related Borrower and the Originator;

     (x) the original of any other written agreement, instrument or document securing such Mortgage Loan, including, without limitation, originals of any guarantees with respect to such Mortgage Loan or the original letter of credit, if any, with respect thereto, together with any and all amendments thereto, including, without limitation, any amendment which entitles the Master Servicer to draw upon such letter of credit on behalf of the Trustee for the benefit of the Certificateholders, and the original of each instrument or other item of personal property given as security for a Mortgage Loan possession of which by a secured party is necessary to a secured party's valid, perfected, first priority security interest therein, together with all assignments or endorsements thereof necessary to entitle the Master Servicer to enforce a valid, perfected, first priority security interest therein on behalf of the Trustee for the benefit of the Certificateholders;

     (xi) with respect to the related Reserve Accounts, if any, (a) a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the applicable Originator's security interest in such Reserve Accounts and all funds contained therein, (b) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement from the Originator to the applicable Mortgage Loan Seller, and (c) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the applicable Mortgage Loan Seller in blank which the Master Servicer or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the applicable Mortgage Loan Seller is in suitable form for filing in the filing office in which such financing statement was filed); and

     (xii) copies of any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing.

     On or promptly following the Closing Date, the Master Servicer shall, to the extent possession thereof has been delivered to it, complete any Assignment of Mortgage delivered pursuant to clause (ii) above, any assignment of security agreement delivered pursuant to clause (iii) above, any Form UCC-2 or UCC-3 assignment delivered pursuant to clause (iv) and (xi) above, any reassignment of Assignment of Leases, Rents and Profits delivered pursuant to clause (vii) above and any reassignment of assignment of contracts delivered pursuant to clause
(viii) above, in each case, by inserting the name of the Trustee as assignee and
(1) recording, (a) each Assignment of Mortgage referred to in Section 2.1(ii) which has not yet been submitted for recordation and (b) each reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.1(vii) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and
(2) filing, each UCC-2 or UCC-3 financing statement assignment referred to in
Section 2.1(iv) and (xi) which has not yet been submitted for filing, and upon filing such financing statements the Master Servicer will promptly deliver to the Custodian the related UCC-1, UCC-2 or UCC-3 with evidence of filing thereon. On or promptly following the Closing Date, the Trustee or Custodian, as applicable, shall, to the extent possession thereof has been delivered to it, complete the endorsement of the Note by inserting the name of the Trustee as endorsee. The Master Servicer shall, upon delivery, promptly submit for recording or filing, as the case may be, in the appropriate public recording or filing office, each such document. In the event that any such document is lost or returned unrecorded because of a defect therein, the Master Servicer shall use its reasonable best efforts to promptly prepare a substitute document for signature by the Depositor, Mortgage Loan Sellers or Transferor, as applicable, and thereafter the Master Servicer shall cause each such document to be duly recorded. The Master Servicer shall, promptly upon receipt of the original of each such recorded document (and in no event later than five Business Days following such receipt), deliver such original to the Custodian.

     If the Depositor cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original or a copy of any of the documents and/or instruments referred to in clauses (ii)(a) or (b), (iv)(a) or (b), (vii)(a) or
(b), (xi)(a) or (b) and (xii), with (if appropriate) evidence of recording or filing, as the case may be, thereon, solely because of a delay caused by the public recording or filing office where such document or instrument was submitted for recording or filing, the delivery requirements set forth above shall be deemed to have been satisfied as to such missing document or instrument, and such missing document or instrument shall be deemed to have been included in the related Mortgage File, provided that the Depositor has delivered or caused to be delivered to the Trustee or its designee on or before the Closing Date a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may
be), and the Depositor shall deliver or cause to be delivered to or at the direction of the Trustee or its designee, promptly following the receipt thereof, the original of such missing document or instrument (or a copy thereof) with (if appropriate) evidence of recording or filing, as the case may be, thereon. If the Depositor cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original of any of the documents referred to in clause
(ii)(a) or (b) or (vii)(a) or (b) solely because the public recording office retains the original assignment, then the Depositor shall deliver or cause to be delivered to the Trustee or its designee a copy of the recorded original. If the Depositor cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original or a copy of the related lender's title insurance policy referred to in clause (vi) solely because such policy has not yet been issued, the delivery requirements set forth above shall be deemed to be satisfied as to such missing document, and such missing document shall be deemed to have been included in the related Mortgage File, provided that the Depositor has delivered or caused to be delivered to the Trustee or its designee on or before the Closing Date a commitment for title insurance "delivered" at the closing of such Mortgage Loan, and the Depositor shall deliver to or at the direction of the Trustee or its designee, promptly following the receipt thereof, the original lender's title insurance policy (or a copy thereof).

     Notwithstanding the immediately preceding paragraph, the failure to deliver the originals or copies of any of the documents or instruments referred to in clause (c)(ii)(a) or (b), (iv)(a) or (b), (vii)(a) or (b), (xi)(a) or (b) and
(xii) within 120 days after the Closing Date shall cause the related Mortgage Loan to become subject to repurchase under Section 2.3(e) hereof.

     All original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Trustee or the Master Servicer, as the case may be, in trust for the benefit of the Certificateholders. In the event that any such original document is required pursuant to the terms of this Section to be a part of a Trustee Mortgage File, such document shall be delivered promptly to the Custodian.

     The Master Servicer shall, as to each Mortgage Loan that is secured by the interest of the related Mortgagor under a ground lease, at its own expense, promptly (and in any event within 45 days of the Closing Date) notify the related ground lessor of the transfer of such Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related ground lease should thereafter be forwarded to the Master Servicer.

     SECTION 2.2. ACCEPTANCE BY THE CUSTODIAN AND THE TRUSTEE.

     By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Trustee Mortgage File (to the extent the documents constituting the Trustee Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder, the other assets comprising the Lower-Tier REMIC, the assets comprising the Middle-Tier REMIC and the assets comprising the Upper-Tier REMIC, in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders, and will hold the assets of the Trust Fund that are not a part of the Upper-Tier REMIC, Middle-Tier REMIC or Lower-Tier REMIC (such assets, the "Grantor Trust Assets") in trust, upon the conditions set forth herein, for the use and benefit of present and future Class O Certificateholders.

     Upon execution and delivery of this Agreement, the Trustee shall examine the Mortgage Files in its possession, and shall deliver to the Depositor, the Master Servicer, the Special Servicer and each Seller a certification stating,
(i) as to each Mortgage Loan listed in the Mortgage Loan Schedule, except as may be specified in the schedule of exceptions to Mortgage File delivery attached thereto, that (A) all documents specified in clause (i) of the definition of "Mortgage File" are in its possession, (B) such documents have been reviewed by it and have not been mutilated, damaged, defaced, torn or otherwise physically altered, and such documents relate to such Mortgage Loan, and (C) each Mortgage Note has been endorsed as provided in clause (i) of the definition of "Mortgage File."

     The Trustee agrees to review each Trustee Mortgage File within 90 days after the later of (a) the Trustee's receipt of such Trustee Mortgage File or
(b) execution and delivery of this Agreement, to ascertain that all documents referred to in Section 2.1 above (as identified to it in writing by the Depositor or the Master Servicer) and any original recorded documents referred to in the last sentence of Section 2.1 to be included in the delivery of a Trustee Mortgage File, have been received, have been executed, appear on their face to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn, mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule. In so doing, the Trustee may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If, at the conclusion of such review, any document or documents constituting a part of a Trustee Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear on their face not to be what they purport to be or have been torn, mutilated or otherwise defaced, the Trustee shall promptly so notify the Depositor, the Transferor and the Mortgage Loan Sellers by providing a written report, setting forth, for each affected Mortgage Loan, with particularity, the nature of the defective or missing document. Neither the Master Servicer nor the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Trustee Mortgage File noted on such a report or for any failure by the Depositor to use its reasonable best efforts to deliver any such document.

     In reviewing any Trustee Mortgage File pursuant to the preceding paragraph or Section 2.1, the Trustee will have no responsibility to determine whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine whether the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

     The Trustee shall hold that portion of the Trust Fund delivered to the Trustee consisting of "instruments" (as such term is defined in Section 9-105(i) of the Uniform Commercial Code as in effect in New York or Texas on the date hereof) in New York or Texas and, except as set forth in Section 3.11 or as otherwise specifically provided in this Agreement, shall not remove such instruments from New York or Texas unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from New York or Texas) that in the event the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

     SECTION 2.3. REPRESENTATIONS AND WARRANTIES OF THE DEPOSITOR.

     (a) The Depositor hereby represents and warrants that:

     (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

     (ii) The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

     (iii) This Agreement has been duly and validly authorized, executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (iv) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement. The Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

     (v) The certificate of incorporation of the Depositor provides that the Depositor is permitted to engage in only the following activities:

          (A) to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with (I) loans secured by first or second mortgages, deeds of trust or similar liens on residential, commercial or mixed commercial and residential properties or shares issued by private non-profit housing corporations, (II) any participation interest in or security based on or backed by any of the foregoing (the loans described in clause (A)(I) and the participation interests described in clause (A)(II), collectively, "mortgage loans"), or (III) various receivables including, but not limited to, retail automotive installment sale contracts or loans or automotive leases, consumer or commercial loans or leases, credit card accounts, mobile home loans or insurance policy loans ("receivables");

          (B) to authorize and issue one or more series (each, a "series") of pass-through securities ("certificates") pursuant to pooling and servicing agreements (each, a "pooling and servicing agreement"), each of which series (I) represents ownership interests in mortgage loans or receivables, related property and/or collections in respect thereof, and (II) may be structured to contain one or more classes or certificates, each Class having the characteristics specified in the related pooling and servicing agreement, and to acquire, own, hold, sell, transfer, assign, pledge, finance or refinance one or more certificates or classes of certificates of any series; and

          (C) to engage in any acts and activities and exercise any powers permitted to corporations under the laws of the State of Delaware which are incidental to, or connected with, the foregoing, and necessary, suitable or convenient to accomplish any of the foregoing;

     (vi) There is no action, suit or proceeding pending against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement; and

     (vii) The Trustee, if not the owner of the Mortgage Loans, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

     (b) The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

     (i) The Depositor, as of the execution and delivery of this Agreement, has good and marketable title to such Mortgage Loan and is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan created by it; and

     (ii) No claims have been made by the Depositor under the related lender's title insurance policy, and the Depositor has not done, by act or omission, anything which would impair the coverage of such lender's title insurance policy.

     (c) It is understood and agreed that the representations and warranties set forth in this Section 2.3 shall survive delivery of the respective Trustee Mortgage Files to the Trustee until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Trustee, the Master Servicer and the Special Servicer.

     (d) Upon discovery by the Depositor, the Custodian, the Master Servicer, the Special Servicer or the Trustee that any Mortgage Loan fails to constitute a Qualified Mortgage, such Person shall give prompt notice thereof to the Depositor, the Transferor and the applicable Mortgage Loan Seller, as applicable, and the Trustee shall request the Transferor or Mortgage Loan Seller, as applicable, to correct such condition or repurchase such Mortgage Loan at the Repurchase Price within 85 days of discovery of such failure; it being understood and agreed that none of such Persons has an obligation to conduct any investigation with respect to such matters.

     (e) Upon discovery by the Depositor, the Custodian, the Master Servicer, the Special Servicer or the Trustee of a breach of any representation or warranty of the Transferor set forth in Section 2(b) of Mortgage Loan Purchase and Sale Agreement I, or a breach of a representation or warranty of the applicable Mortgage Loan Seller set forth in
Section 2(b) of Mortgage Loan Purchase Agreement II, or that any document required to be included in the Trustee Mortgage File with respect to a Mortgage Loan does not conform to the requirements of Section 2.1, such Person shall give prompt notice thereof to the Depositor, the Transferor and the applicable Mortgage Loan Seller, and the Trustee shall request that the Transferor or the applicable Mortgage Loan Seller, to the extent the Transferor or Mortgage Loan Seller is obligated to cure such breach in all material respects or repurchase the related Mortgage Loan under the terms of Mortgage Loan Purchase and Sale Agreement I or Mortgage Loan Purchase Agreement II, either to cure such breach or repurchase such Mortgage Loan at the Repurchase Price within 85 days of the receipt of notice of such breach, as and to the extent to which the same may be extended to 180 days, all pursuant to and as more particularly described in the Mortgage Loan Purchase and Sale Agreements; it being understood and agreed that none of the Depositor, the Custodian, the Master Servicer, the Special Servicer and the Trustee has an obligation to conduct any investigation with respect to such matters (except, in the case of the Trustee Mortgage Files, to the extent provided in Sections 2.1 and 2.2).

     (f) Upon receipt by the Master Servicer from the Depositor, the Transferor or the applicable Mortgage Loan Seller of the Repurchase Price for a repurchased Mortgage Loan, the Master Servicer shall deposit such amount in the Collection Account, and the Trustee, pursuant to Section 3.11, shall, upon receipt of a certificate of a Servicing Officer certifying as to the receipt by the Master Servicer of the Repurchase Price and the deposit of the Repurchase Price into the Collection Account pursuant to this Section 2.3(f), together with a Request for Release, release or cause to be released to the Depositor, the Transferor or the applicable Mortgage Loan Seller, as applicable, the related Trustee Mortgage File and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as shall be prepared by the Master Servicer to vest in the Depositor, the Transferor or the applicable Mortgage Loan Seller, as applicable, any Mortgage Loan released pursuant hereto, and any rights of the Depositor in, to and under the related Mortgage Loan Purchase and Sale Agreement as it related to such Mortgage Loan that were initially transferred to the Trust Fund under Section 2.1, and the Trustee and the Master Servicer shall have no further responsibility with regard to such Trustee Mortgage File or the related Mortgage Loan.

     (g) In the event that the Transferor or the applicable Mortgage Loan Seller incurs any expense in connection with curing a breach of a representation or warranty pursuant to Sections 2.3(d) and 2.3(e) which also constitutes a default under the related Mortgage Loan, then from and after the time when such Mortgage Loan has been released from the Trust Fund by the Trustee in connection with the repurchase thereof by the Transferor, the Transferor or the applicable Mortgage Loan Seller shall have a right, and the Transferor or the applicable Mortgage Loan Seller shall be subrogated to the rights of the Trustee, as successor to the mortgagee, to recover the amount of such expenses from the related Borrower. The Master Servicer shall use reasonable efforts, at the expense of the Transferor or related Mortgage Loan Seller, as the case may be, in recovering, or assisting the Transferor or the applicable Mortgage Loan Seller in recovering, from such Borrower the amount of any such expenses.

     (h) In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor's representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense.

     (i) The Master Servicer shall use its reasonable best efforts, in accordance with the Servicing Standard, to enforce the obligations of the Transferor and the applicable Mortgage Loan Seller to cure or repurchase any Mortgage Loan which is discovered to be a "Defective Mortgage Loan" (as such term is defined in the Mortgage Loan Purchase and Sale Agreements or any Underlying Mortgage Loan Purchase and Sale Agreement) under the terms of any Mortgage Loan Purchase and Sale Agreement or any Underlying Mortgage Loan Purchase and Sale Agreement.

     SECTION 2.4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MASTER SERVICER AND SPECIAL SERVICER.

     (a) The Master Servicer hereby represents, warrants and covenants that as of the Closing Date, or as of such date specifically provided herein:

     (i) The Master Servicer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Missouri and has all licenses necessary to carry on its business as now being conducted or is in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms of this Agreement;

     (ii) The Master Servicer has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the execution and delivery of this Agreement by the Master Servicer and its performance and compliance with the terms of this Agreement do not violate the Master Servicer's articles of organization or operating agreement or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Master Servicer is a party or which may be applicable to the Master Servicer or any of its assets, which default or breach would have consequences that would materially and adversely affect the financial condition or operations of the Master Servicer or its properties taken as a whole or impair the ability of the Trust Fund to realize on the Mortgage Loans;

     (iii) This Agreement has been duly and validly authorized, executed and delivered by the Master Servicer and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (iv) The Master Servicer is not in violation of, and the execution and delivery of this Agreement by the Master Servicer and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the financial condition or operations of the Master Servicer or its properties taken as a whole or impair the ability of the Trust Fund to realize on the Mortgage Loans;

     (v) There is no action, suit or proceeding pending or, to the knowledge of the Master Servicer, threatened, against the Master Servicer which, either in any one instance or in the aggregate, would result in any material adverse change in the business, operations or financial condition of the Master Servicer or would, if adversely determined, materially impair the ability of the Master Servicer to perform under the terms of this Agreement or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Master Servicer contemplated herein;

     (vi) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or, if required, such approval has been obtained prior to the Cut-off Date, except to the extent that the failure of the Master Servicer to be qualified as a foreign corporation or a limited liability company, as applicable or licensed in one or more states is not necessary for the enforcement of the Mortgage Loans;

     (vii) The Master Servicer is maintaining with a Qualified Insurer a fidelity bond and errors and omissions coverage in accordance with the requirements of Section 3.8(c) hereof; and

     (viii) The Master Servicer hereby covenants, to its best knowledge, which may be based upon information obtained from vendors who have responded to the Master Servicer's supplier inquiries and/or from information obtained by the Master Servicer from sources which the Master Servicer reasonably believes are reliable, that by August 31, 1999, any custom-made software or hardware designed or purchased or licensed by Master Servicer, which Master Servicer has identified as being mission-critical to its business for purposes of its operations and for purposes of compiling, reporting or generating data required by this Agreement, will be capable of accurately performing calculations or other processing with respect to dates after August 31, 1999 as a result of the changing of the date from 1999 to 2000, including leap year calculations, when used for the purpose for which it was intended, assuming that all other products, including other software or hardware, when used in combination with such software or hardware designed or purchased or licensed by the Master Servicer properly exchange date data.

     (b) The Special Servicer hereby represents, warrants and covenants that as of the Closing Date, or as of such date specifically provided herein:

     (i) The Special Servicer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Missouri and has all licenses necessary to carry on its business as now being conducted or is in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Specially Serviced Mortgage Loan in accordance with the terms of this Agreement;

     (ii) The Special Servicer has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the execution and delivery of this Agreement by the Special Servicer and its performance and compliance with the terms of this Agreement do not violate the Special Servicer's certificate of articles of organization or operating agreement or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Special Servicer is a party or which may be applicable to the Special Servicer or any of its assets, which default or breach would have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Special Servicer or its properties, taken as a whole, or impair the ability of the Trust Fund to realize on the Specially Serviced Mortgage Loans;

     (iii) This Agreement has been duly and validly authorized, executed and delivered by the Special Servicer and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Special Servicer, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (iv) The Special Servicer is not in violation of, and the execution and delivery of this Agreement by the Special Servicer and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Special Servicer or its properties taken as a whole or impair the ability of the Trust Fund to realize on the Specially Serviced Mortgage Loans;

     (v) There is no action, suit or proceeding pending or, to the knowledge of the Special Servicer, threatened, against the Special Servicer which, either in any one instance or in the aggregate, would result in any material adverse change in the business, operations or financial condition of the Special Servicer or would, if adversely determined, materially impair the ability of the Special Servicer to perform under the terms of this Agreement or which would draw into question the validity of this Agreement or the Specially Serviced Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Special Servicer contemplated herein;

     (vi) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or, if required, such approval has been obtained prior to the Cut-off Date, except to the extent that the failure of the Special Servicer to be qualified as a foreign corporation or limited liability company, as applicable or licensed in one or more states is not necessary for the enforcement of the Specially Serviced Mortgage Loans;

     (vii) The Special Servicer is maintaining with a Qualified Insurer a fidelity bond and errors and omissions coverage in accordance with the requirements of Section 3.8(c) hereof;

     (viii) The Special Servicer hereby covenants, to its best knowledge, which may be based upon information obtained from vendors who have responded to the Special Servicer's supplier inquiries and/or from information obtained by the Special Servicer from sources which the Special Servicer reasonably believes are reliable, that by August 31, 1999, any custom-made software or hardware designed or purchased or licensed by Special Servicer, which Special Servicer has identified as being mission-critical to its business for purposes of its operations and for purposes of compiling, reporting or generating data required by this Agreement, will be capable of accurately performing calculations or other processing with respect to dates after August 31, 1999 as a result of the changing of the date from 1999 to 2000, including leap year calculations, when used for the purpose for which it was intended, assuming that all other products, including other software or hardware, when used in combination with such software or hardware designed or purchased or licensed by the Special Servicer properly exchange date data.

     (c) It is understood and agreed that the representations and warranties set forth in this Section shall survive delivery of the Trustee Mortgage Files to the Trustee or the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee and the Depositor. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Master Servicer, the Special Servicer or the Trustee with respect to any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto.


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

     SECTION 2.5. EXECUTION AND DELIVERY OF CERTIFICATES; ISSUANCE OF LOWER-TIER
                  REGULAR INTERESTS AND MIDDLE-TIER REGULAR INTERESTS.

     The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery to it or the Custodian of the Trustee Mortgage Files (to the extent the documents constituting the Trustee Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.1 and Section 2.2 and, concurrently with such delivery, (i) acknowledges the issuance of and hereby declares that it holds the Lower-Tier Regular Interests on behalf of the Middle-Tier REMIC and the Class R-II Certificateholders, and holds the Middle-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the Regular Certificates and the Class R-I Certificates and (ii) has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates in authorized denominations, in each case registered in the names set forth in such order of the Depositor or as so directed in this Agreement and duly authenticated by the Authenticating Agent, which Certificates (described in the preceding clause (ii) other than the Class R-II Certificates and Class R-III Certificates and, in the case of the Class O Certificates, only to the extent such Certificates represent the Class O REMIC Interest) evidence ownership of the Upper-Tier REMIC and (iii) acknowledges the issuance of the component interest in the Class O Certificates representing beneficial ownership of the Grantor Trust Assets (the "Class O Grantor Trust Interest") in exchange for the Grantor Trust Assets, which component interest, together with the Regular Certificates, the Class R-I Certificates, the Class R-II Certificates and the Class R-III Certificates, evidence ownership of the entire Trust Fund.

     SECTION 2.6. MISCELLANEOUS REMIC PROVISIONS.

     (a) The Class A-1-L, Class A-2-L, Class B-L, Class C-L, Class D-L, Class E-L, Class F-L, Class G-L, Class H-L, Class J-L, Class K-L, Class L-L, Class M-L, Class N-L and Class O-L Interests are hereby designated as "regular interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class R-III Certificates are hereby designated as the sole Class of "residual interests" in the Lower-Tier REMIC within the meaning of
Section 860G(a)(2) of the Code. The Class A-1-M, Class A-2-M, Class B-M, Class C-M, Class D-M, Class E-M, Class F-M, Class G-M, Class H-M, Class J-M, Class K-M, Class L-M, Class M-M, Class N-M, Class O-M and the Class M-IO Interests are hereby designated as "regular interests" in the Middle-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class R-II Certificates are hereby designated as the sole class of "residual interests" in the Middle-Tier REMIC, within the meaning of Section 860G(a)(2) of the Code. The Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and the Class O REMIC Interest represented by the Class O Certificates are hereby designated as "regular interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R-I Certificates are hereby designated as the sole Class of "residual interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Closing Date is hereby designated as the "Startup Day" of the Lower-Tier REMIC, the Middle-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The "latest possible maturity date" of the

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

Lower-Tier Regular Interests, Middle-Tier Regular Interests and the Regular Certificates for purposes of Code Section 860G(a)(1) is the Scheduled Final Distribution Date of the Class O Certificates. The initial Certificate Balance of each Class of Lower-Tier Regular Interests and the Certificate Balance of each Class of Middle-Tier Regular Interests other than the Class M-IO Interest is equal to the Certificate Balance of the Related Certificates. The pass-through rate of each Class of Lower-Tier Regular Interests and each Class of Middle-Tier Regular Interests is a per annum rate equal to the Lower-Tier Pass-Through Rate or the Middle-Tier Pass-Through Rate, as applicable, with respect to such Class.

     (b) None of the Mortgage Loan Sellers, Transferor, Depositor, Trustee, Master Servicer or Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

     (c) The Trustee shall not (to the extent within its control) permit the creation of any "interests" (within the meaning of Treasury regulation Section 1.860D-1(b)(1)) in any of the REMICs other than the Lower-Tier Interests, the Middle-Tier Interests and the interests evidenced by the Certificates.

     (d) The Grantor Trust Assets shall be held by the Trustee for the benefit of the Holders of the Class O Certificates, and such Class O Certificates, in the aggregate, will evidence 100% beneficial ownership of such Grantor Trust Assets from and after the Closing Date. It is intended that the portion of the Trust Fund consisting of the Grantor Trust Assets will be treated as a grantor trust for federal income tax purposes, and each of the parties to this Agreement agrees that it will not take any action that is inconsistent with establishing or maintaining such treatment. The Trustee shall, at all times any Class of Certificates remains outstanding, hold the Grantor Trust Assets separate and apart from the assets of the Lower-Tier REMIC, the Middle-Tier REMIC and the Upper-Tier REMIC.

     SECTION 2.7. DOCUMENTS NOT DELIVERED TO CUSTODIAN.

     All original documents relating to the Mortgage Loans which are part of the Master Servicer Mortgage File are and shall be held by the Master Servicer, in trust for the benefit of the Trustee on behalf of the Certificateholders. The legal ownership of all records and documents with respect to each Mortgage Loan prepared by or which come into the possession of the Master Servicer shall immediately vest in the Trustee, in trust for the benefit of the Certificateholders.

                                  ARTICLE III.
                          ADMINISTRATION AND SERVICING
                              OF THE MORTGAGE LOANS



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


     SECTION 3.1. MASTER SERVICER TO ACT AS MASTER SERVICER; SPECIAL SERVICER TO
                  ACT AS SPECIAL SERVICER; ADMINISTRATION OF THE MORTGAGE LOANS.

     (a) The Master Servicer and the Special Servicer, each as an independent contractor, shall service and administer the Mortgage Loans (or in the case of the Special Servicer, the Specially Serviced Mortgage Loans and the REO Mortgage Loans) on behalf of the Trust Fund solely in the best interests of, and for the benefit of, all of the Certificateholders and the Trust Fund, in accordance with the terms of this Agreement and the respective Mortgage Loans. In furtherance of, and to the extent consistent with, the foregoing, and except to the extent that this Agreement provides for a contrary specific course of action, each of the Master Servicer and the Special Servicer shall service and administer each Mortgage Loan (x) in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers similar mortgage loans for itself and for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage loan servicers used with respect to loans comparable to the Mortgage Loans, or (y) in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers similar mortgage loans which it owns, whichever standard of care is higher, and taking into account its other obligations under this Pooling and Servicing Agreement and with the purpose of maximizing the estimated net present value of each Mortgage Loan, but without regard to:

     (i) any other relationship that the Master Servicer, the Special Servicer, any sub-servicer, the Depositor or the Trustee, or any Affiliate of any of them may have with the related Borrower or any Affiliate of such Borrower;

     (ii) the ownership of any Certificate by the Master Servicer, the Special Servicer or any Affiliate of any of them;

     (iii) the Master Servicer's or the Trustee's obligation to make Advances or to incur servicing expenses with respect to such Mortgage Loan;

     (iv) the Master Servicer's, the Special Servicer's or any sub-servicer's right to receive compensation for its services hereunder or with respect to any particular transaction;

     (v) the ownership or servicing or management for others by the Master Servicer, the Special Servicer or any sub-servicer of any other mortgage loans or property; or

     (vi) any obligation of the Master Servicer to pay any indemnity with respect to any repurchase obligation.

     The standards set forth above with respect to the conduct of the Master Servicer and the Special Servicer in the performance of their obligations under this Agreement is herein referred to as the "Servicing Standard."


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

     The respective liability of the Master Servicer and Special Servicer hereunder for actions and omissions in any such capacity is limited as provided herein (including, without limitation, pursuant to Section 6.3 hereof). To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Notes; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or Special Servicer of the collectibility of the Mortgage Loans. Subject only to the above-described Servicing Standard and the terms of this Agreement and of the respective Mortgage Loans, the Master Servicer and Special Servicer shall have full power and authority, acting alone or through sub-servicers (subject to paragraph (d) of this Section 3.1 and to Section 3.2), to do or cause to be done any and all things in connection with such servicing and administration which they may deem necessary or desirable.

     Without limiting the generality of the foregoing, the Master Servicer and Special Servicer shall, and each is hereby authorized and empowered by the Trustee, with respect to each Mortgage Loan and the related Mortgaged Property, to prepare, execute and deliver, on behalf of the Certificateholders and the Trustee or any of them, any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on the related Mortgaged Property and related collateral; any modifications, waivers, consents or amendments to or with respect to any Mortgage Loan or any documents contained in the related Mortgage File; and any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, if, in its reasonable judgment, such action is in the best interests of the Certificateholders and is in accordance with, or is required by, this Agreement.

     Notwithstanding the foregoing, but subject to the provisions of Section 3.10, the Master Servicer and Special Servicer shall not modify, amend, waive or otherwise consent to the change of the Maturity Date of any Mortgage Loan, the payment of principal of, or interest or Default Interest on, any Mortgage Loan, or any other term of a Mortgage Loan, or any complete or partial release of any real property securing a Mortgage Loan from the lien of the Mortgage unless
(i)(a) such modification, amendment, waiver or consent is not a "significant modification" under Section 1001 of the Code, including proposed, temporary or final Treasury regulations thereunder, and Treasury Regulations Section 1.860G-2(b)(3) (other than clause (i) thereof) and (b) the Master Servicer or Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) that the modification, amendment, waiver, or consent will not cause the imposition of a tax on the Lower-Tier REMIC, the Middle-Tier REMIC or the Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC, Middle-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time, or (ii) if such modification, amendment, waiver or consent would constitute a "significant modification" under the preceding clause (a), such modification, amendment, waiver or consent is occasioned by a default or a reasonably foreseeable default of such Mortgage Loan.

     The Master Servicer and Special Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Borrowers any reports required to be provided to them thereby.

     Subject to Section 3.11, the Trustee shall, upon the receipt of a written request with respect to any Mortgage Loan of a Servicing Officer, execute and deliver to the Master Servicer and Special Servicer any powers of attorney and other documents prepared by the Master Servicer or Special Servicer and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer to carry out their servicing and administrative duties hereunder with respect to such Mortgage Loan; provided, however, that the Trustee shall not be liable for any actions of the Master Servicer or Special Servicer under any such powers of attorney.

     (b) Unless otherwise provided in the related Note, the Master Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan on a date other than a Due Date to the principal balance of such Mortgage Loan as of the Due Date immediately following the date of receipt of such partial Principal Prepayment.

     (c) With respect to each Mortgage Loan that provides for prepayment at the option of the mortgagee, the Master Servicer or Special Servicer, as applicable, shall exercise such option at the earliest possible date as provided in the related Note and Mortgage Loan Documents.

     (d) The Master Servicer or Special Servicer may at its own expense enter into sub-servicing agreements with third parties with respect to any of its respective obligations hereunder, provided that (1) any such agreement shall be consistent with the provisions of this Agreement, (2) no sub-servicer retained by the Master Servicer or Special Servicer shall grant any modification, waiver or amendment to any Mortgage Loan without the approval of the Master Servicer or Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Section 3.10(a), and (3) such agreement shall be consistent with the standards set forth in Section 3.1(a). Any such sub-servicing agreement may permit the sub-servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.1(d).

     Any sub-servicing agreement entered into by the Master Servicer or the Special Servicer (except in the case of the sub-servicing agreement between the Master Servicer and Continental Wingate Associates, Inc. (the "Continental Wingate Agreement")) shall provide that it may be terminated by the Trustee if the Trustee or a successor master servicer or special servicer has assumed the duties of the Master Servicer or the Special Servicer, as applicable, without cost or obligation to the assuming or terminating party or the Trust Fund, upon the assumption by the Trustee or a successor master servicer or special servicer of the obligations of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.2. In the case of the Continental Wingate Agreement, the Trustee shall not terminate it, but shall assume it or cause to be assumed by a successor master servicer so long as Continental Wingate Associates, Inc. is not in default thereunder.

     Except as provided above, any sub-servicing agreement, and any other transactions or services relating to the Mortgage Loans involving a sub-servicer, shall be deemed to be between the Master Servicer or Special Servicer, as applicable, and such sub-servicer alone,

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

and the Trustee and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer.

     (e) Reserved.

     (f) Reserved.

     (g) If the Trustee or any successor master servicer or special servicer assumes the obligations of the Master Servicer or the Special Servicer, as applicable, in accordance with Section 7.2, the Trustee or such successor master servicer or special servicer, to the extent necessary to permit the Trustee or such successor master servicer or special servicer to carry out the provisions of Section 7.2, shall, without act or deed on the part of the Trustee or such successor master servicer or special servicer, succeed to all of the rights and obligations of the Master Servicer or Special Servicer under any sub-servicing agreement entered into by the Master Servicer or Special Servicer pursuant to
Section 3.1(d), subject to the right of termination by the Trustee set forth in
Section 3.1(d). In such event, the Trustee or such successor master servicer or special servicer shall be deemed to have assumed all of the Master Servicer's or Special Servicer's interest therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer or Special Servicer prior to such deemed assumption) and to have replaced the Master Servicer or the Special Servicer, as applicable, as a party to such sub-servicing agreement to the same extent as if such sub-servicing agreement had been assigned to the Trustee or such successor master servicer or special servicer, except that the Master Servicer or the Special Servicer shall not thereby be relieved of any liability or obligations under such sub-servicing agreement that accrued prior to the assumption of duties hereunder by the Trustee or such successor master servicer or special servicer.

     If the Trustee or any successor master servicer or special servicer assumes the servicing obligations of the Master Servicer or the Special Servicer, as the case may be, then upon request of the Trustee or such successor master servicer or special servicer, as the case may be, the Master Servicer or Special Servicer shall, at its own expense, deliver to the Trustee or such successor master servicer or special servicer (as the case may be) all documents and records relating to any sub-servicing agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and the Master Servicer or Special Servicer will otherwise use its reasonable best efforts to effect the orderly and efficient transfer of any sub-servicing agreement to the Trustee or such successor master servicer or special servicer.

     SECTION 3.2. LIABILITY OF THE MASTER SERVICER.

     Notwithstanding any sub-servicing agreement or other agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer or Special Servicer and any Person acting as sub-servicer, agent or attorney (or any agent or subcontractor thereof), or any reference to actions taken through any Person acting as sub-servicer, agent or attorney (or any agent or subcontractor thereof) or otherwise, the Master Servicer or the Special Servicer, as applicable, shall remain obligated and primarily liable to the Trustee and Certificateholders for the servicing and administering of the Mortgage Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any Person acting as sub-servicer, agent or attorney (or any agent or subcontractor thereof) to the same extent and under the same terms and conditions as if the Master Servicer or Special Servicer, as applicable, were servicing and administering the Mortgage Loans alone. The Master Servicer or the Special Servicer, as applicable, shall be entitled to enter into an agreement with any sub-servicer, agent or attorney (or any agent or subcontractor thereof) providing for indemnification of the Master Servicer or the Special Servicer, as applicable, by such sub-servicer, agent or attorney (or any agent or subcontractor thereof) and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement. For purposes of this Agreement, the Master Servicer and the Special Servicer each shall be deemed to have received any payment when the sub-servicer receives such payment.

     SECTION 3.3. COLLECTION OF CERTAIN MORTGAGE LOAN PAYMENTS.

     The Master Servicer and the Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans when the same shall be due and payable, and shall follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for other third-party portfolios, including using its reasonable best efforts in accordance with the Servicing Standard to collect income statements and rent rolls from the related Borrowers as required by the related Mortgage Loan Documents and providing (in the case of the Master Servicer only) reasonable advance notice to such Borrowers of Balloon Payments due with respect to such Mortgage Loans. Consistent with the foregoing, the Master Servicer or the Special Servicer, as applicable, may in its discretion waive any late payment charge or penalty fees in connection with any delinquent Monthly Payment or Balloon Payment with respect to any Mortgage Loan. With respect to the ARD Loans, the Master Servicer and Special Servicer shall not take any enforcement action with respect to the payment of Excess Interest or principal in excess of the principal component of the constant Monthly Payment, other than requests for collections, prior to the earlier of (a) any acceleration of maturity based on a default other than non-payment of Excess Interest or principal in excess of the principal component of the related Monthly Payment, or (b) the Maturity Date. With respect to the ARD Loans and payment of Excess Interest, the Master Servicer and Special Servicer shall state in any notice to the related Borrower that such Excess Interest is deemed to accrue at the lesser of the Mortgage Rate plus 2.00% per annum or the rate specified in the related Note, and shall not take any enforcement action with respect to the accrual or collection of Excess Interest, including any request for payment of such amounts, in excess of such rate, in each case unless each Rating Agency has been notified of the intention of the Master Servicer or Special Servicer to enforce the rate specified in the related Note and each Rating Agency has indicated that such action will not, by itself, result in the downgrade, qualification or withdrawal of any rating then assigned by it to any Class of Certificates.

     SECTION 3.4. COLLECTION OF TAXES, ASSESSMENTS AND SIMILAR ITEMS.

     (a) With respect to each Mortgage Loan (other than REO Mortgage Loans), the Master Servicer shall maintain accurate records with respect to each related Mortgaged

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

Property reflecting the status of taxes, assessments and other similar items that are or may become a lien on such related Mortgaged Property, the status of insurance premiums payable with respect thereto and the amounts of Escrow Payments, if any, required in respect thereof. From time to time, the Master Servicer shall (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to each such Mortgaged Property prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of such Mortgage Loan. If a Borrower fails to make any such Escrow Payment on a timely basis or collections from such Borrower are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall (in accordance with Section 3.8 with respect to the payment of insurance premiums) advance the amount necessary to effect payment of any such item, unless the Master Servicer, in its good faith business judgment, determines that such Advance would be a Nonrecoverable Advance. With respect to any Mortgage Loan as to which the related Borrower is not required to make Escrow Payments, if such Borrower fails to effect payment of any such bill, then the Master Servicer shall (in accordance with Section 3.8 with respect to the payment of insurance premiums) advance the amount necessary to effect payment of any such bill on or before the applicable penalty or termination date unless, with respect to the payment of taxes and assessments, (x) the Master Servicer reasonably anticipates that such bill will be paid by the Borrower by the close of business on or before the penalty date, but in any event the Master Servicer shall make such advance (subject to clause (y) below) within 90 days after such date or within five Business Days after the Master Servicer has received confirmation that such item has not been paid, whichever is earlier, or (y) the Master Servicer determines, in its good faith business judgment, that such Property Advance would be a Nonrecoverable Advance. The Master Servicer shall be entitled to reimbursement of Property Advances that it makes pursuant to the preceding sentence, with interest thereon at the Advance Rate, from amounts received on or in respect of the Mortgage Loan respecting which such Property Advance was made or if such Property Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.6 of this Agreement. No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

     (b) The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an "Escrow Account") into which all Escrow Payments shall be deposited within two (2) Business Days after receipt; provided that such Escrow Payments are deposited in a clearing account of the Master Servicer that is an Eligible Account within one Business Day after receipt. The Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments in which amounts on deposit in such Escrow Account have been invested pursuant to Section 3.7(b) and any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of the related Mortgaged Property pursuant to the related Mortgage Loan. Escrow Accounts shall be Eligible Accounts (to the extent consistent with applicable law and related mortgage loan documents) and shall be entitled, "[Name of Master Servicer], as Master

Servicer, in trust for [Name of Trustee], as Trustee in trust for Holders of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1999-C2, and Various Borrowers." Withdrawals from an Escrow Account may be made by the Master Servicer only:

     (i) to effect timely payments of items with respect to which Escrow Payments are required pursuant to the related Mortgage;

     (ii) to transfer funds to the Collection Account to reimburse the Master Servicer or the Trustee, as applicable, for any Advance relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

     (iii) for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and the Servicing Standard;

     (iv) to clear and terminate such Escrow Account upon the termination of this Agreement;

     (v) to pay from time to time to the Master Servicer any interest or investment income earned on funds deposited in such Escrow Account pursuant to Section 3.7(b) to the extent (a) permitted by law and (b) not required to be paid to the related Borrower under the terms of the related Mortgage Loan or by law, or to pay such interest or income to the related Borrower if such income is required to be paid to the related Borrower under law or by the terms of the related Mortgage Loan;

     (vi) to remit to the related Borrower the Financial and Lease Reporting Fee as and when required pursuant to the related Mortgage;

     (vii) to remove any funds deposited in such Escrow Account that were not required to be deposited therein; and

     (viii) to remit to the related Borrower any amounts required to be so remitted under the related Mortgage Loan Documents.

     SECTION 3.5. COLLECTION ACCOUNT; MIDDLE-TIER DISTRIBUTION ACCOUNT;
                  DISTRIBUTION ACCOUNT; INTEREST RESERVE ACCOUNT.

     (a) The Master Servicer shall establish and maintain the Collection Account in the Trustee's name for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests and the Middle-Tier Regular Interests. The Collection Account shall be established and maintained as an Eligible Account. The Master Servicer shall deposit or cause to be deposited in the Collection Account within two (2) Business Days following receipt the following payments and collections received or made by it on or with respect to the Mortgage Loans (provided that such payments and collections are deposited in a clearing account of the Master Servicer that is an Eligible Account within one
(1) Business Day after receipt):

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


     (i) all payments on account of principal of the Mortgage Loans, including the principal component of Unscheduled Payments on the Mortgage Loans;

     (ii) all payments on account of interest on the Mortgage Loans and the interest portion of all Unscheduled Payments and all Prepayment Premiums and Yield Maintenance Charges;

     (iii) any amounts required to be deposited pursuant to Section 3.7(b) in connection with losses realized on Permitted Investments with respect to funds held in the Collection Account and pursuant to Section 3.25 in connection with Prepayment Interest Shortfalls;

     (iv) (x) all Net REO Proceeds transferred from an REO Account pursuant to
   Section 3.17(b), (y) all amounts transferred from lockbox accounts in respect of ARD Loans and payable to Certificateholders, and (z) all Condemnation Proceeds, Insurance Proceeds and Net Liquidation Proceeds not required to be applied to the restoration or repair of the related Mortgaged Property;

     (v) all amounts received from Borrowers which represent recoveries of Property Protection Expenses or Property Advances made pursuant to Section 3.22; and

     (vi) all other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Master Servicer or the Special Servicer.

     The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, late fees, "insufficient funds" check charges, Assumption Fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees and charges (but not including any Prepayment Premiums, Yield Maintenance Charges, Excess Interest or Default Interest) need not be deposited in the Collection Account by the Master Servicer and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans. In the event that the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, the Master Servicer may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

     (b) The Trustee shall establish and maintain the Middle-Tier Distribution Account in the name of the Trustee, in trust for the benefit of the Upper-Tier REMIC, the Regular Certificateholders and the Class R-I and Class R-II Certificateholders. The Middle-Tier Distribution Account shall be established and maintained as an Eligible Account.

     (c) The Trustee shall establish and maintain the Distribution Account in the name of the Trustee, in trust for the benefit of the Certificateholders. The Distribution Account shall be established and maintained as an Eligible Account.



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     (d)(i) The Master Servicer shall establish, on or prior to the Closing
Date, and thereafter maintain in the name of the Master Servicer on behalf of the Trustee, a segregated account (the "Interest Reserve Account") solely with respect to this Agreement, to be held in trust for the benefit of the Holders of the Certificates until disbursed pursuant to the terms of this Agreement, entitled "[Name of Master Servicer], as Master Servicer, in trust for [Name of Trustee], as Trustee in trust for Holders of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1999-C2. The Interest Reserve Account shall be an Eligible Account.


     (ii) On or before the date that is two Business Days after the Determination Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, the Master Servicer shall calculate the Withheld Amount and notify the Trustee of such Withheld Amount. On each such Remittance Date, the Master Servicer shall withdraw from the Collection Account and deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts. If the Master Servicer shall deposit in the Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account, any provision herein to the contrary notwithstanding. On or prior to the Remittance Date in March of each calendar year, the Master Servicer shall transfer to the Trustee for deposit into the Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

     (iii) The Master Servicer may, from time to time, make withdrawals from the Interest Reserve Account to pay itself, as additional servicing compensation in accordance with Section 3.12, net interest and investment income earned in respect of amounts in the Interest Reserve Account.

     (iv) Funds in the Interest Reserve Account may be invested and, if invested, shall be invested at the direction of, and at the risk of, the Master Servicer in Permitted Investments selected by the Master Servicer which shall mature, unless payable on demand, not later than the Business Day immediately preceding the date that such funds are required to be transferred to the Distribution Account, and any such Eligible Investment shall not be sold or disposed of prior to its maturity unless payable on demand. All such Eligible Investments shall be made in the name of "[Name of Master Servicer], as Master Servicer, in trust for [Name of Trustee], as Trustee in trust for Holders of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1999-C2."

     (v) An amount equal to all income and gain realized from any such investment (to the extent not needed to offset losses from other investments) shall be paid to the Master Servicer as additional servicing compensation and shall be subject to its withdrawal at any time from time to time. The amount of any losses incurred in respect of any such investments shall be for the account of the Master Servicer which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Collection Account out of its own funds no later than the next succeeding Remittance Date.

     (e) Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions of Section 3.7. The Master Servicer shall give written notice

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to the Trustee of the location and account number of the Collection Account and shall notify the Trustee in writing prior to any subsequent change thereof.

     SECTION 3.6. PERMITTED WITHDRAWALS FROM THE COLLECTION ACCOUNT.

     The Master Servicer may make withdrawals from the Collection Account only as described below (the order set forth below not constituting an order of priority for such withdrawals):

          (i) to remit to the Trustee, for deposit in the Middle-Tier Distribution Account, the amounts required to be deposited in the Middle-Tier Distribution Account pursuant to Section 4.6;

     (ii) to pay or reimburse the Master Servicer or the Trustee for Advances, the right of the Master Servicer or the Trustee to reimburse itself pursuant to this clause (ii) being limited to either (x) any collections on or in respect of the particular Mortgage Loan or REO Property respecting which each such Advance was made, or (y) any other amounts in the Collection Account in the event that such Advances have been deemed to be Nonrecoverable Advances or are not recovered from recoveries in respect of the related Mortgage Loan or REO Property after a Final Recovery Determination;

     (iii) to pay to the Master Servicer or the Trustee the Advance Interest Amount;

     (iv) to pay on or before each Remittance Date to the Master Servicer and the Special Servicer, as applicable, as compensation, the unpaid Servicing Fee, Special Servicing Fee, Disposition Fee and Workout Fee, respectively, in respect of the related Distribution Date (in the case of the Servicing Fee and the Special Servicing Fee, reduced up to the amount of any Prepayment Interest Shortfalls with respect to such Distribution Date, in accordance with Section 3.25), to be paid, in the case of the Servicing Fee, from interest received on the related Mortgage Loans, and to pay from time to time, to the Master Servicer any interest or investment income earned on funds deposited in the Collection Account, and to pay to the Master Servicer as additional Servicing Compensation any Prepayment Interest Surplus received in the preceding Collection Period and to pay to the Master Servicer and the Special Servicer, as applicable, any other amounts constituting Servicing Compensation;

     (v) to pay on or before each Distribution Date to the Depositor, the Transferor, the applicable Mortgage Loan Seller or the purchaser of any Specially Serviced Mortgage Loan or REO Property, as the case may be, with respect to each Mortgage Loan or REO Property that has previously been purchased or repurchased by it pursuant to Section 2.3(d), 2.3(e), Section 3.18, Section 5.8 or Section 9.1, all amounts received thereon during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

     (vi) to the extent not reimbursed or paid pursuant to any other clause of this Section 3.6, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee

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


   and/or the Depositor for unpaid items incurred by or on behalf of such Person pursuant to the second sentence of Section 3.7(c), Section 3.8(a), Section 3.10, Section 3.11, Section 3.12(d), Section 3.17(a), 3.17(b) and 3.17(c),
   Section 3.18(a), 6.3, 7.4, 8.5(d), 9.1(d) or Section 10.7, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent reimbursable under such Section, it being acknowledged that this clause (vi) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement;

     (vii) to deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Trustee to be necessary to pay any applicable federal, state or local taxes imposed on the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.5;

     (viii) to withdraw any amount deposited into the Collection Account that was not required to be deposited therein; and

     (ix) to clear and terminate the Collection Account pursuant to Section 9.1.

     The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan-by-Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to subclauses (ii) - (viii) above.

     The Master Servicer shall pay to the Trustee or the Special Servicer from the Collection Account (to the extent permitted by clauses (i)-(viii) above) amounts permitted to be paid to the Trustee or the Special Servicer therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee or a Servicing Officer of the Special Servicer, as applicable, describing the item and amount to which the Trustee or the Special Servicer is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

     The Trustee, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of Servicing Compensation, Advances (subject to the limitation set forth in Section 3.6(ii)) and their respective expenses (including Advance Interest Amounts) hereunder to the extent such expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement.

     SECTION 3.7. INVESTMENT OF FUNDS IN THE COLLECTION ACCOUNT AND THE RESERVE
                  ACCOUNTS.

     (a) The Master Servicer (or with respect to any REO Account, the Special Servicer) may direct any depository institution maintaining the Collection Account, any REO Account or (subject to applicable laws and the related Mortgage Loan Documents) any Reserve Accounts (each, for purposes of this Section 3.7, an "Investment Account") to invest the funds in


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

such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement; provided, however, that the Trustee will not be required to invest funds that are deposited in an Investment Account one day prior to the day they are required to be withdrawn from such Investment Account. Any direction by the Master Servicer (or with respect to an REO Account, the Special Servicer) to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Reserve Account, the Master Servicer shall act upon the written request of the related Borrower or Manager to the extent the Master Servicer is required to do so under the terms of the related Mortgage Loan, provided that in the absence of appropriate written instructions from such Borrower or Manager meeting the requirements of this Section 3.7, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such Reserve Accounts. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee.

     The Trustee shall have sole control (except with respect to investment directions which shall be in the sole control of the Master Servicer or the Special Servicer, as applicable, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. The Trustee shall have no responsibility or liability with respect to the investment directions of the Master Servicer or the Special Servicer or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer or the Special Servicer, as applicable, shall:

     (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

     (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer or the Special Servicer, as applicable, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

     (b) All income and gain realized from investment of funds deposited in the Collection Account and any Reserve Account as to which the related Borrower is not entitled to interest thereon shall be for the benefit of the Master Servicer and all income and gain realized from investment of funds deposited in any REO Account shall be for the benefit of the Special Servicer and, may be withdrawn by the Master Servicer or the Special Servicer, as applicable, from time to time in accordance with Section 3.6 and Section 3.17(b), as applicable. The Master


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

Servicer shall deposit from its own funds in the Collection Account and the Interest Reserve Account as the case may be, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss and the Special Servicer shall deposit from its own funds in any REO Account the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss. The Master Servicer shall also deposit into each Reserve Account any amounts representing losses on Permitted Investments in which such Reserve Accounts have been invested, except to the extent that amounts are invested for the benefit of the Borrower under applicable law or the terms of the related Mortgage Loan. The income and gain realized from investment of funds deposited in any Reserve Account shall be paid from time to time to the related Borrower to the extent required under the Mortgage Loan or applicable law.

     (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates representing at least a majority of the aggregate Voting Rights of any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, the Trust Fund shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith. In the event that the Trustee does not take any such action, the Master Servicer may take such action at its own cost and expense.

     SECTION 3.8. MAINTENANCE OF INSURANCE POLICIES AND ERRORS AND OMISSIONS AND
                  FIDELITY COVERAGE.

     (a) The Master Servicer on behalf of the Trustee, as mortgagee, shall use its reasonable best efforts in accordance with the Servicing Standard to cause the related Borrower to maintain for each Mortgage Loan (other than any REO Mortgage Loan), and the Master Servicer will review, certificates of insurance for such required insurance, and if the Borrower does not so maintain such insurance, shall itself maintain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) to the extent the Trustee as mortgagee has an insurable interest and to the extent available at commercially reasonable rates, (A) fire and hazard insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the lesser of (i) one hundred percent (100%) of the then "full replacement cost" of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation, and (ii) the outstanding principal balance of the related Mortgage Loan or such other amount as is necessary to prevent any reduction in such policy by reason of the application of co-insurance and to prevent the Trustee thereunder from being deemed to be a co-insurer, (B) insurance providing coverage against twelve months of rent interruptions and (C) such other insurance (including public liability insurance) as provided in the related Mortgage Loan.

     The Special Servicer shall maintain, to the extent available at commercially reasonable rates, fire and hazard insurance from a Qualified Insurer with extended coverage on each REO Property in an amount which is at least equal to one hundred percent (100%) of the

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

then "full replacement cost" of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation. The Special Servicer shall maintain (subject to the provisions of this Agreement regarding Nonrecoverable Advances), to the extent available at commercially reasonable rates, with respect to each REO Property (A) public liability insurance providing such coverage against such risks as the Master Servicer or the Special Servicer, as applicable, determines, consistent with the related Mortgage and the Servicing Standard, to be in the best interests of the Trust Fund, and shall cause to be maintained with respect to each REO Property
(B) insurance providing coverage against twelve months of rent interruptions, and (C) such other insurance as provided in the related Mortgage Loan to the extent available at commercially reasonable rates and in the case of each of
(A), (B), and (C) from a Qualified Insurer. In the case of any insurance otherwise required to be maintained pursuant to this section that is not being so maintained because the Master Servicer or the Special Servicer, as applicable, has deemed that it is not available at commercially reasonable rates, the Master Servicer or the Special Servicer, as applicable, shall deliver an Officer's Certificate to the Trustee and the Rating Agencies detailing the steps that the Master Servicer or the Special Servicer, as applicable, took in seeking such insurance and the factors which led to its determination that such insurance is not so available. Any amounts collected by the Master Servicer or the Special Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or amounts to be released to the Borrower in accordance with the terms of the related Mortgage) shall be deposited into the Collection Account pursuant to
Section 3.5, subject to withdrawal pursuant to Section 3.6. Any cost incurred by the Master Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance other than flood insurance is to be required of any Borrower or to be maintained by the Master Servicer other than pursuant to the terms of the related Mortgage Loan Documents and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance; provided, however, that each of the Master Servicer and the Special Servicer may maintain earthquake insurance.

     If the Mortgaged Property is located in a federally designated special flood hazard area, the Master Servicer will use its reasonable best efforts in accordance with the Servicing Standard to cause the related Borrower to maintain or will itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) flood insurance in respect thereof to the extent available at commercially reasonable rates. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance required by the terms of the related Mortgage and as is available for the related property under the national flood insurance program (assuming that the area in which such property is located is participating in such program). If an REO Property is located in a federally designated special flood hazard area, the Special Servicer will obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) flood insurance in respect thereof providing substantially the same coverage as described in the preceding sentences.

     If at any time during the term of this Agreement a recovery under a flood or fire and hazard insurance policy in respect of a Mortgaged Property (excluding any REO Property) is not available but would have been available if such insurance were maintained thereon in accordance with the standards applied to Mortgaged Properties described herein, the Master Servicer shall (subject to the provisions of this Agreement concerning Nonrecoverable Advances) either (i) immediately deposit into the Collection Account from its own funds the amount that would have been recovered or (ii) apply to the restoration and repair of the property from its own funds the amount that would have been recovered, if such application would be consistent with the servicing standard set forth in
Section 3.1(a); provided, however, that the Master Servicer shall not be responsible for any shortfall in insurance proceeds resulting from an insurer's refusal or inability to pay a claim. Costs to the Master Servicer of maintaining insurance policies pursuant to this Section 3.8 shall be paid by the Master Servicer as a Property Advance and shall be reimbursable to the Master Servicer with interest at the Advance Rate, which reimbursement may be effected under
Section 3.6(vi); and costs to the Special Servicer of maintaining insurance policies pursuant to this Section 3.8 shall be paid and reimbursed in accordance with Section 3.17(b).

     The Master Servicer and the Special Servicer agree to prepare and present, on behalf of itself, the Trustee and the Certificateholders, claims under each related insurance policy maintained pursuant to this Section 3.8(a) in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder.

     The Master Servicer (or with respect to any REO Property, the Special Servicer) shall require that all insurance policies required hereunder shall name the Trustee or the Master Servicer (or with respect to any REO Property, the Special Servicer), on behalf of the Trustee as the mortgagee, as loss payee and that all such insurance policies require that thirty (30) days' notice be given to the Master Servicer before termination to the extent required by the related Mortgage Loan Documents.

     (b) (I) If the Master Servicer or Special Servicer, as applicable, obtains and maintains a blanket insurance policy with a Qualified Insurer at its own expense insuring against fire and hazard losses, 12-month rent interruptions or other required insurance on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations concerning the maintenance of such insurance coverage set forth in Section 3.8(a), it being understood and agreed that such policy may contain a deductible clause, in which case the Master Servicer or Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on one or more of the related Mortgaged Properties a policy otherwise complying with the provisions of Section 3.8(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or, in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as Master Servicer or Special Servicer hereunder, as applicable, the Master Servicer and the Special Servicer each agrees to prepare and present, on behalf of itself, the Trustee and

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

Certificateholders, claims under any such blanket policy which it maintains in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or permit recovery thereunder.

     (II) If the Master Servicer or the Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by a master force placed insurance policy, which policy is issued by a Qualified Insurer and provides no less coverage in scope and amount for such Mortgaged Property or REO Property than the insurance required to be maintained pursuant to Section 3.8(a), the Master Servicer or Special Servicer shall conclusively be deemed to have satisfied its obligations to maintain insurance pursuant to Section 3.8(a). Such policy may contain a deductible clause, in which case the Master Servicer or Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.8(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

     (c) Each of the Master Servicer and Special Servicer shall maintain a fidelity bond in the form and amount that would meet the servicing requirements of prudent institutional commercial mortgage loan servicers. The Master Servicer or Special Servicer, as applicable, shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as applicable. In addition, each of the Master Servicer and Special Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations to service the Mortgage Loans hereunder in the form and amount that would meet the servicing requirements of prudent institutional commercial mortgage loan servicers. Each of the Master Servicer and Special Servicer shall cause each and every sub-servicer for it (other than any sub-servicer whose services are limited only to the gathering of financial statements and the performance of site inspections, and, in particular, does not include the collection or payment of any Trust Fund property) to maintain, or cause to be maintained by any agent or contractor servicing any Mortgage Loan on behalf of such sub-servicer, a fidelity bond and an errors and omissions insurance policy which satisfy the requirements for the fidelity bond and the errors and omissions policy to be maintained by the Master Servicer or Special Servicer pursuant to this Section 3.8(c). All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.8(c) shall be issued by a Qualified Insurer.

     SECTION 3.9. ENFORCEMENT OF DUE-ON-SALE AND DUE-ON-ENCUMBRANCE CLAUSES;
                  ASSUMPTION AGREEMENTS AND DEFEASANCE PROVISIONS.

     (a) If any Mortgage Loan contains a provision in the nature of a "due-on-sale" clause, which, by its terms:


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


     (i) provides that such Mortgage Loan shall (or may at the related mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property, or

     (ii) provides that such Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer,

then, for so long as such Mortgage Loan is included in the Trust Fund, the Master Servicer or the Special Servicer, as applicable, on behalf of the Trust Fund, shall enforce such provision to the extent permitted under the terms of such Mortgage Loan, applicable law and governmental regulations, unless (A) such provision is not enforceable under applicable law, (B) enforcement thereof would result in a loss of insurance coverage under any related insurance policy, (C) such enforcement is reasonably likely to result in meritorious legal action by the related Borrower, or (D) the Master Servicer or Special Servicer, as applicable, acting in accordance with the Servicing Standard, determines that such enforcement would not be in the best interests of the Trust Fund. In addition, the Master Servicer or Special Servicer shall forbear to enforce such provision as to any Mortgage Loan or group of Mortgage Loans to Borrowers that are Affiliates or group of Mortgage Loans that are secured by any group of cross-collateralized Mortgaged Properties whose outstanding Scheduled Principal Balance equals or exceeds the greater of (a) $20,000,000 and (b) 5.0% of the aggregate outstanding Scheduled Principal Balance of all Mortgage Loans, if the loan documents permit the Master Servicer to impose such a condition, only if the Master Servicer receives written confirmation from S&P and Moody's that forbearance to enforce such provision shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by S&P and Moody's to any Class of Certificates. Subject to the foregoing, the Master Servicer or Special Servicer, as applicable, is authorized to take or enter into an assumption agreement from or with the Person to whom such Mortgaged Property has been or is about to be conveyed, or to release the original related Borrower from liability upon such Mortgage Loan and substitute the new Borrower as obligor thereon. To the extent permitted by law, the Master Servicer or Special Servicer, as applicable, shall enter into an assumption or substitution agreement only if the credit status of the prospective new Borrower is in compliance with the Master Servicer's or the Special Servicer's, as applicable, regular commercial mortgage origination or servicing standards and criteria and the terms of the related Mortgage. The Master Servicer or Special Servicer, as applicable, shall notify the Trustee that any such assumption or substitution agreement has been completed by forwarding to the Trustee the original of such agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. In connection with any such assumption or substitution agreement, the Mortgage Rate, principal amount and other material payment terms (including any cross-collateralization and cross-default provisions) of such Mortgage Loan pursuant to the related Note and Mortgage shall not be changed, other than in connection with a default or reasonably foreseeable default with respect to the Mortgage Loan. Assumption Fees collected by the Master Servicer or the Special Servicer, as applicable, for entering into an assumption or substitution agreement will be retained by the Master Servicer or Special Servicer, as applicable, as additional servicing compensation. Notwithstanding the foregoing, the Master Servicer or Special Servicer may consent to the assumption of a Mortgage

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Loan by a prospective new Borrower in a bankruptcy proceeding involving the related Mortgaged Property.

     (b) If any Mortgage Loan contains a provision in the nature of a "due-on-encumbrance" clause, which, by its terms:

     (i) provides that such Mortgage Loan shall (or may at the related mortgagee's option) become due and payable upon the creation of any lien or other encumbrance on such Mortgaged Property, or

     (ii) requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on such Mortgaged Property,

then, for so long as such Mortgage Loan is included in the Trust Fund, the Master Servicer or Special Servicer, as applicable, on behalf of the Trust Fund, shall enforce such provision and in connection therewith shall (x) accelerate the payments due on such Mortgage Loan, or (y) withhold its consent to the creation of any such lien or other encumbrance, as applicable, except, in each case, to the extent that the Master Servicer or Special Servicer, as applicable, acting in accordance with the Servicing Standard, determines that such enforcement would not be in the best interests of the Trust Fund and receives written confirmation from each Rating Agency that forbearance to enforce such provision shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates.

     Notwithstanding the foregoing, the Master Servicer or Special Servicer, as applicable, may forbear from enforcing any due-on-encumbrance provision in connection with any junior or senior lien on the Mortgaged Property imposed in connection with any bankruptcy proceeding involving the Mortgaged Property.

     (c) If any Mortgage Loan contains a provision in the nature of a "defeasance" clause, which by its terms grants the related Borrower, subject to certain conditions, the right to obtain the release of the lien of the related Mortgage on the related Mortgaged Property by substituting for such Mortgaged Property, as collateral for the related Note, direct, non-callable obligations of the United States of America which provide for payments on or prior to each Due Date and on the maturity date of the Mortgage Loan (or, in the case of the ARD Loans, through the related Anticipated Repayment Dates, including prepayment in full on their related Anticipated Repayment Dates) in amounts equal to or greater than the amounts payable under the related Note on each such date, then, for so long as such Mortgage Loan is included in the Trust Fund, the Master Servicer or Special Servicer, as applicable, on behalf of the Trust Fund, shall withhold its consent to such defeasance to the extent not inconsistent with such Mortgage Loan defeasance clause, except, in each case, to the extent that the Master Servicer or Special Servicer, as applicable, acting in accordance with the Servicing Standard, (i) determines that such withholding would not be in the best interests of the Trust Fund, (ii) receives written confirmation from each Rating Agency that forbearance to enforce such provision shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates and (iii) receives an Opinion of Counsel (at

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the expense of the related Mortgagor or the Trust Fund) that any such defeasance will not cause any of the REMICs to fail to qualify as a REMIC or any tax to be imposed on any REMIC at any time the Certificates are outstanding.

     (d) Nothing in this Section 3.9 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

     (e) In connection with the taking of, or the failure to take, any action pursuant to this Section 3.9, the Master Servicer or Special Servicer, as applicable, shall not agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.9(a) shall contain any terms that are different from, any term of any Mortgage Loan or the related Note or Mortgage.

     SECTION 3.10. REALIZATION UPON MORTGAGE LOANS.

     (a) With respect to any Specially Serviced Mortgage Loan, the Special Servicer shall determine, in accordance with the Servicing Standard, whether to grant a modification, waiver, extension or amendment of the terms of such Specially Serviced Mortgage Loan, commence foreclosure proceedings or attempt to sell such Specially Serviced Mortgage Loan with reference to which course of action is reasonably likely to produce a greater recovery on a present value basis with respect to such Specially Serviced Mortgage Loan; provided, however, that in connection with the foregoing the Master Servicer shall provide an Officer's Certificate as described below; and provided, further, that the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) that: (i) as provided in Section 3.1, in the event of a modification, extension, waiver or amendment of the terms of a Specially Serviced Mortgage Loan (including any consent to a complete or partial release of real property securing a Mortgage Loan), the modification, extension, waiver or amendment will not cause the imposition of a tax on the Lower-Tier REMIC, the Middle-Tier REMIC or the Upper-Tier REMIC under the REMIC provisions or cause the Lower-Tier REMIC, Middle-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time any Class of Certificates is outstanding; (ii) in the event of a commencement of foreclosure proceedings, the property will qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), in which case Section 3.17 shall apply; or (iii) in the event of an attempt to sell the Specially Serviced Mortgage Loan, the sale (x) will not constitute a "prohibited transaction" within the meaning of Code Section 860F(a) or (y) will not result in a taxable gain or otherwise subject the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to tax. The determination of the Special Servicer or Special Servicer described above shall be evidenced by a certificate of a Servicing Officer thereof delivered to the Trustee, the Master Servicer and the Depositor setting forth such determination and the procedures and considerations of the Special Servicer forming the basis of such determination.

     Contemporaneously with the earliest of (i) the effective date of any modification, amendment, waiver, extension or consent to a change of the stated maturity, Mortgage Rate,

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     principal balance or amortization terms of any Specially Serviced Mortgage
Loan, or any other term of a Mortgage Loan to the extent such modification, amendment, waiver or consent would constitute a "significant modification" under
Section 1001 of the Code, including proposed and final Treasury regulations thereunder, as to which Mortgage Loan a default has occurred or is reasonably foreseeable, (ii) 90 days after the occurrence of any uncured payment delinquency, (iii) the date 45 days after a receiver is appointed in respect of a Mortgaged Property, or (iv) the date a Mortgaged Property becomes an REO Property, the Special Servicer shall obtain an Appraisal of the Mortgaged Property securing any Mortgage Loan referred to in clause (i) or (ii) or such Mortgaged Property or REO Property, as the case may be (an "Updated Appraisal").

     Following a default by a Borrower in the payment of a Balloon Payment, the Special Servicer may grant any number of successive extensions of up to 12 months (or the period since the beginning of the first such extension, if shorter) with respect to the related Specially Serviced Mortgage Loan. The Special Servicer shall consider, among all relevant factors, any Appraisal obtained in accordance with the preceding paragraph in determining whether to grant any such extension. The Special Servicer shall not grant any extension (whether arising from a default in the payment of a Balloon Payment or otherwise) that (i) permits such Borrower to make interest only payments for a period, in the aggregate, of greater than 12 months or (ii) extends the maturity date of any Mortgage Loan beyond the date that is 10 years prior to the expiration of any related ground lease with respect to the Mortgaged Property securing such unless the Special Servicer shall have delivered to the Trustee a written confirmation from each Rating Agency to the effect that such extension will not, by itself, cause such Rating Agency to downgrade, modify or withdraw its rating on any outstanding Class of Certificates or (iii) extends the maturity date of any Mortgage Loan beyond the date that is 5 years after the original maturity date of such Mortgage Loan based on its original amortization schedule or (iv) extends the maturity date of any Mortgage Loan to a date later than two years prior to the Rated Final Distribution Date.

     (b) In connection with any foreclosure or other acquisition, the Master Servicer shall, at the direction of the Special Servicer, pay the costs and expenses in any such proceedings as an Advance unless the Master Servicer determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance. The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.6(ii) (or Section 3.6(iii), in the case of interest at the Advance Rate).

     If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the related Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if the laws of such state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing such a deficiency judgment and such determination is evidenced by an Officer's Certificate delivered to the Trustee.


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     In the event that title to any Mortgaged Property is acquired in foreclosure and the related Mortgage Loan is canceled, such Mortgage Loan shall (except for purposes of Section 9.1) be considered to be a Mortgage Loan held in the Trust Fund until such time as the related REO Property shall be sold by the Trust Fund and the Scheduled Principal Balance of each REO Mortgage Loan shall be reduced by any Net REO Proceeds allocated to principal. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan shall be considered to be an outstanding Mortgage Loan:

     (i) it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note and, for purposes of determining the Scheduled Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title, remain in effect; and

     (ii) Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Note in accordance with the terms of such Note. In the absence of such terms, Net REO Proceeds shall be deemed to have been received first in payment of the accrued interest that remained unpaid on the date that the related REO Property was acquired by the Trust Fund; second in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal and accrued interest on such Mortgage Loan deemed to be due and payable in accordance with the terms of such Note and such amortization schedule. If such Net REO Proceeds exceed the Monthly Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of such Mortgage Loan.

     (c) Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

     (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

     (ii) the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such personal property by the Lower-Tier REMIC will not cause the imposition of a tax on the Lower-Tier REMIC, the Middle-Tier REMIC or the Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC, the Middle-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

     (d) Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such

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partnership or other equity interest by the Trust Fund will not cause the imposition of a tax on the Lower-Tier REMIC, the Middle-Tier REMIC or the Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC, the Middle-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

     (e) Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund or the Certificateholders, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental site assessment prepared within the past twelve (12) months by an Independent Person who regularly conducts environmental assessments and consultation with Independent counsel, that:

          (A) such Mortgaged Property is in compliance in all material respects with applicable environmental laws or, if not in compliance in all material respects, the Special Servicer, after consultation with an environmental consultant, has determined that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

          (B) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could reasonably be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could reasonably be required, the Special Servicer, after consultation with an environmental consultant, has determined that it would be in the best economic interest of the Trust Fund to take such actions with respect to such Mortgaged Property.

     In the event that the environmental assessment last obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance in all material respects with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders to be conducted by an Independent Person who regularly conducts such tests. Any such tests shall be deemed part of the environmental site assessment obtained by the Special Servicer for purposes of this Section 3.10.

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     (f) The environmental assessment contemplated by Section 3.10 shall be prepared by any Independent Person who regularly conducts environmental audits for purchasers of commercial properties located in the same general area as the Mortgaged Property with respect to which the Special Servicer is ordering such environmental assessment, as determined by the Special Servicer in a manner consistent with the Servicing Standard. The Master Servicer shall at the direction of the Special Servicer advance the cost of preparation of such environmental assessments unless the Master Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance. The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted pursuant to Section 3.6.

     (g) If the Special Servicer determines pursuant to Section 3.10(e)(A) that a Mortgaged Property is not in compliance in all material respects with applicable environmental laws but that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property into compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(e)(B) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund to take such action with respect to the investigation, testing, containment, monitoring, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (with due consideration to the avoidance of "mortgagee-in-possession," "owner" or "operator" status, as set forth in this Section 3.10). None of the Special Servicer, the Master Servicer or the Trustee shall be required to advance the cost of any such compliance, containment, clean-up or remediation and such expense shall be an expense of the Trust Fund.

     (h) The Special Servicer shall report to the IRS and to the related Borrower, in the manner required by applicable law, the information required to be reported regarding any Mortgaged Property which is abandoned or foreclosed. The Special Servicer shall deliver a copy of any such report to the Trustee.

     (i) The costs of any Appraisal obtained pursuant to this Section 3.10 shall be paid by the Master Servicer (or, if required by Section 3.22(b), the Trustee) as an Advance and shall be reimbursable (with interest thereon at the Advance
Rate) from the Collection Account.

     Section 3.11. Trustee to Cooperate; Release of Mortgage Files.

     Upon the payment in full of any Mortgage Loan, or the receipt by the Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Trustee and the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.5(a) have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Mortgage File.

     From time to time upon request of the Master Servicer or Special Servicer, and upon delivery to the Trustee and the Custodian of a Request for Release, the Trustee shall

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promptly cause the Custodian to release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or the Special Servicer, as applicable. Upon receipt of (a) such Mortgage File (or portion thereof) by the Custodian from the Master Servicer or Special Servicer, as applicable, or (b) in the event of a liquidation or conversion of the related Mortgage Loan into an REO Property, a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account or Distribution Account have been so deposited, or that such Mortgage Loan has become an REO Property, the Custodian shall return the Request for Release to the Master Servicer or Special Servicer, as applicable.

     Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or trustee's sale in respect of the Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the related Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by such Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the related Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale. All expenses of the Trustee in connection with the foregoing paragraph shall be reimbursed pursuant to Section 3.6.

     SECTION 3.12. SERVICING COMPENSATION AND TRUSTEE FEES.

     (a) As compensation for its activities hereunder, the Master Servicer shall be entitled to the Servicing Fee, which shall be payable solely from receipts on the related Mortgage Loans, and may be withheld from payments on account of interest prior to deposit in the Collection Account, or may be withdrawn from amounts on deposit in the Collection Account as set forth in Section 3.6(iv). The Master Servicer's rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer's responsibilities and obligations under this Agreement. In addition, the Master Servicer shall be entitled to receive, as additional servicing compensation, any Prepayment Interest Surplus (subject to Section 3.25) and, to the extent permitted by applicable law and the related Notes and Mortgages, any late payment charges, late fees, "insufficient funds" check charges, Assumption Fees, demand fees, loan modification fees, extension fees, Financial and Lease Reporting Fees (to the extent such fees are not required to be remitted to the related Borrower pursuant to the related Note), loan service transaction fees, beneficiary statement charges, or similar items (but not including any Default Interest, Prepayment Premiums, Yield Maintenance Charges or Excess Interest), in each case to the extent received, with respect to any Mortgage Loan that is not a Specially Serviced Mortgage Loan and not required to be deposited or retained in the Collection Account pursuant to Section 3.5. The Master Servicer shall also be entitled pursuant to, and to the extent provided in, Section 3.7(b) to withdraw from the Collection Account and to receive from the Reserve Accounts (to the extent not required to be paid to the related Borrower pursuant to the related Mortgage Loan Documents or applicable law) any

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interest or other income earned on deposits therein, and the Master Servicer shall also be entitled to any interest or other income earned on deposits in the Interest Reserve Account as and to the extent set forth in Section 3.5(d)(iv).

     As compensation for its activities hereunder, the Trustee shall be entitled to the Trustee Fee with respect to each Mortgage Loan, which shall be paid pursuant to Section 4.1. The Trustee shall pay the routine fees and expenses of the Certificate Registrar, the Paying Agent, the Custodian and the Authenticating Agent. The Trustee's rights to the Trustee Fee may not be transferred in whole or in part except in connection with the transfer of all of the Trustee's responsibilities and obligations under this Agreement.

     Except as otherwise provided herein, the Master Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, and the Master Servicer shall pay expenses incurred by the Trustee in connection with its activities hereunder as provided in Section 3.6.

     (b) As compensation for its activities hereunder, the Special Servicer shall be entitled to the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan, the Disposition Fee with respect to each Specially Serviced Mortgage Loan or REO Property and the Workout Fee with respect to each Corrected Mortgage Loan, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.6(iv). The Special Servicer's rights to the Special Servicing Fee, Disposition Fee and Workout Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement. The Special Servicer shall also be entitled pursuant to, and to the extent provided in, Section 3.7(b) to withdraw from any REO Account any interest or other income earned on deposits therein.

     In addition, the Special Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Notes and Mortgages, any late payment charges, late fees, "insufficient funds" check charges, Assumption Fees, loan modification fees, extension fees, Financial and Lease Reporting Fees (to the extent such fees are not required to be remitted to the related Borrower pursuant to the related
Note), loan service transaction fees, beneficiary statement charges, demand fees, loan modification fees, extension fees or similar items (but not including any Default Interest, Prepayment Premiums, Yield Maintenance Charges or Excess Interest), in each case to the extent received with respect to any Specially Serviced Mortgage Loan and not required to be deposited or retained in the Collection Account pursuant to Section 3.5.

     Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

     (c) In addition to other Special Servicer compensation provided for in this Agreement, and not in lieu thereof, the Special Servicer shall be entitled to the Disposition Fee payable out of the Liquidation Proceeds prior to the deposit of the related Net Liquidation Proceeds in the Collection Account.


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     (d) The Master Servicer, the Special Servicer and the Trustee shall be entitled to reimbursement from the Trust Fund for the unanticipated costs and expenses incurred by them in the performance of their duties under this Agreement which are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.6(vi).

     (e) No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, Special Servicer or Trustee, as the case may be, such expenditure or incurrence of liability would constitute a Nonrecoverable Advance based on the standards set forth in the definition of Nonrecoverable Advance.

     If the Master Servicer, the Special Servicer or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in the Master Servicer's, the Special Servicer's or the Trustee's good faith business judgment, require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer or the Trustee, the cost of which would not be an expense of the Trust Fund hereunder, then the Master Servicer, the Special Servicer or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower or such Certificateholder or such other Person, as applicable, makes arrangements for the payment of the Master Servicer's, the Special Servicer's or the Trustee's expenses associated with such counsel or other consultant (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer or the Trustee, as the case may be, in its sole discretion. Unless such arrangements have been made, the Master Servicer, the Special Servicer or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

     SECTION 3.13. REPORTS TO THE TRUSTEE; COLLECTION ACCOUNT STATEMENTS.

     (a) The Master Servicer shall deliver to the Paying Agent, with a copy to the Trustee and each Rating Agency, no later than the first Business Day following each Determination Date, (i) the Master Servicer Remittance Report with respect to the related Determination Date (which shall include, without limitation, the amount of Available Funds for the related Distribution Date) and
(ii) a written statement of required P&I Advances for such Determination Date together with the certificate and documentation required by the definition of Nonrecoverable Advance related to any determination that any such P&I Advance would constitute a Nonrecoverable Advance made as of such Determination Date.

     (b) For so long as the Master Servicer makes deposits into and withdrawals from the Collection Account, not later than five days after each Distribution Date, the Master Servicer shall forward to the Trustee a statement prepared by the Master Servicer setting forth the

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status of the Collection Account as of the close of business on the last
Business Day of the related Collection Period showing the aggregate amount of deposits into and withdrawals from the Collection Account for each category of deposit specified in Section 3.5 and each category of withdrawal specified in
Section 3.6 for such Collection Period. The Trustee and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Master Servicer with respect to the Mortgage Loans and the performance of its duties hereunder.

     (c) The Trustee shall be entitled to rely conclusively on and shall not be responsible for the content or accuracy of any information provided to it by the Master Servicer or Special Servicer pursuant to this Agreement.

     (d) The Master Servicer shall deliver to the Trustee for reporting to the Certificateholders the following monthly reports with respect to the Mortgage
Loans: (i) a Comparative Financial Status Report, substantially in the form attached hereto as Exhibit J; (ii) a Delinquent Loan Status Report, substantially in the form attached hereto as Exhibit K; (iii) an Historical Loan Modification Report, substantially in the form attached hereto as Exhibit L;
(iv) an Historical Loss Estimate Report, substantially in the form attached hereto as Exhibit M; (v) an REO Status Report, substantially in the form attached hereto as Exhibit N; and (vi) a Watch List Report, substantially in the form attached hereto as Exhibit O. In addition, the Master Servicer shall deliver to the Trustee for reporting to the Certificateholders (i) a quarterly Operating Statement Analysis Report, substantially in the form attached hereto as Exhibit P and (ii) an annual NOI Adjustment Worksheet, substantially in the form attached hereto as Exhibit Q.

     SECTION 3.14. ANNUAL STATEMENT AS TO COMPLIANCE.

     The Master Servicer and Special Servicer shall deliver to the Trustee and to the Depositor on or before April 15 of each year, beginning with April 15, 2000, an Officer's Certificate stating, as to each signatory thereof, (i) that a review of the activities of the Master Servicer or Special Servicer, as applicable, during the preceding calendar year (or such shorter period from the Closing Date to the end of the related calendar year) and of its performance under this Agreement has been made under such officer's supervision, (ii) that, to the best of such officer's knowledge, based on such review, it has fulfilled all of its obligations under this Agreement throughout such year (or such shorter period), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer, the nature and status thereof and what action it proposes to take with respect thereto, (iii) that, to the best of such officer's knowledge, each sub-servicer has fulfilled its obligations under its sub-servicing agreement in all material respects, or, if there has been a material default in the fulfillment of such obligations, specifying each such default known to such officer and the nature and status thereof, and (iv) whether it has received any notice regarding qualification, or challenging the status, of the Upper-Tier REMIC, the Middle-Tier REMIC or Lower-Tier REMIC as a REMIC from the IRS or any other governmental agency or body.


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     SECTION 3.15. ANNUAL INDEPENDENT PUBLIC ACCOUNTANTS' SERVICING REPORT.

     On or before April 15 of each year, beginning with April 15, 2000, the Master Servicer and Special Servicer at its expense shall cause a firm of nationally recognized Independent public accountants (who may also render other services to the Master Servicer or Special Servicer, as applicable) which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Trustee and to the Depositor, to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans under this Agreement and that, on the basis of such examination conducted substantially in compliance with generally accepted auditing standards and the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for FHLMC, such servicing has been conducted in compliance with this Agreement except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards and the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for FHLMC require it to report, in which case such exceptions and errors shall be so reported.

     SECTION 3.16. ACCESS TO CERTAIN DOCUMENTATION.

     (a) The Master Servicer and Special Servicer shall provide to any Certificateholders that are federally insured financial institutions, the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder is subject, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Master Servicer or Special Servicer, as applicable.

     (b) Nothing in this Section 3.16 shall detract from the obligation of the Master Servicer or Special Servicer to observe any applicable law or contractual provision prohibiting or restricting disclosure of information with respect to the Borrowers or the Mortgage Loans, and the failure of the Master Servicer or Special Servicer, as applicable, to provide access as provided in this Section
3.16 as a result of such obligation shall not constitute a breach of this
Section 3.16.

     SECTION 3.17. TITLE AND MANAGEMENT OF REO PROPERTIES.

     (a) In the event that title to any Mortgaged Property is acquired for the benefit of Certificateholders in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include the Master Servicer or Special Servicer), or a separate trustee or co-trustee, on behalf of the Trust Fund. The Special Servicer shall maintain accurate records with respect to each related REO Property reflecting the status of taxes, assessments and other similar items that are or may become a lien on such REO Property and the status of insurance premiums payable with respect thereto. The Special Servicer, on behalf of the

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Trust Fund, shall dispose of any REO Property by the close of the third tax year following the taxable year in which the Trust Fund acquired such property, unless (i) the Special Servicer, on behalf of the Lower-Tier REMIC, has applied for and received an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such REO Property within the applicable extension period or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund), addressed to the Special Servicer and the Trustee, to the effect that the holding by the Trust Fund of such REO Property for an additional specified period will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate or Middle-Tier Interest is outstanding, in which case the Special Servicer shall sell such REO Property within the additional specified period subject to any conditions set forth in such Opinion of Counsel. The Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property held by the Trust Fund prior to the last day of the period (taking into account extensions) within which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.18 hereof. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a)).

     (b) The Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders, and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards. The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an "REO Account"), each of which shall be an Eligible Account and shall be entitled "[Name of Trustee], as Trustee, in trust for Holders of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1999-C2, REO Account." The Special Servicer shall be entitled to any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.7(b). The Special Servicer shall deposit or cause to be deposited in the related REO Account within one (1) Business Day after receipt all REO Proceeds received by it with respect to any REO Property (other than Liquidation Proceeds), and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

     (i) all insurance premiums due and payable in respect of such REO Property;

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     (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon; and

     (iii) all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore such REO Property, including any property management fees.

     To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the Master Servicer (or, in the event the Master Servicer is unable to perform, the Trustee) shall make an Advance equal to the amount of such shortfall unless the Master Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance. The Master Servicer shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent permitted pursuant to Section 3.6. The Special Servicer shall remit to the Master Servicer from each REO Account for deposit in the Collection Account on a monthly basis prior to the related Remittance Date the Net REO Proceeds received or collected from the related REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in such REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

     Notwithstanding the foregoing, the Special Servicer shall not:

     (i) permit the Trust Fund to enter into, renew or extend any New Lease if the New Lease, by its terms, will give rise to any income that does not constitute Rents from Real Property;

     (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

     (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

     (iv) Directly Operate or perform any construction work on, or allow any Person (other than an Independent Contractor) to Directly Operate or perform any construction work on, any REO Property on, any date more than 90 days after its date of acquisition by the Trust Fund;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer and the Trustee (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any


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time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

     The Special Servicer shall be required to contract with an Independent Contractor for the operation and management of any REO Property within 90 days of the Trust Fund's acquisition thereof (unless the Special Servicer shall have provided the Trustee with an Opinion of Counsel that the operation and management of such REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Code Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund), provided that:

     (i) the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

     (ii) any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

     (iii) none of the provisions of this Section 3.17(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund or the Trustee on behalf of the Certificateholders with respect to the operation and management of any such REO Property; and

     (iv) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

     The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

     (c) Promptly following any acquisition by the Trust Fund of an REO Property, the Special Servicer shall obtain (i) an update of any Appraisal performed pursuant to Section 3.10 which is more than six months old, or (ii) to the extent that an Appraisal has not been obtained pursuant to such Section, an Appraisal of such REO Property by an Independent appraiser familiar with the area in which such REO Property is located in order to determine the fair market value of such REO Property, and shall notify the Depositor and the Trustee of the results of such Appraisal. The cost of any such Appraisal shall be an expense of the Trust Fund.

     (d) When and as necessary, the Special Servicer shall send to the Trustee a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as

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determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Section 3.17(b).

     SECTION 3.18. SALE OF SPECIALLY SERVICED MORTGAGE LOANS AND REO PROPERTIES.

     (a) With respect to any Specially Serviced Mortgage Loan or REO Property which the Special Servicer has determined to sell in accordance with Section
3.10 or otherwise, the Special Servicer shall deliver to the Trustee an Officer's Certificate to the effect that the Special Servicer has determined to sell such Specially Serviced Mortgage Loan or REO Property in accordance with this Section 3.18. The Special Servicer may then offer to sell to any Person such Specially Serviced Mortgage Loan or such REO Property but shall, in any event, so offer to sell such REO Property no later than the time determined by the Special Servicer to be sufficient to result in the sale of such REO Property within the period specified in Section 3.17(a). The Special Servicer shall deliver such Officer's Certificate and give the Trustee not less than ten Business Days prior written notice of its intention to sell such Specially Serviced Mortgage Loan or REO Property, in which case the Special Servicer shall accept any offer received from any Person that is determined by the Special Servicer to be a fair price, as determined in accordance with Section 3.18(b), for such Specially Serviced Mortgage Loan or REO Property if the offeror is a Person other than an Interested Person, or is determined to be such a price by the Trustee if the offeror is an Interested Person; provided, however, that the Trustee shall be entitled to engage at the expense of the Trust Fund an Independent appraiser to determine whether the offer is a fair price, provided, however, that any offer by an Interested Person in the amount of the Repurchase Price shall be deemed to be a fair price. Notwithstanding anything to the contrary herein, neither the Trustee in its individual capacity nor any of its Affiliates may make an offer or purchase any Specially Serviced Mortgage Loan or any REO Property pursuant hereto.

     In addition, in the event that the Special Servicer receives more than one fair offer with respect to any Specially Serviced Mortgage Loan or REO Property, the Special Servicer may accept an offer that is not the highest fair offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable). In the event that the Special Servicer determines with respect to any REO Property that the offers being made with respect thereto are not in the best interests of the Certificateholders and that the end of the period referred to in Section 3.17(a) with respect to such REO Property is approaching, the Special Servicer shall seek an extension of such period or an Opinion of Counsel in the manner described in Section 3.17(a) and take the actions specified in Section 3.17(a); provided, however, that the Special Servicer shall use its reasonable best efforts in accordance with the Servicing Standard, to sell any REO Property no later than the day prior to the Determination Date immediately prior to the Scheduled Final Distribution Date of the Class O Certificates.


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

     (b) In determining whether any offer received represents a fair price for any Specially Serviced Mortgage Loan or any REO Property, the Special Servicer or the Trustee may conclusively rely on the opinion of an Independent appraiser or other expert in real estate matters retained by the Special Servicer or the Trustee at the expense of the Trust Fund. In determining whether any offer constitutes a fair price for any Specially Serviced Mortgage Loan or any REO Property, the Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, the Appraisal obtained pursuant to Section 3.10(a) and, as applicable, among other factors, the period and amount of any delinquency on such Specially Serviced Mortgage Loan, the physical (including environmental) condition of the related Mortgaged Property or such REO Property, the state of the local economy and the Trust Fund's obligation to dispose of any REO Property within the time period specified in
Section 3.17(a).

     (c) Subject to the provisions of Section 3.17, the Special Servicer shall act on behalf of the Trust Fund in negotiating and taking any other action necessary or appropriate in connection with the sale of any Specially Serviced Mortgage Loan or REO Property, including the collection of all amounts payable in connection therewith. Any sale of a Specially Serviced Mortgage Loan or any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the Master Servicer, the Special Servicer or the Trust Fund (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust Fund), and, if such sale is consummated in accordance with the duties of the Special Servicer, the Master Servicer, the Depositor and the Trustee pursuant to the terms of this Agreement, no such Person who so performed shall have any liability to the Trust Fund or any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

     (d) Net Liquidation Proceeds related to any such sale shall be promptly, and in any event within one (1) Business Day following receipt thereof, deposited in the Collection Account in accordance with Section 3.5(a)(iv).

     SECTION 3.19. INSPECTIONS; ASSET STATUS REPORT.

     The Master Servicer (or, with respect to Specially Serviced Mortgage Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected (at its own expense) each Mortgaged Property at such times and in such manner as are consistent with the Servicing Standard, but in any event (i) inspect each Mortgaged Property at least once every 24 months where the related Mortgage Loan has an outstanding principal amount of less than $2 million or where the REO Property has a market value (based on the most recent Appraisal) of less than $2 million, and 12 months for all other Mortgaged Properties, with the first such inspection being completed on or prior to August 31, 2000 unless each of the Rating Agencies has confirmed in writing that a longer period (which may not exceed 24 months) between inspections shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates; (ii) if the Master Servicer or Special Servicer retains any Financial and Lease Reporting Fees pursuant to
Section 3.12, each related Mortgaged Property shall be inspected by the Master Servicer or Special Servicer, as applicable, as soon as practicable thereafter, except to the extent such Mortgaged Property has been

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

inspected by the Master Servicer or Special Servicer within the immediately preceding 120 days; and (iii) if any Monthly Payment becomes more than 60 days delinquent (without giving effect to any grace period permitted under the related Note or Mortgage), each related Mortgaged Property shall be inspected by the Special Servicer (at its own expense) as soon as practicable thereafter.

     The Special Servicer will prepare a report (an "Asset Status Report") for each Mortgage Loan which becomes a Specially Serviced Mortgage Loan not later than 30 days after the servicing of such Mortgage Loan is transferred to the Special Servicer. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

     (i) a summary of the status of such Specially Serviced Mortgage Loan and the reasons for such Mortgage Loan becoming a Specially Serviced Mortgage Loan and any negotiations with the related Borrower;

     (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for such Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

     (iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

     (iv) the Special Servicer's recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the Master Servicer for regular servicing or otherwise realized upon and the anticipated time frame for accomplishing such recommendations;

     (v) the most recently determined Appraised Value of the Mortgaged Property together with the assumptions used in the calculation thereof; and

     (vi) such other information as the Special Servicer deems relevant in light of the Servicing Standard.

     Each Asset Status Report will be delivered to the Master Servicer, the Directing Certificateholder and the Rating Agencies. The Directing Certificateholder may object to any Asset Status Report within 10 Business Days of receipt; provided, however, that the Special Servicer shall implement the recommended action as outlined in such Asset Status Report if it makes an affirmative determination that such objection is not in the best interest of all the Certificateholders. In connection with making such affirmative determination, the Special Servicer will request a vote by all the Certificateholders. If the majority of Certificateholders fail within five days after the notice of such vote is sent to them to reject such Asset Status Report, the Special Servicer shall implement the same. If the majority of Certificateholders reject the Asset Status Report, the Special Servicer shall revise such Asset Status Report as set forth below. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 Business


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Days, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report.

     If the Directing Certificateholder disapproves such Asset Status Report and the Special Servicer has not made the affirmative determination described above, the Special Servicer will revise such Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such Asset Status Report until the earlier of (a) the Directing Certificateholder's failure to disapprove such revised Asset Status Report as described above; or (b) until the Special Servicer makes a determination that such objection is not in the best interests of the Certificateholders; or (c) the passage of ninety (90) days from the date of preparation of the first Asset Status Report. The Special Servicer shall implement the recommended action as outlined in such Asset Status Report in a commercially reasonable manner promptly, but no more than 30 days after the event described in clause (a) of the preceding sentence, no more than 10 days after the event described in clause (b) of the preceding sentence, and no more than 5 days after the event described in clause (c) of the preceding sentence.

     The Special Servicer will not be required to take or refrain from taking any action in connection with any Asset Status Report that would cause it to violate applicable law, this Agreement, including the Servicing Standard, or the REMIC Provisions. No direction of the Directing Certificateholder shall (A) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Servicing Standard and to maintain the REMIC status of each Trust REMIC, (B) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, (C) expose the Master Servicer, the Special Servicer, the Depositor, any Mortgage Loan Seller, the Trust Fund, the Trustee or their officers, directors, employees or agents to any claim, suit or liability, or (D) materially expand the scope of the Special Servicer's or the Master Servicer's responsibilities under this Agreement.

     SECTION 3.20. AVAILABLE INFORMATION AND NOTICES.

     The Master Servicer or Special Servicer, if applicable, shall promptly give notice to the Trustee, who will provide a copy to each Certificateholder, each Rating Agency, the Depositor, the Underwriters, the related Mortgage Loan Sellers and the Master Servicer and Special Servicer (if affecting a Specially Serviced Loan), of (a) any notice from a Borrower or insurance company regarding an upcoming voluntary or involuntary prepayment (including that resulting from a casualty or condemnation) of all or part of the related Mortgage Loan (provided that a request by a Borrower or other party for a quotation of the amount necessary to satisfy all obligations with respect to a Mortgage Loan shall not, in and of itself, be deemed to be such notice); and (b) any other occurrence known to it with respect to a Mortgage Loan or REO Property that the Master Servicer or Special Servicer determines, in accordance with the Servicing Standard, would have a material effect on such Mortgage Loan or REO Property, which notice shall include an explanation as to the reason for such material effect (provided that any extension of the term of any Mortgage Loan shall be deemed to have a material effect).


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     Neither the Master Servicer nor the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower or otherwise for inclusion in any such notice, and the Master Servicer, the Special Servicer and the Trustee shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to any statement or omission or alleged statement or omission therein, including any liability related to the inclusion of such information in any report filed with the Commission.

     In addition to the other reports and information made available and distributed to the Depositor, the Underwriters, the Trustee or the Certificateholders pursuant to other provisions of this Agreement, the Master Servicer and Special Servicer shall, in accordance with such reasonable rules and procedures as they may adopt (which may include the requirement that an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer or Special Servicer, as applicable, for any liability or damage that may arise therefrom, be executed to the extent the Master Servicer or Special Servicer, as applicable, deems such action to be necessary or appropriate), also make available any information relating to the Mortgage Loans, the Mortgaged Properties or the Borrowers for review by the Depositor, the Underwriters, the Trustee, the Certificateholders and any other Persons to whom the Master Servicer or Special Servicer, as the case may be, believes such disclosure is appropriate, in each case except to the extent doing so is prohibited by applicable law or by any documents related to a Mortgage Loan.

     Upon reasonable prior request, the Trustee shall also make available at its offices primarily responsible for administration of the Trust Fund, during normal business hours, for review by the Depositor, the Rating Agencies, any Certificateholder, the Underwriters, any Person identified to the Trustee by a Certificateholder as a prospective transferee of a Certificate and any other Persons to whom the Trustee believes such disclosure is appropriate, the following items: (i) this Agreement, (ii) all monthly statements to Certificateholders delivered since the Closing Date pursuant to Section 4.2(a),
(iii) all annual statements as to compliance delivered to the Trustee and the Depositor pursuant to Section 3.14 and (iv) all annual Independent accountants' reports delivered to the Trustee and the Depositor pursuant to Section 3.15. The Master Servicer or Special Servicer, as appropriate, shall make available at its offices during normal business hours, for review by the Depositor, the Underwriters, the Trustee, the Rating Agencies, any Certificateholder, any Person identified to the Master Servicer or Special Servicer, as applicable, by a Certificateholder as a prospective transferee of a Certificate and any other Persons to whom the Master Servicer or Special Servicer, as applicable, believes such disclosure is appropriate, the following items: (i) the inspection reports prepared by or on behalf of the Master Servicer or Special Servicer, as applicable, in connection with the property inspections conducted by the Master Servicer or Special Servicer, as applicable, pursuant to Section 3.19, (ii) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Master Servicer or Special Servicer and (iii) any and all Officer's Certificates and other evidence delivered to the Trustee and the Depositor to support the Master Servicer's determination that any Advance was, or if made would be, a Nonrecoverable Advance, in each case except to the extent doing so is prohibited by applicable laws or by any documents related to a Mortgage Loan. Copies of any and all of the foregoing items shall be available from the Master Servicer, the Special Servicer or the Trustee, as applicable, upon request. The Master Servicer,

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the Special Servicer and the Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses incurred by it in providing copies of or access to any information requested in accordance with the previous sentence (provided that such costs and expenses arising from any such request by a Rating Agency will be paid by the Master Servicer).

     The Master Servicer shall, on behalf of the Trust Fund, prepare, sign and file with the Commission any and all reports, statements and information respecting the Trust Fund that the Master Servicer or the Trustee determines are required to be filed with the Commission pursuant to Sections 13(a) or 15(d) of the 1934 Act, each such report, statement and information to be filed on or prior to the required filing date for such report, statement or information. Notwithstanding the foregoing, the Depositor shall file with the Commission, within fifteen days of the Closing Date, a Current Report on Form 8-K together with this Agreement.

     None of the Trustee, the Master Servicer and Special Servicer will be responsible for the accuracy or completeness of any information supplied to it by a Borrower or other third party for inclusion in any notice or in any other report or information furnished or provided by the Master Servicer, the Special Servicer or the Trustee hereunder, and the Master Servicer, the Special Servicer and the Trustee shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to any statement or omission or alleged statement or omission therein, including any liability related to the inclusion of such information in any report filed with the Commission.

     SECTION 3.21. RESERVE ACCOUNTS.

     The Master Servicer shall administer each Reserve Account in accordance with the related Note, Mortgage, Loan Agreement and other Mortgage Loan Documents.

     SECTION 3.22. PROPERTY ADVANCES.

     (a) The Master Servicer (or, to the extent provided in Section 3.22(b), the Trustee) shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof. For purpose of calculating distributions to the Certificateholders, Property Advances shall not be considered to increase the principal balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide.

     (b) The Master Servicer shall notify the Trustee in writing promptly upon, and in any event within one (1) Business Day after, becoming aware that it will be financially unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it should be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if no such date is specified, then within one (1) Business Day following such notice, the Trustee shall be deemed to have given the notice permitted to be given under Section 7.1 and to have replaced the Master Servicer as successor master servicer, and the Trustee, in such capacity, shall pay the amount of such Property Advance in accordance with such information and instructions.


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

     (c) Notwithstanding anything herein to the contrary, neither the Master Servicer nor the Trustee shall be obligated to make a Property Advance as to any Mortgage Loan or REO Property if the Master Servicer or the Trustee as applicable, determines that such Property Advance, if made, would be a Nonrecoverable Advance. The Trustee shall be entitled to rely conclusively on any determination by the Master Servicer that a Property Advance, if made, would be a Nonrecoverable Advance. The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Advance shall be subject to the standards applicable to the Master Servicer hereunder.

     (d) The Master Servicer and the Trustee, as applicable, shall be entitled to, and the Master Servicer hereby covenants and agrees to promptly seek and effect, the reimbursement of Property Advances to the extent permitted pursuant to Section 3.6(ii) of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances.

     SECTION 3.23. APPOINTMENT OF SPECIAL SERVICER.

     (a) National Realty Funding L.C. is hereby appointed as the initial Special Servicer to service each Specially Serviced Mortgage Loan.

     (b) Reserved.

     (c) The Special Servicer may be removed without cause and a successor special servicer appointed by the Directing Certificateholder; provided that if any such removal is made without cause, then the costs of transferring the servicing responsibilities to a successor special servicer will be paid by the Controlling Class.

     (d) The removal of the Special Servicer and the appointment of a successor special servicer pursuant to Section 3.23(c) shall not be effective until (i) the successor special servicer has assumed in writing all of the responsibilities, duties and liabilities of the Special Servicer hereunder pursuant to an agreement satisfactory to the Trustee, and (ii) each of the Rating Agencies confirms to the Trustee in writing that such appointment and assumption shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates and (iii) if the Special Servicer is removed without cause, the Certificateholders who voted to remove the Special Servicer have delivered to the Trustee and the removed Special Servicer such Certificateholders' joint and several undertaking to pay any expenses incurred by the Trustee in connection with the removal and the appointment of the successor special servicer.

     (e) The appointment of any such successor special servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein. Any termination fee payable to the terminated Special Servicer shall be paid by the Certificateholders so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund.


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     SECTION 3.24. TRANSFER OF SERVICING BETWEEN MASTER SERVICER AND SPECIAL
                   SERVICER; RECORD KEEPING.

     (a) Upon determining that any Mortgage Loan has become a Specially Serviced Mortgage Loan, the Master Servicer shall immediately give notice thereof, together with a copy of the related Mortgage File, to the Special Servicer and shall use its reasonable best efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting such Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. The Master Servicer shall use its reasonable best efforts to comply with the preceding sentence within five Business Days of the date such Mortgage Loan became a Specially Serviced Mortgage Loan and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan until the Special Servicer has commenced the servicing of such Mortgage Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to each Mortgage Loan that becomes a Specially Serviced Mortgage Loan, the Master Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan to the Master Servicer. The successor master servicer or special servicer, as applicable, may agree that, notwithstanding the preceding sentence, with respect to each Mortgage Loan that became a Specially Serviced Mortgage Loan, the Master Servicer may instruct the related Borrower to remit all payments in respect of such Specially Serviced Mortgage Loan to the Special Servicer. The Special Servicer agrees to remit all payments received by it in respect of such Specially Serviced Mortgage Loans to the Master Servicer within one Business Day after receipt.

     Upon determining that no event has occurred and is continuing with respect to a Mortgage Loan that causes such Mortgage Loan to be a Specially Serviced Mortgage Loan, the Special Servicer shall immediately give notice thereof to the Master Servicer and upon giving such notice, such Mortgage Loan shall cease to be a Specially Serviced Mortgage Loan pursuant to the proviso to the definition of Specially Serviced Mortgage Loan, the Special Servicer's obligation to service such Mortgage Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan as a Mortgage Loan that is not a Specially Serviced Mortgage Loan shall resume.

     (b) In servicing any Specially Serviced Mortgage Loan, the Special Servicer shall provide to the Trustee originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall provide copies of all of the foregoing to the Master Servicer.

     (c) Not later than the Business Day preceding each date on which the Master Servicer is required to furnish a report under Section 3.13 to the Trustee, the Special Servicer shall deliver to the Master Servicer a written statement describing, on a Mortgage Loan-by-Mortgage Loan basis, (1) the amount of all payments on account of interest received on each

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

Specially Serviced Mortgage Loan; the amount of all payments on account of principal, including Principal Prepayments, on each Specially Serviced Mortgage Loan; the amount of Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds received with respect to each Specially Serviced Mortgage Loan; and the amount of net income or net loss, as determined for management of a trade or business on, or the furnishing or rendering of a non-customary service to the tenants of, each REO Property that previously secured a Specially Serviced Mortgage Loan, in each case in accordance with Section 3.17 and (2) such additional information relating to the Specially Serviced Mortgage Loans as the Master Servicer reasonably requests to enable it to perform its duties under this Agreement.

     (d) Notwithstanding the provisions of the preceding subsection (c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement. The Special Servicer shall provide the Master Servicer with any information reasonably required by the Master Servicer to perform its duties under this Agreement.

     SECTION 3.25. ADJUSTMENT OF SERVICING COMPENSATION IN RESPECT OF PREPAYMENT
                   INTEREST SHORTFALLS.

     (a) The aggregate amount of the Prepayment Interest Surplus and Servicing Fees (in that order) that the Master Servicer shall be entitled to receive with respect to all of the Mortgage Loans on each Distribution Date shall be offset on such Distribution Date by an amount equal to the aggregate of the Prepayment Interest Shortfalls for such Distribution Date with respect to all Mortgage Loans. The Master Servicer shall include the amount by which the aggregate Servicing Fees and Prepayment Interest Surplus is offset pursuant to this
Section 3.25 as part of the Available Funds on such Distribution Date. The amount of any offset against the aggregate Servicing Fees and Prepayment Interest Surplus with respect to any Distribution Date under this Section 3.25 shall be limited to the aggregate amount of the Servicing Fees and Prepayment Interest Surplus otherwise payable to the Master Servicer on such Distribution Date (without adjustment on account of Prepayment Interest Shortfalls) and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls shall not be cumulative. To the extent the Master Servicer shall already have withdrawn or withheld Servicing Compensation required to pay Prepayment Interest Shortfalls, the Master Servicer shall promptly deposit in the Collection Amount such amounts to the extent required to pay Prepayment Interest Shortfalls hereunder.

     (b) To the extent that the Master Servicer and the Special Servicer are the same Person, the aggregate amount of the Special Servicing Fees that the Special Servicer shall be entitled to receive with respect to all of the Specially Serviced Mortgage Loans on each Distribution Date shall be offset on such Distribution Date by an amount equal to the excess of (X) the aggregate of the Prepayment Interest Shortfalls for such Distribution Date with respect to all Mortgage Loans over (Y) the amount of Servicing Fees offset against such Prepayment Interest Shortfalls in accordance with Section 3.25(a). The Master Servicer shall include the amount by which the aggregate Special Servicing Fee is offset pursuant to this Section 3.25 as part of the Available Funds on such Distribution Date. The amount of any offset against the

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

aggregate Special Servicing Fee with respect to any Distribution Date under this
Section 3.25 shall be limited to the aggregate amount of the Special Servicing Fees otherwise payable to the Special Servicer on such Distribution Date (without adjustment on account of Prepayment Interest Shortfalls) and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls shall not be cumulative.

                                   ARTICLE IV.
                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

     SECTION 4.1. DISTRIBUTIONS.

     (a) (I) On each Remittance Date, to the extent of Available Funds, amounts held in the Collection Account shall be withdrawn and remitted to the Trustee for deposit in the Middle-Tier Distribution Account in the following amounts:

     (i) First, an amount equal to the accrued and unpaid Trustee Fee;

     (ii) Second, (A) to the Class A-1-L Interest and Class A-2-L Interest in respect of interest pro rata in accordance with the Interest Distribution Amount therefor, plus, for each such Class, an amount equal to the aggregate unpaid Interest Shortfalls previously allocated to such Class on any prior Distribution Date, (B) to the Class B-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class B Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class B-L Interest on any prior Distribution Date; (C) to the Class C-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class C Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class C-L Interest on any prior Distribution Date; (D) to the Class D-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class D Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class D-L Interest on any prior Distribution Date; (E) to the Class E-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class E Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class E-L Interest on any prior Distribution Date; (F) to the Class F-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class F Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class F-L Interest on any prior Distribution Date; (G) to the Class G-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor in excess of interest thereon at the Class G Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class G-L Interest on any prior Distribution Date; (H) to the Class H-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class H Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class H-L Interest on any prior Distribution Date; (I) to the Class J-L Interest in respect of interest,




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


   (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class J Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class J-L Interest on any prior Distribution Date; (J) to the Class K-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class K Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class K-L Interest on any prior Distribution Date; (K) to the Class L-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class L Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class L-L Interest on any prior Distribution Date; (L) to the Class M-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class M Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class M-L Interest on any prior Distribution Date; (M) to the Class N-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class N Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class N-L Interest on any prior Distribution Date; and (N) to the Class O-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class O Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class O-L Interest on any prior Distribution Date;

     (iii) Third, to the Class A-1-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date, until the Certificate Balance thereof is reduced to zero;

     (iv) Fourth, to the Class A-2-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date, less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (v) Fifth, to the Class A-1-L Interest and the Class A-2-L Interest, pro rata, for the unreimbursed amounts of Realized Losses allocated to the Class A-1-L Interest and the Class A-2-L Interest, respectively, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (vi) Sixth, to the Class B-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class B Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class B-L Interest on any prior Distribution Date;

     (vii) Seventh, after the Certificate Balances of the Class A-1-L Interest and the Class A-2-L Interest each has been reduced to zero, to the Class B-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class B-L Interest is reduced to zero;

     (viii) Eighth, to the Class B-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class B-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (ix) Ninth, to the Class C-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class C Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class C-L Interest on any prior Distribution Date;

     (x) Tenth, after the Certificate Balance of the Class B-L Interest has been reduced to zero, to the Class C-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class C-L Interest is reduced to zero;

     (xi) Eleventh, to the Class C-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class C-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xii) Twelfth, to the Class D-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class D Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class D-L Interest on any prior Distribution Date;

     (xiii) Thirteenth, after the Certificate Balance of the Class C-L Interest has been reduced to zero, to the Class D-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class D-L Interest is reduced to zero;

     (xiv) Fourteenth, to the Class D-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class D-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xv) Fifteenth, to the Class E-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class E Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class E-L Interest on any prior Distribution Date;

     (xvi) Sixteenth, after the Certificate Balance of the Class D-L Interest has been reduced to zero, to the Class E-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class E-L Interest is reduced to zero;

     (xvii) Seventeenth, to the Class E-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class E-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xviii) Eighteenth, to the Class F-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class F Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class F-L Interest on any prior Distribution Date;

     (xix) Nineteenth, after the Certificate Balance of the Class E-L Interest has been reduced to zero, to the Class F-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class F-L Interest is reduced to zero;

     (xx) Twentieth, to the Class F-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class F-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxi) Twenty-first, to the Class G-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class G Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class G-L Interest on any prior Distribution Date;

     (xxii) Twenty-second, after the Certificate Balance of the Class F-L Interest has been reduced to zero, to the Class G-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class G-L Interest is reduced to zero;

     (xxiii) Twenty-third, to the Class G-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class G-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxiv) Twenty-fourth, to the Class H-L Interest, in respect of interest,
   (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class H Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class H-L Interest on any prior Distribution Date;

     (xxv) Twenty-fifth, after the Certificate Balance of the Class G-L Interest has been reduced to zero, to the Class H-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class H-L Interest is reduced to zero;

     (xxvi) Twenty-sixth, to the Class H-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class H-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxvii) Twenty-seventh, to the Class J-L Interest, in respect of interest,
   (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class J Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class J-L Interest on any prior Distribution Date;

     (xxviii) Twenty-eighth, after the Certificate Balance of the Class H-L Interest has been reduced to zero, to the Class J-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class J-L Interest is reduced to zero;

     (xxix) Twenty-ninth, to the Class J-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class J-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxx) Thirtieth, to the Class K-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class K Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class K-L Interest on any prior Distribution Date;

     (xxxi) Thirty-first, after the Certificate Balance of the Class J-L Interest has been reduced to zero, to the Class K-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class K-L Interest is reduced to zero;

     (xxxii) Thirty-second, to the Class K-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class K-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxxiii) Thirty-third, to the Class L-L Interest, in respect of interest,
   (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class L Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class L-L Interest on any prior Distribution Date;

     (xxxiv) Thirty-fourth, after the Certificate Balance of the Class K-L Interest has been reduced to zero, to the Class L-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class L-L Interest is reduced to zero;

     (xxxv) Thirty-fifth, to the Class L-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class L-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxxvi) Thirty-sixth, to the Class M-L Interest, in respect of interest,
   (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class M Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class M-L Interest on any prior Distribution Date;

     (xxxvii) Thirty-seventh, after the Certificate Balance of the Class L-L Interest has been reduced to zero, to the Class M-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class M-L Interest is reduced to zero;

     (xxxviii) Thirty-eighth, to the Class M-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class M-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxxix) Thirty-ninth, to the Class N-L Interest, in respect of interest,
   (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class N Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class N-L Interest on any prior Distribution Date;

     (xl) Fortieth, after the Certificate Balance of the Class M-L Interest has been reduced to zero, to the Class N-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class N-L Interest is reduced to zero;

     (xli) Forty-first, to the Class N-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class N-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xlii) Forty-second, to the Class O-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class O Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class O-L Interest on any prior Distribution Date;

     (xliii) Forty-three, after the Certificate Balance of the Class N-L Interest has been reduced to zero, to the Class O-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class O-L Interest is reduced to zero;

     (xliv) Forty-four, to the Class O-L Interest, for the unreimbursed amounts of Realized Losses allocated to the Class O-L Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses; and

     (xlv) Forty-fifth, to the Class R-III Certificates, any Available Funds remaining in the Collection Account.

     (II) On each Remittance Date, the Master Servicer, pursuant to Section 4.6(b), shall remit to the Trustee, and the Trustee shall receive for deposit into the Middle-Tier Distribution Account in respect of each Lower-Tier Regular Interest, distributions from amounts on deposit in the Collection Account in respect of Prepayment Premiums and Yield Maintenance Charges, if any, distributable to its Related Certificate or the Class A-EC1 or Class A-EC2 Certificate (or (i) in the case of the Class A-1-L Interest, amounts distributable to the Class A-1 Certificates, and (ii) in the case of the Class A-2-L Interest, amounts distributable to the Class A-2 Certificates). Any Excess Interest and any Default Interest shall be held by the Master Servicer in a sub-account separate and apart from any amounts on deposit in the Collection Account, and shall be remitted by the Master Servicer to the Trustee pursuant to
Section 4.6(b), and such amounts shall be received by the Trustee for deposit into a segregated account for the benefit of the holders of the Class O Certificates. Amounts received in respect of a payment of Excess Interest or of Default Interest shall not be considered an asset of any REMIC, but shall be considered for Federal income tax purposes as a Grantor Trust Asset, and as an asset of the Trust Fund that is separate and distinct from the assets of each of the REMICs.

     (III) On the Distribution Date occurring in (A) January of each calendar year that is not a leap year and (B) February of each calendar year, interest payments constituting the Withheld Amounts that would otherwise be distributable pursuant to Section 4.1(a)(I) above shall be deposited in the Interest Reserve Account by the Master Servicer in accordance with Section 3.5. On the Distribution Date in March of each calendar year the Withheld Amounts deposited in the Interest Reserve Account pursuant to Section 5.3.2. shall be included in the funds distributable pursuant to Section 4.1(a)(I) above.

     (b) (I) On each Distribution Date, to the extent of amounts remitted to the Middle-Tier Distribution Account pursuant to Section 4.1(a)(I), the Trustee shall withdraw and pay to itself an amount equal to the amount of the accrued and unpaid Trustee Fee and thereafter shall withdraw the remaining amounts on deposit in the Middle-Tier Distribution Account and shall deposit in the Distribution Account on behalf of the Upper-Tier REMIC and distribute to the Holders of the Class R-II Certificates, up to the amount of Available Funds for such Distribution Date, the following amounts:

     (i) First, (A) to the Class A-1-M Interest, Class A-2-M Interest in respect of interest and to the Class M-IO Interest pro rata in accordance with the Interest Distribution Amounts therefor, plus, for each such Class, an amount equal to the aggregate unpaid Interest Shortfalls previously allocated to such Class on any prior Distribution Date, (B) to the Class B-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class B Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls



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

   allocated to the Class B-M Interest on any prior Distribution Date; (C) to the Class C-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class C Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class C-M Interest on any prior Distribution Date; (D) to the Class D-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class D Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class D-M Interest on any prior Distribution Date; (E) to the Class E-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class E Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class E-M Interest on any prior Distribution Date; (F) to the Class F-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class F Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class F-M Interest on any prior Distribution Date; and (G) to the Class G-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class G Pass-Through Rate, and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class G-M Interest on any prior Distribution Date; (H) to the Class H-M Interest in respect of interest, the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class H Pass-Through Rate and
   (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class H-M Interest on any prior Distribution Date; (I) to the Class J-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class J Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class J-M Interest on any prior Distribution Date; (J) to the Class K-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class K Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class K-M Interest on any prior Distribution Date; (K) to the Class L-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class L Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class L-M Interest on any prior Distribution Date; (L) to the Class M-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class M Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class M-M Interest on any prior Distribution Date; (M) to the Class N-M Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class N Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class N-M Interest on any prior Distribution Date; and (N) to the Class O-M Interest in respect of interest,
   (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class O Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class O-M Interest on any prior Distribution Date;


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


     (ii) Second, to the Class A-1-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date, until the Certificate Balance thereof is reduced to zero;

     (iii) Third, to the Class A-2-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date, less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (iv) Fourth, to the Class A-1-M Interest and the Class A-2-M Interest, pro rata, for the unreimbursed amounts of Realized Losses allocated to the Class A-1-M Interest and the Class A-2-M Interest, respectively, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (v) Fifth, to the Class B-M Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class B Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class B-M Interest on any prior Distribution Date;

     (vi) Sixth, after the Certificate Balances of the Class A-1-M Interest and the Class A-2-M Interest each has been reduced to zero, to the Class B-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class B-M Interest is reduced to zero;

     (vii) Seventh, to the Class B-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class B-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (viii) Eighth, to the Class C-M Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class C Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class C-M Interest on any prior Distribution Date;

     (ix) Ninth, after the Certificate Balance of the Class B-M Interest has been reduced to zero, to the Class C-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class C-M Interest is reduced to zero;

     (x) Tenth, to the Class C-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class C-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xi) Eleventh, to the Class D-M Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class D

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

   Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class D-M Interest on any prior Distribution Date;

     (xii) Twelfth, after the Certificate Balance of the Class C-M Interest has been reduced to zero, to the Class D-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class D-M Interest is reduced to zero;

     (xiii) Thirteenth, to the Class D-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class D-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xiv) Fourteenth, to the Class E-M Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class E Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class E-M Interest on any prior Distribution Date;

     (xv) Fifteenth, after the Certificate Balance of the Class D-M Interest has been reduced to zero, to the Class E-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class E-M Interest is reduced to zero;

     (xvi) Sixteenth, to the Class E-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class E-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xvii) Seventeenth, to the Class F-M Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class F Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class F-M Interest on any prior Distribution Date;

     (xviii) Eighteenth, after the Certificate Balance of the Class E-M Interest has been reduced to zero, to the Class F-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class F-M Interest is reduced to zero;

     (xix) Nineteenth, to the Class F-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class F-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xx) Twentieth, to the Class G-M Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class G Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class G-M Interest on any prior Distribution Date;

     (xxi) Twenty-first, after the Certificate Balance of the Class F-M Interest has been reduced to zero, to the Class G-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class G-M Interest is reduced to zero;

     (xxii) Twenty-second, to the Class G-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class G-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxiii) Twenty-third, to the Class H-M Interest, in respect of interest,
   (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class H Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class H-M Interest on any prior Distribution Date;

     (xxiv) Twenty-fourth, after the Certificate Balance of the Class G-M Interest has been reduced to zero, to the Class H-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class H-M Interest is reduced to zero;

     (xxv) Twenty-fifth, to the Class H-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class H-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxvi) Twenty-sixth, to the Class J-M Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class J Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class J-M Interest on any prior Distribution Date;

     (xxvii) Twenty-seventh, after the Certificate Balance of the Class H-M Interest has been reduced to zero, to the Class J-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class J-M Interest is reduced to zero;

     (xxviii) Twenty-eighth, to the Class J-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class J-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxix) Twenty-ninth, to the Class K-M Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class K Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class K-M Interest on any prior Distribution Date;

     (xxx) Thirtieth, after the Certificate Balance of the Class J-M Interest has been reduced to zero, to the Class K-M Interest, in reduction of the Certificate Balance thereof,

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

   the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class K-M Interest is reduced to zero;

     (xxxi) Thirty-first, to the Class K-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class K-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxxii) Thirty-second, to the Class L-M Interest, in respect of interest,
   (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class L Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class L-M Interest on any prior Distribution Date;

     (xxxiii) Thirty-third, after the Certificate Balance of the Class K-M Interest has been reduced to zero, to the Class L-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class L-M Interest is reduced to zero;

     (xxxiv) Thirty-fourth, to the Class L-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class L-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxxv) Thirty-fifth, to the Class M-M Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class M Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class M-M Interest on any prior Distribution Date;

     (xxxvi) Thirty-sixth, after the Certificate Balance of the Class L-M Interest has been reduced to zero, to the Class M-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class M-M Interest is reduced to zero;

     (xxxvii) Thirty-seventh, to the Class M-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class M-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxxviii) Thirty-eighth, to the Class N-M Interest, in respect of interest,
   (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class N Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class N-M Interest on any prior Distribution Date;

     (xxxix) Thirty-ninth, after the Certificate Balance of the Class M-M Interest has been reduced to zero, to the Class N-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class N-M Interest is reduced to zero;

     (xl) Fortieth, to the Class N-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class N-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xli) Forty-first, to the Class O-M Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class O Pass-Through Rate and (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class O-M Interest on any prior Distribution Date;

     (xlii) Forty-second, after the Certificate Balance of the Class N-M Interest has been reduced to zero, to the Class O-M Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class O-M Interest is reduced to zero;

     (xliii) Forty-third, to the Class O-M Interest, for the unreimbursed amounts of Realized Losses allocated to the Class O-M Interest, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses; and

     (xliv) Forty-fourth, to the Class R-II Certificates, any Available Funds remaining in the Collection Account.

     (II) On each Remittance Date, the Master Servicer, pursuant to Section 4.6(b), shall remit to the Trustee, and the Trustee shall receive for deposit into the Distribution Account in respect of each Middle-Tier Regular Interest, distributions from amounts on deposit in the Middle-Tier Distribution Account in respect of Prepayment Premiums and Yield Maintenance Charges, if any, distributable to its Related Certificate or the Class A-EC1 or Class A-EC2 Certificates (or (i) in the case of the Class A-1-M Interest, amounts distributable to the Class A-1 Certificates, and (ii) in the case of the Class A-2-M Interest, amounts distributable to the Class A-2 Certificates, and (iii) in the case of the Class M-IO Interest, amounts distributable to the Class A-EC1 Certificates).

     (c) (I) On each Distribution Date, to the extent of amounts remitted to the Distribution Account pursuant to Section 4.1(b)(I), the Trustee shall distribute to the Holders of each Class of Certificates (other than the Class R-II and Class R-III Certificates) from amounts on deposit in the Distribution Account, up to the remaining amount of the Available Funds for such Distribution Date, in the amounts and in the order of priority set forth below:

     (i) First, concurrently, (a) to the Class A-1 Certificates, the Class A-2 Certificates, the Class A-EC1 Certificates and the Class A-EC2 Certificates, pro rata in accordance with the Class Interest Distribution Amount of each, up to an amount equal to the Class Interest Distribution Amount of each such Class for such Distribution Date plus, for each such Class, an amount equal to the aggregate unpaid Class Interest

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

   Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (ii) Second, to the Class A-1 Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date, until the Certificate Balance thereof is reduced to zero;

     (iii) Third, to the Class A-1 Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class A-1 Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (iv) Fourth, after the Certificate Balance of the Class A-1 Certificates has been reduced to zero, to the Class A-2 Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date, less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (v) Fifth, to the Class A-2 Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class A-2 Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (vi) Sixth, to the Class B Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (vii) Seventh, after the Certificate Balances of the Class A-1 Certificates and Class A-2 Certificates each have been reduced to zero, to the Class B Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (viii) Eighth, to the Class B Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class B Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (ix) Ninth, to the Class C Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (x) Tenth, after the Certificate Balance of the Class B Certificates has been reduced to zero, to the Class C Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

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


     (xi) Eleventh, to the Class C Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class C Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xii) Twelfth, to the Class D Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xiii) Thirteenth, after the Certificate Balance of the Class C Certificates has been reduced to zero, to the Class D Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (xiv) Fourteenth, to the Class D Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class D Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xv) Fifteenth, to the Class E Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xvi) Sixteenth, after the Certificate Balance of the Class D Certificates has been reduced to zero, to the Class E Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (xvii) Seventeenth, to the Class E Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class E Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xviii) Eighteenth, to the Class F Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xix) Nineteenth, after the Certificate Balance of the Class E Certificates has been reduced to zero, to the Class F Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;


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


     (xx) Twentieth, to the Class F Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class F Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxi) Twenty-first, to the Class G Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xxii) Twenty-second, after the Certificate Balance of the Class F Certificates has been reduced to zero, to the Class G Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (xxiii) Twenty-third, to the Class G Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class G Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxiv) Twenty-fourth, to the Class H Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xxv) Twenty-fifth, after the Certificate Balance of the Class G Certificates has been reduced to zero, to the Class H Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (xxvi) Twenty-sixth, to the Class H Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class H Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxvii) Twenty-seventh, to the Class J Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xxviii) Twenty-eighth, after the Certificate Balance of the Class H Certificates has been reduced to zero, to the Class J Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;


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

     (xxix) Twenty-ninth, to the Class J Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class J Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxx) Thirtieth, to the Class K Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xxxi) Thirty-first, after the Certificate Balance of the Class J Certificates has been reduced to zero, to the Class K Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (xxxii) Thirty-second, to the Class K Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class K Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxxiii) Thirty-third, to the Class L Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xxxiv) Thirty-fourth, after the Certificate Balance of the Class K Certificates has been reduced to zero, to the Class L Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (xxxv) Thirty-fifth, to the Class L Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class L Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxxvi) Thirty-sixth, to the Class M Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xxxvii) Thirty-seventh, after the Certificate Balance of the Class L Certificates has been reduced to zero, to the Class M Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;


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     (xxxviii) Thirty-eighth, to the Class M Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class M Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xxxix) Thirty-ninth, to the Class N Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xl) Fortieth, after the Certificate Balance of the Class M Certificates has been reduced to zero, to the Class N Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (xli) Forty-first, to the Class N Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class N Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses;

     (xlii) Forty-second, to the Class O Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

     (xliii) Forty-third, after the Certificate Balance of the Class N Certificates has been reduced to zero, to the Class O Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

     (xliv) Forty-fourth, to the Class O Certificates, for the unreimbursed amounts of Realized Losses allocated to the Class O Certificates, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses; and

     (xlv) Forty-fifth, to the Class R-I Certificates, any amounts remaining in the Distribution Account.

All references to pro rata in the preceding clauses shall mean pro rata based on the amount distributable pursuant to such clause.

     (II) Notwithstanding anything to the contrary in this Agreement, on each Distribution Date on and after the Senior Principal Distribution Cross-Over Date, and on the final Distribution Date in connection with the termination of the Trust Fund, all distributions of principal to the Class A-1 and A-2 Certificates (including for any unreimbursed Realized Losses) will be paid to holders of such Classes of Certificates, pro rata based on their outstanding Certificate Balances immediately prior to such Distribution Date, until the Certificate Balance of each such Class is reduced to zero.


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     (III) On each Distribution Date following the distribution from the
Middle-Tier Distribution Account to the Distribution Account pursuant to Section 4.1(b)(I), the Paying Agent shall distribute all Excess Interest received in respect of the Mortgage Loans in the related Collection Period to the Holders of the Class O Certificates, pro rata, in respect of their beneficial ownership interests in the Grantor Trust Assets evidenced by the Class O Certificates, including on any Distribution Date on or after which the Certificate Balance of the Class O Certificates has been reduced to zero. Such amounts shall be distributed in respect of the Class O Grantor Trust Interest, and shall not be considered an asset of any of the Trust REMICs.

     (IV) On each Distribution Date, following the distribution from the Middle-Tier Distribution Account to the Distribution Account pursuant to Section 4.1(b)(I), the Paying Agent shall distribute all Default Interest received with respect to each Mortgage Loan to the Holders of the Class O Certificates. Such amounts shall be considered Grantor Trust Assets of the Holders of the Class O Certificates, shall be distributed to such Holders in respect of the Class O Grantor Trust Interest, and shall not be considered an asset of any of the Trust REMICs.

     (d) On each Distribution Date, following the distribution from the Collection Account to the Distribution Account pursuant to Section 4.1(b)(I), the Paying Agent shall make distributions of Prepayment Premiums and Yield Maintenance Charges with respect to any Principal Prepayments received in the related Collection Period from amounts deposited in the Distribution Account pursuant to Section 4.6(b)(i) as follows:

     (I) So long as the Certificate Balance of any of the Class A-1, Class A-2, Class B, Class C, Class D, Class E or Class F Certificates is greater than zero, 25% of the Prepayment Premiums collected during any Collection Period will be allocated for distribution to the Holders of Classes entitled to receive principal distributions on the related Distribution Date on a pro rata basis, based on the amount of principal distributed to each such Class as a percentage of the amount of principal distributed to all such classes, and the remaining Prepayment Premiums will be allocated 85% to the Class A-EC1 Certificates and 15% to the Class A-EC2 Certificates. When the Certificate Balances of all of the Class A-1, Class A-2, Class B, Class C, Class D, Class E or Class F Certificates have been reduced to zero, 100% of the Prepayment Premiums collected during any Collection Period will be allocated 85% for distribution to Holders of the Class A-EC1 Certificates and 15% for distribution to Holders of the Class A-EC2 Certificates.

     (II) So long as the Certificate Balance of any of the Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Certificates is greater than zero, Yield Maintenance Charges collected during any Collection Period will be allocated as between the Class A-EC Certificates and such other Classes based on the Base Interest Fraction. On the related Distribution Date, the product of the Base Interest Fraction and the aggregate amount of such Yield Maintenance Charges will be allocated for distribution to Holders of any such Classes entitled to receive principal distributions based on the product of (a) the amount of principal distributed to each such Class as a percentage of the principal distributed to all such Classes multiplied by (b) the Base Interest Fraction and multiplied by (c) the amount of Yield Maintenance Charges allocated to all such Classes will be distributed to each such Class. On each such Distribution Date, the remainder of such Yield Maintenance Charges will be


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distributed 85% to the Class A-EC1 Certificates and 15% to the Class A-EC2
Certificates. When the Certificate Balances of all of the Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, 100% of the Yield Maintenance Charges collected during any Collection Period will be allocated 85% for distribution to Holders of the Class A-EC1 Certificates and 15% for distribution to Holders of the Class A-EC1 Certificates.

     Notwithstanding the foregoing, the Holders of the Class R-I Certificates shall receive the amount of any Prepayment Premiums and Yield Maintenance Charges received in any Collection Period subsequent to the first Collection Period for which the A-EC1 Notional Balance is reduced to zero, and Prepayment Premiums and Yield Maintenance Charges shall be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans in the related Collection Period.

     (e) Realized Losses on Mortgage Loans included in the Trust Fund will be allocated to the outstanding Class of Certificates with the latest alphabetical class designation (other than the Residual Certificates and Class A-EC1 and Class A-EC2 Certificates) in reverse sequential order, until the Certificate Balance thereof is reduced to zero. However, on and after the Senior Principal Distribution Cross-Over Date, Realized Losses will be allocated among the Class A-1 and Class A-2 Certificates on a pro rata basis. Realized Losses allocated to any Class of Certificates other than the Residual Certificates will reduce the Class A-EC1 Notional Balance and may reduce the Class A-EC2 Notional Balance. Any amounts recovered in respect of any amounts previously written off as Realized Losses will be distributed to the Classes of Certificates in reverse order of allocation of Realized Losses thereto.

     (f) All amounts distributable to a Class of Certificates pursuant to this
Section 4.1 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder holds Certificates with an aggregate initial Certificate Balance or Class A-EC1 Notional Balance or Class A-EC2 Notional Balance in excess of $50,000 and shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) maintained in the Borough of Manhattan that is specified in the notice to Certificateholders of such final distribution.

     (g) Except as otherwise provided in Section 9.1 with respect to an Anticipated Termination Date, the Trustee shall, no later than the twentieth
(20th) day of the month in the month preceding the Distribution Date on which the final distribution with respect to any Class of Certificates is expected to be made or such later day as the Trustee becomes aware that the final distribution with respect to any Class of Certificates is expected to be made on the

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succeeding Distribution Date, mail to each Holder of such Class of Certificates, on such day a notice to the effect that:

     (i) the Trustee reasonably expects, based upon information previously provided to it, that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Trustee therein specified; and

     (ii) if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date; provided, however, that the Class R-I, Class R-II and Class R-III Certificates shall remain outstanding until there is no other Class of Certificates or Lower-Tier Regular Interests outstanding.

     Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such Distribution Date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this
Section 4.1(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive from such funds held the final distribution with respect thereto. If, within one year after the second notice, any of such Certificates shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If, within two years after the second notice, any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee hereunder and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Class R-III Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Trustee as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.1(g). Any such amounts transferred to the Trustee shall not be invested.

     (h) Notwithstanding any provision in this Agreement to the contrary, the aggregate amount distributable to each Class pursuant to this Section 4.1 shall be reduced by the aggregate amount paid to any Person pursuant to Section 6.3 or
Section 8.5(d), such reduction to be allocated among such Classes in inverse alphabetical order (and pro rata among the Class A-1, Class A-2, Class A-EC1 and Class A-EC2 Certificates), based upon the respective amounts so distributable without taking into account this Section 4.1(h). Such reduction of amounts otherwise distributable to a Class shall be allocated first in respect of interest and second in respect of principal. For purposes of determining Interest Shortfalls and Certificate Balances, the

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amount of any such reduction so allocated to a Class shall be deemed to have been distributed to such Class.

     SECTION 4.2. STATEMENTS TO RATING AGENCIES AND CERTIFICATEHOLDERS;
                  AVAILABLE INFORMATION; INFORMATION FURNISHED TO FINANCIAL MARKET PUBLISHER.

     (a) On each Distribution Date, the Trustee shall prepare in CSSA format and forward by mail to each Rating Agency and each Holder of a Certificate, with copies to the Depositor, Paying Agent, the Underwriters and Master Servicer, and make available on the World Wide Web, a statement as to such distribution setting forth for each Class, as applicable:

     (i) The Pooled Principal Distribution Amount and the amount allocable to principal included in Available Funds;

     (ii) The Class Interest Distribution Amount distributable to such Class and the amount of Available Funds allocable thereto, together with any Class Interest Shortfall allocable to such Class;

     (iii) The amount of any P&I Advances by the Master Servicer or the Trustee included in the amounts distributed to such Certificateholder;

     (iv) The Certificate Balance of each Class of Certificates after giving effect to the distribution of amounts in respect of the Pooled Principal Distribution Amount on such Distribution Date;

     (v) Realized Losses and their allocation to the Certificate Balance of any Class of Certificates;

     (vi) The Scheduled Principal Balance of the Mortgage Loans as of the Due Date preceding such Distribution Date;

     (vii) The number and aggregate principal balance of Mortgage Loans (A) delinquent one month, (B) delinquent two months, (C) delinquent three or more months, (D) as to which foreclosure proceedings have been commenced and (E) that otherwise constitute Specially Serviced Mortgage Loans, and, with respect to each Specially Serviced Mortgage Loan, the amount of Property Advances made during the related Collection Period, the amount of the P&I Advance made on such Distribution Date, the aggregate amount of Property Advances theretofore made that remain unreimbursed and the aggregate amount of P&I Advances theretofore made that remain unreimbursed;

     (viii) With respect to any Mortgage Loan that became an REO Mortgage Loan during the preceding calendar month, the principal balance of such Mortgage Loan as of the date it became an REO Mortgage Loan;


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     (ix) As of the Due Date preceding such Distribution Date, as to any REO
   Property sold during the related Collection Period, the date on which the Special Servicer made a Final Recovery Determination and the amount of the proceeds of such sale deposited into the Collection Account, and the aggregate amount of REO Proceeds and Net REO Proceeds (in each case other than Liquidation Proceeds) and other revenues collected by the Special Servicer with respect to each REO Property during the related Collection Period and credited to the Collection Account, in each case identifying such REO Property by name;

     (x) The outstanding principal balance of each REO Mortgage Loan as of the close of business on the immediately preceding Due Date and the appraised value of the related REO Property in the most recent Updated Appraisal obtained;

     (xi) The amount of the Master Servicing Fee paid to the Master Servicer with respect to such Distribution Date, and the amount of the additional servicing compensation described in Section 3.12(a) that was paid to the Master Servicer with respect to such Distribution Date;

     (xii) The amount of any Special Servicing Fee, Disposition Fee or Workout Fee paid to the Special Servicer with respect to such Distribution Date, and the amount of the additional servicing compensation described in Section 3.12(b) that was paid to the Master Servicer with respect to such Distribution Date;

     (xiii) The amount of any Appraisal Reduction allocated in the related Collection Period on a Mortgage Loan-by-Mortgage Loan basis and the total amount of Appraisal Reductions made through such Distribution Date; and

     (xiv) (A) The amount of Yield Maintenance Charges or Prepayment Premiums collected and any Excess Interest, if any, received during the related Collection Period, and (B) the amount of Default Interest received during the related Collection Period.

     In the case of information furnished pursuant to subclauses (i), (ii),
(iii) and (xiv)(A) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and for each Class of Certificates for a denomination of $1,000 initial Certificate Balance or Notional Balance.

     Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate (except for a Class R-I, Class R-II or Class R-III Certificate) and to each Rating Agency a statement containing the information set forth in subclauses (i) and (ii) above, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

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


     On each Distribution Date, the Trustee shall forward to each Holder of a Class R-I, Class R-II or Class R-III Certificate a copy of the reports forwarded to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R-I, Class R-II or Class R-III Certificates on such Distribution Date.

     Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Class R-I, Class R-II or Class R-III Certificate a statement containing the information provided pursuant to the previous paragraph aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

     In addition, the Trustee shall forward to each Certificateholder any additional information, if any, regarding the Mortgage Loans that the Master Servicer or Special Servicer delivers to the Trustee for distribution to the Certificateholders pursuant to this Agreement.

     In addition to the reports required to be delivered pursuant to this
Section 4.2(a), the Trustee shall make available upon request to each proposed transferee of a Privately Placed Certificate such additional information, if any, in its possession as may be required to permit the proposed transfer to be effected pursuant to Rule 144A.

     (b) On or within two Business Days following each Distribution Date, the Trustee shall prepare and furnish to the Financial Market Publisher and the Placement Agents, using the format and media mutually agreed upon by the Trustee, the Financial Market Publisher and the Placement Agents, the following information regarding each Mortgage Loan and any other information reasonably requested by the Placement Agents and available to the Trustee:

     (i) an identifying loan number;

     (ii) the Mortgage Rate; and

     (iii) the principal balance as of such Distribution Date.

     The Trustee shall only be obligated to deliver the statements, reports and information contemplated by Section 4.2(a) and 4.2(b) to the extent it receives the necessary underlying information from the Master Servicer and shall not be liable for any failure to deliver any thereof on the prescribed Distribution Dates, to the extent such failure is caused by the Master Servicer's failure to deliver such underlying information in a timely manner. Nothing herein shall obligate the Trustee, the Master Servicer or Special Servicer to violate (in the reasonable judgment of the Master Servicer, the Special Servicer or the Trustee, as appropriate) any applicable law or provision of any Mortgage Loan Document prohibiting disclosure of information with respect to any Borrower and the failure of the Trustee, the Master Servicer or Special Servicer to disseminate information for such reason shall not be a breach hereof.


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     SECTION 4.3. COMPLIANCE WITH WITHHOLDING REQUIREMENTS.

     Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding. The Paying Agent agrees that it will not withhold with respect to payments of interest or original issue discount in the case of a Certificateholder that is a non-U.S. Person that has furnished or caused to be furnished (i) an effective Form W-8 or Form W-9 or an acceptable substitute form or a successor form and who has informed the Trustee in writing that it is not a "10-percent shareholder" within the meaning of Code Section 871(h)(3)(B) or a "controlled foreign corporation" described in Code Section 881(c)(3)(C) with respect to the Trust Fund or the Depositor, or (ii) an effective Form 4224 or an acceptable substitute form or a successor form. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

     SECTION 4.4. REMIC COMPLIANCE.

     (a) The parties intend that each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC shall constitute, and that the affairs of each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC shall be conducted so as to qualify it as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Trustee shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC and shall on behalf of each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC:
(i) prepare, sign and file, or cause to be prepared and filed, all required Tax Returns for each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC, using a calendar year as the taxable year for each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC, when and as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC, to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the Internal Revenue Service and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.4 is then required by the REMIC Provisions in order to maintain the status of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC as a REMIC or is otherwise required by the Code, prepare, sign and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law; (v) within 30

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

days of the Closing Date, furnish or cause to be furnished to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the Person that the holders of the Certificates may contact for tax information relating thereto (and the Trustee shall act as the representative of each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date, to provide any information reasonably requested by the Trustee and necessary to make such filing); and (vi) maintain such records relating to each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

     The Holder of the largest Percentage Interest in the Class R-I, Class R-II or Class R-III Certificates shall be the tax matters person of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC, respectively, pursuant to Treasury Regulations Section 1.860F-4(d). If more than one Holder should hold an equal Percentage Interest in the Class R-I, Class R-II or Class R-III Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R-I, Class R-II or Class R-III Certificates shall be such tax matters person. The Trustee shall act as attorney-in-fact and agent for the tax matters person of each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC, and each Holder of a Percentage Interest in the Class R-I, Class R-II or Class R-III Certificates, by acceptance thereof, is deemed to have consented to the Trustee's appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Trustee in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

     None of the Trustee, the Depositor, the Master Servicer, the Special Servicer, or the Holders of the Residual Certificates shall take any action or omit to take any action if, in taking or omitting to take such action, such party knows that such action or omission (as the case may be) would cause the termination of the REMIC status of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC or the imposition of tax on the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC (other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement). Notwithstanding any provision of this Section 4.4 to the contrary, the Trustee shall not be required to take any action that the Trustee in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Trustee be deemed in violation of this Section 4.4 if it takes any action expressly required or authorized by any other provision of this Agreement, and the Trustee shall have no responsibility or liability with respect to any act or omission of the Depositor or the Master Servicer or Special Servicer which causes the Trustee to be unable to comply with any of clauses (i) through (vi) of this Section 4.4 or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence. In this regard the Trustee, the Depositor, the Master Servicer, the Special Servicer, and the Holders of the Residual Certificates shall (i) exercise reasonable care not to allow the occurrence of any "prohibited transactions" with the meaning of Code Section 860F(a), unless the party seeking such action shall have delivered to the Trustee or such other party an Opinion of Counsel (at the requesting

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party's expense) that such occurrence would not (A) result in a taxable gain,
(B) otherwise subject the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (C) cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). Neither the Master Servicer, the Special Servicer nor the Depositor shall be responsible or liable (except in connection with any act or omission referred to in the two preceding sentences) for any failure by the Trustee to comply with the provisions of this Section 4.4. The Depositor, the Special Servicer and the Master Servicer shall cooperate in a timely manner with the Trustee in supplying any information within the Depositor's, the Special Servicer's or the Master Servicer's control (other than any confidential information) that is reasonably necessary to enable the Trustee to perform its duties under this Section 4.4.

     (b) The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular
Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans in the aggregate will prepay in accordance with the assumption of a constant prepayment rate of 0%; (ii) none of the Master Servicer, the Depositor and the Class R-III Certificateholders will exercise the right described in Section 9.1 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased under the terms of this Agreement.

     SECTION 4.5. IMPOSITION OF TAX ON THE REMICs.

     In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided, that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to such REO Property (and until such taxes are paid, the Master Servicer from time to time shall withdraw from the Collection Account amounts reasonably determined by the Master Servicer to be necessary to pay such taxes, which the Master Servicer shall maintain in a separate, non-interest-bearing account, and the Master Servicer shall deposit in the Collection Account the excess determined by the Master Servicer from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom. Except as provided in the preceding sentence, the Trustee is hereby authorized to and shall retain or cause to be retained from Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of

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such proceedings). The Trustee is hereby authorized to and shall segregate or cause to be segregated, in a separate non-interest bearing account, (i) the net income from any "prohibited transaction" under Code Section 860F(a) or (ii) the amount of any contribution to the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax, such amounts to be segregated from the Collection Account with respect to any such net income of or contribution to the Lower-Tier REMIC, from the Middle-Tier Distribution Account with respect to any such net income of or contribution to the Middle-Tier REMIC and from the Distribution Account with respect to any such net income of or contribution to the Upper-Tier REMIC (and return the balance thereof, if any, to the Collection Account, Middle-Tier Distribution Account or the Distribution Account, as the case may be). To the extent that any such tax is paid to the Internal Revenue Service, the Trustee shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R-I, Class R-II or the Class R-III Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates, Middle-Tier Regular Interests or Lower-Tier Regular Interests, as applicable, until they are fully reimbursed and then to the Holders of the Class R-I, the Class R-II and Class R-III Certificates, as applicable. Neither the Master Servicer, the Special Servicer nor the Trustee shall be responsible for any taxes imposed on the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC, in any such case, except to the extent such tax is attributable to a breach of a representation or warranty of the Master Servicer or Special Servicer or an act or omission of the Master Servicer, the Special Servicer or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.3 in the case of the Master Servicer or Special Servicer or Section 4.4 or 8.1, in the case of the Trustee. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer and the Special Servicer shall not be responsible for the Trustee's breaches, acts or omissions, and the Trustee shall not be responsible for the breaches, acts or omissions of the Master Servicer or Special Servicer.

     SECTION 4.6. REMITTANCES; P&I ADVANCES.

     (a) For purposes of this Section 4.6, "Applicable Monthly Payment" shall mean, for any Mortgage Loan with respect to any month, (A) if such Mortgage Loan is delinquent as to its Balloon Payment (including any Mortgage Loan as to which the related Mortgaged Property has become an REO Property and for any month after the related Balloon Payment would have been due), the related Assumed Scheduled Payment and (B) if such Mortgage Loan is not described by the preceding clause (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment.

     (b) On the Remittance Date immediately preceding each Distribution Date, the Master Servicer shall:

     (i) remit to the Trustee from the Collection Account for deposit in the Distribution Account an amount equal to the Prepayment Premiums and Yield Maintenance Charges, received by the Master Servicer in the Collection Period preceding such Remittance Date;


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     (ii) remit to the Trustee from the Collection Account for deposit in the
   Distribution Account an amount equal to the Available Funds for such Distribution Date (excluding P&I Advances and amounts payable with respect to the Trustee Fee for such Distribution Date );

     (iii) make an advance, by deposit into the Collection Account, and remit such amount to the Distribution Account in an amount equal to the sum of the Applicable Monthly Payment for each Mortgage Loan to the extent such amounts were not received on such Mortgage Loans as of the close of business on the Business Day immediately preceding the Remittance Date; and

     (iv) remit to the Trustee for distribution any Default Interest and any Excess Interest received by the Master Servicer in the Collection Period preceding such Remittance Date.

     Notwithstanding the foregoing, the amount required to be advanced in respect of delinquent Monthly Payments or Assumed Scheduled Payments on Mortgage Loans that have been subject to an Appraisal Reduction Event will equal, with respect to any Distribution Date and any Mortgage Loan, the amount that would be required to be advanced by the Master Servicer without giving effect to the Appraisal Reduction multiplied by a fraction, the numerator of which is the outstanding principal balance of such Mortgage Loan less the amount of such Appraisal Reduction and the denominator of which is the outstanding principal balance of such Mortgage Loan.

     (c) Any amount advanced by the Master Servicer, or by the Trustee, in its capacity as successor master servicer pursuant to Section 4.6(b)(iii), as applicable, shall constitute a P&I Advance for all purposes of this Agreement and the Master Servicer or the Trustee, as applicable, in its capacity as a Master Servicer shall be entitled to reimbursement thereof pursuant to 3.6(ii). The Master Servicer or the Trustee, as applicable, in its capacity as a Master Servicer shall further be entitled to Advance Interest Amounts accrued on the amount of any such P&I Advance at the Advance Rate and shall be entitled to payment or reimbursement thereof pursuant to 3.6(iii).

     (d) If, as of 12:00 p.m., New York City time, on any Remittance Date the Master Servicer shall not (i) have made the P&I Advance required to have been made on such date pursuant to Section 4.6(b)(iii) or (ii) delivered the certificate and documentation related to a determination of nonrecoverability, the Trustee shall be deemed to have given the notice permitted to be given under
Section 7.1 and to have replaced the Master Servicer as successor master servicer, and the Trustee, in such capacity, shall no later than 12:30 p.m., New York City time, on such Distribution Date deposit into the Distribution Account in immediately available funds an amount equal to the P&I Advances otherwise required to have been made by the Master Servicer.

     (e) Anything to the contrary in this Agreement notwithstanding, neither the Master Servicer nor the Trustee shall be obligated to make a P&I Advance as to any Monthly Payment or Assumed Scheduled Payment on any date on which a P&I Advance is otherwise

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required to be made by this Section 4.6 if the Master Servicer or the Trustee, as applicable, determines that such advance will be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance. The Trustee, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable Advance shall be subject to the standards applicable to the Master Servicer hereunder.

     (f) The Master Servicer or the Trustee, as applicable, shall be entitled to, and hereby covenants and agrees to promptly seek and effect, the reimbursement of P&I Advances it makes to the extent permitted pursuant to
Section 3.6(ii) of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to
Section 3.6(iii).

     SECTION 4.7. APPRAISAL REDUCTIONS.

     The aggregate amount of any Appraisal Reduction will be allocated by the Trustee on each Distribution Date for purposes of determining the Voting Rights and the amount of P&I Advances with respect to the related Mortgage Loan, to the Certificate Balance of the Class O, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class C and Class B Certificates, in that order, up to the amount of their respective Certificate Balances. On any Distribution Date, an Appraisal Reduction that otherwise would be allocated to a Class of Certificates will be allocated to the next most subordinate Class to the extent that the Certificate Balance for such Class of Certificates (prior to taking the Appraisal Reduction into account) is less than the amount of such Appraisal Reduction.

     SECTION 4.8. GRANTOR TRUST REPORTING.

     The parties intend that the portion of the Trust Fund consisting of (i) the Default Interest and the subaccount of the Collection Account pertaining to the Default Interest and (ii) the Excess Interest and the subaccount of the Collection Account pertaining to the Excess Interest shall constitute, and that the affairs of the Trust Fund (exclusive of the Trust REMICs) shall be conducted so as to qualify such portion as a "grantor trust" under the Code, and the provisions hereof shall be interpreted consistently with this intention. It is further the intent of the parties that the Class O Certificate is an investment unit comprised of both a regular interest in the Upper-Tier REMIC and beneficial ownership of the Grantor Trust Assets. In furtherance of such intentions, the Trustee shall furnish or cause to be furnished to Class O Certificateholders and shall file or cause to be filed with the Internal Revenue Service together with Form 1041 or such other form as may be applicable, the amount of Default Interest and Excess Interest received or accrued in the case of the Class O Certificates, at the time or times and in the manner required by the Code.

                                   ARTICLE V.
                                THE CERTIFICATES


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     SECTION 5.1. THE CERTIFICATES.

     The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-EC1 Certificates, the Class A-EC2 Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates, the Class O Certificates, the Class R-I Certificates, the Class R-II Certificates and the Class R-II Certificates.

     The Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates will be substantially in the forms annexed hereto as Exhibits A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8, A-9, A-10, A-11, A-12, A-13, A-14, A-15, A-16, A-17, A-18, A-19
and A-20, respectively. The Certificates of each Class will be issuable in definitive physical form only, registered in the name of the holders thereof; provided, however, that in accordance with Section 5.3 beneficial ownership interests in the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates shall initially be represented by Book-Entry Certificates held and transferred through the book-entry facilities of the Securities Depository, in minimum denominations of authorized initial Certificate Balance or Notional Balance (except with respect to the Class R-I, Class R-II and Class R-III Certificates), as described below. The Book-Entry Certificates shall be in minimum denominations of $25,000 for the Class A-1 and Class A-2 Certificates, $50,000 for the Class B Certificates, and $100,000 for the remaining Classes, and in each case multiples of $1 in excess thereof, except one Class O Certificate, one Class A-EC Certificate and one Class A-EC2 Certificate may be issued which represents a different initial Certificate Balance or Notional Balance to accommodate the remainder of the related initial Certificate Balance or related Notional Balance. Each Certificate will share ratably in all rights of the related Class. The Class R-I, R-II and R-III Certificates shall each be issuable in one or more registered, definitive physical certificates in minimum denominations of 25% Percentage Interests and integral multiples of a 5% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

     Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

     Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue and written instructions from the Depositor, be executed and authenticated by the Trustee or the Authenticating Agent and delivered to the Depositor. All Certificates shall be executed by manual or facsimile signature on behalf of the Trustee or Authenticating Agent by an authorized officer or signatory. Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Trustee or Authenticating Agent shall bind the Trustee or Authenticating Agent, notwithstanding that such individual has

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ceased to hold such office or position prior to the delivery of such
Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-20 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

     SECTION 5.2. REGISTRATION, TRANSFER AND EXCHANGE OF CERTIFICATES.

     (a) The Trustee shall keep or cause to be kept at the Corporate Trust Office books (the "Certificate Register") for the registration, transfer and exchange of Certificates (the Trustee, in such capacity, being the "Certificate Registrar"). The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Certificate Registrar, the Master Servicer, the Special Servicer, the Trustee, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at the Corporate Trust Office together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Section 5.2(c), (d), (e) and (f). Upon request of the Trustee, the Certificate Registrar shall provide the Trustee with the names, addresses and Percentage Interests of the Holders.

     (b) Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Section 5.2(c), (d), (e) and (f), the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.2(e). Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.2 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Section 5.2(c), (d), (e) and (f).

     (c) The exchange, transfer and registration of transfer of Individual Certificates that are Privately Placed Certificates shall be subject to the restrictions set forth below (in addition to the provisions of Section 5.2(d), (e) and (f)):

     (i) The Certificate Registrar shall register the transfer of an Individual Certificate that is a Privately Placed Certificate if the requested transfer is being made to a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 hereto (an "Investment Representation Letter"), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A; or


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     (ii) The Certificate Registrar shall register the transfer of an Individual
   Certificate that is a Privately Placed Certificate (other than a Class R-I, Class R-II or Class R-III Certificate), if prior to the transfer, the transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor in accordance with an applicable exemption under the Act, (2) an Opinion of Counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act, and (3) a written undertaking by the transferor to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor's expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

     (d) Subject to the restrictions on transfer and exchange set forth in this
Section 5.2, the Holder of one or more Certificates may transfer or exchange the same in whole or in part (with a Certificate Balance equal to any authorized denomination) by surrendering such Certificate at the Corporate Trust Office or at the office of any transfer agent appointed as provided under this Agreement, together with an executed instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange. Subject to the restrictions on transfer set forth in this Section 5.2, following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at the Corporate Trust Office, or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the Corporate Trust Office or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or the Holder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or the Holder in the case of exchange) to such address as the transferee or the Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Certificate Balance or Notional Balances, as applicable, and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

     (e) Individual Certificates may only be transferred to Eligible Investors as described herein. In the event the Certificate Registrar shall determine that an Individual Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall void such transfer, if permitted under applicable law.

     (f) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.2 other than for transfers of Privately Placed Certificates to Institutional Accredited Investors, as

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provided herein. In connection with any transfer to an Institutional Accredited
Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

     (g) Subject to Section 5.2(d), transfers of the Class R-I, Class R-II and Class R-III Certificates may be made only in accordance with this Section 5.2(g). The Certificate Registrar shall register the transfer of a Class R-I, Class R-II or Class R-III Certificate if (x) the transferor has advised the Certificate Registrar in writing that the Certificate is being transferred to a Qualified Institutional Buyer; and (y) prior to transfer the transferor furnishes to the Certificate Registrar an Investment Representation Letter. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certifications, legal opinions or other information (at the transferor's expense) as they may reasonably be required to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

     (h) Neither the Depositor, the Master Servicer, the Special Servicer, the Trustee nor the Certificate Registrar is obligated to register or qualify any Class of Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not exempt from the registration requirements of the Act or is not made in accordance with such federal and state laws.

     (i) No transfer of any Ownership Interest in a Subordinate Certificate shall be made to (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code, or a governmental plan subject to any federal, state or local law ("Similar Law"), which is to a material extent, similar to the foregoing provisions of ERISA or the Code (collectively, a "Plan"), (ii) a collective investment fund in which such Plans are invested, (iii) other persons acting on behalf of any such Plan or using the assets of any such Plan or any entity whose underlying assets include plan assets by reason of a Plan's investment in the entity (within the meaning of Department of Labor Regulations Section 2510.3-101), or (iv) an insurance company that is using the assets of any insurance company separate account or general account in which the assets of any such Plan are invested (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) to acquire any such Subordinate Certificates, other than using assets of its general account in circumstances whereby the assets of the Trust Fund will not be treated as "plan assets" for purposes of applying the fiduciary responsibility and prohibited transaction provisions of ERISA, the Code or any Similar Law. Each prospective transferee of a Subordinate Certificate shall deliver to the Depositor, the Certificate Registrar and the Trustee, (a) a transferee representation letter, substantially in the

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form of Exhibit D hereto, stating that the prospective transferee is not a
Person referred to in (i), (ii), (iii) or (iv) above, or (b) an Opinion of Counsel which establishes to the satisfaction of the Depositor, the Trustee and the Certificate Registrar that the purchase or holding of the Subordinate Certificate will not result in the assets of the Trust Fund being deemed to be "plan assets" and subject to the fiduciary responsibility or prohibited transaction provisions of ERISA, the Code, or any Similar Law, will not constitute or result in a non-exempt prohibited transaction within the meaning of Section 406 or Section 407 of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Master Servicer, the Special Servicer, the Depositor, the Trustee or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code). The Opinion of Counsel mentioned above shall not be an expense of the Trustee, the Trust Fund, the Master Servicer, the Special Servicer, the Certificate Registrar or the Depositor. Neither the Trustee, the Master Servicer, the Special Servicer, nor the Certificate Registrar will register a Class R-I, Class R-II or Class R-III Certificate in any Person's name unless such Person has provided the letter referred to in clause (a) above. Any transfer of a Subordinate Certificate that would violate, or result in a non-exempt prohibited transaction under, ERISA or Section 4975 of the Code or any Similar Law shall be deemed absolutely null and void ab initio.

     (j) Each Person who has or acquires any Ownership Interest in a Class R-I Certificate, Class R-II Certificate or Class R-III Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Class R-I Certificate, a Class R-II Certificate or a Class R-III Certificate are expressly subject to the following provisions:

     (i) Each Person acquiring or holding any Ownership Interest in a Class R-I, Class R-II or Class R-III Certificate shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including as a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.2(j)(i) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

     (ii) No Ownership Interest in a Class R-I Certificate, a Class R-II Certificate or Class R-III Certificate may be transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize a proposed Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest in a Class R-I Certificate, a Class R-II Certificate or a Class R-III Certificate, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit C-1 (a "Transferee


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   Affidavit") (A) that such proposed transferee is a Permitted Transferee and
   (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest in a Class R-I Certificate, a Class R-II Certificate or a Class R-III Certificate, as applicable, it may incur liabilities in excess of cash flows generated by the residual interest, (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including as a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (v) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.2(j) and (y) other than in connection with the initial issuance of the Class R-I, Class R-II and Class R-III Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the "Transferor Letter"), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee's statements in the preceding clauses (x)(B)(i) or (iii) are false.

     (iii) Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

     Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest in a Class R-I Certificate, a Class R-II Certificate or a Class R-III Certificate, or such agent thereof, the Certificate Registrar and the Trustee agree to furnish to the IRS and the transferor of such Ownership Interest or such agent thereof such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R-I, Class R-II or Class R-III Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Trustee, the Certificate Registrar and the Trustee may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent thereof referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

     SECTION 5.3. BOOK-ENTRY CERTIFICATES.

     (a) The Class A-1 Certificates, the Class A-2 Certificates, the Class A-EC1 Certificates, Class A-EC2 Certificates, the Class B Certificates, the Class C Certificates, the

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Class D Certificates, the Class E Certificates, the Class F Certificates, the
Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates and the Class O Certificates shall, in the case of each such Class, initially be issued as one or more Book-Entry Certificates registered in the name of the Securities Depository or its nominees and, except as provided in subsection (c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor securities depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective Ownership Interest in and to such Certificates through the book-entry facilities of the Securities Depository and, except as provided in subsection (c) below, shall not be entitled to definitive, fully registered Certificates ("Definitive Certificates") in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Securities Depository Participant or brokerage firm representing each such Certificate Owner. Each Securities Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Securities Depository's normal procedures. Neither the Certificate Registrar nor the Trustee shall have any responsibility to monitor or restrict the transfer of Ownership Interests in Book-Entry Certificates through the book-entry facilities of the Securities Depository.

     (b) The Trustee, the Master Servicer, the Special Servicer, and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Securities Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Securities Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Securities Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Securities Depository of such record date.

     (c) If (i)(A) the Depositor advises the Trustee and the Certificate Registrar in writing that the Securities Depository is no longer willing or able to properly discharge its responsibilities with respect to any Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Trustee and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Securities Depository with respect to any Class of the Book-Entry Certificates, the Certificate Registrar shall notify all affected Certificate Owners, through the Securities Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of any Class of the Book-Entry Certificates by the Securities Depository, accompanied by registration instructions from the Securities Depository for registration of transfer, the Trustee shall execute, and the


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Certificate Registrar shall authenticate and deliver, the Definitive
Certificates to the Certificate Owners identified in such instructions. None of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any of the Class A-1 Certificates, the Class A-2 Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates and the Class O Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

     SECTION 5.4. MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES.

     If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it, the Trustee and the Master Servicer harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.4, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.4 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

     SECTION 5.5. APPOINTMENT OF PAYING AGENT.

     The Trustee may appoint a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.1. The Trustee shall cause such Paying Agent, if other than the Trustee or the Master Servicer, to execute and deliver to the Master Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicer and the Trustee that such Paying Agent will hold all sums held by it for payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to such Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Trustee. The Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least "BBB" by each Rating Agency, unless each of the Rating Agencies has confirmed in writing that a lower rating shall not result, in and of itself, in a

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downgrading, withdrawal or qualification of the rating then assigned by such
Rating Agency to any Class of the Certificates.

     SECTION 5.6. ACCESS TO CERTIFICATEHOLDERS' NAMES AND ADDRESSES.

     (a) If any Certificateholder (for purposes of this Section 5.6, an "Applicant") applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication which such Applicant proposes to transmit, then the Certificate Registrar shall, at the expense of such Applicant, within ten Business Days after the receipt of such application, transmit such communication to the Certificateholders as of the most recent Record Date; provided, however, if such communication relates to performance by the Master Servicer, the Special Servicer or the Trustee of its duties hereunder, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date.

     (b) Every Certificateholder, by receiving and holding its Certificate, agrees with the Trustee that the Trustee and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

     SECTION 5.7. ACTIONS OF CERTIFICATEHOLDERS.

     (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by an agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, when required, to the Depositor, the Special Servicer or the Master Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee, the Depositor, the Special Servicer and the Master Servicer, if made in the manner provided in this Section.

     (b) The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

     (c) Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Depositor, the Special Servicer or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.


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     (d) The Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.7 as it shall deem necessary.

     SECTION 5.8. PURCHASE OPTION OF CLASS O CERTIFICATEHOLDERS AND THE SPECIAL
                  SERVICER.

     By giving 15 days' irrevocable prior notice to the Trustee and the Master Servicer, the Holders of 100% of the Class O Certificates, and if not so exercised thereby, the Special Servicer, will have the option to purchase any ARD Loan that is in default on or after its Anticipated Repayment Date at a price equal to the greater of (i) its outstanding Scheduled Principal Balance (less any Advances previously made on account of principal) plus accrued and unpaid interest (less any Advances previously made on account of interest) and
(ii) its fair market value as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior thereto. and, in each case. unreimbursed Advances made with respect thereto (with interest thereon at the Advance Rate) and unpaid Servicing Compensation allocable to such ARD Loan. As a condition to such purchase, each such holder or the Special Servicer, as applicable, will be required to deliver an Opinion of Counsel to the effect that such purchase (or such right to purchase) would not cause any of the Trust REMICs to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding and either (i) an Opinion of Counsel to the effect that such purchase would not result in a gain which would be subject to tax on net income derived from prohibited transactions imposed by Code Section 860F(a)(1) or otherwise result in the imposition of any other tax on any of the Trust REMICs under the REMIC Provisions of the Code or (ii) an accountant's certification to the effect that such purchase would not result in the realization of any net income to any REMIC.

                                   ARTICLE VI.
              THE DEPOSITOR, THE SERVICER AND THE SPECIAL SERVICER

     SECTION 6.1. LIABILITY OF THE DEPOSITOR, THE MASTER SERVICER AND THE
                  SPECIAL SERVICER.

     The Depositor, the Master Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

     SECTION 6.2. MERGER OR CONSOLIDATION OF THE MASTER SERVICER AND SPECIAL
                  SERVICER.

     Subject to the third paragraph of this Section 6.2, the Master Servicer will keep in full effect its existence, rights and good standing as a limited liability company under the laws of the State of Missouri and will not jeopardize its ability to do business in each jurisdiction in which one or more of the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

     Subject to the following paragraph, the Special Servicer will keep in full effect its existence, rights and good standing as a limited liability company under the laws of the State of

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Missouri and will not jeopardize its ability to do business in each jurisdiction in which one or more of the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Specially Serviced Mortgage Loans and to perform its respective duties under this Agreement.

     Each of the Master Servicer and Special Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Master Servicer or Special Servicer, as applicable hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer or Special Servicer, as applicable hereunder, if each of the Rating Agencies has confirmed in writing that such merger, consolidation or transfer and succession shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates.

     SECTION 6.3. LIMITATION ON LIABILITY OF THE DEPOSITOR, THE MASTER SERVICER
                  AND OTHERS.

     Neither the Depositor, the Master Servicer, the Special Servicer or the Directing Certificateholder, nor any of the directors, officers, employees or agents of the Depositor, the Master Servicer, the Special Servicer or the Directing Certificateholder (or of any general partner of any of them) shall be under any liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor or the Master Servicer or Special Servicer or any such Person against any breach of warranties or representations made herein, or against any specific liability imposed on the Master Servicer or Special Servicer for a breach of the Servicing Standard, or against any liability which would otherwise be imposed by reason of its respective willful misfeasance, bad faith, fraud or negligence in the performance of its duties or by reason of reckless disregard of its respective obligations or duties hereunder. The Depositor, the Master Servicer, the Special Servicer or the Directing Certificateholder, or any of the directors, officers, employees or agents of the Depositor, the Master Servicer, the Special Servicer or the Directing Certificateholder (or of any general partner of any of them) may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person with respect to any matters arising hereunder.

     The Depositor, the Master Servicer, the Special Servicer and the Directing Certificateholder, and any of the directors, officers, employees or agents of the Depositor, the Master Servicer, the Special Servicer or the Directing Certificateholder (or of any general partner of any of them) shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to this Agreement or the Certificates, other than any loss, liability or expense (i) incurred by reason of its respective willful misfeasance, bad faith, fraud or negligence or (in the case of the Master Servicer, Special Servicer or Directing Certificateholder) a breach of the Servicing Standard in the performance of its respective duties or by reason of reckless disregard of its respective obligations or duties hereunder; or (ii) imposed by any taxing authority which loss, liability or expense is not

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specifically reimbursable pursuant to the terms of this Agreement or which results from a breach (other than a breach with respect to which the Master Servicer, Special Servicer or Directing Certificateholder, as applicable, would have no liability under the standard set forth in the first sentence of the preceding paragraph) by the Master Servicer, the Special Servicer or the agents of any of them of its obligations hereunder. Notwithstanding anything herein to the contrary, this Section 6.3 shall survive the termination or maturity of this Agreement or the resignation or removal of the Depositor, the Master Servicer or the Special Servicer as regards rights accrued prior to such resignation or removal.

     The Depositor, Master Servicer, Special Servicer and Directing Certificateholder shall not be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability; provided, however, that the Depositor, Master Servicer or Special Servicer may, in its discretion, undertake any action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom (except any liability related to the Master Servicer's or the Special Servicer's obligations under Section 3.1(a)) shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, Master Servicer or Special Servicer shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.6(vi) of this Agreement.

     SECTION 6.4. LIMITATION ON RESIGNATION OF THE MASTER SERVICER AND OF THE
                  SPECIAL SERVICER.

     Each of the Master Servicer and the Special Servicer may assign its respective rights and delegate its respective duties and obligations under this Agreement (a) in connection with the sale or transfer of a substantial portion of its mortgage servicing or asset management portfolio, provided that the purchaser or transferee accepting such assignment and delegation (i) shall be satisfactory to the Trustee, or (ii) shall be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of a servicer of mortgage loans, (b) to a Person resulting from a merger, consolidation or succession that is permitted under Section 6.2, or (c) to an Affiliate of the Master Servicer or Special Servicer, as the case may be; provided that any assignment described in the foregoing clauses (a), (b) or (c) shall be permitted only if (w) the assignee shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer or Special Servicer, as applicable, under this Agreement from and after the date of such agreement; (x) as evidenced by a letter from each Rating Agency delivered to the Trustee, each Rating Agency's rating or ratings of the Regular Certificates in effect immediately prior to such assignment and delegation will not be qualified, downgraded or withdrawn as a result of such assignment and delegation; (y) the Master Servicer or Special Servicer, as applicable, shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.4; and
(z) the rate at which the Servicing Fee (or any component

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thereof) is calculated shall not exceed the rate in effect prior to such assignment and delegation. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor master servicer or special servicer hereunder, as applicable.

     Except as provided in this Section 6.4, neither the Master Servicer nor the Special Servicer shall resign from the obligations and duties hereby imposed on it except upon determination that its duties hereunder are no longer permissible under applicable law. Any such determination permitting the resignation of the Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer's or Special Servicer's expense) to such effect delivered to the Trustee.

     No resignation of the Master Servicer or the Special Servicer, as applicable, as contemplated by the preceding paragraphs shall become effective until the Trustee or a successor master servicer or special servicer, as applicable, shall have assumed the Master Servicer's or the Special Servicer's responsibilities, duties, liabilities and obligations hereunder.

     SECTION 6.5. RIGHTS OF THE DEPOSITOR AND THE TRUSTEE IN RESPECT OF THE
                  MASTER SERVICER AND THE SPECIAL SERVICER.

     Each of the Master Servicer and the Special Servicer shall afford the Depositor and the Trustee, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations. Upon request, each of the Master Servicer and the Special Servicer shall furnish to the Depositor and the Trustee its most recent financial statements and such other information in its possession regarding its business, affairs, property and condition, financial or otherwise, as the party requesting such information, in its reasonable judgment, determines to be relevant to the performance of the obligations hereunder of the Master Servicer or Special Servicer. Neither the Depositor nor the Trustee shall have any responsibility or liability for any action or failure to act by the Master Servicer or Special Servicer and neither such Person is obligated to supervise the performance of the Master Servicer or Special Servicer under this Agreement or otherwise.

                                  ARTICLE VII.
                                     DEFAULT

     SECTION 7.1. EVENTS OF DEFAULT.

     "Event of Default", wherever used herein, means any one of the following events:

     (i) any failure by the Master Servicer to remit to the Collection Account or any failure by the Master Servicer to remit to the Trustee for deposit into the Distribution Account, any amount required to be so remitted by the Master Servicer pursuant to and in accordance with the terms of this Agreement; or any failure by the Special Servicer to remit to the REO Account or any failure by the Special Servicer to remit to the Master Servicer any amount to be so remitted by the Special Servicer pursuant to and in accordance with the terms of this Agreement; or

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


     (ii) any failure on the part of the Master Servicer or Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements, or the breach of any representations or warranties provided herein on the part of the Master Servicer or Special Servicer which materially and adversely affects the interests of the Certificateholders, the Master Servicer, the Special Servicer or the Trustee with respect to any Mortgage Loan and which, in either event, continues unremedied for a period of 30 days after the date on which written notice of such failure or breach, requiring the same to be remedied, shall have been given to the Master Servicer or Special Servicer by the Depositor or the Trustee, or to the Master Servicer or Special Servicer, the Depositor and the Trustee by the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights of any Class affected thereby; or

     (iii) confirmation in writing by Moody's that the then-current rating assigned to any Class of Certificates will be withdrawn, downgraded or qualified if the Master Servicer or Special Servicer is not removed as Master Servicer or Special Servicer hereunder; or

     (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or Special Servicer and such decree or order shall have remained in force, undischarged or unstayed, for a period of 60 days; or

     (v) the Master Servicer or Special Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Master Servicer or Special Servicer, or of or relating to all or substantially all of the property of the Master Servicer or Special Servicer; or

     (vi) the Master Servicer or Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

     (vii) the Master Servicer shall fail to make any Advance required to be made by the Master Servicer hereunder (whether or not the Trustee makes such Advance); or

     (vii) the Master Servicer or the Special Servicer, as the case may be, is no longer on S&P's list of "approved" commercial mortgage loan servicers, and the Master Servicer or Special Servicer, as applicable, shall not have again become "approved" within ninety (90) days thereafter;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of at least 25% of the

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

aggregate Voting Rights of all Certificates, the Trustee shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be, terminate all of its respective rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights it may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination, and the right to the benefits of Section 6.3 notwithstanding any such termination); provided, however, that in the event the Master Servicer and the Special Servicer is the same Person, any termination of the Master Servicer shall constitute a termination of the Special Servicer and vice versa.

     On or after the receipt by the Master Servicer or the Special Servicer, as the case may be, of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section (notwithstanding any failure of the Trustee to satisfy the criterion set forth in Section 6.4) and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the defaulting Master Servicer or Special Servicer, as the case may be, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise.

     Each of the Master Servicer and the Special Servicer, on behalf of itself, agrees in the event it is terminated pursuant to this Section 7.1 promptly (and in any event no later than ten Business Days subsequent to such notice) to provide, at its own expense, the Trustee with all documents and records requested by the Trustee to enable the Trustee to assume its functions hereunder, and to cooperate with the Trustee and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor master servicer or special servicer or the Trustee, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account and any REO Account or Reserve Account or thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Trustee or such successor master servicer or special servicer (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Trustee or such successor master servicer or special servicer shall reasonably request (including electromagnetic form), to enable it to assume the Master Servicer's or Special Servicer's function hereunder. All reasonable costs and expenses of the successor master servicer or successor special servicer incurred in connection with transferring the Mortgage Files to the successor master servicer (or copies of the Mortgage Files relating to Specially Serviced Mortgage Loans to the successor special servicer) and amending this Agreement to reflect such succession as Master Servicer or successor special servicer pursuant to this
Section 7.1 shall be paid by the predecessor master servicer or special servicer upon presentation of reasonable documentation of such costs and expenses; provided, however, that if any such costs and expenses remain unpaid by the predecessor master servicer or special servicer within a reasonable time after presentation of such

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documentation, the Trustee may be reimbursed from the Collection Account for such unpaid costs and expenses, which shall be deemed to be expenses of the Trust Fund.

     SECTION 7.2. TRUSTEE TO ACT; APPOINTMENT OF SUCCESSOR.

     Immediately upon delivery by the Trustee to the Master Servicer or the Special Servicer of a notice of termination pursuant to Section 7.1, the Trustee shall be its successor in such capacity in all respects under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that (i) the Trustee shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or of the Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the terminated party's failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by any successor hereunder.

     The appointment of a successor master servicer or special servicer shall not affect any liability of the predecessor master servicer or special servicer, as applicable, which may have arisen prior to its termination as Master Servicer or Special Servicer. The Trustee shall not be liable for any of the representations and warranties of the Master Servicer or of the Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor master servicer or special servicer, as applicable, or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.7 hereunder nor shall the Trustee be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee as successor master servicer or special servicer shall be entitled to all Servicing Compensation relating to the Mortgage Loans that accrue after the date of the Trustee's succession to which the Master Servicer or Special Servicer would have been entitled if the Master Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the Master Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances made by the Trustee (and accrued and unpaid interest thereon) shall have been repaid in full.

     Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or if the Holders of Certificates entitled to at least 51% of the aggregate Voting Rights so request in writing to the Trustee, or if the Trustee is not listed on Moody's or S&P's list of approved servicers, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution, the appointment of which will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any Class of Certificates as evidenced in writing by each Rating Agency, as the successor to the Master Servicer or Special Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder. No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer's or Special

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Servicer's responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the Master Servicer or Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the terminated party hereunder. The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

     SECTION 7.3. NOTIFICATION TO CERTIFICATEHOLDERS.

     (a) Upon any termination pursuant to Section 7.1 above or appointment of a successor to the Master Servicer or the Special Servicer, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and to each Rating Agency.

     (b) Within 45 days after the occurrence of any Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to all Holders of Certificates and to each Rating Agency notice of such Event of Default, unless such Event of Default shall have been cured or waived.

     SECTION 7.4. OTHER REMEDIES OF TRUSTEE.

     During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.1, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Trustee shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.6(vi). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

     SECTION 7.5. WAIVER OF PAST EVENTS OF DEFAULT; TERMINATION.

     The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, on behalf of all Holders of Certificates, waive any default by the Master Servicer or Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits to (including P&I Advances) or payments from the Collection Account, the Distribution Account or the REO Account or in


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remitting payments as received, in each case in accordance with this Agreement.
Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

                                  ARTICLE VIII.
                             CONCERNING THE TRUSTEE

     SECTION 8.1. DUTIES OF TRUSTEE.

     (a) The Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

     (b) The Trustee, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that, the Trustee shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder by the Master Servicer, the Special Servicer, the Depositor or the Paying Agent. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee shall take action as it deems appropriate to have the instrument corrected.

     (c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that the foregoing shall be subject to Section 8.2; and provided, further, that:

     (i) Prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee that conform on

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   their face to the requirements of this Agreement without responsibility for investigating the contents thereof;

     (ii) The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

     (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least a majority of the aggregate Voting Rights (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising or omitting to exercise any trust or power conferred upon the Trustee, under this Agreement; and

     (iv) The Trustee shall not be charged with knowledge of any failure by the Master Servicer or the Special Servicer to comply with the obligations of the Master Servicer or the Special Servicer referred to in clause (i) or (ii) of
   Section 7.1, or of any breach or occurrence referred to in clause (iii) through (vii) of Section 7.1, unless a Responsible Officer of the Trustee obtains actual knowledge of such failure, breach or occurrence. The Trustee shall be deemed to have actual knowledge of the Master Servicer's or the Special Servicer's failure to comply with its obligations listed in clause
   (i) of Section 7.1 or to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee pursuant to this Agreement.

     The Trustee, in its capacity as Trustee, shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the Trustee's opinion the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer or the Special Servicer under this Agreement, except pursuant to Sections 4.6 or 6.4 during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement. The Trustee shall not be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement.

     SECTION 8.2. CERTAIN MATTERS AFFECTING THE TRUSTEE.

     (a) Except as otherwise provided in Section 8.1:

     (i) The Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall

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   have no responsibility to ascertain or confirm the genuineness of any such party or parties;

     (ii) The Trustee may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

     (iii) (A) The Trustee shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; (B) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of any such act; provided, however, that subject to the foregoing clause (A), nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of an Event of Default (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs;

     (iv) The Trustee shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

     (v) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least a majority (or such other percentage as is specified herein) of the aggregate Voting Rights of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Master Servicer or the Special Servicer if an Event of Default shall have occurred and be continuing relating to the Master Servicer or the Special Servicer, respectively, and otherwise by the Certificateholders requesting the investigation; and

     (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys. The Trustee shall not be liable or responsible for the misconduct or negligence of any of the Trustee's agents or attorneys appointed with due care by the Trustee hereunder.


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     (b) Following the Start-up Day, the Trustee shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

     (c) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

     The Trustee shall have no duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement (other than the document review set forth in Section 2.2).

     SECTION 8.3. TRUSTEE NOT LIABLE FOR CERTIFICATES OR MORTGAGE LOANS.

     The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Master Servicer or the Special Servicer and the Trustee, the Special Servicer and the Master Servicer assume no responsibility for their correctness. The Trustee, the Master Servicer and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates, or any private placement memorandum or prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan or related document. The Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement.

     Without limiting the foregoing, the Trustee shall not be liable or responsible for: the existence, condition and ownership of any Mortgaged Property; the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer pursuant to Section 7.2) or the enforceability thereof; the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.2); the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File (other than the verification of certain items in connection with its document review pursuant to Section 2.2); the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.2); the compliance by the

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Depositor, the Master Servicer or the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee's receipt of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of monies by or at the direction of the Master Servicer or the Special Servicer or any loss resulting therefrom, it being understood that the Trustee only shall remain responsible for any Trust Fund property that it may hold in its individual capacity; the acts or omissions of any of the Depositor, the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.2) or any sub-servicer or any Borrower; any action of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.2) or any sub-servicer taken in the name of the Trustee, except with respect to the Trustee, to the extent such action is taken at the express written direction of the Trustee; the failure of the Master Servicer or the Special Servicer or any sub-servicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee hereunder; or any action by or omission of the Trustee taken at the instruction of the Master Servicer or the Special Servicer (other than in each case if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.2) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee of its obligation to perform its duties as specifically set forth in this Agreement.

     The Trustee shall not be accountable for the use or application by the Depositor, the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account, or the Distribution Account by the Depositor, the Master Servicer or the Special Servicer, other than in each case any funds held by the Trustee. The Trustee (unless the Trustee shall have become the successor master servicer) shall have no responsibility for (A) filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement, (B) maintaining any insurance, (C) paying or discharging any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against any part of the Trust Fund, or (D) confirming or verifying the contents of any reports or certificates of the Master Servicer delivered to the Trustee pursuant to this Agreement believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties.

     In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate "to the extent permitted by applicable law," the Trustee shall assume that such payment is so permitted unless a Responsible Officer of the Trustee has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law.


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     SECTION 8.4. TRUSTEE MAY OWN CERTIFICATES.

     The Trustee in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor, the Master Servicer and the Special Servicer in banking transactions, with the same rights it would have if it were not Trustee.

     SECTION 8.5. PAYMENT OF TRUSTEE'S FEES AND EXPENSES; INDEMNIFICATION.

     (a) The Trustee shall be paid the Trustee Fee from amounts on deposit in the Distribution Account pursuant to Section 4.1.

     (b) To the extent specifically permitted by Section 3.12(d) or other provisions of this Agreement, the Trustee shall be paid or reimbursed from the Trust Fund or, as applicable, the Master Servicer upon its request for expenses, disbursements and advances incurred or made by the Trustee pursuant to and in accordance with any of the provisions of this Agreement except any such expense, disbursement or advance as may arise from its negligence or bad faith; provided, however, that the Trustee shall not refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee Fee and the Trustee's expenses.

     The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, as applicable hereunder, pursuant to or otherwise arising from the resignation or removal with cause of the Master Servicer or the Special Servicer, as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence or bad faith of the Trustee.

     (c) Each of the Paying Agent, the Certificate Registrar, the Custodian, the Master Servicer and the Special Servicer shall indemnify the Trustee and its respective Affiliates and each of the directors, officers, employees and agents of the Trustee, and its respective Affiliates (each, an "Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement related to such party's respective willful misconduct, bad faith, fraud or negligence in the performance of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder (including in the case of the Master Servicer or the Special Servicer, any agent of the Master Servicer or the Special Servicer).

     (d) The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees) arising in respect of this Agreement or the Certificates, in each case to the extent, and only to the extent, such payments are expressly reimbursable under this Agreement or are "unanticipated expenses incurred by a REMIC" within the meaning of

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Treasury Regulations Section 1.860G-1(b)(3)(ii), other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct of the Trustee and
(ii) those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.5(c). The term "unanticipated expenses incurred by a REMIC" shall include any fees, expenses and disbursements of any separate trustee or co-trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and the losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement, including, without limitation, under Section 2.3, Section 3.10, the third paragraph of Section 3.11, Section 8.11, Section 4.5, Section 5.1, and Section 7.1. The right of reimbursement of the Indemnified Parties under this Section 8.5(d) shall be senior to the rights of all Certificateholders.

     (e) Notwithstanding anything herein to the contrary, this Section 8.5 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar or the Custodian.

     (f) This Section 8.5 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

     SECTION 8.6. ELIGIBILITY REQUIREMENTS FOR TRUSTEE.

     The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $50,000,000 and a rating on its unsecured long-term debt of at least "AA-" from S&P and Aa3 from Moody's, unless each of the Rating Agencies has confirmed in writing that a lower rating shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Master Servicer or the Special Servicer (except during any period when the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.2). If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect, at its sole discretion, either to (i) resign immediately in the manner and with the effect specified in Section 8.7, (ii) pay such tax out of the Trustee's own funds and continue as Trustee, or (iii) administer the Trust Fund from a state and local

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jurisdiction that does not impose such a tax. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.7.

     SECTION 8.7. RESIGNATION AND REMOVAL OF THE TRUSTEE.

     The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicer, the Special Servicer and each Rating Agency. Upon such notice of resignation, the Master Servicer shall promptly appoint a successor trustee (meeting the requirements of Section 8.8), by written instrument, in triplicate, which instrument shall be delivered to the Depositor, the resigning Trustee, and the successor trustee. Notwithstanding the foregoing, if no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

     If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.6 and shall fail to resign after written request therefor by the Depositor or Master Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor or the Master Servicer may remove the Trustee and shall promptly appoint a successor trustee by written instrument, which shall be delivered to the Trustee so removed and to the successor trustee.

     The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee (meeting the requirements of Section 8.8) by written instrument or instruments, in five originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Master Servicer, one complete set to the Special Servicer, one complete set to the Trustee so removed, and one complete set to the successor trustee so appointed.

     Any resignation or removal of the Trustee and appointment of a successor trustee shall not become effective until acceptance of appointment by the successor trustee as provided in Section 8.8.

     SECTION 8.8. SUCCESSOR TRUSTEE.

     Any successor trustee appointed as provided in Section 8.7 shall execute, acknowledge and deliver to the Depositor and to the predecessor trustee instruments accepting its appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee herein. The predecessor trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements

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held by it hereunder, and the Depositor and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties and obligations. No successor trustee shall accept appointment as provided in this Section 8.8 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of
Section 8.6.

     Upon acceptance of appointment by a successor trustee as provided in this
Section 8.8, the successor trustee shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register.

     SECTION 8.9. MERGER OR CONSOLIDATION OF TRUSTEE.

     Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such corporation shall be eligible under the provisions of Section 8.6, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     SECTION 8.10. APPOINTMENT OF CO-TRUSTEE OR SEPARATE TRUSTEE.

     Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall no longer be in existence or shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-trustee or separate trustee shall not relieve the Trustee of its responsibilities hereunder. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.6 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.8 hereof.

     In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether

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as Trustee hereunder or as successor to the Master Servicer hereunder), the
Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee solely at the direction of the Trustee.

     No trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee, except that if the Depositor is no longer in existence, or if the separate trustee or co-trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate trustee or co-trustee.

     Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate trustee or co-trustee be entitled to any provision relating to the conduct of, affecting the liability of, or affording protection to such separate trustee or co-trustee that imposes a standard of conduct less stringent than that imposed on the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

     Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts hereunder shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

     SECTION 8.11. AUTHENTICATING AGENT.

     The Trustee may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and the Master Servicer and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor and the Master Servicer, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Trustee shall serve as the initial Authenticating Agent and the Trustee hereby accepts such appointment.


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     Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

     The Authenticating Agent may at any time resign by giving at least 30 days advance written notice of resignation to the Trustee, the Depositor, the Special Servicer and the Master Servicer. The Trustee may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor, the Special Servicer and the Master Servicer. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.11, the Trustee promptly shall appoint a successor authenticating agent, which shall be acceptable to the Master Servicer and the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor authenticating agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor authenticating agent shall be appointed unless eligible under the provisions of this Section 8.11.

     The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Trustee. The Trustee shall pay the Authenticating Agent reasonable compensation from its own funds.

     SECTION 8.12. APPOINTMENT OF CUSTODIANS.

     The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee. The Trustee agrees to comply with the terms of each agreement entered into with such Custodian and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000 maintain a fidelity bond and errors and omissions policy that would meet the custodial requirements of prudent institutional commercial mortgage loan custodians, and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. The Trustee shall pay the Custodian reasonable compensation from its own funds. The Trustee shall serve as the initial Custodian.

     SECTION 8.13 TRUSTEE COVENANT.

     The Trustee hereby covenants, to its best knowledge, which may be based upon information obtained from vendors who have responded to the Trustee's supplier inquiries and/or from information obtained by the Trustee from sources which the Trustee reasonably believes are reliable, that by August 31, 1999, any custom-made software or hardware designed or purchased or licensed by Trustee, which Trustee has identified as being mission-critical to its business for purposes of its operations and for purposes of compiling, reporting or generating data required by

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

this Agreement, will be capable of accurately performing calculations or other processing with respect to dates after August 31, 1999 as a result of the changing of the date from 1999 to 2000, including leap year calculations, when used for the purpose for which it was intended, assuming that all other products, including other software or hardware, when used in combination with such software or hardware designed or purchased or licensed by the Trustee properly exchange date data.

                                   ARTICLE IX.
                                   TERMINATION

     SECTION 9.1. TERMINATION.

     (a) The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created hereby with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to this Article IX on the Termination Date; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

     (b) The Trust Fund, the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a "plan of complete liquidation" within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof pursuant to which the applicable Notice of Termination is given and requiring that the Trust Fund, the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this
Section 9.1(b), the Notice of Termination given pursuant to Section 9.1(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Trustee in the final federal income tax returns of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC.

     (c) Any Holder of a Class R-III Certificate representing greater than a 50% Percentage Interest in such Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to at least the greater of:

     (i) the sum of (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any Advances previously made on account of principal); (B) the

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   fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any Advances previously made on account of interest); (D) the aggregate amount of unreimbursed Advances (with interest thereon at the Advance Rate) and unpaid Servicing Compensation and unpaid Trust Fund expenses; or

     (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate and disposition expenses.

     (d) The Master Servicer may also effect such termination as provided above if it first notifies the Holders of the Class R-III Certificates through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and such Holders do not terminate the Trust Fund as described above within such 30 day period.

     (e) The Depositor may also effect such termination as provided above if it first notifies the Holders of the Class R-III Certificates through the Trustee and the Special Servicer of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and neither such Holders nor the Master Servicer terminates the Trust Fund as described above within such 30 day period.

     (f) All costs and expenses incurred by any party to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.1 shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.1(c).

     (g) If the Trust Fund has not been previously terminated pursuant to Sections 9.1(c), (d) or (e), the Trustee shall determine as soon as practicable the Distribution Date on which the Trustee reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, and to the Trustee in respect of the Lower-Tier Regular Interests and Middle-Tier Regular Interests notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance of each Certificate, Middle-Tier Regular Interest or Lower-Tier Regular Interest, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.1(a) or 4.1(b) or (ii) if no such Classes of Certificates are then outstanding, to the Holders of the Class R-III Certificates of any amount remaining in the Collection Account, to the Holders of the Class R-II Certificates of any amounts remaining in the

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Middle-Tier Distribution Account and to the Holders of the Class R-I
Certificates of any amount remaining in the Distribution Account, in any such case, following the later to occur of (A) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund or (B) the liquidation or disposition pursuant to Section 3.18 of the last asset held by the Trust Fund.

     (h) Notice of any termination of the Trust Fund pursuant to this Section
9.1 shall be mailed by the Trustee to affected Certificateholders (with a copy to the Master Servicer and each Rating Agency) at their addresses shown in the Certificate Registrar as soon as practicable after the Trustee shall have received, given or been deemed to have received a Notice of Termination but in any event not more than thirty days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Trustee to affected Certificateholders shall:

     (i) specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

     (ii) specify the amount of any such final distribution, if known; and

     (iii) state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

     If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Trustee shall promptly mail notice thereof to each affected Certificateholder.

     (i) Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.1 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.

     If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting Certificateholders shall be paid out of such funds. If within two years after the second notice, any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender

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its Certificate(s) for final payment thereof in accordance with this Section
9.1. Such funds held by the Master Servicer shall not be invested.

     SECTION 9.2. ADDITIONAL TERMINATION REQUIREMENTS.

     In the event that the Holder of a Class R-III Certificate representing greater than a 50% Percentage Interest in such Class, the Master Servicer or the Depositor exercises its purchase option as provided in Section 9.1(c), the Trust Fund shall be terminated in accordance with the following additional requirements unless the Trustee has received an Opinion of Counsel or other evidence to the effect that the failure to comply with such requirements (i) will not cause the termination of the Trust Fund to fail to constitute a "qualified liquidation" of each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC within the meaning of Code Section 860F(a)(4)(A) and
(ii) will not subject any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to tax or cause either the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

     (a) The notice given by the holder of a Class R-III Certificate representing greater than a 50% Percentage Interest in such Class under Section
9.1 shall provide that such notice constitutes the adoption of a plan of complete liquidation of the Trust Fund as of the date of such notice (or, if earlier, the date on which the first such notice is mailed to the Trustee and the Master Servicer). The Trustee shall also specify such date in a statement attached to the final tax returns of each of the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC; and

     (b) At or after the time of adoption of such a plan of complete liquidation and at or prior to the final Distribution Date, the Trustee shall sell all of the assets of the Trust Fund to the holder of such Class R-III Certificates, the Master Servicer or the Depositor for cash at the purchase price specified in
Section 9.1 and shall distribute such cash in the manner specified in Section
9.1.

                                   ARTICLE X.
                            MISCELLANEOUS PROVISIONS

     SECTION 10.1. COUNTERPARTS.

     This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

     SECTION 10.2. LIMITATION ON RIGHTS OF CERTIFICATEHOLDERS.

     The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

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     No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

     No Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or the Mortgage Loans, unless, with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates representing at least 25% of the aggregate Voting Rights allocated to each affected Class of Certificates shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 30 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

     SECTION 10.3. GOVERNING LAW.

     THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     SECTION 10.4. NOTICES.

                  All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (or, in the case of notice by telecopy, upon confirmation of receipt) as follows:


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


                  If to the Trustee, to:
                  The Chase Manhattan Bank
                  450 West 33rd Street, 14th Floor
                  New York, New York 10001-2697
                  Attention:  Capital Markets Fiduciary Services (CMBS)
                  Facsimile:  (212) 946-7317

                  With copies to:

                  Cadwalader, Wickersham & Taft
                  100 Maiden Lane
                  New York, New York  10038
                  Attention:  Michael Gambro, Esq.
                  Telecopy No.:  (212) 504-6666

                  If to the Depositor, to:

                  Prudential Securities Secured Financing Corporation One New York Plaza
                  New York, New York 10292-2018
                  Attention:  Peter Riemenshneider
                  Telecopy No.:  (212) 778-7818

                  With copies to:

                  Latham & Watkins
                  885 Third Avenue
                  New York, New York  10022
                  Attention:  Kevin C. Blauch, Esq.
                  Telecopy No.:  (212) 751-4864

                  If to the Master Servicer, to:

                  National Realty Funding L.C.
                  911 Main Street, Suite 1400
                  Kansas City, Missouri  64105
                  Attention:  E.  J.  Burke
                  Telecopy No.:  (816) 221-8848

                  With copies to:

                  Polsinelli, White, Vardeman & Shalton
                  Plaza Steppes Building
                  700 West 47th Street, Suite 1000
                  Kansas City, Missouri  64112
                  Attention:  Daniel J.  Flanigan, Esq.
                  Telecopy No.:  (816) 753-1536


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                  If to the Special Servicer, to:

                  National Realty Funding L.C.
                  911 Main Street, Suite 1400
                  Kansas City, Missouri  64105
                  Attention:  E.  J.  Burke
                  Telecopy No.:  (816) 221-8848

                  With copies to:

                  Polsinelli, White, Vardeman & Shalton
                  Plaza Steppes Building
                  700 West 47th Street, Suite 1000
                  Kansas City, Missouri  64112
                  Attention:  Daniel J.  Flanigan, Esq.
                  Telecopy No.:  (816) 753-1536

                  If to the Transferor, to:

                  Prudential Securities Credit Corp.
                  One New York Plaza
                  New York, New York 10292
                  Attention:  Clay Lebhar
                  Telecopy No.:  (212) 214-1000

                  With copies to:

                  Latham & Watkins
                  885 Third Avenue
                  New York, New York  10022
                  Attention:  Kevin C. Blauch, Esq.
                  Telecopy No.:  (212) 751-4864

                  If to the Mortgage Loan Sellers, to:

                  Greenwich Capital Financial Products, Inc.
                  600 Steamboat Road
                  Greenwich, CT  06830

                  With copies to:

                  Sidley & Austin
                  875 Third Avenue
                  New York, New York 10022
                  Attention: George Petrow
                  Telecopy No. 906-2021



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

                  National Realty Finance L.C.
                  911 Main Street, Suite 1400
                  Kansas City, Missouri  64105
                  Attention:  E.J.  Burke
                  Telecopy No.:  (816) 221-8848

                  With copies to:

                  Polsinelli, White, Vardeman & Shalton
                  Plaza Steppes, Building 700
                  West 47th Street, Suite 1000
                  Kansas City, Missouri  64112
                  Attention:  Daniel J.  Flanigan, Esq.
                  Telecopy No.:  (816) 753-1536

                  and

                  Bridger Commercial Realty Finance LLC
                  100 Shoreline Highway
                  Suites 295 & 125
                  Mill Valley, CA 94941

                  With copies to:

                  Steefel, Levitt & Weiss
                  1 Embarcadero Center, 30th Floor
                  San Francisco, CA 94111
                  Attention: Clayton Gantz
                  Telecopy No.:  (415) 788-2019

     If to any Certificateholder, to the address set forth in the Certificate Register, or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

     SECTION 10.5. SEVERABILITY OF PROVISIONS.

     If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.


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     SECTION 10.6. NOTICE TO THE DEPOSITOR AND EACH RATING AGENCY.

     (a) The Trustee shall use its reasonable best efforts to promptly provide written notice to the Depositor and each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

     (i) any material change or amendment to this Agreement;

     (ii) the occurrence of any Event of Default that has not been cured;

     (iii) the merger, consolidation, resignation or termination of the Master Servicer, Special Servicer or Trustee;

     (iv) the repurchase of Mortgage Loans pursuant to Section 2.3(d) or 2.3(e);

     (v) the final payment to any Class of Certificateholders; and

     (vi) each report to Certificateholders described in Section 4.2.

     (b) The Master Servicer shall promptly furnish to each Rating Agency copies of the following:

     (i) each of its annual statements as to compliance described in Section
   3.14;

     (ii) each of its annual independent public accountants' servicing reports described in Section 3.15; and

     (iii) annual reports of each Borrower with respect to the net operating income and occupancy rates required to be delivered by the related Mortgage and actually received by the Master Servicer pursuant thereto to the extent consistent with applicable law and the related Mortgage Loan Documents.

     (c) The Special Servicer, shall furnish each Rating Agency with such information with respect to any Specially Serviced Mortgage Loan as such Rating Agency shall request and which the Special Servicer can obtain to the extent consistent with applicable law and the related Mortgage Loan Documents.

     (d) Notices to each Rating Agency shall be addressed as follows:

     Standard & Poor's Ratings Services
     55 Water Street
     New York, New York  10041
     Attention:  Commercial Mortgage Surveillance Manager

     Moody's Investors Service, Inc.
     99 Church Street
     New York, New York  10007
     Attention:  Commercial Mortgage Monitoring Group
     Telecopy No.:  (212) 553-1350

or in each case to such other address as any Rating Agency shall specify by written notice to the parties hereto.

     SECTION 10.7. AMENDMENT.

     This Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be inconsistent with any other provisions herein or therein, (iii) to amend any provision hereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, in all cases, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

     This Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66 2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

                  (i) reduce in any manner the amount of, or delay the timing of, amounts which are required to be distributed on any Certificate without the consent of each affected Certificateholder;

                  (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under this Agreement, without the consent of the Holders of all Certificates then outstanding; or

                  (iii) alter the Servicing Standard set forth in Section 3.1 or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

     Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     In the event that neither the Depositor nor the successor thereto, if any, is in existence, any amendment under this Section 10.7 shall be effective with the consent in writing of the Trustee, the Master Servicer, the Special Servicer, and, to the extent required by this Section, the Certificateholders and each Rating Agency.

     Promptly after the execution of any amendment, the Master Servicer shall furnish written notification of the substance of such amendment to each Certificateholder and each Rating Agency.

     It shall not be necessary for the consent of Certificateholders under this
Section 10.7 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

     Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement unless the Master Servicer and the Trustee shall have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i) or (ii) of the first sentence of this Section, then at the expense of the Trust Fund), to the effect that such amendment will not cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC Provisions (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property).

     Prior to the execution of any amendment to this Agreement, the Trustee, the Special Servicer and the Master Servicer shall be entitled to receive and rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee) of the first sentence of this Section, then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee's own rights, duties or immunities under this Agreement.

     SECTION 10.8. CONFIRMATION OF INTENT.

     It is the express and specific intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Depositor of the Certificates be, and be treated for all purposes as, a true, complete and absolute sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Depositor's right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Account and the Distribution Account, whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Missouri and New York Uniform Commercial Codes; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby.

     The Depositor shall, and upon the request of the Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

     SECTION 10.9. ENTIRE AGREEMENT.

     This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Special Servicer and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                             PRUDENTIAL SECURITIES SECURED
                                             FINANCING CORPORATION, as Depositor

                                             By:_______________________________
                                                Name:
                                                Title:

                                             NATIONAL REALTY FUNDING L.C.,
                                             as Master Servicer

                                             By:_______________________________
                                                Name:
                                                Title:

                                             NATIONAL REALTY FUNDING L.C.,
                                             as Special Servicer

                                             By:_______________________________
                                                Name:
                                                Title:

                                             THE CHASE MANHATTAN BANK
                                             as Trustee, Custodian, Certificate
                                             Registrar and Paying Agent

                                             By:_______________________________
                                                Name:
                                                Title:

STATE OF NEW YORK         )
                          )    ss.:
COUNTY OF NEW YORK        )

     On this ___th day of ______________________, before me appeared __________________________ to me personally known, who being by me duly sworn did say that he/she is a ________________________ of PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION, a Delaware corporation and that he signed his name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

     WITNESS my hand and seal hereto affixed the day and year first above written.


                                                ________________________________
                                                NOTARY PUBLIC in and for said
                                                County and State

                                                My Commission expires:

                                                (stamp)

                                                (seal)

STATE OF MISSOURI         )
                          )    ss.:
COUNTY OF                 )

     On this ___th day of ____________________________, before me appeared
____________________, to me personally known, who being by me duly sworn did say that he/she is a __________________________ of National Realty Funding L.C., a Missouri limited liability company, and that the foregoing instrument was signed on behalf of said company by authority of its board of directors, and said __________________ acknowledged said instrument to be the free act and deed of said limited liability company.

                                                ________________________________
                                                NOTARY PUBLIC in and for said
                                                County and State

                                                My Commission expires:

                                                (stamp)

                                                (seal)

STATE OF MISSOURI      )
                       )    ss.:
COUNTY OF              )

     On this ___th day of ____________________________, before me appeared
____________________, to me personally known, who being by me duly sworn did say that he/she is a __________________________ of National Realty Funding L.C., a Missouri limited liability company, and that the foregoing instrument was signed on behalf of said company by authority of its board of directors, and said __________________ acknowledged said instrument to be the free act and deed of said limited liability company.

     WITNESS my hand and seal hereto affixed the day and year first above written.

                                                ________________________________
                                                NOTARY PUBLIC in and for said
                                                County and State

                                                My Commission expires:

                                                (stamp)

                                                (seal)

STATE OF NEW YORK         )
                          )    ss.:
COUNTY OF NEW YORK        )

     On this ___th day of __________________________, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared _____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she resides at_______________; that he/she is the ___________________ of The Chase Manhattan
Bank, a nationally chartered bank, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

     WITNESS my hand and seal hereto affixed the day and year first above written.

                                                ________________________________
                                                NOTARY PUBLIC in and for said
                                                County and State

                                                My Commission expires:

                                                (stamp)

                                                (seal)














This instrument prepared by:

____________________________
Name:
Address:

                                                                       EXHIBIT A

                              FORMS OF CERTIFICATES

                  THIS CLASS A-1 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                   PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                   SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").



                                     A-1-1

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                            SERIES 1999-C2, CLASS A-1


Initial Pass-Through Rate:  6.955%

First Distribution Date:                   Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Certificate              Scheduled Final Distribution Date:
Balance of the Class A-1 Certificates:     June 15, 2008
$229,000,000

CUSIP: 74436JFA0                            Initial Certificate Balance of this
                                            Certificate: $200,000,000

No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class A-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                                     A-1-2

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Prepayment Premiums, Yield Maintenance Charges and Excess Appraisal Reduction Collections) then distributable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class A-1 Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class A-1 Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class A-1 Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                                     A-1-3

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any





                                     A-1-4
of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given







                                     A-1-5
to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.


                                     A-1-6

                  IN WITNESS WHEREOF, the Trustee has caused this Class A-1 Certificate to be duly executed.

Dated: _____________________


                              THE CHASE MANHATTAN BANK, not in its individual capacity but solely as Trustee


                              By:________________________________________
                                            Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class A-1 Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _____________________


                              THE CHASE MANHATTAN BANK, not in its individual capacity but solely as Authenticating Agent


                              By: ________________________________________
                                            Authorized Officer


                                     A-1-7

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________
____________________________(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-1 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class A-1 Certificate of the entire Percentage Interest represented by the within Class A-1 Certificates to the above-named Assignee(s) and to deliver such Class A-1 Certificate to the following address:


__________________________________________

__________________________________________




Date: _________________         ________________________________________
                                Signature by or on behalf of Assignor(s)


                                ________________________________________
                                Taxpayer Identification Number


                                     A-1-8

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
_______ for the account of ___________________________________________________
account number ______________________ .

This information is provided by ___________________________ the Assignee(s) named above, or ______________ as its (their) agent.


                                            By: __________________________



                                            ______________________________
                                            [Please print or type name(s)]



                                            ______________________________
                                            Title



                                            ______________________________
                                            Taxpayer Identification Number



                                     A-1-9

                  THIS CLASS A-1 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").


                                     A-1-1

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                            SERIES 1999-C2, CLASS A-1


Initial Pass-Through Rate:  6.955%

First Distribution Date:                    Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Certificate               Scheduled Final Distribution Date:
Balance of the Class A-1 Certificates:      June 15, 2008
$229,000,000

CUSIP: 74436JFA0                            Initial Certificate Balance of this
                                            Certificate: $29,000,000

No.:  2

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class A-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.


                                     A-1-2

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Prepayment Premiums, Yield Maintenance Charges and Excess Appraisal Reduction Collections) then distributable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class A-1 Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class A-1 Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class A-1 Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.



                                     A-1-3

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any




                                     A-1-4
of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given



                                     A-1-5
to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.


                                     A-1-6

                  IN WITNESS WHEREOF, the Trustee has caused this Class A-1 Certificate to be duly executed.

Dated: _____________________


                                THE CHASE MANHATTAN BANK, not in its individual capacity but solely as Trustee


                                By:________________________________________
                                             Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class A-1 Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _____________________


                                THE CHASE MANHATTAN BANK, not in its individual capacity but solely as Authenticating Agent


                                By: ________________________________________
                                             Authorized Officer

                                     A-1-7

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________________
__________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-1 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class A-1 Certificate of the entire Percentage Interest represented by the within Class A-1 Certificates to the above-named Assignee(s) and to deliver such Class A-1 Certificate to the following address:


_____________________________________


_____________________________________




Date: _________________________      ________________________________________
                                     Signature by or on behalf of Assignor(s)



                                     ________________________________________
                                     Taxpayer Identification Number

                                     A-1-8

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
______________________________________ for the account of ____________________
_________________________ account number ________________________________.

This information is provided by _____________________________ the Assignee(s) named above, or ______________________________ as its (their) agent.


                                By: _______________________________



                                ___________________________________
                                [Please print or type name(s)]



                                ___________________________________
                                Title



                                ___________________________________
                                Taxpayer Identification Number



                                     A-1-9

                  THIS CLASS A-2 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

             PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

             SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").


                                      A-2-1

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                            SERIES 1999-C2, CLASS A-2


Initial Pass-Through Rate: 7.193%

First Distribution Date:                  Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Certificate             Scheduled Final Distribution Date:
Balance of the Class A-2 Certificates:    April 15, 2009
$396,880,000

CUSIP: 74436JFB8                          Initial Certificate Balance of this
                                          Certificate: $200,000,000
No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class A-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes



                                     A-2-2
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Prepayment Premiums, Yield Maintenance Charges and Excess Appraisal Reduction Collections) then distributable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class A-2 Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class A-2 Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class A-2 Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the





                                     A-2-3
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.


                                     A-2-4

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided,




                                     A-2-5
however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-2-6

                  IN WITNESS WHEREOF, the Trustee has caused this Class A-2 Certificate to be duly executed.

Dated:  ___________________


                               THE CHASE MANHATTAN BANK, not in its
                               individual capacity but solely as Trustee



                               By: _______________________________________
                                              Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class A-2 Certificate referred to in the Pooling and Servicing Agreement.

Dated: ___________________


                               THE CHASE MANHATTAN BANK, not in its
                               individual capacity but solely as
                               Authenticating Agent



                               By: _______________________________________
                                              Authorized Officer


                                     A-2-7

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s)
 and transfer(s) unto _______________________________________________________
_____________________________________________________________________________
_________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-2 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-2 Certificate of the entire Percentage Interest represented by the within Class A-2 Certificates to the above-named Assignee(s) and to deliver such Class A-2 Certificate to the following address:


_____________________________________________

_____________________________________________




Date: _____________________________    _____________________________________
                                       Signature by or on behalf of Assignor(s)



                                       _____________________________________
                                       Taxpayer Identification Number

                                     A-2-8

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
_____________________________________________________________________________
__________________________________________________________ for the account of
____________________________________________________________ account number
________________________.

This information is provided by _______________________________ the Assignee(s) named above, or ___________________________________ as its (their) agent.



                                      By: __________________________________





                                      ______________________________________
                                      [Please print or type name(s)]




                                      ______________________________________
                                      Title



                                      _____________________________________
                                      Taxpayer Identification Number






                                     A-2-9

                  THIS CLASS A-2 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

             PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

             SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").


                                     A-2-1

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                            SERIES 1999-C2, CLASS A-2


Initial Pass-Through Rate: 7.193%

First Distribution Date:                 Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Certificate            Scheduled Final Distribution Date:
Balance of the Class A-2 Certificates:   April 15, 2009
$396,880,000

CUSIP: 74436JFB8                         Initial Certificate Balance of this
                                         Certificate: $196,880,000
No.:  2

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class A-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes





                                     A-2-2
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Prepayment Premiums, Yield Maintenance Charges and Excess Appraisal Reduction Collections) then distributable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class A-2 Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class A-2 Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class A-2 Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the




                                     A-2-3
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.



                                     A-2-4

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided,





                                     A-2-5
however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.


                                      A-2-6

                  IN WITNESS WHEREOF, the Trustee has caused this Class A-2 Certificate to be duly executed.

Dated:  ___________________


                            THE CHASE MANHATTAN BANK, not in its
                            individual capacity but solely as Trustee



                            By: __________________________________________
                                          Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class A-2 Certificate referred to in the Pooling and Servicing Agreement.

Dated: ___________________


                            THE CHASE MANHATTAN BANK, not in its
                            individual capacity but solely as
                            Authenticating Agent



                            By: ___________________________________________
                                          Authorized Officer





                                     A-2-7

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________________________
_____________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-2 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class A-2 Certificate of the entire Percentage Interest represented by the within Class A-2 Certificates to the above-named Assignee(s) and to deliver such Class A-2 Certificate to the following address:


_______________________________________________



_______________________________________________




Date: ________________________   _____________________________________________
                                 Signature by or on behalf of Assignor(s)




                                 _____________________________________________
                                 Taxpayer Identification Number

                                     A-2-8

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
_____________________________________________________________________________
________________________  for the account of ________________________________
__________________ account number ______________________________________.

This information is provided by ________________________ the Assignee(s) named above, or _________________________ as its (their) agent.


                                 By: ____________________________________




                                 ________________________________________
                                 [Please print or type name(s)]



                                 ________________________________________
                                 Title



                                 ________________________________________
                                 Taxpayer Identification Number



                                     A-2-9

                  THIS CLASS A-EC1 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS IN RESPECT OF THE CERTIFICATE BALANCES OF OTHER CLASSES OF CERTIFICATES WHICH ARE THE BASIS FOR THE CLASS A-EC1 NOTIONAL BALANCE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CLASS A-EC1 NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CLASS A-EC1 NOTIONAL BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                  THE CLASS A-EC1 CERTIFICATES ARE INTEREST ONLY CERTIFICATES AND WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ACCRUED ON THE CLASS A-EC1 NOTIONAL BALANCE AT THE APPLICABLE PASS-THROUGH RATE, AND CERTAIN PREPAYMENT PREMIUMS AND YIELD MAINTENANCE CHARGES AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE










                                     A-3-1

"1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JULY 22, 1999. BASED ON ITS ISSUE PRICE OF __________% OF THE INITIAL CLASS A-EC1 NOTIONAL BALANCE, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ALL DISTRIBUTIONS OF INTEREST HEREON, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PRIVATE PLACEMENT MEMORANDUM DATED JULY 22, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL CLASS A-EC1 NOTIONAL BALANCE IS APPROXIMATELY _________%; (II) THE ANNUAL YIELD OF THIS CERTIFICATE TO MATURITY, COMPOUNDED MONTHLY, IS APPROXIMATELY ________%; AND
(III) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JULY, 1999) AS A PERCENTAGE OF THE INITIAL CLASS A-EC1 NOTIONAL BALANCE, CALCULATED USING THE METHOD PRESCRIBED

                                     A-3-2

IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS
DEFINED IN THE PROSPECTUS DATED__________ __, 1999), IS APPROXIMATELY ______%.

                                     A-3-3

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1999-C2, CLASS A-EC1


Initial Pass-Through Rate: 0.518%

First Distribution Date:                 Cut-off Date: July 1, 1999
August 17, 1999


Aggregate Initial Class A-EC1 Notional   Scheduled Final Distribution Date:
Balance:                                 N/A
$869,289,765

CUSIP: 74436JFH5                         Initial Percentage Interest Evidenced
                                         Hereby:
                                         [50%]  ($869,289,765)

No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-EC1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class A-EC1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with




                                     A-3-4
the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any interest and any Prepayment Premiums, Yield Maintenance Charges or Excess Appraisal Reduction Collections then distributable to the Class A-EC1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class A-EC1 Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class A-EC1 Pass-Through Rate on the outstanding Class A-EC1 Notional Balance. All calculations of interest on the Class A-EC1 Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business



                                     A-3-5

Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class A-EC1 Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom




                                     A-3-6
the Initial Investor has informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule
501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  Each prospective transferee of a Class A-EC1 Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in




                                     A-3-7
any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii)



                                     A-3-8
the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-3-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class A-EC1 Certificate to be duly executed.

Dated:  ___________________


                          THE CHASE MANHATTAN BANK, not in its
                          individual capacity but solely as Trustee



                          By: _____________________________________________
                                         Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class A-EC1 Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ___________________


                         THE CHASE MANHATTAN BANK, not in its
                         individual capacity but solely as Authenticating Agent



                         By: _________________________________________________
                                         Authorized Officer

                                     A-3-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________________________
_____________________________________________________________________________
__________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-EC1 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class A-EC1 Certificate of the entire Percentage Interest represented by the within Class A-EC1 Certificates to the above-named Assignee(s) and to deliver such Class A-EC1 Certificate to the following address:



_____________________________________________


_____________________________________________



Date: ____________________________ ___________________________________________
                                   Signature by or on behalf of Assignor(s)



                                   ___________________________________________
                                   Taxpayer Identification Number


                                     A-3-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
________________________ for the account of __________________________________
______________________ account number ______________________________________.

This information is provided by ________________________ the Assignee(s) named above, or _________________________________ as its (their) agent.


                                       By: ____________________________________



                                       ________________________________________
                                       [Please print or type name(s)]



                                       _______________________________________
                                       Title



                                       _______________________________________
                                       Taxpayer Identification Number


                                     A-3-12

                  THIS CLASS A-EC2 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS IN RESPECT OF THE CERTIFICATE BALANCES OF OTHER CLASSES OF CERTIFICATES WHICH ARE THE BASIS FOR THE CLASS A-EC2 NOTIONAL BALANCE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CLASS A-EC2 NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CLASS A-EC2 NOTIONAL BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                   SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                  THE CLASS A-EC2 CERTIFICATES ARE INTEREST ONLY CERTIFICATES AND WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ACCRUED ON THE CLASS A-EC2 NOTIONAL BALANCE AT THE APPLICABLE PASS-THROUGH RATE, AND CERTAIN PREPAYMENT PREMIUMS AND YIELD MAINTENANCE CHARGES AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE





                                     A-4-1

"1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JULY 22, 1999. BASED ON ITS ISSUE PRICE OF __________% OF THE INITIAL CLASS A-EC2 NOTIONAL BALANCE, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ALL DISTRIBUTIONS OF INTEREST HEREON, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PRIVATE PLACEMENT MEMORANDUM DATED JULY __, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL CLASS A-EC2 NOTIONAL BALANCE IS APPROXIMATELY _________%; (II) THE ANNUAL YIELD OF THIS CERTIFICATE TO MATURITY, COMPOUNDED MONTHLY, IS APPROXIMATELY ________%; AND
(III) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JULY, 1999) AS A PERCENTAGE OF THE INITIAL CLASS A-EC2 NOTIONAL BALANCE, CALCULATED USING THE METHOD PRESCRIBED




                                     A-4-2

IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED__________ __, 1999), IS APPROXIMATELY ______%.





                                     A-4-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1999-C2, CLASS A-EC2

Initial Pass-Through Rate: 0.550%

First Distribution Date:                 Cut-off Date: July 1, 1999
August 17, 1999


Aggregate Initial Class A-EC2 Notional   Scheduled Final Distribution Date:
Balance:                                 N/A
$97,798,765

CUSIP: 74436JFU6                         Initial Percentage Interest Evidenced
                                         Hereby:
                                         [50%]  ($97,798,765)

No.:  __

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-EC2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class A-EC2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes




                                     A-4-4
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any interest and any Prepayment Premiums, Yield Maintenance Charges or Excess Appraisal Reduction Collections then distributable to the Class A-EC2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class A-EC2 Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class A-EC2 Pass-Through Rate on the outstanding Class A-EC2 Notional Balance. All calculations of interest on the Class A-EC2 Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the






                                     A-4-5
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class A-EC2 Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom the Initial Investor has informed, in each case, that the reoffer, resale, pledge or other



                                     A-4-6
transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  Each prospective transferee of a Class A-EC2 Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement







                                     A-4-7
or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances






                                     A-4-8
of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-4-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class A-EC2 Certificate to be duly executed.

Dated:  ___________________


                          THE CHASE MANHATTAN BANK, not in its
                          individual capacity but solely as Trustee



                          By: ____________________________________________
                                           Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class A-EC2 Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ___________________


                         THE CHASE MANHATTAN BANK, not in its
                         individual capacity but solely as Authenticating Agent



                         By: ____________________________________________
                                           Authorized Officer




                                     A-4-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________________________
_____________________________________________________________________________
_____________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-EC2 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class A-EC2 Certificate of the entire Percentage Interest represented by the within Class A-EC2 Certificates to the above-named Assignee(s) and to deliver such Class A-EC2 Certificate to the following address:



____________________________________


____________________________________


Date: ______________________________   ________________________________________
                                       Signature by or on behalf of Assignor(s)




                                       ________________________________________
                                       Taxpayer Identification Number




                                     A-4-11

                  THIS CLASS B CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.




                                     A-5-1

                  THE CLASS B CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").












                                     A-5-2

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS B


Initial Pass-Through Rate: 7.518%

First Distribution Date:                    Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Certificate               Scheduled Final Distribution Date:
Balance of the Class B Certificates:        April 15, 2009
$41,293,000

CUSIP:74436JFC6                             Initial Certificate Balance of this
                                            Certificate: $41,293,000
No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class B Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes





                                     A-5-3
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class B Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class B Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class B Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the




                                     A-5-4
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class B Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or




                                     A-5-5
local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  If definitive Class B Certificates are issued, each prospective transferee thereof will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less






                                     A-5-6
than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of





                                     A-5-7
foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.









                                     A-5-8

                  IN WITNESS WHEREOF, the Trustee has caused this Class B Certificate to be duly executed.

Dated:  ____________________


                        THE CHASE MANHATTAN BANK, not in its
                        individual capacity but solely as Trustee



                        By: ___________________________________________
                                       Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class B Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ____________________


                        THE CHASE MANHATTAN BANK, not in its
                        individual capacity but solely as Authenticating Agent



                        By: __________________________________________________
                                       Authorized Officer

                                     A-5-9

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________________
______________________________________________________________________________
_____________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class B Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class B Certificate of the entire Percentage Interest represented by the within Class B Certificates to the above-named Assignee(s) and to deliver such Class B Certificate to the following address:


______________________________


______________________________




Date: ___________________________ _____________________________________________
                                  Signature by or on behalf of Assignor(s)




                                  _____________________________________________
                                  Taxpayer Identification Number

                                     A-5-10

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
_______________________________________________________________________________
____________________________________ for the account of _______________________
____________________________ account number _____________________________.

This information is provided by ____________________ the Assignee(s) named above, or as its (their) agent.


                                     By: ___________________________________



                                     _______________________________________
                                     [Please print or type name(s)]



                                     _______________________________________
                                     Title



                                     _______________________________________
                                     Taxpayer Identification Number



                                     A-5-11

                  THIS CLASS C CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.


                                     A-6-1

                  THE CLASS C CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").


                                     A-6-2

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS C


Initial Pass-Through Rate: 7.715%

First Distribution Date:             Cut-off Date: July  1, 1999
August 17, 1999

Aggregate Initial Certificate        Scheduled Final Distribution Date:
Balance of the Class C Certificates: May 15, 2009
$45,639,00

CUSIP 74436JFD4                      Initial Certificate
                                     Balance of this Certificate: $45,639,000
No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class C Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes




                                     A-6-3
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                   The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class C Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class C Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class C Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the




                                     A-6-4
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class C Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or





                                     A-6-5
local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  If definitive Class C Certificates are issued, each prospective transferee thereof will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates



                                     A-6-6
affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the









                                     A-6-7

Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-6-8

                  IN WITNESS WHEREOF, the Trustee has caused this Class C Certificate to be duly executed.

Dated:  ____________________


                                 THE CHASE MANHATTAN BANK, not in its
                                 individual capacity but solely as Trustee



                                 By: ________________________________________
                                                Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class C Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _____________________


                                THE CHASE MANHATTAN BANK, not in its
                                individual capacity but solely as
                                Authenticating Agent



                                By: ________________________________________
                                               Authorized Officer

                                     A-6-9

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________________________
_____________________________________________________________________________
__________________________(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class C Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class C Certificate of the entire Percentage Interest represented by the within Class C Certificates to the above-named Assignee(s) and to deliver such Class C Certificate to the following address:





____________________________________________


____________________________________________



Date: _____________________________ ___________________________________________
                                    Signature by or on behalf of Assignor(s)




                                    ___________________________________________
                                    Taxpayer Identification Number








                                     A-6-10

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
________________________ for the account of __________________________________
____________________ account number ______________________________________.

This information is provided by ____________________ the Assignee(s) named above, or _____________________________ as its (their) agent.


                                    By: ______________________________


                                    __________________________________
                                    [Please print or type name(s)]



                                    ___________________________________
                                    Title



                                    ___________________________________
                                    Taxpayer Identification Number








                                     A-6-11

                  THIS CLASS D CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.



                                     A-7-1

                  THE CLASS D CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                                     A-7-2

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS D


Initial Pass-Through Rate: 7.741%

First Distribution Date:               Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Class Certificate    Scheduled Final Distribution Date:
Balance of the Class D Certificates:   June 15, 2009
$13,040,000

CUSIP: 74436UJFE2                      Initial Certificate
                                       Balance of this Certificate: $13,040,000
No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class D Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes






                                     A-7-3
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August , 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class D Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class D Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class D Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the





                                     A-7-4
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class D Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or






                                     A-7-5
local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  If definitive Class D Certificates are issued, each prospective transferee thereof will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates






                                     A-7-6
affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the





                                     A-7-7

Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-7-8

                  IN WITNESS WHEREOF, the Trustee has caused this Class D Certificate to be duly executed.

Dated:  ____________________


                                THE CHASE MANHATTAN BANK, not in its
                                individual capacity but solely as Trustee



                                By: ______________________________________
                                           Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class D Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ____________________


                                THE CHASE MANHATTAN BANK, not in its
                                individual capacity but solely as
                                Authenticating Agent



                                By: _____________________________________
                                            Authorized Officer




                                     A-7-9

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________________
______________________________________________________________________________
__________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class D Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class D Certificate of the entire Percentage Interest represented by the within Class D Certificates to the above-named Assignee(s) and to deliver such Class D Certificate to the following address:



___________________________________________


___________________________________________



Date: _______________________ ________________________________________________
                              Signature by or on behalf of Assignor(s)



                              ________________________________________________
                              Taxpayer Identification Number






                                     A-7-10

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
_______________________________________________________________________________
___________________________________________ for the account of ________________
_______________________________ account number ___________________________.

This information is provided by _______________________________ the Assignee(s) named above, or ___________________________ as its (their) agent.


                               By: ____________________________________



                               ________________________________________
                               [Please print or type name(s)]



                               _________________________________________
                               Title



                               _________________________________________
                               Taxpayer Identification Number






                                     A-7-11

                  THIS CLASS E CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.




                                     A-8-1

                  THE CLASS E CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").


                                     A-8-2

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS E


Initial Pass-Through Rate: 7.741%

First Distribution Date:                Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Class Certificate     Scheduled Final Distribution Date:
Balance of the Class D Certificates:    June 15, 2009
$30,426,000

CUSIP: 74436JFF9                        Initial Certificate
                                        Balance of this Certificate: $30,426,000
No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class D Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes







                                     A-8-3
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August , 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class E Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class E Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class E Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the



                                     A-8-4
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class E Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or





                                     A-8-5
local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  If definitive Class E Certificates are issued, each prospective transferee thereof will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates



                                     A-8-6
affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the




                                     A-8-7

Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-8-8

                  IN WITNESS WHEREOF, the Trustee has caused this Class E Certificate to be duly executed.

Dated:  ____________________


                       THE CHASE MANHATTAN BANK, not in its
                       individual capacity but solely as Trustee



                       By: _______________________________________
                                       Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class E Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ____________________


                      THE CHASE MANHATTAN BANK, not in its
                      individual capacity but solely as Authenticating Agent



                      By: ________________________________________
                                        Authorized Officer






                                     A-8-9

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________________________
_____________________________________________________________________________
__________________________(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class E Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class E Certificate of the entire Percentage Interest represented by the within Class E Certificates to the above-named Assignee(s) and to deliver such Class E Certificate to the following address:



_________________________________________



_________________________________________



Date: ________________________________ ________________________________________
                                       Signature by or on behalf of Assignor(s)



                                       ________________________________________
                                       Taxpayer Identification Number

                                     A-8-10

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
______________________________________________________________________________
for the account of ____________________________________________________________
account number ______________________________________.

This information is provided by ____________________________ the Assignee(s) named above, or ____________________________ as its (their) agent.


                               By: _____________________________



                               __________________________________
                               [Please print or type name(s)]



                               __________________________________
                               Title



                               __________________________________
                               Taxpayer Identification Number






                                     A-8-11

                  THIS CLASS F CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.


                                     A-9-1

                  THE CLASS F CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").


                                     A-9-2

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS F


Initial Pass-Through Rate: 7.741%

First Distribution Date:                Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Class Certificate     Scheduled Final Distribution Date:
Balance of the Class D Certificates:    June 15, 2010
$15,213,000

CUSIP: 74436JFG7                        Initial Certificate
                                        Balance of this Certificate: $15,213,000
No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class D Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes



                                     A-9-3
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August , 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class F Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class F Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class F Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the





                                     A-9-4
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class F Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or





                                     A-9-5
local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  If definitive Class F Certificates are issued, each prospective transferee thereof will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates






                                     A-9-6
affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the






                                     A-9-7

Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-9-8

                  IN WITNESS WHEREOF, the Trustee has caused this Class F Certificate to be duly executed.

Dated:  ____________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Trustee



                    By:  _______________________________________
                              Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class F Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ____________________

                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Authenticating Agent



                     By: _________________________________________
                              Authorized Officer




                                     A-9-9

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________________________
_____________________________________________________________________________
__________________________(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class F Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class F Certificate of the entire Percentage Interest represented by the within Class F Certificates to the above-named Assignee(s) and to deliver such Class F Certificate to the following address:



______________________________________


______________________________________



Date: _________________________ _______________________________________________
                                Signature by or on behalf of Assignor(s)



                                _______________________________________________
                                Taxpayer Identification Number





                                     A-9-10

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
______________________________________________________________________________
for the account of ___________________________________________________________
account number ______________________________________.

This information is provided by ________________________ the Assignee(s) named above, or ______________________________ as its (their) agent.


                                 By: _____________________________________


                                 _________________________________________
                                 [Please print or type name(s)]


                                 __________________________________________
                                 Title


                                 __________________________________________
                                 Taxpayer Identification Number











                                     A-9-11

                  THIS CLASS G CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT



                                     A-10-1

PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS G CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                  THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JULY 28, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS _____%. BASED ON ITS ISSUE PRICE OF ___________%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PRIVATE PLACEMENT MEMORANDUM DATED JULY __, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY __________%; (II) THE ANNUAL YIELD OF THIS CERTIFICATE TO MATURITY, COMPOUNDED MONTHLY, IS APPROXIMATELY ________%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JULY, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN





                                     A-10-2

SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED ____________, 1999), IS APPROXIMATELY _______%.









                                     A-10-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS G


Initial Pass-Through Rate: 6.755%

First Distribution Date:              Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Certificate         Scheduled Final Distribution Date:
Balance of the Class G Certificates:  May 15, 2011
$15,213,000

CUSIP: 74436JFJ1                      Initial Certificate
                                      Balance of this Certificate: $15,213,000

No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class G Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes







                                     A-10-4
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class G Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class G Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class G Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the





                                     A-10-5
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class G Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom the Initial Investor has






                                     A-10-6
informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class G Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class G Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not







                                     A-10-7
result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on



                                     A-10-8
any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.


                                     A-10-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class G Certificate to be duly executed.

Dated:  _____________________


                  THE CHASE MANHATTAN BANK, not in its
                  individual capacity but solely as Trustee



                  By: ______________________________________________
                               Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class G Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _____________________

                  THE CHASE MANHATTAN BANK, not in its
                  individual capacity but solely as Authenticating Agent



                  By: _____________________________________________
                                Authorized Officer





                                    A-10-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________________________
___________________________(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class G Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class G Certificate of the entire Percentage Interest represented by the within Class G Certificates to the above-named Assignee(s) and to deliver such Class G Certificate to the following address:


______________________________________



______________________________________




Date: ____________________________ ___________________________________________
                                   Signature by or on behalf of Assignor(s)



                                   __________________________________________
                                   Taxpayer Identification Number


                                    A-10-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
______________________________________________________________________________
for the account of ___________________________________________________________
account number ______________________________________.

This information is provided by ________________________________the Assignee(s) named above, or ____________________________ as its (their) agent.


                                         By: _______________________________



                                         ___________________________________
                                         [Please print or type name(s)]



                                         ___________________________________
                                         Title



                                         ___________________________________
                                         Taxpayer Identification Number



                                    A-10-12

                  THIS CLASS H CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT




                                     A-11-1

PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS H CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                  THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JULY 28, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS ________%. BASED ON ITS ISSUE PRICE OF __________%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PRIVATE PLACEMENT MEMORANDUM JULY __, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY __________%; (II) THE ANNUAL YIELD OF THIS CERTIFICATE TO MATURITY, COMPOUNDED MONTHLY, IS APPROXIMATELY _________%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JULY, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN



                                     A-11-2

SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED ______________, 1999), IS APPROXIMATELY ________%.


                                     A-11-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS H


Initial Pass-Through Rate: 6.755%

First Distribution Date:                   Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Certificate              Scheduled Final Distribution Date:
Balance of the Class H Certificates:       August 15, 2001
$19,559,000

CUSIP: 74436JFK8                           Initial Certificate Balance of this
                                           Certificate: $19,559,000

No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class H Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes






                                     A-11-4
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class H Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class H Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class H Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the







                                     A-11-5
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class H Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom the Initial Investor has






                                     A-11-6
informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class H Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class H Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not



                                     A-11-7
result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on





                                     A-11-8
any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.


                                     A-11-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class H Certificate to be duly executed.

Dated:  _______________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Trustee



                    By: __________________________________________
                                 Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class H Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _______________________


                      THE CHASE MANHATTAN BANK, not in its
                      individual capacity but solely as Authenticating Agent



                      By: ________________________________________
                                 Authorized Officer

                                    A-11-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________________
___________________________(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class H Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class H Certificate of the entire Percentage Interest represented by the within Class H Certificates to the above-named Assignee(s) and to deliver such Class H Certificate to the following address:



_________________________________________


_________________________________________



Date: ______________________________ __________________________________________
                                     Signature by or on behalf of Assignor(s)



                                     _________________________________________
                                     Taxpayer Identification Number

                                    A-11-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
_______________________________________________________________________________
for the account of ____________________________________________________________
account number ______________________________________.

This information is provided by _______________________________ the Assignee(s) named above, or __________________________________ as its (their) agent.


                                            By: ____________________________


                                            ________________________________
                                            [Please print or type name(s)]


                                            ________________________________
                                            Title


                                            ________________________________
                                            Taxpayer Identification Number


                                    A-11-12

                  THIS CLASS J CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT





                                     A-12-1

PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS J CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                  THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JULY 28, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS _______%. BASED ON ITS ISSUE PRICE OF _____________%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PRIVATE PLACEMENT MEMORANDUM DATED JULY __, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY _________%; (II) THE ANNUAL YIELD OF THIS CERTIFICATE TO MATURITY, COMPOUNDED MONTHLY, IS APPROXIMATELY __________%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JULY, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN






                                     A-12-2

SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED ____________, 1999), IS APPROXIMATELY ________%.










                                     A-12-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS J


Initial Pass-Through Rate: 6.755%

First Distribution Date:                     Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Certificate                Scheduled Final Distribution Date:
Balance of the Class J Certificates:         August 15, 2011
$6,520,000

CUSIP:  74436JFL6                            Initial Certificate Balance of this
                                             Certificate: $6,520,000
No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class K, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class J Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes






                                     A-12-4
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class J Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class J Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class J Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class J Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the









                                     A-12-5
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class J Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom the Initial Investor has







                                     A-12-6
informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class J Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class J Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not




                                     A-12-7
result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on






                                     A-12-8
any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-12-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class J Certificate to be duly executed.

Dated:  ______________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Trustee



                     By: ______________________________________
                                  Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class J Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ______________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Authenticating Agent



                     By: ______________________________________
                                  Authorized Officer












                                    A-12-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________________________
___________________________(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class J Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class J Certificate of the entire Percentage Interest represented by the within Class J Certificates to the above-named Assignee(s) and to deliver such Class J Certificate to the following address:


_________________________________________________


_________________________________________________




Date: __________________________ _____________________________________________
                                 Signature by or on behalf of Assignor(s)




                                 _____________________________________________
                                 Taxpayer Identification Number

                                    A-12-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
______________________________________________________________________________
for the account of ___________________________________________________________
account number ____________________________________.

This information is provided by _______________________________ the Assignee(s) named above, or _________________________ as its (their) agent.


                                            By: _____________________________


                                            _________________________________
                                            [Please print or type name(s)]


                                            _________________________________
                                            Title



                                            _________________________________
                                            Taxpayer Identification Number





                                    A-12-12

                  THIS CLASS K CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT




                                     A-13-1

PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS K CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                  THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JULY 28, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS ______%. BASED ON ITS ISSUE PRICE OF ___________%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PRIVATE PLACEMENT MEMORANDUM DATED JULY __, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY ___________%; (II) THE ANNUAL YIELD OF THIS CERTIFICATE TO MATURITY, COMPOUNDED MONTHLY, IS APPROXIMATELY _________%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JULY, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN



                                     A-13-2

SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED ______________, 1999), IS APPROXIMATELY ______%.


                                     A-13-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS K


Initial Pass-Through Rate: 6.755%

First Distribution Date:                   Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Certificate              Scheduled Final Distribution Date:
Balance of the Class K Certificates:       June 15, 2013
$6,520,000

CUSIP: 74436JFM4                           Initial Certificate Balance of this
                                           Certificate: $6,520,000

No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class K Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class L, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class K Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes





                                     A-13-4
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class K Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  Interest will accrue on the Class K Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class K Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class K Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the




                                     A-13-5
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class K Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom the Initial Investor has




                                     A-13-6
informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class K Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class K Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not




                                     A-13-7
result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on




                                     A-13-8
any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.


                                     A-13-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class K Certificate to be duly executed.

Dated:  ______________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Trustee



                     By: ______________________________
                              Authorized Officer


Certificate of Authentication
-----------------------------
                  This is the Class K Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ______________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Authenticating Agent



                    By: ________________________________
                               Authorized Officer




                                    A-13-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________________________
___________________________(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class K Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class K Certificate of the entire Percentage Interest represented by the within Class K Certificates to the above-named Assignee(s) and to deliver such Class K Certificate to the following address:



___________________________________________


___________________________________________



Date: ____________________  ___________________________________________________
                            Signature by or on behalf of Assignor(s)




                            ___________________________________________________
                            Taxpayer Identification Number









                                    A-13-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
______________________________________________________________________________
for the account of ___________________________________________________________
account number ______________________________________________________.

This information is provided by ________________________________the Assignee(s) named above, or _______________________ as its (their) agent.


                                            By: _______________________________



                                            ___________________________________
                                            [Please print or type name(s)]


                                            ___________________________________
                                            Title



                                            ___________________________________
                                            Taxpayer Identification Number

                                    A-13-12

                  THIS CLASS L CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT




                                     A-14-1

PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS L CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                  THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JULY 28, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS _______%. BASED ON ITS ISSUE PRICE OF ___________%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PRIVATE PLACEMENT MEMORANDUM DATED JULY __, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY ____________%; (II) THE ANNUAL YIELD OF THIS CERTIFICATE TO MATURITY, COMPOUNDED MONTHLY, IS APPROXIMATELY ________%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JULY, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID



                                     A-14-2

REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED ___________, 1999), IS APPROXIMATELY ________%.










                                     A-14-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS L


Initial Pass-Through Rate: 6.755%

First Distribution Date:             Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Certificate        Scheduled Final Distribution Date:
Balance of the Class L Certificates: April 15, 2014
$17,386,000

CUSIP: 74436JFN2                     Initial Certificate Balance of this
                                     Certificate: $17,3866,000

No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class L Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class M, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class L Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes






                                     A-14-4
of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class L Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling Servicing Agreement.

                  Interest will accrue on the Class L Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class L Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class L Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the




                                     A-14-5
aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class L Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom the Initial Investor has



                                     A-14-6
informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class L Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class L Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not




                                     A-14-7
result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on



                                     A-14-8
any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.


                                     A-14-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class L Certificate to be duly executed.

Dated:  ___________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Trustee



                     By: _______________________________________
                             Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class L Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ____________________


                      THE CHASE MANHATTAN BANK, not in its
                      individual capacity but solely as Authenticating Agent



                     By: _______________________________________
                             Authorized Officer

                                    A-14-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________________
____________________________________(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class L Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class L Certificate of the entire Percentage Interest represented by the within Class L Certificates to the above-named Assignee(s) and to deliver such Class L Certificate to the following address:



_____________________________________


_____________________________________



Date: ________________________ ________________________________________________
                               Signature by or on behalf of Assignor(s)



                               ________________________________________________
                               Taxpayer Identification Number

                                    A-14-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
_____________________________________________________________________________
_____________________________________________________________________________
for the account of __________________________________________________________
account number ____________________________.

This information is provided by _______________________________ the Assignee(s) named above, or ________________________________ as its (their) agent.


                                            By: ____________________________



                                            ________________________________
                                           [Please print or type name(s)]



                                            ________________________________
                                            Title



                                            ________________________________
                                            Taxpayer Identification Number


                                    A-14-12

                  THIS CLASS M CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE





                                     A-15-1

BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS M CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                  THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JULY 28, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS _______%. BASED ON ITS ISSUE PRICE OF ____________%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PRIVATE PLACEMENT MEMORANDUM JULY __, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY ___________%; (II) THE ANNUAL YIELD OF THIS CERTIFICATE TO MATURITY, COMPOUNDED MONTHLY, IS APPROXIMATELY _________%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JULY, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN




                                     A-15-2

SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED_____________, 1999), IS APPROXIMATELY _______%.





                                     A-15-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS M


Initial Pass-Through Rate: 6.755%

First Distribution Date:               Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Class Certificate    Scheduled Final Distribution Date:
Balance of the Class M Certificates:   May 15, 2015
$4,347,000

CUSIP: 74436JFP7                       Initial Class Certificate Balance of this
                                       Certificate: $4,347,000


No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class N, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with



                                     A-15-4
the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class M Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling Servicing Agreement.

                  Interest will accrue on the Class M Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class M Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class M Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business





                                     A-15-5

Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class M Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its




                                     A-15-6
own account or a person purchasing for the account of a QIB, whom the Initial Investor has informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class M Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class M Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be





                                     A-15-7
inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect




                                     A-15-8
termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.
                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-15-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class M Certificate to be duly executed.

Dated:  _____________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Trustee



                    By: ______________________________
                             Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class M Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ______________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Authenticating Agent



                    By: ________________________________
                             Authorized Officer

                                    A-15-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________________
___________________________(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class M Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.


I (we) further direct the Certificate Registrar to issue a new Class M Certificate of the entire Percentage Interest represented by the within Class M Certificates to the above-named Assignee(s) and to deliver such Class M Certificate to the following address:



_____________________________________


_____________________________________



Date: ___________________________ _____________________________________________
                                  Signature by or on behalf of Assignor(s)




                                   ____________________________________________
                                   Taxpayer Identification Number

                                    A-15-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
______________________________________________________________________________
for the account of  ___________________________________________________________
account number _____________________.

This information is provided by _______________________________ the Assignee(s) named above, or ________________________________ as its (their) agent.


                                By: _________________________________________




                                _____________________________________________
                               [Please print or type name(s)]



                                ____________________________________________
                                Title



                                ______________________________________________
                                Taxpayer Identification Number
                                    A-15-12

                  THIS CLASS N CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE







                                     A-16-1

BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS N CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                  THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JULY 28, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS _______%. BASED ON ITS ISSUE PRICE OF ____________%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PRIVATE PLACEMENT MEMORANDUM JULY __, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY ___________%; (II) THE ANNUAL YIELD OF THIS CERTIFICATE TO MATURITY, COMPOUNDED MONTHLY, IS APPROXIMATELY _________%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JULY, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN


                                     A-16-2

SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED_____________, 1999), IS APPROXIMATELY _______%.


                                     A-16-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS N


Initial Pass-Through Rate: 6.755%

First Distribution Date:              Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Class Certificate   Scheduled Final Distribution Date:
Balance of the Class M Certificates:  May 15, 2017
$8,693,000

CUSIP: 74436JFQ5                      Initial Class Certificate Balance of this
                                      Certificate: $8,693,000


No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class O, Class R-I, Class R-II and Class R-III Certificates (together with the Class M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with






                                     A-16-4
the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class N Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling Servicing Agreement.

                  Interest will accrue on the Class N Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class N Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class M Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business








                                     A-16-5

Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class N Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its







                                     A-16-6
own account or a person purchasing for the account of a QIB, whom the Initial Investor has informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class N Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class N Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be





                                     A-16-7
inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect





                                     A-16-8
termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.
                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-16-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class N Certificate to be duly executed.

Dated:  _____________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Trustee



                    By: _________________________________
                             Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class N Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ______________________


                  THE CHASE MANHATTAN BANK, not in its
                  individual capacity but solely as Authenticating Agent



                  By: _________________________________
                             Authorized Officer

                                    A-16-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________
_______________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class N Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class N Certificate of the entire Percentage Interest represented by the within Class N Certificates to the above-named Assignee(s) and to deliver such Class N Certificate to the following address:


___________________________________________


___________________________________________




Date: ___________________________ _____________________________________________
                                  Signature by or on behalf of Assignor(s)




                                  _____________________________________________
                                  Taxpayer Identification Number

                                    A-16-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to for the account of ____________________________________________________________
account number _______________________________.

This information is provided by _______________________________ the Assignee(s) named above, or ________________________________ as its (their) agent.


                                            By: ____________________________




                                            _________________________________
                                            [Please print or type name(s)]



                                            _________________________________
                                            Title



                                            _________________________________
                                            Taxpayer Identification Number

                                    A-16-12

                  THIS CLASS O CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE




                                     A-17-1

BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS O CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS AN INVESTMENT UNIT COMPRISED OF (1) A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE AND (2) A GRANTOR TRUST INTEREST REPRESENTING BENEFICIAL OWNERSHIP OF THE RIGHTS TO EXCESS INTEREST AND DEFAULT INTEREST, AS DESCRIBED IN THE POOLING AND SERVICING AGREEMENT.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                  THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JULY 28, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS _______%. BASED ON ITS ISSUE PRICE OF ____________%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PRIVATE PLACEMENT MEMORANDUM JULY __, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (I) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY ___________%; (II) THE ANNUAL YIELD OF THIS CERTIFICATE TO MATURITY, COMPOUNDED MONTHLY, IS









                                     A-17-2

APPROXIMATELY
_________%; AND (III) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JULY, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS
DATED_____________, 1999), IS APPROXIMATELY _______%.


                                     A-17-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                             SERIES 1999-C2, CLASS O


Initial Pass-Through Rate: 6.755%

First Distribution Date:             Cut-off Date: July 1, 1999
August 17, 1999

Aggregate Initial Class Certificate  Scheduled Final Distribution Date:
Balance of the Class M Certificates: September 15, 2023
$19,560,765

CUSIP: 74436JFR3                     Initial Class Certificate Balance of this
                                     Certificate: $19,560,765


No.:  1

                  This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class R-I, Class R-II and Class R-III Certificates (together with the Class M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                  This Certificate (except to the extent it represents the Class O Grantor Trust Interest) is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance




                                     A-17-4
hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class O Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling Servicing Agreement.

                  Interest will accrue on the Class O Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class M Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class M Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such



                                     A-17-5

Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class O Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an


                                     A-17-6
institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom the Initial Investor has informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class O Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class O Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or



                                     A-17-7
questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in

                                     A-17-8
respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                  Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-17-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class O Certificate to be duly executed.

Dated:  _____________________


                    THE CHASE MANHATTAN BANK, not in its
                    individual capacity but solely as Trustee



                    By: ___________________________________
                                Authorized Officer


Certificate of Authentication
-----------------------------

                  This is the Class O Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ______________________


                  THE CHASE MANHATTAN BANK, not in its
                  individual capacity but solely as Authenticating Agent



                  By: ________________________________________
                              Authorized Officer

                                    A-17-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________
_______________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class O Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class O Certificate of the entire Percentage Interest represented by the within Class O Certificates to the above-named Assignee(s) and to deliver such Class O Certificate to the following address:


-------------------------------------------


-------------------------------------------




Date: ___________________________ _____________________________________________
                                  Signature by or on behalf of Assignor(s)




                                  _____________________________________________
                                  Taxpayer Identification Number

                                    A-17-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to _______________________________________________ for the account of
____________________________________________________________ account number
_______________________________.

This information is provided by _______________________________ the Assignee(s) named above, or ________________________________ as its (their) agent.


                                            By: ____________________________




                                            _________________________________
                                            [Please print or type name(s)]



                                            _________________________________
                                            Title



                                            _________________________________
                                            Taxpayer Identification Number

                                     A-17-12

                  THIS CLASS R-I CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE, MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.2(J) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(E)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN), (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND
(C) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.

                  IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(C), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE.

                  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE UPPER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE



                                     A-18-1

POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER



                                     A-18-2

FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS R-I CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").


                                     A-18-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                            SERIES 1999-C2, CLASS R-I



CUSIP: 74436JFT9                                      Percentage Interest: 100%

         This certifies that _________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R-I Certificateholder is not entitled to interest or principal distributions. The Class R-I Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the Scheduled Final Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC, the Middle-Tier REMIC, the Lower-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates.

         The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

         This Certificate represents a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended (the "Code"). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.




                                     A-18-4

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class R-I Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent

                                     A-18-5
shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class R-I Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom the Initial Investor has informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class R-I Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class R-I Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing

                                     A-18-6

Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or


                                     A-18-7
the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                                     A-18-8

         Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.



                                     A-18-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class R-I Certificate to be duly executed.

Dated:  ____________________


                          THE CHASE MANHATTAN BANK, not in its
                          individual capacity but solely as
                          Trustee



                          By:  _________________________________________
                                         Authorized Officer



Certificate of Authentication
-----------------------------

                  This is the Class R-I Certificate referred to in the Pooling and Servicing Agreement.

Dated:  ____________________


                          THE CHASE MANHATTAN BANK, not in its
                          individual capacity but solely as
                          Authenticating Agent



                          By: _________________________________________
                                          Authorized Officer


                                    A-18-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________
_______________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class R-I Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class R-I Certificate of the entire Percentage Interest represented by the within Class R-I Certificates to the above-named Assignee(s) and to deliver such Class R-I Certificate to the following address:


___________________________________________


___________________________________________




Date: ___________________________ _____________________________________________
                                  Signature by or on behalf of Assignor(s)




                                  _____________________________________________
                                  Taxpayer Identification Number

                                    A-18-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
_______________________________________________________________________________
for the account of ____________________________________________________________
account number _______________________________.

This information is provided by _______________________________ the Assignee(s) named above, or ________________________________ as its (their) agent.


                                            By: ____________________________




                                            _________________________________
                                            [Please print or type name(s)]



                                            _________________________________
                                            Title



                                            _________________________________
                                            Taxpayer Identification Number

                                     A-18-12

                  THIS CLASS R-II CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE, MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.2(J) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(E)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN), (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND
(C) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.

                  IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(C), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE.

                  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE MIDDLE-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE


                                     A-19-1

POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER

                                     A-19-2

FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS R-II CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").


                                     A-19-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1999-C2, CLASS R-II



CUSIP: 74436JFT9                                  Percentage Interest:  100%

         This certifies that _________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R-II Certificateholder is not entitled to interest or principal distributions. The Class R-II Certificateholder will be entitled to receive the proceeds of the remaining assets of the Middle-Tier REMIC, if any, on the Scheduled Final Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC, the Middle-Tier REMIC, the Lower-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates.

         The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

         This Certificate represents a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended (the "Code"). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                                    A-19-4

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class R-II Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  The Holder hereof by its acceptance of this Certificate agrees to look solely to the assets of the Trust Fund as provided in the Pooling and Servicing Agreement for payment hereunder and that the Trustee, in its individual capacity, is not personally liable to the Holder hereof for any amounts payable under this Certificate and the Pooling and Servicing Agreement.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If
                                     A-19-5
within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class R-II Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom the Initial Investor has informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class R-II Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of
                                     A-19-6

ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class R-II Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the


                                     A-19-7
timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing


                                     A-19-8

Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

         Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.






                                     A-19-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class R-II Certificate to be duly executed.

Dated:  ____________________


                         THE CHASE MANHATTAN BANK, not in its
                         individual capacity but
                         solely as Trustee



                         By: __________________________________________
                                          Authorized Officer



Certificate of Authentication
-----------------------------

                  This is the Class R-II Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _____________________


                           THE CHASE MANHATTAN BANK, not in its
                           individual capacity butsolely as
                           Authenticating Agent



                           By: __________________________________________
                                               Authorized Officer




                                    A-19-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________
_______________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class R-II Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class R-II Certificate of the entire Percentage Interest represented by the within Class R-II Certificates to the above-named Assignee(s) and to deliver such Class R-II Certificate to the following address:


___________________________________________


___________________________________________




Date: ___________________________ _____________________________________________
                                  Signature by or on behalf of Assignor(s)




                                  _____________________________________________
                                  Taxpayer Identification Number

                                    A-19-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
for the account of ____________________________________________________________
account number _______________________________.

This information is provided by _______________________________ the Assignee(s) named above, or ________________________________ as its (their) agent.


                                            By: ____________________________




                                            _________________________________
                                            [Please print or type name(s)]



                                            _________________________________
                                            Title



                                            _________________________________
                                            Taxpayer Identification Number

                                     A-19-12

                  THIS CLASS R-III CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE, MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.2(J) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(E)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN), (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND
(C) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.

                  IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(C), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE.

                  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE LOWER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE


                                     A-20-1

POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

                  THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN TRUST OR ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE ("SIMILAR LAW") (EACH, A "BENEFIT PLAN"), OR (B) AN ENTITY, INCLUDING AN INSURANCE COMPANY SEPARATE ACCOUNT OR AN INSURANCE COMPANY GENERAL ACCOUNT IF THE ASSETS IN ANY SUCH ACCOUNTS CONSTITUTE "PLAN ASSETS" FOR PURPOSES OF REGULATION SECTION 2510.3-101 OF ERISA, WHOSE UNDERLYING ASSETS INCLUDE BENEFIT PLAN ASSETS BY REASON OF A BENEFIT PLAN'S INVESTMENT IN THE ENTITY.

                  EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, AFFIRMING FACTS SUBSTANTIATING THAT THE FOREGOING TRANSFER RESTRICTIONS HAVE BEEN SATISFIED. ANY TRANSFER
                                     A-20-2

FAILING TO MEET THE REQUIREMENTS AS SET FORTH ABOVE SHALL BE VOID AND OF NO EFFECT.

                  THE CLASS R-III CERTIFICATES ARE SUBORDINATED IN RESPECT OF DISTRIBUTIONS OF INTEREST AND PRINCIPAL TO CERTAIN OTHER CLASSES OF CERTIFICATES.

                  SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                  THIS SECURITY IS NOT A "MORTGAGE RELATED SECURITY" FOR PURPOSES OF THE SECONDARY MORTGAGE MARKET ENHANCEMENT ACT ("SMMEA").

                                     A-20-3

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1999-C2, CLASS R-III



CUSIP:____________                               Percentage Interest:  100%

         This certifies that _________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R-III Certificateholder is not entitled to interest or principal distributions. The Class R-III Certificateholder will be entitled to receive the proceeds of the remaining assets of the Lower-Tier REMIC, if any, on the Scheduled Final Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC, the Middle-Tier REMIC, the Lower-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates.

         The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by commercial and multifamily properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

         This Certificate represents a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended (the "Code"). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.





                                     A-20-4

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such fifteenth day is not a Business Day, the Business Day immediately following such fifteenth day, commencing in August, 1999, provided that no Distribution Date will fall on a date that is fewer than 4 Business Days following the related Determination Date (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of any principal and interest (including Excess Appraisal Reduction Collections) then distributable to the Class R-III Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                  All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $25,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Master Servicer shall mail a second notice to the remaining Certificateholders, at their addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Master Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent
                                     A-20-5
shall pay to the Master Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Master Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Master Servicer shall not be invested.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates of a like outstanding Certificate Balance or Notional balance of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                  The Class R-III Certificates have not been and will not be registered under the 1933 Act or any state or foreign securities law and may not be reoffered, resold, pledged or otherwise transferred except (A) pursuant to Rule 144A under the 1933 Act to an institutional investor that the Initial Investor reasonably believes is a QIB purchasing for its own account or a person purchasing for the account of a QIB, whom the Initial Investor has informed, in each case, that the reoffer, resale, pledge or other transfer is being made in reliance on Rule 144A, (B) to certain institutional "accredited investors" within the meaning of Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act or (C) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                  The Class R-III Certificates or interests therein may not be purchased by a transferee that is (a) an employee benefit plan trust or account subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan defined in Section 3(32) of ERISA subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code ("Similar Law") (each, a "benefit plan"), or (b) an entity, including an insurance company separate account or an insurance company general account if the assets in any such accounts constitute "plan assets" for purposes of Regulation Section 2510.3-101 of ERISA, whose underlying assets include benefit plan assets by reason of a benefit plan's investment in the entity.

                  Each prospective transferee of a Class R-III Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee a transferee representation letter, substantially in the form set forth in the Pooling and Servicing

                                     A-20-6

Agreement referred to herein, affirming facts substantiating that the foregoing transfer restrictions have been satisfied. Any transfer failing to meet the requirements as set forth above shall be void and of no effect.

                  Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of them shall be affected by notice to the contrary.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement, except that the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                  The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                  The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Master Servicer or


                                     A-20-7
the Trustee to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                  Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as three separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                  No amendment shall cause any of the Upper-Tier REMIC, the Middle-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                  The Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates representing greater than a 50% Percentage Interest of the Class R-III Certificates will have the option, in that order, upon 30 days' prior Notice of Termination given to the Trustee and the Master Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                  The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Master Servicer, the Special Servicer, the Depositor or the Holders of the Class R-III Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances and Notional Balances of all the Certificates (other than the Class R-I, Class R-II and Class R-III Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James' living on the date hereof.

                                     A-20-8

         Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                                     A-20-9

                  IN WITNESS WHEREOF, the Trustee has caused this Class R-III Certificate to be duly executed.

Dated:  ____________________


                          THE CHASE MANHATTAN BANK, not in its
                          individual   capacity   but
                          solely as Trustee



                           By: __________________________________________
                                            Authorized Officer



Certificate of Authentication
-----------------------------

                  This is the Class R-III Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _____________________


                           THE CHASE MANHATTAN BANK, not in its
                           individual  capacity  but solely as
                           Authenticating Agent



                           By: __________________________________________
                                          Authorized Officer



                                    A-20-10

ASSIGNMENT


FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________
_______________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class R-III Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class R-III Certificate of the entire Percentage Interest represented by the within Class R-III Certificates to the above-named Assignee(s) and to deliver such Class R-III Certificate to the following address:


___________________________________________


___________________________________________




Date: ___________________________ _____________________________________________
                                  Signature by or on behalf of Assignor(s)




                                  _____________________________________________
                                  Taxpayer Identification Number

                                    A-20-11

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
for the account of ____________________________________________________________
account number _______________________________.

This information is provided by _______________________________ the Assignee(s) named above, or ________________________________ as its (their) agent.


                                            By: ____________________________




                                            _________________________________
                                            [Please print or type name(s)]



                                            _________________________________
                                            Title



                                            _________________________________
                                            Taxpayer Identification Number


                                    A-20-12

DISTRIBUTION INSTRUCTIONS

                  The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ______________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
______________________________________________________________________________
for the account of ____________________________________________________________
account number _______________________________.

This information is provided by _______________________________ the Assignee(s) named above, or ________________________________ as its (their) agent.


                                            By: ____________________________




                                            _________________________________
                                            [Please print or type name(s)]



                                            _________________________________
                                            Title



                                            _________________________________
                                            Taxpayer Identification Number


                                    A-20-13

                                                                       EXHIBIT B

-----------------------------------------------------------------------------------------------------------------------------------
   CONTROL       LOAN             LOAN
   NUMBER       NUMBER         CONTRIBUTOR                              PROPERTY NAME
-----------------------------------------------------------------------------------------------------------------------------------
      6                          BRIDGER              VARIOUS
    6.10      215990028          Bridger              1376 Bordeaux
    6.20      215990053          Bridger              1380 Bordeaux
     25       300980020          Bridger              Southwind Mobile Home Estates
     26       610980009          Bridger              K-Mart Rogers
     36       415990042          Bridger              Alameda Technology Center
     105      400980013          Bridger              Heritage Estates / Flamingo Shores
     118      202980008          Bridger              2801 Red Dog Drive
     121      400980010          Bridger              Royal View Gardens
     125      410990037          Bridger              Hen-Ridge Apartments
     128      400980015          BRIDGER              COMFORT INN/KNIGHTS INN ROLL-UP
   128.10     400980015A         Bridger              Comfort Inn
   128.20     400980015B         Bridger              Knights Inn
     142      60598007           Bridger              1682 Novato Blvd.
     146      400990040          Bridger              Bonneville Gardens
     153      600980001          Bridger              901 E Street
     164      410990035          Bridger              Sandra Court Apartments
     174      400980016          Bridger              Twin Valley Estates
     177      201980005          Bridger              131 So. Maple Ave.
     178      100980011          Bridger              4140 Lockbourne
     183      202980006          Bridger              Southern Station
     185      202990026          Bridger              West Haven
     188      210990027          Bridger              Valley View
     203      410990036          Bridger              Leverington Court Apartments
     204      400980014          Bridger              Oak Bend MHP

      1       03-0810828         GREENWICH            CROWN HOTELS
    1.10      03-0810828A        Greenwich            Atlanta Holiday Inn- Downtown
    1.20      03-0810828B        Greenwich            Holiday Inn
    1.30      03-0810828C        Greenwich            Holiday Inn Holidome
    1.40      03-0810828D        Greenwich            Asheville Comfort Suites
    1.50      03-0810828E        Greenwich            Holiday Inn Executive Park
    1.60      03-0810828F        Greenwich            Wyndham Garden
    1.70      03-0810828G        Greenwich            Beaver Falls Holiday Inn
    1.80      03-0810828H        Greenwich            Courtyard by Marriott
    1.90      03-0810828I        Greenwich            East Comfort Inn
    1.91      03-0810828J        Greenwich            Wyndham Garden
    1.92      03-0810828K        Greenwich            Johnstown Holiday Inn
    1.93      03-0810828L        Greenwich            Holiday Inn Express
    1.94      03-0810828M        Greenwich            Pottstown Comfort Inn
    1.95      03-0810828N        Greenwich            Holiday Inn Holidome
    1.96      03-0810828O        Greenwich            Rock Hill Holiday Inn
      2       03-0810141         Greenwich            Bridgepointe Shopping Center
      3       03-0810618         Greenwich            122 Fifth Avenue
      9       03-0810140         Greenwich            Ventana Vista Apartments
     10       03-0810054         Greenwich            Park Plaza Shopping Center
     13       03-0810102         Greenwich            Boulder Run Shopping Center
     14       03-0221360         Greenwich            West 49th Street
     15       03-0810072         Greenwich            Brenden Theatres
     16       03-0810052         Greenwich            The Pavillions at Mesa
     17       03-0221361         Greenwich            Desert Star Apartments
     19       9811010012         Greenwich            North Valley Medical Plaza
     21       03-0221428         Greenwich            Boardwalk @ Anderson Springs
     23       03-0810596         Greenwich            Pembrooke Square Medical Center
     27       03-0810056         Greenwich            Park Fair Mall
     29       03-0810110         Greenwich            Buckhead Exchange
     30       03-0810122         Greenwich            Pascack Plaza
     31       03-0810037         Greenwich            Days Inn Hotel
     34       03081090008        Greenwich            Hampton Inn - Sea Tac
     35       03-0221351         Greenwich            Devir Street Apartments
     37       9811010011         Greenwich            Clocktower Apartments Phase I
     38       03-0221371         Greenwich            Best Western Cascadia Inn
     39       03-0810108         Greenwich            Global Plaza West
     40       03-0810597         Greenwich            Ponce de Leon Care Center
     41       03-0221420         Greenwich            1000 Henry Street
     42       03-0810082         Greenwich            55 Post Road West
     43       03-0221331         Greenwich            Greenway Terrace
     45       03-0221336         Greenwich            Bayside Willows Apartments
     46       03-0221448         Greenwich            Westgate Plaza
     49       03-0810061         GREENWICH            APPLE CREEK MHP / SELF STORAGE AND ORCHARD LAKE MHP (ROLL-UP
    49.10     03-0810061A        Greenwich            Apple Creek Mobile Home Park / Self Storage
    49.20     03-0810061B        Greenwich            First Security Self Storage
    49.30     03-0810061C        Greenwich            Orchard Lake Mobile Home Park
     51       03-0221365         Greenwich            Westpointe II Apartments
     52       03-0810086         Greenwich            CB/Buckhead - Roswell
     53       03-0810078         Greenwich            Park Green Apartments
     54       03-0221366         Greenwich            Bridle Path Apartments
     56       03-0221357         Greenwich            Hawaii Market Shopping Center
     60       03-0221330         Greenwich            La Fuente Inn
     61       03-0221356         Greenwich            Pueblo Hills Shopping Center
     62       03-0810112         Greenwich            The Park Belvedere
     64       03-0810584         Greenwich            Lee Park Plaza
     65       03-0810565         Greenwich            Hood River Care Center
     66       03-0810566         Greenwich            221 Route 4 East
     68       03-0810139         Greenwich            Essex Warehouse
     69       03-0810610         Greenwich            Freeman Decorating Company
     70       03-0810608         Greenwich            Doctors Hospital of West Covina
     71       9902010038         Greenwich            Beven Street Warehouse
     72       03-0810093         Greenwich            Crescenta Valley Mini Storage
     73       03-0221367         Greenwich            Stonebridge Health Center
     74       03-0221338         Greenwich            Wagner Heights Nursing and Rehabilitation Center
     75       03-0221340         Greenwich            22 East 67th Street
     76       03-0810611         Greenwich            Flemington Arms Apartments
     78       03-0221349         Greenwich            Shrewsbury Crossing Assisted Living Facility
     80       03-0221355         Greenwich            Gillette Nursing Home
     81       03-0221427         Greenwich            Sierra Apartments
     82       03-0221432         Greenwich            6845 Deerpath Building
     83       03-0810113         Greenwich            Palace Plaza Shopping Center
     84       03-0221362         Greenwich            Sunplace Apartments
     85       03-0810071         Greenwich            Meadow Wood Crown Plaza
     86       03-0221358         Greenwich            Oakbridge Retail Center
     87       03-0221353         Greenwich            Gateway Plaza Shopping Center
     102      03-0810014         Greenwich            English Gardens Apartments
     103      03-0810030         Greenwich            Pembroke Place North Shopping Center
     104      03-0221434         Greenwich            The Northgate Office Building
     108      9811010009         Greenwich            Napoleon Medical Office Building
     110      03-0221332         Greenwich            Rancho San Diego Self Storage
     113      03-0221423         Greenwich            Jamaica Avenue Building
     119      03-0221363         Greenwich            Forest Brooke Apartments
     120      9811010015         Greenwich            Pleasant Village Shopping Center
     122      9811010010         Greenwich            Raymour & Flanigan Center
     123      03-0221424         Greenwich            Capital City Plaza
     124      9812010027         Greenwich            Quality Inn and Suites - Aberdeen
     126      03-0221426         Greenwich            Graham Center
     130      03-0221350         Greenwich            Village Shops at Chandler
     133      03-0810590         Greenwich            12th and Monroe Shops and 1204 Newton St. NE
     134      03-0810073         Greenwich            Sierra Apartments
     137      03-0810571         Greenwich            Colonial Square Apartments
     138      03-0221421         Greenwich            Elks Plaza Shopping Center
     139      9903020001         Greenwich            Days Inn - Arlington
     140      03-0810080         Greenwich            Seth I Apartments
     143      03-0810602         Greenwich            Lindenwald Plaza Shopping Center
     144      03-0221435         Greenwich            T.I.G. Industrial Building
     148      03-0810106         Greenwich            Cypress Gardens Mobile Home Park
     151      940906389          Greenwich            Park Meadows Apartments
     154      9811010014         Greenwich            Princeton Woods Shopping Center
     155      03-0810606         Greenwich            1212 Hancock Street
     158      03-0221425         Greenwich            Hilltop Willow Branch Apartments
     159      03-0810090         Greenwich            D'Agostino Supermarket
     162      03-0221352         Greenwich            Tooele Main Street Shops
     163      03-0810083         Greenwich            CB/Buckhead - Alpharetta
     166      03-0810605         Greenwich            Westheimer Center
     168      03-0810111         Greenwich            3900 Richmond Avenue
     170      03-0810587         Greenwich            Raintree Office Building
     171      03-0810576         Greenwich            1770 Post Road Associates
     172      03-0810081         Greenwich            CVS Store
     173      03-0810130         Greenwich            Allentown Self Storage
     175      03-0221359         Greenwich            636 Eighth Avenue
     180      03-0810614         Greenwich            Magnolia Center Office Building
     181      03-0810089         Greenwich            CB/Buckhead - Duluth
     182      03-0810612         Greenwich            Willows Apartments
     184      940907032          Greenwich            3951 Vestal Parkway East
     186      03-0221369         Greenwich            Milton Square Shopping Center
     189      03-0221327         Greenwich            282-299 Grand Street
     192      03-0810084         Greenwich            CB/Buckhead - Fulton
     196      03-0810593         Greenwich            2600-2602 Jefferson Street
     198      03-0221333         Greenwich            Alamo Self Storage
     200      03-0810087         Greenwich            CB/Buckhead - Marietta
     201      03-0810064         Greenwich            Diamond Plaza
     205      03-0810560         Greenwich            L'Abri Apartments
     209      03-0810557         Greenwich            Rambler Mobile Home Park
     210      03-0810555         Greenwich            Howard Johnson
     213      03-0810613         Greenwich            Best Western Jed Prouty Motor Inn
     215      03-0810619         Greenwich            Trade Fair Supermarket
     222      03-0221328         Greenwich            Sternberg Apartments
     223      940907356          Greenwich            Hillcrest Apartments
     224      03-0810575         Greenwich            235 Glenville Road
     226      03-0810594         Greenwich            Commerce Park Office / Warehouse
     227      03-0810615         Greenwich            Bel-Air Mobile Home Park
     228      03-0810533         Greenwich            Parkchester Apartments
     229      03-0810588         Greenwich            Bandera Landing
     232      03-0810578         Greenwich            1215 NE 23rd Street
     233      03-0810572         Greenwich            Cypress Villas Apartments
     234      03-0810579         Greenwich            Neico Investments, LLC

      5       GL981131           KeyBank              Emery/Busch Industrial Building
     18                          KEYBANK              VARIOUS
    18.10     4164695            KeyBank              Pine Lake Apartments
    18.20     4164709            KeyBank              Terrace Trace Apartments
    18.30     4164733            KeyBank              Jupiter Cove Apartments I
    18.40     4164814            KeyBank              Rivers End I Apartments
    18.50     4164831            KeyBank              Cypress Apartments
    18.60     GL991009           KeyBank              Jupiter Cove III
     22                          KEYBANK              VARIOUS
    22.10     6218               KeyBank              Princeton Court Apartments
    22.20     6219               KeyBank              Elmtree Park Apartments
    22.30     6220               KeyBank              Meadowood Apartments
    22.40     6221               KeyBank              Rosewood Commons Apartments
    22.50     6223               KeyBank              Acadia Court Apartments
     24       GL981134           KeyBank              Laguna Properties Building
     28                          KEYBANK              VARIOUS
    28.10     6029               KeyBank              Pine Terrace I & II Apartments
    28.20     6033               KeyBank              Sanford Court Apartments
    28.30     6034               KeyBank              Applewood I & II Apartments
     44       4794               KeyBank              Rolla Center
     48       4163141            KeyBank              Cheyenne Mountain Shopping Center
     79       4163231            KeyBank              Clearwater Commons
     90       4161904            KeyBank              Westbay Assisted Living Residence
     116      RM991008           KeyBank              Westwinds Mobile Home Park
     129      4163257            KEYBANK              KEYSTONE WAY SHOPPES / CVS PHARMACY / TACO BELL
   129.10     4163257A           KeyBank              Sears Hardware / Keystone Way Shoppes
   129.20     4163257B           KeyBank              CVS Pharmacy / Taco Bell
     131      4164873            KeyBank              Meldon Place Apartments
     136      4163583            KeyBank              Cambridge Plaza
     149      4161548            KeyBank              Jamestown Apartments
     152      4165039            KeyBank              Carmel Self Storage
     161      6222               KeyBank              Heathmore II Apartments
     167      4164954            KeyBank              Winthrop Court Apartments
     169      4162366            KeyBank              Middlefield Mobile Home Park
     190      4161327            KeyBank              Issaquah Building
     191      4163281            KeyBank              Quail Street Commons
     195      6032               KeyBank              Palm Side Apartments
     206      6217               KeyBank              Willowood East Apartments
     211      4163176            KeyBank              Big 5 Sporting Goods - KlamathFalls
     212      4161262            KeyBank              Big 5 Sporting Goods - Bullhead City
     214      6031               KeyBank              Winter Woods II Apartments
     216      4162480            KeyBank              Fulton East Shopping Center
     218      4163214            KeyBank              Park Plaza Shopping Center
     221      4162471            KeyBank              Jason Commercial Building
     231      SM991004           KeyBank              Mt. Orange Mobile Home Park
      4       6519               NRF                  Dudley Farms Plaza
      7                          NRF                  VARIOUS
    7.10      5201               NRF                  Festival at Pasadena
    7.20      6098               NRF                  Festival at Pasadena Pad Building
      8       6423               NRF                  Palouse Empire Mall
     11       4088               NRF                  Shadowridge Heights Apartments
     12       5410               NRF                  Bayside Office Center
     20       5554               NRF                  4250 Veterans Highway
     32       5468               NRF                  BeautiControl Office
     33       6761               NRF                  REXBURG STUDENT HOUSING
    33.10     6761A              NRF                  Autumn Winds Apartments
    33.20     6761B              NRF                  Somerset Apartments
    33.30     6761C              NRF                  Brookside Village Apartments
     47       1109               NRF                  Riverfront Apartments
     50       5397               NRF                  Kennedy Square
     55       3770               NRF                  Heritage Court Apartments
     57       5462               NRF                  Santa Fe Place Apartments
     58       2261               NRF                  Iron Mountain Building
     59       1853               NRF                  Shore Center Shopping Center
     63       4058               NRF                  The Hesser Center
     67       6571               NRF                  Lochwood III Apartments
     77                          NRF                  VARIOUS
    77.10     5623               NRF                  Colonial Park Apartments
    77.20     5625               NRF                  Jackson Trace Apartments
    77.30     5624               NRF                  Fox Valley Apartments
     88                          NRF                  VARIOUS
    88.10     5435               NRF                  Eagle Trace Apartments
    88.20     5434               NRF                  Ashbury Court Apartments
     89       6415               NRF                  Office Depot Tallahassee
     100      5900               NRF                  Yerington Plaza
     101      6348               NRF                  CAPTEC FRANCHISE CAPITAL PARTNERS, L.P. IV
   101.10     6348A              NRF                  Arby's Restaurant
   101.20     6348B              NRF                  Taco Bell Restaurant
   101.30     6348C              NRF                  Taco Bell Restaurant
   101.40     6348D              NRF                  Tony Roma's Restaurant
   101.50     6348E              NRF                  Del Taco Restaurant
   101.60     6348F              NRF                  Winger's Restaurant
     106      3604               NRF                  HIGHLAND HALL/GOLFVIEW MANOR
   106.10     3604A              NRF                  Highland Hall
   106.20     3604B              NRF                  Golfview Manor
     107      6588               NRF                  Walgreens Drug Store
     109      6071               NRF                  Teakwood Village Apartments
     111      6091               NRF                  Eden Roc Apartments & Americana Apartments A & B
     112      5603               NRF                  Olathe Duplexes
     114      5551               NRF                  Queen Anne's Gate V Apartments
     115      6416               NRF                  Office Depot Ormond Beach
     117      5267               NRF                  South Arcade Retail Building
     127      5369               NRF                  Branford Industrial Complex
     132      6884               NRF                  Monticello Village Apartments
     135      4740               NRF                  Stassney Square Shopping Center
     141      3222               NRF                  Post Polaris Business Center
     145      6243               NRF                  Holly Shopping Center
     147      6347               NRF                  CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
   147.10     6347A              NRF                  Jack-in-the-Box
   147.20     6347B              NRF                  Taco Bell Restaurant
   147.30     6347C              NRF                  Tony Roma's Restaurant
     150      6834               NRF                  Sorrento Mesa Office Plaza
     156      6914               NRF                  Winans Home Center
     157      5090               NRF                  Pacific Breeze Apartments
     160      4810               NRF                  Southbridge Crossing
     165      5655               NRF                  450 & 440 Waverly Avenue
     176      5942               NRF                  Land O' Lakes Village Apartments
     179      4591               NRF                  The Colton Block
     187      6096               NRF                  Kristie Manor Apartments
     193      5780               NRF                  Paradise Pointe
     194      4410               NRF                  Boardwalk Boutiques
     197      5965               NRF                  CE-FAIR Apartments
     199      5992               NRF                  39 Forest Avenue
     207      5729               NRF                  200-231 Harrison Avenue

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                                                                 PROPERTY                         PROPERTY               PROPERTY
                     PROPERTY ADDRESS                              CITY                            STATE                 ZIP CODE
-----------------------------------------------------------------------------------------------------------------------------------
VARIOUS                                                          SUNNYVALE                       CALIFORNIA               94089
1376 Bordeaux                                                    Sunnyvale                       California               94089
1380 Bordeaux                                                    Sunnyvale                       California               94089
7300 Luther Drive                                                Sacramento                      California               95823
2115 West Walnut Avenue                                          Rogers                          Arkansas                 72756
1255 - 1275 Harbor Bay Parkway                                   Alameda                         California               94502
3275 U.S. Highway 92                                             Winter Haven                    Florida                  33881
2801 Red Dog Drive                                               Knoxville                       Tennessee                37914
1351 East Pepper Drive                                           El Cajon                        California               92021
205-15 Rock Street                                               Philadelphia                    Pennsylvania             19128
VARIOUS                                                          VARIOUS                         VARIOUS                  VARIOUS
333 S.E. First Avenue                                            Florida City                    Florida                  33034
1223 N.E. First Avenue                                           Florida City                    Florida                  33034
1682 Novato Blvd.                                                Novato                          California               94947
705 South Redwood Rd.                                            Salt Lake City                  Utah                     84104
901 E. Street                                                    San Rafael                      California               94901
7014-24 Ridge Ave.                                               Philadelphia                    Pennsylvania             19128
241 Lovers Lane                                                  Charlestown                     New Hampshire            03603
131 S. Maple Ave.                                                S. San Francisco                California               94080
4140 Lockbourne Road                                             Columbus                        Ohio                     43207
306 W. Depot Ave.                                                Knoxville                       Tennessee                37917
3661 West Haven Center                                           Knoxville                       Tennessee                37921
700 North Reed St.                                               Sedro Woolley                   Washington               98284
631 Leverington Ave.                                             Philadelphia                    Pennsylvania             19128
14818 Shark St.                                                  Hudson                          Florida                  34667

VARIOUS                                                          VARIOUS                         VARIOUS                  VARIOUS
101 International Drive                                          Atlanta                         Georgia                  30303
100 South George Street                                          Cumberland                      Maryland                 21502
5400 Holiday Drive                                               Frederick                       Maryland                 21703
890 Brevard Road                                                 Asheville                       North Carolina           28806
8520 University Executive Park Drive                             Charlotte                       North Carolina           28262
4620 South Miami Boulevard                                       Durham                          North Carolina           27703
7195 Eastwood Drive                                              Beaver Falls                    Pennsylvania             15010
3327 Street Road                                                 Bensalem                        Pennsylvania             19020
4021 Union Deposit Road                                          Harrisburg                      Pennsylvania             17109
765 Eisenhower Boulevard                                         Harrisburg                      Pennsylvania             17111
250 Market Street                                                Johnstown                       Pennsylvania             15901
1440 Scalp Avenue                                                Johnstown                       Pennsylvania             15904
99 Robinson Street                                               Pottstown                       Pennsylvania             19464
2000 Loucks Road                                                 York                            Pennsylvania             17404
2640 North Cherry Hill                                           Rock Hill                       South Carolina           29730
2200 - 3020 Bridgepointe Parkway                                 San Mateo                       California               94404
122 Fifth Avenue                                                 New York                        New York                 10011
5051 North Sabino Canyon Road                                    Tucson                          Arizona                  85750
26705, 26741, 26841, 26851, 26611 and 26601 Aliso Creek Road     Aliso Viejo                     California               92656
325-327 Franklin Avenue                                          Wyckoff                         New Jersey               07481
308, 310, 318 - 332, 340 West 49th Street                        New York                        New York                 10020
Davis Street at I-80                                             Vacaville                       California               95688
1837 - 1955 West Guadalupe Road                                  Mesa                            Arizona                  85202
1106 West Bell Road                                              Phoenix                         Arizona                  85023
3811 East Bell Road                                              Phoenix                         Arizona                  85032
SEC Dobson and Ray Roads                                         Chandler                        Arizona                  85224
11355 Pembrooke Square                                           Waldorf                         Maryland                 20603
100 Euclid Avenue                                                Des Moines                      Iowa                     50309
3167 Peachtree Road NE                                           Atlanta                         Georgia                  30305
1-23 Perlman Drive                                               Spring Valley                   New York                 10977
8350 Edes Avenue                                                 Oakland                         California               94621
19445 Pacific Highway South                                      SeaTac                          Washington               98188
66, 92 and 108 Devir Street                                      Malden                          Massachusetts            02148
Two Clocktower Place                                             Nashua                          New Hampshire            03060
2800 Pacific Avenue                                              Everett                         Washington               98201
3645 - 3675 South Durango Drive                                  Las Vegas                       Nevada                   89117
1999 Old Moultrie Road                                           St. Augustine                   Florida                  32086
1000 Henry Street                                                Kailua-Kona                     Hawaii                   96740
55 Post Road West                                                Westport                        Connecticut              06880
15400 - 15472 North 99th Avenue                                  Sun City                        Arizona                  85351
530 Sunnyview Drive                                              Pinole                          California               94564
North side of Route 30                                           East Whiteland Twp.             Pennsylvania             19355
VARIOUS                                                          VARIOUS                         VARIOUS                  VARIOUS
2189 East Ohio Pike                                              Amelia                          Ohio                     45102
2189 East Ohio Pike                                              Amelia                          Ohio                     45102
969 State Route 28                                               Milford                         Ohio                     45150
6465 West Lane                                                   Stockton                        California               95210
5395 Roswell Road                                                Atlanta                         Georgia                  30342
8100 Bellaire                                                    Houston                         Texas                    77036
1619 Bridle Path Drive                                           Stockton                        California               95207
120 East Valley Boulevard                                        San Gabriel                     California               91776
1513 East 16th Street                                            Yuma                            Arizona                  85365
2221, 2233 and 2269 Rampart Boulevard                            Las Vegas                       Nevada                   89128
101 - 115 West 79th Street                                       New York                        New York                 10024
520-540 Bergen Boulevard                                         Palisades Park                  New Jersey               07650
729 Henderson Road                                               Hood River                      Oregon                   97031
211 Route 4 East                                                 Paramus                         New Jersey               07652
5702 Corporate Drive                                             St. Joseph                      Missouri                 64507
1000 Elmwood Park Boulevard                                      Harahan                         Louisiana                70123
725 South Orange Avenue                                          West Covina                     California               91790
6040 Beven Street                                                Jefferson Parish                Louisiana                70123
4441 Cloud Avenue                                                La Crescenta                    California               91214
11125 Circle Drive                                               Austin                          Texas                    78736
9289 Branstetter Place                                           Stockton                        California               95209
22 East 67th Street                                              New York                        New York                 10021
81-95 North Main Street                                          Flemington                      New Jersey               08822
311 West Main Street                                             Shrewsbury                      Massachusetts            01545
3310 Elm Road NE                                                 Warren                          Ohio                     44483
150 - 220 Trantor Place                                          Staten Island                   New York                 10302
6845 Deerpath Road                                               Elkridge                        Maryland                 21227
2350 and 2450 Montebello Sq. Dr.                                 Colorado Springs                Colorado                 80909
1950 North 43rd Avenue                                           Phoenix                         Arizona                  85035
1575 Delucci Lane                                                Reno                            Nevada                   89502
7944 Tree Lane                                                   Madison                         Wisconsin                53717
24933 Santa Clara Street                                         Hayward                         California               94544
15031 West 138th                                                 Olathe                          Kansas                   66061
8913-9091 Taft Street                                            Pembroke Pines                  Florida                  33024
950 Northgate Drive                                              San Rafael                      California               94903
2633 Napoleon Avenue                                             New Orleans                     Louisiana                70115
10499 Austin Drive                                               Spring Valley                   California               91978
163-05 and 163-17 Jamaica Avenue                                 Queens                          New York                 11432
107 Forest Brooke Way                                            Delaware                        Ohio                     43015
6700 Santa Rita Road                                             Pleasanton                      California               94588
110 - 120 South West End Boulevard                               Quakertown                      Pennsylvania             18951
3401 Hartzdale Drive                                             Camp Hill                       Pennsylvania             17011
793 West Bel Air Avenue                                          Aberdeen                        Maryland                 21001
771-785 Anderson Drive, 815-825 Franciscan Drive                 San Rafael                      California               94901
820 West Warner Road                                             Chandler                        Arizona                  85224
3500 - 3520 12th Street NE and 1204 Newton Street NE             Washington                      District of Columbia     20017
7475 Stockton Boulevard                                          Sacramento                      California               95823
1440-91 West Rich Street                                         Columbus                        Ohio                     43223
169 - 187 West Merrick Road                                      Freeport                        New York                 11520
1195 North Watson Road                                           Arlington                       Texas                    76011
417 Margaret                                                     Plattsburgh                     New York                 12901
4025 Pleasant Avenue  (US 127)                                   Hamilton                        Ohio                     45015
8491 Rhonda Drive                                                Canton Township                 Michigan                 48188
4650 East Lake Mead Boulevard                                    Las Vegas                       Nevada                   89115
851-976 Mount Werner Circle                                      Colorado Springs                Colorado                 80903
17064 Jefferson Davis Highway                                    Dumfries                        Virginia                 22026
1212 Hancock Street                                              Quincy                          Massachusetts            02109
2200 Rivers Street                                               San Pablo                       California               94806
257 West 17th Street                                             New York                        New York                 10011
752-788 Main Street                                              Tooele                          Utah                     84074
3800 Mansell Road                                                Alpharetta                      Georgia                  30022
5661 Westheimer                                                  Houston                         Texas                    77056
3900 Richmond Avenue                                             Staten Island                   New York                 10312
25 North Spruce Street                                           Colorado Springs                Colorado                 80905
1770 - 1776 Boston Post Road                                     Milford                         Connecticut              06460
4345 South Cobb Drive                                            Smyrna                          Georgia                  30080
1700 South 4th Street                                            Allentown                       Pennsylvania             18103
636 Eighth Avenue                                                New York                        New York                 10018
3214 West McGraw Street                                          Seattle                         Washington               98199
3850 Pleasant Hill Road                                          Duluth                          Georgia                  30136
1661 Fifth Street                                                Elko                            Nevada                   89801
3951 Vestal Parkway East                                         Vestal                          New York                 13850
701-727 South Janesville Street                                  Milton                          Wisconsin                53563
282, 284, 286, 290 and 299 Grand Street                          New York                        New York                 10002
3650 Habersham Road                                              Atlanta                         Georgia                  30305
2600 - 2602 Jefferson Street                                     Wilmington                      Delaware                 19802
5666 Carpinteria Avenue                                          Carpinteria                     California               93013
37 Johnson Ferry Road                                            Marietta                        Georgia                  30067
2000 W. 79th St.                                                 Chicago                         Illinois                 60620
703 and 707 South West 16th Street                               Loveland                        Colorado                 80537
9225 East Main Street                                            Mesa                            Arizona                  85207
5171 Brecksville Road                                            Richfield                       Ohio                     44286
52-54 Main Street                                                Bucksport                       Maine                    04416
30-08  30th Avenue                                               Astoria                         New York                 11102
65 Sherman Street                                                Portland                        Maine                    04101
1105 Ronstan Drive                                               Killeen                         Texas                    76542
235 Glenville Road                                               Greenwich                       Connecticut              06831
7102-7176 Oaklawn Drive                                          San Antonio                     Texas                    78229
2201 Leonard Road                                                Bryan                           Texas                    77801
430 West 7th Street                                              Plainfield                      New Jersey               07060
8015 Bandera Landing                                             San Antonio                     Texas                    28250
1215 NE 23rd Street                                              Pompano Beach                   Florida                  33064
220 SW 8th Street                                                Pompano Beach                   Florida                  33060
3095 Sterling Circle                                             Boulder                         Colorado                 80301

12 Celina Avenue                                                 Nashua                          New Hampshire            03063
VARIOUS                                                          VARIOUS                         FLORIDA                  VARIOUS
1924 Pine Loch Terrace                                           Tampa                           Florida                  33613
9135 Talina Lane                                                 Tampa                           Florida                  33637
17873-A Thelma Avenue                                            Jupiter                         Florida                  33458
5520 Collins Road                                                Jacksonville                    Florida                  32244
6200 Cypress Point Drive                                         Panama City Beach               Florida                  32408
17937 Thelma Avenue                                              Jupiter                         Florida                  33458
VARIOUS                                                          VARIOUS                         INDIANA                  VARIOUS
103 Princeton Court                                              Evansville                      Indiana                  47715
11023 Elmtree Park Drive                                         Indianapolis                    Indiana                  46229
8611 Meadowood Drive                                             Newburgh                        Indiana                  47630
5586 Rosewood Commons Drive                                      Indianapolis                    Indiana                  46254
3008 Acadia Court                                                Bloomington                     Indiana                  47401
5005 East Philadelphia Street                                    Ontario                         California               91761
VARIOUS                                                          VARIOUS                         FLORIDA                  VARIOUS
322 South Burkett Avenue                                         Callaway                        Florida                  32404
3291 South Sanford Avenue                                        Sanford                         Florida                  32773
101 East New Hampshire Avenue                                    DeLand                          Florida                  32724
901 & 1003 South Bishop Avenue                                   Rolla                           Missouri                 65401
1670 E. Cheyenne Mountain Boulevard                              Colorado Springs                Colorado                 80906
4519 East 82nd Street                                            Indianapolis                    Indiana                  46250
4920 Viceroy Court                                               Cape Coral                      Florida                  33904
505 Williams Street                                              Cheyenne                        Wyoming                  82007
VARIOUS                                                          VARIOUS                         VARIOUS                  VARIOUS
1122-1168 Keystone Way                                           Carmel                          Indiana                  46032
1391 & 1421 South Rangeline Road                                 Carmel                          Indiana                  46032
1736 C Brownstone Blvd.                                          Toledo                          Ohio                     43614
51 South Champion Street                                         Youngstown                      Ohio                     44503
1347-1394 Bluff Avenue                                           Grandview Heights               Ohio                     43212
3750 Bauer Drive West                                            Carmel                          Indiana                  46032
5984 Heathmore Drive                                             Indianapolis                    Indiana                  46227
720 Ridgeview Drive                                              Frankfort                       Kentucky                 40601
15871 Swine Creek Road                                           Middlefield Township            Ohio                     44062
6010 - 221st Place Southeast                                     Issaquah                        Washington               98027
938 Quail Street                                                 Lakewood                        Colorado                 80215
210 Interchange Drive                                            Palm Bay                        Florida                  32907
3787 Willowood Drive                                             Indianapolis                    Indiana                  46236
3500 Washburn Way                                                Klamath Falls                   Oregon                   97603
1835 Highway 95                                                  Bullhead City                   Arizona                  86442
15300 West Colonial Drive                                        Winter Garden                   Florida                  34787
2039 - 2109 Locust Street, S.E.                                  Canal Fulton                    Ohio                     44614
2807-2829 Lower Wetumpka Road                                    Montgomery                      Alabama                  36110
601 South Jason St.                                              Denver                          Colorado                 80223
Mt. Orange Rd.                                                   Slate Hill                      New York                 10973
100-228 RHL Boulevard                                            South Charleston                West Virginia            25309
8135 RITCHIE HIGHWAY                                             PASADENA                        MARYLAND                 21122
8135 Ritchie Highway                                             Pasadena                        Maryland                 21122
8135 Ritchie Highway                                             Pasadena                        Maryland                 21122
1850 W. Pullman Road (Highway #8)                                Moscow                          Idaho                    83843
1510 South Melrose Drive                                         Vista                           California               92083
150 Mount Vernon Street                                          Boston                          Massachusetts            02125
4250 Veterans Memorial Highway                                   Holbrook                        New York                 11741
2121 Midway Road                                                 Carrollton                      Texas                    75006
VARIOUS                                                          VARIOUS                         VARIOUS                  VARIOUS
160 West 5th South                                               Rexburg                         Idaho                    83440
480 South 100 West                                               Rexburg                         Idaho                    83440
487 South 3rd West                                               Rexburg                         Idaho                    83440
726 First Avenue North                                           Nashville                       Tennessee                37201
4950 West Kennedy Boulevard                                      Tampa                           Florida                  33609
335 & 336 Center Road                                            Vernon                          Connecticut              06066
350 North Festival Drive                                         El Paso                         Texas                    79912
6935 Flanders Drive                                              San Diego                       California               92121
22304-22400 Lake Shore Blvd.                                     Euclid                          Ohio                     44123
1,25, & 77 Sundial Avenue                                        Manchester                      New Hampshire            03103
1437 Slate Run Road                                              New Albany                      Indiana                  47150
VARIOUS                                                          VARIOUS                         ALABAMA                  VARIOUS
4600 Sprague Avenue                                              Anniston                        Alabama                  36206
500 Whites Gap Road                                              Jacksonville                    Alabama                  36265
5112 McClellan Boulevard                                         Anniston                        Alabama                  36206
VARIOUS                                                          WICHITA                         KANSAS                   VARIOUS
925 West 29th Street South                                       Wichita                         Kansas                   67217
1940 South Woodlawn                                              Wichita                         Kansas                   67218
3151 Capital Circle N. E.                                        Tallahassee                     Florida                  32303
176 West Goldfield Avenue                                        Yerington                       Nevada                   89447
VARIOUS                                                          VARIOUS                         VARIOUS                  VARIOUS
4740 Cemetery Road                                               Hilliard                        Ohio                     43026
32270 Van Dyke Avenue                                            Warren                          Michigan                 48093
67556 Main Street                                                Richmond                        Michigan                 48062
775 Vista Ridge Mall Drive                                       Lewisville                      Texas                    75067
3624 California Avenue                                           Bakersfield                     California               93309
2336 East Baseline Road                                          Mesa                            Arizona                  85204
VARIOUS                                                          VARIOUS                         VARIOUS                  VARIOUS
239 West Pittsburgh Road                                         New Castle                      Pennsylvania             16101
616 Golf Course Road                                             Aliquippa                       Pennsylvania             15001
32732 Michigan Avenue                                            Wayne                           Michigan                 48184
515 Gardere Lane                                                 Baton Rouge                     Louisiana                70820
1128 Victor St. / 233 & 252 River Street                         East Lansing                    Michigan                 48823
913 Jan Mar                                                      Olathe                          Kansas                   66062
88 & 102 Queen Anne's Court                                      Weymouth                        Massachusetts            02189
405 West Granada Boulevard                                       Ormand Beach                    Florida                  32174
1401-1419 First Avenue & 92-96Union Street                       Seattle                         Washington               98101
12109-12115 Branford Street                                      Sun Valley                      California               91352
606 East Redbud Drive                                            Stillwater                      Oklahoma                 74075
512 W. Stassney Lane                                             Austin                          Texas                    78745
6330 Polaris Avenue                                              Las Vegas                       Nevada                   89118
104 - 224 Holly Street                                           Nampa                           Idaho                    83651
VARIOUS                                                          VARIOUS                         VARIOUS                  VARIOUS
3750 Meridian Street South                                       Puyallup                        Washington               98373
45590 Gratiot Avenue                                             Macomb                          Michigan                 48042
4521 Southside Boulevard                                         Jacksonville                    Florida                  32216
5230 Carroll Canyon Road                                         San Diego                       California               92121
1770 Hwy 395                                                     Minden                          Nevada                   89423
2850 Adrian Street                                               San Diego                       California               92110
Indiana Street & Highway 67                                      Mooresville                     Indiana                  46158
450 & 440 Waverly Avenue                                         Patchogue                       New York                 11772
21101 Voyager Boulevard                                          Land O' Lakes                   Florida                  34639
558-596 Main Street, 2-4 Austin Street & 8-10 Austin Street      Worcester                       Massachusetts            01608
4814 Kristie Drive                                               Del City                        Oklahoma                 73115
118 Colony Drive                                                 Jefferson City                  Tennessee                37760
938-982 Maple Road                                               Amherst                         New York                 14221
14140-14168 Cedar Road                                           University Heights              Ohio                     44121
39 Forest Avenue                                                 Portland                        Maine                    04104
200-231 Harrison Avenue                                          Boston                          Massachusetts            02111

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                                                                                                                ORIGINAL
             PROPERTY                                                                                          PRINCIPAL
               TYPE                                                     BORROWER NAME                           BALANCE
-------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL                          BORDEAUX PARTNERS LLC                                                     11,700,000
Industrial                          Bordeaux Partners LLC                                                      4,748,000
Industrial                          Bordeaux Partners, LLC                                                     6,952,000
Manufactured Housing                Carol E. Williams,  Kimberly Layne Williams and Dale A. Will               6,850,000
Retail-Single Tenant                K-GO, LLC                                                                  6,500,000
Office                              Gloria S. Y. Gee, as Successor Trustee                                     5,700,000
Manufactured Housing                Corrigan Group Two, L.C.                                                   3,150,000
Industrial                          Red Dog Drive LLC                                                          2,800,000
Manufactured Housing                Royal View Gardens, Inc.                                                   2,685,000
Multifamily                         Henridge Properties, L.P.                                                  2,575,000
HOTEL - LIMITED SERVICE             PARLON CORPORATION                                                         2,485,000
Hotel - Limited Service             Parlon Corporation                                                         1,883,000
Hotel - Limited Service             Parlon Corporation                                                           602,000
Office                              Asia Fountain Group, Inc.                                                  2,200,000
Manufactured Housing                The Vanderhout Family Limited Partnership                                  2,000,000
Office                              Arthur Franklin Bridge Testamentary Trust                                  1,900,000
Multifamily                         Sandra Court Properties, L.P.                                              1,560,000
Manufactured Housing                Narje, LLC                                                                 1,480,000
Industrial                          W. Roberts Pedrick and Melanie M. Pedrick                                  1,450,000
Industrial                          4140 Lockbourne Limited                                                    1,450,000
Office                              Southern Station Partnership, Ltd.                                         1,400,000
Retail-Unanchored                   West Haven Acquisition, LLC                                                1,350,000
Manufactured Housing                Valley View III                                                            1,300,000
Multifamily                         Leverington Properties, L.P.                                               1,056,000
Manufactured Housing                Corrigan Group, L.C.                                                       1,050,000

HOTEL - FULL SERVICE                CROWN AMERICAN ASSOCIATES AND MARYLAND MOTEL MANAGEMENT, INC             $69,450,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc              12,500,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               3,400,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               7,200,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               2,700,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               7,600,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               7,500,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               3,900,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               6,500,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               3,250,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc                 975,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               1,200,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc                 750,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               5,100,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               4,975,000
Hotel - Full Service                Crown American Associates and Maryland Motel Management, Inc               1,900,000
Retail-Anchored                     Bridgepointe LLC                                                          39,000,000
Office                              122 Fifth Associates                                                      27,150,000
Multifamily                         Ventana Vista Investors Limited Partnership                               11,377,000
Retail-Unanchored                   Leaseback of California II, LLC                                           11,000,000
Retail-Anchored                     Munico Associates                                                         10,440,000
Multifamily                         310 W 49 St. Assoc. LP and Haga Realty                                    10,000,000
Retail-Single Tenant                Vintage Ranch Properties, L.P.                                             9,400,000
Retail-Unanchored                   Mesa Pavilion Associates, LLC                                              9,200,000
Multifamily                         Bigelow Arizona Limited Liability Company                                  8,850,000
Office                              Phoenix North Star, Ltd.                                                   8,500,000
Retail-Anchored                     Raydob, L.L.C.                                                             8,240,000
Office                              Charles County Resources Investors                                         6,750,000
Retail-Anchored                     HPM Investments, Inc.                                                      6,500,000
Retail-Unanchored                   Krinsky-Finkel, LLC                                                        5,925,000
Mixed Use                           Pascack Industries, Inc.                                                   5,850,000
Hotel - Limited Service             Brilliance Investment, LLC                                                 5,865,000
Hotel - Limited Service             Airport Investment Company, Inc.                                           5,800,000
Multifamily                         Malden Park Place Company, LLC                                             5,780,000
Multifamily                         Nashua Plaza Housing Associates Limited Partnership                        5,680,000
Hotel - Limited Service             AMA Holdings, LLC, SEA Holdings, LLC, DGH Holdings, LLC and                5,500,000
Retail-Unanchored                   Durango-Twain L.L.C.                                                       5,400,000
Nursing Home, Skilled               Healthcare Properties of St. Augustine, Inc.                               5,400,000
Mixed Use                           A.R.B.P., LLC                                                              5,250,000
Office                              Westmark Industries, LLC                                                   5,200,000
Retail-Anchored                     Greenway Terrace LLC                                                       5,200,000
Multifamily                         Bayside Willows, Inc.                                                      5,030,000
Retail-Anchored                     Westgate Plaza LP                                                          5,000,000
MANUFACTURED HOUSING                A/C, INC.                                                                  4,885,000
Manufactured Housing                A/C, Inc.                                                                  2,442,500
Self-Storage                        A/C, Inc.                                                                    557,736
Manufactured Housing                A/C, Inc.                                                                  1,884,764
Multifamily                         Westpointe Limited Partnership                                             4,820,000
Mixed Use                           Realmark VII, L.P.                                                         4,800,000
Multifamily                         8100 Bellaire Corporation                                                  4,700,000
Multifamily                         Bridle Path Place Limited Partnership                                      4,590,000
Retail-Unanchored                   Hawaii Property, Inc.                                                      4,500,000
Hotel - Limited Service             PLJV, LLC                                                                  4,300,000
Retail-Shadow Anchored              Patton Rampart, LLC                                                        4,330,000
Retail-Unanchored                   Park Belvedere LLC                                                         4,200,000
Mixed Use                           Boulevard East Associates, Ltd.                                            4,200,000
Nursing Home, Skilled               Hood River Care Associates                                                 4,150,000
Retail-Anchored                     221 Route 4 East Corp.                                                     4,150,000
Industrial                          Migo Limited Liability Company                                             4,000,000
Industrial                          3501 North Causeway Associates                                             4,000,000
Nursing Home, Skilled               Doctor's Hospital of West Covina, Inc.                                     4,000,000
Industrial                          Beven Street Properties, LLC                                               3,970,000
Self-Storage                        Mini Storage, Ltd.                                                         3,850,000
Nursing Home                        SB Realty Corporation                                                      3,850,000
Nursing Home                        Wagner Hts, LLC                                                            3,800,000
Office                              FREP, LLC                                                                  3,780,000
Multifamily                         Flemington Fidelco, LLC                                                    3,720,000
Assisted Living Facility            Highland Holdings, LLC                                                     3,700,000
Nursing Home, Skilled               Gillette Associates, Limited Partnership                                   3,600,000
Multifamily                         Trantor Realty Associates                                                  3,585,000
Office                              Peregrine Properties LLC                                                   3,525,000
Retail-Unanchored                   Ridgeview Plaza                                                            3,500,000
Multifamily                         Sunplace Investment Associates, LP                                         3,525,000
Office                              Meadow Wood Crown Plaza, Inc.                                              3,500,000
Retail-Unanchored                   ORC LLC, GMAIN LLC, RMAIN LLC                                              3,500,000
Retail-Shadow Anchored              Atalaya Properties, Inc.                                                   3,500,000
Multifamily                         Holiday Properties Partnership                                             3,300,000
Retail-Unanchored                   ADI Properties and Pembroke Biscayne, LLC                                  3,200,000
Office                              Northgate Group, LLC                                                       3,200,000
Office                              2633 Napoleon                                                              3,060,000
Self-Storage                        First European Ventures, LLC                                               3,100,000
Retail-Unanchored                   Jamaica Avenue Realty LLC                                                  3,000,000
Multifamily                         Forest Brooke Apartments LTD                                               2,800,000
Retail-Unanchored                   Pleasant Village Associates                                                2,700,000
Retail-Unanchored                   Furniture Executives No. 7, L.P.                                           2,700,000
Retail-Anchored                     Capital Plaza Associates, LP                                               2,900,000
Hotel - Full Service                Megha, Inc                                                                 2,650,000
Retail-Unanchored                   The Graham Center LLC                                                      2,600,000
Mixed Use                           820 West Warner, LLC                                                       2,475,000
Retail-Anchored                     12th and Monroe LP                                                         2,300,000
Multifamily                         Packard Properties, LLC                                                    2,250,000
Multifamily                         Colonial Square Investor, Ltd.                                             2,200,000
Retail-Unanchored                   Elks Plaza LLC                                                             1,900,000
Hotel - Limited Service             Kunal Hospitality, L.L.C.                                                  2,160,000
Multifamily                         JDD, LLC                                                                   2,160,000
Retail-Anchored                     Moskowitz Family II Ltd.                                                   2,100,000
Industrial                          Two Irish Guys II, LLC                                                     2,100,000
Manufactured Housing                Vegas Mobile Park One, L.P.                                                2,000,000
Multifamily                         Park Meadows Apartments                                                    1,975,000
Retail-Unanchored                   VF-Princeton Woods 3, LLC                                                  1,800,000
Office                              United Real Estate Investors, Inc.                                         1,800,000
Multifamily                         Willow Branch Apartments, Inc.                                             1,700,000
Retail-Single Tenant                257 Associates, LLC                                                        1,675,000
Retail-Unanchored                   Tooele Centers, LLC                                                        1,650,000
Mixed Use                           Realmark X, L.L.C.                                                         1,600,000
Retail-Unanchored                   CP Westheimer LLC                                                          1,550,000
Mixed Use                           Richmond Avenue Associates                                                 1,500,000
Office                              Raintree Office Building LLC                                               1,500,000
Mixed Use                           1770 Post Road Associates                                                  1,500,000
Retail-Single Tenant                Robert S. and Mary Jane Hakemian                                           1,500,000
Self-Storage                        National Self-Storage Associates, L.L.C.                                   1,485,000
Mixed Use                           Eighth Avenue Associates                                                   1,500,000
Mixed Use                           Arthur Van der Wel                                                         1,400,000
Mixed Use                           Realmark IX, L.L.C.                                                        1,408,000
Multifamily                         Ernest and Betty Vandegrift                                                1,400,000
Retail-Unanchored                   Colonial Properties, LLC                                                   1,400,000
Retail-Anchored                     Milton Development, LTD                                                    1,360,000
Mixed Use                           Roman Realty Co., LLC and Dora Straus Family LP Association                1,300,000
Mixed Use                           Realmark Habersham, L.L.C.                                                 1,200,000
Multifamily                         Sudler Partnership                                                         1,160,000
Self-Storage                        Carpinteria Self Storage LLC                                               1,150,000
Mixed Use                           Realmark I, Ltd.                                                           1,100,000
Retail-Unanchored                   Parkway Bank & Trust Company Trust #11604                                  1,088,000
Multifamily                         Blutegel 3, LLP                                                            1,060,000
Manufactured Housing                AGA Property Management LLC                                                1,000,000
Hotel - Limited Service             BCAM Corp.                                                                 1,000,000
Hotel - Limited Service             Bucksport Motel Properties, Inc.                                             875,000
Retail-Single Tenant                30-08 Realty Corp.                                                           862,000
Multifamily                         HCR Properties Limited Liability Company                                     636,000
Multifamily                         Killeen Hillcrest, LTD                                                       650,000
Office                              Joan S. Orlovitz                                                             615,000
Mixed Use                           Commerce Oaklawn, LTD                                                        600,000
Manufactured Housing                Eight Star Corporation                                                       525,000
Multifamily                         Parkchester, Inc.                                                            500,000
Retail-Unanchored                   South Bend Development Inc.                                                  500,000
Multifamily                         Luis and Neyda Jimenez                                                       312,000
Multifamily                         Aurelain and Maria Victoria Gava                                             304,000
Industrial                          Neico Investments, LLC                                                       300,000

Industrial                          Berkshire-Nashua, L.L.C.                                                  12,350,000
MULTIFAMILY                         VARIOUS                                                                    8,546,250
Multifamily                         Pine Lake Apartments, Ltd.                                                   660,000
Multifamily                         Terrace Trace Apartments, Ltd.                                             1,650,000
Multifamily                         Lexford FLKB, L.L.C.                                                       1,650,000
Multifamily                         Rivers End Apartments, Ltd.                                                1,417,500
Multifamily                         Cypress Apartments, Ltd.                                                   1,432,500
Multifamily                         Lexford FLKB II L.L.C.                                                     1,736,250
MULTIFAMILY                         VARIOUS                                                                    6,862,000
Multifamily                         Princeton Court Apartments of Evansville, Ltd.                               917,000
Multifamily                         Elmtree Park Apartments of Indianapolis, II, LP                              947,000
Multifamily                         Meadowood Apartments of Warrick County, Ltd.                                 993,000
Multifamily                         Rosewood Commons Apartments ofIndianapolis, Ltd.                           1,887,000
Multifamily                         Acadia Court Apartments of Bloomington, Ltd.                               2,118,000
Industrial                          Laguna Properties Limited Partnership                                      6,675,000
MULTIFAMILY                         VARIOUS                                                                    6,195,000
Multifamily                         Pine Terrace Apartments, Ltd.                                              2,193,000
Multifamily                         Sanford Court Investors, Ltd.                                              1,782,000
Multifamily                         Applewood Apartments, LTD.                                                 2,220,000
Retail-Anchored                     Phybell Development Corporation                                            5,000,000
Retail-Anchored                     Dial Realty-Cheyenne Mountain,L.L.C.                                       4,890,000
Congregate Care                     Residential Care I, L.L.C.                                                 3,600,000
Assisted Living Facility            Juniper Eventide, L.P.                                                     3,350,000
Manufactured Housing                Cheyenne MHP, Limited                                                      2,800,000
RETAIL-ANCHORED                     BARNES INVESTMENT II COMPANY                                               2,500,000
Retail-Anchored                     Barnes Investment II Company                                               1,395,349
Retail-Unanchored                   Barnes Investment II Company                                               1,104,651
Multifamily                         Meldon Place Apartments of Toledo, Ltd.                                    2,418,750
Office                              Tri-State Plaza Place Limited Partnership                                  2,200,000
Multifamily                         Jamestown Apartments Corp.                                                 2,000,000
Self-Storage                        Carmel Self Storage, LLC                                                   1,900,000
Multifamily                         Heathmoore Apartments of Indianapolis, II, Inc.                            1,649,000
Multifamily                         Winthrop Court Apartments of Frankfort, Ltd.                               1,500,000
Manufactured Housing                Middlefield Properties, LLC                                                1,500,000
Industrial                          KALE, LLC                                                                  1,290,000
Office                              Quail Street Company LLC                                                   1,275,000
Multifamily                         Palm Side Apartments, Ltd.                                                 1,162,000
Multifamily                         Willowood East Apartments of Indianapolis, Ltd.                            1,031,000
Retail-Single Tenant                No Apples I - Klamath Falls, L.L.C.                                          952,000
Retail-Single Tenant                No Apples I - Bullhead City, L.L.C.                                          948,000
Multifamily                         Winter Woods Apartments II, Ltd.                                             866,000
Retail-Unanchored                   Galen M. Oakes and Beulah Oakes                                              750,000
Retail-Unanchored                   Park Plaza Associates, Ltd.                                                  750,000
Industrial                          The Jason Company L.L.C.                                                     675,000
Manufactured Housing                Geoffrey Boynton and Nancy Boynton                                           350,000
Retail-Anchored                     THF-D Charleston Development Limited Liability Company                    17,550,000
VARIOUS                             FESTIVAL PASADENA ASSOCIATES, L.P., ET AL.                                11,680,000
Retail-Anchored                     Festival Pasadena Associates, L.P., et al.                                 9,280,000
Office                              Festival Pasadena Associates, L.P., et al.                                 2,400,000
Retail-Anchored                     Palouse Empire Mall Associates                                            11,500,000
Multifamily                         HCA Shadowridge Heights LLC                                               10,700,000
Office                              Bayside Merchandise Mart Limited Partnership                              10,425,000
Office                              4250 Vets Highway, LLC                                                     8,462,000
Office                              JLH Properties, Inc.                                                       5,800,000
MULTIFAMILY                         CORPORATE PLAZA LIMITED                                                    5,765,000
Multifamily                         Corporate Plaza Limited                                                    1,123,052
Multifamily                         Corporate Plaza Limited                                                    2,770,195
Multifamily                         Corporate Plaza Limited                                                    1,871,753
Multifamily                         Riverfront Partnership                                                     4,875,000
Office                              Kennedy Square Investors, L.C.                                             4,825,000
Multifamily                         JCM Associates, L.L.C.                                                     4,460,000
Multifamily                         Merit El Paso Apartments Limited Partnership                               4,400,000
Industrial                          KCSD Limited Partnership                                                   4,369,000
Retail-Anchored                     Miles G. Carter, an Individual                                             4,300,000
Office                              Haverford-Hathaway, LLC                                                    4,200,000
Multifamily                         The Sprigler Family Limited Partnership                                    4,100,000
MULTIFAMILY                         VARIOUS                                                                    3,699,000
Multifamily                         Colonial Park Apartments, LLC.                                             1,475,000
Multifamily                         Jackson Trace Apartments, LLC                                              1,224,000
Multifamily                         Fox Valley Apartments, LLC                                                 1,000,000
MULTIFAMILY                         THE MARTYNES FAMILY TRUST                                                  3,415,000
Multifamily                         The Martynes Family Trust                                                  2,015,000
Multifamily                         The Martynes Family Trust                                                  1,400,000
Retail-Single Tenant                The Richard C. Dunsay Real Property Trust                                  3,360,000
Retail-Anchored                     Yerington Shopping Center, LLC                                             3,316,200
RETAIL-SINGLE TENANT                CAPTEC FRANCHISE CAPITAL PARNERS L.P. IV                                   3,276,000
Retail-Single Tenant                Captec Franchise Capital Parners L.P. IV                                     465,047
Retail-Single Tenant                Captec Franchise Capital Parners L.P. IV                                     377,205
Retail-Single Tenant                Captec Franchise Capital Parners L.P. IV                                     382,372
Retail-Single Tenant                Captec Franchise Capital Parners L.P. IV                                     981,767
Retail-Single Tenant                Captec Franchise Capital Parners L.P. IV                                     601,978
Retail-Single Tenant                Captec Franchise Capital Parners L.P. IV                                     467,631
NURSING HOME                        TRADE AROUND THE WORLD OF PENNSYLVANIA, INC.                               3,080,000
Nursing Home                        Trade Around the World of Pennsylvania, Inc.                               1,464,262
Nursing Home                        Trade Around the World of Pennsylvania, Inc.                               1,615,738
Retail-Single Tenant                Chicago Salvage Stock Stores, Inc.                                         3,050,000
Multifamily                         Teakwood Village, L.L.C.                                                   3,035,000
Multifamily                         Vaer Associates, L.L.C.                                                    3,000,000
Multifamily                         Olathe Duplexes, LLC                                                       3,000,000
Multifamily                         Q.A. V Limited Partnership, a Mass. Limited Partnership                    2,851,000
Retail-Single Tenant                The Richard C. Dunsay Real Property Trust                                  2,825,000
Retail-Unanchored                   Harbor Properties, Inc.                                                    2,800,000
Industrial                          Branford Investments, LLC                                                  2,500,000
Multifamily                         Linden Investments, L.L.C.                                                 2,414,000
Retail-Unanchored                   Cedar Contracting, Inc. d/b/a Cedar Corporation                            2,239,000
Industrial                          The Louis Somers and Debra Somers 1993 Living Trust                        2,100,000
Retail-Anchored                     Bonanza Investments, LLC                                                   2,025,000
RETAIL-UNANCHORED                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III                                 1,994,000
Retail-Unanchored                   Captec Franchise Capital Partners L.P. III                                   690,231
Retail-Unanchored                   Captec Franchise Capital Partners L.P. III                                   409,026
Retail-Unanchored                   Captec Franchise Capital Partners L.P. III                                   894,744
Office                              Downtown Properties Development Corporation                                1,975,000
Retail-Unanchored                   James W. Winans and Ruth C. Winans                                         1,763,000
Multifamily                         Edwina N. Decker Trust                                                     1,700,000
Retail-Unanchored                   TKC Properties, LLC                                                        1,668,000
Office                              Waverly Plaza LLC                                                          1,550,000
Multifamily                         LOL Village Limited Partnership                                            1,460,000
Multifamily                         Pacific Land LLC                                                           1,433,000
Multifamily                         Coolidge-Kristie Equities, L.L.C.                                          1,300,000
Manufactured Housing                Paradise Pointe, L.L.C.                                                    1,181,000
Retail-Unanchored                   Boardwalk Boutiques Partnership                                            1,185,000
Multifamily                         Erez Ltd.                                                                  1,148,000
Office                              39 Forest Avenue LLC                                                       1,128,000
Multifamily                         231 Harrison Avenue Limited Partnership                                    1,000,000

------------------------------------------------------------------------------------------------------------------------
                                                                                  1ST INT.
                                        GROSS           NET                        & PRIN.   INTEREST
           CUT-OFF DATE  LOAN          MORTGAGE      MORTGAGE         NOTE         PAYMENT    ACCRUAL           DUE
             BALANCE     TYPE            RATE          RATE           DATE          DATE      METHOD            DATE
------------------------------------------------------------------------------------------------------------------------
           11,676,920   FIXED           7.7700%       7.6770%       04/08/99      06/01/99 ACTUAL / 360           1
            4,738,634   Fixed           7.7700%       7.6770%       04/08/99      06/01/99 Actual / 360           1
            6,938,286   Fixed           7.7700%       7.6770%       04/08/99      06/01/99 Actual / 360           1
            6,605,927   Fixed           8.3770%       8.2240%       10/02/95      12/01/95 Actual / 360           1
            6,469,716   Fixed           7.7500%       7.6570%       03/30/99      05/01/99 Actual / 360           1
            5,693,384   Fixed           7.8750%       7.7820%       04/21/99      06/01/99 Actual / 360           1
            3,145,355   Fixed           8.8000%       8.6870%       03/10/99      05/01/99 Actual / 360           1
            2,780,734   Fixed           7.3750%       7.2720%       12/16/98      02/01/99 Actual / 360           1
            2,682,184   Fixed           8.2500%       8.1170%       04/16/99      06/01/99 Actual / 360           1
            2,569,770   Fixed           7.5000%       7.4070%       03/24/99      05/01/99 Actual / 360           1
            2,474,078   FIXED           8.8000%       8.6670%       03/03/99      05/01/99 ACTUAL / 360           1
            1,874,724   Fixed           8.8000%       8.6670%       03/03/99      05/01/99 Actual / 360           1
              599,354   Fixed           8.8000%       8.6670%       03/03/99      05/01/99 Actual / 360           1
            2,084,890   Fixed           7.2500%       7.1570%       11/25/98      01/01/99 Actual / 360           1
            1,997,309   Fixed           7.3000%       7.1670%       04/19/99      06/01/99 Actual / 360           1
            1,878,013   Fixed           7.2500%       7.1570%       08/14/98      10/01/98 Actual / 360           1
            1,556,832   Fixed           7.5000%       7.4070%       03/24/99      05/01/99 Actual / 360           1
            1,475,758   Fixed           8.1600%       8.0270%       03/19/99      05/01/99 Actual / 360           1
            1,444,219   Fixed           7.7500%       7.6570%       03/03/99      04/01/99 Actual / 360           1
            1,437,802   Fixed           7.2500%       7.1570%       12/29/98      02/01/99 Actual / 360           1
            1,386,798   Fixed           7.2500%       7.0970%       01/26/99      03/01/99 Actual / 360           1
            1,348,692   Fixed           8.5000%       8.3970%       05/04/99      07/01/99 Actual / 360           1
            1,295,108   Fixed           7.5000%       7.4070%       01/05/99      03/01/99 Actual / 360           1
            1,053,855   Fixed           7.5000%       7.4070%       03/24/99      05/01/99 Actual / 360           1
            1,048,401   Fixed           8.6750%       8.5420%       03/02/99      05/01/99 Actual / 360           1

          $69,289,658   FIXED           8.0800%       8.0270%       05/03/99      06/01/99 ACTUAL / 360           1
           12,471,141   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            3,392,150   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            7,183,377   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            2,693,766   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            7,582,454   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            7,482,684   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            3,890,996   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            6,484,993   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            3,242,497   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
              972,749   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            1,197,230   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
              748,268   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            5,088,225   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            4,963,514   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
            1,895,613   Fixed           8.0800%       8.0270%       05/03/99      06/01/99 Actual / 360           1
           38,921,165   Fixed           7.5200%       7.4670%       03/26/99      05/01/99 Actual / 360           1
           27,098,390   Fixed           7.7800%       7.7270%       03/04/99      05/01/99 Actual / 360           1
           11,353,185   Fixed           7.3700%       7.3170%       03/29/99      05/01/99 Actual / 360           1
           10,899,246   Fixed           7.0700%       7.0170%       06/30/98      09/01/98 30 / 360               1
           10,355,992   Fixed           7.2500%       7.1970%       11/11/98      01/01/99 Actual / 360           1
            9,875,416   Fixed           7.0900%       7.0370%       03/04/98      05/01/98 Actual / 360           1
            9,334,620   Fixed           8.0800%       8.0270%       11/02/98      01/01/99 Actual / 360           1
            9,124,979   Fixed           6.2700%       6.2170%       09/11/98      11/01/98 Actual / 360           1
            8,735,526   Fixed           6.9000%       6.8470%       08/28/98      10/01/98 Actual / 360           1
            8,483,996   Fixed           7.8200%       7.7170%       03/16/99      05/01/99 Actual / 360           1
            8,166,546   Fixed           7.2000%       7.1470%       07/30/98      09/01/98 Actual / 360           1
            6,695,418   Fixed           8.0500%       7.9970%       10/29/98      12/01/98 Actual / 360           1
            6,367,553   Fixed           7.5500%       7.4970%       07/28/98      09/01/98 30 / 360               1
            5,890,277   Fixed           7.4100%       7.3570%       01/15/99      03/01/99 Actual / 360           1
            5,810,908   Fixed           7.5500%       7.4970%       12/30/98      02/01/99 Actual / 360           1
            5,796,232   Fixed           7.5000%       7.4470%       08/17/98      10/01/98 30 / 360               1
            5,754,326   Fixed           8.2000%       8.0970%       10/30/98      12/01/98 Actual / 360           1
            5,733,819   Fixed           6.9000%       6.8470%       08/27/98      10/01/98 Actual / 360           1
            5,654,423   Fixed           7.8400%       7.7370%       11/30/98      01/01/99 Actual / 360           1
            5,391,074   Fixed           7.7500%       7.6970%       07/13/98      09/01/98 Actual / 360           1
            5,369,824   Fixed           7.7100%       7.6570%       01/20/99      03/01/99 Actual / 360           1
            5,350,286   Fixed           7.3000%       7.2470%       10/13/98      12/01/98 Actual / 360           1
            5,203,290   Fixed           7.2100%       7.1570%       07/31/98      09/01/98 Actual / 360           1
            5,137,311   Fixed           7.0100%       6.9570%       08/28/98      10/01/98 Actual / 360           1
            5,133,243   Fixed           6.9500%       6.8970%       08/22/98      10/01/98 Actual / 360           1
            4,976,186   Fixed           7.1250%       7.0720%       05/12/98      07/01/98 Actual / 360           1
            4,930,706   Fixed           7.6250%       7.5720%       12/31/97      02/01/98 Actual / 360           1
            4,846,563   FIXED           6.9700%       6.9170%       08/20/98      10/01/98 ACTUAL / 360           1
            2,423,281   Fixed           6.9700%       6.9170%       08/20/98      10/01/98 Actual / 360           1
              553,348   Fixed           6.9700%       6.9170%       08/20/98      10/01/98 Actual / 360           1
            1,869,934   Fixed           6.9700%       6.9170%       08/20/98      10/01/98 Actual / 360           1
            4,782,167   Fixed           6.8200%       6.7670%       09/21/98      11/01/98 Actual / 360           1
            4,748,282   Fixed           7.0000%       6.9470%       09/19/98      11/01/98 Actual / 360           1
            4,654,483   Fixed           7.0000%       6.9470%       10/08/98      12/01/98 Actual / 360           1
            4,553,973   Fixed           6.8200%       6.7670%       09/21/98      11/01/98 Actual / 360           1
            4,417,440   Fixed           7.6250%       7.5720%       08/18/98      10/01/98 Actual / 360           1
            4,234,690   Fixed           7.6250%       7.5720%       08/27/98      10/01/98 Actual / 360           1
            4,201,787   Fixed           6.7500%       6.6970%       09/15/98      11/01/98 Actual / 360           1
            4,192,016   Fixed           7.7800%       7.7270%       03/23/99      05/01/99 Actual / 360           1
            4,162,310   Fixed           7.4500%       7.3970%       10/15/98      12/01/98 Actual / 360           1
            4,125,787   Fixed           7.3500%       7.2970%       10/05/98      12/01/98 Actual / 360           1
            4,103,282   Fixed           7.4100%       7.3570%       08/28/98      10/01/98 Actual / 360           1
            3,991,876   Fixed           7.5000%       7.4470%       03/05/99      05/01/99 Actual / 360           1
            3,968,418   Fixed           7.3600%       7.3070%       11/04/98      01/01/99 Actual / 360           1
            3,951,249   Fixed           8.7500%       8.6970%       10/15/98      12/01/98 Actual / 360           1
            3,949,489   Fixed           7.6100%       7.5070%       03/23/99      05/01/99 Actual / 360           1
            3,807,107   Fixed           7.4700%       7.4170%       08/27/98      10/01/98 Actual / 360           1
            3,804,527   Fixed           7.5000%       7.4470%       08/17/98      10/01/98 Actual / 360           1
            3,754,256   Fixed           7.3750%       7.3220%       08/21/98      10/01/98 Actual / 360           1
            3,725,063   Fixed           7.2500%       7.1970%       06/19/98      08/01/98 Actual / 360           1
            3,690,066   Fixed           7.2500%       7.1970%       11/02/98      01/01/99 Actual / 360           1
            3,675,856   Fixed           7.8000%       7.7470%       08/07/98      10/01/98 Actual / 360           1
            3,548,140   Fixed           7.8750%       7.8220%       05/26/98      07/01/98 Actual / 360           1
            3,530,827   Fixed           7.0000%       6.9470%       06/06/98      08/01/98 Actual / 360           1
            3,481,424   Fixed           7.2000%       7.1470%       08/13/98      10/01/98 Actual / 360           1
            3,481,297   Fixed           7.9900%       7.9370%       01/13/99      03/01/99 Actual / 360           1
            3,479,404   Fixed           6.9000%       6.8470%       08/28/98      10/01/98 Actual / 360           1
            3,475,917   Fixed           7.3750%       7.3220%       12/07/98      02/01/99 Actual / 360           1
            3,473,194   Fixed           6.9500%       6.8970%       09/30/98      11/01/98 Actual / 360           1
            3,465,500   Fixed           7.1400%       7.0870%       06/10/98      08/01/98 Actual / 360           1
            3,252,671   Fixed           7.0950%       7.0420%       01/26/98      03/01/98 30 / 360               1
            3,173,843   Fixed           7.1500%       7.0970%       08/13/98      10/01/98 30 / 360               1
            3,173,072   Fixed           7.5000%       7.4470%       07/08/98      09/01/98 Actual / 360           1
            3,038,678   Fixed           8.0700%       7.9670%       11/16/98      01/01/99 Actual / 360           1
            3,018,094   Fixed           7.3750%       7.3220%       04/06/98      06/01/98 Actual / 360           1
            2,963,194   Fixed           7.2500%       7.1970%       08/24/98      10/01/98 Actual / 360           1
            2,771,406   Fixed           7.0000%       6.9470%       10/23/98      12/01/98 Actual / 360           1
            2,695,013   Fixed           7.9000%       7.7970%       03/09/99      05/01/99 Actual / 360           1
            2,681,388   Fixed           8.1300%       8.0270%       11/25/98      01/01/99 Actual / 360           1
            2,679,783   Fixed           7.1250%       7.0720%       03/31/98      05/01/98 Actual / 360           1
            2,634,333   Fixed           8.2700%       8.1670%       12/30/98      02/01/99 Actual / 360           1
            2,541,864   Fixed           7.6250%       7.5720%       08/17/98      10/01/98 Actual / 360           1
            2,444,311   Fixed           7.3500%       7.2970%       07/17/98      09/01/98 Actual / 360           1
            2,278,281   Fixed           7.1500%       7.0970%       09/29/98      12/01/98 Actual / 360           1
            2,230,487   Fixed           6.9000%       6.8470%       07/21/98      09/01/98 Actual / 360           1
            2,160,339   Fixed           7.4600%       7.4070%       08/07/98      10/01/98 Actual / 360           1
            2,155,348   Fixed           8.8750%       8.8220%       06/24/97      08/01/97 30 / 360               1
            2,154,168   Fixed           8.4800%       8.4270%       03/23/99      05/01/99 Actual / 360           1
            2,150,183   Fixed           7.8000%       7.7470%       10/30/98      01/01/99 Actual / 360           1
            2,083,818   Fixed           7.5000%       7.4470%       11/03/98      01/01/99 Actual / 360           1
            2,072,212   Fixed           7.3300%       7.2770%       07/02/98      09/01/98 Actual / 360           1
            1,992,133   Fixed           7.8200%       7.7670%       02/09/99      04/01/99 Actual / 360           1
            1,932,762   Fixed           7.5000%       7.2670%       11/12/97      01/01/98 Actual / 360           1
            1,795,528   Fixed           7.6400%       7.5370%       02/24/99      04/01/99 Actual / 360           1
            1,790,242   Fixed           7.9000%       7.8470%       01/26/99      03/01/99 Actual / 360           1
            1,681,899   Fixed           7.1500%       7.0970%       05/12/98      07/01/98 Actual / 360           1
            1,665,010   Fixed           7.2500%       7.1970%       10/23/98      12/01/98 Actual / 360           1
            1,618,825   Fixed           7.3750%       7.3220%       08/28/98      10/01/98 Actual / 360           1
            1,582,761   Fixed           7.0000%       6.9470%       09/19/98      11/01/98 Actual / 360           1
            1,535,609   Fixed           7.2500%       7.1970%       10/29/98      12/01/98 Actual / 360           1
            1,494,291   Fixed           7.9900%       7.9370%       02/24/99      04/01/99 Actual / 360           1
            1,484,789   Fixed           7.3500%       7.2970%       09/24/98      11/01/98 Actual / 360           1
            1,482,493   Fixed           7.2000%       7.1470%       08/14/98      10/01/98 Actual / 360           1
            1,480,704   Fixed           7.2500%       7.1970%       11/11/98      01/01/99 Actual / 360           1
            1,478,602   Fixed           7.3400%       7.2870%       02/24/99      04/01/99 Actual / 360           1
            1,472,071   Fixed           7.5000%       7.4470%       08/27/98      10/01/98 Actual / 360           1
            1,393,265   Fixed           8.6300%       8.5770%       12/31/98      03/01/99 30 / 360               1
            1,392,830   Fixed           7.0000%       6.9470%       09/19/98      11/01/98 Actual / 360           1
            1,390,332   Fixed           8.1200%       8.0670%       11/10/98      01/01/99 Actual / 360           1
            1,373,704   Fixed           8.2300%       7.9970%       11/04/97      01/01/98 Actual / 360           1
            1,342,471   Fixed           7.5000%       7.4470%       07/10/98      09/01/98 Actual / 360           1
            1,284,575   Fixed           7.4700%       7.4170%       08/27/98      10/01/98 Actual / 360           1
            1,187,071   Fixed           7.0000%       6.9470%       09/19/98      11/01/98 Actual / 360           1
            1,150,115   Fixed           7.7500%       7.6970%       10/30/98      12/01/98 Actual / 360           1
            1,129,992   Fixed           7.1250%       7.0720%       09/23/98      11/01/98 Actual / 360           1
            1,088,148   Fixed           7.0000%       6.9470%       09/19/98      11/01/98 Actual / 360           1
            1,086,058   Fixed           8.0400%       7.9870%       03/11/99      05/01/99 Actual / 360           1
            1,047,734   Fixed           7.2500%       7.1970%       08/05/98      10/01/98 Actual / 360           1
              989,760   Fixed           7.9500%       7.8970%       08/17/98      10/01/98 Actual / 360           1
              985,367   Fixed           8.1900%       8.1370%       09/15/98      11/01/98 Actual / 360           1
              867,412   Fixed           9.2000%       9.1470%       12/08/98      02/01/99 Actual / 360           1
              857,919   Fixed           8.2600%       8.2070%       03/26/99      05/01/99 Actual / 360           1
              628,783   Fixed           9.3750%       9.3220%       05/18/98      07/01/98 Actual / 360           1
              621,602   Fixed           8.3100%       8.0770%       11/04/97      01/01/98 Actual / 360           1
              606,036   Fixed           8.2200%       8.1670%       09/08/98      11/01/98 Actual / 360           1
              594,311   Fixed           7.7300%       7.6770%       09/23/98      11/01/98 Actual / 360           1
              523,136   Fixed           8.3400%       8.2870%       02/05/99      04/01/99 Actual / 360           1
              492,386   Fixed           7.8900%       7.8370%       09/11/98      11/01/98 Actual / 360           1
              490,092   Fixed           8.4700%       8.4170%       11/04/98      01/01/99 30 / 360               1
              309,238   Fixed           8.1100%       8.0570%       09/23/98      11/01/98 Actual / 360           1
              300,944   Fixed           7.4000%       7.3470%       09/16/98      11/01/98 Actual / 360           1
              295,304   Fixed           7.6800%       7.6270%       09/10/98      11/01/98 Actual / 360           1

           12,341,663   Fixed           7.9700%       7.9170%       05/13/99      07/01/99 Actual / 360           1
            8,528,055   FIXED           7.3700%       7.3016%       04/28/99      06/01/99 ACTUAL / 360           1
              658,595   Fixed           7.3700%       7.1170%       04/28/99      06/01/99 Actual / 360           1
            1,646,487   Fixed           7.3700%       7.3170%       04/28/99      06/01/99 Actual / 360           1
            1,646,487   Fixed           7.3700%       7.3170%       04/28/99      06/01/99 Actual / 360           1
            1,414,482   Fixed           7.3700%       7.3170%       04/28/99      06/01/99 Actual / 360           1
            1,429,450   Fixed           7.3700%       7.3170%       04/28/99      06/01/99 Actual / 360           1
            1,732,554   Fixed           7.3700%       7.3170%       04/28/99      06/01/99 Actual / 360           1
            6,816,528   FIXED           7.6000%       7.5470%       12/31/98      02/01/99 ACTUAL / 360           1
              910,923   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
              940,725   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
              986,420   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
            1,874,496   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
            2,103,965   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
            6,664,037   Fixed           7.6900%       7.6370%       04/22/99      06/01/99 Actual / 360           1
            6,153,948   FIXED           7.6000%       7.5470%       12/31/98      02/01/99 ACTUAL / 360           1
            2,178,468   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
            1,770,191   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
            2,205,289   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
            4,978,092   Fixed           7.2500%       7.1970%       02/01/99      04/01/99 Actual / 360           1
            4,853,905   Fixed           6.9500%       6.8970%       12/07/98      02/01/99 Actual / 360           1
            3,566,971   Fixed           7.8000%       7.7470%       01/15/99      03/01/99 Actual / 360           1
            3,326,017   Fixed           7.7300%       7.6770%       07/15/98      09/01/98 Actual / 360           1
            2,796,884   Fixed           7.6500%       7.5970%       05/21/99      07/01/99 Actual / 360           1
            2,445,523   FIXED           7.5000%       7.4470%       01/26/99      03/01/99 ACTUAL / 360           1
            1,364,943   Fixed           7.5000%       7.4470%       01/26/99      03/01/99 Actual / 360           1
            1,080,580   Fixed           7.5000%       7.4470%       01/26/99      03/01/99 Actual / 360           1
            2,413,601   Fixed           7.3700%       7.3170%       04/28/99      06/01/99 Actual / 360           1
            2,194,346   Fixed           8.7400%       8.6870%       03/31/99      05/01/99 Actual / 360           1
            1,982,125   Fixed           7.1000%       7.0470%       06/26/98      08/01/98 Actual / 360           1
            1,894,604   Fixed           8.2100%       8.1570%       03/26/99      05/01/99 Actual / 360           1
            1,638,073   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
            1,496,807   Fixed           7.3700%       7.3170%       04/28/99      06/01/99 Actual / 360           1
            1,491,671   Fixed           7.7500%       7.6970%       01/21/99      03/01/99 Actual / 360           1
            1,282,547   Fixed           7.5000%       7.4470%       01/21/99      03/01/99 Actual / 360           1
            1,267,409   Fixed           7.3100%       7.2570%       02/02/99      03/01/99 Actual / 360           1
            1,154,300   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
            1,024,168   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
              945,849   Fixed           7.7500%       7.4970%       12/11/98      02/01/99 Actual / 360           1
              941,875   Fixed           7.7500%       7.4970%       12/04/98      02/01/99 Actual / 360           1
              860,261   Fixed           7.6000%       7.5470%       12/31/98      02/01/99 Actual / 360           1
              748,607   Fixed           8.0800%       7.8270%       04/22/99      06/01/99 Actual / 360           1
              745,154   Fixed           7.7500%       7.4970%       12/31/98      02/01/99 Actual / 360           1
              673,819   Fixed           8.3800%       8.1270%       04/12/99      06/01/99 Actual / 360           1
              349,619   Fixed           8.5000%       8.2470%       05/14/99      07/01/99 Actual / 360           1
           17,536,726   Fixed           8.0000%       7.9170%       05/19/99      07/01/99 30 / 360               1
           11,635,676   FIXED           7.4500%       7.3470%       02/01/99      03/01/99 30 / 360               1
            9,244,784   Fixed           7.4500%       7.3470%       02/01/99      03/01/99 30 / 360               1
            2,390,892   Fixed           7.4500%       7.3470%       02/01/99      03/01/99 30 / 360               1
           11,479,097   Fixed           7.7500%       7.6970%       05/18/99      07/01/99 Actual / 360           1
           10,620,679   Fixed           6.4700%       6.3670%       10/02/98      12/01/98 30 / 360               1
           10,391,638   Fixed           7.9500%       7.8970%       03/02/99      05/01/99 Actual / 360           1
            8,456,391   Fixed           8.0600%       8.0070%       05/13/99      07/01/99 30 / 360               1
            5,792,273   Fixed           8.3300%       8.2770%       05/24/99      07/01/99 30 / 360               1
            5,756,330   FIXED           7.4500%       7.3470%       04/02/99      06/01/99 30 / 360               1
            1,121,363   Fixed           7.4500%       7.3470%       04/02/99      06/01/99 30 / 360               1
            2,766,029   Fixed           7.4500%       7.3470%       04/02/99      06/01/99 30 / 360               1
            1,868,938   Fixed           7.4500%       7.3470%       04/02/99      06/01/99 30 / 360               1
            4,863,747   Fixed           7.3500%       7.2470%       03/25/99      05/01/99 30 / 360               1
            4,804,993   Fixed           8.1500%       8.0970%       02/26/99      04/01/99 30 / 360               1
            4,422,775   Fixed           6.4800%       6.4270%       09/09/98      11/01/98 30 / 360               1
            4,390,221   Fixed           7.5400%       7.4870%       03/04/99      05/01/99 30 / 360               1
            4,304,366   Fixed           6.5300%       6.4770%       05/29/98      02/01/99 30 / 360               1
            4,240,889   Fixed           7.1100%       7.0570%       07/23/98      09/01/98 30 / 360               1
            4,182,641   Fixed           8.1700%       8.0670%       02/24/99      04/01/99 30 / 360               1
            4,090,227   Fixed           7.2400%       7.1870%       04/27/99      06/01/99 30 / 360               1
            3,681,373   FIXED           7.2814%       7.2284%        VARIOUS      04/01/99 30 / 360               1
            1,467,914   Fixed           7.2300%       7.1770%       02/01/99      04/01/99 30 / 360               1
            1,218,120   Fixed           7.2300%       7.1770%       02/01/99      04/01/99 30 / 360               1
              995,339   Fixed           7.4200%       7.3670%       02/03/99      04/01/99 30 / 360               1
            3,411,553   FIXED           8.2500%       8.1970%        VARIOUS      07/01/99 30 / 360               1
            2,012,966   Fixed           8.2500%       8.1970%       05/17/99      07/01/99 30 / 360               1
            1,398,587   Fixed           8.2500%       8.1970%       05/17/99      07/01/99 30 / 360               1
            3,352,502   Fixed           7.5200%       7.4170%       03/22/99      05/01/99 30 / 360               1
            3,309,161   Fixed           7.7700%       7.6670%       03/02/99      05/01/99 30 / 360               1
            3,276,000   FIXED           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
              465,047   Fixed           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
              377,205   Fixed           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
              382,372   Fixed           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
              981,767   Fixed           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
              601,978   Fixed           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
              467,631   Fixed           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
            3,055,911   FIXED           8.7700%       8.7170%       01/28/99      03/01/99 30 / 360               1
            1,452,810   Fixed           8.7700%       8.7170%       01/28/99      03/01/99 30 / 360               1
            1,603,101   Fixed           8.7700%       8.7170%       01/28/99      03/01/99 30 / 360               1
            3,047,856   Fixed           7.7700%       7.7170%       05/19/99      07/01/99 30 / 360               1
            3,024,853   Fixed           7.6800%       7.6270%       03/19/99      05/01/99 30 / 360               1
            2,995,501   Fixed           7.2500%       7.1970%       04/26/99      06/01/99 Actual / 360           1
            2,979,245   Fixed           7.9300%       7.8770%       02/11/99      04/01/99 30 / 360               1
            2,845,397   Fixed           7.6400%       7.5870%       03/02/99      05/01/99 Actual / 360           1
            2,818,696   Fixed           7.5200%       7.4170%       03/22/99      05/01/99 30 / 360               1
            2,791,627   Fixed           8.3700%       8.3170%       03/18/99      05/01/99 30 / 360               1
            2,486,914   Fixed           8.1100%       7.9570%       01/27/99      03/01/99 30 / 360               1
            2,409,871   Fixed           7.9400%       7.8870%       05/20/99      07/01/99 30 / 360               1
            2,229,761   Fixed           8.1800%       8.0770%       02/09/99      04/01/99 30 / 360               1
            2,089,180   Fixed           7.9600%       7.8570%       03/30/99      05/01/99 30 / 360               1
            2,022,857   Fixed           7.9600%       7.9070%       05/05/99      07/01/99 30 / 360               1
            1,994,000   FIXED           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
              690,231   Fixed           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
              409,026   Fixed           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
              894,744   Fixed           8.5000%       8.4470%       03/26/99      05/01/01 30 / 360               1
            1,973,715   Fixed           8.1500%       8.0970%       05/05/99      07/01/99 30 / 360               1
            1,761,217   Fixed           8.2400%       8.1870%       05/06/99      07/01/99 30 / 360               1
            1,696,569   Fixed           8.0200%       7.8670%       03/30/99      05/01/99 30 / 360               1
            1,659,061   Fixed           7.6400%       7.5870%       03/08/99      05/01/99 30 / 360               1
            1,546,649   Fixed           7.8500%       7.7970%       04/29/99      06/01/99 30 / 360               1
            1,455,660   Fixed           7.5400%       7.4870%       02/17/99      04/01/99 30 / 360               1
            1,426,052   Fixed           8.4500%       8.3970%       03/19/99      05/01/99 30 / 360               1
            1,297,055   Fixed           7.5600%       7.5070%       04/19/99      06/01/99 30 / 360               1
            1,178,455   Fixed           7.8700%       7.8170%       04/21/99      06/01/99 30 / 360               1
            1,174,680   Fixed           7.9000%       7.8470%       01/26/99      03/01/99 30 / 360               1
            1,144,761   Fixed           7.5700%       7.5170%       02/24/99      04/01/99 Actual / 360           1
            1,125,933   Fixed           8.8600%       8.8070%       04/01/99      06/01/99 30 / 360               1
              998,058   Fixed           7.6900%       7.6370%       03/16/99      05/01/99 Actual / 360           1

---------------------------------------------------------------------------------------------------------------------
   GRACE                          MONTHLY
  PERIOD      PAYMENT              DEBT
  (DAYS)     FREQUENCY            SERVICE                       CROSS COLLATERALIZED / CROSS DEFAULTED
---------------------------------------------------------------------------------------------------------------------
     5           12              88,527.15 215990053, 215990028
     5           12              35,925.38 215990053
     5           12              52,601.77 215990028
    10           12              52,638.28
     5           12              52,474.56
     5           12              41,328.96
     5           12              24,893.64
     5           12              20,464.63
     5           12              20,171.51
     5           12              18,044.77
     5           12              22,039.56
     5           12              16,700.40
     5           12               5,339.16
     5           12              15,176.34
     5           12              13,711.42
     5           12              13,733.33
     5           12              10,907.75
    10           12              11,580.19
     5           12              10,952.27
     5           12              10,810.89
     5           12              11,065.26
     5           12              10,870.57
     5           12               9,089.79
     5           12               7,383.71
     5           12               8,204.17

     5           12            $539,712.13
     5           12             107,530.61
     5           12              27,912.20
     5           12              55,366.82
     5           12              18,531.87
     5           12              56,281.98
     5           12              59,485.02
     5           12              27,454.62
     5           12              50,562.26
     5           12              22,878.85
     5           12               8,693.96
     5           12              11,439.43
     5           12               6,177.29
     5           12              37,063.74
     5           12              34,775.86
     5           12              15,557.62
     5           12             273,227.96
    10           12             195,069.07
     5           12              78,539.35
    10           12              73,701.13
     5           12              75,461.04
    10           12              67,840.25
     5           12              73,049.59
     5           12              56,765.71
    10           12              62,549.46
     5           12              61,306.72
    10           12              56,521.60
    10           12              52,321.37
    10           12              52,562.46
     5           12              43,439.00
     5           12              43,421.42
    10           12              43,341.83
     5           12              45,536.48
    10           12              38,067.09
     5           12              41,046.04
    10           12              45,538.69
     5           12              40,646.05
    10           12              39,205.69
    10           12              36,048.16
    10           12              36,785.70
    10           12              36,920.65
    10           12              34,243.86
    10           12              35,766.51
    10           12              32,401.66
    10           12              16,200.83
    10           12               3,699.40
    10           12              12,501.43
    10           12              31,807.98
    10           12              33,925.40
    10           12              33,218.62
    10           12              30,290.09
    10           12              36,901.78
    10           12              33,941.73
    10           12              38,554.06
     5           12              30,176.43
    10           12              30,901.16
    10           12              28,592.34
    10           12              30,425.60
     5           12              27,968.58
    10           12              29,196.35
    10           12              35,348.43
     5           12              32,249.61
    10           12              28,376.07
    10           12              28,723.62
    10           12              28,036.62
    10           12              27,584.46
    10           12              26,888.42
    10           12              26,635.21
    10           12              27,763.25
    10           12              25,575.87
    10           12              25,602.26
     5           12              26,990.39
    10           12              24,913.77
    10           12              25,580.79
     5           12              23,406.88
    10           12              23,865.93
    10           12              22,165.93
    10           12              21,613.02
    10           12              22,616.08
     5           12              23,759.65
    10           12              24,944.95
    10           12              21,887.50
    10           12              19,970.73
     5           12              19,623.75
     0           12              21,072.09
    10           12              31,523.92
     5           12              20,929.36
    10           12              22,334.39
    10           12              18,049.24
    10           12              16,476.67
    10           12              14,818.50
    10           12              17,669.28
    10           12              18,349.55
     5           12              17,363.80
    10           12              15,549.20
    10           12              15,518.81
    10           12              15,433.43
     5           12              15,198.61
    10           12              14,595.08
     5           12              12,758.87
    10           12              13,773.66
    10           12              11,602.71
     5           12              11,426.45
    10           12              13,273.79
    10           12              11,308.47
    10           12              11,203.51
     5           12              11,567.31
    10           12              10,938.93
    10           12              10,793.83
     5           12              11,855.64
     5           12              10,819.94
    10           12              12,183.57
    10           12              11,396.09
    10           12               9,951.45
    10           12              10,916.95
    10           12              11,019.60
    10           12              10,147.71
    10           12               9,673.06
    10           12               8,481.35
    10           12               8,761.81
    10           12               9,074.82
    10           12               7,774.57
     5           12               8,013.72
    10           12               7,661.75
    10           12               7,685.07
    10           12               8,483.03
    10           12               7,985.50
    10           12               7,350.22
    10           12               5,562.39
    10           12               5,959.34
    10           12               5,228.63
    10           12               4,524.10
    10           12               4,170.99
    10           12               4,148.04
    10           12               4,914.91
    10           12               2,430.85
    10           12               2,226.80
    10           12               2,449.91

    10           12              90,361.75
     5           12              62,435.13 4164695, 4164709, 4164733, 4164814, 4164831, GL991009
     5           12               4,821.67 4164709, 4164733, 4164814, 4164831, GL991009
     5           12              12,054.17 4164695, 4164733, 4164814, 4164831, GL991009
     5           12              12,054.17 4164695, 4164709, 4164814, 4164831, GL991009
     5           12              10,355.63 4164695, 4164709, 4164733, 4164831, GL991009
     5           12              10,465.21 4164695, 4164709, 4164733, 4164814, GL991009
     5           12              12,684.28 4164695, 4164709, 4164733, 4164814, 4164831
     5           12              51,156.76 6218, 6219, 6220, 6221, 6223
     5           12               6,836.31 6219, 6220, 6221, 6223
     5           12               7,059.96 6218, 6220, 6221, 6223
     5           12               7,402.89 6218, 6219, 6221, 6223
     5           12              14,067.74 6218, 6219, 6220, 6223
     5           12              15,789.86 6218, 6219, 6220, 6221
     5           12              48,955.06
     5           12              46,184.22 6029, 6033, 6034
     5           12              16,348.99 6033, 6034
     5           12              13,284.95 6029, 6034
     5           12              16,550.28 6029, 6033
     5           12              36,140.34
    10           12              34,405.67
     5           12              29,915.09
    10           12              23,953.53
    10           12              20,965.75
     5           12              26,380.67
     5           12              14,724.09
     5           12              11,656.58
     5           12              17,670.32
     5           12              18,072.22
     5           12              13,440.64
     5           12              14,929.80
     5           12              12,293.43
     5           12              10,958.34
     5           12              11,329.93
     5           12               9,532.99
     5           12               9,265.13
     5           12               8,662.80
     5           12               7,686.19
     5           12               7,190.73
     5           12               7,160.52
     5           12               6,456.10
    10           12               5,828.43
     5           12               5,664.97
    10           12               5,380.81
    10           12               2,859.87
     5           12             130,274.13
     5           12              81,268.73 6098, 5201
     5           12              64,569.68 6098
     5           12              16,699.05 5201
     5           12              95,174.22
     5           12              67,420.31
     5           12              80,879.53
     5           12              62,445.46
     5           12              47,988.44
     5           12              40,112.52
     5           12               7,814.13
     5           12              19,274.85
     5           12              13,023.55
    10           12              33,587.39
     5           12              37,720.85
    10           12              28,131.60
     5           12              30,886.04
     5           12              34,438.02
    10           12              30,693.91
     5           12              32,890.69
     5           12              29,608.67
     5           12              26,811.74 5623, 5624,5625, (CROSS DEFAULTED ONLY)
     5           12              10,642.40 5624,5625 (Cross-Defaulted Only)
     5           12               8,831.39 5623,5624 (Cross-Defaulted Only)
     5           12               7,337.95 5623,5625 (Cross-Defaulted Only)
     5           12              26,925.57 5434, 5435
     5           12              15,887.27 5434
     5           12              11,038.30 5435
     5           12              23,539.64
     5           12              23,803.51
     5           12              28,429.89
     5           12               4,035.79
     5           12               3,273.47
     5           12               3,318.32
     5           12               8,520.00
     5           12               5,224.10
     5           12               4,058.21
     5           12              27,257.61
     5           12              12,958.54
     5           12              14,299.07
     5           12              21,892.74
     5           12              22,784.93
     5           12              20,670.58
     5           12              24,962.67
     5           12              20,208.63
     5           12              19,791.51
     5           12              22,301.59
     5           12              19,477.93
     5           12              20,101.61
     5           12              17,548.79
     5           12              17,513.00
     5           12              15,575.66
     5           12              17,304.40
     5           12               5,989.98
     5           12               3,549.62
     5           12               7,764.79
     5           12              14,698.90
     5           12              13,888.60
     5           12              12,497.71
     5           12              13,580.44
     5           12              11,809.54
    10           12              10,248.55
     5           12              12,390.60
     5           12               9,657.68
     5           12               9,013.68
     5           12               9,838.19
     5           12               8,165.10
     5           12               9,358.23
     5           12               7,122.71

--------------------------------------------------------------------------------------------------------------------
   SEASONING      LO    DEF      YM5     YM4     YM3     YM2     YM1     YM    5%    4%    3%   2%    1%     OPEN
--------------------------------------------------------------------------------------------------------------------
       2          36     0        0       0       0       0      82      0     0     0     0     0     0      3
       2          36     0        0       0       0       0      82      0     0     0     0     0     0      3
       2          36     0        0       0       0       0      82      0     0     0     0     0     0      3
       44         24     0        0       0       0       0       0      54    0     0     0     0     0      6
       3         120     0        0       0       0       0      127     0     0     0     0     0     0      3
       2          36     81       0       0       0       0       0      0     0     0     0     0     0      3
       3          36     0        0       0       0       0      24      0     12    12    12   12     9      3
       6          72     0        0       0       0       0      45      0     0     0     0     0     0      3
       2          48     0        0       0       0       0      69      0     0     0     0     0     0      3
       3          36     81       0       0       0       0       0      0     0     0     0     0     0      3
       3          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       3          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       3          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       7          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       2          48     0        0       0       0       0      69      0     0     0     0     0     0      3
       10         60     0        0       0       0       0      57      0     0     0     0     0     0      3
       3          36     81       0       0       0       0       0      0     0     0     0     0     0      3
       3          36     0        0       0       0       0      81      0     0     0     0     0     0      3
       4          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       6          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       5          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       1          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       5          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       3          36     81       0       0       0       0       0      0     0     0     0     0     0      3
       3          36     0        0       0       0       0      24      0     12    12    12   12     9      3

       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       2          0      0        0       0       0       0      60      0     0     0     0     0    12      13
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       3          48     66       0       0       0       0       0      0     0     0     0     0     0      6
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       11         59     0        0       0       0       0      54      0     0     0     0     0     0      6
       7          31     86       0       0       0       0       0      0     0     0     0     0     0      3
       15         60     0        0       0       0       0      54      0     0     0     0     0     0      6
       7          31     86       0       0       0       0       0      0     0     0     0     0     0      3
       9          48     69       0       0       0       0       0      0     0     0     0     0     0      3
       10        156    141       0       0       0       0       0      0     0     0     0     0     0      3
       3          27     89       0       0       0       0       0      0     0     0     0     0     0      3
       11         60     54       0       0       0       0       0      0     0     0     0     0     0      6
       8          60     54       0       0       0       0       0      0     0     0     0     0     0      6
       11         60     0        0       0       0       0      120     0     0     0     0     0     0      60
       5          29     88       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       10         36     0        0       0       0       0      78      0     0     0     0     0     0      6
       8          48     69       0       0       0       0       0      0     0     0     0     0     0      3
       10         36     78       0       0       0       0       0      0     0     0     0     0     0      6
       7          31     89       0       0       0       0       0      0     0     0     0     0     0      0
       11        114     0        0       0       0       0       0      0     0     0     0     0     0      6
       5          29     88       0       0       0       0       0      0     0     0     0     0     0      3
       8          36     81       0       0       0       0       0      0     0     0     0     0     0      3
       11         60     54       0       0       0       0       0      0     0     0     0     0     0      6
       10         34     83       0       0       0       0       0      0     0     0     0     0     0      3
       10         36     78       0       0       0       0       0      0     0     0     0     0     0      6
       13         60     0        0       0       0       0      54      0     0     0     0     0     0      6
       18         96     0        0       0       0       0      60      0     0     0     0     0     0      24
       10         60     0        0       0       0       0      56      0     0     0     0     0     0      4
       10         60     0        0       0       0       0      56      0     0     0     0     0     0      4
       10         60     0        0       0       0       0      56      0     0     0     0     0     0      4
       10         60     0        0       0       0       0      56      0     0     0     0     0     0      4
       9          60    114       0       0       0       0       0      0     0     0     0     0     0      6
       9          33     84       0       0       0       0       0      0     0     0     0     0     0      3
       8          32     88       0       0       0       0       0      0     0     0     0     0     0      0
       9          60    114       0       0       0       0       0      0     0     0     0     0     0      6
       10         34    203       0       0       0       0       0      0     0     0     0     0     0      3
       10         36    223       0       0       0       0       0      0     0     0     0     0     0      5
       9          96     81       0       0       0       0       0      0     0     0     0     0     0      3
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       8          90     84       0       0       0       0       0      0     0     0     0     0     0      6
       8          60     54       0       0       0       0       0      0     0     0     0     0     0      6
       10         60     54       0       0       0       0       0      0     0     0     0     0     0      6
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       7          48     69       0       0       0       0       0      0     0     0     0     0     0      3
       8          60     57       0       0       0       0       0      0     0     0     0     0     0      3
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       10         34     83       0       0       0       0       0      0     0     0     0     0     0      3
       10         60     57       0       0       0       0       0      0     0     0     0     0     0      3
       10         60     54       0       0       0       0       0      0     0     0     0     0     0      6
       12         36     78       0       0       0       0       0      0     0     0     0     0     0      6
       7          48     69       0       0       0       0       0      0     0     0     0     0     0      3
       10         36     78       0       0       0       0       0      0     0     0     0     0     0      6
       13         60     54       0       0       0       0       0      0     0     0     0     0     0      6
       12         36    138       0       0       0       0       0      0     0     0     0     0     0      6
       10         34     80       0       0       0       0       0      0     0     0     0     0     0      6
       5          29     88       0       0       0       0       0      0     0     0     0     0     0      3
       10        156    141       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       9          36     78       0       0       0       0       0      0     0     0     0     0     0      6
       12         60     54       0       0       0       0       0      0     0     0     0     0     0      6
       17         0      0        0       0       0       0      84      0     0     0     12   12     6      6
       10         60     0        0       0       0       0      54      0     0     0     0     0     0      6
       11         60     54       0       0       0       0       0      0     0     0     0     0     0      6
       7          48     69       0       0       0       0       0      0     0     0     0     0     0      3
       14         60     0        0       0       0       0      108     0     0     0     0     0     0      72
       10         36     0        0       0       0       0      78      0     0     0     0     0     0      6
       8          84     0        0       0       0       0       0      0     36    12    12   12    78      6
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       7          48     69       0       0       0       0       0      0     0     0     0     0     0      3
       15         60     0        0       0       0       0      54      0     0     0     0     0     0      6
       6          48     69       0       0       0       0       0      0     0     0     0     0     0      3
       10        120     90       0       0       0       0       0      0     0     0     0     0     0      6
       11         36     81       0       0       0       0       0      0     0     0     0     0     0      3
       8          60     54       0       0       0       0       0      0     0     0     0     0     0      6
       11         60     0        0       0       0       0      54      0     0     0     0     0     0      6
       10         34     81       0       0       0       0       0      0     0     0     0     0     0      6
       24         0      0        0       0       0       0      114     0     0     0     0     0     0      6
       3          27     93       0       0       0       0       0      0     0     0     0     0     0      0
       7          31     86       0       0       0       0       0      0     0     0     0     0     0      3
       7          31     86       0       0       0       0       0      0     0     0     0     0     0      3
       11         60     54       0       0       0       0       0      0     0     0     0     0     0      6
       4          60     0        0       0       0       0      58      0     0     0     0     0     0      3
       19         36     0        0       0       0       0      78      0     0     0     0     0     0      6
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       5          48     66       0       0       0       0       0      0     0     0     0     0     0      6
       13         60     0        0       0       0       0      54      0     0     0     0     0     0      6
       8          32    145       0       0       0       0       0      0     0     0     0     0     0      3
       10        120    114       0       0       0       0       0      0     0     0     0     0     0      6
       9          33     84       0       0       0       0       0      0     0     0     0     0     0      3
       8          48     69       0       0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       9          60     54       0       0       0       0       0      0     0     0     0     0     0      6
       10         60     54       0       0       0       0       0      0     0     0     0     0     0      6
       7          31    128       0       0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       10         36     18       0       0       0       0       0      0     0     0     0     0     0      6
       5          0      0        0       0       0       0      180     0     12    12    12   12     9      3
       9          33     84       0       0       0       0       0      0     0     0     0     0     0      3
       7          0      0        0       0       0       0      114     0     0     0     0     0     0      6
       19         0      0       96       0       0       0       0      0     12    0     0     0     0      12
       11         35     79       0       0       0       0       0      0     0     0     0     0     0      6
       10         60     0        0       0       0       0      54      0     0     0     0     0     0      6
       9          33     84       0       0       0       0       0      0     0     0     0     0     0      3
       8          0      0        0       0       0       0      114     0     0     0     0     0     0      6
       9          60    120       0       0       0       0       0      0     0     0     0     0     0      60
       9          33     84       0       0       0       0       0      0     0     0     0     0     0      3
       3          27     93       0       0       0       0       0      0     0     0     0     0     0      0
       10         60     54       0       0       0       0       0      0     0     0     0     0     0      6
       10         0      0        0       0       0       0      114     0     0     0     0     0     0      6
       9          0      0        0       0       0       0      120     0     12    12    12   12     6      6
       6          0      0        0       0       0       0      120     0     12    12    12   12    12      60
       3          0      0        0       0       0       0      180     0     12    12    12   12     6      6
       13         59     0        0       0       0       0       0      0     13    12    12   12     6      6
       19         48     0       60       0      72       0       0      0     0     0     0     0     0      24
       9          0      0        0       0       0       0      120     0     12    12    12   12    12      60
       9          0      0        0       0       0       0      114     0     0     0     0     0     0      6
       4          0      0        0       0       0       0      114     0     0     0     0     0     0      6
       9          0      0        0       0       0       0      120     0     12    12    12   12    12      60
       7          0      0        0       0       0       0      120     0     12    12    12   12     6      6
       9          0      0        0       0       0       0      120     0     12    12    12   12    12      60
       9          0      0        0       0       0       0      114     0     0     0     0     0     0      6
       9          0      0        0       0       0       0      114     0     0     0     0     0     0      6

       1          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       5          60     0        0       0       0       0      177     0     0     0     0     0     0      3
       11         36     0        0       0       0       0       0      0     0     0     12   12    21      3
       1          25     56       0       0       0       0       0      0     0     0     0     0     0      3
       5          72     0        0       0       0       0      69      0     0     0     0     0     0      3
       5          72     0        0       0       0       0      69      0     0     0     0     0     0      3
       5          72     0        0       0       0       0      69      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       12         60     0        0       0       0       0      57      0     0     0     0     0     0      3
       3          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       5          29     88       0       0       0       0       0      0     0     0     0     0     0      3
       5          29     88       0       0       0       0       0      0     0     0     0     0     0      3
       5          29     89       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       6          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       6          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       2          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       6          30     87       0       0       0       0       0      0     0     0     0     0     0      3
       2          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       1          60     0        0       0       0       0      57      0     0     0     0     0     0      3
       1          25    116       0       0       0       0       0      0     0     0     0     0     0      3
       5          29     88       0       0       0       0       0      0     0     0     0     0     0      3
       5          29     88       0       0       0       0       0      0     0     0     0     0     0      3
       5          29     88       0       0       0       0       0      0     0     0     0     0     0      3
       1          25     92       0       0       0       0       0      0     0     0     0     0     0      3
       8          32     85       0       0       0       0       0      0     0     0     0     0     0      3
       3          0      90       0       0       0       0      27      0     0     0     0     0     0      3
       1          25     92       0       0       0       0       0      0     0     0     0     0     0      3
       1          25     92       0       0       0       0       0      0     0     0     0     0     0      3
       2          48     0        0       0      36       0      33      0     0     0     0     0     0      3
       2          48     0        0       0      36       0      33      0     0     0     0     0     0      3
       2          48     0        0       0      36       0      33      0     0     0     0     0     0      3
       2          48     0        0       0      36       0      33      0     0     0     0     0     0      3
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       4          28    113       0       0       0       0       0      0     0     0     0     0     0      3
       9          0      0        0       0       0      96       0      0     0     0     0    12     0      12
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       13         0      0       180      0       0       0       0      0     12    12    0     0     0      20
       11         0      0        0       0      96       0       0      0     0     0     12    0     0      12
       4          28    113       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       1          0      0        0      180     12      12      12      0     0     0     0     0     0      24
       1          0      0        0      180     12      12      12      0     0     0     0     0     0      24
       1          0      0        0      180     12      12      12      0     0     0     0     0     0      24
       3          27    210       0       0       0       0       0      0     0     0     0     0     0      3
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       5          0      0        0       0       0       0      117     0     0     0     0     0     0      3
       5          0      0        0       0       0       0      117     0     0     0     0     0     0      3
       5          0      0        0       0       0       0      117     0     0     0     0     0     0      3
       1          25     92       0       0       0       0       0      0     0     0     0     0     0      3
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       2          26    115       0       0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       3          0      90       0       0       0       0      27      0     0     0     0     0     0      3
       3          27    210       0       0       0       0       0      0     0     0     0     0     0      3
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       5          0      0       117      0       0       0       0      0     0     0     0     0     0      3
       1          0      0       117      0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       3          60     0        0       0      48       0      33      0     0     0     0     0     0      3
       1          25     92       0       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       3          0      90      27       0       0       0       0      0     0     0     0     0     0      3
       1          25     92       0       0       0       0       0      0     0     0     0     0     0      3
       1          25    116       0       0       0       0       0      0     0     0     0     0     0      3
       3          0      0        0      141      0       0       0      0     0     0     0     0     0      3
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       5          0      0       141      0       0       0       0      0     0     0     0     0     0      3
       4          28     89       0       0       0       0       0      0     0     0     0     0     0      3
       2          26     91       0       0       0       0       0      0     0     0     0     0     0      3
       3          27     90       0       0       0       0       0      0     0     0     0     0     0      3

-------------------------------------------------------------------------------------------------------------------------
                           YIELD                            ORIGINAL                                        REMAINING
       YIELD            MAINTENANCE         ORIGINAL         TERM TO         MATURITY      REMAINING         TERM TO
    MAINTENANCE         CALCULATION       AMORTIZATION      MATURITY          DATE OR     AMORTIZATION       MATURITY
    DESCRIPTION           METHOD              TERM           OR ARD             ARD           TERM            OR ARD
-------------------------------------------------------------------------------------------------------------------------
                             3                300              121            06/01/09        298              119
                                              300              121            06/01/09        298              119
                                              300              121            06/01/09        298              119
                             3                344              84             10/02/02        300               40
                             3                250              250            02/01/20        247              247
                                              360              120            05/01/09        358              118
                             3                300              120            04/01/09        297              117
                             3                300              120            12/15/08        294              114
                             3                360              120            05/01/09        358              118
                                              360              120            04/01/09        357              117
                             3                240              120            04/01/09        237              117
                                              240              120            04/01/09        237              117
                                              240              120            04/01/09        237              117
                             3                300              120            12/01/08        293              113
                             3                360              120            05/01/09        358              118
                             3                300              120            09/01/08        290              110
                                              360              120            04/01/09        357              117
                             3                300              120            04/01/09        297              117
                             3                300              120            03/01/09        296              116
                             3                276              120            12/29/08        270              114
                             3                240              120            02/01/09        235              115
                             3                300              120            05/03/09        299              119
                             3                360              120            02/01/09        355              115
                                              360              120            04/01/09        357              117
                             3                360              120            04/01/09        357              117

   TREASURY FLAT             5                300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
   Treasury Flat                              300              85             05/31/06        298               83
                                              360              120            04/01/09        357              117
                                              360              120            04/01/09        357              117
                                              360              120            04/01/09        357              117
   Treasury Flat             5                360              119            07/01/08        349              108
                                              300              120            12/01/08        293              113
   Treasury Flat             4                360              120            04/01/08        345              105
                                              300              120            12/01/08        293              113
                                              360              120            10/01/08        351              111
                                              300              300            09/01/23        290              290
                                              360              119            03/01/09        357              116
                                              360              120            08/01/08        349              109
                                              300              120            11/01/08        292              112
   Treasury Flat             5                240              240            08/01/18        229              229
                                              300              120            02/01/09        295              115
                                              300              120            01/01/09        294              114
   Treasury Flat             5                300              120            09/01/08        290              110
                                              300              120            11/01/08        292              112
                                              360              120            09/01/08        350              110
                                              360              120            12/01/08        353              113
                                              240              120            08/01/08        229              109
                                              300              120            02/01/09        295              115
                                              300              120            11/01/08        292              112
                                              360              120            08/01/08        349              109
                                              300              120            09/01/08        290              110
                                              300              120            09/01/08        290              110
   Treasury Flat             4                360              120            06/01/08        347              107
   Treasury Flat             5                360              180            01/01/13        342              162
   TREASURY FLAT             5                360              120            09/01/08        350              110
   Treasury Flat                              360              120            09/01/08        350              110
   Treasury Flat                              360              120            09/01/08        350              110
   Treasury Flat                              360              120            09/01/08        350              110
                                              360              180            10/01/13        351              171
                                              300              120            10/01/08        291              111
                                              300              120            11/01/08        292              112
                                              360              180            10/01/13        351              171
                                              240              240            09/01/18        230              230
                                              264              264            09/01/20        254              254
                                              180              180            10/01/13        171              171
                                              360              120            04/01/09        357              117
                                              300              180            11/01/13        292              172
                                              360              120            11/01/08        352              112
                                              300              120            09/01/08        290              110
                                              360              120            03/31/09        357              117
                                              300              120            12/01/08        293              113
                                              240              120            11/01/08        232              112
                                              240              120            04/01/09        237              117
                                              300              120            09/01/08        290              110
                                              300              120            09/01/08        290              110
                                              300              120            09/01/08        290              110
                                              300              120            07/01/08        288              108
                                              300              120            12/01/08        293              113
                                              360              120            09/01/08        350              110
                                              300              120            06/01/08        287              107
                                              300              180            07/01/13        288              168
                                              300              120            09/01/08        290              110
                                              300              120            02/01/09        295              115
                                              300              300            09/01/23        290              290
                                              300              120            01/01/09        294              114
                                              360              120            10/01/08        351              111
                                              360              120            07/01/08        348              108
   Treasury Flat             5                360              120            02/01/08        343              103
   Treasury Flat             5                360              120            09/01/08        350              110
                                              360              120            08/01/08        349              109
                                              300              120            12/01/08        293              113
   Treasury Flat             4                240              240            05/01/18        226              226
   Treasury Flat             4                300              120            09/01/08        290              110
                                              300              240            11/01/18        292              232
                                              360              120            04/01/09        357              117
                                              300              120            12/01/08        293              113
   Treasury Flat             4                300              120            04/01/08        285              105
                                              300              120            01/01/09        294              114
                                              216              216            09/01/16        206              206
                                              300              120            08/01/08        289              109
                                              300              120            11/01/08        292              112
   Treasury Flat             5                360              120            08/01/08        349              109
                                              240              121            10/01/08        230              111
   Treasury Flat             5                300              120            07/01/07        276               96
                                              300              120            04/01/09        297              117
                                              360              120            12/01/08        353              113
                                              300              120            12/01/08        293              113
                                              300              120            08/01/08        289              109
   Treasury Flat             5                300              121            03/31/09        296              117
   Treasury Flat             4                300              120            12/01/07        281              101
                                              360              120            03/01/09        356              116
                                              300              120            02/01/09        295              115
   Treasury Flat             4                360              120            06/01/08        347              107
                                              360              180            11/01/13        352              172
                                              240              240            09/01/18        230              230
                                              300              120            10/01/08        291              111
                                              300              120            11/01/08        292              112
                                              300              120            03/01/09        296              116
                                              300              120            10/01/08        291              111
                                              300              120            09/01/08        290              110
                                              240              162            06/01/12        233              155
                                              300              120            03/01/09        296              116
                                              240              60             09/01/03        230               50
   Treasury Flat             5                300              240            02/01/19        295              235
                                              300              120            10/01/08        291              111
   Treasury Flat             5                300              120            12/01/08        293              113
   Treasury Flat             4                300              120            12/01/07        281              101
                                              300              120            08/01/08        289              109
   Treasury Flat             4                300              120            09/01/08        290              110
                                              300              120            10/01/08        291              111
   Treasury Flat             5                300              120            11/01/08        292              112
                                              240              240            10/01/18        231              231
                                              300              120            10/01/08        291              111
                                              360              120            04/01/09        357              117
                                              300              120            09/01/08        290              110
   Treasury Flat             5                300              120            09/01/08        290              110
   Treasury Flat             5                240              180            10/01/13        231              171
   Treasury Flat             5                240              240            01/01/19        234              234
   Treasury Flat             5                240              240            04/01/19        237              237
                                              300              120            06/01/08        287              107
   Treasury Flat             4                204              204            12/01/14        185              185
   Treasury Flat             5                240              240            10/01/18        231              231
   Treasury Flat             5                300              120            10/01/08        291              111
   Treasury Flat             5                300              120            03/01/09        296              116
   Treasury Flat             5                240              240            10/01/18        231              231
   Treasury Flat             5                180              180            12/01/13        173              173
   Treasury Flat             5                300              240            10/01/18        291              231
   Treasury Flat             5                300              120            10/01/08        291              111
   Treasury Flat             5                240              120            10/01/08        231              111

   Treasury Flat             1                360              120            06/01/09        359              119
                                              300              120            05/01/09        298              118
                                              300              120            05/01/09        298              118
                                              300              120            05/01/09        298              118
                                              300              120            05/01/09        298              118
                                              300              120            05/01/09        298              118
                                              300              120            05/01/09        298              118
                                              300              120            05/01/09        298              118
                                              300              120            01/01/09        294              114
                                              300              120            01/01/09        294              114
                                              300              120            01/01/09        294              114
                                              300              120            01/01/09        294              114
                                              300              120            01/01/09        294              114
                                              300              120            01/01/09        294              114
                                              324              120            05/01/09        322              118
                                              300              120            01/01/09        294              114
                                              300              120            01/01/09        294              114
                                              300              120            01/01/09        294              114
                                              300              120            01/01/09        294              114
                                              300              120            03/01/09        296              116
                                              300              120            01/01/09        294              114
   Treasury Flat             1                240              240            02/01/19        235              235
                                              360              84             08/01/05        349               73
                                              300              84             06/01/06        299               83
   TREASURY FLAT             1                144              144            02/01/11        139              139
   Treasury Flat                              144              144            02/01/11        139              139
   Treasury Flat                              144              144            02/01/11        139              139
                                              300              120            05/01/09        298              118
                                              300              120            04/01/09        297              117
   Treasury Flat             1                360              120            07/01/08        348              108
   Treasury Flat             1                300              120            04/01/09        297              117
                                              300              120            01/01/09        294              114
                                              300              120            05/01/09        298              118
                                              300              120            02/01/09        295              115
                                              300              120            02/01/09        295              115
                                              300              121            03/01/09        295              116
                                              300              120            01/01/09        294              114
                                              300              120            01/01/09        294              114
   Treasury Flat             1                300              120            01/01/09        294              114
   Treasury Flat             1                300              120            01/01/09        294              114
                                              300              120            01/01/09        294              114
   Treasury Flat             2                300              120            05/01/09        298              118
                                              300              120            01/01/09        294              114
   Treasury Flat             2                300              120            05/01/09        298              118
   Treasury Flat             2                286              120            06/01/09        285              119
                                              344              144            06/01/11        343              143
                                              360              120            02/01/09        355              115
                                              360              120            02/01/09        355              115
                                              360              120            02/01/09        355              115
                                              235              120            06/01/09        234              119
                                              360              120            11/01/08        352              112
   Treasury Flat             1                291              120            04/01/09        288              117
                                              360              120            06/01/09        359              119
                                              264              120            06/01/09        263              119
   TREASURY FLAT             1                360              120            05/01/09        358              118
   Treasury Flat                              360              120            05/01/09        358              118
   Treasury Flat                              360              120            05/01/09        358              118
   Treasury Flat                              360              120            05/01/09        358              118
                                              360              120            04/01/09        357              117
                                              300              144            03/01/11        296              140
   Treasury Flat             1                360              120            10/01/08        351              111
                                              360              120            04/01/09        357              117
   Treasury Flat             1                217              224            02/01/17        211              211
   Treasury Flat             1                300              120            08/01/08        289              109
                                              300              144            03/01/11        296              140
                                              300              120            05/01/09        298              118
                                              300              120            03/01/09        296              116
                                              300              120            03/01/09        296              116
                                              300              120            03/01/09        296              116
                                              300              120            03/01/09        296              116
   TREASURY FLAT             1                300              240            06/01/19        299              239
   Treasury Flat                              300              240            06/01/19        299              239
   Treasury Flat                              300              240            06/01/19        299              239
                                              360              240            04/01/19        357              237
                                              360              120            04/01/09        357              117
   TREASURY FLAT             1                240              120            04/01/09        240              117
   Treasury Flat                              240              120            04/01/09        240              117
   Treasury Flat                              240              120            04/01/09        240              117
   Treasury Flat                              240              120            04/01/09        240              117
   Treasury Flat                              240              120            04/01/09        240              117
   Treasury Flat                              240              120            04/01/09        240              117
   Treasury Flat                              240              120            04/01/09        240              117
   TREASURY FLAT             1                240              120            02/01/09        235              115
   Treasury Flat                              240              120            02/01/09        235              115
   Treasury Flat                              240              120            02/01/09        235              115
                                              360              120            06/01/09        359              119
                                              300              120            04/01/09        297              117
                                              360              144            05/01/11        358              142
                                              240              120            03/01/09        236              116
   Treasury Flat             1                360              120            04/01/09        357              117
                                              360              240            04/01/19        357              237
                                              300              120            04/01/09        297              117
   Treasury Flat             1                300              120            02/01/09        295              115
   Treasury Flat             1                240              120            06/01/09        239              119
                                              300              120            03/01/09        296              116
   Treasury Flat             1                240              144            04/01/11        237              141
                                              300              120            06/01/09        299              119
   TREASURY FLAT             1                240              120            04/01/09        240              117
   Treasury Flat                              240              120            04/01/09        240              117
   Treasury Flat                              240              120            04/01/09        240              117
   Treasury Flat                              240              120            04/01/09        240              117
                                              360              120            06/01/09        359              119
                                              300              144            06/01/11        299              143
   Treasury Flat             1                360              144            04/01/11        357              141
                                              240              120            04/01/09        237              117
                                              300              120            05/01/09        298              118
                                              360              120            03/01/09        356              116
                                              240              120            04/01/09        237              117
                                              300              120            05/01/09        298              118
                                              300              120            05/01/09        298              118
   Treasury Flat             1                240              144            02/01/11        235              139
                                              360              120            03/01/09        356              116
                                              300              120            05/01/09        298              118
                                              360              120            04/01/09        357              117

-----------------------------------------------------------------------------------------------------------------------------------
                                                     BALLOON                                    CURRENT OR
     BALLOON, FULLY                                   /ARD                                       FUTURE
       AMORTIZING                    BALLOON/ARD       LTV     DUE ON          DUE ON          SUBORDINATE               APPRAISAL
         OR ARD                        BALANCE        RATIO     SALE        ENCUMBRANCE         FINANCING                 VALUE
-----------------------------------------------------------------------------------------------------------------------------------
         BALLOON                      9,584,889       56.9%     YES             YES                 NO                  16,850,000
         Balloon                      3,889,662       56.8%     Yes             Yes                 No                   6,850,000
         Balloon                      5,695,227       57.0%     Yes             Yes                 No                  10,000,000
         Balloon                      6,354,434       72.4%     Yes             Yes                 No                   8,780,000
    Fully Amortizing                    344,013        5.1%     Yes             Yes                 No                   6,700,000
         Balloon                      5,092,896       61.0%     Yes             Yes                 No                   8,350,000
         Balloon                      2,873,549       68.4%     Yes             Yes                 No                   4,200,000
         Balloon                      2,271,603       50.5%     Yes             Yes                 No                   4,500,000
         Balloon                      2,420,313       64.5%     Yes             Yes                Yes                   3,750,000
         Balloon                      2,278,927       70.8%     Yes             Yes                 No                   3,220,000
         BALLOON                      1,810,004       51.0%     YES             YES                 NO                   3,550,000
         Balloon                      1,371,524       51.0%     Yes             Yes                 No                   2,690,000
         Balloon                        438,480       51.0%     Yes             Yes                 No                     860,000
         Balloon                      1,697,026       43.0%     Yes             Yes                 No                   3,950,000
         Balloon                      1,761,716       58.7%     Yes             Yes                 No                   3,000,000
         Balloon                      1,535,784       51.6%     Yes             Yes                 No                   2,975,000
         Balloon                      1,380,630       70.8%     Yes             Yes                 No                   1,950,000
         Balloon                      1,228,968       60.8%     Yes             Yes                 No                   2,020,000
         Balloon                      1,190,989       51.1%     Yes             Yes                 No                   2,330,000
         Balloon                      1,114,349       55.7%     Yes             Yes                 No                   2,000,000
         Balloon                        966,286       40.3%     Yes             Yes                 No                   2,400,000
         Balloon                      1,131,621       44.4%     Yes             Yes                 No                   2,550,000
         Balloon                      1,149,892       65.7%     Yes             Yes                 No                   1,750,000
         Balloon                        934,580       70.8%     Yes             Yes                 No                   1,320,000
         Balloon                        955,232       58.8%     Yes             Yes                 No                   1,625,000

         BALLOON                    $62,043,338       52.6%     YES             YES                YES                $117,950,000
         Balloon                     12,361,326       52.6%     Yes             Yes                Yes                  23,500,000
         Balloon                      3,208,685       52.6%     Yes             Yes                Yes                   6,100,000
         Balloon                      6,364,768       52.6%     Yes             Yes                Yes                  12,100,000
         Balloon                      2,130,356       52.6%     Yes             Yes                Yes                   4,050,000
         Balloon                      6,469,971       52.6%     Yes             Yes                Yes                  12,300,000
         Balloon                      6,838,181       52.6%     Yes             Yes                Yes                  13,000,000
         Balloon                      3,156,083       52.6%     Yes             Yes                Yes                   6,000,000
         Balloon                      5,812,453       52.6%     Yes             Yes                Yes                  11,050,000
         Balloon                      2,630,069       52.6%     Yes             Yes                Yes                   5,000,000
         Balloon                        999,426       52.6%     Yes             Yes                Yes                   1,900,000
         Balloon                      1,315,035       52.6%     Yes             Yes                Yes                   2,500,000
         Balloon                        710,119       52.6%     Yes             Yes                Yes                   1,350,000
         Balloon                      4,260,712       52.6%     Yes             Yes                Yes                   8,100,000
         Balloon                      3,997,706       52.6%     Yes             Yes                Yes                   7,600,000
         Balloon                      1,788,447       52.6%     Yes             Yes                Yes                   3,400,000
         Balloon                     34,532,966       69.8%     Yes             Yes                 No                  49,500,000
         Balloon                     24,194,111       63.7%     Yes             Yes                 No                  38,000,000
         Balloon                     10,036,071       68.5%     Yes             Yes                 No                  14,650,000
         Balloon                      9,490,525       61.6%     Yes             Yes                 No                  15,400,000
         Balloon                      8,441,262       59.0%     Yes             Yes                 No                  14,300,000
         HyperAm                      8,635,778       66.9%     Yes             Yes                 No                  12,900,000
         Balloon                      7,787,417       53.7%     Yes             Yes                 No                  14,490,000
         Balloon                      7,880,237       68.5%     Yes             Yes                 No                  11,500,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                  11,800,000
         Balloon                      7,597,004       70.3%     Yes             Yes                 No                  10,815,000
         HyperAm                      7,133,818       64.9%     Yes             Yes                 No                  11,000,000
         Balloon                      5,585,092       63.3%     Yes             Yes                 No                   8,825,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   8,800,000
         Balloon                      4,811,000       61.5%     Yes             Yes                 No                   7,820,000
         Balloon                      4,770,750       52.4%     Yes             Yes                 No                   9,100,000
         Balloon                      4,689,465       59.9%     Yes             Yes                 No                   7,825,000
         Balloon                      4,819,362       49.2%     Yes             Yes                 No                   9,800,000
         HyperAm                      5,035,687       69.0%     Yes             Yes                 No                   7,300,000
         Balloon                      5,068,804       66.7%     Yes             Yes                 No                   7,600,000
         HyperAm                      3,796,242       48.1%     Yes             Yes                 No                   7,900,000
         Balloon                      4,423,574       56.7%     Yes             Yes                 No                   7,805,000
         Balloon                      4,371,277       58.3%     Yes             Yes                 No                   7,500,000
         Balloon                      4,546,243       66.9%     Yes             Yes                 No                   6,800,000
         Balloon                      4,172,533       60.0%     Yes             Yes                 No                   6,950,000
         Balloon                      4,107,534       62.5%     Yes             Yes                 No                   6,575,000
         Balloon                      4,347,295       60.2%     Yes             Yes                 No                   7,220,000
         Balloon                      3,814,583       56.9%     Yes             Yes                Yes                   6,700,000
         BALLOON                      4,263,809       67.2%     YES             YES                 NO                   6,350,000
         Balloon                      2,131,905       67.2%     Yes             Yes                 No                   3,175,000
         Balloon                        486,813       67.2%     Yes             Yes                 No                     725,000
         Balloon                      1,645,092       67.2%     Yes             Yes                 No                   2,450,000
         Balloon                      3,568,216       57.6%     Yes             Yes                 No                   6,200,000
         Balloon                      3,851,628       64.2%     Yes             Yes                 No                   6,000,000
         Balloon                      3,770,032       50.3%     Yes             Yes                 No                   7,490,000
         Balloon                      3,397,974       58.1%     Yes             Yes                 No                   5,850,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   6,000,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   6,200,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   8,250,000
         Balloon                      3,742,736       61.4%     Yes             Yes                 No                   6,100,000
         Balloon                      2,732,841       43.7%     Yes             Yes                 No                   6,250,000
         Balloon                      3,657,785       61.0%     Yes             Yes                 No                   6,000,000
         Balloon                      3,370,630       61.3%     Yes             Yes                 No                   5,500,000
         Balloon                      3,540,079       66.2%     Yes             Yes                 No                   5,350,000
         Balloon                      3,244,941       60.8%     Yes             Yes                 No                   5,340,000
         Balloon                      2,906,747       42.1%     Yes             Yes                 No                   6,900,000
         Balloon                      2,777,303       48.7%     Yes             Yes                 No                   5,700,000
         Balloon                      3,132,560       67.4%     Yes             Yes                 No                   4,650,000
         Balloon                      3,087,149       52.3%     Yes             Yes                 No                   5,900,000
         Balloon                      3,036,898       34.1%     Yes             Yes                 No                   8,900,000
         Balloon                      3,011,319       55.8%     Yes             Yes                 No                   5,400,000
         Balloon                      3,007,805       55.7%     Yes             Yes                 No                   5,400,000
         HyperAm                      3,297,645       67.3%     Yes             Yes                 No                   4,900,000
         HyperAm                      2,915,016       60.7%     Yes             Yes                 No                   4,800,000
         HyperAm                      2,205,292       36.2%     Yes             Yes                 No                   6,100,000
         HyperAm                      2,803,784       59.7%     Yes             Yes                 No                   4,700,000
         Balloon                      2,890,290       56.7%     Yes             Yes                 No                   5,100,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   9,380,000
         Balloon                      2,839,503       51.6%     Yes             Yes                 No                   5,500,000
         Balloon                      3,013,286       56.0%     Yes             Yes                 No                   5,380,000
         HyperAm                      3,026,598       56.1%     Yes             Yes                 No                   5,400,000
         Balloon                      2,843,459       58.0%     Yes             Yes                 No                   4,900,000
         Balloon                      2,760,771       69.0%     Yes             Yes                 No                   4,000,000
         HyperAm                      2,788,969       67.2%     Yes             Yes                 No                   4,150,000
         Balloon                      2,534,334       55.1%     Yes             Yes                 No                   4,600,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   4,100,000
         HyperAm                      2,389,456       51.9%     Yes             Yes                 No                   4,600,000
         Balloon                      1,020,036       29.1%     Yes             Yes                 No                   3,500,000
         Balloon                      2,412,997       65.6%     Yes             Yes                 No                   3,680,000
         Balloon                      2,239,976       48.7%     Yes             Yes                 No                   4,600,000
         Balloon                      1,213,974       22.1%     Yes             Yes                 No                   5,500,000
         Balloon                      2,206,147       56.6%     Yes             Yes                 No                   3,900,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   4,800,000
         Balloon                      2,006,953       60.5%     Yes             Yes                 No                   3,320,000
         Balloon                      1,853,406       62.7%     Yes             Yes                 No                   2,956,000
         Balloon                      1,960,533       67.0%     Yes             Yes                 No                   2,925,000
         Balloon                      1,522,432       51.7%     Yes             Yes                 No                   2,945,000
         Balloon                      1,825,138       57.0%     Yes             Yes                 No                   3,200,000
         Balloon                      1,809,683       53.2%     Yes             Yes                 No                   3,400,000
         Balloon                      1,925,719       71.3%     Yes             Yes                 No                   2,700,000
         Balloon                      1,710,726       57.0%     Yes             Yes                 No                   3,000,000
         HyperAm                      1,676,252       54.1%     Yes             Yes                 No                   3,100,000
         Balloon                      1,640,915       47.2%     Yes             Yes                 No                   3,480,000
         Balloon                      1,608,418       57.4%     Yes             Yes                 No                   2,800,000
         Balloon                      1,599,843       71.1%     Yes             Yes                 No                   2,250,000
         Balloon                      1,482,626       59.3%     Yes             Yes                 No                   2,500,000
         Balloon                      1,470,107       52.9%     Yes             Yes                 No                   2,780,000
         Balloon                      1,299,073       59.1%     Yes             Yes                 No                   2,200,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   2,300,000
         Balloon                      1,283,875       64.2%     Yes             Yes                 No                   2,000,000
         Balloon                      1,252,828       57.0%     Yes             Yes                 No                   2,200,000
         Balloon                      1,240,658       66.2%     Yes             Yes                 No                   1,875,000
         HyperAm                      1,216,535       60.8%     Yes             Yes                 No                   2,000,000
         HyperAm                      1,210,627       46.6%     Yes             Yes                 No                   2,600,000
         Balloon                        772,857       36.1%     Yes             Yes                 No                   2,140,000
         Balloon                      1,204,958       62.8%     Yes             Yes                 No                   1,920,000
         HyperAm                      1,309,258       49.4%     Yes             Yes                 No                   2,650,000
         Balloon                        561,127       24.4%     Yes             Yes                 No                   2,300,000
         Balloon                      1,129,811       64.2%     Yes             Yes                 No                   1,760,000
         Balloon                      1,161,142       61.1%     Yes             Yes                 No                   1,900,000
         Balloon                      1,164,349       72.8%     Yes             Yes                 No                   1,600,000
         HyperAm                      1,090,526       59.4%     Yes             Yes                 No                   1,835,000
         Balloon                      1,041,583       41.2%     Yes             Yes                 No                   2,530,000
         Balloon                        962,907       64.2%     Yes             Yes                 No                   1,500,000
         Balloon                        951,587       61.4%     Yes             Yes                 No                   1,550,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   1,750,000
         Balloon                        882,665       64.2%     Yes             Yes                 No                   1,375,000
         Balloon                        975,584       65.0%     Yes             Yes                 No                   1,500,000
         Balloon                        856,806       57.1%     Yes             Yes                 No                   1,500,000
         Balloon                        825,108       51.9%     Yes             Yes                 No                   1,590,000
         Balloon                        451,166       27.2%     Yes             Yes                 No                   1,660,000
    Fully Amortizing                     59,732        4.4%     Yes             Yes                 No                   1,350,000
    Fully Amortizing                     48,110        4.0%     Yes             Yes                 No                   1,200,000
         Balloon                        533,590       67.1%     Yes             Yes                 No                     795,000
    Fully Amortizing                     27,039        3.0%     Yes             Yes                 No                     889,800
    Fully Amortizing                     33,539        3.1%     Yes             Yes                 No                   1,100,000
         Balloon                        492,116       56.8%     Yes             Yes                 No                     866,000
         Balloon                        438,555       58.5%     Yes             Yes                 No                     750,000
    Fully Amortizing                     25,101        2.3%     Yes             Yes                 No                   1,100,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   1,300,000
         Balloon                        136,887       33.6%     Yes             Yes                 No                     408,000
         Balloon                        246,920       63.3%     Yes             Yes                 No                     390,000
         Balloon                        210,370       32.4%     Yes             Yes                 No                     650,000

         Balloon                     11,055,257       70.0%     Yes             Yes                 No                  15,800,000
         BALLOON                      6,937,816       60.9%     YES        PRIOR CONSENT            NO                  11,390,000
         Balloon                        535,785       60.9%     Yes        Prior Consent            No                     880,000
         Balloon                      1,339,465       62.3%     Yes        Prior Consent            No                   2,150,000
         Balloon                      1,339,465       60.9%     Yes        Prior Consent            No                   2,200,000
         Balloon                      1,150,721       60.6%     Yes        Prior Consent            No                   1,900,000
         Balloon                      1,162,899       60.9%     Yes        Prior Consent            No                   1,910,000
         Balloon                      1,409,481       60.0%     Yes        Prior Consent            No                   2,350,000
         BALLOON                      5,604,287       60.3%     YES             YES                 NO                   9,370,000
         Balloon                        748,926       57.2%     Yes             Yes                 No                   1,310,000
         Balloon                        773,428       49.6%     Yes             Yes                 No                   1,560,000
         Balloon                        810,997       59.2%     Yes             Yes                 No                   1,370,000
         Balloon                      1,541,137       63.4%     Yes             Yes                 No                   2,430,000
         Balloon                      1,729,799       64.1%     Yes             Yes                 No                   2,700,000
         Balloon                      5,685,101       63.9%     Yes        Prior Consent            No                   8,900,000
         BALLOON                      5,059,539       44.1%     YES             YES                 NO                  11,650,000
         Balloon                      1,791,053       45.5%     Yes             Yes                 No                   3,940,000
         Balloon                      1,455,384       50.4%     Yes             Yes                 No                   2,890,000
         Balloon                      1,813,103       37.6%     Yes             Yes                 No                   4,820,000
         Balloon                      4,046,044       64.7%     Yes             Yes                 No                   6,250,000
         Balloon                      3,916,248       55.2%     Yes        Prior Consent            No                   7,100,000
    Fully Amortizing                          -        0.0%     Yes        Prior Consent            No                   5,700,000
         Balloon                      3,123,945       72.7%     Yes        Prior Consent            No                   4,300,000
         Balloon                      2,487,740       63.8%     Yes        Prior Consent            No                   3,900,000
    FULLY AMORTIZING                     59,192        1.4%     YES        PRIOR CONSENT            NO                   4,300,000
    Fully Amortizing                     33,037        1.4%     Yes        Prior Consent            No                   2,400,000
    Fully Amortizing                     26,155        1.4%     Yes        Prior Consent            No                   1,900,000
         Balloon                      1,963,533       61.4%     Yes        Prior Consent            No                   3,200,000
         Balloon                      1,856,285       45.3%     Yes             Yes                 No                   4,100,000
         Balloon                      1,752,465       67.4%     Yes        Prior Consent            No                   2,600,000
         Balloon                      1,579,951       46.5%     Yes        Prior Consent            No                   3,400,000
         Balloon                      1,346,760       54.3%     Yes             Yes                 No                   2,480,000
         Balloon                      1,217,694       60.9%     Yes        Prior Consent            No                   2,000,000
         Balloon                      1,230,198       61.5%     Yes        Prior Consent            No                   2,000,000
         Balloon                      1,050,259       51.9%     Yes        Prior Consent            No                   2,025,000
         Balloon                      1,029,423       60.6%     Yes        Prior Consent            No                   1,700,000
         Balloon                        949,022       52.7%     Yes             Yes                Yes                   1,800,000
         Balloon                        842,031       59.3%     Yes             Yes                Yes                   1,420,000
         Balloon                        780,923       59.6%     Yes        Prior Consent            No                   1,310,000
         Balloon                        777,641       61.0%     Yes        Prior Consent            No                   1,275,000
         Balloon                        707,274       49.1%     Yes             Yes                Yes                   1,440,000
         Balloon                        621,625       54.1%     Yes            Silent             Silent                 1,150,000
         Balloon                        615,222       58.6%     Yes        Prior Consent            No                   1,050,000
         Balloon                        564,201       56.4%     Yes            Silent             Silent                 1,000,000
         Balloon                        285,606       51.9%     Yes            Silent             Silent                   550,000
         Balloon                     14,391,789       62.6%     Yes             Yes                 No                  23,000,000
         BALLOON                     10,144,745       67.8%     YES             YES                 NO                  15,000,000
         Balloon                      8,060,207       69.5%     Yes             Yes                 No                  11,600,000
         Balloon                      2,084,537       61.3%     Yes             Yes                 No                   3,400,000
         Balloon                      7,946,828       44.2%     Yes             Yes                 No                  18,000,000
         Balloon                      9,082,659       57.9%     Yes             Yes                 No                  15,700,000
         Balloon                      8,466,889       53.9%     Yes             Yes                 No                  15,700,000
         Balloon                      7,444,850       65.0%     Yes             Yes                 No                  11,450,000
         Balloon                      4,377,694       43.8%     Yes             Yes                Yes                  10,000,000
         BALLOON                      5,007,231       65.0%     YES             YES                 NO                   7,700,000
         Balloon                        975,435       65.0%     Yes             Yes                 No                   1,500,000
         Balloon                      2,406,072       65.0%     Yes             Yes                 No                   3,700,000
         Balloon                      1,625,724       65.0%     Yes             Yes                 No                   2,500,000
         Balloon                      4,224,868       64.5%     Yes             Yes                 No                   6,550,000
         Balloon                      3,634,940       54.1%     Yes             Yes                 No                   6,725,000
         Balloon                      3,786,799       67.7%     Yes             Yes                 No                   5,590,000
         Balloon                      3,829,164       67.8%     Yes             Yes                 No                   5,650,000
    Fully Amortizing                          -        0.0%     Yes             Yes                 No                   8,300,000
         Balloon                      3,402,168       58.9%     Yes        Prior Consent            No                   5,780,000
         Balloon                      3,166,059       33.3%     Yes             Yes                 No                   9,500,000
         Balloon                      3,255,467       55.2%     Yes             Yes                 No                   5,900,000
         BALLOON                      2,940,340       57.4%     YES             YES                 NO                   5,125,000
         Balloon                      1,170,857       57.1%     Yes             Yes                 No                   2,050,000
         Balloon                        971,612       58.0%     Yes             Yes                 No                   1,675,000
         Balloon                        797,871       57.0%     Yes             Yes                 No                   1,400,000
         BALLOON                      1,337,853       25.5%     YES             YES                 NO                   5,260,000
         Balloon                        789,391       26.7%     Yes             Yes                 No                   2,960,000
         Balloon                        548,462       23.9%     Yes             Yes                 No                   2,300,000
         Balloon                      1,992,402       45.0%     Yes             Yes                 No                   4,425,000
         Balloon                      2,900,185       65.6%     Yes             Yes                 No                   4,422,000
         BALLOON                      2,571,339       40.6%     YES             YES                 NO                   6,340,000
         Balloon                        365,017       40.6%     Yes             Yes                 No                     900,000
         Balloon                        296,069       40.6%     Yes             Yes                 No                     730,000
         Balloon                        300,125       40.6%     Yes             Yes                 No                     740,000
         Balloon                        770,591       40.6%     Yes             Yes                 No                   1,900,000
         Balloon                        472,494       40.6%     Yes             Yes                 No                   1,165,000
         Balloon                        367,044       40.6%     Yes             Yes                 No                     905,000
         BALLOON                      2,184,350       28.7%     YES        PRIOR CONSENT            NO                   7,625,000
         Balloon                      1,038,462       28.7%     Yes        Prior Consent            No                   3,625,000
         Balloon                      1,145,889       28.7%     Yes        Prior Consent            No                   4,000,000
         HyperAm                      2,667,380       60.6%     Yes             Yes                 No                   4,400,000
         Balloon                      2,438,168       59.8%     Yes             Yes                 No                   4,075,000
         Balloon                      2,481,717       56.6%     Yes             Yes                 No                   4,385,000
         Balloon                      2,074,996       50.6%     Yes             Yes                 No                   4,100,000
         Balloon                      2,531,947       70.3%     Yes             Yes                 No                   3,600,000
         Balloon                      1,675,161       45.3%     Yes             Yes                 No                   3,700,000
         Balloon                      2,288,685       44.9%     Yes             Yes                 No                   5,100,000
         Balloon                      2,030,461       54.9%     Yes             Yes                 No                   3,700,000
         Balloon                      1,670,194       55.2%     Yes             Yes                 No                   3,025,000
         Balloon                      1,821,640       51.3%     Yes             Yes                 No                   3,550,000
         Balloon                      1,249,840       40.3%     Yes             Yes                 No                   3,100,000
         Balloon                      1,638,498       54.6%     Yes             Yes                 No                   3,000,000
         BALLOON                      1,565,094       40.1%     YES             YES                 NO                   3,900,000
         Balloon                        541,763       40.1%     Yes             Yes                 No                   1,350,000
         Balloon                        321,045       40.1%     Yes             Yes                 No                     800,000
         Balloon                        702,286       40.1%     Yes             Yes                 No                   1,750,000
         Balloon                      1,740,747       59.5%     Yes             Yes                 No                   2,925,000
         Balloon                      1,331,871       44.4%     Yes             Yes                 No                   3,000,000
         Balloon                      1,429,342       38.4%     Yes             Yes                 No                   3,725,000
         Balloon                      1,143,371       45.7%     Yes             Yes                 No                   2,500,000
         Balloon                      1,250,660       58.2%     Yes             Yes                 No                   2,150,000
         Balloon                      1,270,586       63.5%     Yes             Yes                 No                   2,000,000
         Balloon                      1,006,816       47.5%     Yes             Yes                 No                   2,120,000
         Balloon                      1,041,084       53.0%     Yes             Yes                 No                   1,965,000
         Balloon                        953,408       63.6%     Yes             Yes                 No                   1,500,000
         Balloon                        703,649       40.2%     Yes             Yes                 No                   1,750,000
         Balloon                      1,003,828       66.9%     Yes             Yes                 No                   1,500,000
         Balloon                        932,754       58.3%     Yes             Yes                 No                   1,600,000
         Balloon                        889,178       62.2%     Yes             Yes                 No                   1,430,000

----------------------------------------------------------------------------------------------------------------------------------
          APPRAISAL     CURRENT                                                   NET                        LARGEST
          VALUE "AS       LTV     YEAR           YEAR           OWNERSHIP       RENTABLE                      TENANT
          OF" DATE       RATIO    BUILT        RENOVATED         INTEREST      SF / UNITS                      NAME
----------------------------------------------------------------------------------------------------------------------------------
          03/26/99       69.3%   VARIOUS        VARIOUS         FEE SIMPLE           76,820 VARIOUS
          03/26/99       69.2%    1980           1998           Fee Simple           31,173 TRW, Inc
          03/26/99       69.4%    1979           1998           Fee Simple           45,647 BOCA Global, Inc
          08/03/95       75.2%    1978                          Fee Simple              240
          12/17/98       96.6%    1995                          Fee Simple          121,890 Kmart
          03/12/99       68.2%    1991                          Fee Simple           70,076 UT Starcom, Inc.
          11/05/98       74.9%  1957-1968                       Fee Simple              206
          12/02/98       61.8%    1974                          Fee Simple          202,191 Bike Athletic Company
          08/03/98       71.5%    1970                          Fee Simple               76
          02/11/99       79.8%    1965                          Fee Simple               97
          07/21/98       69.7%   VARIOUS        VARIOUS          VARIOUS                132
          07/21/98       69.7%    1990           1994           Fee Simple               82
          07/21/98       69.7%    1982           1987           Fee Simple               50
          09/22/98       52.8%    1983                          Fee Simple           28,787 County of Marin
          02/22/99       66.6%    1971         1996-1998        Fee Simple              120
          07/01/98       63.1%    1936           1980s          Fee Simple           15,183 Presage Software
          02/11/99       79.8%    1964                          Fee Simple               66
          12/07/98       73.1%    1968           1998           Fee Simple              136
          10/27/98       62.0%    1982           1988           Fee Simple           32,295 Merry X Ray Chemical
          11/04/98       71.9%    1991                          Fee Simple           90,000 Thomson Consumer Electronics
          11/05/98       57.8%    1903           1989           Fee Simple           24,409 Bullock, Smith & Partners
          01/11/99       52.9%  1957/1968        1986           Fee Simple           53,059 Nationwide Furniture Warehouse
          12/10/98       74.0%    1997                          Fee Simple               52
          02/11/99       79.8%    1962                          Fee Simple               46
          11/03/98       64.5%    1984                          Fee Simple               71

           VARIOUS       58.7%   VARIOUS        VARIOUS          VARIOUS              2,318 NAP
          03/30/99       58.7%    1985         1998-1999        Fee Simple              260 NAP
          03/31/99       58.7%    1971         1996/1997        Fee Simple              130 NAP
          03/31/99       58.7%    1979           1998           Fee Simple              155 NAP
          03/30/99       58.7%    1989                          Fee Simple              125 NAP
          04/07/99       58.7%    1989           1998           Fee Simple              175 NAP
          03/25/99       58.7%    1989                          Fee Simple              174 NAP
          04/04/99       58.7%  1966-1969        1996           Fee Simple              156 NAP
          04/01/99       58.7%    1988                          Fee Simple              167 NAP
          03/26/99       58.7%    1990                          Leasehold               115 NAP
          03/26/99       58.7%    1987          1997/98         Leasehold               167 NAP
          04/01/99       58.7%    1973           1996           Fee Simple              159 NAP
          04/01/99       58.7%    1987           1996           Leasehold               108 NAP
          03/25/99       58.7%    1989                          Fee Simple              121 NAP
          03/29/99       58.7%    1982           1998           Fee Simple              181 NAP
          03/24/99       58.7%    1975           1998           Fee Simple              125 NAP
          02/15/99       78.6%  1997-1999                       Fee Simple          265,846 Sportmart
          03/01/99       71.3%    1903           1983           Fee Simple          198,000 Barnes & Noble
          03/05/99       77.5%  1985-1987                       Fee Simple              250
          03/20/98       70.8%    1998                          Fee Simple           46,887 Litchfield's Toys
          10/09/98       72.4%  1955-1979                       Fee Simple          100,644 Grand Union
          11/17/97       76.6%    1920         1994-1998        Fee Simple              218
          06/16/98       64.4%    1998                          Fee Simple           66,650 Brenden Theatres Corporation
          05/25/98       79.4%       circa 1987 or 88           Fee Simple          128,065 Trendsetter Furniture
          04/02/98       74.0%    1983                          Fee Simple              437
          11/10/98       78.5%    1993                          Leasehold            81,332 Mercy Integrated Health
          02/16/98       74.2%    1988                          Fee Simple           92,305 Office Depot
          06/27/98       75.9%    1986                          Fee Simple           50,423 Sabloff & Carlini M.D.
          05/13/98       72.4%    1956         1989-1990        Fee Simple          199,938 Iowa DOT
          11/16/98       75.3%  1955-1986        1985           Fee Simple           46,324 Jeanne Body Tech
          12/14/98       63.9%  1988-1989                       Fee Simple           93,763 Athletic Club
          04/03/98       74.1%    1984                          Fee Simple              142
          07/01/98       58.7%    1988                          Fee Simple              130
          05/05/98       78.6%  1975-1978                       Fee Simple              118
          09/21/98       74.4% 1903-1913-1897    1988           Fee Simple              143
          06/11/98       68.2%    1984           1994           Fee Simple              134
          11/03/98       68.8%  1995-1996                       Fee Simple           39,958 Destination Salon and Spa
          06/09/98       71.3%    1983                          Fee Simple              120
          05/20/98       76.5%    1997                          Leasehold            30,587 Border's Books
          07/24/98       73.9%    1978           1989        Fee Simple and Leasehold35,673 D.L. Ryan Companies
          06/19/98       78.1%    1974           1997           Fee Simple           99,556 ABCO
          12/04/97       68.9% circa 1972      1995-1997        Fee Simple              148
          09/15/97       73.6%    1989       1995 New pads      Fee Simple           56,435 Drug Emporium, Inc.
          05/02/98       76.3%   VARIOUS        VARIOUS          VARIOUS                563 VARIOUS
          05/02/98       76.3%    1988                          Fee Simple              215
                         76.3%    1988                          Fee Simple              186
                         76.3%    1976                          Fee Simple              162
          06/15/98       77.1%    1990                          Fee Simple              148
          08/13/98       79.1%    1984                          Fee Simple           32,600 Coldwell Banker
          07/14/98       62.1%  1967-1970      1985-1998        Fee Simple              307
          06/15/98       77.9%    1991                          Fee Simple              138
          06/03/98       73.6%    1947           1986           Fee Simple           50,148 Hawaii Super Market
          07/20/98       68.3%    1988                          Fee Simple               96
          07/01/98       50.9%  1993-1994                       Fee Simple           33,222 Norwest Bank
          11/19/98       68.7%    1986                          Fee Simple           11,322 Laura Ashley, Inc.
          06/11/98       66.6%  1920-1940        1984           Fee Simple           46,267 C. Raimondo & Sons Construction
          03/26/98       68.8%  1958-1977        1977           Fee Simple              127
          02/12/98       74.6%    1990                          Fee Simple           22,395 Staples
          02/01/99       74.6%    1998                          Fee Simple          152,200 Essex Group, Inc
          08/18/98       74.3%  1976-1977                       Fee Simple          193,859 Freeman Decorating Company
          06/30/98       57.3%    1980                          Fee Simple               51
          03/01/99       69.3%    1972                          Fee Simple          213,600 Dow
          04/28/98       81.9%    1990                          Fee Simple              585
          04/21/98       64.5%    1996                          Fee Simple              120
          02/18/98       42.2%    1988                          Fee Simple              152
          04/01/98       69.0%    1879           1985           Fee Simple           12,000 Fletcher Asset Management
          08/31/98       68.3%    1968                          Fee Simple              112
          05/01/98       75.0%    1997                          Fee Simple               60
          02/23/98       73.9%    1987                          Fee Simple              100
          12/22/97       57.9%    1964           1981           Fee Simple              177
          05/27/98       74.1%    1991                          Fee Simple           40,526 GSA
          12/16/98       68.3%  1984-1985                       Fee Simple          102,624 Penrose
          07/06/98       37.1%  1980-1982                       Fee Simple              483
          07/02/98       63.2%    1989           1995           Fee Simple           62,758 HUD
          09/01/98       64.6%    1988                          Fee Simple           49,308 Comfort Shoppe, Inc.
          04/20/98       64.2%    1990                          Fee Simple           29,855 Ultimate Video
          12/04/97       66.4%    1992                          Fee Simple               80
          02/23/98       79.4%    1987                          Fee Simple           51,164 Gold's Gym
          02/13/98       76.5%    1973           1997           Fee Simple           26,804 Fidelity
          09/24/98       66.1%  1973-1974                       Fee Simple           62,850 Louapre and Kokemor
          12/22/97       73.6%    1983                          Fee Simple           82,120
          04/01/98       64.4%    1941                          Fee Simple           25,000 Mount Fuji Properties
          06/25/98       79.2%    1998                          Fee Simple               72
          10/10/98       73.2%    1990                          Fee Simple           22,626 Cort Furniture Rental Co
          08/20/98       58.3%    1979                          Fee Simple           77,632 Raymour & Flanigan Furniture
          10/09/97       48.7%    1987                          Fee Simple           94,085 Pharmhouse
          12/03/98       67.6%    1963           1996           Fee Simple              110
          04/02/98       53.0%    1967           1975           Fee Simple           46,165 Sanders Furniture
          05/19/98       73.6%    1987           1991           Fee Simple           31,983 Chamness Relocation
          05/12/98       77.1%  1930-1938                       Fee Simple           23,600 CVS Drugs
          01/02/98       76.3% circa 1987                       Fee Simple               86
          06/09/98       73.4%    1960           1997           Fee Simple              192
          02/13/97       67.4%    1985                          Fee Simple           27,126 DeDomenico Pizza & Restaurant
          12/10/98       63.4%    1973                          Fee Simple              124 Wendy's International, Inc.
          08/05/98       79.6%    1987           1986           Fee Simple               41
          06/02/98       69.5%  1974-1986        1985           Fee Simple           41,000 Walgreens
          05/15/98       66.9%  1978-1979                       Fee Simple           76,500 Stylecraft
          10/12/98       57.2%    1990                          Fee Simple              131
          10/14/97       69.0%  1979-1996                       Fee Simple               60
          10/31/98       79.8%    1998                          Fee Simple           14,932 Dollar Tree
          08/06/98       71.6%    1924           1986           Fee Simple           32,398 Ansaphone, Inc.
          12/04/97       60.5% circa 1970        1994           Fee Simple               60
          08/10/98       75.7% circa 1903      1995-1996        Fee Simple            7,000 D'Agostino's Supermarket
          06/01/98       70.4%    1997                          Fee Simple           21,450 Sounds Easy Video
          08/12/98       79.1%    1994                          Fee Simple           13,160 Coldwell Banker
          08/06/98       69.8%    1982                          Fee Simple           11,250 L'Orience Nails and Skin
          12/01/98       79.7%  mid-70's         1996           Fee Simple           14,156 American Auto Parts
          06/01/98       74.2%    1975           1998           Fee Simple           27,206 Veterans Administration
          03/26/98       57.0%    1956           1986           Fee Simple           49,913 American Archives
          10/04/98       69.2%  1996-1997                       Fee Simple           10,125 Smyrna CVS, Inc.
          09/18/98       77.0%    1988                          Fee Simple              404
          03/12/98       55.6%    1920           1998           Fee Simple            7,280 Mark Rubinoff (Barber)
          10/28/98       60.6% circa 1989  over past 70+ yrs    Fee Simple           16,891 Windemere RE
          08/13/98       79.1%    1995                          Fee Simple           10,500 Coldwell Banker
          07/24/98       73.2%    1972           1976           Fee Simple               48
          09/29/97       85.9%  1994-1996                       Fee Simple           17,879 Kinkos
          03/26/98       73.2%    1989                          Fee Simple           33,507 Piggly Wiggly
          03/05/98       50.8%  1900-1920       1997-99         Fee Simple           14,715 Lok Sing Restaurant
          08/18/98       79.1%    1983                          Fee Simple           10,500 Coldwell Banker
          06/04/98       74.2%    1975                          Fee Simple               46
          08/03/98       64.6%    1987                          Fee Simple           21,293
          08/13/98       79.1%    1986                          Fee Simple           11,100 Coldwell Banker
          01/15/99       72.4%  1997-1997                       Fee Simple           10,978 Hollywood Video
          06/23/98       69.9%    1977                          Fee Simple               24
          04/15/98       62.3%    1960           1996           Fee Simple               87
          03/31/98       59.4%  1961-1965                       Fee Simple               61
          08/06/98       64.3%    1975           1991           Fee Simple               42
          12/31/98       71.5% circa 1936        1996           Fee Simple            5,000 Trade Fair Supermarket
          03/26/98       79.1%   1900's          1997           Fee Simple               17
          08/08/97       69.9%    1974                          Fee Simple               50
          05/20/98       55.1% circa 1982                       Fee Simple            8,746 Robert G. Dinmore
          08/07/98       68.6%    1977                          Fee Simple           33,770 Kinetic Concepts Inc.
          08/05/98       69.8%    1975                          Fee Simple               99
          03/20/98       44.8%    1965                          Fee Simple               32
          07/08/98       37.7%    1986                          Fee Simple           17,858 Brandley's Cantina
          07/13/98       75.8%    1973                          Fee Simple               12
          06/22/98       77.2%    1970           1995           Fee Simple               14
          06/23/98       45.4%    1997                          Fee Simple            9,646 Colotex Electrical Supply

          01/18/99       78.1%    1979           1997           Fee Simple          317,500 Emery Worldwide Airlines, Inc.
           VARIOUS       74.9%   VARIOUS        VARIOUS         FEE SIMPLE              389
          03/17/99       74.8%    1982                          Fee Simple               40
          03/17/99       76.6%    1985         ON-GOING         Fee Simple               87
          03/16/99       74.8%    1987                          Fee Simple               63
          03/18/99       74.5%    1986                          Fee Simple               66
          03/23/99       74.8%    1985                          Fee Simple               70
          03/16/99       73.7%    1987         ON-GOING         Fee Simple               63
           VARIOUS       73.3%   VARIOUS                        FEE SIMPLE              377
          12/09/98       69.5%    1985                          Fee Simple               63
          12/08/98       60.3%    1987                          Fee Simple               53
          12/09/98       72.0%    1984                          Fee Simple               65
          12/08/98       77.1%    1986                          Fee Simple               97
          12/08/98       77.9%    1985                          Fee Simple               99
          08/07/98       74.9%    1988                          Fee Simple          252,680 Hamilton Fixtures Company
           VARIOUS       53.6%   VARIOUS        VARIOUS         FEE SIMPLE              415
          12/10/98       55.3%    1983           1995           Fee Simple              148
          12/11/98       61.3%    1976      1992/1995/1998      Fee Simple              106
          12/11/98       45.8%    1983           1998           Fee Simple              161
          07/28/98       79.7%    1991                          Fee Simple          127,691 K-Mart Corp. Store #3934
          10/01/98       68.4%  1996/1997                       Fee Simple           51,808 Office Max, Inc.
          10/29/98       62.6%  1995-1996                       Fee Simple               78
          02/25/98       77.4%    1965           1996           Fee Simple               79
          02/04/99       71.7%    1973                          Fee Simple              295
          10/01/98       56.9%   VARIOUS        VARIOUS          VARIOUS             38,921 VARIOUS
          10/01/98       56.9% 1976 & 1984       1996           Fee Simple           27,100 Sears Roebuck & Co. (Hardware)
          10/01/98       56.9% 1978-CVS, 1998-T1995-CVS         Fee Simple           11,821 CVS Pharmacy
          03/23/99       75.4%    1978                          Fee Simple              127
          11/01/98       53.5%    1974           1986           Fee Simple           38,000 Youngstown Area Comm Actn Cncl
          04/06/98       76.2%  1964,1965                       Fee Simple               63
          12/23/98       55.7%    1996                          Fee Simple           70,250
          12/08/98       66.1%    1986                          Fee Simple               80
          03/17/99       74.8%    1985         ON-GOING         Fee Simple               77
          09/13/98       74.6%    1968           1997           Fee Simple              127
          09/15/98       63.3%   1995-96                        Fee Simple           23,314 Zetec, Inc.
          10/30/98       74.6%    1978                          Fee Simple           40,258 Continental Divide
          12/12/98       64.1%    1986                          Fee Simple               87
          12/08/98       72.1%    1984                          Fee Simple               61
          05/13/98       72.2%    1997                          Fee Simple           10,000 Big 5 Sporting Goods
          05/22/98       73.9%    1997                          Fee Simple           10,000 Big 5 Sporting Goods
          12/11/98       59.7%    1986         1996-1997        Fee Simple               44
          04/02/99       65.1%    1974                          Fee Simple           32,539 Family Dollar Stores of Ohio
          08/17/98       71.0%    1962                          Fee Simple           33,231 CVS/Revco Drug Store
          01/12/99       67.4%  1958/1974        1983           Fee Simple           22,207 Unistrut Western
          04/26/99       63.6%    1958                          Fee Simple               29
          04/06/99       76.3%    1998                          Leasehold           262,269 Kohl's Department Store
          12/03/98       77.8%   VARIOUS                        FEE SIMPLE          ####### VARIOUS
          12/03/98       79.7%    1987                          Fee Simple          209,143 BJ's Wholesale Club
          12/03/98       70.3%    1986                          Fee Simple           31,264 Party City
          02/26/99       63.8% 1976 - 1980       1996           Leasehold           406,359 Waremart foods
          08/27/98       67.7%    1988                          Fee Simple              212
          11/20/98       66.2%    1984         1996-1998        Fee Simple          148,512 BankBoston
          04/07/99       73.9%    1970           1986           Fee Simple          134,067 Periphonics
          04/01/99       57.9%    1984           1990           Fee Simple           85,716 BeautiControl Inc.
          01/26/99       74.8%   VARIOUS        VARIOUS          VARIOUS                554 VARIOUS
          01/26/99       74.8%  1986/1991                       Fee Simple              120
          01/26/99       74.8%    1978                                                  288
          01/26/99       74.8%    1996                                                  146
          03/11/99       74.3%    1986                          Fee Simple              145
          01/06/99       71.5%    1975           1994           Fee Simple           89,977 GSA - Department of Justice
          05/05/99       79.1%    1972           1998           Fee Simple              164
          01/25/99       77.7%    1984                          Fee Simple              272
          05/12/99       51.9%  1994/1998                       Leasehold           136,413 Iron Mountain
          06/22/98       73.4% 1947/61/74/94/96/91986           Fee Simple           83,660 Revco Discount Drug (CVS)
          12/15/98       44.0%    1917           1990           Fee Simple          253,045 Cisco Systems
          03/30/99       69.3%  1990-1991                       Fee Simple              120
          09/02/98       71.8%   VARIOUS                        FEE SIMPLE              246
          09/02/98       71.6%          1965 - 1974             Fee Simple              120
          09/02/98       72.7%    1976                          Fee Simple               66
          09/02/98       71.1%    1976                          Fee Simple               60
          04/08/99       65.1%   VARIOUS        VARIOUS         FEE SIMPLE              284
          04/08/99       68.0%    1974           1998           Fee Simple              168
          04/08/99       60.8%    1976                          Fee Simple              116
          02/15/99       75.8%    1998                          Fee Simple           30,450 Office Depot, Inc.
          01/21/99       74.8% 1977 & 1995       1996           Fee Simple           52,221 Scolaris Food & Drug
           VARIOUS       51.7%   VARIOUS        VARIOUS          VARIOUS             19,223 VARIOUS
          02/02/99       51.7%    1998                          Fee Simple            2,950 Arby's Restaurant
          02/15/99       51.7%    1992                          Fee Simple            2,252 Taco Bell Restaurant
          02/15/99       51.7%    1994                          Fee Simple            2,269 Taco Bell (Unit # 16393)
          02/05/99       51.7%    1998                          Fee Simple            6,385 Tony Roma's (Romacorp, Inc.)
          02/20/99       51.7%    1998                          Fee Simple            2,164 Del Taco Restaurant
          02/04/99       51.7%    1998                          Fee Simple            3,203 Winger's USA
          01/11/99       40.1%   VARIOUS        VARIOUS          VARIOUS                150
          01/11/99       40.1%    1958           1991           Fee Simple               83
          01/11/99       40.1%    1962           1991           Fee Simple               67
          03/31/99       69.3%    1998                          Fee Simple           13,905 Walgreens
          01/26/99       74.2%    1974           1998           Fee Simple              134
          04/14/99       68.3% 1964, 1968-69    1996-97         Fee Simple               66
          09/04/98       72.7%  1970-1973                       Fee Simple              104
          01/07/99       79.0%    1988                          Fee Simple               46
          02/12/99       76.2%    1998                          Fee Simple           29,951 Office Depot, Inc.
          12/02/98       54.7%    1982           1985           Fee Simple           42,259 Pike Place Brewing
          12/07/98       67.2%    1972                          Fee Simple          105,600 K.V.R. Investment Group, Inc.
          04/12/99       79.7%    1969           1998           Fee Simple              160
          01/11/99       62.8%    1980                          Fee Simple           57,282 Thrift Land
          02/26/99       67.4%    1997                          Fee Simple           52,145 Somers Convention Furniture
          02/10/99       67.4% 1965 - 1968       1997           Fee Simple           80,982 Logan's Grocery
           VARIOUS       51.1%   VARIOUS        VARIOUS          VARIOUS             11,321 VARIOUS
          02/15/99       51.1%    1998                          Fee Simple            2,669 Jack-in-the-Box
          02/15/99       51.1%    1990                          Fee Simple            2,355 Taco Bell Restaurant
          02/05/99       51.1%    1998                          Fee Simple            6,297 Tony Roma's Restaurant
          04/05/99       67.5%    1984                          Fee Simple           35,915 Sports Arenas
          04/17/99       58.7%    1991                          Fee Simple           27,747 Winan's Furniture
          03/03/99       45.6%    1965                          Fee Simple               52
          01/20/99       66.4%    1998                          Fee Simple           16,500 Advance Auto Parts
          01/22/99       71.9%    1984                          Fee Simple           36,138 Stony Brook Family Medical
          01/15/99       72.8%  1986-1988                       Fee Simple               72
          09/22/98       67.3%    1865        1989 & 1998       Fee Simple               45
          03/22/99       66.0%    1972                          Fee Simple              112
          02/10/99       78.6% 1995 & 1998                      Fee Simple              122
          11/16/98       67.1% 1986 - 1987                      Fee Simple           20,251 Chang's Garden Chinese Rest.
          01/20/99       76.3%    1954           1991           Fee Simple               42
          01/19/99       70.4%    1920        1997 & 1999       Fee Simple           37,455 Landmark America LLC
          12/02/98       69.8%    1916           1996           Fee Simple               30

-------------------------------------------------------------------------------------------------------------------
                     LARGEST
                     TENANT
                      SF AS         PHYSICAL                       ORIGINAL
         LARGEST       A %          OCCUPANCY       OCCUPANCY        LTV
        TENANT SF    OF TOTAL           %          AS OF DATE       RATIO          1997 NOI             1998 NOI
-------------------------------------------------------------------------------------------------------------------
         Various     Various          100.0%        03/26/99        69.4%                   0                    0
          31,173      100.0%          100.0%        03/26/99        69.3%                   0                    0
          45,647      100.0%          100.0%        03/26/99        69.5%                   0                    0
                                       95.4%        04/01/99        78.0%             771,391              781,639
         121,890      100.0%          100.0%        12/17/98        97.0%             655,977              655,977
          25,576       36.5%          100.0%        03/12/99        68.3%             870,336              854,586
                                       96.0%        02/01/99        75.0%             395,460              364,044
         202,191      100.0%          100.0%        12/02/98        62.2%                   0                    0
                                       97.4%        03/01/99        71.6%             263,717              281,613
                                       93.0%        03/31/99        80.0%             224,115              318,739
                                                                    70.0%             421,536              531,689
                                       60.9%        12/31/98        70.0%             352,462              409,990
                                       63.0%        12/31/98        70.0%             150,372              158,815
           7,743       26.9%          100.0%        05/13/99        55.7%             293,911              246,983
                                      100.0%        04/01/99        66.7%             181,594              228,417
           8,536       56.2%          100.0%        03/31/99        63.9%             223,702              248,748
                                       95.0%        03/31/99        80.0%             138,664              228,459
                                       79.4%        03/31/99        73.3%             180,222              178,813
           4,295       13.3%          100.0%        09/10/98        62.2%             212,897              200,011
          90,000      100.0%          100.0%        03/31/99        72.5%             194,990              204,285
           9,440       38.7%          100.0%        03/31/99        58.3%             294,305              296,936
          13,154       24.8%          100.0%        04/20/99        52.9%             268,124              276,197
                                      100.0%        12/31/98        74.3%                   0               94,833
                                       91.0%        03/31/99        80.0%             103,486              140,839
                                       95.8%        04/01/99        64.6%             113,823              126,839

                                                                    58.9%         $12,107,690          $13,116,819
                                       60.6%        01/31/99        58.9%           1,964,369            2,086,240
                                       72.8%        01/31/99        58.9%             620,142              635,525
                                       81.6%        01/31/99        58.9%           1,187,268            1,658,051
                                       82.3%        01/31/99        58.9%             734,607              699,497
                                       67.2%        01/31/99        58.9%           1,575,647            1,349,983
                                       71.7%        01/31/99        58.9%           1,439,100            1,441,918
                                       70.4%        01/31/99        58.9%             619,761              789,915
                                       70.2%        01/31/99        58.9%           1,040,279            1,097,561
                                       76.9%        01/31/99        58.9%             585,231              649,421
                                       73.8%        01/31/99        58.9%             142,934              247,389
                                       54.9%        01/31/99        58.9%             240,394              320,024
                                       54.5%        01/31/99        58.9%             146,921              159,339
                                       72.5%        01/31/99        58.9%             856,572            1,010,484
                                       67.1%        01/31/99        58.9%             954,465              971,472
                                       60.2%        01/31/99        58.9%                   0                    0
          42,400       16.0%          100.0%        03/19/99        78.8%                   0                    0
         144,000       72.7%          100.0%        04/29/99        71.5%           3,260,820            3,195,173
                                       94.0%        03/30/99        77.7%             956,135            1,110,127
           3,244        6.9%           90.0%        03/08/99        71.4%                   0            1,093,872
          40,920       40.7%           97.0%        05/27/99        73.0%           1,155,447            1,128,981
                                       96.4%        12/31/98        77.5%           1,158,380              787,733
          66,650      100.0%          100.0%        07/01/98        64.9%                   0                    0
          15,000       11.7%           91.0%        05/19/99        80.0%             884,908            1,140,607
                                       93.0%        03/01/99        75.0%           1,194,813            1,146,198
          11,586       14.3%           96.3%        02/07/99        78.6%           1,002,292              876,576
          25,000       27.1%           97.0%        03/26/99        74.9%             290,956              532,995
           8,856       17.6%          100.0%        07/01/98        76.5%             520,864              597,650
          49,038       24.5%          100.0%        06/01/99        73.9%             984,292            1,033,009
          20,770       44.8%          100.0%        03/25/99        75.8%             753,991              775,952
          15,435       16.5%           94.0%        03/01/99        64.3%             305,896              973,441
                                       82.5%        04/30/98        75.0%                   0            1,156,000
                                       76.2%        07/31/98        59.2%           1,171,143            1,187,069
                                       99.0%        04/30/99        79.2%                   0                    0
                                       99.0%        12/01/98        74.7%             621,713              721,903
                                       68.9%        06/30/98        69.6%             963,766              812,878
           5,230       13.1%           94.5%        12/01/98        69.2%             795,555              710,463
                                       94.0%        06/30/98        72.0%             797,877              961,000
          15,648       51.2%          100.0%        03/25/99        77.2%                   0              458,847
          35,673      100.0%          100.0%        09/01/98        74.8%                   0                    0
          26,620       26.7%           93.0%        12/31/98        79.1%             724,438              597,590
                                       95.0%        10/09/98        69.7%             579,451              687,573
          25,000       44.3%          100.0%        12/31/98        74.6%             614,045              665,333
                                                                    76.9%             660,109                    0
                                      100.0%        08/01/98        76.9%             660,109                    0
                                      100.0%                        76.9%                   0                    0
                                        0.0%                        76.9%                   0                    0
                                       97.0%        12/31/98        77.7%             468,668              485,678
          32,000       98.2%          100.0%        09/18/98        80.0%             337,201              694,677
                                       94.0%        07/07/98        62.8%             348,607              723,642
                                      100.0%        12/31/98        78.5%             456,892              478,348
          43,384       86.5%          100.0%        08/01/98        75.0%            -190,435                    0
                                       76.0%        04/30/98        69.4%             764,000              764,782
           3,550       10.7%           96.0%        06/03/99        52.5%             787,426              839,316
           1,733       15.3%          100.0%        11/30/98        68.9%             570,579              628,534
          12,425       26.9%          100.0%        05/31/99        67.2%             531,454              590,660
                                       88.1%        12/31/98        69.2%             806,285            1,082,527
          18,851       84.2%          100.0%        04/28/98        75.5%             572,536              610,878
         152,200      100.0%          100.0%        01/22/99        74.8%                   0                    0
         193,859      100.0%          100.0%        08/24/98        74.9%             475,148                    0
                                       50.0%        07/01/98        58.0%             901,825            1,554,907
         160,200       75.0%          100.0%        11/24/98        69.7%             471,518              522,800
                                      100.0%        05/01/99        82.8%             485,541              456,915
                                       86.0%        06/30/98        65.3%             262,796              559,312
                                       96.0%        12/31/98        42.7%           1,215,157            1,471,055
          12,000      100.0%          100.0%        06/19/98        70.0%                   0                    0
                                       94.0%        02/11/99        68.9%             612,200              650,447
                                      100.0%        01/15/99        75.5%                   0              486,259
                                       99.0%        03/04/98        75.0%             494,975              566,792
                                       97.0%        05/01/98        58.8%             444,528                    0
          40,526      100.0%          100.0%        07/08/98        75.0%             420,408              439,747
          11,700       11.4%          100.0%        03/01/99        68.6%             547,063              677,327
                                       97.0%        02/01/99        37.6%             881,662              847,376
           5,847        9.3%           91.0%        06/01/98        63.6%             194,560              263,672
          17,365       35.2%          100.0%        02/28/99        65.1%             461,401              503,918
           6,750       22.6%           96.0%        05/01/99        64.8%             542,234              648,602
                                      100.0%        12/19/97        67.4%             478,065              367,920
          16,267       31.8%           97.7%        04/01/99        80.0%             381,362              438,621
           3,430       12.8%           95.0%        04/01/99        77.1%             256,995              324,809
           8,914       14.2%           93.4%        09/30/98        66.5%             416,290              473,393
                                      100.0%        04/30/99        75.6%             552,368              530,339
          18,600       74.4%           80.1%        03/01/99        65.2%             481,523              537,201
                                       96.0%        12/31/98        80.0%                   0                    0
           5,000       22.1%          100.0%        02/26/99        73.4%                   0                    0
          75,000       96.6%          100.0%        11/17/98        58.7%                   0                    0
          28,500       30.3%           93.2%        05/04/99        52.7%             562,829              682,782
                                       60.0%        10/31/98        68.0%             379,385              599,539
           9,067       19.6%          100.0%        04/21/99        54.2%             501,855              522,810
           5,363       16.8%           97.0%        08/31/98        74.6%             332,903              299,076
          11,500       48.7%          100.0%        03/25/99        77.8%             286,107              366,771
                                       91.0%        07/14/98        76.9%             327,499              500,524
                                       97.0%        05/01/99        74.7%                   0              150,155
           2,744       10.1%           84.0%        10/01/98        59.4%             204,216              318,646
           2,517        6.0%           52.9%        11/01/97        63.5%             444,573              495,357
                                      100.0%        04/19/99        80.0%             264,181              273,382
          15,500       37.8%          100.0%        06/30/98        70.0%             324,328              345,708
           7,650       10.0%          100.0%        05/12/99        67.7%             270,418              245,010
                                       89.0%        06/30/98        57.5%             265,788              274,498
                                       93.0%        12/31/98        70.5%                   0              179,518
           4,800       32.2%          100.0%        01/06/99        80.0%                   0               23,189
           4,552       14.1%          100.0%        03/01/99        72.0%             213,081              215,161
                                      100.0%        04/19/99        61.2%             142,781              217,124
           7,000      100.0%          100.0%        07/20/98        76.1%                   0                    0
           4,850       22.6%          100.0%        04/08/99        71.7%                   0              141,764
           9,790       74.4%          100.0%        12/31/98        80.0%             206,005              251,016
           2,000       17.8%          100.0%        04/21/99        70.5%             158,044              235,792
           2,000       14.1%          100.0%        05/11/99        80.0%             139,001              145,901
           9,999       36.8%           95.0%        01/28/99        75.0%             155,166              197,446
          13,475       27.0%          100.0%        04/28/98        57.7%             205,262              361,830
          10,125      100.0%          100.0%        02/12/99        70.1%                   0              189,009
                                      100.0%        01/25/99        77.3%             197,770              198,087
           2,400       33.0%          100.0%        03/30/99        56.6%             170,053              246,585
           4,971       29.4%          100.0%        03/31/99        60.9%             229,713              229,514
          10,500      100.0%          100.0%        09/18/98        80.0%             171,289              211,516
                                       96.0%        03/01/98        73.7%             193,849              234,738
           6,048       33.8%          100.0%        03/31/99        87.5%             147,689              190,308
          18,356       54.8%          100.0%        05/28/99        74.1%             187,462              194,472
           4,376       29.7%          100.0%        10/31/98        51.4%                   0              190,399
           8,750       83.3%          100.0%        09/18/98        80.0%             108,422              179,822
                                       95.0%        06/26/98        74.8%             138,406              219,872
                                      100.0%        02/28/99        65.7%             163,666              146,510
          11,100      100.0%          100.0%        09/18/98        80.0%              98,072              165,625
           6,950       63.3%          100.0%        12/31/98        72.5%                   0              178,836
                                       92.0%        03/31/99        70.7%             135,782              136,207
                                       99.0%        12/31/98        62.9%             107,409              158,691
                                       72.0%        05/01/98        60.2%             234,308              246,973
                                       80.0%        07/01/98        64.8%             237,681              292,311
           5,000      100.0%          100.0%                        71.8%             126,320              126,000
                                      100.0%        03/25/98        80.0%                   0              138,071
                                       90.0%        07/31/98        73.1%             128,239              108,577
           3,978       45.5%          100.0%        07/16/98        55.9%              85,525              102,292
           4,320       12.8%           92.0%        12/01/98        69.3%              80,471               92,400
                                       98.0%        11/16/98        70.0%             106,640              102,623
                                      100.0%        04/12/99        45.5%              84,870              153,024
           5,363       30.0%          100.0%        12/31/98        38.5%             145,588              195,407
                                      100.0%        06/18/98        76.5%              39,970               48,906
                                      100.0%        07/27/98        78.0%              45,882               51,754
           6,431       66.7%          100.0%        04/21/98        46.2%                   0               55,228

         317,500      100.0%          100.0%        04/30/99        78.2%                   0                    0
                                       94.7%         VARIOUS        75.0%           1,093,396            1,330,846
                                       92.5%        02/22/99        75.0%              68,103              101,234
                                       89.7%        04/22/99        76.7%             200,893              242,342
                                      100.0%        04/23/99        75.0%             214,156              279,454
                                       92.4%        04/22/99        74.6%             183,927              210,752
                                       97.1%        04/23/99        75.0%             197,295              212,913
                                       95.2%        04/22/99        73.9%             229,022              284,151
                                       92.9%        03/25/99        73.8%             969,052            1,061,071
                                       96.8%        03/25/99        70.0%             146,925              151,771
                                       94.3%        03/25/99        60.7%             145,073              141,138
                                       92.3%        03/25/99        72.5%             125,716              161,271
                                       93.8%        03/25/99        77.7%             241,063              287,471
                                       89.9%        03/25/99        78.4%             310,275              319,420
         252,680      100.0%          100.0%        12/01/98        75.0%             534,948              587,140
                                       95.2%         VARIOUS        54.0%             921,445              996,227
                                       88.5%        02/26/99        55.7%             346,039              373,422
                                       99.1%        03/25/99        61.7%             259,099              302,490
                                       98.8%        03/25/99        46.1%             316,307              320,315
          86,479       67.7%          100.0%        12/31/98        80.0%             650,801              639,238
          23,315       45.0%          100.0%        05/01/99        68.9%             209,921              508,061
                                       84.6%        04/21/99        63.2%             459,275              556,778
                                       98.7%        05/01/99        77.9%             419,038              433,165
                                       95.9%        02/09/99        71.8%             251,854              295,475
                                                                    58.1%             435,233              368,931
          21,000       77.5%          100.0%        12/08/98        58.1%             253,334              257,498
           9,700       82.1%          100.0%        12/07/98        58.1%             181,899              111,433
                                       96.8%        04/23/99        75.6%             332,314              359,855
          13,414       35.3%           93.7%        03/28/99        53.7%             210,648              332,614
                                       98.4%        05/01/99        76.9%             194,433              218,042
                                       90.0%        03/23/99        55.9%             145,676              301,476
                                       96.3%        03/25/99        66.5%             186,915              247,524
                                       97.4%        04/22/99        75.0%             197,418              229,587
                                       96.9%        03/31/99        75.0%             172,451              189,931
          23,314      100.0%          100.0%        03/31/99        63.7%             179,860              190,462
          15,576       38.7%          100.0%        05/01/99        75.0%             199,115              198,574
                                       90.8%        03/25/99        64.6%             182,319              195,127
                                       83.6%        02/26/99        72.6%             148,850              156,002
          10,000      100.0%          100.0%        04/01/99        72.7%                   0              117,448
          10,000      100.0%          100.0%        04/01/99        74.4%                   0              113,891
                                       97.7%        03/25/99        60.1%             119,462              158,594
           8,300       25.5%           89.4%        03/01/99        65.2%             160,913              160,221
          13,000       39.1%           88.4%        04/29/99        71.4%             118,439              116,451
          16,227       73.1%          100.0%        03/15/99        67.5%              98,178              100,830
                                       93.1%        01/01/99        63.6%              69,232               70,307
          86,584       33.0%           88.9%        05/13/99        76.3%                   0                    0
         VARIOUS     VARIOUS           96.5%        01/28/99        78.1%           1,305,953            1,416,475
         119,330       57.1%           99.3%        01/28/99        80.0%           1,305,953            1,416,475
           6,899       22.1%           85.9%        01/28/99        70.6%                   0                    0
          52,759       13.0%           93.0%        05/17/99        63.9%           1,719,939            1,753,436
                                       93.9%        04/01/99        68.2%           1,014,855                    0
          73,656       49.6%           95.0%        04/01/99        66.4%             710,405              789,230
          54,820       40.9%           99.0%        03/18/99        73.9%              97,623            1,004,422
          85,716      100.0%          100.0%        05/14/99        58.0%                   0                    0
                                                                    74.9%             674,337              709,012
                                       99.2%        03/10/99        74.9%             110,343               73,134
                                      100.0%        04/01/99        74.9%             402,975              411,192
                                      100.0%        03/10/99        74.9%             161,019              224,686
                                       98.0%        03/01/99        74.4%             612,173              605,648
          30,626       34.0%           92.7%        02/28/99        71.8%             679,741              727,671
                                       85.4%        03/01/99        79.8%             458,211                    0
                                       92.3%        02/04/99        77.9%             543,168              563,781
         136,413      100.0%          100.0%        04/13/99        52.6%                   0                    0
          13,832       16.5%           97.1%        01/04/99        74.4%             535,400              593,495
          70,554       27.9%           86.3%        02/03/99        44.2%             655,625              817,357
                                      100.0%        03/29/99        69.5%             570,823              570,631
                                       98.7%         VARIOUS        72.2%             538,984              601,054
                                       99.2%        03/17/99        72.0%             215,948              270,257
                                       98.5%        03/17/99        73.1%             175,366              168,873
                                       98.3%        01/13/99        71.4%             147,670              161,924
                                       93.6%        04/30/99        65.1%             409,834              462,962
                                       94.6%        04/30/99        68.1%             249,871              267,502
                                       92.0%        04/30/99        60.9%             159,963              195,460
          30,450      100.0%          100.0%        03/05/99        75.9%                   0                    0
          41,370       79.2%          100.0%        03/03/99        75.0%             353,833              427,404
                                                                    51.7%                   0                    0
           2,950      100.0%          100.0%        02/01/99        51.7%                   0                    0
           2,252      100.0%          100.0%        04/19/99        51.7%                   0                    0
           2,269      100.0%          100.0%        04/19/99        51.7%                   0                    0
           6,385      100.0%          100.0%        01/04/99        51.7%                   0                    0
           2,164      100.0%          100.0%        01/11/99        51.7%                   0                    0
           3,203      100.0%          100.0%        01/11/99        51.7%                   0                    0
                                                                    40.4%           1,128,143                    0
                                       89.0%        02/01/99        40.4%             697,190                    0
                                       97.7%        01/31/99        40.4%             430,953                    0
          13,905      100.0%          100.0%        04/27/99        69.3%                   0                    0
                                       96.3%        03/01/99        74.5%             373,457              473,028
                                      100.0%        02/25/99        68.4%             439,943              448,156
                                       89.4%        01/31/99        73.2%             495,797              468,603
                                       93.5%        02/01/99        79.2%             324,376              366,123
          29,951      100.0%          100.0%        03/05/99        76.4%                   0                    0
          20,017       47.4%          100.0%        02/01/99        54.9%             427,037              470,423
          19,200       18.2%          100.0%        03/23/99        67.6%                   0              329,005
                                       98.1%        04/26/99        79.8%             226,748                    0
          20,232       35.3%           84.5%        03/30/99        63.1%             136,699              295,463
          52,145      100.0%          100.0%        03/15/99        67.7%                   0                    0
          26,218       32.4%          100.0%        05/03/99        67.5%             286,406              316,192
                                                                    51.1%                   0                    0
           2,669      100.0%          100.0%        01/11/99        51.1%                   0                    0
           2,355      100.0%          100.0%        01/11/99        51.1%                   0                    0
           6,297      100.0%          100.0%        01/11/99        51.1%                   0                    0
           4,924       13.7%           97.0%        04/29/99        67.5%             243,387              225,502
          18,440       66.5%          100.0%        04/22/99        58.8%             252,213              267,734
                                      100.0%        03/30/99        45.6%             206,387              264,799
           7,000       42.4%          100.0%        03/08/99        66.7%                   0               90,928
           4,250       11.8%           90.2%        04/28/99        72.1%             164,267              218,969
                                       98.6%        01/12/99        73.0%             185,952              206,847
                                      100.0%        03/16/99        67.6%             114,256              183,836
                                       99.1%        03/15/99        66.2%             152,835             -270,682
                                       95.1%        04/12/99        78.7%                   0              123,228
           4,700       23.2%          100.0%        01/14/99        67.7%             173,218              169,115
                                       92.9%        02/05/99        76.5%             142,817              149,700
          10,702       28.6%           96.3%        03/22/99        70.5%              66,102               82,122
                                      100.0%        02/01/99        69.9%             126,413              126,096

--------------------------------------------------------------------------------------------------------------------
                                                                                     ANNUAL
                                                                 ANNUAL             UNDERWRITTEN             U/W NET
                                       UNDERWRITTEN           UNDERWRITTEN          REPLACEMENT                CASH
               UNDERWRITTEN                 NET                REPLACEMENT            RESERVES   U/W NOI       FLOW
                   NOI                  CASH FLOW               RESERVES            PER UNIT/SF    DSCR        DSCR
--------------------------------------------------------------------------------------------------------------------
                1,526,287              1,400,712               11,523.00               0.15        1.44        1.32
                  619,357                568,725                4,676.00               0.15        1.44        1.32
                  906,930                831,987                6,847.00               0.15        1.44        1.32
                  777,740                777,740               18,000.00              75.00        1.23        1.23
                  636,364                636,364                    0.00               0.00        1.01        1.01
                  780,168                688,177               13,314.00               0.19        1.57        1.39
                  372,403                372,403               10,300.00              50.00        1.25        1.25
                  394,029                339,900               48,526.00               0.24        1.60        1.38
                  283,874                283,874                3,800.00              50.00        1.17        1.17
                  285,696                285,696               24,250.00             250.00        1.32        1.32
                  455,073                455,073               52,460.00             397.42        1.72        1.72
                        0                      0                                       0.00        1.72        1.72
                        0                      0                                       0.00        1.72        1.72
                  332,482                280,731                6,621.00               0.23        1.83        1.54
                  240,013                240,013                6,000.00              50.00        1.46        1.46
                  234,931                215,775                3,188.00               0.21        1.43        1.31
                  192,903                192,903               16,500.00             250.00        1.47        1.47
                  188,391                188,391                3,400.00              25.00        1.36        1.36
                  193,819                175,625                3,230.00               0.10        1.47        1.34
                  188,222                172,812                9,000.00               0.10        1.45        1.33
                  193,972                172,974               11,472.00               0.47        1.46        1.30
                  288,570                249,019               11,142.00               0.21        2.21        1.91
                  132,071                132,071                1,300.00              25.00        1.21        1.21
                  126,067                126,067               11,500.00             250.00        1.42        1.42
                  123,037                123,037                3,550.00              50.00        1.25        1.25

              $10,765,635            $10,765,635           $2,685,185.00          $1,158.48        1.66        1.66
                1,838,964              1,838,964              327,301.00           1,258.85        1.66        1.66
                  493,504                493,504              156,711.00           1,205.47        1.66        1.66
                1,310,533              1,310,533              280,399.00           1,809.03        1.66        1.66
                  521,163                521,163               95,517.00             764.14        1.66        1.66
                1,113,187              1,113,187              203,795.00           1,164.54        1.66        1.66
                1,196,328              1,196,328              224,908.00           1,292.57        1.66        1.66
                  632,685                632,685              198,534.00           1,272.65        1.66        1.66
                  918,118                918,118              198,743.00           1,190.08        1.66        1.66
                  516,342                516,342              103,352.00             898.71        1.66        1.66
                  126,629                126,629              168,728.00           1,010.35        1.66        1.66
                  165,843                165,843              178,140.00           1,120.38        1.66        1.66
                   94,020                 94,020               54,747.00             506.92        1.66        1.66
                  880,429                880,429              113,904.00             941.36        1.66        1.66
                  755,886                755,886              258,894.00           1,430.35        1.66        1.66
                  202,003                202,003              121,512.00             972.10        1.66        1.66
                4,222,747              4,129,843               26,544.00               0.10        1.29        1.26
                3,218,939              3,009,796               38,007.00               0.19        1.38        1.29
                1,178,138              1,178,138               85,716.00             342.86        1.25        1.25
                1,244,132              1,179,983                4,713.00               0.10        1.41        1.33
                1,197,098              1,148,472               16,463.00               0.16        1.32        1.27
                1,017,197              1,017,197               43,600.00             200.00        1.25        1.25
                1,312,699              1,312,699               27,606.00               0.41        1.50        1.50
                1,171,239              1,026,526               12,807.00               0.10        1.72        1.51
                1,058,090              1,058,090              143,375.00             328.09        1.41        1.41
                1,000,060                921,373               12,200.00               0.15        1.36        1.25
                1,024,493                936,632               16,620.00               0.18        1.51        1.38
                  772,040                772,040               53,757.00               1.07        1.23        1.23
                  942,013                845,358               43,711.00               0.22        1.49        1.34
                  698,495                652,347                4,632.00               0.10        1.34        1.25
                  829,734                650,464                9,376.00               0.10        1.59        1.25
                  792,085                792,085              118,445.00             834.12        1.52        1.52
                  878,772                878,772              132,613.00           1,020.10        1.61        1.61
                  585,849                585,849               37,101.00             314.42        1.28        1.28
                  633,131                633,131               62,205.00             435.00        1.29        1.29
                  753,024                753,024              112,848.00             842.15        1.38        1.38
                  655,888                622,163                7,824.00               0.20        1.34        1.28
                  832,055                832,055               30,000.00             250.00        1.77        1.77
                  569,122                538,836                4,588.00               0.15        1.32        1.25
                  586,013                571,930               13,912.00               0.39        1.33        1.30
                  670,149                588,660               19,911.00               0.20        1.51        1.33
                  552,827                552,827               41,182.00             278.26        1.35        1.35
                  574,134                545,916               11,287.00               0.20        1.34        1.27
                  577,659                577,659                                      32.99        1.49        1.49
                  577,659                577,659               18,573.00              86.39        1.49        1.49
                        0                      0                    0.00               0.00        1.49        1.49
                        0                      0                    0.00               0.00        1.49        1.49
                  436,354                436,354               47,689.00             322.22        1.14        1.14
                  591,520                553,556                4,890.00               0.15        1.45        1.36
                  585,235                585,235               69,271.00             225.64        1.47        1.47
                  426,381                426,381               40,831.00             295.88        1.17        1.17
                  568,215                536,769               10,012.00               0.20        1.28        1.21
                  619,687                619,687               89,142.00             928.56        1.52        1.52
                  734,896                692,610                7,406.00               0.22        1.59        1.50
                  478,926                459,301                1,132.00               0.10        1.32        1.27
                  535,377                493,597                6,940.00               0.15        1.44        1.33
                  830,819                830,819               31,750.00             250.00        2.42        2.42
                  536,075                513,680                3,359.00               0.15        1.47        1.41
                  438,321                427,474               15,220.00               0.10        1.31        1.27
                  475,190                443,584               19,462.00               0.10        1.36        1.27
                1,594,392              1,594,392               34,425.00             675.00        3.76        3.76
                  570,092                495,092               21,360.00               0.10        1.47        1.28
                  456,254                456,254                8,343.00              14.26        1.34        1.34
                  540,492                540,492               36,000.00             300.00        1.57        1.57
                  671,339                671,339               48,567.00             319.52        2.00        2.00
                  432,080                411,800                3,809.00               0.32        1.31        1.24
                  565,932                565,932               28,000.00             250.00        1.75        1.75
                  427,785                427,785               18,000.00             300.00        1.34        1.34
                  514,073                514,073               30,000.00             300.00        1.54        1.54
                  439,690                439,690               44,250.00             250.00        1.43        1.43
                  414,091                373,565               27,786.00               0.69        1.35        1.22
                  638,801                572,176               17,381.00               0.17        1.97        1.77
                  738,358                738,358              171,383.00             354.83        2.47        2.47
                  511,979                438,473               15,500.00               0.25        1.67        1.43
                  449,009                413,470               14,792.00               0.30        1.60        1.47
                  510,404                459,265                4,478.00               0.15        1.78        1.60
                  432,980                432,980               16,000.00             200.00        1.63        1.63
                  453,124                425,461                7,379.00               0.14        1.75        1.64
                  385,010                357,571                5,360.00               0.20        1.42        1.32
                  421,135                362,031               12,570.00               0.20        1.48        1.27
                  415,296                415,296               33,104.00               0.40        1.39        1.39
                  442,997                421,889                6,000.00               0.24        1.69        1.61
                  295,873                295,873               18,000.00             250.00        1.23        1.23
                  322,530                310,645                3,244.00               0.14        1.37        1.32
                  382,066                356,104               11,645.00               0.15        1.51        1.41
                  613,248                528,248               18,817.00               0.20        1.62        1.40
                  553,440                553,440               68,744.00             624.95        2.20        2.20
                  404,257                347,518                6,850.00               0.15        1.51        1.30
                  303,743                268,712                6,397.00               0.20        1.40        1.24
                  272,315                260,219                3,563.00               0.15        1.38        1.32
                  230,113                230,113               28,847.00             335.43        1.29        1.29
                  335,602                335,602               38,400.00             200.00        1.58        1.58
                  326,734                308,455                8,160.00               0.30        1.48        1.40
                  332,692                332,692               54,458.00             439.18        1.60        1.60
                  248,275                248,275               11,644.00             284.00        1.33        1.33
                  280,677                239,021                9,430.00               0.23        1.51        1.28
                  273,128                254,003               15,300.00               0.20        1.47        1.37
                  295,242                295,242                6,833.00              52.16        1.62        1.62
                  202,911                202,911               15,000.00             250.00        1.16        1.16
                  207,018                199,552                2,240.00               0.15        1.35        1.30
                  252,429                212,962                6,480.00               0.20        1.53        1.29
                  185,758                185,758               15,000.00             250.00        1.33        1.33
                  179,498                172,540                1,050.00               0.15        1.31        1.26
                  234,067                218,554                4,290.00               0.20        1.47        1.37
                  208,908                192,867                1,975.00               0.15        1.54        1.42
                  191,761                180,244                1,688.00               0.15        1.43        1.34
                  187,200                176,746                3,256.00               0.23        1.35        1.27
                  188,653                160,643                4,560.00               0.17        1.44        1.22
                  192,407                164,495                7,487.00               0.15        1.49        1.27
                  170,407                170,407                1,519.00               0.15        1.20        1.20
                  176,118                176,118                4,830.00              11.96        1.36        1.36
                  301,125                280,991                1,456.00               0.20        2.06        1.92
                  184,561                176,637                2,534.00               0.15        1.35        1.29
                  176,801                171,551                1,575.00               0.15        1.48        1.44
                  193,441                193,441               12,000.00             250.00        1.48        1.48
                  193,530                179,837                2,698.00               0.15        1.46        1.36
                  160,236                150,879                9,000.00               0.27        1.32        1.24
                  208,583                194,573                3,666.00               0.25        1.80        1.68
                  141,411                128,865                1,575.00               0.15        1.39        1.27
                  165,748                165,748               11,500.00             250.00        1.58        1.58
                  138,323                138,323                3,194.00               0.15        1.27        1.27
                  138,277                124,125                1,665.00               0.15        1.48        1.33
                  132,338                123,555                1,647.00               0.15        1.38        1.28
                  117,056                117,056                6,600.00             275.00        1.27        1.27
                  133,388                133,388                5,350.00              61.49        1.45        1.45
                  230,315                230,315               32,400.00             531.15        2.26        2.26
                  148,901                148,901               22,083.00             525.79        1.55        1.55
                  112,864                110,306                  750.00               0.15        1.28        1.25
                   90,230                 90,230                5,100.00             300.00        1.35        1.35
                   94,802                 94,802               12,500.00             250.00        1.33        1.33
                   86,383                 83,568                1,312.00               0.15        1.38        1.33
                   92,550                 80,094                5,066.00               0.15        1.70        1.48
                   68,800                 68,800                4,950.00              50.00        1.37        1.37
                   85,753                 85,753                8,000.00             250.00        1.72        1.72
                  130,495                117,461                3,572.00               0.20        2.21        1.99
                   37,685                 37,685                3,000.00             250.00        1.29        1.29
                   38,406                 38,406                3,500.00             250.00        1.44        1.44
                   49,872                 44,136                1,447.00               0.15        1.70        1.50

                1,529,563              1,417,803               31,750.00               0.10        1.41        1.31
                1,205,556              1,094,767              110,789.00             279.03        1.61        1.46
                   93,050                 76,571               16,479.00             411.98        1.61        1.32
                  219,854                192,713               27,141.00             311.97        1.52        1.33
                  246,622                230,872               15,750.00             250.00        1.70        1.60
                  194,235                176,066               18,169.00             275.29        1.56        1.42
                  192,874                175,374               17,500.00             250.00        1.54        1.40
                  258,921                243,171               15,750.00             250.00        1.70        1.60
                  978,287                879,237               99,050.00             261.71        1.59        1.43
                  137,353                118,753               18,600.00             295.24        1.67        1.45
                  134,095                119,520               14,575.00             275.00        1.58        1.41
                  144,643                128,643               16,000.00             246.15        1.63        1.45
                  261,899                238,149               23,750.00             244.85        1.55        1.41
                  300,297                274,172               26,125.00             263.89        1.58        1.45
                  800,281                729,078               25,268.00               0.10        1.36        1.24
                  890,620                776,495              114,125.00             275.00        1.61        1.40
                  330,490                289,790               40,700.00             275.00        1.68        1.48
                  264,552                235,402               29,150.00             275.00        1.66        1.48
                  295,578                251,303               44,275.00             275.00        1.49        1.27
                  613,773                584,404               29,369.00               0.23        1.42        1.35
                  615,266                579,222                5,181.00               0.10        1.49        1.40
                  562,027                541,903               20,124.00             258.00        1.57        1.51
                  438,013                418,263               19,750.00             250.00        1.52        1.46
                  333,111                318,361               14,750.00              50.00        1.32        1.27
                  402,933                384,828                3,422.00               0.09        1.27        1.22
                  227,766                211,036                    0.00               0.00        1.27        1.22
                  175,167                173,792                    0.00               0.00        1.27        1.22
                  335,196                303,446               31,750.00             250.00        1.58        1.43
                  389,639                345,404                7,563.00               0.20        1.80        1.59
                  227,914                209,293               18,621.00             295.57        1.41        1.30
                  291,231                280,693               10,538.00               0.15        1.63        1.57
                  230,347                208,347               22,000.00             275.00        1.56        1.41
                  209,140                189,890               19,250.00             250.00        1.59        1.44
                  188,851                181,935                6,916.00              54.46        1.39        1.34
                  187,775                176,669                2,257.00               0.10        1.64        1.54
                  210,217                179,065               12,480.00               0.31        1.89        1.61
                  177,377                153,452               23,925.00             275.00        1.71        1.48
                  146,374                130,149               16,225.00             265.98        1.59        1.41
                  116,073                110,443                1,000.00               0.10        1.35        1.28
                  115,706                110,113                  980.00               0.10        1.35        1.28
                  119,149                105,949               13,200.00             300.00        1.54        1.37
                  113,345                 94,087                4,881.00               0.15        1.62        1.35
                  115,605                 91,559                6,183.00               0.19        1.70        1.35
                   94,313                 84,765                2,665.00               0.12        1.46        1.31
                   62,309                 60,859                1,450.00              50.00        1.82        1.77
                2,083,701              1,970,030               26,227.00               0.10        1.33        1.26
                1,490,381              1,356,970               48,070.00               0.20        1.53        1.39
                1,145,111              1,039,848               41,817.00               0.20        1.48        1.34
                  345,270                317,122                6,253.00               0.20        1.72        1.58
                1,712,575              1,546,406               60,954.00               0.15        1.50        1.35
                1,120,185              1,077,785               42,400.00             200.00        1.38        1.33
                1,477,054              1,268,796               37,327.00               0.25        1.52        1.31
                1,177,950                968,160               33,517.00               0.25        1.57        1.29
                  943,107                788,942               21,540.00               0.25        1.64        1.37
                  705,563                649,995                                     100.30        1.47        1.35
                  131,372                113,598               17,774.00             148.12        1.47        1.35
                  355,801                330,507               25,294.00              87.83        1.47        1.35
                  218,390                205,890               12,500.00              85.62        1.47        1.35
                  602,061                565,811               36,250.00             250.00        1.49        1.40
                  717,751                576,153               22,499.00               0.25        1.59        1.27
                  554,474                517,574               36,900.00             225.00        1.64        1.53
                  575,676                514,476               61,200.00             225.00        1.55        1.39
                  530,501                516,754               13,747.00               0.10        1.28        1.25
                  565,049                488,982               19,898.00               0.24        1.53        1.33
                  783,837                607,692               63,261.00               0.25        1.99        1.54
                  503,402                473,402               30,000.00             250.00        1.42        1.33
                  513,119                451,619               61,500.00             250.00        1.60        1.40
                  212,538                182,538               30,000.00             250.00        1.66        1.43
                  161,876                145,376               16,500.00             250.00        1.53        1.37
                  138,705                123,705               15,000.00             250.00        1.58        1.40
                  473,354                402,194               71,160.00             250.56        1.47        1.25
                  273,870                231,710               42,160.00             250.95        1.44        1.22
                  199,484                170,484               29,000.00             250.00        1.51        1.29
                  369,537                365,883                3,654.00               0.12        1.31        1.30
                  433,609                420,046                7,833.00               0.15        1.52        1.47
                  579,323                550,691                                       0.25        1.70        1.61
                   71,359                 67,977                  443.00               0.15        1.70        1.61
                   68,959                 65,021                1,172.00               0.52        1.70        1.61
                   62,195                 58,457                  970.00               0.43        1.70        1.61
                  170,452                162,293                  958.00               0.15        1.70        1.61
                  116,896                111,605                  806.00               0.37        1.70        1.61
                   89,462                 85,338                  500.00               0.16        1.70        1.61
                  509,650                450,495                                     394.37        1.56        1.38
                  339,830                304,630               35,200.00             424.10        1.56        1.38
                  169,820                145,865               23,955.00             357.54        1.56        1.38
                  352,441                350,355                2,086.00               0.15        1.34        1.33
                  408,946                368,746               40,200.00             300.00        1.50        1.35
                  420,732                376,182               44,550.00             675.00        1.70        1.52
                  412,523                380,387               32,136.00             309.00        1.38        1.27
                  326,981                314,193               12,788.00             278.00        1.35        1.30
                  310,808                307,214                3,594.00               0.12        1.31        1.29
                  416,802                360,647                6,339.00               0.15        1.56        1.35
                  358,372                303,729               11,880.00               0.11        1.53        1.30
                  362,945                314,945               48,000.00             300.00        1.50        1.31
                  326,193                272,413               12,915.00               0.23        1.55        1.29
                  292,652                287,437                5,215.00               0.10        1.39        1.37
                  288,803                243,844               14,440.00               0.18        1.55        1.30
                  348,477                331,656                                       0.23        1.68        1.60
                  112,891                107,833                  655.00               0.25        1.68        1.60
                   65,103                 61,473                  990.00               0.42        1.68        1.60
                  170,483                162,350                  945.00               0.15        1.68        1.60
                  264,897                224,369                8,979.00               0.25        1.50        1.27
                  238,584                216,770                4,162.00               0.15        1.43        1.30
                  221,682                207,382               14,300.00             275.00        1.48        1.38
                  223,175                211,063                2,475.00               0.15        1.37        1.30
                  245,096                184,453                9,413.00               0.26        1.73        1.30
                  206,427                183,757               22,670.00             314.86        1.68        1.49
                  204,716                193,466               11,250.00             250.00        1.38        1.30
                  182,697                154,697               28,000.00             250.00        1.58        1.33
                  154,114                148,014                6,100.00              50.00        1.42        1.37
                  170,089                145,454                5,318.00               0.26        1.44        1.23
                  144,415                132,865               11,550.00             275.00        1.47        1.36
                  180,370                140,388                9,084.00               0.24        1.61        1.25
                  124,275                116,775                7,500.00             250.00        1.45        1.37

------------------------------------------------------------------------------------------------------------------------

                               CUT-OFF                           MONTHLY           MONTHLY        MONTHLY        MONTHLY
        ORIGINAL LOAN         DATE LOAN         PAID TO        REPLACEMENT           TAX         INSURANCE        TI/LC
         PER UNIT/SF         PER UNIT/SF         DATE            RESERVES          ESCROW          ESCROW        PAYMENT
------------------------------------------------------------------------------------------------------------------------
              152.30            152.00        07/01/99                961          15,446          2,307              -
              152.31            152.01        07/01/99                390           6,268            936              -
              152.30            152.00        07/01/99                571           9,178          1,371              -
           28,541.67         27,524.70        07/01/99                  -           2,400              -              -
               53.33             53.08        07/01/99                  -               -              -              -
               81.34             81.25        07/01/99              1,085          11,619            555          6,000
           15,291.26         15,268.71        07/01/99                  -           3,101            540              -
               13.85             13.75        07/01/99              4,820               -              -              -
           35,328.95         35,291.89        07/01/99                317           3,963            449              -
           26,546.39         26,492.48        07/01/99              2,021           4,168            809              -
           18,825.76         18,743.02        07/01/99              3,289           7,466          3,852              -
           22,963.41         22,862.49        07/01/99
           12,040.00         11,987.08        07/01/99
               76.42             72.42        07/01/99                  -           3,667            665              -
           16,666.67         16,644.24        07/01/99                  -           1,187            264              -
              125.14            123.69        07/01/99                  -           2,022            323              -
           23,636.36         23,588.36        07/01/99              1,375           2,646            552              -
           10,882.35         10,851.16        07/01/99                  -           2,734            378              -
               44.90             44.72        07/01/99                287           1,835            911          1,526
               16.11             15.98        07/01/99                750           2,216            206          1,289
               57.36             56.82        07/01/99              1,008           2,960            841              -
               25.44             25.42        07/01/99              1,115           2,391            405              -
           25,000.00         24,905.91        07/01/99                  -           1,186             64              -
           22,956.52         22,909.90        07/01/99                958           1,957            379              -
           14,788.73         14,766.21        07/01/99                  -           1,505            415              -

          $29,961.17        $29,892.00        07/01/99            186,030         149,610         31,900              -
           53,219.26         53,096.39        07/01/99
           27,628.72         27,564.93        07/01/99
           45,965.08         45,858.95        07/01/99
           19,077.41         19,033.36        07/01/99
           41,384.85         41,289.30        07/01/99
           43,991.46         43,889.90        07/01/99
           22,646.49         22,594.21        07/01/99
           38,960.10         38,870.16        07/01/99
           25,600.38         25,541.28        07/01/99
            6,699.02          6,683.56        07/01/99
            9,258.00          9,236.63        07/01/99
            7,360.11          7,343.12        07/01/99
           39,416.13         39,325.13        07/01/99
           24,723.46         24,666.38        07/01/99
           16,015.60         15,978.62        07/01/99
              146.70            146.40        07/01/99              2,215          29,132         11,399          7,754
              137.12            136.86        07/01/99                  -               -              -              -
           45,508.00         45,412.74        07/01/99              7,146          12,132          1,351              -
              234.61            232.46        07/01/99                  -               -              -              -
              103.73            102.90        07/01/99                  -          28,187              -              -
           45,871.56         45,300.07        07/01/99              3,533           2,425          2,359              -
              141.04            140.05        07/01/99              1,972          15,093          2,962              -
               71.84             71.25        07/01/99              1,611          18,687          2,275              -
           20,251.72         19,989.76        07/01/99              9,105           9,032              -              -
              104.51            104.31        07/01/99              1,017          14,993            681          6,778
               89.27             88.47        07/01/99              1,385           6,290            782              -
              133.87            132.78        07/01/99                  -           7,186            427          3,572
               32.51             31.85        07/01/99                  -          18,439          1,332              -
              127.90            127.15        07/01/99                386           6,712            588          3,846
               62.39             61.97        07/01/99                781          18,829          1,852         14,221
           41,302.82         40,818.54        07/01/99              9,870           6,258          2,917              -
           44,615.38         44,264.05        07/01/99              9,357           7,418          1,700              -
           48,983.05         48,591.68        07/01/99              2,757           9,057          1,542              -
           39,720.28         39,541.42        07/01/99              5,184          12,068          1,641              -
           41,044.78         40,231.90        07/01/99             10,350           4,845          1,711              -
              135.14            134.39        07/01/99                652           2,356          1,059          2,810
           45,000.00         44,585.72        07/01/99              2,100           2,908          2,749              -
              171.64            170.11        07/01/99                510           3,977          2,680          1,081
              145.77            144.01        07/01/99              1,174               -              -              -
               52.23             51.56        07/01/99              9,043           5,406            553              -
           33,986.49         33,622.88        07/01/99                  -           9,974          4,723              -
               88.60             87.37        07/01/99                  -           6,550              -          2,083
            8,676.73          8,608.46        07/01/99              1,553           4,727            953              -
           11,360.47         11,271.08        07/01/99
            2,998.58          2,974.99        07/01/99
           11,634.34         11,542.80        07/01/99
           32,567.57         32,311.94        07/01/99              3,157           4,014              -              -
              147.24            145.65        07/01/99                  -               -              -          1,358
           15,309.45         15,161.18        07/01/99                  -           8,293          2,565              -
           33,260.87         32,999.80        07/01/99              2,875           3,901              -              -
               89.73             88.09        07/01/99                861           7,895            895              -
           44,791.67         44,111.36        07/01/99                  -           6,366          1,354              -
              130.34            126.48        07/01/99                  -               -              -              -
              370.96            370.25        07/01/99                  -           7,652            625          1,635
               90.78             89.96        07/01/99                578           7,599            771              -
           32,677.17         32,486.51        07/01/99                  -           4,870            919              -
              185.31            183.22        07/01/99                280               -            568          1,870
               26.28             26.23        07/01/99                  -               -              -            578
               20.63             20.47        07/01/99              1,622           4,833            433          2,625
           78,431.37         77,475.47        07/01/99              2,857           5,898            586              -
               18.59             18.49        07/01/99              1,780           4,919            753          6,250
            6,581.20          6,507.88        07/01/99                695           1,962            689              -
           32,083.33         31,704.39        07/01/99              2,500           7,715          2,982              -
           25,000.00         24,699.05        07/01/99                  -           4,425              -              -
              315.00            310.42        07/01/99                260           8,921          1,250              -
           33,214.29         32,947.02        07/01/99              2,333           9,648              -              -
           61,666.67         61,264.27        07/01/99              1,250           2,800            971              -
           36,000.00         35,481.40        07/01/99              2,083           1,659          1,659              -
           20,254.24         19,948.18        07/01/99              3,688          22,506            778              -
               86.98             85.91        07/01/99              2,431           2,167            420              -
               34.11             33.92        07/01/99              1,500           5,368            617          5,200
            7,298.14          7,203.74        07/01/99             12,075          14,323              -              -
               55.77             55.39        07/01/99              1,084           4,856            353          4,167
               70.98             70.44        07/01/99                  -           6,468            352              -
              117.23            116.08        07/01/99                373           4,725            469              -
           41,250.00         40,658.39        07/01/99                  -           3,834            621              -
               62.54             62.03        07/01/99                  -           4,936          1,855          1,245
              119.39            118.38        07/01/99                583           3,560            491          2,165
               48.69             48.35        07/01/99              1,048           5,063          1,136          4,925
               37.75             36.75        07/01/99                  -           2,944            730              -
              120.00            118.53        07/01/99                389          12,728            835          1,417
           38,888.89         38,491.75        07/01/99              1,200           3,192            476              -
              119.33            119.11        07/01/99                270           5,093            314            967
               34.78             34.54        07/01/99                971           4,156          1,227          2,165
               30.82             28.48        07/01/99              1,568           5,241          1,028              -
           24,090.91         23,948.48        07/01/99              4,583           2,115            789              -
               56.32             55.06        07/01/99                385           3,690          1,600          4,250
               77.38             76.43        07/01/99                533           2,773            464          2,093
               97.46             96.54        07/01/99                295           3,580            846              -
           26,162.79         25,935.89        07/01/99              2,400           2,887            440              -
           11,458.33         11,251.77        07/01/99              3,200           3,395          1,768              -
               70.04             79.46        07/01/99                340          11,748            930              -
           17,419.35         17,372.32        07/01/99              4,538           5,053          1,468              -
           52,682.93         52,443.49        07/01/99                  -           3,625            409              -
               51.22             50.82        07/01/99                786           2,836            747          1,042
               27.45             27.09        07/01/99              1,658           3,708            367              -
           15,267.18         15,207.12        07/01/99                569           1,887            462              -
           32,916.67         32,212.69        07/01/99                  -             669            635              -
              120.55            120.25        07/01/99                187           2,788            387            585
               55.56             55.26        07/01/99                540           6,284            519          3,209
           28,333.33         28,031.66        07/01/99              1,250           3,218          1,494              -
              239.29            237.86        07/01/99                  -               -              -              -
               76.92             75.47        07/01/99                304           1,336            253          1,257
              121.58            120.27        07/01/99                548               -              -              -
              137.78            136.50        07/01/99                141           2,468            344            960
              105.96            105.56        07/01/99                271           4,160            286            871
               55.13             54.58        07/01/99                380           1,386            236          2,335
               30.05             29.70        07/01/99                417           3,852          1,022              -
              148.15            146.24        07/01/99                  -               -              -              -
            3,675.74          3,659.90        07/01/99                118           3,047            324              -
              206.04            202.21        07/01/99                118           5,257          2,500              -
               82.88             82.49        07/01/99                  -           2,054            668              -
              134.10            132.65        07/01/99                131               -              -            438
           29,166.67         28,965.25        07/01/99              1,000           1,380            672              -
               78.30             76.83        07/01/99                  -           2,564            384              -
               40.59             40.07        07/01/99                750           1,476            355            945
               88.35             87.30        07/01/99                313           6,720          1,503              -
              114.29            113.05        07/01/99                  -               -              -            415
           25,217.39         25,002.50        07/01/99                  -           1,161            485              -
               54.01             53.07        07/01/99                  -           1,437            253              -
               99.10             98.03        07/01/99                139               -              -            463
               99.11             98.93        07/01/99                138             260            170            732
           44,166.67         43,655.57        07/01/99                550             541            237              -
           11,494.25         11,376.55        07/01/99                  -             545            189              -
           16,393.44         16,153.55        07/01/99                  -           1,437            542              -
           20,833.33         20,652.68        07/01/99                  -           1,019            268              -
              172.40            171.58        07/01/99                  -           2,534            232              -
           37,411.76         36,987.23        07/01/99                  -           1,071            388              -
           13,000.00         12,432.03        07/01/99                  -           1,464          2,183              -
               70.32             69.29        07/01/99                  -             947            286              -
               17.77             17.60        07/01/99                422           1,808            128              -
            5,303.03          5,284.20        07/01/99                  -             466          3,700              -
           15,625.00         15,387.07        07/01/99                  -           2,749            580              -
               28.00             27.44        07/01/99                  -           2,180            250              -
           26,000.00         25,769.80        07/01/99                  -             743            348              -
           21,714.29         21,496.01        07/01/99                  -             824            587              -
               31.10             30.61        07/01/99                  -           1,056            102            410

               38.90             38.87        07/01/99              2,395               -              -          2,083
           22,541.61         22,493.62        07/01/99                  -          11,970              -              -
           16,500.00         16,464.87        07/01/99                  -           1,021              -              -
           18,965.52         18,925.14        07/01/99                  -           2,716              -              -
           26,190.48         26,134.72        07/01/99                  -           2,352              -              -
           21,477.27         21,431.55        07/01/99                  -           2,389              -              -
           20,464.29         20,420.72        07/01/99                  -           1,171              -              -
           27,559.52         27,500.85        07/01/99                  -           2,321              -              -
           18,611.63         18,488.30        07/01/99                  -          13,256              -              -
           14,555.56         14,459.10        07/01/99                  -           2,463              -              -
           17,867.92         17,749.52        07/01/99                  -           1,545              -              -
           15,276.92         15,175.69        07/01/99                  -           1,551              -              -
           19,453.61         19,324.70        07/01/99                  -           2,850              -              -
           21,393.94         21,252.17        07/01/99                  -           4,847              -              -
               26.42             26.37        07/01/99                521           6,559          2,028              -
           15,022.42         14,922.87        07/01/99                  -          10,088              -              -
           14,817.57         14,719.38        07/01/99                  -           2,808              -              -
           16,811.32         16,699.92        07/01/99                  -           3,350              -              -
           13,788.82         13,697.45        07/01/99                  -           3,930              -              -
               39.16             38.99        07/01/99              2,403               -              -              -
               94.39             93.69        07/01/99                233           3,795            375              -
           46,153.85         45,730.40        07/01/99              1,656           6,661          1,336              -
           42,405.06         42,101.49        07/01/99                322           2,471          2,527              -
            9,491.53          9,480.96        07/01/99                631             728            458              -
               64.23             62.83        07/01/99                400           2,792            250              -
               51.49             50.37        07/01/99
               93.45             91.41        07/01/99
           19,045.28         19,004.73        07/01/99                  -           4,400              -              -
               57.89             57.75        07/01/99                630           2,623            552              -
           31,746.03         31,462.30        07/01/99              1,537           3,717            351              -
               27.05             26.97        07/01/99                182           4,059            475              -
           20,612.50         20,475.91        07/01/99                  -           2,561              -              -
           19,480.52         19,439.05        07/01/99                  -           1,189              -              -
           11,811.02         11,745.44        07/01/99                576           1,062            142              -
               55.33             55.01        07/01/99                 62           1,324            188            800
               31.67             31.48        07/01/99              1,034           3,038            158              -
           13,356.32         13,267.82        07/01/99                  -           2,646              -              -
           16,901.64         16,789.64        07/01/99                  -           2,039              -              -
               95.20             94.58        07/01/99                 67               -              -              -
               94.80             94.19        07/01/99                 61               -              -              -
           19,681.82         19,551.39        07/01/99                  -           1,108              -              -
               23.05             23.01        07/01/99                  -           1,696            188              -
               22.57             22.42        07/01/99                515             479            433              -
               30.40             30.34        07/01/99                  -           1,010             83              -
           12,068.97         12,055.84        07/01/99                  -           1,483            148              -
               66.92             66.87        07/01/99                  -             734          1,357              -
               51.03             50.83        07/01/99                  -          11,174          1,990              -
               44.37             44.20        07/01/99                  -           9,721          1,728              -
               76.77             76.47        07/01/99                  -           1,453            262              -
               28.30             28.25        07/01/99                  -          25,691          2,853              -
           50,471.70         50,097.54        07/01/99                  -          12,442          1,428              -
               70.20             69.97        07/01/99                  -          27,652            987              -
               63.12             63.08        07/01/99                  -          26,190          1,591        128,048
               67.67             67.58        07/01/99                  -           8,270            831              -
           10,406.14         10,390.49        07/01/99              2,146           5,583          1,026              -
            9,358.77          9,344.69        07/01/99
            9,618.73          9,604.27        07/01/99
           12,820.23         12,800.95        07/01/99
           33,620.69         33,543.08        07/01/99                  -           7,916          1,288              -
               53.62             53.40        07/01/99                  -           9,575            620              -
           27,195.12         26,968.14        07/01/99                  -          11,168            946              -
           16,176.47         16,140.52        07/01/99                  -          11,749          2,412              -
               32.03             31.55        07/01/99                  -               -              -              -
               51.40             50.69        07/01/99                  -           4,611            479              -
               16.60             16.53        07/01/99                  -          16,395            725          3,333
           34,166.67         34,085.22        07/01/99                  -          12,145          1,095              -
           15,036.59         14,964.93        07/01/99              5,125           3,027          1,902              -
           12,291.67         12,232.62        07/01/99              2,500           1,220            881              -
           18,545.45         18,456.36        07/01/99              1,375             843            557              -
           16,666.67         16,588.98        07/01/99              1,250             964            464              -
           12,024.65         12,012.51        07/01/99                  -           3,731          1,406              -
           11,994.05         11,981.94        07/01/99                  -           2,733            822              -
           12,068.97         12,056.78        07/01/99                  -             998            584              -
              110.34            110.10        07/01/99                  -               -          1,468              -
               63.50             63.37        07/01/99                  -           2,981              -              -
              170.42            170.42        07/01/99                  -           3,725              -              -
              157.64            157.64        07/01/99
              167.50            167.50        07/01/99
              168.52            168.52        07/01/99
              153.76            153.76        07/01/99
              278.18            278.18        07/01/99
              146.00            146.00        07/01/99
           20,533.33         20,372.74        07/01/99                  -           3,449          2,836              -
           17,641.71         17,503.74        07/01/99
           24,115.49         23,926.88        07/01/99
              219.35            219.19        07/01/99                  -               -            444              -
           22,649.25         22,573.53        07/01/99                  -           1,933          1,824              -
           45,454.55         45,386.38        07/01/99              1,375           6,254            804              -
           28,846.15         28,646.58        07/01/99                  -           5,127          1,924              -
           61,978.26         61,856.46        07/01/99                  -           2,938            332              -
               94.32             94.11        07/01/99                  -               -          1,503              -
               66.26             66.06        07/01/99                  -           2,789              -              -
               23.67             23.55        07/01/99                  -           5,019          2,789              -
           15,087.50         15,061.69        07/01/99              3,334           2,278          1,223              -
               39.09             38.93        07/01/99                  -           3,879              -          3,400
               40.27             40.06        07/01/99                  -           1,659          1,191              -
               25.01             24.98        07/01/99                  -           3,072            769              -
              176.13            176.13        07/01/99                  -           4,995              -              -
              258.61            258.61        07/01/99
              173.68            173.68        07/01/99
              142.09            142.09        07/01/99
               54.99             54.96        07/01/99                  -           1,590          1,212              -
               63.54             63.47        07/01/99                  -           1,641            424              -
           32,692.31         32,626.33        07/01/99                  -           1,445            455              -
              101.09            100.55        07/01/99                  -             646            709              -
               42.89             42.80        07/01/99                  -           6,177            596              -
           20,277.78         20,217.50        07/01/99                  -           2,602            953              -
           31,844.44         31,690.04        07/01/99                  -           2,949            700          1,350
           11,607.14         11,580.85        07/01/99                  -           1,498          1,165              -
            9,680.33          9,659.47        07/01/99                  -           1,831            100              -
               58.52             58.01        07/01/99                  -           5,120            557              -
           27,333.33         27,256.21        07/01/99                  -           3,547            335              -
               30.12             30.06        07/01/99                  -           1,884            143          2,500
           33,333.33         33,268.60        07/01/99                650           1,646            198              -

---------------------------------------------------------------------------------------------------------------------------
                       MONTHLY
       MONTHLY        ECONOMIC                                   CURRENT                             CURRENT        CURRENT
         P&I           RESERVE          CURRENT REPAIR &        REPLACEMENT        CURRENT TAX       INSURANCE        TI/LC
       RESERVE        (& OTHER)           REMEDIATION            RESERVE            RESERVE          RESERVE        RESERVE
       PAYMENT         PAYMENT          RESERVE BALANCE          BALANCE            BALANCE          BALANCE        BALANCE
---------------------------------------------------------------------------------------------------------------------------
             -               -                   1,250                961           108,121          16,145              -
             -               -                     507                779            50,144           7,487              -
             -               -                     743              1,141            73,423          10,965              -
             -               -                       -                  -             9,176               -              -
             -               -                       -                  -                 -               -              -
             -               -                       -              2,170            46,475           1,666         12,000
             -               -                   7,879                  -            27,909           3,238              -
             -               -                 395,600                  -                 -               -              -
             -               -                  72,000             85,634            15,852           4,488              -
             -               -                       -              6,063            25,028           5,661              -
             -               -                  88,840             13,175            67,197          27,662              -


             -               -                   7,700              6,439            32,075           5,115              -
             -               -                       -                  -            11,865           3,701              -
             -               -                       -              4,963            36,004           3,806              -
             -               -                       -              4,125            15,878           3,862              -
             -               -                       -                  -            19,139           1,891              -
             -               -                       -                  -            14,676           5,466         22,772
           386               -                       -                  -             4,868             699          6,445
             -               -                   4,025              4,032            18,249           4,767              -
             -               -                       -              1,115             2,391             405              -
             -               -                       -                  -             4,742             256        100,000
             -               -                       -              2,874            11,744           2,656              -
             -               -                     940                  -            13,546           2,489              -

             -         118,750               1,011,764             79,263         1,109,780         186,785              -















             -               -                       -              6,660            45,022          56,995         23,314
             -               -                       -                  -                 -               -              -
             -               -                       -             55,982            36,396           6,755              -
             -               -                       -                  -                 -               -              -
             -               -                       -                  -            82,296               -              5
             -               -                       -              4,467            47,508          26,895              -
             -               -                       -             13,902           117,074          53,321              -
             -               -                       -             16,258            50,113          15,034              -
             -               -                       -             39,576            25,031               -              -
             -               -                       -              3,053            44,979           8,172         20,355
             -               -                       -             15,235            25,190           2,913              -
             -               -                   2,875                  -            79,047           3,414         21,430
             -               -                       -                  -            78,454          17,296        154,579
             -               -                  90,706              1,549            73,836           8,819         15,430
             -               -                   2,915              4,723           175,530          16,672         61,345
             -               -                       -             80,486            12,757          26,579              -
             -               -                       -              8,879           (23,442)         22,103              -
             -               -                  49,466             30,922            12,475           7,589              -
             -          10,594                       -             36,429            96,543          26,255              -
             -               -                     138            115,297            14,767          12,551              -
             -               -                  19,308             10,515            13,164           6,815         11,276
             -               -                       -              2,600            23,195          32,983              -
             -               -                       -              5,098            10,541           2,083         10,812
             -               -                  36,781             11,874                 -               -        205,234
             -               -                       -             29,860            12,775               -         38,738
             -               -                       -                  -            10,262           3,865              -
             -               -                       -                  -            31,686               -         38,092
             -               -                   6,676             33,255                 -           5,849              -



             -               -                       -             32,536             8,140               -              -
             -               -                       -                  -                 -               -         10,981
             -               -                  45,648                  -            51,218          36,727              -
             -               -                       -             18,934             7,887               -              -
             -               -                       -              7,749            13,483           9,842              -
             -               -                       -             20,266            16,353          11,779              -
             -               -                       -                  -                 -               -              -
             -               -                       -                  -            38,260           1,875          6,560
             -               -                   4,215              3,470            22,798           7,724              -
             -               -                       -                  -             9,335           9,193              -
             -               -                       -              2,240                 -           4,355         15,125
             -               -                       -                  -                 -               -          1,157
             -               -                  43,750              8,109            38,667           6,067         13,125
        25,000               -                  26,722             19,999            57,847           6,447              -
             -               -                  47,738              5,342            29,514           3,010         87,579
             -               -                       -              7,351             3,096           6,690              -
             -               -                       -             22,500            19,538          28,558              -
             -               -                       -                  -            13,230               -              -
             -               -                       -              3,120            64,483          18,750              -
             -               -                       -             11,667            28,943           3,538              -
             -               -                       -             11,250            10,870           4,544              -
             -               -                       -             15,780             5,647          14,927              -
             -               -                       -             44,635           221,297          11,674              -
             -               -                  12,020             21,879            19,500           3,235        514,945
             -               -                  12,632              6,016            22,125           4,317        143,136
             -               -                   1,800             25,353            28,846               -              -
             -               -                       -              5,441            24,661           2,230         20,916
             -               -                  31,148                  -            43,111           1,925              -
             -               -                       -              3,732            14,644           6,095              -
             -               -                       -                  -            18,581           3,805              -
             -               -                  12,722                  -            39,509          19,153         13,874
             -               -                       -              5,833            10,194           2,452         21,647
             -           1,743                       -              7,118            29,534          10,222         18,106
             -               -                       -                  -            13,483          11,013              -
         2,500               -                  53,381              3,501            76,377           6,126         12,753
             -               -                       -              8,449            24,573           5,239              -
             -               -                     752                812            20,372           3,764          2,903
             -               -                   3,189              1,373            39,875           4,909         15,234
             -               -                       -             25,311            49,662             303              -
             -               -                  20,921             27,606            21,154          11,041              -
             -               -                       -                395            31,773          12,798         44,526
             -               -                       -              5,864            27,628           6,034         23,023
             -               -                   1,875              1,770            15,044          11,993              -
             -               -                  54,694             21,851             6,398           4,814              -
             -               -                       -             25,600               785          11,589              -
             -               -                       -              7,471            30,457           5,742              -
             -               -                     450             13,615            35,371          11,743              -
             -               -                   7,762                  -            13,641           1,228              -
             -               -                  49,999              3,929            15,040           5,231          5,210
             -               -                       -             18,233            15,490           4,394              -
             -               -                       -              1,142             5,743           6,376              -
             -               -                       -                  -             1,473           6,015              -
             -               -                   3,762                748            22,304           3,092          1,760
             -               -                   3,206              2,160            18,851           5,191         12,836
             -               -                       -              4,109              (264)          1,469              -
             -               -                       -                  -                 -               -              -
             -               -                       -              2,757            14,691             435         11,399
             -               -                       -                  -                 -               -          4,431
             -               -                     938                985            21,991           3,096         21,718
             -               -                  21,574              1,362            29,119           1,719          4,371
             -               -                       -              2,460             2,803           1,870         44,365
             -               -                       -              4,215            23,112           8,178              -
             -               -                       -                  -                 -               -              -
             -               -                   4,025                474            22,301           1,621              -
             -               -                     757              1,180            31,541          28,674              -
             -               -                       -                  -             9,920           3,187              -
             -               -                       -                925                 -               -          3,541
             -               -                  11,434             11,707             6,788          13,778              -
             -               -                       -            350,000            19,624           1,939          6,480
             -               -                       -              7,500            14,522           3,513          9,453
             -               -                       -              2,813            46,472          12,288              -
             -               -                   2,940                  -                 -               -          3,356
             -               -                     122                  -             8,542               -              -
             -               -                       -                  -             5,567           2,778              -
             -               -                       -                981                 -               -          3,744
             -               -                       -                276             1,298           1,696          1,465
             -               -                       -              4,400             2,100           2,843              -
             -               -                       -                  -             1,750           1,887              -
             -               -                       -                  -             7,255           2,154              -
             -               -                       -              4,140             6,364           4,559              -
             -               -                       -                  -            17,738           1,853              -
             -               -                       -                  -             1,499           1,344              -
             -               -                       -                  -            11,709           1,928              -
             -               -                       -                  -             6,629           3,332              -
             -               -                       -              3,405            18,172           1,534              -
             -               -                       -                  -             3,730           3,700              -
             -               -                   4,249                  -             9,244           1,739              -
             -               -                       -                  -            15,474             925              -
             -               -                       -                  -             6,683           3,832              -
             -               -                       -                  -             5,770           5,152              -
             -               -                       -                  -               935           1,019          3,308

             -               -                  20,570              9,582                 -               -         12,500
             -               -                 155,450                  -            83,795               -              -
             -               -                       -                  -             8,170               -              -
             -               -                  41,125                  -            21,277               -              -
             -               -                  24,750                  -            18,818               -              -
             -               -                  68,325                  -            19,115               -              -
             -               -                     500                  -             9,366               -              -
             -               -                  21,250                  -            18,570               -              -
             -               -                  29,313                  -            40,787               -              -
             -               -                  16,375                  -             8,008               -              -
             -               -                       -                  -             4,707               -              -
             -               -                       -                  -             4,907               -              -
             -               -                       -                  -             8,319               -              -
             -               -                  12,938                  -            14,846               -              -
             -               -                       -              1,042            35,535          10,977              -
             -               -                 213,013                  -            80,698               -              -
             -               -                  61,700                  -            22,460               -              -
             -               -                     438                  -            26,802               -              -
             -               -                 150,875                  -            31,436               -              -
             -               -                  20,356              9,669                 -               -              -
             -               -                       -              1,400               407              40              -
             -               -                       -              8,307            18,366           3,682              -
             -               -                       -              3,559            15,079          15,445              -
             -               -                  19,375                631             5,663           3,560              -
             -               -                   1,255              2,102            13,002           1,161              -


             -               -                  25,626                  -            26,398               -              -
             -               -                  10,573              1,892            13,570           2,859              -
             -               -                       -             18,665             3,718             350              -
             -               -                       -                546            17,131           2,010              -
             -               -                       -                  -             6,437               -              -
             -               -                  34,313                  -             9,512               -              -
             -               -                       -              2,889             8,313           1,112              -
             -               -                       -                309             4,461             637          4,011
             -               -                   3,771              5,187             9,209             474              -
             -               -                  25,175                  -            21,166               -              -
             -               -                       -                  -             6,328               -              -
             -               -                       -                473                 -               -              -
             -               -                       -                426                 -               -              -
             -               -                       -                  -             8,868               -              -
             -               -                  40,404                  -            11,190           1,243              -
             -               -                  19,575              3,102             3,124           2,827              -
             -               -                       -                  -             2,586             213              -
             -               -                     781                  -            14,630           1,333              -
             -               -                       -                  -             7,341           6,784              -
             -               -                       -                  -           122,913          27,856              -
             -               -                       -                  -           106,935          24,190              -
             -               -                       -                  -            15,978           3,666              -
             -             461                       -                  -            25,691           8,560      2,900,000
             -               -                       -                  -            29,233          10,588              -
             -           4,000                       -                  -            55,304           1,974              -
             -               -                       -                  -            61,809           3,754              -
             -               -                       -                  -            49,620           4,989              -
             -               -                       -              4,306            37,030           3,077              -



             -               -                  18,288                  -            31,563           6,442              -
             -               -                       -                  -            76,603           4,961        262,751
             -               -                       -                  -            57,818              33              -
             -               -                       -                  -            70,492          19,293              -
             -               -                       -                  -                 -               -              -
             -               -                  40,842                  -            27,663           5,366              -
             -               -                       -                  -           114,762           5,076        238,521
             -               -                       -                  -            24,289           2,190              -
             -               -                  95,982             15,462            24,218           4,783              -
             -               -                  22,188              7,558             9,760            (201)             -
             -               -                  73,794              4,125             6,745             804              -
             -               -                       -              3,779             7,713           4,180              -
             -               -                  97,125                  -                 -           9,950              -
             -               -                  54,000                  -                 -           4,108              -
             -               -                  43,125                  -                 -           5,842              -
             -               -                       -                  -                 -           5,873              -
             -               -                       -                  -             5,961               -              -
             -               -                       -                  -            18,976           9,221        660,159






             -               -                  45,242                  -            23,992          28,359              -


             -               -                       -                  -                 -           3,997              -
             -               -                       -                  -            14,229          12,802              -
             -               -                       -              2,755            43,775           3,214              -
             -               -                  16,637                  -            35,889          17,313              -
             -               -                  21,990                  -             2,938             667              -
             -               -                       -                  -                 -           6,010              -
             -               -                       -                  -             5,578               -        260,000
             -               -                 160,942                  -            20,076          25,098              -
             -               -                 105,586              3,334             9,114           6,115              -
             -               -                  50,639                  -            15,514               -         10,278
             -               -                       -                  -             6,637           4,765              -
             -               -                       -                  -             3,072           4,614        125,370
             -               -                       -                  -            40,255               -              -



             -               -                       -                  -             7,950          10,907         50,000
             -               -                       -                  -             6,562             848              -
             -               -                       -                  -             4,335           2,732              -
             -               -                       -                  -               646           5,443              -
             -               -                       -                  -            12,353           1,787              -
             -               -                       -                  -            18,217           8,579              -
             -               -                       -                  -            24,842           2,799          4,050
             -               -                  26,400                  -            10,487           6,990              -
             -               -                       -                  -             8,515             500              -
             -               -                       -                  -            25,601           3,427              -
             -               -                  26,666                  -            21,284           1,673              -
             -               -                       -                  -             3,767           1,434          2,500
             -               -                   6,488              1,302             3,293           2,534              -

----------------------------------------------------------------------------------------------
                                  CURRENT
   CURRENT       CURRENT         ECONOMIC
     P&I       ENVIRONMENTAL      RESERVE          FINANCIAL        FINANCIAL
   RESERVE       RESERVE         (& OTHER)         STATEMENT        STATEMENT      CONTROL
   BALANCE       BALANCE          BALANCE           PAYMENT          BALANCE        NUMBER
----------------------------------------------------------------------------------------------
             -            -                   -                -               -      6
             -            -                   -                -               -     6.10
             -            -                   -                -               -     6.20
             -            -                   -                -               -      25
             -            -                   -                -               -      26
             -            -                   -                -               -      36
             -            -                   -                -               -     105
             -            -                   -                -               -     118
             -            -                   -                -               -     121
             -            -                   -                -               -     125
             -            -                   -                -               -     128
                                                                                    128.10
                                                                                    128.20
             -            -                   -                -               -     142
             -            -                   -                -               -     146
             -            -                   -                -               -     153
             -            -                   -                -               -     164
             -            -                   -                -               -     174
             -            -                   -                -               -     177
         1,930            -                   -                -               -     178
             -            -                   -                -               -     183
             -            -                   -                -               -     185
             -            -                   -                -               -     188
             -            -                   -                -               -     203
             -            -                   -                -               -     204

             -        9,924           2,649,500                -               -      1
                                                                                     1.10
                                                                                     1.20
                                                                                     1.30
                                                                                     1.40
                                                                                     1.50
                                                                                     1.60
                                                                                     1.70
                                                                                     1.80
                                                                                     1.90
                                                                                     1.91
                                                                                     1.92
                                                                                     1.93
                                                                                     1.94
                                                                                     1.95
                                                                                     1.96
             -            -             396,943                -               -      2
             -            -                   -                -               -      3
             -            -                   -                -               -      9
             -            -                   -                -               -      10
             -            -                 129                -               -      13
             -            -              15,000                -               -      14
             -            -           1,114,480                -               -      15
             -            -                   -                -               -      16
             -            -              14,199                -               -      17
             -            -                   -                -               -      19
             -            -                   -                -               -      21
             -            -                   -                -               -      23
             -            -                   -                -               -      27
             -            -              77,270                -               -      29
             -            -              22,266                -               -      30
             -            -                   -                -               -      31
             -            -                   -                -               -      34
             -            -                   -                -               -      35
             -            -             180,132                -               -      37
             -            -                   -                -               -      38
             -            -              70,463                -               -      39
             -            -                   -                -               -      40
             -            -                   6                -               -      41
             -            -                   -                -               -      42
             -            -                   -                -               -      43
             -            -                   -                -               -      45
             -            -                   -                -               -      46
             -            -                   -                -               -      49
                                                                                    49.10
                                                                                    49.20
                                                                                    49.30
             -            -                   -                -               -      51
             -            -                   -                -               -      52
             -            -                   -                -               -      53
             -            -                   -                -               -      54
             -            -                   -                -               -      56
             -            -                   -                -               -      60
             -            -                   -                -               -      61
             -            -                   -                -               -      62
             -        1,875                   -                -               -      64
             -            -                   -                -               -      65
             -            -              18,494                -               -      66
             -            -                   -                -               -      68
             -            -               1,300                -               -      69
       176,183            -                   -                -               -      70
       300,316            -                   -                -               -      71
             -            -                   -                -               -      72
             -            -                   -                -               -      73
             -            -                   -                -               -      74
             -            -                   -                -               -      75
             -            -                   -                -               -      76
             -            -                   -                -               -      78
             -            -                   -                -               -      80
             -            -                   -                -               -      81
             -            -                   -                -               -      82
             -            -                   -                -               -      83
             -            -              16,388                -               -      84
             -            -                   -                -               -      85
             -            -                   -                -               -      86
             -            -                   -                -               -      87
             -            -                   -                -               -     102
             -            -                   -                -               -     103
             -            -              90,157                -               -     104
             -            -               2,490                -               -     108
             -            -                   -                -               -     110
        22,551            -                   -                -               -     113
             -            -                   -                -               -     119
             -            -                   -                -               -     120
             -            -               7,654                -               -     122
             -            -                   -                -               -     123
             -            -                   -                -               -     124
             -            -                   -                -               -     126
             -            -                   -                -               -     130
             -            -                   -                -               -     133
             -            -                   -                -               -     134
             -            -                   -                -               -     137
             -            -                   -                -               -     138
             -            -                   -                -               -     139
             -            -                   -                -               -     140
             -            -                   -                -               -     143
             -            -                   -                -               -     144
             -            -                   -                -               -     148
             -        1,067                   -                -               -     151
             -            -             138,440                -               -     154
             -            -                   -                -               -     155
             -            -                   -                -               -     158
             -            -                   -                -               -     159
             -            -                   -                -               -     162
             -            -                   -                -               -     163
             -            -                   -                -               -     166
             -            -               5,000                -               -     168
             -            -                   -                -               -     170
             -            -                   -                -               -     171
             -            -                   -                -               -     172
             -            -                   -                -               -     173
             -            -               2,000                -               -     175
             -            -                   -                -               -     180
             -            -                   -                -               -     181
             -            -                   -                -               -     182
             -            -                   -                -               -     184
             -            -                   -                -               -     186
             -            -                   -                -               -     189
             -            -                   -                -               -     192
             -            -                   -                -               -     196
             -            -                   -                -               -     198
             -            -                   -                -               -     200
             -            -                   -                -               -     201
             -            -                   -                -               -     205
             -            -                   -                -               -     209
             -            -                   -                -               -     210
             -            -                   -                -               -     213
             -            -               5,000                -               -     215
             -            -                   -                -               -     222
             -        1,068                   -                -               -     223
             -            -                   -                -               -     224
             -            -                   -                -               -     226
        27,822            -                   -                -               -     227
             -            -                   -                -               -     228
             -            -                   -                -               -     229
             -            -                   -                -               -     232
             -            -                   -                -               -     233
             -            -                   -                -               -     234

             -            -                   -                -               -      5
             -            -                   -                -               -      18
             -            -                   -                -               -    18.10
             -            -                   -                -               -    18.20
             -            -                   -                -               -    18.30
             -            -                   -                -               -    18.40
             -            -                   -                -               -    18.50
             -            -                   -                -               -    18.60
             -            -                   -                -               -      22
             -            -                   -                -               -    22.10
             -            -                   -                -               -    22.20
             -            -                   -                -               -    22.30
             -            -                   -                -               -    22.40
             -            -                   -                -               -    22.50
             -            -                   -                -               -      24
             -            -                   -                -               -      28
             -            -                   -                -               -    28.10
             -            -                   -                -               -    28.20
             -            -                   -                -               -    28.30
             -            -                   -                -               -      44
             -            -                   -                -               -      48
             -            -                   -                -               -      79
             -            -                   -                -               -      90
             -            -                   -                -               -     116
             -            -                   -                -               -     129
                                                                                    129.10
                                                                                    129.20
             -          350                   -                -               -     131
             -            -                   -                -               -     136
             -            -                   -                -               -     149
             -            -                   -                -               -     152
             -            -                   -                -               -     161
             -            -                   -                -               -     167
             -            -                   -                -               -     169
             -            -                   -                -               -     190
             -            -                   -                -               -     191
             -            -                   -                -               -     195
             -            -                   -                -               -     206
             -            -                   -                -               -     211
             -            -                   -                -               -     212
             -            -                   -                -               -     214
             -            -                   -                -               -     216
             -            -                   -                -               -     218
             -            -                   -                -               -     221
             -            -                   -                -               -     231
             -            -                   -                -               -      4
             -            -                   -              487           2,920      7
             -            -                   -              387           2,320     7.10
             -            -                   -              100             600     7.20
             -            -                 923                -               -      8
             -            -                   -              446           3,567      11
             -        2,500           1,018,493                -               -      12
             -      100,000                   -                -               -      20
             -            -             850,000                -               -      32
        91,982            -                   -              217             650      33
                                                                                    33.10
                                                                                    33.20
                                                                                    33.30
             -            -                   -              203             609      47
             -            -                   -                -           2,000      50
             -        1,027             126,396                -           2,230      55
             -            -                   -              125             500      57
             -            -                   -                -           1,125      58
             -        1,168              26,985              179           2,150      59
             -       31,125              50,000              175             875      63
             -            -                   -              171             512      67
             -            -                   -              154             617      77
             -            -                   -               61             246    77.10
             -            -                   -               51             204    77.20
             -            -                   -               42             167    77.30
             -        1,125                   -               58             117      88
             -        1,125                   -                -               -    88.10
             -            -                   -               58             117    88.20
             -            -                   -                -           1,680      89
             -        1,136                   -              142             425     100
             -            -                   -              138             553     101
                                                                                    101.10
                                                                                    101.20
                                                                                    101.30
                                                                                    101.40
                                                                                    101.50
                                                                                    101.60
             -        1,262                   -              129             775     106
                                                                                    106.10
                                                                                    106.20
             -            -                   -              125             250     107
             -        1,125                   -              126             506     109
             -          627                   -              121             362     111
             -        1,139                   -              125             625     112
             -            -                   -                -               -     114
             -            -                   -                -           1,416     115
             -            -                   -              117             350     117
             -        2,092                   -              104             625     127
             -        1,125                   -                -               -     132
             -            -                   -               94             375     135
             -            -                   -               94             375     141
             -        1,128              42,542               84             169     145
             -            -               1,844               85             340     147
                                                                                    147.10
                                                                                    147.20
                                                                                    147.30
             -        1,125                   -                -               -     150
             -            -                   -               75             150     156
             -        1,125                   -               71             283     157
             -            -                   -               71             212     160
             -            -                   -               65             194     165
             -       20,237                   -               61             243     176
             -        1,336               2,800               60             239     179
             -            -                   -               52             156     187
             -            -                   -               49             148     193
             -            -                   -               50             297     194
             -        1,137                   -               48             239     197
             -        1,125                   -               50             100     199
             -            -                   -                -               -     207

                                   EXHIBIT C-1


                      FORM OF TRANSFEREE AFFIDAVIT FOR THE
               CLASS R-I, CLASS R-II AND CLASS R-III CERTIFICATES


                                                           AFFIDAVIT PURSUANT TO
                                                       SECTION 860E(e)(4) OF THE
                                                        INTERNAL REVENUE CODE OF
                                                                1986, AS AMENDED


STATE OF NEW YORK  )
                   )   ss:
COUNTY OF NEW YORK )


                  __________________________, being first duly sworn, deposes and says:


                  1. _______ That he is a _____________ of
______________________(the "Purchaser"), a ___________________, on behalf of which he makes this affidavit.

                  2. _______ That the Purchaser's Taxpayer Identification Number is ____________.

                  3. _______ That the Purchaser of the Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1999-C2, Class R-I, Class R-II and Class R-III (the "Class R-I Certificates," the "Class R-II Certificates," and the "Class R-III Certificates," respectively), is a Permitted Transferee (as defined in Article I of the Pooling and Servicing Agreement, dated as of July 1, 1999, by and among Prudential Securities Secured Financing Corporation, as depositor, National Realty Funding L.C., as master servicer and special servicer and The Chase Manhattan Bank, as trustee (the "Pooling and Servicing Agreement")) or is acquiring the Class R-I Certificates, the Class R-II Certificates and the Class R-III Certificates for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

                  4. _______ That the Purchaser historically has paid its debts as they have become due and intends to pay its debts as they become due in the future and the Purchaser intends to pay taxes associated with holding the Class R-I Certificates, Class R-II Certificates and the Class R-III Certificates as they become due.

                  5. _______ That the Purchaser understands that it may incur tax liabilities with respect to the Class R-I Certificates, Class R-II Certificates and/or the Class R-III Certificates in excess of any cash flow generated by the Class R-I Certificates, Class R-II Certificates and the Class R-III Certificates.

                  6. _______ That the Purchaser will not transfer the Class R-I Certificates, Class R-II Certificates or the Class R-III Certificates to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

                  7. _______ That the Purchaser is not a Disqualified Non-U.S. Person (as defined in Article I of the Pooling and Servicing Agreement) and is not purchasing the Class R-I Certificates, Class R-II Certificates or the Class R-III Certificates for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Person.

                  8. _______ That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class R-I Certificates, Class R-II Certificates or the Class R-III Certificates to such a "disqualified organization," an agent thereof, or a person that does not satisfy the requirements of paragraph 4 and paragraph 7 hereof.

                  9. _______ That, if a "tax matters person" is required to be designated with respect to the (Upper-Tier/Middle-Tier/Lower-Tier) REMIC pursuant to Section 4.4 of the Pooling and Servicing Agreement, the Purchaser agrees to the irrevocable designation of the Trustee as the Purchaser's agent in performing the function of "tax matters person" and "tax matters partner."

                  10. ______ The Purchaser agrees to be bound by and to abide by the provisions of Section 5.2 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of Class R-I Certificates, Class R-II Certificates and Class R-III Certificates.

                            [Signature on next page]

                  IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, this __ day of ______, 1999.


                                -------------------------------------------




                                By:
                                -------------------------------------------
                                    Name:
                                    Title:

                  Personally appeared before me the above-named ________________ known or proved to me to be the same person who executed the foregoing instrument and to be the ____________ of the Purchaser, and acknowledged to me that he executed the same as his free act and deed and the free act and deed of the Purchaser.

                  Subscribed and sworn before me this ___ day of __________, 1999.

NOTARY PUBLIC

COUNTY OF NEW YORK )
                   )   ss:
STATE OF NEW YORK  )

My commission expires on the ___ day of ____________________, _____

                                   EXHIBIT C-2

                             FORM OF TRANSFER LETTER


                                  _______, 1999


The Chase Manhattan Bank
    as Trustee and Certificate Registrar
450 West 33rd Street
New York, New York 10001-2697
Attention:     Capital Markets Fiduciary Services (CMBS)

        RE: Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1999-C2


Ladies and Gentlemen:

               The undersigned, an authorized officer of ______________________ (the "Purchaser") has reviewed the attached affidavit of ______________________________, a ______________________ of the Purchaser, and
has no actual knowledge that such affidavit is not true and has no reason to know that the information contained in paragraph 4 thereof is not true.

                                            Very truly yours,



                                            By:
                                              -------------------------------
                                              Name:
                                              Title:

                                    EXHIBIT D

             TRANSFERS OF DEFINITIVE PRIVATELY OFFERED CERTIFICATES

                                     [Date]

The Chase Manhattan Bank
450 West 33rd Street
14th Floor
New York, New York 10001

Attention:  ______________________

         Re: Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series
                 1999-C2 (the "Certificates")

Dear Sirs:

         This letter is delivered to you in connection with the transfer by _______________ (the "Transferor") to ________________ (the "Transferee") of a
Certificate (the "Transferred Certificate") having an initial Principal Balance or Notional Amount as of July __, 1999 (the "Closing Date") of $__________. The Certificates were issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of July __, 1999, among Prudential Securities Secured Financing Corporation, as Depositor (the "Depositor"), National Realty Funding L.C., as master servicer and as special servicer, and The Chase Manhattan Bank, as trustee. All terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

        1. The Transferor is the lawful owner of the Transferred Certificate with the full right to transfer such Certificate free from any and all claims and encumbrances whatsoever.

        2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of any Certificate under the Securities Act of 1933, as amended (the "Securities Act"), or would render the disposition of any Certificate a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of any Certificate pursuant to the Securities Act or any state securities laws.

                                  Very truly yours,

                                  (Transferor)


                                  By:
                                  -------------------------------------------
                                  Name:
                                  -------------------------------------------
                                  Title:
                                  -------------------------------------------

                        FORM I OF TRANSFEREE CERTIFICATE
                           FOR TRANSFERS OF DEFINITIVE
                         PRIVATELY OFFERED CERTIFICATES

                                     [Date]

The Chase Manhattan Bank
450 West 33rd Street
14th Floor
New York, New York 10001


Attention: ________________

         Re: Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series
              1999-C2 (the "Certificates")

Ladies and Gentlemen:

         This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to __________________ (the "Transferee") of
Class __________ Certificates having an initial Principal Balance or Notional Amount as of July __, 1999 (the "Closing Date") of $____________ (the "Transferred Certificates"). The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of July __, 1999 (the "Pooling and Servicing Agreement"), among Prudential Securities Secured Financing Corporation, as Depositor (the "Depositor"), National Realty Funding L.C., as master servicer and as special servicer, and The Chase Manhattan Bank, as trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, that:

         1. The Transferee is a "qualified institutional buyer" (a "Qualified Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act") and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it of the Transferred Certificates is being made in reliance on Rule 144A. The Transferee is acquiring the Transferred Certificates for its own account or for the account of a Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

         2. The Transferee has been furnished with all information regarding (a) the Transferred Certificates and distributions thereon, (b) the nature, performance and servicing of the Mortgage Loans, (c) the Pooling and Servicing Agreement, and (d) any credit enhancement mechanism associated with the Transferred Certificates, that it has requested.

                                   Very truly yours,

                                   --------------------------------------------
                                   (Transferee)

                                   By:
                                   Name:
                                   Title:

                                                                         ANNEX 1


            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [for Transferees other than Registered Investment Companies]

         The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificates being transferred (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

         1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee").

         2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because (i) the Transferee owned and/or invested on a discretionary basis $______________________(1) in securities ____ (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

         ____ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

         ____ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Certificate in the case of a U.S. bank, and not more than 18 months preceding such date of sale for a foreign bank or equivalent institution.

         ____ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Certificate in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale for a foreign savings and loan association or equivalent institution.

         ____ Broker-dealer. The Transferee is a dealer registered pursuant to
Section 15 of the Securities Exchange Act of 1934, as amended.

         ____ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and

--------

(1) Transferee must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee is a dealer, and, in that case, Transferee must own and/or invest on a discretionary basis at least $10,000,000 in securities.

which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

         ____ State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

         ____ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

         ____ Investment Adviser. The Transferee is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

         ____ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

         3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee did not include any of the securities referred to in this paragraph.

         4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee, unless the Transferee reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee's direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

         5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

         ____     ____     Will the Transferee be purchasing the Transferred
         Yes      No       Certificates only for the Transferee's own account?

         6. If the answer to the foregoing question is "No", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

         7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase promptly after they become available.

                                     -------------------------------------------
                                     Print Name of Transferee

                                     By:
                                        --------------------------------------
                                        Name:
                                        --------------------------------------
                                        Title:
                                        --------------------------------------
                                        Date:
                                        --------------------------------------

                                                                         ANNEX 2


            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [for Transferees that are Registered Investment Companies]

         The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificate being transferred (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

         1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

         2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and
         (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee of any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

         The Transferee owned and/or invested on a discretionary basis $__________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

         The Transferee is part of a Family of Investment Companies which owned in the aggregate $____________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

         3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

         4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

         5. The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

         ____     ____     Will the Transferee be purchasing the Transferred
         Yes      No       Certificates only for the Transferee's own account?

         6. If the answer to the foregoing question is "No", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

         7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice by the undersigned, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.


                            Print Name of Transferee or Adviser

                            By:
                                 Name:
                                 -------------------------------------------
                                 Title:
                                 -------------------------------------------
                                 Date:
                                 -------------------------------------------

                            IF AN ADVISER:

                             -----------------------------------------------
                             Print Name of Transferee

                             Date:
                             -----------------------------------------------

                        FORM II OF TRANSFEREE CERTIFICATE
                           FOR TRANSFERS OF DEFINITIVE
                         PRIVATELY OFFERED CERTIFICATES

                                     [Date]

The Chase Manhattan Bank
450 West 33rd Street
14th Floor
New York, New York 10001


Attention:  _____________________

         Re: Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series
               1999-C2 (the "Certificates")


Ladies and Gentlemen:

         This letter is delivered to you in connection with the transfer by __________________ (the "Transferor") to _____________________ (the
"Transferee") of Class ____ Certificates having an initial Principal Balance or Notional Amount as of July __, 1999 (the "Closing Date") of $___________ (the "Transferred Certificates"). The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of July __, 1999 (the "Pooling and Servicing Agreement") among Prudential Securities Secured Financing Corporation, as Depositor (the "Depositor"), National Realty Funding L.C., as master servicer and as special servicer, and The Chase Manhattan Bank, as trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, that:

         1. The Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws.

         2. The Transferee understands that (a) the Class of Certificates to which the Transferred Certificates belong has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated to so register or qualify the Class of Certificates to which the Transferred Certificates belong, and (c) no Transferred Certificate may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Registrar has received either: (A) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit ___ to the Pooling and Servicing Agreement and a certificate from such Certificateholder's prospective transferee substantially in the form attached either as Exhibit ___ or as Exhibit ___ to the Pooling and Servicing Agreement; or (C) an opinion of counsel satisfactory to the Trustee with respect to the availability of such exemption from registration under the Securities Act, together with copies of the written certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

         3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate except in compliance with the provisions of Section 3.3 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

         4. Transferee understands that each Transferred Certificate will bear the following legends:

         THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

         [NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.] [NOT APPLICABLE FOR CLASS A-EC CERTIFICATES.]

         5. Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Certificate, any interest in any Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Certificate, any interest in any Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Certificate, any interest in any Certificate or any other similar security.

         6. The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters, that it has requested.

         7. The Transferee is an "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificate; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

                                 Very truly yours,


                                 -------------------------------------------
                                 (Transferee)

                                 By:
                                 -------------------------------------------
                                 Name:
                                 -------------------------------------------
                                 Title:
                                 -------------------------------------------

                        FORM I OF TRANSFEREE CERTIFICATE
                          FOR TRANSFERS OF INTERESTS IN
                    BOOK-ENTRY PRIVATELY OFFERED CERTIFICATES

                                     [Date]

[TRANSFEROR]

         Re: Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series
              1999-C2 (the "Certificates")


Dear Sirs:

         This letter is delivered to you in connection with the transfer by ____________________ (the "Transferor") to __________________ (the "Transferee")
of a Certificate (the "Transferred Certificate") having an initial Principal Balance or Notional Amount as of July __, 1999 (the "Closing Date") of $____________. The Certificates were issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of July __, 1999, between Prudential Securities Secured Financing Corporation, as Depositor (the "Depositor"), National Realty Funding L.C., as master servicer and as special servicer, and The Chase Manhattan Bank, as trustee. All terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, and for the benefit of the Depositor and the Trustee, that:

         1. The Transferee is acquiring the Transferred Certificate for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws.

         2. The Transferee understands that (a) the Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated to so register or qualify the Certificates and (c) no interest in the Certificates may be sold or transferred unless (i) such Certificates are registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) such interest sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Owner desiring to effect such transfer has received either (A) a certification from such Certificate Owner's prospective transferee (substantially in the form attached to the Pooling and Servicing Agreement) setting forth the facts surrounding the transfer or (B) an opinion of counsel satisfactory to the Certificate Registrar with respect to the availability of such exemption, together with copies of the certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

         3. The Transferee understands that it may not sell or otherwise transfer any portion of its interest in the Transferred Certificate except in compliance with the provisions of Section 3.3 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

         4. Transferee understands that each Transferred Certificate will bear the following legends:

         THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT

SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

         [NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS INVESTMENT MANAGER OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.] [NOT APPLICABLE TO CLASS A-EC CERTIFICATES.]

         5. Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e) taken any other action, that (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of any Certificate under the Securities Act, would render the disposition of an Certificate a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of any Certificate pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Certificate.

         6. The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the Pooling and Servicing Agreement and (d) all related matters, that it has requested.

         7. The Transferee is an institutional "accredited investor" as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such an investment and can afford a complete loss of such investment.

                                 Very truly yours,


                                 -------------------------------------------
                                 (Transferee)

                                 By:
                                 -------------------------------------------
                                 Name:
                                 -------------------------------------------
                                 Title:
                                 -------------------------------------------

NY_DOCS\371791.1
                        FORM II OF TRANSFEREE CERTIFICATE
                          FOR TRANSFERS OF INTERESTS IN
                    BOOK-ENTRY PRIVATELY OFFERED CERTIFICATES

                                     [Date]

[TRANSFEROR]

         Re: Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series
              1999-C2 (the "Certificates")


Dear Sirs:

         This letter is delivered to you in connection with the transfer by ____________________ (the "Transferor") to _____________________ (the
"Transferee") of a Certificate (the "Transferred Certificate") having an initial Principal Balance or Notional Amount as of July __, 1999 (the "Closing Date") of $________. The Certificates were issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of July __, 1999, between Prudential Securities Secured Financing Corporation, as Depositor (the "Depositor"), National Realty Funding L.C., as master servicer and as special servicer, and The Chase Manhattan Bank, as trustee. All terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, and for the benefit of the Depositor and the Trustee, that:

         1. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Transferred Certificate for its own account or for the account of a qualified institutional buyer, and understands that such Certificate or any interest therein may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

         2. The Transferee understands that (a) the Class of Certificates to which the Transferred Certificate belongs have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Certificates and (c) no interest in the Certificates may be sold or transferred unless (i) such Certificates are registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) such interest sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Owner desiring to effect such transfer has received either (A) a certification from such Certificate Owner's prospective transferee (substantially in the form attached to the Pooling and Servicing Agreement) setting forth the facts surrounding the transfer or (B) an opinion of counsel satisfactory to the Certificate Registrar with respect to the availability of such exemption, together with copies of the certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

         3. The Transferee understands that it may not sell or otherwise transfer any portion of its interest in the Transferred Certificate except in compliance with the provisions of Section 3.3 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

         4. Transferee understands that each Transferred Certificate will bear the following legends:

         THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

         [NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.] [NOT APPLICABLE TO CLASS A-EC CERTIFICATES]

         5. _______ The Transferee has been furnished with all information regarding (a) the Certificates and distributions thereon, (b) the nature, performance and servicing of the Mortgage Loans, (c) the Pooling and Servicing Agreement, and (d) any credit enhancement mechanism associated with the Transferred Certificate, that it has requested.

                                 Very truly yours,


                                 -------------------------------------------
                                 (Transferee)

                                 By:
                                 -------------------------------------------
                                 Name:
                                 -------------------------------------------
                                 Title:
                                 -------------------------------------------

                                                                         ANNEX 1


            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]

         The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor"), and for the benefit of the Depositor and the Trustee, as Certificate Registrar, with respect to the commercial mortgage pass-through certificate being transferred (the "Transferred Certificate") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

         1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificate (the "Transferee").

         2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Transferee owned and/or invested on a discretionary basis $__________(2) in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

         ____ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

         ____ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Certificate in the case of a U.S. bank, and not more than 18 months preceding such date of sale for a foreign bank or equivalent institution.

         ____ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Certificate in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale for a foreign savings and loan association or equivalent institution.

         ____ Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

---------------

(2) Transferee must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee is a dealer, and, in that case, Transferee must own and/or invest on a discretionary basis at least $10,000,000 in securities.

         ____ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

         ____ State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

         ____ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

         ____ Investment Adviser. The Transferee is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

         ____ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

                  =============================================================

         3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee did not include any of the securities referred to in this paragraph.

         4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee, unless the Transferee reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee's direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

         5. _______ The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificate are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

         ____     ____     Will the Transferee be purchasing the Transferred
         Yes      No       Certificate only for the Transferee's own account?

         6. _______ If the answer to the foregoing question is "No", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a

         "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

         7. _______ The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Transferred Certificate will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

                               ----------------------------------------------
                               Print Name of Transferee

                               By:
                               ----------------------------------------------
                               Name:
                               ----------------------------------------------
                               Title:
                               ----------------------------------------------

                               Date:
                               ----------------------------------------------

                                                                         ANNEX 2


            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That Are Registered Investment Companies]

         The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor"), and for the benefit of the Depositor and the Trustee, with respect to the commercial mortgage pass-through certificate being transferred (the "Transferred Certificate") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

         1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificate (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

         2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and
         (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Company, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

         ____ The Transferee owned and/or invested on a discretionary basis $___________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

         ____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $_________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

         3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

         4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

         5. _______ The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

         ____     ____     Will the Transferee be purchasing the Transferred
         Yes      No       Certificate only for the Transferee's own account?

         6. _______ If the answer to the foregoing question is "No", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

         7. _______ The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred Certificate will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

                                   --------------------------------------------
                                   Print Name of Transferee or Adviser

                                   By:
                                   --------------------------------------------
                                   Name:
                                   --------------------------------------------
                                   Title:
                                   --------------------------------------------

                                   IF AN ADVISER:


                                   --------------------------------------------
                                   Print Name of Transferee

                                   Date:
                                   --------------------------------------------

                                    EXHIBIT E

                           FORM OF REQUEST FOR RELEASE

                             (FOR TRUSTEE/CUSTODIAN)

Loan Information
----------------

   Name of Mortgagor:            ____________________________

   Mortgage Loan
   Control Number:               ____________________________

Custodian/Trustee
-----------------

   Name:                         The Chase Manhattan Bank

   Address:                      450 West 33rd Street, 14th Floor
                                 New York, New York 10001-2697

Depositor
---------

   Name:                         Prudential Securities Incorporated

   Address:                      One New York Plaza, 18th Floor
                                 New York, New York 10292

   Certificates:                 Prudential Securities Secured
                                 Financing Corporation, Commercial
                                 Mortgage Pass-Through Certificates,
                                 Series 1999-C2


     The undersigned Master Servicer hereby acknowledges that it has received from The Chase Manhattan Bank, as Trustee for the Holders of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1999-C2, the documents referred to below (the "Documents"). All capitalized terms of not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of July 1, 1999, by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), National Realty Funding L.C., as master servicer (the "Master Servicer") and special servicer (the "Special Servicer"), and The Chase Manhattan Bank, as trustee (the "Trustee").

(i) Promissory Note dated ___________, 199_, in the original principal sum of $_________________, made by _______________, payable to, or endorsed to the order of, the Trustee.

(ii)  Mortgage recorded on _________________ as instrument no. ________________
      in the County Recorder's Office of the County of ___________________, State of__________________ in book/reel/docket ________________ of official records at page/image __________________.

(iii) Deed of Trust recorded on ____________________ as instrument no. ____________ in the County Recorder's Office of the County of
      _________________, State of ________________ in book/reel/docket
      ____________________ of official records at page/image
      ___________________.

(iv) Assignment of Mortgage or Deed of Trust to the Trustee, recorded on _________________________ as instrument no. ____________________ in the
      County Recorder's Office of the County of _________________, State of _______________________ in book/reel/docket __________ of official records at page/image ______________________

(v) Other documents, including any amendments, assignments or other assumptions of the Note or Mortgage.

      (a)      __________________________________

      (b)      __________________________________

      (c)      __________________________________

      (d)      __________________________________

     The undersigned Master Servicer and Special Servicer hereby acknowledge and agree as follows:

     (1) Each of the Master Servicer and Special Servicer, as applicable, shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Agreement.

     (2) Each of the Master Servicer and Special Servicer shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall any of the Master Servicer or Special Servicer assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof.

     (3) The Master Servicer or Special Servicer, as applicable, shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Collection Account and except as expressly provided in the Agreement.

     (4) The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the Master Servicer or Special Servicer shall at all times be earmarked for the account of the Trustee, and the Master Servicer and Special Servicer shall keep the Documents and any proceeds separate and distinct from all other property in the Master Servicer's or Special Servicer's possession, custody or control.

                                         NATIONAL REALTY FUNDING L.C.
                                             as Master Servicer
                                             and Special Servicer

                                         By:    _______________________

                                         Title: _______________________

Date: July ___, 1999

                                    EXHIBIT F
                              Intentionally Omitted

                                                                     EXHIBIT G-1

                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

                  THIS MORTGAGE LOAN PURCHASE AND SALE AGREEMENT I (this "Agreement") dated July __, 1999, is between PRUDENTIAL SECURITIES CREDIT CORP., a Delaware corporation (the "Seller"), and PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION, a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, the Seller has originated or otherwise acquired certain fixed rate mortgage loans from National Realty Finance L.C., a Missouri limited liability company, and Bridger Commercial Realty Finance LLC , a Missouri limited liability company (collectively, the "Mortgage Loan Sellers"), pursuant to separate Mortgage Loan Purchase and Sale Agreements, each dated July ___, 1999, between the Seller and each of the Mortgage Loan Sellers (collectively, the "Underlying Mortgage Loan Purchase and Sale Agreements");

                  WHEREAS, the Purchaser is simultaneously acquiring certain fixed rate mortgage loans from Greenwich Capital Financial Products, Inc., a Delaware corporation, pursuant to a separate Mortgage Loan Purchase and Sale Agreement II, dated July _, 1999;

                  WHEREAS, the Seller desires to sell to Purchaser on the Closing Date (as hereinafter defined), and the Purchaser desires to purchase from the Seller, certain mortgage loans (collectively, the "Mortgage Loans"), all of which are described in, and set forth in, the schedules attached hereto as Annex A (the "Mortgage Loan Characteristics Schedule"), and the Purchaser intends to deposit the Mortgage Loans in a trust fund (the "Trust Fund"), the beneficial ownership of which will be evidenced by the Commercial Mortgage Pass-Through Certificates, Series 1999-C2, Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I and Class R-II (collectively, the "Certificates") issued pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement") by and between the Purchaser, as depositor (in such capacity, the "Depositor"), National Realty Funding L.C., as servicer (in such capacity, the "Servicer") and special servicer (in such capacity, the "Special Servicer"), and The Chase Manhattan Bank, as trustee (in such capacity, the "Trustee") (capitalized terms used herein and not defined herein or in Annex B attached hereto shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement);

                  WHEREAS, the Purchaser intends to sell the Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Certificates (collectively, the "Publicly Offered Certificates") registered under the Securities Act of 1933, as amended (the "Securities Act") to Prudential Securities Incorporated ("PSI"), and Greenwich NatWest Limited, as agent for National Westminster Bank Plc. ("GNL"), as underwriters (in such capacities, the "Underwriters") pursuant to an Underwriting Agreement to be dated the date hereof (the "Underwriting Agreement");

                  WHEREAS, the Purchaser intends to sell the Class A-EC1, Class A-EC2, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I and Class R-II

Certificates (the "Privately Offered Certificates") to PSI and GNL, as placement agents (in such capacities, the "Placement Agents"), pursuant to a Certificate Purchase Agreement to be dated on or about the date hereof (the "Certificate Purchase Agreement"), as described in a Private Placement Memorandum relating thereto, to be dated the date hereof (the "Private Placement Memorandum");and

                  WHEREAS, at the request of the Mortgage Loan Sellers, the Underwriters have structured the several transactions contemplated by this Agreement (collectively, the "Securitization Transaction"), and the Purchaser, in reliance on the representations, warranties and covenants of the parties contained herein, has agreed to enter into and complete the Securitization Transaction, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows:

                  1. Purchase Proceeds; Purchase and Sale; Delivery of Mortgage Files.

                  (a) On the Closing Date, the Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse, and the Purchaser agrees to purchase all of the Seller's right, title and interest in and to the Mortgage Loans and the related mortgage loan documents (collectively, the "Mortgage Loan Documents"), including, without limitation: (i) all scheduled payments of interest and principal due on or with respect to each Mortgage Loan after July 1, 1999 (the "Cut-off Date"); (ii) all other payments of interest and principal received on or with respect to each Mortgage Loan after the Cut-off Date, other than any such payments of interest or principal which were allocable to a period on or prior to the Cut-off Date;
(iii) all of the Seller's right, title and interest in and to the proceeds of any related title, hazard or other insurance policies received on or with respect to any Mortgage Loan after the Cut-off Date; (iv) all reserve accounts and escrow accounts, if any, established pursuant to the related Mortgage Loan Documents (collectively, the "Reserve Accounts"), and all of the Seller's right, title and interest in and to the funds therein; and (v) to the extent assignable, all of the Seller's rights under the Underlying Mortgage Loan Purchase and Sale Agreements.

                  (b) The Purchaser shall purchase the Mortgage Loans and Mortgage Loan Documents and pay the Seller an amount of the purchase proceeds determined with that certain Loan Seller Agreement, dated May 24, 1999, between Greenwich Capital Financial Markets, Inc., National Realty Finance L.C. and Bridger Commercial Realty Finance LLC (the "Loan Seller Agreement") (the "Purchase Proceeds") in an amount equal to $______________. The Purchase Proceeds shall be paid to the Seller by wire transfer in immediately available funds on the date of the consummation of the Securitization Transaction (the "Closing Date") (or by such other method as the Purchaser and the Seller may agree), with such later adjustments as provided for in the Loan Seller Agreement. The closing for the purchase and sale of the Mortgage Loans shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022.

                  (c) The Seller hereby agrees to deliver to the Purchaser or its designee, within the respective time periods described below, the following documents or instruments with respect to each Mortgage Loan:

                           (i) the original of the related Note, endorsed by the Seller in blank or in the following form: "Pay to the order of The Chase Manhattan Bank, as Trustee, for the registered holders of Prudential Securities Secured Financing Corporation Commercial Mortgage Pass-Through Certificates, Series 1999-C2, without recourse", which the Purchaser or its designee is authorized to complete and which Note and all endorsements thereof shall show a complete chain of endorsement from the Originator to the Seller;

                           (ii)(a) the related original recorded Mortgage or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, (b) the related original recorded Assignment of Mortgage from the Originator to the Seller, or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, and (c) the related original Assignment of Mortgage executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located);

                           (iii)(a) if the related security agreement is separate from the Mortgage, the original security agreement or a counterpart thereof, (b) if the security agreement is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original assignment of such security agreement from the Originator to the Seller or a counterpart thereof, and (c) the related original assignment of such security agreement executed by the Seller in blank, which the Purchaser or its designee is authorized to complete;

                           (iv)(a) a copy of each Form UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property, (b) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement to the Seller from the Originator, and (c) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Seller, is in suitable form for filing in the filing office in which such financing statement was filed);

                           (v) the related original of the Loan
         Agreement, if any, relating to such Mortgage Loan or a counterpart thereof;

                           (vi) the related original lender's title insurance policy (or the original pro forma title insurance policy), together with any endorsements thereto;

                           (vii) if any related Assignment of Leases, Rents and Profits is separate from the Mortgage, (a) the original recorded Assignment of Leases, Rents and Profits or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording,
         (b) the related original recorded reassignment of such instrument, if any, from the Originator to the Seller or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, and (c) the related original reassignment of such instrument, if any, executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located) (any of which reassignments, however, may be included in a related Assignment of Mortgage and need not be a separate instrument);

                           (viii) if any related assignment of contracts is separate from the Mortgage, the original assignment of contracts or a counterpart thereof, and if the assignment of contracts is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original reassignment of such instrument from the Originator to the Seller or a counterpart thereof and the related original reassignment of such instrument executed by the Seller in blank, which the Purchaser or its designee is authorized to complete;

                           (ix) with respect to the related Reserve
         Accounts, if any, a copy of the original of any separate agreement with respect thereto between the related Borrower and the Originator;

                           (x)  the original of any other written
         agreement, instrument or document securing such Mortgage Loan, including, without limitation, originals of any guarantees with respect to such Mortgage Loan or the original letter of credit, if any, with respect thereto, together with any and all amendments thereto, including, without limitation, any amendment which entitles the Purchaser or its designee to draw upon such letter of credit, and the original of each instrument or other item of personal property given as security for a Mortgage Loan possession of which by a secured party is necessary to a secured party's valid, perfected, first priority security interest therein, together with all assignments or endorsements thereof necessary to entitle the Purchaser or its designee to enforce a valid, perfected, first priority security interest therein;

                           (xi) with respect to the related Reserve Accounts, if any, (a) a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the Originator's security interest in such Reserve Accounts and all funds contained therein, (b) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement from the Originator to the Seller, and (c) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the Seller in blank which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Seller is in suitable form for filing in the filing office in which such financing statement was filed); and

                           (xii) copies of any and all amendments,
         modifications and supplements to, and waivers related to, any of the foregoing.

                  Such documents and instruments relating to each Mortgage Loan are collectively referred to herein as the "Mortgage File". In connection with the Seller's delivery of Mortgage Loan Documents in accordance with this Section 1(c), the Seller hereby authorizes the Purchaser or its designee to complete each endorsement or assignment in blank appearing thereon in such manner as the Purchaser or its designee shall determine in the exercise of its sole discretion (provided that such endorsement or assignment will be without recourse, representation or warranty except as expressly set forth in this Agreement). In addition, all funds held by the Seller in the Reserve Accounts shall be delivered to the Purchaser or its designee on or before the Closing Date.

                  If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original or a copy of any of the documents and/or instruments referred to in this Section 1(c)(ii)(a) or (b), (iv)(a) or (b),
(vii)(a) or (b), (xi)(a) or (b) and (xii), with (if appropriate) evidence of recording or filing, as the case may be, thereon, solely because of a delay caused by the public recording or filing office where such document or instrument was submitted for recording or filing, the delivery requirements set forth above shall be deemed to have been satisfied as to such missing document or instrument, and such missing document or instrument shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Purchaser or its designee on or before the Closing Date a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be), and the Seller shall deliver to or at the direction of the Purchaser or its designee, promptly following the receipt thereof, the original of such missing document or instrument (or a copy thereof) with (if appropriate) evidence of recording or filing, as the case may be, thereon. If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original of any of the documents referred to in clause 1(c)(ii)(a) or (b) or (vii)(a) or (b) solely because the public recording office retains the original assignment, then the Seller, at its expense, shall deliver to the Purchaser or its designee a copy of the recorded original. If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original or a copy of the related lender's title insurance policy referred to in clause (vi) solely because such policy has not yet been issued, the delivery requirements set forth above shall be deemed to be satisfied as to such missing document, and such missing document shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Purchaser or its designee on or before the Closing Date a commitment for title insurance "delivered" at the closing of such Mortgage Loan, and the Seller shall deliver to or at the direction of the Purchaser or its designee, promptly following the receipt thereof, the original lender's title insurance policy (or a copy thereof).

                  Notwithstanding the immediately preceding paragraph, the failure to deliver the originals or copies of any of the documents or instruments referred to in this Section 1(c)(ii)(a) or (b), (iv)(a) or (b),
(vii)(a) or (b), (xi)(a) or (b) and (xii) within 120 days after the Closing Date shall cause the related Mortgage Loan to become a Defective Document Mortgage Loan under Section 3 hereof.

                  In addition, the Seller shall be required to deliver to the Purchaser or its designee all other Mortgage Loan Documents related to such Mortgage Loan that are not required to be delivered pursuant to clauses (i) through (xii) above, including without limitation a copy of the Management Agreement, if any, for the related Mortgaged Property; a copy of the related ground lease, as amended, if any, for such Mortgaged Property; any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing; copies of the related Appraisals, surveys, environmental reports, leases and other similar documents; and any other written agreements related to, or documents obtained or maintained in connection with the origination of, such Mortgage Loan.

                  (d) The Mortgage Loans shall be sold to the Purchaser on a servicing-released basis. In accordance with the Pooling and Servicing Agreement, the Servicer shall assume responsibility for the servicing of each Mortgage Loan immediately upon deposit of the Mortgage Loans in the Trust Fund on the Closing Date. The Seller shall cooperate in all reasonable respects with the Purchaser and the Servicer in connection with such transfer of servicing responsibilities effective on the Closing Date. The Seller and the Purchaser acknowledge that certain third parties currently act as custodian with respect to the Mortgage Loans. Effective upon deposit of the Mortgage Loans in the Trust Fund on the Closing Date, the Trust Fund shall appoint The Chase Manhattan Bank to act as custodian (in such capacity, the "Custodian") for the Trust Fund with respect to the original Mortgage Files pursuant to the Pooling and Servicing Agreement. The Seller agrees to cooperate with the Purchaser and the Custodian in connection with the transfer of the Mortgage Files to the Custodian and to provide such documents, information and instructions as shall be reasonably necessary or convenient with respect thereto. Effective on the Closing Date, the Seller shall provide the Purchaser (or the Servicer or other designee of the Purchaser) with copies of the Mortgage Files and specific assignments of the Mortgage Loan Documents pursuant to Section 1 above and such other documents and information as the Purchaser shall reasonably request.

                  2. Representations and Warranties.

                  (a) The Seller hereby represents and warrants to the Purchaser and its successors and assigns as provided in this Agreement (subject to the qualifications with respect to matters of enforceability set forth below in
Section 2(c)) as of the date hereof and as of the Closing Date that:

                           (i) Due Organization; Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business as a foreign corporation and in good standing in each state in which the nature of its business or property owned by it requires such foreign qualification.

                           (ii) Authority. It has the full power,
         authority and legal right to execute and deliver this Agreement (and all agreements executed and delivered by it in connection herewith) and to perform all transactions contemplated by this Agreement (and all agreements executed and delivered by it in connection herewith). It has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by it in connection herewith), and has duly executed and delivered this Agreement (and all agreements executed and delivered by it in connection herewith). This Agreement (and each agreement executed and delivered by it in connection herewith), assuming due authorization, execution and delivery by each other party hereto (and thereto), constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, by general principles of equity and by any applicable anti-deficiency laws (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                           (iii) No Conflicts. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and conditions of this Agreement by it will (A) conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of incorporation, as amended, or other organizational documents or any agreement or instrument to which the Seller is now a party or by which it (or any of its properties) is bound, or constitute a default or result in an acceleration of indebtedness under any of the foregoing; (B) conflict with or result in a breach of any legal restriction if compliance therewith is necessary (1) to ensure the enforceability of this Agreement, or (2) for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith); (C) result in the violation of any law, rule, regulation, order, judgment or decree to which it (or any of its properties) is subject if compliance therewith is necessary
         (1) to ensure the enforceability of this Agreement, or (2) for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith); or (D) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, deed of trust, contract or other instrument.

                           (iv) Solvency. It is solvent and the execution, delivery and performance of this Agreement (A) will not cause it to become insolvent, and (B) is not intended by it to hinder, delay or defraud any of its creditors.

                           (v) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over it is required for (A) its execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith) or (B) the consummation by it of the transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that (1) it may not be duly qualified to transact business as a foreign corporation or licensed in one or more states if such qualification or licensing is not necessary for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith), and (2) it makes no representation with respect to any required registration under the Securities Act or any state securities or "Blue Sky" laws in connection with the Securitization Transaction.

                           (vi) Ability to Perform. It does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of it contained in this Agreement (or any agreement executed and delivered by it in connection herewith).

                           (vii) No Litigation Pending. There are no actions, suits or proceedings with respect to which it has received service of process or, to its knowledge, threatened against it which draw into question the validity of this Agreement or which (if decided adversely to it), either in any one instance or in the aggregate, would result in any material adverse change in its business, operations, or financial condition or would materially impair its ability to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith).

                           (viii) No Brokers. It has not dealt with any Person (other than the Purchaser) that may be entitled, by reason of any act or omission by it, to any commission or compensation in connection with this Agreement or the transactions contemplated hereby.

                           (ix) No Default. It is not in default or breach of any agreement or instrument to which it is now a party or by which it (or any of its properties) is bound which breach or default would materially and adversely affect its ability to perform its obligations under this Agreement.

                  (b) The Seller (with respect to each Mortgage Loan unless otherwise indicated) hereby represents and warrants to the Purchaser and its successors and assigns as provided in this Agreement (subject to the qualifications with respect to matters of enforceability set forth below in
Section 2(c)) that as of the date specified below or, if no such date is specified, as of the date hereof, and as of the Closing Date and subject to the exceptions disclosed on Annex C attached hereto:

                           (i) Mortgage Loan Characteristics. The information set forth in the Mortgage Loan Characteristics Schedule is true, correct and complete in all material respects; provided, however, that with respect to the information set forth with respect to each Mortgage Loan under the captions "Physical Occupancy %," "Occupancy As of Date," "1996 NOI," "1997 NOI," "1998 NOI," "Underwritten NOI," "Underwritten Net Cash Flow" and "Underwritten NOI DSCR", the Seller represents only that such information is a correct and accurate reproduction or derivation, as adjusted by the Seller in accordance with its customary underwriting practices and procedures, of the information provided to it by the related Borrower (or an affiliate or principal thereof) and takes no responsibility for the accuracy or completeness of any such information provided by the related Borrower (or such affiliate or principal); provided, further, however, that the Seller has no actual knowledge that such information is incorrect, inaccurate or incomplete following the reasonable and customary due diligence performed by the Seller in connection with its origination or purchase of the Mortgage Loans.

                           (ii) Domestic Borrower. The related Borrower is an individual who is a citizen of, or an entity organized under the laws of, a state of the United States of America.

                           (iii) Single-Purpose, Bankruptcy Remote Entity.
         Each Borrower of a Mortgage Loan in excess of $25,000,000 is an entity which has represented in connection with the origination of the Mortgage Loan, or whose organizational documents as of the date of origination of the Mortgage Loan provide that so long as the Mortgage Loan is outstanding it will be a single-purpose entity whose activities and ability to incur debt are restricted by the applicable Mortgage or the organizational documents in a manner intended to make the likelihood of bankruptcy proceedings being commenced by or against such Borrower remote, and as to which the Borrower has delivered an opinion of counsel concerning substantive non-consolidation and as to which the Borrower has at least one independent director. For this purpose, "single-purpose entity" shall mean a Person, other than an individual, which does not engage in any business unrelated to the related Mortgaged Property and its financing, does not have any assets other than those related to its interest in such Mortgaged Property or its financing, or any indebtedness other than as permitted by the related Mortgage or the other Mortgage Loan Documents, has its own books and records separate and apart from any other Person and holds itself out as being a legal entity, separate and apart from any other Person.

                           (iv) Delivery of Mortgage Loans Documents. The Seller has caused or will cause to be delivered to the Purchaser (or its designee) within the time period prescribed in Section 1 each of the documents comprising the Mortgage File for such Mortgage Loan.

                           (v) Payment Current. All payments required to be made with respect to such Mortgage Loan under the terms of the related Note or the related Mortgage (inclusive of any applicable grace or cure period) up to the Closing Date have been made. Within the twelve months preceding the Closing Date, there has not been any delinquency in excess of 30 days with respect to such Mortgage Loan.

                           (vi) Equity Participation or Participation
         Interest. Such Mortgage Loan contains no equity participation by the Seller and is a whole loan and not a participation interest. Neither the related Note nor the related Mortgage provides for negative amortization or any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. The Seller has no ownership interest in such Mortgaged Property or the related Borrower other than in such Mortgage Loan being sold and assigned. Neither the Seller nor any affiliate of the Seller has any obligation to make any capital contributions to the related Borrower under the Mortgage or any other related Mortgage Loan Document.

                           (vii) Compliance with Applicable Laws. As of the date of its origination, such Mortgage Loan either complied with, or was exempt from, applicable federal or state laws, regulations and other requirements pertaining to usury. To the best of the Seller's knowledge, as of the date of origination of such Mortgage Loan, the related originator complied in all material respects with the requirements of any and all other federal, state or local laws applicable to the origination, servicing and collection of such Mortgage Loan. No governmental or regulatory approval or consent is required for the sale of such Mortgage Loan by the Seller, and the Seller has full right, power and authority to sell such Mortgage Loan. To the extent necessary to ensure the enforceability of such Mortgage Loan and the effective sale, transfer and assignment thereof and of the related Note, the originator and/or the Seller each was qualified and appropriately licensed to transact business in the jurisdiction in which the related Mortgaged Property is located at the time such entity had possession of the related Note.

                           (viii) Proceeds Fully Disbursed. The proceeds of such Mortgage Loan have been fully disbursed (although certain reserve accounts controlled by the Seller may have been established as described in the Mortgage Loan Characteristics Schedule), and there is no requirement for future advances thereunder.

                           (ix) Origination Expenses Paid. All costs, fees and expenses incurred in connection with the origination and closing of such Mortgage Loan, including, without limitation, recording costs and fees, have been paid to the appropriate person or arrangements have been made for their payment to the appropriate person on a timely basis by the related Borrower.

                           (x) Documents Valid. Each of the related Note, the related Mortgage and any other related Mortgage Loan Document is the legal, valid and binding obligation of the related Borrower, the related guarantor or other party executing such document (subject to any non-recourse or partial recourse provisions contained therein), and is enforceable in accordance with its terms (subject to the qualifications set forth in Section 2(c)). There is no valid offset, defense, counterclaim or right of rescission with respect to such Note, Mortgage or any other Mortgage Loan Document, nor will the operation of any of the terms of such Note or Mortgage, or the exercise of any right thereunder, render either such Note or Mortgage unenforceable or subject to any valid offset, defense, counterclaim or right of rescission, including, without limitation, the defense of usury, and the Seller has no knowledge that any such offset, defense, counterclaim, or right of rescission has been asserted or is available with respect thereto. Except as described in the immediately following sentence, the related Note and the related Mortgage do not require the related mortgagee to release any portion of the related Mortgaged Property except upon payment in full of such Mortgage Loan or the exercise of a defeasance feature. In the case of certain Mortgaged Properties securing cross-collateralized Mortgage Loans, certain Mortgage Loans secured by multiple Mortgaged Properties, and certain Mortgage Loans secured by one or more parcels constituting a single Mortgaged Property, the related mortgagee may be required to release a Mortgaged Property or a portion thereof upon payment of a portion of the related Mortgage Loan as specified in the related Mortgage Loan Documents.

                           (xi) Assignment of Mortgage; Note Endorsement.
         The related Assignment of Mortgage (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller) is or will be in recordable form and constitutes or will constitute the Seller's legal, valid and binding assignment to the Purchaser of the related Mortgage and any related Assignment of Leases, Rents and Profits or assignment of Assignment of Leases, Rents and Profits. The Seller's endorsement and delivery of the related Note to the Purchaser in accordance with the terms of this Agreement constitutes or will constitute the Seller's legal, valid and binding assignment to the Purchaser of such Note, and together with the Seller's execution and delivery of such Assignment of Mortgage to the Purchaser, legally and validly conveys or will convey all right, title and interest of the Seller in such Mortgage Loan to the Purchaser.

                           (xii) First Lien. Based on the related policy of title insurance (or pro forma or specimen policy or "marked-up" commitment for title insurance), the related Mortgage is a legal, valid and enforceable first lien on the related Mortgaged Property (including all buildings and improvements on such Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time prior to the closing date of such Mortgage Loan with respect to the foregoing, but excluding any related personal property) which Mortgaged Property is free and clear of all liens and encumbrances having priority over or equal to the first lien of such Mortgage, except for (A) the lien of current real estate taxes and special assessments not yet delinquent or accruing interest or penalties, (B) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage which do not materially and adversely (1) affect the value of such Mortgaged Property as security for such Mortgage Loan, or (2) interfere with the related Borrower's ability to make required interest and principal payments or to make use of such Mortgaged Property for the intended purposes therefor, (C) leases and subleases pertaining to such Mortgaged Property which the Seller did not require to be subordinated to the lien of such Mortgage; provided that such leases and subleases, if any, are with entities which are not affiliated with the Seller, and
         (D) other matters which do not, individually or in the aggregate, materially and adversely (1) affect the value of such Mortgaged Property as security for such Mortgage Loan, or (2) interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes therefor.

                           (xiii) No Modification, Release or Satisfaction. Except by a written instrument which has been delivered to the Purchaser or its designee as a part of the related Mortgage File, (A) neither the related Note nor the related Mortgage (including any amendments or supplements thereto included in the related Mortgage
         File) has been impaired, waived, modified, altered, satisfied, canceled or subordinated or rescinded, (B) the related Mortgaged Property has not been released from the lien of such Mortgage and (C) the related Borrower has not been released from its obligations under such Mortgage, in whole or in any part, in each such event in a manner which would materially interfere with the benefits of the security intended to be provided by such Mortgage.

                           (xiv) Defeasance. A Mortgage Loan which permits defeasance provides that, after the applicable Defeasance Lockout Period, the related Borrower may obtain the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage upon the pledge to the Trustee of non-callable U.S. Treasury or other non-callable U.S. government obligations that provide for payments on or prior to all successive payment dates to maturity (or, in the case of an ARD Loan, through the related Anticipated Repayment Date) in the amounts due on such dates and upon the satisfaction of certain other conditions. A Mortgage Loan containing a defeasance provision has a Defeasance Lockout Period of not less than two years after the Closing Date or includes other conditions precedent the satisfaction of which will ensure that the exercise of such a feature will not cause a REMIC to fail to be a REMIC. In certain cases, the Mortgage Loans require that a REMIC opinion be provided as a condition to exercise of any defeasance option, and the Mortgage or the other related Mortgage Loan Documents generally require the satisfaction of one or more of the following conditions prior to the defeasance of the related Mortgaged
         Property:

                                    (A) the related Borrower must provide
                  the mortgagee with a prior written notice of not less than 30 days;

                                    (B) the related Borrower must either
                  (i) deliver to the mortgagee or the servicer of the Mortgage Loan, as the case may be, government obligations described above in this Section 2(b)(xiv) or (ii) pay to the mortgagee or the servicer of the Mortgage Loan, as the case may be, an amount sufficient to purchase the government obligations described above in this Section 2(b)(xiv);

                                    (C) the related Borrower must provide
                  a written confirmation from the Rating Agencies indicating that such defeasance will not result in a reduction, withdrawal or qualification of the respective ratings of any outstanding Classes of Certificates;

                                    (D) the related Borrower must deliver
                  an officer's certificate to the effect that all of its obligations with respect to the Mortgage Loan have been satisfied and that the Mortgage Loan is not in default; and

                                    (E) the related Borrower must
                  undertake to provide such other documents or information as the mortgagee may reasonably request in connection with such defeasance.

                           (xv) No Delinquent Taxes or Assessments. All tax or governmental assessments, or installments thereof, which were due on or prior to the date of origination had been paid as of such date and the Seller knows of no tax or governmental assessment, or if payable in installments, any installment thereof, which became due and owing thereafter and prior to the Closing Date in respect of the related Mortgaged Property, which, if left unpaid, would be, or might become, a lien on such Mortgaged Property having priority over the related Mortgage which has become delinquent such that (A) such tax, assessment or installment has commenced to accrue interest or penalties, or (B) the applicable taxing authority may commence proceedings to collect such tax, assessment or installment, as applicable.

                           (xvi) Escrow or Reserve Deposits. As of the
         Closing Date: (A) the related Reserve Account(s), if any, contain all escrow deposits and other payments required by the terms of the related Mortgage Loan Documents (inclusive of any applicable grace or cure period) to be held by the Seller as of the Closing Date; and (B) the Seller is transferring all amounts on deposit in the related Reserve Account(s) on the Closing Date to the Purchaser or to the extent not being transferred to the Purchaser, all escrow deposits and other payments required under the related Note, the related Mortgage and any other related Mortgage Loan Documents have been applied in accordance with their intended purposes by the related mortgage loan originator, the related Mortgage Loan Seller or its agent.

                           (xvii) No Third Party Advances. The Seller has not, directly or indirectly, (A) advanced funds, (B) induced or solicited any payment from a Person other than the related Borrower, or (C) to the Seller's knowledge, received any payment other than from such Borrower, for the payment of any amount required under the related Note or the related Mortgage, except for interest accruing from the date of such Note or the date of disbursement of the proceeds of such Mortgage Loan, whichever is later, to the date which precedes by 30 days the first Due Date under such Note.

                           (xviii) No Condemnation or Damages. To the best of the Seller's knowledge, no proceedings for the total or partial condemnation of the related Mortgaged Property (A) have occurred since the date as of which the appraisal relied upon in the origination of such Mortgage Loan was prepared, or (B) are pending or threatened other than, in each such case, proceedings as to partial condemnation which do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan. To the best of Seller's knowledge, the related Mortgaged Property is free of material damage. The related Mortgage requires that any related condemnation award be applied either to the restoration of the related Mortgaged Property or to the payment of the outstanding principal balance of or accrued interest on such Mortgage Loan.

                           (xix) No Mechanics' Liens. To the Seller's knowledge, the related Mortgaged Property (excluding any related personal property) (i) is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof, and (ii) no rights are outstanding that, under applicable law, could give rise to any such liens, any of which liens are or may be prior to, or equal with, the lien of the related Mortgage, except, with respect to (i) and (ii) above, those which are insured against by the related lender's title insurance policy referred to in Section 2(b)(xxiii) below.

                           (xx) Title Survey: Improvements; Separate Tax Parcels. The Seller has delivered an as-built survey, a survey recertification, a site plan, a recorded plat or the like with respect to the related Mortgaged Property which satisfied, or the Seller otherwise satisfied, the requirements of the related title insurance company for deletion of the standard general exceptions for encroachments, boundary and other survey matters and for easements not shown by the public records from the related title insurance policy, except with respect to any related Mortgaged Property located in a jurisdiction (such as the State of Texas where survey title insurance coverage is prohibited by law) in which the exception for easements not shown by the public records could not be deleted and such standard general exception is customarily accepted by prudent commercial mortgage lenders in such jurisdiction. Except for encroachments and similar matters which are inconsequential, do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan, or are insured against by the related lender's title insurance policy described in Section 2(b)(xxiii) below, surveys and/or title insurance obtained at the time of the origination of such Mortgage Loan indicated or insured that (A) none of the improvements which were included for the purpose of determining the Appraised Value of such Mortgaged Property in the related appraisal at the time of the origination of such Mortgage Loan lie outside the boundaries and building restriction lines of such Mortgaged Property, and (B) no improvements on adjoining properties encroach upon such Mortgaged Property. The related Mortgaged Property constitutes one or more complete separate tax lots or is subject to an endorsement under the related lender's title insurance policy.

                           (xxi) Title. The Seller has good title to and is the sole owner and beneficial holder of such Mortgage Loan. The Seller has full power, authority and legal right to sell and assign such Mortgage Loan hereunder, is the sole mortgagee or beneficiary of record under the related Mortgage and is transferring such Mortgage Loan to the Purchaser free and clear of any and all liens, encumbrances, participation interests, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

                           (xxii) Compliance with Laws. To the best of the Seller's knowledge (based upon a letter or letters from governmental authorities, a legal opinion, an endorsement or endorsements to the related title insurance policy, a representation of the related Borrower at the time of origination of such Mortgage Loan or other information reasonably acceptable to the Seller at the time of its origination thereof), (A) no improvements located on or forming a part of the related Mortgaged Property are in violation of any applicable zoning and building laws or ordinances, (B) the related Mortgaged Property complies with all other laws and regulations pertaining to the use and occupancy thereof (excluding Environmental Laws which are addressed in Sections 2(b)(xxxiv) and 2(b)(xxxv) below) and all applicable insurance requirements, (C) such Borrower has obtained all inspections, licenses, permits, authorizations, and certificates necessary for such compliance, including, but not limited to, certificates of occupancy (if available), and (D) the Seller has not received notification from any governmental authority that such Mortgaged Property violates or does not comply with such laws or regulations or is being used, operated or occupied unlawfully or that such Borrower has failed to obtain such inspections, licenses, permits, authorizations, or certificates, except for such violation or non-compliance (1) which does not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan or the use for which such Mortgaged Property was intended at the time of origination of such Mortgage Loan, (2) which is specifically addressed by the appraiser in the determination of the related Appraised Value, or (3) for which a Reserve Account held for the Seller has been established in an amount sufficient to pay for the estimated costs to correct such violations or non-compliance.

                           (xxiii) Title Insurance. The lien of the related Mortgage is insured by an ALTA lender's title insurance policy or, if an ALTA lender's title insurance policy is unavailable, another state-approved form of lender's title insurance policy issued in an amount not less than the stated principal amount of such Mortgage Loan (after all advances of principal) insuring the Seller and its successors and assigns that the related Mortgage is a valid first lien on the related Mortgaged Property, subject only to exceptions described in Section 2(b)(xii) above (or, if such a title insurance policy has not yet been issued in respect of such Mortgage Loan, such a policy will be issued and is currently evidenced by a pro forma or specimen policy or by a "marked-up" commitment for title insurance which was furnished by the related title insurance company for purposes of closing such Mortgage Loan). The premium for such title insurance policy has been paid in full and such title insurance policy is (or, when issued, will be) in full force and effect, and upon endorsement and delivery of the related Note to the Purchaser and recording of the related Assignment of Mortgage in favor of the Purchaser in the applicable real estate records, such title insurance policy will inure to the benefit of the Purchaser. Such title insurance policy (A) does not contain the standard general exceptions for encroachments, boundary or other survey matters and for easements not shown by the public records, other than matters which do not materially and adversely (1) affect the value of the related Mortgaged Property as security for the Mortgage Loan, or (2) interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes, and (B) only contains such exceptions for encroachments, boundary and other survey matters as are customarily accepted by prudent commercial mortgage lenders. The Seller and its agents have not taken, or failed to take, any action that would materially impair the coverage benefits of any such title insurance policy. The Seller has not made any claim under such title insurance policy.

                           (xxiv) Insurance Related to Mortgaged Property. All improvements on the related Mortgaged Property are insured by (A) a fire and extended perils insurance policy providing coverage on a full replacement cost basis in an amount not less than the lesser of (1) the full replacement cost of all improvements to such Mortgaged Property, and (2) the outstanding principal balance of such Mortgage Loan, but in any event in an amount sufficient to avoid the operation of any co-insurance provisions contained in such insurance policy, which policy contains a standard mortgagee clause naming the originator or the Seller and its successors as additional insureds; (B) an insurance policy providing business interruption or rental continuation coverage in an amount not less than the income anticipated from 12 months of operations of such Mortgaged Property; (C) a comprehensive general liability insurance policy in an amount not less than $1,000,000 per occurrence; and (D) if any material improvement on such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards under the National Flood Insurance Act of 1968, as amended, a flood insurance policy providing coverage in an amount not less than the lesser of (1) the stated principal amount of the related Note, and (2) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. As of the Closing Date, the insurance premium for each such insurance policy shall have been paid or escrowed. Each such insurance policy contains a clause providing that it is not terminable and may not be reduced without 30 days' prior written notice to the mortgagee (except that, in the event of nonpayment of insurance premiums, each such insurance policy provides for termination upon not less than 10 days' prior written notice), and no such notice has been received by the Seller. With respect to each such insurance policy, the Seller has received a certificate of insurance or similar document dated within the last 12 months to the effect that such insurance policy is in full force and effect. The Seller has no knowledge of any action, omission, misrepresentation, negligence or fraud which would result in the failure of any such insurance policy. The related Mortgage Loan Documents require the related Borrower or a tenant of such Borrower to maintain each such insurance policy at its expense, but authorizes the mortgagee to maintain any such insurance policy at the related Borrower's expense upon such Borrower's or such tenant's failure to do so (subject to any applicable notice or cure periods). The related Mortgage and insurance policy require that any related insurance proceeds, in excess of a specified amount, will be applied either to the repair or restoration of all or part of the related Mortgaged Property or to the payment of the outstanding principal balance of or accrued interest on such Mortgage Loan.

                           (xxv) UCC Financing Statements. One or more
         Uniform Commercial Code financing statements covering all furniture, fixtures, equipment and other personal property (A) which are collateral under the related Mortgage or under a security or similar agreement executed and delivered in connection with such Mortgage Loan, and (B) in which a security interest can be perfected by the filing of Uniform Commercial Code financing statement(s) under applicable law have been filed or recorded (or have been sent for filing or recording) wherever necessary to perfect under applicable law a security interest in such furniture, fixtures, equipment and other personal property (including rights under leases and all agreements affecting the use, enjoyment or occupancy of all or any part of the Mortgaged Property and hotel room revenues).

                           (xxvi) Default, Breach and Acceleration. There is no material default, breach, violation or event of acceleration existing under the related loan agreement, related Note or the related Mortgage. The Seller has no knowledge of any event (other than failure to make payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder. The Seller has no knowledge that the related Borrower is a debtor in any state or federal bankruptcy or insolvency proceeding.

                           (xxvii) Customary Provisions. The related Note and the related Mortgage, together with applicable state law, contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the benefits of the security, including, but not limited to, judicial or, if applicable, non-judicial foreclosure.

                           (xxviii) Access Routes. (A) Surveys, title insurance reports, the title insurance policy or other relevant documents contained in the related Mortgage File indicate that at the time of origination of such Mortgage Loan the related Borrower had sufficient rights with respect to amenities, ingress and egress and similar matters identified in the appraisal of the related Mortgaged Property as being critical to the Appraised Value thereof, and (B) such Mortgaged Property was receiving services from public or private water, sewer and other utilities that were adequate as of the date that the Mortgage Loan was originated, and none of such services is subject to revocation as a result of a foreclosure or change in ownership of an adjacent property.

                           (xxix) Mortgage Loans Secured by Ground Lease but Not Fee Interest. With respect to each Mortgage Loan that is secured in whole or in part by the interest of the related Borrower as lessee under a ground lease of all or a portion of the related Mortgaged Property (a "Ground Lease"), but the related fee interest in the portion of such Mortgaged Property covered by such Ground Lease (the "Fee Interest") is not subject or subordinate to the lien of the related Mortgage, the Seller hereby represents and warrants that:

                                    (A) as of the date of the closing of
                  such Mortgage Loan, such Ground Lease is in full force and effect, and such Ground Lease or a memorandum thereof has been duly recorded in the applicable real estate records and (1) such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) does not prohibit the interest of the related lessee thereunder from being encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property of such lessee in a manner that would interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes, or a separate written agreement permitting such encumbrance has been obtained, and (2) there have been no material changes in the terms of such Ground Lease that would be binding on the mortgagee as successor to the lessee except as set forth in written instruments which are part of the related Mortgage File;

                                    (B) based on the related policy of
                  title insurance, the related lessee's leasehold interest in the portion of the related Mortgaged Property covered by such Ground Lease is not subject to any liens or encumbrances securing indebtedness which are superior to, or of equal priority with, the related Mortgage, except for liens of current real estate taxes and special assessments not yet delinquent or accruing interest or penalties;

                                    (C) the related lessee's interest in
                  such Ground Lease may be transferred to the Purchaser and its successors and assigns through a foreclosure of the related Mortgage or conveyance in lieu of foreclosure and, thereafter, may be transferred to another Person by the related mortgagee and its successors and assigns, upon notice to, but without the consent of, the related lessor (or, if any such consent is required, either (1) it has been obtained prior to the Closing Date, or (2) it may not be unreasonably withheld) provided that such Ground Lease has not been terminated and all amounts owed thereunder have been paid;

                                    (D) the related lessor is required to
                  give notice of any default under such Ground Lease by the related lessee to the mortgagee either under the terms of such Ground Lease or under the terms of a separate estoppel letter or written agreement;

                                    (E) the related mortgagee is entitled,
                  under the terms of such Ground Lease or a separate estoppel letter or written agreement, to receive notice of any default by the related lessee under such Ground Lease, and after any such notice, is entitled to not less than the time provided to the related lessee under such Ground Lease to cure such default, which is curable during such period before the lessor may terminate the Ground Lease; all rights of the related lessee under the Ground Lease may be exercised by or on behalf of the mortgagee;

                                    (F) the currently effective term of
                  such Ground Lease (excluding any extension or renewal which is not binding on the lessor thereunder) extends not less than 10 years beyond the Maturity Date of such Mortgage Loan;

                                    (G) such Ground Lease does not impose
                  any restrictions on subletting which the Seller considered to be commercially unreasonable at the time of its origination or purchase of such Mortgage Loan or that a prudent commercial mortgage lender would have considered unreasonable at such date;

                                    (H) to the Seller's knowledge as of
                  the Closing Date, (1) no event of default has occurred under such Ground Lease and (2) no event has occurred which, with the passage of time, the giving of notice or both (other than rental or other payments being due, but not yet delinquent), would result in a default or an event of default under the terms of such Ground Lease;

                                    (I) the related lessor has agreed in a
                  writing included in the related Mortgage File that such Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of the Seller or the mortgagee and that any such action without such consent is not binding upon the mortgagee, its successors and assigns. Unless the mortgagee fails to cure a default of the lessee under the Ground Lease following notice thereof from the lessor as set forth in (E) above, the lessor is required to enter into a new ground lease upon termination of such Ground Lease for any reason (including, without limitation, rejection of such Ground Lease in a bankruptcy proceeding);

                                    (J) under the terms of such Ground
                  Lease and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to (1) the repair or restoration of all or part of the related Mortgaged

                  Property covered by such Ground Lease, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as such repair or restoration progresses (except where such Mortgage Loan provides that the related Borrower or its agent may hold and disburse such proceeds with respect to any loss or taking less than a stipulated amount not greater than $50,000), or (2) the payment of the outstanding principal balance of and accrued interest on such Mortgage Loan; and

                                    (K) there are no existing mortgages on
                  the Fee Interest which can be foreclosed upon that are not subject to the Ground Lease, and the provisions of the Ground Lease and/or other documents related thereto and included as part of the related Mortgage File preclude the creation of any future mortgage on the Fee Interest that can be foreclosed upon not subject to the Ground Lease.

                           (xxx) Deed of Trust. With respect to any related Mortgage that is a deed of trust or trust deed, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and currently so serves or may be substituted in accordance with applicable law. Except in connection with (A) a trustee's sale after default by the related Borrower or (B) the release of the related Mortgaged Property following the payment of the related Mortgage Loan in full, no fees or expenses are payable by the Seller or the Purchaser to such trustee.

                           (xxxi) Cross-Security. The related Mortgaged Property is not collateral or security for the payment or performance of (A) any other obligations owed to the originator of such Mortgage Loan or the Seller other than another Mortgage Loan being sold, transferred and assigned by the Seller under this Agreement, or (B) to the Seller's knowledge, any other obligations owed to any Person other than the Seller. The related Note is not secured by any property other than a Mortgaged Property.

                           (xxxii) Assignment of Leases, Rents and Profits. Unless the related Mortgaged Property is occupied by the related Borrower, the related Mortgage Loan Documents contain the provisions of an Assignment of Leases, Rents and Profits or include a separate Assignment of Leases, Rents and Profits or assignment of Assignment of Leases, Rents and Profits. Any related Assignment of Leases, Rents and Profits incorporated within the related Mortgage or set forth in a separate Mortgage Loan Document creates on recordation (with the same priority as the related Mortgage) a valid assignment of, or security interest in, the right to receive all payments due under the related leases, if any.

                           (xxxiii) REMIC. (A) Such Mortgage Loan is principally secured by an interest in real property and either (1) the fair market value of such real property was at least equal to 80% of the adjusted issue price of such Mortgage Loan on the date of origination of such Mortgage Loan or, if such Mortgage Loan has been "significantly modified" within the meaning of Section 1001 of the Code, on the date of such modification (unless such modification may be disregarded under Treas. Reg. Sec.

         1.860G-2(b)(3)), or (2) substantially all of the proceeds of such Mortgage Loan were used to acquire or improve or protect an interest in real property that, at origination of such Mortgage Loan, was the only security for such Mortgage Loan; (B) such Mortgage Loan contains no equity participation by the Seller, and neither the related Note nor the related Mortgage provides for any contingent or additional interest in the form of participation in the cash flow or proceeds realized on disposition of the related Mortgaged Property; and (C) such Mortgage Loan is a "qualified mortgage" as defined in, and for purposes of,
         Section 860G(3)(A) of the Code and provides for the payments of interest at a fixed rate or at a rate described in Treas. Reg. Sec. 1.860G-1(a)(3).

                           (xxxiv) Environmental Site Assessments. Environmental Site Assessments (collectively, the "ESAs"), transaction screen assessments, studies or updates prepared or obtained in connection with the origination of such Mortgage Loan identified no material adverse environmental conditions or circumstances anticipated to require any material expenditure with respect to any Mortgaged Property, except for: (A) those cases where such conditions or circumstances were investigated further and, based upon such additional investigation, a qualified environmental consultant recommended no further investigation or remediation; (B) those cases in which an operations and maintenance plan was recommended by the environmental consultant and such plan was obtained or an escrow reserve established to cover the estimated costs of obtaining such plan; (C) those conditions in which soil or groundwater contamination was suspected or identified and either (1) such condition or circumstance was remediated or abated prior to the date of closing of the related Mortgage Loan, (2) a "no further action" letter was obtained from the applicable regulatory authority, or (3) either an environmental insurance policy was obtained, a letter of credit provided, an escrow reserve account established, or an indemnity from the responsible party was obtained, to cover the estimated costs of any required investigation, testing, monitoring or remediation; or
         (D) those cases in which (1) a leaking underground storage tank or groundwater contamination was identified to be located on or to have originated from an offsite property, (2) a responsible party has been identified under applicable law, and (3) either such condition is not known to have affected the Mortgaged Property or the responsible party has either received a "no further action" letter from the applicable regulatory agency, established a remediation fund, or provided a guaranty or indemnity to the related Borrower.

                           (xxxv) Notice of Environmental Problem. Other than with respect to any conditions identified in the ESAs, transaction screen assessments, studies or updates referred to in Section 2(b)(xxxiv) above, the Seller: (A) has not received actual notice from any federal, state or other governmental authority of (1) any failure of the related Mortgaged Property to comply with any applicable Environmental Laws, or (2) any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of any applicable Environmental Laws; (B) has not received actual notice from the related Borrower that (1) such Borrower has received any such notice from any such governmental authority, (2) such Mortgaged Property fails to comply with any applicable Environmental Laws, or (3) such Borrower has received actual notice that there is any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of any applicable Environmental Laws; or (C) has no actual knowledge that (1) the related Mortgaged Property fails to materially comply with any applicable Environmental Laws or (2) there has been any known or threatened release of Hazardous Materials on or from such Mortgaged Property where such release falls outside the exceptions (A) through (D) of Section 2(b)(xxxiv) above.

                           (xxxvi) Recourse. The related Mortgage Loan Documents contain standard provisions providing for recourse against the related Borrower or a principal of such Borrower for damages sustained in connection with the Borrower's fraud, material misrepresentation or misappropriation of any tenant security deposits, rent, insurance proceeds or condemnation proceeds. The related Mortgage Loan Documents contain provisions pursuant to which the related Borrower or a principal of such Borrower has agreed to indemnify the mortgagee for damages resulting from violations of any applicable Environmental Laws.

                           (xxxvii) Environmental Compliance. Each Mortgage Loan contains either a representation, warranty or covenant that the related Borrower will not use, cause or permit to exist on the related Mortgaged Property any Hazardous Materials in violation of any applicable Environmental Laws or an indemnity with respect to any such violation in favor of the Seller.

                           (xxxviii) Inspection The Seller or originator has inspected the related Mortgaged Property or caused such Mortgaged Property to be inspected within the 12 months preceding the Closing Date.

                           (xxxix) Subordinate Debt. Except as has been disclosed in the Mortgage Loan Characteristics Schedule, the related Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the event that the related Borrower encumbers the related Mortgaged Property without the prior written consent of the mortgagee thereunder.

                           (xl) Common Ownership. To Seller's knowledge, no two properties securing Mortgage Loans are directly or indirectly under common ownership except to the extent that such common ownership and the ownership structure have been specifically disclosed in the Mortgage Loan Characteristics Schedule and Annex A and Annex C to the Prospectus Supplement.

                           (xli) Operating or Financial Statement. The related Mortgage Loan Documents require the related Borrower to furnish to the mortgagee at least annually an operating statement with respect to the related Mortgaged Property or, in the case of a borrower-occupied Mortgaged Property, a financial statement with respect to the related Borrower.

                           (xlii) Litigation. To the best of the Seller's knowledge as of the date of origination or purchase of such Mortgage Loan, and to the Seller's knowledge thereafter, there is no pending action, suit, proceeding, arbitration or governmental investigation with respect to the related Borrower or Mortgaged Property which if determined adversely to the related Borrower would have a material adverse effect on the value of the related Mortgaged Property or such Borrower's ability to continue to perform its obligations under such Mortgage Loan.

                           (xliii) Assisted Living Loans and Nursing Home Loans. If the Mortgage Loan is secured in whole or in part by a Mortgage on a Mortgaged Property operated as a Facility, based upon due diligence performed in the origination of the related Mortgage Loan, and to its knowledge as of the date hereof:

                                    (A) All governmental licenses,
                  permits, regulatory agreements or other approvals or agreements necessary or desirable for the use and operation of the Facility as intended, including, without limitation, a valid certificate of need or similar certificate, license, or approval issued by the applicable department of health for the requisite number of beds, and approved provider status in any approved provider payment program, were, as of the related date of origination, held by the related Mortgagor or the operator of the Facility and were in full force and effect; and

                                    (B) In connection with the most recent
                  governmental inspection of the Facility (a) the Facility had not received a "Level A" (or equivalent) violation that has not been cured to the satisfaction of the applicable governmental agency, (b) no statement of charges or deficiencies had been made or penalty enforcement action has been undertaken against the Facility, its operator or the Mortgagor or against any officer, director or stockholder of such operator or the Mortgagor by such governmental agency,
                  (c) there were no violations that threatened the Facility's, the operator's or the Mortgagor's certification for participation in Medicare or Medicaid or any other third-party payor program, (d) to the Seller's knowledge, the Mortgagor and Facility comply with all federal, state and local laws, regulations, quality and safety standards, accreditation standards and requirements of the applicable state department of health and (e) there was no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting the Mortgagor, such operator or the Facility or any participation or provider agreement with any third-party payor to which the Mortgagor or such operator is subject.

                           (xliv) ARD Loans. With respect to each Mortgage Loan that is an ARD Loan, it commenced amortizing on its initial scheduled Due Date (or, in the case of certain interest-only Mortgage Loans, as otherwise set forth in the related Notes) and provides that: (A) the spread used in calculating its Mortgage Rate will increase by no more than five percent (5%) in connection with the passage of its Anticipated Repayment Date; (B) its Anticipated Repayment Date is of the term specified in the Mortgage Loan Characteristics Schedule and the Additional Loan Characteristics Schedule following the origination of such Mortgage Loan; (C) no later than the related Anticipated Repayment Date, if it has not previously done so, the related Borrower is required to enter into a "lockbox agreement" whereby all revenue from the related Mortgaged Property shall be deposited directly into a designated account controlled by the Servicer; and (D) any cash flow from the related Mortgaged Property that is applied to amortize such Mortgage Loan following its Anticipated Repayment Date shall, to the extent such net cash flow is in excess of the Monthly Payment payable therefrom, be net of budgeted and discretionary (Servicer approved) capital expenditures.

                           (xlv) Due-on-Sale. The related Mortgage contains a "due-on-sale" clause that provides for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the prior written consent of the mortgagee, the related Mortgaged Property subject to such Mortgage is directly or indirectly transferred or sold; provided that certain of the Mortgages permit (A) changes in ownership between existing partners and members, (B) transfers to family members (or trusts for the benefit of family members), affiliated companies and certain specified individuals and entities, (C) issuance by the related borrower of new partnership or membership interests, (D) certain other changes in ownership for estate planning purposes, or (E) certain other transfers similar in nature to the foregoing.

                           (xlvi) Loan Origination; Loan Underwriting. Each Mortgage Loan was originated by the related Mortgage Loan Seller, an affiliate of the related Mortgage Loan Seller or an originator approved by the related Mortgage Loan Seller, or was purchased by the related Mortgage Loan Seller, and each Mortgage Loan substantially complied with all of the terms, conditions and requirements of the related Seller's underwriting standards in effect at the time of its origination or purchase of such Mortgage Loan, subject to such exceptions as the related Mortgage Loan Seller approved.

                  (c) Each representation and warranty of the Seller set forth in Section 2(a) or 2(b) of this Agreement, to the extent related to the enforceability of any instrument, agreement or other document or as to offsets, defenses, counterclaims or rights of rescission related to such enforceability is qualified to the extent that (i) enforcement may be limited (A) by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, (B) by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and (C) by any applicable anti-deficiency law or statute; and (ii) such instrument, agreement or other document may contain certain provisions which may be unenforceable in accordance with their terms, in whole or in part, but the unenforceability of such provisions will not (subject to the qualification in clause (i), above) (A) cause the related Note or the related Mortgage to be void, (B) invalidate the related Borrower's obligation to pay interest at the stated interest rate of such Note on, and repay the principal of, the related Mortgage Loan in accordance with the payment terms of such Note, such Mortgage and other written agreements delivered to the Seller in connection therewith, (C) invalidate the obligation of any related guarantor to pay guaranteed obligations with respect to interest at the stated interest rate of such Note on, and the principal of, such Mortgage Loan in accordance with the payment terms of such guarantor's written guaranty, (D) impair the mortgagee's right to accelerate and demand payment of interest at the stated interest rate of such Note on, and principal of, such Mortgage Loan upon the occurrence of a legally enforceable default, or (E) impair the mortgagee's right to realize against the related Mortgaged Property by judicial or, if applicable, non-judicial foreclosure.

                  (d) The Seller agrees that it shall, at the request of the Purchaser in connection with the consummation of the Securitization Transaction, deliver to the Purchaser (i) certified copies of the charter, by-laws and a certificate of good standing dated as of a recent date of the Seller and (ii) an officer's certificate of the Seller to the effect that each of the representations and warranties of the Seller contained in Section 2 of this Agreement is true and correct in all material respects as of the Closing Date, except to the extent that such representation and warranty specifically relates to an earlier date, in which case such representation was true and correct in all material respects as of such earlier date.

                  (e) The Purchaser hereby represents and warrants to the Seller as of the Closing Date that:

                           (i) Due Organization; Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its duties and obligations under this Agreement.

                           (ii) Authority. It has the full power,
         authority and legal right to execute and deliver this Agreement (and all agreements executed and delivered by it in connection herewith) and to perform all transactions contemplated by this Agreement (and all agreements executed and delivered by it in connection herewith). It has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by it in connection herewith), and has duly executed and delivered this Agreement (and all agreements executed and delivered by it in connection herewith). This Agreement (and each agreement executed and delivered by it in connection herewith), assuming due authorization, execution and delivery by each other party hereto (and thereto), constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, by general principles of equity and by any applicable anti-deficiency laws (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                           (iii) Solvency. It is solvent and the execution, delivery and performance of this Agreement (A) will not cause it to become insolvent, and (B) is not intended by it to hinder, delay or defraud any of its creditors.

                  3. Remedies for Breach of Certain Representations and Warranties.

                  (a) It is understood and agreed that the representations and warranties set forth in this Agreement or contained in the certificates of officers of the Seller or the Purchaser submitted pursuant hereto shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser and the Trustee (for the benefit of the Certificateholders) as the transferee of the Purchaser, notwithstanding (i) any restrictive or qualified endorsement on any Note, Assignment of Mortgage, Assignment of Leases, Rents and Profits or reassignment of

Assignment of Leases, Rents and Profits, (ii) any termination of this Agreement, or (iii) the examination by any Person of, or failure by any Person to examine, any Mortgage File.

                  (b) Upon the discovery by the Seller or the Purchaser that (i) a document required to be delivered pursuant to Section 1(c) of this Agreement in connection with any Mortgage Loan has not been executed or received or has not been recorded or filed (if required) within the time required for delivery of such document, appears not to be what it purports to be or has been torn, mutilated or otherwise defaced (such Mortgage Loan, a "Defective Document Mortgage Loan") or (ii) a breach of any of the foregoing representations and warranties set forth in Section 2(b) or a default in the performance of any of the covenants or other obligations of the Seller under this Agreement has occurred (a "Breach") which, in the case of either clause (i) or (ii), materially and adversely affects the interest of the owners of one or more Mortgage Loans, who may include Certificateholders, the party discovering (x) that a Mortgage Loan is a Defective Document Mortgage Loan, or (y) the existence of a Breach (any such Mortgage Loan as described in the preceding clause (x) or so affected by a Breach as described in preceding clause (y), a "Defective Mortgage Loan") shall give prompt written notice thereof to the other party and to each Rating Agency. Within 85 days of its discovery or its receipt of notice of any such Defective Mortgage Loan (including such notice given by the Purchaser, the Trustee, the Servicer or any special servicer or custodian for the Mortgage Loans), the Seller shall (i) promptly cure such defect or Breach in all material respects, or (ii) repurchase the Defective Mortgage Loan or Loans at the Repurchase Price for such Mortgage Loan or Loans in accordance with the directions of the owners of such Defective Mortgage Loans; provided, however, if such defect or Breach cannot be cured within such 85-day period, so long as the Seller shall be actively and diligently attempting to cure such defect or Breach, such 85-day period shall be extended for a reasonable period of time in which to effect such cure, but in any event to a date not more than 180 days from the earlier of the date of Seller's discovery or its receipt of notice of any Defective Mortgage Loan, provided such Defective Mortgage Loan is susceptible to such cure within such period of time; provided, further that no such extension shall be applicable unless the Seller delivers to the Purchaser (or its successor in interest) an officer's certificate describing the measures being taken to cure such defect or Breach, stating that the Seller believes such defect or Breach will be cured within such period. If any Mortgage Loan fails to constitute a Qualified Mortgage by reason of defective or missing documentation as described above or a breach of a representation, warranty, or covenant of the Seller pursuant to this Agreement, the Seller shall correct such condition, defect or breach or repurchase such Mortgage Loan at the Repurchase Price within 85 days of discovery of such failure and no extension of the 85-day period shall apply. The Repurchase Price with respect to any Mortgage Loans repurchased by the Seller shall be paid in accordance with the Pooling and Servicing Agreement. It is understood and agreed that the obligations of the Seller set forth in this
Section 3(b) to cure or repurchase a Defective Mortgage Loan constitute the sole remedies available to the Purchaser and its successors and assigns respecting a breach of the representations and warranties of the Seller set forth in Section 2(b).

                  Upon any such repurchase of a Mortgage Loan by the Seller, the Purchaser shall execute and deliver, or shall cause the owner of such Mortgage Loan to execute and deliver, such instruments of sale, transfer or assignment presented to it by the Seller, in each case without recourse, as shall be necessary to vest in the Seller the legal and beneficial ownership of such

Mortgage Loan (including any property acquired in respect thereof or proceeds of any insurance policy with respect thereto), and shall deliver, or shall cause such owner to deliver, the related Mortgage File to the Seller or its designee after receipt of the related Repurchase Price.

                  (c) Except as expressly set forth in Section 3(b), no provision of this Agreement shall be interpreted as limiting (or otherwise be deemed to limit) the right of the Purchaser, its successors or assigns to pursue any remedies it may have under this Agreement, in equity or at law, in connection with any breach by the Seller of any term hereof.

                  (d) The Seller hereby acknowledges the assignment by the Purchaser to the Trustee, in its capacity as a trustee under the Pooling and Servicing Agreement for the benefit of the Certificateholders, of the representations and warranties contained in this Agreement and of the obligation of the Seller to cure or repurchase any Defective Mortgage Loans pursuant to this Section 3. The Trustee or its designee may enforce such obligation as provided in Section 10 hereof.

                  4. Provision of Information. The Seller shall make available to the Purchaser or its designees all relevant information reasonably available to the Seller concerning the Mortgage Loans, the related Mortgaged Properties and the related Borrowers and the Seller's business, properties and operations, as the Purchaser may, in its sole discretion reasonably exercised, determine is necessary in the marketing of the Certificates(including the compliance with federal securities laws or state "Blue Sky" laws) (such information shall be referred to as the "Requested Disclosure Information"); provided, however, that it is understood and agreed that the Requested Disclosure Information shall not include information as of any date after the Closing Date. As of the date such Requested Disclosure Information was made available to the Purchaser or its designees, such Requested Disclosure Information did not contain any untrue statement by the Seller or any Affiliate thereof of any material fact or any omission of the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make such statements with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The Seller will, at such time upon making available such Requested Disclosure Information, be deemed to represent that it does not know or have any reason to know that the Requested Disclosure Information contains any untrue statement of any material fact or any omission of the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make such statements with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The Seller agrees that so long as any Underwriter is required by applicable laws to deliver a prospectus in connection with any sale of the Certificates, the Seller shall notify the Purchaser or its designee immediately if any event shall occur or condition shall exist as a result of which any of the Requested Disclosure Information contains an untrue statement of a material fact or any omission of any material fact by the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make the statements by Seller or any Affiliate with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The Seller understands that the Purchaser or its designee will use the Requested Disclosure Information in preparing the Registration Statement (including, insofar as they are required to be filed as part of the Registration Statement, any Computational Materials), the Prospectus Supplement, the Private Placement Memorandum and to otherwise sell the Certificates, and that the Purchaser or its designee shall be entitled to rely on the true, correct and complete nature of the Requested Disclosure Information and shall have no obligation to independently verify any of such information furnished or to be furnished by the Seller hereunder, provided that the Purchaser or its designee has previously provided a copy of each of the documents referred to above in this sentence to the Seller for the Seller's review and approval; and provided, further, that the Seller shall not be required to provide information that specifically relates to facts existing or events first occurring from and after the Closing Date.

                  5. Indemnification.

                  (a) The Seller shall indemnify and hold harmless the Purchaser, each Affiliate thereof, each Underwriter, each Placement Agent and their respective officers and directors, and each person, if any, who "controls" the Purchaser, any Underwriter or any Placement Agent, within the meaning of
Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, for purposes hereof, the "Indemnified Parties") against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the reasonable cost of investigating and defending against any claims therefor and legal fees and disbursements incurred in connection therewith except as otherwise provided below), joint or several, which may be based upon the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law, by contractual arrangement or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus Supplement, the Private Placement Memorandum or, insofar as they are required to be filed as part of the Registration Statement, any Computational Materials with respect to the Publicly Offered Certificates, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission (in the case of any Computational Materials, when read in conjunction with the Prospectus and, in the case of the Private Placement Memorandum, when read together with the other information specified therein as being available for review by investors) to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only if and to the extent that such untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon (i) any Requested Disclosure Information furnished to the Purchaser or its designee or any Underwriter or Placement Agent, directly or indirectly, by the Seller or approved by the Seller and used in connection with the preparation of the Prospectus Supplement, the Private Placement Memorandum or any Computational Materials or (ii) any representations, warranties, statements or covenants of the Seller contained in this Agreement or any document or certificate delivered pursuant hereto (the foregoing items (i) and (ii), collectively, the "Seller's Information"). This indemnity agreement will be in addition to any liability the Seller may otherwise have.

                  In no case shall the Seller be liable with respect to any claims made against any of the Indemnified Parties unless an Indemnified Party shall have notified the Seller in writing of the nature of the claim within a reasonable time after service of a summons or other first legal process that shall have been served upon such Indemnified Party, but failure to notify the Seller of any such claims shall not relieve the Seller from any liability which it may have to any Indemnified Party otherwise than on account of the indemnity agreement contained in this Section 5(a). The Seller will be entitled to participate at its own expense in the defense or, if it so elects promptly after receiving such notice from any Indemnified Party, to assume the defense of any suit brought to enforce any such liability with legal counsel chosen by the Seller and reasonably acceptable to the Indemnified Parties. In the event the Seller elects to assume the defense of any such suit and retain such legal counsel, any Indemnified Party that is a defendant in the suit may retain additional legal counsel but shall bear the legal fees and disbursements of such legal counsel unless (i) the Seller and such Indemnified Party shall have mutually agreed to the retention of such legal counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include the Seller and such Indemnified Party, and representation of both such parties by the same legal counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Seller shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the legal fees and disbursements of more than one legal counsel (in addition to any local counsel necessary to the conduct of defense in such proceeding or proceedings) for all the Indemnified Parties and that all such legal fees and disbursements shall be reimbursed by the Seller as they are incurred. The Seller shall not be liable to indemnify any person for any settlement of any claim effected without the Seller's consent, provided that if any claim is settled with such consent or if there is a final judgment against any Indemnified Party, the Seller agrees to indemnify the Indemnified Parties from and against any losses, claims, damages, liabilities or expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Party shall have requested the Seller to reimburse the Indemnified Party for fees and expenses of counsel retained in accordance with the fourth sentence of this paragraph, the Seller agrees that it shall be liable for any settlement of any claim effected without its consent if
(x) such settlement is entered into more than 60 days after the receipt by the Seller of such request and (y) the Seller shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement. The Seller shall not, without the prior written consent of any Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could reasonably have been a party and indemnity is or could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of such Indemnified Party from all liability relating to the claims that are the subject matter of such proceeding.

                  (b) If the indemnification provided for in Section 5(a) above is unavailable or insufficient to hold harmless an Indemnified Party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Seller on the one hand and such Indemnified Party on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Seller or by such Indemnified Party and such party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal fees and disbursements or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such claim, except where such Indemnified Party is required to bear such expenses pursuant to this Section 5, which expenses the Seller shall pay as and when incurred, at the request of such Indemnified Party, to the extent that the Seller will be ultimately obligated to pay such expenses. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (c) The indemnity and contribution provided for in this
Section 5 shall remain operative and in full force and effect irrespective of
(i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Purchaser or its designees, any Underwriter, any Placement Agent, their respective officers and directors or any person who controls the Purchaser or any Underwriter or Placement Agent, or by or on behalf of the Seller, its directors and officers or any person who controls the Seller, or (iii) the acceptance of and payment for any of the Certificates.

                  6. Opinion of Counsel. The Seller hereby covenants to the Purchaser to deliver or cause to be delivered to the Purchaser in connection with the Securitization Transaction (a) opinions of counsel for the Seller (which may be rendered by the Seller's internal counsel) as to various corporate matters in form satisfactory to the Purchaser and (b) opinions of counsel for the Seller, in forms acceptable to the Purchaser, its counsel, any subsequent purchaser of the Mortgage Loans or its counsel, and each Rating Agency, as to such matters as shall be required for the assignment of ratings to the Certificates or such other matters as reasonably requested by any subsequent purchaser of the Mortgage Loans or its counsel or any Rating Agency (including, without limitation, a "true sale" opinion) (it being agreed that such opinions or appropriate reliance letters shall expressly provide that each Rating Agency, each Placement Agent, each Underwriter, the Trustee and any fiscal agent shall be entitled to rely on such opinions).

                  7. Cooperation. The Seller hereby agrees to furnish any and all information, documents, certificates, letters or opinions with respect to the Mortgage Loans reasonably requested by the Purchaser in order for the Purchaser to perform any of its obligations or satisfy any of the conditions on its part to be performed or satisfied pursuant to this Agreement or the transactions contemplated by the Pooling and Servicing Agreement. The Seller further agrees that, at the request of the Purchaser, the Seller shall use all commercially reasonable efforts to obtain from the Borrowers of the Mortgage Loans such current financial statements and other information as the Purchaser, the Depositor or any Rating Agency may reasonably request in connection with the transactions contemplated by this Agreement or the Pooling and Servicing Agreement.

                  8. Costs and Expenses. The Seller agrees to pay to the Purchaser its share (based on the ratio of the aggregate principal amount of the Seller's Mortgage Loans to the aggregate principal amount of all Mortgage Loans in the Securitization Transaction) of the transaction costs and expenses incurred by the Purchaser with respect to the Securitization Transaction in accordance with the Loan Seller Agreement.

                  9. Notices. All communications hereunder shall be in writing and effective only upon receipt and, if sent to the Seller, will be mailed, delivered or transmitted by facsimile and confirmed to it at the following:

Clay Lebhar                              John Mulligan
Investment Banking                       Commercial Mortgage
Prudential Securities Incorporated       Prudential Securities Incorporated
One New York Plaza, 18th Floor           One New York Plaza, 15th Floor
New York, New York 10292-2018            New York, New York 10292-2015
Telecopy No.:  (212) 778-5099            Telecopy No.:  (212) 778-1905

David Rodgers                            Fred Robustelli, Esq.
Investment Banking                       Law Department
Prudential Securities Incorporated       Prudential Securities Incorporated
One New York Plaza, 18th Floor           One New York Plaza, 30th Floor
New York, New York 10292-2018            New York, New York 10292
Telecopy No.:  (212) 778-5099            Telecopy No.:  (212) 214-7938

If sent to the Purchaser, will be mailed, delivered or transmitted by facsimile and confirmed to it at the following:

Peter Riemenschneider                    John Mulligan
Investment Banking                       Commercial Mortgage
Prudential Securities Incorporated       Prudential Securities Incorporated
One New York Plaza, 18th Floor           One New York Plaza, 15th Floor
New York, New York 10292-2018            New York, New York 10292-2015
Telecopy No.:  (212) 778-5099            Telecopy No.:  (212) 778-1905

David Rodgers                            Fred Robustelli, Esq.
Investment Banking                       Law Department
Prudential Securities Incorporated       Prudential Securities Incorporated
One New York Plaza, 18th Floor           One New York Plaza, 30th Floor
New York, New York 10292-2018            New York, New York 10292
Telecopy No.:  (212) 778-5099            Telecopy No.:  (212) 214-7938

If sent to the Rating Agencies, will be mailed, delivered or transmitted by facsimile and confirmed to the respective Rating Agency at the following:

Joan Biro                                Nicholas Levidy
Standard & Poors                         Moody's Investors Service, Inc.
26 Broadway                              99 Church Street
New York, New York  10003                New York, New York  10007
Telecopy No.:  (212) 412-0539            Telecopy No.:  (212) 553-1350

or such other address as may hereafter be furnished to or by the other party or any Rating Agency by like notice.

                  10. Trustee as Beneficiary. The representations, warranties and agreements made by the Seller in this Agreement are made for the benefit of the Depositor, the Trustee and the Certificateholders and may be enforced by the Depositor and the Trustee to the same extent that the Purchaser has rights against the Seller under this Agreement in respect of the representations, warranties and agreements made by the Seller herein, and all such representations and warranties shall survive delivery of the respective Mortgage Loan Documents to any subsequent purchaser and to the Trustee and to the Servicer.

                  11. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder, other than as otherwise expressly provided herein.

                  12. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

                  13. Miscellaneous.

                  (a) Subject to Section 13(b) hereof, neither this Agreement nor any term hereof may be amended, modified, waived, discharged or terminated except by a writing signed by the party against whom enforcement of such amendment, modification, waiver, discharge or termination is sought.

                  (b) In the event the Underwriting Agreement is terminated pursuant to a failure of a condition precedent set forth therein, this Agreement shall automatically terminate, and thereafter no party to this Agreement shall have any further rights or obligations hereunder other than pursuant to any provision which expressly provides that it survives the termination of this Agreement.

                  (c) Subsequent to any Securitization Transaction, this Agreement shall not be changed in any manner which would have a material adverse effect on the Certificateholders without the prior written consent of the Trustee. Prior to the execution of any amendment to this Agreement, the Trustee shall be entitled to receive and rely conclusively upon an opinion of counsel at the expense of the party requesting such amendment stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, consent to any amendment which affects the Trustee's own rights, duties or immunities under this Agreement.

                  (d) This Agreement may be executed in any number of counterparts, each of which shall, for all purposes, be deemed to be an original and all of which shall together constitute but one and the same instrument.

                  (e) If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

                  (f) This Agreement supersedes all prior or contemporaneous agreements and understandings relating to the subject matter hereof.

                  (g) It is the express intent of the parties hereto that the conveyance contemplated by this Agreement be, and be treated for all purposes as, a sale by the Seller of all the Seller's right, title and interest in and to the Mortgage Loans. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held to continue to be property of the Seller then (i) this Agreement shall also be deemed to be a security agreement under applicable law; (ii) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a first priority security interest in all of the Seller's right, title and interest in and to the Mortgage Loans and all amounts payable to the holder of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property; (iii) the possession by the Purchaser or any successor thereto of the related Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the Purchaser's security interest pursuant to Section 9-305 of the New York Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction; and (iv) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser or any successor thereto for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby.

                  14. Third Party Beneficiary.

                  (a) The Underwriters and Placement Agents are intended third party beneficiaries of the representations, warranties, covenants and indemnities made by the Seller in Section 5 of this Agreement and, to the extent they affect the rights of the Underwriters and Placement Agents as third party beneficiaries under such Section 5, the covenants of the Seller made in the other provisions of this Agreement. It is acknowledged that such representations, warranties, covenants and indemnities of the Seller may be enforced by the Underwriters and Placement Agents to the same extent as if they were parties hereto.

                  (b) Each of the officers, directors, employees, controlling persons and Affiliates of the Underwriters and Placement Agents is an intended third party beneficiary of the representations, warranties, covenants and indemnities of the Seller made in Section 5 of this Agreement and, to the extent they affect the rights of such persons and entities as third party beneficiaries under such Section 5, the covenants of the Seller made in the other provisions of this Agreement. It is acknowledged that such representations, warranties, covenants and indemnities of the Seller may be enforced by or on behalf of such persons or entities against the Seller to the same extent as if any such person or entity was a party hereto.

                            [Signatures on Next Page]

                  IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                         PRUDENTIAL SECURITIES CREDIT CORP.



                                         By:
                                            ----------------------------------
                                            Name:
                                            ----------------------------------
                                            Title:
                                            ----------------------------------



                                         PRUDENTIAL SECURITIES SECURED
                                         FINANCING CORPORATION


                                         By:
                                            ----------------------------------
                                            Name:
                                            ----------------------------------
                                            Title:
                                            ----------------------------------

                                     ANNEX A

                     MORTGAGE LOAN CHARACTERISTICS SCHEDULE

                              [See Attached Pages]



                                    Annex A-1

                                     ANNEX B

                              CERTAIN DEFINED TERMS

                  "Additional Loan Characteristics Schedule": As defined in the Recitals.

                  "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled by" have meanings correlative to the foregoing.

                  "Agreement": As defined in the Preamble.

                  "Appraised Value": With respect to any Mortgaged Property, the appraised value of such Mortgaged Property as determined by an appraisal thereof made not more than one year prior to the origination date of the related Mortgage Loan and reviewed by the Seller.

                  "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered by the Borrower, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

                  "Assignment of Mortgage": An assignment of mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

                  "Borrower": With respect to each Mortgage Loan, any obligor on any related Note.

                  "Breach": As defined in Section 3(b).

                  "CERCLA": Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss.ss. 9601 et seq.).

                  "Certificateholders": As defined in the Recitals.

                  "Certificates": As defined in the Recitals.

                  "Closing Date.": As defined in Section 1(b).

                                   Annex B-1

                  "Commission": Securities and Exchange Commission.

                  "Computational Materials": As defined in the no-action letter dated May 20, 1994, issued by the Division of Corporation Finance of the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation and the no-action letter dated May 27, 1994 issued by the Division of Corporation Finance of the Commission to the Public Securities Associates.

                 "Custodian": As defined in Section 1(d).

                 "Cut-off Date": As defined in Section 1(a).

                 "Defective Mortgage Loan": As defined in Section 3(b).

                 "Defective Document Mortgage Loan": As defined in Section 3(b).

                 "Depositor": As defined in the Recitals.

                 "Due Date": With respect to any Mortgage Loan, the date on which scheduled payments are due on such Mortgage Loan (without regard to grace periods), such day being for all Mortgage Loans the first day of each month.

                 "Environmental Law": Any environmental law, ordinance, rule, regulation or order of a federal, state or local governmental authority, including, without limitation, CERCLA, the Hazardous Material Transportation Act, as amended (49 U.S.C. ss.ss. 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.ss. 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. ss.ss. 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. ss.ss. 7401 et seq.) and the regulations promulgated pursuant thereto.

                 "Environmental Report": With respect to each Mortgaged Property, the environmental audit report or reports required in connection with the origination of the related Mortgage Loan.

                 "Fee Interest": As defined in Section 2(b)(xxxi).

                 "Ground Lease": As defined in Section 2(b)(xxxi).

                 "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA, or any other Environmental Laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory", "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

                 "Indemnified Parties": As defined in Section  5(a).

                                    Annex B-2

                  "Legal Summary": With respect to any Mortgage Loan, the "Legal Summary" prepared by the related Mortgage Loan Seller in connection with the origination of such Mortgage Loan, substantially in the form of the sample Legal Summary previously submitted to the Purchaser, with all blanks completed.

                  "Loan Agreement": With respect to any Mortgage Loan, the loan agreement, if any, between the Seller and the Borrower, pursuant to which such Mortgage Loan was made.

                  "Maturity Date": With respect to any Mortgage Loan, the maturity date as set forth in the applicable Mortgage Loan Characteristics Schedule.

                  "Moody's": Moody's Investors Service, Inc., and its successors in interest.

                  "Mortgage File": As defined in Section 1(c).

                  "Mortgage Loan Characteristics Schedule": As defined in the Recitals.

                  "Mortgage Loan Control #": With respect to any Mortgage Loan, the "Control Number" assigned to such Mortgage Loan for purposes of the Securitization Transaction as set forth on the applicable Mortgage Loan Characteristics Schedule.

                  "Mortgage Loan Documents": Any and all documents contained in the Mortgage File and the Servicing File.

                  "Mortgage Loans": As defined in the Recitals.

                  "Mortgage Loan Sellers": As defined in the Recitals.

                  "Mortgaged Property": The underlying property securing a Mortgage Loan, consisting of a fee simple or leasehold estate in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

                  "Mortgage Rate": With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan (in the absence of a default), as set forth in the applicable Mortgage Loan Characteristics Schedule.

                  "Note": With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of the related Borrower under such Mortgage Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

                  "Originator": With respect to a Mortgage Loan, the originator of such Mortgage Loan, as identified in the Mortgage Loan Characteristics Schedule.

                                   Annex B-3

                  "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

                  "Placement Agents": As defined in the Recitals.

                  "Pooling and Servicing Agreement": As defined in the Recitals.

                  "Private Placement Memorandum": The Private Placement Memorandum relating to the Privately Offered Certificates dated July __, 1999..

                  "Prospectus": The prospectus dated October 29, 1998, as supplemented by a prospectus supplement to be dated on or about July __, 1999 (the "Prospectus Supplement"), relating to the Publicly Offered Certificates.

                  "PSI": As defined in the Recitals.

                  "Purchaser": As defined in the Preamble.

                  "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

                  "Rating Agency": Each of S&P or Moody's.

                  "Registration Statement": The registration statement No. _________ filed by the Purchaser on Form S-3 and declared effective on ________, 1998.

                  "Requested Disclosure Information": As defined in Section 4.

                  "Reserve Accounts": As defined in Section 1(a)..

                  "S&P": Standard & Poor's Ratings Services.

                  "Securities Act": As defined in the Recitals.

                  "Securitization Transaction": As defined in the Recitals.

                  "Seller": As defined in the Preamble.

                  "Servicer": As defined in the Recitals.

                  "Special Servicer": As defined in the Recitals.

                  "Trustee": As defined in the Recitals.

                  "Trust Fund": As defined in the Recitals.

                                   Annex B-4

                  "Underlying Mortgage Loan Purchase and Sale Agreement": As defined in the Recitals.

                  "Underwriters": As defined in the Recitals.




                                   Annex B-5

                                     ANNEX C

                                   DISCLOSURES



                                    Annex C-1

                                                                     EXHIBIT G-2

                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT
                    -----------------------------------------

     THIS MORTGAGE LOAN PURCHASE AND SALE AGREEMENT (this "Agreement") dated July 22, 1999, is between BRIDGER COMMERCIAL REALTY FINANCE LLC, a Missouri limited liability company (the "Seller"), BRIDGER COMMERCIAL FUNDING LLC ("Bridger Funding"), a Missouri limited liability company, and PRUDENTIAL SECURITIES CREDIT CORP., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Seller originated or otherwise acquired certain fixed rate mortgage loans;

     WHEREAS, the Seller, Bridger Funding, as an Affiliate of the Seller, the Purchaser, and Prudential Securities Incorporated, an Affiliate of the Purchaser ("PSI"), are parties to that certain Mortgage Loan Securitization Agreement dated as of June 10, 1997 (the "Securitization Agreement"), which contemplates, among other things, the disposition of commercial mortgage loans through a whole loan securitization transaction (the "Securitization Transaction");

     WHEREAS, in order to effect the Securitization Transaction, the Seller desires to sell to Purchaser on the Closing Date (as hereinafter defined), and the Purchaser desires to purchase from the Seller, certain mortgage loans (collectively, the "Mortgage Loans"), all of which are described in, and set forth in, the schedule attached hereto as Annex A (the "Mortgage Loan Characteristics Schedule");

     WHEREAS, on the Closing Date the Purchaser intends to sell the Mortgage Loans to Prudential Securities Secured Financing Corporation, an Affiliate of the Purchaser (the "Depositor") which will deposit the Mortgage Loans in a trust fund (the "Trust Fund"), the beneficial ownership of which will be evidenced by the Commercial Mortgage Pass-Through Certificates, Series 1999-C2, Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I and Class R-II (collectively, the "Certificates") issued to certain purchasers of the Certificates (collectively, the "Certificateholders") pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement"), by and between the Depositor, National Realty Funding L.C., as servicer (in such capacity, the "Servicer") and special servicer (in such capacity, the "Special Servicer"), and The Chase Manhattan Bank, as trustee (in such capacity, the "Trustee") (capitalized terms used herein and not defined herein or in Annex B attached hereto shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement);

     WHEREAS, the Depositor intends to sell the Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Certificates (collectively, the "Publicly Offered Certificates") registered under the Securities Act of 1933, as amended (the "Securities Act") to PSI and Greenwich NatWest Limited, as agent for National Westminster Bank Plc. ("GNL"), as underwriters (in such capacities, the "Underwriters"), pursuant to an Underwriting Agreement to be dated the date hereof (the "Underwriting Agreement");

     WHEREAS, the Depositor intends to sell the Class A-EC1, Class A-EC2, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I and Class R-II Certificates (the "Privately Offered Certificates") to PSI and GNL, as placement agents (in such capacities, the "Placement Agents"), pursuant to a Certificate Purchase Agreement to be dated on or about the date hereof (the "Certificate Purchase Agreement"), as described in a Private Placement Memorandum relating thereto, to be dated the date hereof (the "Private Placement Memorandum");and

     WHEREAS, the Purchaser, in reliance on the representations, warranties and covenants of the parties contained herein, has agreed to enter into and effect the Securitization Transaction, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows:

     1. Purchase Proceeds; Purchase and Sale; Delivery of Mortgage Files.

     (a) On the Closing Date, the Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse, and the Purchaser agrees to purchase all of the Seller's right, title and interest in and to the Mortgage Loans and the related mortgage loan documents (collectively, the "Mortgage Loan Documents"), including, without limitation:
(i) all scheduled payments of interest and principal due on or with respect to each Mortgage Loan after July 1, 1999 (the "Cut-off Date"); (ii) all other payments of interest and principal received on or with respect to each Mortgage Loan after the Cut-off Date, other than any such payments of interest or principal which were allocable to a period on or prior to the Cut-off Date;
(iii) all of the Seller's right, title and interest in and to the proceeds of any related title, hazard or other insurance policies received on or with respect to any Mortgage Loan after the Cut-off Date; and (iv) all reserve accounts and escrow accounts, if any, established pursuant to the related Mortgage Loan Documents (collectively, the "Reserve Accounts"), and all of the Seller's right, title and interest in and to the funds therein.

     (b) The Purchaser shall purchase the Mortgage Loans and the Mortgage Loan Documents and pay the Seller an amount of the purchase proceeds determined in accordance with that certain Loan Seller Agreement, dated May 24, 1999, between the Seller, National Realty Finance L.C. and Greenwich Capital Financial Products, Inc. ( the "Loan Seller Agreement") (the "Purchase Proceeds"). The Purchase Proceeds shall be paid to the Seller by wire transfer in immediately available funds on the date of the consummation of the Securitization Transaction (the "Closing Date") (or by such other method as the Purchaser and the Seller may agree), with such later adjustments as provided for in the Loan Seller Agreement. The closing for the purchase and sale of the Mortgage Loans shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022.

     (c) The Seller hereby agrees to deliver to the Purchaser or its designee, within the respective time periods described below, the following documents or instruments with respect to each Mortgage Loan:

     (i) the original of the related Note, endorsed by the Seller in blank or in the following form: "Pay to the order of The Chase Manhattan Bank, as Trustee, for the registered holders of Prudential Securities Secured Financing Corporation Commercial Mortgage Pass-Through Certificates, Series 1999-C2, without recourse", which the Purchaser or its designee is authorized to complete and which Note and all endorsements thereof shall show a complete chain of endorsement from the Originator to the Seller;

     (ii) (a) the related original recorded Mortgage or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, (b) the related original recorded Assignment of Mortgage from the Originator to the Seller, or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, and (c) the related original Assignment of Mortgage executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located);

     (iii) (a) if the related security agreement is separate from the Mortgage, the original security agreement or a counterpart thereof, (b) if the security agreement is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original assignment of such security agreement from the Originator to the Seller or a counterpart thereof, and (c) the related original assignment of such security agreement executed by the Seller in blank, which the Purchaser or its designee is authorized to complete;

     (iv) (a) a copy of each Form UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property, (b) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement to the Seller from the Originator, and (c) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Seller, is in suitable form for filing in the filing office in which such financing statement was filed);

     (v) the related original of the Loan Agreement, if any, relating to such Mortgage Loan or a counterpart thereof;

     (vi) the related original lender's title insurance policy (or the original pro forma title insurance policy), together with any endorsements thereto;

     (vii) if any related Assignment of Leases, Rents and Profits is separate from the Mortgage, (a) the original recorded Assignment of Leases, Rents and Profits or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, (b) the related original recorded reassignment of such instrument, if any, from the Originator to the Seller or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, and (c) the related original reassignment of such instrument, if any, executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located) (any of which reassignments, however, may be included in a related Assignment of Mortgage and need not be a separate instrument);

     (viii) if any related assignment of contracts is separate from the Mortgage, the original assignment of contracts or a counterpart thereof, and if the assignment of contracts is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original reassignment of such instrument from the Originator to the Seller or a counterpart thereof and the related original reassignment of such instrument executed by the Seller in blank, which the Purchaser or its designee is authorized to complete;

     (ix) with respect to the related Reserve Accounts, if any, a copy of the original of any separate agreement with respect thereto between the related Borrower and the Originator;

     (x) the original of any other written agreement, instrument or document securing such Mortgage Loan, including, without limitation, originals of any guarantees with respect to such Mortgage Loan or the original letter of credit, if any, with respect thereto, together with any and all amendments thereto, including, without limitation, any amendment which entitles the Purchaser or its designee to draw upon such letter of credit, and the original of each instrument or other item of personal property given as security for a Mortgage Loan possession of which by a secured party is necessary to a secured party's valid, perfected, first priority security interest therein, together with all assignments or endorsements thereof necessary to entitle the Purchaser or its designee to enforce a valid, perfected, first priority security interest therein;

     (xi) with respect to the related Reserve Accounts, if any, (a) a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the Originator's security interest in such Reserve Accounts and all funds contained therein, (b) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement from the Originator to the Seller, and (c) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the Seller in blank which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Seller is in suitable form for filing in the filing office in which such financing statement was filed); and

     (xii) copies of any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing.

     Such documents and instruments relating to each Mortgage Loan are collectively referred to herein as the "Mortgage File". In connection with the Seller's delivery of Mortgage Loan Documents in accordance with this Section 1(c), the Seller hereby authorizes the Purchaser or its designee to complete each endorsement or assignment in blank appearing thereon in such manner as the Purchaser or its designee shall determine in the exercise of its sole discretion (provided that such endorsement or assignment will be without recourse, representation or warranty except as expressly set forth in this Agreement). In addition, all funds held by the Seller in the Reserve Accounts shall be delivered to the Purchaser or its designee on or before the Closing Date.

     If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original or a copy of any of the documents and/or instruments referred to in this Section 1(c)(ii)(a) or (b), (iv)(a) or (b),
(vii)(a) or (b), (xi)(a) or (b) and (xii), with (if appropriate) evidence of recording or filing, as the case may be, thereon, solely because of a delay caused by the public recording or filing office where such document or instrument was submitted for recording or filing, the delivery requirements set forth above shall be deemed to have been satisfied as to such missing document or instrument, and such missing document or instrument shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Purchaser or its designee on or before the Closing Date a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be), and the Seller shall deliver to or at the direction of the Purchaser or its designee, promptly following the receipt thereof, the original of such missing document or instrument (or a copy thereof) with (if appropriate) evidence of recording or filing, as the case may be, thereon. If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original of any of the documents referred to in clause 1(c)(ii)(a) or (b) or (vii)(a) or (b) solely because the public recording office retains the original assignment, then the Seller, at its expense, shall deliver to the Purchaser or its designee a copy of the recorded original. If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original or a copy of the related lender's title insurance policy referred to in clause (vi) solely because such policy has not yet been issued, the delivery requirements set forth above shall be deemed to be satisfied as to such missing document, and such missing document shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Purchaser or its designee on or before the Closing Date a commitment for title insurance "delivered" at the closing of such Mortgage Loan, and the Seller shall deliver to or at the direction of the Purchaser or its designee, promptly following the receipt thereof, the original lender's title insurance policy (or a copy thereof).

     Notwithstanding the immediately preceding paragraph, the failure to deliver the originals or copies of any of the documents or instruments referred to in this Section 1(c)(ii)(a) or (b), (iv)(a) or (b), (vii)(a) or (b), (xi)(a) or (b) and (xii) within 120 days after the Closing Date shall cause the related Mortgage Loan to become a Defective Document Mortgage Loan under Section 3 hereof.

     In addition, the Seller shall be required to deliver to the Purchaser or its designee all other Mortgage Loan Documents related to such Mortgage Loan that are not required to be delivered pursuant to clauses (i) through (xii) above, including without limitation a copy of the Management Agreement, if any, for the related Mortgaged Property; a copy of the related ground lease, as amended, if any, for such Mortgaged Property; any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing; copies of the related Appraisals, surveys, environmental reports, leases and other similar documents; and any other written agreements related to, or documents obtained or maintained in connection with the origination of, such Mortgage Loan.

     (d) The Mortgage Loans shall be sold to the Purchaser on a servicing-released basis. In accordance with the Pooling and Servicing Agreement, the Servicer shall assume responsibility for the servicing of each Mortgage Loan immediately upon the Closing Date. The Seller shall cooperate in all reasonable respects with the Purchaser and the Servicer in connection with such transfer of servicing responsibilities effective on the Closing Date. The Seller and the Purchaser acknowledge that certain third parties currently act as custodian with respect to the Mortgage Loans. Effective upon deposit of the Mortgage Loans in the Trust Fund on the Closing Date, the Trust Fund shall appoint The Chase Manhattan Bank to act as custodian (in such capacity, the "Custodian") for the Trust Fund with respect to the original Mortgage Files pursuant to the Pooling and Servicing Agreement. The Seller agrees to cooperate with the Purchaser and the Custodian in connection with the transfer of the Mortgage Files to the Custodian and to provide such documents, information and instructions as shall be reasonably necessary or convenient with respect thereto. Effective on the Closing Date, the Seller shall provide the Purchaser (or the Servicer or other designee of the Purchaser) with copies of the Mortgage Files and specific assignments of the Mortgage Loan Documents pursuant to
Section 1 above and such other documents and information as the Purchaser shall reasonably request.

     2. Representations and Warranties.

     (a) Each of the Seller and Bridger Funding hereby represents and warrants to the Purchaser and its successors and assigns as provided in this Agreement (subject to the qualifications with respect to matters of enforceability set forth below in Section 2(c)) as of the date hereof and as of the Closing Date that:

     (i) Due Organization; Qualification. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri, is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the assignment thereof to the Purchaser as herein provided and to perform its duties and obligations under this Agreement.

     (ii) Authority. It has the full power, authority and legal right to execute and deliver this Agreement (and all agreements executed and delivered by it in connection herewith) and to perform all transactions contemplated by this Agreement (and all agreements executed and delivered by it in connection herewith). It has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by it in connection herewith), and has duly executed and delivered this Agreement (and all agreements executed and delivered by it in connection herewith). This Agreement (and each agreement executed and delivered by it in connection herewith), assuming due authorization, execution and delivery by each other party hereto (and thereto), constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, by general principles of equity and by any applicable anti-deficiency laws (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (iii) No Conflicts. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and conditions of this Agreement by it will (A) conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of organization, as amended, or other organizational documents or any agreement or instrument to which it is now a party or by which it (or any of its properties) is bound, or constitute a default or result in an acceleration of indebtedness under any of the foregoing; (B) conflict with or result in a breach of any legal restriction if compliance therewith is necessary (1) to ensure the enforceability of this Agreement or any Mortgage Loan, or (2) for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith); (C) result in the violation of any law, rule, regulation, order, judgment or decree to which it (or any of its properties) is subject if compliance therewith is necessary
   (1) to ensure the enforceability of this Agreement, or (2) for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith); or (D) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, deed of trust, contract or other instrument or materially impair the ability of the Purchaser to realize on any Mortgage Loan.

     (iv) Solvency. It is solvent and the execution, delivery and performance of this Agreement (A) will not cause it to become insolvent, and (B) is not intended by it to hinder, delay or defraud any of its creditors.

     (v) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over it (or any of its properties) is required for (A) its execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith) or (B) the consummation by it of the transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that (1) it may not be duly qualified to transact business as a foreign limited liability company or licensed in one or more states if such qualification or licensing is not necessary for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith) and (2) it makes no representation with respect to any required registration under the Securities Act or any state securities or "Blue Sky" laws in connection with the Securitization Transaction.

     (vi) Ability to Perform. It does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of it contained in this Agreement (or any agreement executed and delivered by it in connection herewith).

     (vii) No Litigation Pending. There are no actions, suits or proceedings with respect to which it has received service of process or, to its knowledge, threatened against it which draw into question the validity of this Agreement or which (if decided adversely to it), either in any one instance or in the aggregate, would result in any material adverse change in its business, operations, or financial condition or would materially impair its ability to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith).

     (viii) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement (and each agreement executed and delivered by the Seller in connection herewith) is in the ordinary course of business of the Seller, and the sale, transfer, assignment and conveyance of the Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

     (ix) No Brokers. It has not dealt with any Person (other than the Purchaser) that may be entitled, by reason of any act or omission by it, to any commission or compensation in connection with this Agreement or the transactions contemplated hereby.

     (x) No Untrue Information. Insofar as relates to the Mortgage Loans or the Seller or Bridger Funding, no statement, report, or other document relating to any Mortgage Loan furnished by or on behalf of the Seller or any Affiliate thereof in writing (including electronic media), specifically identified in writing (including electronic media) as being furnished for use in connection with the preparation of the Prospectus or Private Placement Memorandum, contains any untrue statement by the Seller or any Affiliate thereof of any material fact or an omission by the Seller or any Affiliate thereof of a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (xi) No Default. It is not in default or breach of any agreement or instrument to which it is now a party or by which it (or any of its properties) is bound which breach or default would materially and adversely affect its ability to perform its obligations under this Agreement.

     (b) Each of the Seller and Bridger Funding (with respect to each Mortgage Loan unless otherwise indicated) hereby represents and warrants to the Purchaser and its successors and assigns as provided in this Agreement (subject to the qualifications with respect to matters of enforceability set forth below in
Section 2(c)) that as of the date specified below or, if no such date is specified, as of the date hereof, and as of the Closing Date and subject to the exceptions disclosed on Annex C attached hereto:

     (i) Mortgage Loan Characteristics. The information set forth in the Mortgage Loan Characteristics Schedule is true, correct and complete in all material respects; provided, however, that with respect to the information set forth with respect to each Mortgage Loan under the captions "Physical Occupancy %," "Occupancy As of Date," "1997 NOI," "1998 NOI," "Underwritten NOI," "Underwritten Net Cash Flow" and "Underwritten NOI DSCR", the Seller represents only that such information is a correct and accurate reproduction or derivation, as adjusted by the Seller in accordance with its customary underwriting practices and procedures, of the information provided to it by the related Borrower (or an affiliate or principal thereof) and takes no responsibility for the accuracy or completeness of any such information provided by the related Borrower (or such affiliate or principal); provided, further, however, that the Seller has no actual knowledge that such information is incorrect, inaccurate or incomplete following the reasonable and customary due diligence performed by the Seller in connection with its origination or purchase of the Mortgage Loans.

     (ii) Domestic Borrower. The related Borrower is an individual who is a citizen of, or an entity organized under the laws of, a state of the United States of America.

     (iii) Single-Purpose, Bankruptcy Remote Entity. Each Borrower of a Mortgage Loan in excess of $25,000,000 is an entity which has represented in connection with the origination of the Mortgage Loan, or whose organizational documents as of the date of origination of the Mortgage Loan provide that so long as the Mortgage Loan is outstanding it will be a single-purpose entity whose activities and ability to incur debt are restricted by the applicable Mortgage or the organizational documents in a manner intended to make the likelihood of bankruptcy proceedings being commenced by or against such Borrower remote, and as to which the Borrower has delivered an opinion of counsel concerning substantive non-consolidation and as to which the Borrower has at least one independent director. For this purpose, "single-purpose entity" shall mean a Person, other than an individual, which does not engage in any business unrelated to the related Mortgaged Property and its financing, does not have any assets other than those related to its interest in such Mortgaged Property or its financing, or any indebtedness other than as permitted by the related Mortgage or the other Mortgage Loan Documents, has its own books and records separate and apart from any other Person and holds itself out as being a legal entity, separate and apart from any other Person.

     (iv) Delivery of Mortgage Loans Documents. The Seller has caused or will cause to be delivered to the Purchaser (or its designee) within the time period prescribed in Section 1 each of the documents comprising the Mortgage File for such Mortgage Loan.

     (v) Payment Current. All payments required to be made with respect to such Mortgage Loan under the terms of the related Note or the related Mortgage (inclusive of any applicable grace or cure period) up to the Closing Date have been made. Within the twelve months preceding the Closing Date, there has not been any delinquency in excess of 30 days with respect to such Mortgage Loan.

     (vi) Equity Participation or Participation Interest. Such Mortgage Loan contains no equity participation by the Seller and is a whole loan and not a participation interest. Neither the related Note nor the related Mortgage provides for negative amortization or any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. The Seller has no ownership interest in such Mortgaged Property or the related Borrower other than in such Mortgage Loan being sold and assigned. Neither the Seller nor any affiliate of the Seller has any obligation to make any capital contributions to the related Borrower under the Mortgage or any other related Mortgage Loan Document.

     (vii) Compliance with Applicable Laws. As of the date of its origination, such Mortgage Loan either complied with, or was exempt from, applicable federal or state laws, regulations and other requirements pertaining to usury. To the best of the Seller's knowledge, as of the date of origination of such Mortgage Loan, the related originator complied in all material respects with the requirements of any and all other federal, state or local laws applicable to the origination, servicing and collection of such Mortgage Loan. No governmental or regulatory approval or consent is required for the sale of such Mortgage Loan by the Seller, and the Seller has full right, power and authority to sell such Mortgage Loan. To the extent necessary to ensure the enforceability of such Mortgage Loan and the effective sale, transfer and assignment thereof and of the related Note, the originator and/or the Seller each was qualified and appropriately licensed to transact business in the jurisdiction in which the related Mortgaged Property is located at the time such entity had possession of the related Note.

     (viii) Proceeds Fully Disbursed. The proceeds of such Mortgage Loan have been fully disbursed (although certain reserve accounts controlled by the Seller may have been established as described in the Mortgage Loan Characteristics Schedule), and there is no requirement for future advances thereunder.

     (ix) Origination Expenses Paid. All costs, fees and expenses incurred in connection with the origination and closing of such Mortgage Loan, including, without limitation, recording costs and fees, have been paid to the appropriate person or arrangements have been made for their payment to the appropriate person on a timely basis by the related Borrower.

     (x) Documents Valid. Each of the related Note, the related Mortgage and any other related Mortgage Loan Document is the legal, valid and binding obligation of the related Borrower, the related guarantor or other party executing such document (subject to any non-recourse or partial recourse provisions contained therein), and is enforceable in accordance with its terms (subject to the qualifications set forth in Section 2(c)). There is no valid offset, defense, counterclaim or right of rescission with respect to such Note, Mortgage or any other Mortgage Loan Document, nor will the operation of any of the terms of such Note or Mortgage, or the exercise of any right thereunder, render either such Note or Mortgage unenforceable or subject to any valid offset, defense, counterclaim or right of rescission, including, without limitation, the defense of usury, and the Seller has no knowledge that any such offset, defense, counterclaim, or right of rescission has been asserted or is available with respect thereto. Except as described in the immediately following sentence, the related Note and the related Mortgage do not require the related mortgagee to release any portion of the related Mortgaged Property except upon payment in full of such Mortgage Loan or the exercise of a defeasance feature. In the case of certain Mortgaged Properties securing cross-collateralized Mortgage Loans, certain Mortgage Loans secured by multiple Mortgaged Properties, and certain Mortgage Loans secured by one or more parcels constituting a single Mortgaged Property, the related mortgagee may be required to release a Mortgaged Property or a portion thereof upon payment of a portion of the related Mortgage Loan as specified in the related Mortgage Loan Documents.

     (xi) Assignment of Mortgage; Note Endorsement. The related Assignment of Mortgage (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller) is or will be in recordable form and constitutes or will constitute the Seller's legal, valid and binding assignment to the Purchaser of the related Mortgage and any related Assignment of Leases, Rents and Profits or assignment of Assignment of Leases, Rents and Profits. The Seller's endorsement and delivery of the related Note to the Purchaser in accordance with the terms of this Agreement constitutes or will constitute the Seller's legal, valid and binding assignment to the Purchaser of such Note, and together with the Seller's execution and delivery of such Assignment of Mortgage to the Purchaser, legally and validly conveys or will convey all right, title and interest of the Seller in such Mortgage Loan to the Purchaser.

     (xii) First Lien. Based on the related policy of title insurance (or pro forma or specimen policy or "marked-up" commitment for title insurance), the related Mortgage is a legal, valid and enforceable first lien on the related Mortgaged Property (including all buildings and improvements on such Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time prior to the closing date of such Mortgage Loan with respect to the foregoing, but excluding any related personal property) which Mortgaged Property is free and clear of all liens and encumbrances having priority over or equal to the first lien of such Mortgage, except for (A) the lien of current real estate taxes and special assessments not yet delinquent or accruing interest or penalties, (B) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage which do not materially and adversely (1) affect the value of such Mortgaged Property as security for such Mortgage Loan, or (2) interfere with the related Borrower's ability to make required interest and principal payments or to make use of such Mortgaged Property for the intended purposes therefor, (C) leases and subleases pertaining to such Mortgaged Property which the Seller did not require to be subordinated to the lien of such Mortgage; provided that such leases and subleases, if any, are with entities which are not affiliated with the Seller, and (D) other matters which do not, individually or in the aggregate, materially and adversely (1) affect the value of such Mortgaged Property as security for such Mortgage Loan, or (2) interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes therefor.

     (xiii) No Modification, Release or Satisfaction. Except by a written instrument which has been delivered to the Purchaser or its designee as a part of the related Mortgage File, (A) neither the related Note nor the related Mortgage (including any amendments or supplements thereto included in the related Mortgage File) has been impaired, waived, modified, altered, satisfied, canceled or subordinated or rescinded, (B) the related Mortgaged Property has not been released from the lien of such Mortgage and (C) the related Borrower has not been released from its obligations under such Mortgage, in whole or in any part, in each such event in a manner which would materially interfere with the benefits of the security intended to be provided by such Mortgage.

     (xiv) Defeasance. A Mortgage Loan which permits defeasance provides that, after the applicable Defeasance Lockout Period, the related Borrower may obtain the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage upon the pledge to the Trustee of non-callable U.S. Treasury or other non-callable U.S. government obligations that provide for payments on or prior to all successive payment dates to maturity (or, in the case of an ARD Loan, through the related Anticipated Repayment Date) in the amounts due on such dates and upon the satisfaction of certain other conditions. A Mortgage Loan containing a defeasance provision has a Defeasance Lockout Period of not less than two years after the Closing Date or includes other conditions precedent the satisfaction of which will ensure that the exercise of such a feature will not cause a REMIC to fail to be a REMIC. In certain cases, the Mortgage Loans require that a REMIC opinion be provided as a condition to exercise of any defeasance option, and the Mortgage or the other related Mortgage Loan Documents generally require the satisfaction of one or more of the following conditions prior to the defeasance of the related Mortgaged Property:

          (A) the related Borrower must provide the mortgagee with a prior written notice of not less than 30 days;

          (B) the related Borrower must either (i) deliver to the mortgagee or the servicer of the Mortgage Loan, as the case may be, government obligations described above in this Section 2(b)(xiv) or (ii) pay to the mortgagee or the servicer of the Mortgage Loan, as the case may be, an amount sufficient to purchase the government obligations described above in this Section 2(b)(xiv);

          (C) the related Borrower must provide a written confirmation from the Rating Agencies indicating that such defeasance will not result in a reduction, withdrawal or qualification of the respective ratings of any outstanding Classes of Certificates;

          (D) the related Borrower must deliver an officer's certificate to the effect that all of its obligations with respect to the Mortgage Loan have been satisfied and that the Mortgage Loan is not in default; and

          (E) the related Borrower must undertake to provide such other documents or information as the mortgagee may reasonably request in connection with such defeasance.

     (xv) No Delinquent Taxes or Assessments. All tax or governmental assessments, or installments thereof, which were due on or prior to the date of origination had been paid as of such date and the Seller knows of no tax or governmental assessment, or if payable in installments, any installment thereof, which became due and owing thereafter and prior to the Closing Date in respect of the related Mortgaged Property, which, if left unpaid, would be, or might become, a lien on such Mortgaged Property having priority over the related Mortgage which has become delinquent such that (A) such tax, assessment or installment has commenced to accrue interest or penalties, or
   (B) the applicable taxing authority may commence proceedings to collect such tax, assessment or installment, as applicable.

     (xvi) Escrow or Reserve Deposits. As of the Closing Date: (A) the related Reserve Account(s), if any, contain all escrow deposits and other payments required by the terms of the related Mortgage Loan Documents (inclusive of any applicable grace or cure period) to be held by the Seller as of the Closing Date; and (B) the Seller is transferring all amounts on deposit in the related Reserve Account(s) on the Closing Date to the Purchaser or to the extent not being transferred to the Purchaser, all escrow deposits and other payments required under the related Note, the related Mortgage and any other related Mortgage Loan Documents have been applied in accordance with their intended purposes by the related mortgage loan originator, the related Seller or its agent.

     (xvii) No Third Party Advances. The Seller has not, directly or indirectly,
   (A) advanced funds, (B) induced or solicited any payment from a Person other than the related Borrower, or (C) to the Seller's knowledge, received any payment other than from such Borrower, for the payment of any amount required under the related Note or the related Mortgage, except for interest accruing from the date of such Note or the date of disbursement of the proceeds of such Mortgage Loan, whichever is later, to the date which precedes by 30 days the first Due Date under such Note.

     (xviii) No Condemnation or Damages. To the best of the Seller's knowledge, no proceedings for the total or partial condemnation of the related Mortgaged Property (A) have occurred since the date as of which the appraisal relied upon in the origination of such Mortgage Loan was prepared, or (B) are pending or threatened other than, in each such case, proceedings as to partial condemnation which do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan. To the best of Seller's knowledge, the related Mortgaged Property is free of material damage. The related Mortgage requires that any related condemnation award be applied either to the restoration of the related Mortgaged Property or to the payment of the outstanding principal balance of or accrued interest on such Mortgage Loan.

     (xix) No Mechanics' Liens. To the Seller's knowledge, the related Mortgaged Property (excluding any related personal property) (i) is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof, and
   (ii) no rights are outstanding that, under applicable law, could give rise to any such liens, any of which liens are or may be prior to, or equal with, the lien of the related Mortgage, except, with respect to (i) and (ii) above, those which are insured against by the related lender's title insurance policy referred to in Section 2(b)(xxiii) below.

     (xx) Title Survey: Improvements; Separate Tax Parcels. The Seller has delivered an as-built survey, a survey recertification, a site plan, a recorded plat or the like with respect to the related Mortgaged Property which satisfied, or the Seller otherwise satisfied, the requirements of the related title insurance company for deletion of the standard general exceptions for encroachments, boundary and other survey matters and for easements not shown by the public records from the related title insurance policy, except with respect to any related Mortgaged Property located in a jurisdiction (such as the State of Texas where survey title insurance coverage is prohibited by law) in which the exception for easements not shown by the public records could not be deleted and such standard general exception is customarily accepted by prudent commercial mortgage lenders in such jurisdiction. Except for encroachments and similar matters which are inconsequential, do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan, or are insured against by the related lender's title insurance policy described in Section 2(b)(xxiii) below, surveys and/or title insurance obtained at the time of the origination of such Mortgage Loan indicated or insured that (A) none of the improvements which were included for the purpose of determining the Appraised Value of such Mortgaged Property in the related appraisal at the time of the origination of such Mortgage Loan lie outside the boundaries and building restriction lines of such Mortgaged Property, and (B) no improvements on adjoining properties encroach upon such Mortgaged Property. The related Mortgaged Property constitutes one or more complete separate tax lots or is subject to an endorsement under the related lender's title insurance policy.

     (xxi) Title. The Seller has good title to and is the sole owner and beneficial holder of such Mortgage Loan. The Seller has full power, authority and legal right to sell and assign such Mortgage Loan hereunder, is the sole mortgagee or beneficiary of record under the related Mortgage and is transferring such Mortgage Loan to the Purchaser free and clear of any and all liens, encumbrances, participation interests, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

     (xxii) Compliance with Laws. To the best of the Seller's knowledge (based upon a letter or letters from governmental authorities, a legal opinion, an endorsement or endorsements to the related title insurance policy, a representation of the related Borrower at the time of origination of such Mortgage Loan or other information reasonably acceptable to the Seller at the time of its origination thereof), (A) no improvements located on or forming a part of the related Mortgaged Property are in violation of any applicable zoning and building laws or ordinances, (B) the related Mortgaged Property complies with all other laws and regulations pertaining to the use and occupancy thereof (excluding Environmental Laws which are addressed in Sections 2(b)(xxxiv) and 2(b)(xxxv) below) and all applicable insurance requirements, (C) such Borrower has obtained all inspections, licenses, permits, authorizations, and certificates necessary for such compliance, including, but not limited to, certificates of occupancy (if available), and
   (D) the Seller has not received notification from any governmental authority that such Mortgaged Property violates or does not comply with such laws or regulations or is being used, operated or occupied unlawfully or that such Borrower has failed to obtain such inspections, licenses, permits, authorizations, or certificates, except for such violation or non-compliance
   (1) which does not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan or the use for which such Mortgaged Property was intended at the time of origination of such Mortgage Loan, (2) which is specifically addressed by the appraiser in the determination of the related Appraised Value, or (3) for which a Reserve Account held for the Seller has been established in an amount sufficient to pay for the estimated costs to correct such violations or non-compliance.

     (xxiii) Title Insurance. The lien of the related Mortgage is insured by an ALTA lender's title insurance policy or, if an ALTA lender's title insurance policy is unavailable, another state-approved form of lender's title insurance policy issued in an amount not less than the stated principal amount of such Mortgage Loan (after all advances of principal) insuring the Seller and its successors and assigns that the related Mortgage is a valid first lien on the related Mortgaged Property, subject only to exceptions described in Section 2(b)(xii) above (or, if such a title insurance policy has not yet been issued in respect of such Mortgage Loan, such a policy will be issued and is currently evidenced by a pro forma or specimen policy or by a "marked-up" commitment for title insurance which was furnished by the related title insurance company for purposes of closing such Mortgage Loan). The premium for such title insurance policy has been paid in full and such title insurance policy is (or, when issued, will be) in full force and effect, and upon endorsement and delivery of the related Note to the Purchaser and recording of the related Assignment of Mortgage in favor of the Purchaser in the applicable real estate records, such title insurance policy will inure to the benefit of the Purchaser. Such title insurance policy (A) does not contain the standard general exceptions for encroachments, boundary or other survey matters and for easements not shown by the public records, other than matters which do not materially and adversely (1) affect the value of the related Mortgaged Property as security for the Mortgage Loan, or (2) interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes, and (B) only contains such exceptions for encroachments, boundary and other survey matters as are customarily accepted by prudent commercial mortgage lenders. The Seller and its agents have not taken, or failed to take, any action that would materially impair the coverage benefits of any such title insurance policy. The Seller has not made any claim under such title insurance policy.

     (xxiv) Insurance Related to Mortgaged Property. All improvements on the related Mortgaged Property are insured by (A) a fire and extended perils insurance policy providing coverage on a full replacement cost basis in an amount not less than the lesser of (1) the full replacement cost of all improvements to such Mortgaged Property, and (2) the outstanding principal balance of such Mortgage Loan, but in any event in an amount sufficient to avoid the operation of any co-insurance provisions contained in such insurance policy, which policy contains a standard mortgagee clause naming the originator or the Seller and its successors as additional insureds; (B) an insurance policy providing business interruption or rental continuation coverage in an amount not less than the income anticipated from 12 months of operations of such Mortgaged Property; (C) a comprehensive general liability insurance policy in an amount not less than $1,000,000 per occurrence; and
   (D) if any material improvement on such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards under the National Flood Insurance Act of 1968, as amended, a flood insurance policy providing coverage in an amount not less than the lesser of (1) the stated principal amount of the related Note, and (2) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. As of the Closing Date, the insurance premium for each such insurance policy shall have been paid or escrowed. Each such insurance policy contains a clause providing that it is not terminable and may not be reduced without 30 days' prior written notice to the mortgagee (except that, in the event of nonpayment of insurance premiums, each such insurance policy provides for termination upon not less than 10 days' prior written notice), and no such notice has been received by the Seller. With respect to each such insurance policy, the Seller has received a certificate of insurance or similar document dated within the last 12 months to the effect that such insurance policy is in full force and effect. The Seller has no knowledge of any action, omission, misrepresentation, negligence or fraud which would result in the failure of any such insurance policy. The related Mortgage Loan Documents require the related Borrower or a tenant of such Borrower to maintain each such insurance policy at its expense, but authorizes the mortgagee to maintain any such insurance policy at the related Borrower's expense upon such Borrower's or such tenant's failure to do so (subject to any applicable notice or cure periods). The related Mortgage and insurance policy require that any related insurance proceeds, in excess of a specified amount, will be applied either to the repair or restoration of all or part of the related Mortgaged Property or to the payment of the outstanding principal balance of or accrued interest on such Mortgage Loan.

     (xxv) UCC Financing Statements. One or more Uniform Commercial Code financing statements covering all furniture, fixtures, equipment and other personal property (A) which are collateral under the related Mortgage or under a security or similar agreement executed and delivered in connection with such Mortgage Loan, and (B) in which a security interest can be perfected by the filing of Uniform Commercial Code financing statement(s) under applicable law have been filed or recorded (or have been sent for filing or recording) wherever necessary to perfect under applicable law a security interest in such furniture, fixtures, equipment and other personal property (including rights under leases and all agreements affecting the use, enjoyment or occupancy of all or any part of the Mortgaged Property and hotel room revenues).

     (xxvi) Default, Breach and Acceleration. There is no material default, breach, violation or event of acceleration existing under the related loan agreement, related Note or the related Mortgage. The Seller has no knowledge of any event (other than failure to make payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder. The Seller has no knowledge that the related Borrower is a debtor in any state or federal bankruptcy or insolvency proceeding.

     (xxvii) Customary Provisions. The related Note and the related Mortgage, together with applicable state law, contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the benefits of the security, including, but not limited to, judicial or, if applicable, non-judicial foreclosure.

     (xxviii) Access Routes. (A) Surveys, title insurance reports, the title insurance policy or other relevant documents contained in the related Mortgage File indicate that at the time of origination of such Mortgage Loan the related Borrower had sufficient rights with respect to amenities, ingress and egress and similar matters identified in the appraisal of the related Mortgaged Property as being critical to the Appraised Value thereof, and (B) such Mortgaged Property was receiving services from public or private water, sewer and other utilities that were adequate as of the date that the Mortgage Loan was originated, and none of such services is subject to revocation as a result of a foreclosure or change in ownership of an adjacent property.

     (xxix) Mortgage Loans Secured by Ground Lease but Not Fee Interest. With respect to each Mortgage Loan that is secured in whole or in part by the interest of the related Borrower as lessee under a ground lease of all or a portion of the related Mortgaged Property (a "Ground Lease"), but the related fee interest in the portion of such Mortgaged Property covered by such Ground Lease (the "Fee Interest") is not subject or subordinate to the lien of the related Mortgage, the Seller hereby represents and warrants that:

          (A) as of the date of the closing of such Mortgage Loan, such Ground Lease is in full force and effect, and such Ground Lease or a memorandum thereof has been duly recorded in the applicable real estate records and
     (1) such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) does not prohibit the interest of the related lessee thereunder from being encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property of such lessee in a manner that would interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes, or a separate written agreement permitting such encumbrance has been obtained, and (2) there have been no material changes in the terms of such Ground Lease that would be binding on the mortgagee as successor to the lessee except as set forth in written instruments which are part of the related Mortgage File;

          (B) based on the related policy of title insurance, the related lessee's leasehold interest in the portion of the related Mortgaged Property covered by such Ground Lease is not subject to any liens or encumbrances securing indebtedness which are superior to, or of equal priority with, the related Mortgage, except for liens of current real estate taxes and special assessments not yet delinquent or accruing interest or penalties;

          (C) the related lessee's interest in such Ground Lease may be transferred to the Purchaser and its successors and assigns through a foreclosure of the related Mortgage or conveyance in lieu of foreclosure and, thereafter, may be transferred to another Person by the related mortgagee and its successors and assigns, upon notice to, but without the consent of, the related lessor (or, if any such consent is required, either
     (1) it has been obtained prior to the Closing Date, or (2) it may not be unreasonably withheld) provided that such Ground Lease has not been terminated and all amounts owed thereunder have been paid;

          (D) the related lessor is required to give notice of any default under such Ground Lease by the related lessee to the mortgagee either under the terms of such Ground Lease or under the terms of a separate estoppel letter or written agreement;

          (E) the related mortgagee is entitled, under the terms of such Ground Lease or a separate estoppel letter or written agreement, to receive notice of any default by the related lessee under such Ground Lease, and after any such notice, is entitled to not less than the time provided to the related lessee under such Ground Lease to cure such default, which is curable during such period before the lessor may terminate the Ground Lease; all rights of the related lessee under the Ground Lease may be exercised by or on behalf of the mortgagee;

          (F) the currently effective term of such Ground Lease (excluding any extension or renewal which is not binding on the lessor thereunder) extends not less than 10 years beyond the Maturity Date of such Mortgage Loan;

          (G) such Ground Lease does not impose any restrictions on subletting which the Seller considered to be commercially unreasonable at the time of its origination or purchase of such Mortgage Loan or that a prudent commercial mortgage lender would have considered unreasonable at such date;

          (H) to the Seller's knowledge as of the Closing Date, (1) no event of default has occurred under such Ground Lease and (2) no event has occurred which, with the passage of time, the giving of notice or both (other than rental or other payments being due, but not yet delinquent), would result in a default or an event of default under the terms of such Ground Lease;

          (I) the related lessor has agreed in a writing included in the related Mortgage File that such Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of the Seller or the mortgagee and that any such action without such consent is not binding upon the mortgagee, its successors and assigns. Unless the mortgagee fails to cure a default of the lessee under the Ground Lease following notice thereof from the lessor as set forth in (E) above, the lessor is required to enter into a new ground lease upon termination of such Ground Lease for any reason (including, without limitation, rejection of such Ground Lease in a bankruptcy proceeding);

          (J) under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to (1) the repair or restoration of all or part of the related Mortgaged Property covered by such Ground Lease, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as such repair or restoration progresses (except where such Mortgage Loan provides that the related Borrower or its agent may hold and disburse such proceeds with respect to any loss or taking less than a stipulated amount not greater than $50,000), or (2) the payment of the outstanding principal balance of and accrued interest on such Mortgage Loan; and

          (K) there are no existing mortgages on the Fee Interest which can be foreclosed upon that are not subject to the Ground Lease, and the provisions of the Ground Lease and/or other documents related thereto and included as part of the related Mortgage File preclude the creation of any future mortgage on the Fee Interest that can be foreclosed upon not subject to the Ground Lease.

     (xxx) Deed of Trust. With respect to any related Mortgage that is a deed of trust or trust deed, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and currently so serves or may be substituted in accordance with applicable law. Except in connection with
   (A) a trustee's sale after default by the related Borrower or (B) the release of the related Mortgaged Property following the payment of the related Mortgage Loan in full, no fees or expenses are payable by the Seller or the Purchaser to such trustee.

     (xxxi) Cross-Security. The related Mortgaged Property is not collateral or security for the payment or performance of (A) any other obligations owed to the originator of such Mortgage Loan or the Seller other than another Mortgage Loan being sold, transferred and assigned by the Seller under this Agreement, or (B) to the Seller's knowledge, any other obligations owed to any Person other than the Seller. The related Note is not secured by any property other than a Mortgaged Property.

     (xxxii) Assignment of Leases, Rents and Profits. Unless the related Mortgaged Property is occupied by the related Borrower, the related Mortgage Loan Documents contain the provisions of an Assignment of Leases, Rents and Profits or include a separate Assignment of Leases, Rents and Profits or assignment of Assignment of Leases, Rents and Profits. Any related Assignment of Leases, Rents and Profits incorporated within the related Mortgage or set forth in a separate Mortgage Loan Document creates on recordation (with the same priority as the related Mortgage) a valid assignment of, or security interest in, the right to receive all payments due under the related leases, if any.

     (xxxiii) REMIC. (A) Such Mortgage Loan is principally secured by an interest in real property and either (1) the fair market value of such real property was at least equal to 80% of the adjusted issue price of such Mortgage Loan on the date of origination of such Mortgage Loan or, if such Mortgage Loan has been "significantly modified" within the meaning of Section 1001 of the Code, on the date of such modification (unless such modification may be disregarded under Treas. Reg. Sec. 1.860G-2(b)(3)), or (2) substantially all of the proceeds of such Mortgage Loan were used to acquire or improve or protect an interest in real property that, at origination of such Mortgage Loan, was the only security for such Mortgage Loan; (B) such Mortgage Loan contains no equity participation by the Seller, and neither the related Note nor the related Mortgage provides for any contingent or additional interest in the form of participation in the cash flow or proceeds realized on disposition of the related Mortgaged Property; and (C) such Mortgage Loan is a "qualified mortgage" as defined in, and for purposes of,
   Section 860G(3)(A) of the Code and provides for the payments of interest at a fixed rate or at a rate described in Treas. Reg. Sec. 1.860G-1(a)(3).

     (xxxiv) Environmental Site Assessments. Environmental Site Assessments (collectively, the "ESAs"), transaction screen assessments, studies or updates prepared or obtained in connection with the origination of such Mortgage Loan identified no material adverse environmental conditions or circumstances anticipated to require any material expenditure with respect to any Mortgaged Property, except for: (A) those cases where such conditions or circumstances were investigated further and, based upon such additional investigation, a qualified environmental consultant recommended no further investigation or remediation; (B) those cases in which an operations and maintenance plan was recommended by the environmental consultant and such plan was obtained or an escrow reserve established to cover the estimated costs of obtaining such plan; (C) those conditions in which soil or groundwater contamination was suspected or identified and either (1) such condition or circumstance was remediated or abated prior to the origination date of the related Mortgage Loan, (2) a "no further action" letter was obtained from the applicable regulatory authority, or (3) either an environmental insurance policy was obtained, a letter of credit provided, an escrow reserve account established, or an indemnity from the responsible party was obtained, to cover the estimated costs of any required investigation, testing, monitoring or remediation; or (D) those cases in which (1) a leaking underground storage tank or groundwater contamination was identified to be located on or to have originated from an offsite property,
   (2) a responsible party has been identified under applicable law, and (3) either such condition is not known to have affected the Mortgaged Property or the responsible party has either received a "no further action" letter from the applicable regulatory agency, established a remediation fund, or provided a guaranty or indemnity to the related Borrower.

     (xxxv) Notice of Environmental Problem. Other than with respect to any conditions identified in the ESAs, transaction screen assessments, studies or updates referred to in Section 2(b)(xxxiv) above, the Seller: (A) has not received actual notice from any federal, state or other governmental authority of (1) any failure of the related Mortgaged Property to comply with any applicable Environmental Laws, or (2) any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of any applicable Environmental Laws; (B) has not received actual notice from the related Borrower that (1) such Borrower has received any such notice from any such governmental authority, (2) such Mortgaged Property fails to comply with any applicable Environmental Laws, or (3) such Borrower has received actual notice that there is any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of any applicable Environmental Laws; or (C) has no actual knowledge that (1) the related Mortgaged Property fails to materially comply with any applicable Environmental Laws or (2) there has been any known or threatened release of Hazardous Materials on or from such Mortgaged Property where such release falls outside the exceptions (A) through (D) of Section 2(b)(xxxiv) above.

     (xxxvi) Recourse. The related Mortgage Loan Documents contain standard provisions providing for recourse against the related Borrower or a principal of such Borrower for damages sustained in connection with the Borrower's fraud, material misrepresentation or misappropriation of any tenant security deposits, rent, insurance proceeds or condemnation proceeds. The related Mortgage Loan Documents contain provisions pursuant to which the related Borrower or a principal of such Borrower has agreed to indemnify the mortgagee for damages resulting from violations of any applicable Environmental Laws.

     (xxxvii) Environmental Compliance. Each Mortgage Loan contains either a representation, warranty or covenant that the related Borrower will not use, cause or permit to exist on the related Mortgaged Property any Hazardous Materials in violation of any applicable Environmental Laws or an indemnity with respect to any such violation in favor of the Seller.

     (xxxviii) Inspection The Seller or originator has inspected the related Mortgaged Property or caused such Mortgaged Property to be inspected within the 12 months preceding the Closing Date.

     (xxxix) Subordinate Debt. Except as has been disclosed in the Mortgage Loan Characteristics Schedule, the related Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the event that the related Borrower encumbers the related Mortgaged Property without the prior written consent of the mortgagee thereunder.

     (xl) Common Ownership. To Seller's knowledge, no two properties securing Mortgage Loans are directly or indirectly under common ownership except to the extent that such common ownership and the ownership structure have been specifically disclosed in the Mortgage Loan Characteristics Schedule and Annex A and Annex C to the Prospectus Supplement.

     (xli) Operating or Financial Statement. The related Mortgage Loan Documents require the related Borrower to furnish to the mortgagee at least annually an operating statement with respect to the related Mortgaged Property or, in the case of a borrower-occupied Mortgaged Property, a financial statement with respect to the related Borrower.

     (xlii) Litigation. To the best of the Seller's knowledge as of the date of origination or purchase of such Mortgage Loan, and to the Seller's knowledge thereafter, there is no pending action, suit, proceeding, arbitration or governmental investigation with respect to the related Borrower or Mortgaged Property which if determined adversely to the related Borrower would have a material adverse effect on the value of the related Mortgaged Property or such Borrower's ability to continue to perform its obligations under such Mortgage Loan.

     (xliii) Assisted Living Loans and Nursing Home Loans. If the Mortgage Loan is secured in whole or in part by a Mortgage on a Mortgaged Property operated as a Facility, based upon due diligence performed in the origination of the related Mortgage Loan, and to its knowledge as of the date hereof:

          (A) All governmental licenses, permits, regulatory agreements or other approvals or agreements necessary or desirable for the use and operation of the Facility as intended, including, without limitation, a valid certificate of need or similar certificate, license, or approval issued by the applicable department of health for the requisite number of beds, and approved provider status in any approved provider payment program, were, as of the related date of origination, held by the related Mortgagor or the operator of the Facility and were in full force and effect; and

          (B) In connection with the most recent governmental inspection of the Facility (a) the Facility had not received a "Level A" (or equivalent) violation that has not been cured to the satisfaction of the applicable governmental agency, (b) no statement of charges or deficiencies had been made or penalty enforcement action has been undertaken against the Facility, its operator or the Mortgagor or against any officer, director or stockholder of such operator or the Mortgagor by such governmental agency,
     (c) there were no violations that threatened the Facility's, the operator's or the Mortgagor's certification for participation in Medicare or Medicaid or any other third-party payor program, (d) to the Seller's knowledge, the Mortgagor and Facility comply with all federal, state and local laws, regulations, quality and safety standards, accreditation standards and requirements of the applicable state department of health and (e) there was no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting the Mortgagor, such operator or the Facility or any participation or provider agreement with any third-party payor to which the Mortgagor or such operator is subject.

     (xliv) ARD Loans. With respect to each Mortgage Loan that is an ARD Loan, it commenced amortizing on its initial scheduled Due Date (or, in the case of certain interest-only Mortgage Loans, as otherwise set forth in the related Notes) and provides that: (A) the spread used in calculating its Mortgage Rate will increase by no more than five percent (5%) in connection with the passage of its Anticipated Repayment Date; (B) its Anticipated Repayment Date is of the term specified in the Mortgage Loan Characteristics Schedule and the Additional Loan Characteristics Schedule following the origination of such Mortgage Loan; (C) no later than the related Anticipated Repayment Date, if it has not previously done so, the related Borrower is required to enter into a "lockbox agreement" whereby all revenue from the related Mortgaged Property shall be deposited directly into a designated account controlled by the Servicer; and (D) any cash flow from the related Mortgaged Property that is applied to amortize such Mortgage Loan following its Anticipated Repayment Date shall, to the extent such net cash flow is in excess of the Monthly Payment payable therefrom, be net of budgeted and discretionary (Servicer approved) capital expenditures.

     (xlv) Due-on-Sale. The related Mortgage contains a "due-on-sale" clause that provides for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the prior written consent of the mortgagee, the related Mortgaged Property subject to such Mortgage is directly or indirectly transferred or sold; provided that certain of the Mortgages permit (A) changes in ownership between existing partners and members, (B) transfers to family members (or trusts for the benefit of family members), affiliated companies and certain specified individuals and entities, (C) issuance by the related borrower of new partnership or membership interests, (D) certain other changes in ownership for estate planning purposes, or (E) certain other transfers similar in nature to the foregoing.

     (xlvi) Loan Origination; Loan Underwriting. Each Mortgage Loan was originated by the related Seller, an affiliate of the related Seller or an originator approved by the related Seller, or was purchased by the related Seller, and each Mortgage Loan substantially complied with all of the terms, conditions and requirements of the related

   Seller's underwriting standards in effect at the time of its origination or purchase of such Mortgage Loan, subject to such exceptions as the related Seller approved.

     (c) Each representation and warranty of the Seller and/or Bridger Funding set forth in Section 2(a) or 2(b) of this Agreement, to the extent related to the enforceability of any instrument, agreement or other document or as to offsets, defenses, counterclaims or rights of rescission related to such enforceability is qualified to the extent that (i) enforcement may be limited
(A) by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, (B) by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and (C) by any applicable anti-deficiency law or statute; and
(ii) such instrument, agreement or other document may contain certain provisions which may be unenforceable in accordance with their terms, in whole or in part, but the unenforceability of such provisions will not (subject to the qualification in clause (i), above) (A) cause the related Note or the related Mortgage to be void, (B) invalidate the related Borrower's obligation to pay interest at the stated interest rate of such Note on, and repay the principal of, the related Mortgage Loan in accordance with the payment terms of such Note, such Mortgage and other written agreements delivered to the Seller or Bridger Funding in connection therewith, (C) invalidate the obligation of any related guarantor to pay guaranteed obligations with respect to interest at the stated interest rate of such Note on, and the principal of, such Mortgage Loan in accordance with the payment terms of such guarantor's written guaranty, (D) impair the mortgagee's right to accelerate and demand payment of interest at the stated interest rate of such Note on, and principal of, such Mortgage Loan upon the occurrence of a legally enforceable default, or (E) impair the mortgagee's right to realize against the related Mortgaged Property by judicial or, if applicable, non-judicial foreclosure.

     (d) Each of the Seller or Bridger Funding agrees that it shall, at the request of the Purchaser in connection with the consummation of the Securitization Transaction, deliver to the Purchaser (i) certified copies of its articles of organization, operating agreement and a certificate of good standing dated as of a recent date of the Seller and (ii) an officer's certificate of each of the Seller and Bridger Funding to the effect that each of its representations and warranties contained in Section 2 of this Agreement is true and correct in all material respects as of the Closing Date, except to the extent that such representation and warranty specifically relates to an earlier date, in which case such representation was true and correct in all material respects as of such earlier date.

     (e) The Purchaser hereby represents and warrants to the Seller and Bridger Funding as of the Closing Date that:

     (i) Due Organization; Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its duties and obligations under this Agreement.

     (ii) Authority. It has the full power, authority and legal right to execute and deliver this Agreement (and all agreements executed and delivered by it in connection herewith) and to perform all transactions contemplated by this Agreement (and all agreements executed and delivered by it in connection herewith). It has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by it in connection herewith), and has duly executed and delivered this Agreement
   (and all agreements executed and delivered by it in connection herewith). This Agreement (and each agreement executed and delivered by it in connection herewith), assuming due authorization, execution and delivery by each other party hereto (and thereto), constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, by general principles of equity and by any applicable anti-deficiency laws (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (iii) Solvency. It is solvent and the purchase of the Mortgage Loans will not cause it to become insolvent.

     3. Remedies for Breach of Certain Representations and Warranties.

     (a) It is understood and agreed that the representations and warranties set forth in this Agreement or contained in the certificates of officers of the Seller, Bridger Funding or the Purchaser submitted pursuant hereto shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser and the Trustee (for the benefit of the Certificateholders) as the transferee of the Purchaser, notwithstanding (i) any restrictive or qualified endorsement on any Note, Assignment of Mortgage, Assignment of Leases, Rents and Profits or reassignment of Assignment of Leases, Rents and Profits,
(ii) any termination of this Agreement, or (iii) the examination by any Person of, or failure by any Person to examine, any Mortgage File.

     (b) Upon the discovery by the Seller, Bridger Funding or the Purchaser that
(i) a document required to be delivered pursuant to Section 1(c) of this Agreement in connection with any Mortgage Loan has not been executed or received or has not been recorded or filed (if required) within the time required for delivery of such document, appears not to be what it purports to be or has been torn, mutilated or otherwise defaced (such Mortgage Loan, a "Defective Document Mortgage Loan") or (ii) a breach of any of the foregoing representations and warranties set forth in Section 2(b) or a default in the performance of any of the covenants or other obligations of the Seller under this Agreement has occurred (a "Breach") which, in the case of either clause (i) or (ii), materially and adversely affects the interest of the owners of one or more Mortgage Loans, who may include Certificateholders, the party discovering (x) that a Mortgage Loan is a Defective Document Mortgage Loan, or (y) the existence of a Breach (any such Mortgage Loan as described in the preceding clause (x) or so affected by a Breach as described in preceding clause (y), a "Defective Mortgage Loan") shall give prompt written notice thereof to the other parties and to each Rating Agency. Within 85 days of its discovery or its receipt of notice of any such Defective Mortgage Loan (including such notice given by the Purchaser, the Trustee, the Servicer or any special servicer or custodian for the Mortgage Loans), the Seller or Bridger Funding shall (i) promptly cure such defect or Breach in all material respects, or (ii) repurchase the Defective Mortgage Loan or Loans at the Repurchase Price for such Mortgage Loan or Loans in accordance with the directions of the owners of such Defective Mortgage Loans; provided, however, if such defect or Breach cannot be cured within such 85-day period, so long as the Seller or Bridger Funding, as applicable, shall be actively and diligently attempting to cure such defect or Breach, such 85-day period shall be extended for a reasonable period of time in which to effect such cure, but in any event to a date not more than 180 days from the earlier of the date of Seller's or Bridger Funding's, as applicable, discovery or its receipt of notice of any Defective Mortgage Loan, provided such Defective Mortgage Loan is susceptible to such cure within such period of time; provided, further that no such extension shall be applicable unless the Seller or Bridger Funding, as applicable, delivers to the Purchaser (or its successor in interest) an officer's certificate describing the measures being taken to cure such defect or Breach, stating that the Seller or Bridger Funding, as applicable, believes such defect or Breach will be cured within such period. If any Mortgage Loan fails to constitute a Qualified Mortgage by reason of defective or missing documentation as described above or a breach of a representation, warranty, or covenant of the Seller or Bridger Funding pursuant to this Agreement, the Seller or Bridger Funding shall correct such condition, defect or breach or repurchase such Mortgage Loan at the Repurchase Price within 85 days of discovery of such failure and no extension of the 85-day period shall apply. The Repurchase Price with respect to any Mortgage Loans repurchased by the Seller or Bridger Funding shall be paid in accordance with the Pooling and Servicing Agreement. It is understood and agreed that the obligations of the Seller and/or Bridger Funding set forth in this Section 3(b) to cure or repurchase a Defective Mortgage Loan constitute the sole remedies available to the Purchaser and its successors and assigns respecting a breach of the representations and warranties of the Seller and/or Bridger Funding set forth in Section 2(b). It is understood and agreed that, in the event that either the Seller or Bridger Funding fully and timely performs its obligations under this Section 3 with respect to any defect or Breach, then the Purchaser shall have no other right or remedy against the Seller or Bridger Funding, or their respective successors and assigns with respect to such defect or Breach; provided, however, that the foregoing shall not be deemed to limit the rights and remedies of the Purchaser in the event that the Seller or Bridger Funding fails to fully and timely perform any of its obligations under this Section 3 with respect to any defect or Breach, in which case the Purchaser shall have the right to pursue any remedies it may have in accordance with the terms of this Agreement, in equity or at law.

     Upon any such repurchase of a Mortgage Loan by the Seller or Bridger Funding, the Purchaser shall execute and deliver, or shall cause the owner of such Mortgage Loan to execute and deliver, such instruments of sale, transfer or assignment presented to it by the Seller or Bridger Funding, in each case without recourse, as shall be necessary to vest in the Seller or Bridger Funding the legal and beneficial ownership of such Mortgage Loan (including any property acquired in respect thereof or proceeds of any insurance policy with respect thereto), and shall deliver, or shall cause such owner to deliver, the related Mortgage File to the Seller or Bridger Funding or their designee after receipt of the related Repurchase Price.

     (c) Except as expressly set forth in Section 3(b), no provision of this Agreement shall be interpreted as limiting (or otherwise be deemed to limit) the right of the Purchaser, its successors or assigns to pursue any remedies it may have under this Agreement, in equity or at law, in connection with any breach by the Seller or Bridger Funding of any term hereof.

     (d) Each of the Seller or Bridger Funding hereby acknowledges the assignment by the Purchaser to any subsequent purchaser of the Mortgage Loans and any subsequent purchaser to the Trustee, in its capacity as a trustee under any Pooling and Servicing Agreement that the Purchaser, any subsequent purchaser or either of their assigns may enter into, for the benefit of the Certificateholders, of the representations and warranties contained in this Agreement and of the obligation of the Seller and Bridger Funding to cure or repurchase any Defective Mortgage Loans pursuant to this Section 3. The Trustee or its designee may enforce such obligation as provided in Section 10 hereof.

     4. Provision of Information. The Seller shall make available to the Purchaser or its designees all relevant information reasonably available to the Seller concerning the Mortgage Loans, the related Mortgaged Properties and the related Borrowers and the Seller's business, properties and operations, as the Purchaser may, in its sole discretion reasonably exercised, determine is necessary in the marketing of the Certificates (including the compliance with federal securities laws or state "Blue Sky" laws) (such information shall be referred to as the "Requested Disclosure Information"); provided, however, that it is understood and agreed that the Requested Disclosure Information shall not include information as of any date after the Closing Date. As of the date such Requested Disclosure Information was made available to the Purchaser or its designees, such Requested Disclosure Information did not contain any untrue statement by the Seller or any Affiliate thereof of any material fact or any omission of the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make such statements with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The Seller will, upon making available such Requested Disclosure Information, be deemed to represent that it does not know or have any reason to know that the Requested Disclosure Information contains any untrue statement of any material fact or any omission of the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make such statements with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), [taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser], not misleading. The Seller agrees that so long as any Underwriter is required by applicable laws to deliver a prospectus in connection with any sale of the Certificates, the Seller shall notify the Purchaser or its designee immediately if any event shall occur or condition shall exist as a result of which any of the Requested Disclosure Information contains an untrue statement of a material fact or any omission of any material fact by the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make the statements by Seller or any Affiliate with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The

Seller understands that the Purchaser or its designee will use the Requested Disclosure Information in preparing the Registration Statement (including, insofar as they are required to be filed as part of the Registration Statement, any Computational Materials), the Prospectus Supplement, the Private Placement Memorandum and to otherwise sell the Certificates, and that the Purchaser or its designee shall be entitled to rely on the true, correct and complete nature of the Requested Disclosure Information and shall have no obligation to independently verify any of such information furnished or to be furnished by the Seller hereunder, provided that the Purchaser or its designee has previously provided a copy of each of the documents referred to above in this sentence to the Seller for the Seller's review and approval; and provided, further, that the Seller shall not be required to provide information that specifically relates to facts existing or events first occurring from and after the Closing Date.

     5. Indemnification.

     (a) The Seller shall indemnify and hold harmless the Purchaser, each Affiliate thereof and their respective officers and directors, and each person, if any, who "controls" the Purchaser and its Affiliates within the meaning of
Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, for purposes hereof, the "Indemnified Parties") against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the reasonable cost of investigating and defending against any claims therefor and legal fees and disbursements incurred in connection therewith except as otherwise provided below), joint or several, which may be based upon the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law, by contractual arrangement or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus Supplement, the Private Placement Memorandum or, insofar as they are required to be filed as part of the Registration Statement, any Computational Materials with respect to the Publicly Offered Certificates, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission (in the case of any Computational Materials, when read in conjunction with the Prospectus and, in the case of the Private Placement Memorandum, when read together with the other information specified therein as being available for review by investors) to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only if and to the extent that such untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon (i) any Requested Disclosure Information furnished to the Purchaser or its designee, directly or indirectly, by the Seller or approved by the Seller and used in connection with the preparation of the Prospectus Supplement, the Private Placement Memorandum or any Computational Materials (and, if specifically pertaining to a Mortgage Loan, only to the extent that such untrue statement, omission, or alleged omission relates to the period prior to the Closing Date and to events occurring and facts existing prior to the Closing Date) or (ii) any representations, warranties, statements or covenants of the Seller and/or Bridger Funding contained in this Agreement or any document or certificate delivered pursuant hereto (the foregoing items (i) and (ii), collectively, the "Seller's Information"). This indemnity agreement will be in addition to any liability the Seller may otherwise have.

     In no case shall the Seller be liable with respect to any claims made against any of the Indemnified Parties unless an Indemnified Party shall have notified the Seller in writing of the nature of the claim within a reasonable time after service of a summons or other first legal process that shall have been served upon such Indemnified Party, but failure to notify the Seller of any such claims shall not relieve the Seller from any liability which it may have to any Indemnified Party otherwise than on account of the indemnity agreement contained in this Section 5(a). The Seller will be entitled to participate at its own expense in the defense or, if it so elects promptly after receiving such notice from any Indemnified Party, to assume the defense of any suit brought to enforce any such liability with legal counsel chosen by the Seller and reasonably acceptable to the Indemnified Parties. In the event the Seller elects to assume the defense of any such suit and retain such legal counsel, any Indemnified Party that is a defendant in the suit may retain additional legal counsel but shall bear the legal fees and disbursements of such legal counsel unless (i) the Seller and such Indemnified Party shall have mutually agreed to the retention of such legal counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include one or both of the Seller and such Indemnified Party, and representation of both such parties by the same legal counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Seller shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the legal fees and disbursements of more than one legal counsel (in addition to any local counsel necessary to the conduct of defense in such proceeding or proceedings) for all the Indemnified Parties and that all such legal fees and disbursements shall be reimbursed by the Seller as they are incurred. The Seller shall not be liable to indemnify any person for any settlement of any claim effected without the Seller' consent, which consent shall not unreasonably be withheld, provided that if any claim is settled with such consent or if there is a final judgment against any Indemnified Party, the Seller agrees to indemnify the Indemnified Parties from and against any losses, claims, damages, liabilities or expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Party shall have requested the Seller to reimburse the Indemnified Party for fees and expenses of counsel retained in accordance with the fourth sentence of this paragraph, the Seller agrees that it shall be liable for any settlement of any claim effected without its consent if (x) such settlement is entered into more than 60 days after the receipt by the Seller of such request and (y) the Seller shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement. The Seller shall not, without the prior written consent of any Indemnified Party, which consent shall not unreasonably be withheld, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could reasonably have been a party and indemnity is or could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of such Indemnified Party from all liability relating to the claims that are the subject matter of such proceeding.

     (b) If the indemnification provided for in Section 5(a) above is unavailable or insufficient to hold harmless an Indemnified Party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Seller on the one hand and such Indemnified Party on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Seller or by such Indemnified Party and such party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal fees and disbursements or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such claim, except where such Indemnified Party is required to bear such expenses pursuant to this Section 5, which expenses the Seller shall pay as and when incurred, at the request of such Indemnified Party, to the extent that the Seller will be ultimately obligated to pay such expenses. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (c) The indemnity and contribution provided for in this Section 5 shall remain operative and in full force and effect irrespective of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Purchaser or its designees, their respective officers and directors or any person who controls the Purchaser or its Affiliates, or by or on behalf of the Seller, its directors and officers or any person who controls the Seller, or
(iii) the acceptance of and payment for any of the Certificates.

     6. Opinion of Counsel. The Seller hereby covenants to the Purchaser to deliver or cause to be delivered to the Purchaser in connection with the Securitization Transaction (a) opinions of counsel for the Seller (which may be rendered by the Seller's internal counsel) as to various corporate matters in form satisfactory to the Purchaser and (b) opinions of counsel for the Seller, in forms acceptable to the Purchaser, its counsel, and each Rating Agency, as to such matters as shall be required for the assignment of ratings to the Certificates or such other interests in the Mortgage Loans offered for sale (including, without limitation, a "true sale" opinion) (it being agreed that such opinions or appropriate reliance letters shall expressly provide that each Rating Agency, each placement agent, each underwriter, the Trustee and any fiscal agent shall be entitled to rely on such opinions).

     7. Cooperation. The Seller hereby agrees to furnish any and all information, documents, certificates, letters or opinions with respect to the Mortgage Loans reasonably requested by the Purchaser in order for the Purchaser to perform any of its obligations or satisfy any of the conditions on its part to be performed or satisfied pursuant to this Agreement or the transactions contemplated by the Pooling and Servicing Agreement. The Seller further agrees that, at the request of the Purchaser, the Seller shall use all commercially reasonable efforts to obtain from the Borrowers of the Mortgage Loans such current financial statements and other information as the Purchaser, the Depositor or any Rating Agency may reasonably request in connection with the transactions contemplated by this Agreement or the Pooling and Servicing Agreement.

     8. Costs and Expenses. The Seller agrees to pay to the Purchaser its share (based on the ratio of the aggregate principal amount of the Seller's Mortgage Loans to the aggregate principal amount of all Mortgage Loans in the Securitization Transaction) of the transaction costs and expenses with respect to the Securitization Transaction in accordance with the Loan Seller Agreement.

     9. Notices. All communications hereunder shall be in writing and effective only upon receipt and, if sent to the Purchaser, will be mailed, delivered or transmitted by facsimile and confirmed to it at the following:


Clay Lebhar                                                 John Mulligan
Investment Banking                                          Commercial Mortgage
Prudential Securities Incorporated                          Prudential Securities Incorporated
One New York Plaza, 18th Floor                              One New York Plaza, 15th Floor
New York, New York 10292-2018                               New York, New York 10292-2015
Telecopy No.:  (212) 778-5099                               Telecopy No.:  (212) 778-1905

David Rodgers                                               Fred Robustelli, Esq.
Investment Banking                                          Law Department
Prudential Securities Incorporated                          Prudential Securities Incorporated
One New York Plaza, 18th Floor                              One New York Plaza, 30th Floor
New York, New York 10292-2018                               New York, New York 10292
Telecopy No.:  (212) 778-5099                               Telecopy No.:  (212) 214-7938

If sent to the Seller, will be mailed, delivered or transmitted by facsimile and confirmed to it at the following:

Robert S. Schoenfeld                                        Clayton B. Gantz
Bridger Commercial Realty Finance LLC                       Steefel Levitt & Weiss
100 Shoreline Highway                                       1 Embarcadero Center
Suites 295 & 125                                            30th Floor
Mill Valley, CA 94941                                       San Francisco, CA 94111
Telecopy No.: (415) 331-3390                                Telecopy No.: (415) 788-2019

If sent to Bridger Funding, will be mailed, delivered or transmitted by facsimile and confirmed to it at the following:

Robert S. Schoenfeld                                         Clayton B. Gantz
Bridger Commercial Funding LLC                               Steefel Levitt & Weiss
100 Shoreline Highway                                        1 Embarcadero Center
Suites 295 & 125                                             30th Floor
Mill Valley, CA 94941                                        San Francisco, CA 94111

                                       31


Telecopy No.: (415) 331-3390                                 Telecopy No.: (415) 788-2019

If sent to the Rating Agencies, will be mailed, delivered or transmitted by facsimile and confirmed to the respective Rating Agency at the following:

Joan Biro                                                   Nicholas Levidy
Standard & Poors                                            Moody's Investors Service, Inc.
26 Broadway                                                 99 Church Street
New York, New York  10003                                   New York, New York  10007
Telecopy No.:  (212) 412-0539                               Telecopy No.:  (212) 553-1350

or such other address as may hereafter be furnished to or by the other party or any Rating Agency by like notice.



     10. Trustee as Beneficiary. The representations, warranties and agreements made by the Seller and Bridger Funding in this Agreement are made for the benefit of the Depositor, the Trustee and the Certificateholders and may be enforced by the Depositor and the Trustee to the same extent that the Purchaser has rights against the Seller and Bridger Funding under this Agreement in respect of the representations, warranties and agreements made by the Seller and Bridger Funding herein, and all such representations and warranties shall survive delivery of the respective Mortgage Loan Documents to any subsequent purchaser and to the Trustee and to the Servicer.

     11. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder, other than as otherwise expressly provided herein.

     12. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     13. Miscellaneous.

     (a) Subject to Section 13(b) hereof, neither this Agreement nor any term hereof may be amended, modified, waived, discharged or terminated except by a writing signed by the party against whom enforcement of such amendment, modification, waiver, discharge or termination is sought.

     (b) In the event the Underwriting Agreement is terminated pursuant to a failure of a condition precedent set forth therein, this Agreement shall automatically terminate, and thereafter no party to this Agreement shall have any further rights or obligations hereunder other than pursuant to any provision which expressly provides that it survives the termination of this Agreement.

     (c) Subsequent to any Securitization Transaction, this Agreement shall not be changed in any manner which would have a material adverse effect on the Certificateholders without the prior written consent of the Trustee. Prior to the execution of any amendment to this Agreement, the Trustee shall be entitled to receive and rely conclusively upon an opinion of counsel at the expense of the party requesting such amendment stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, consent to any amendment which affects the Trustee's own rights, duties or immunities under this Agreement.

     (d) This Agreement may be executed in any number of counterparts, each of which shall, for all purposes, be deemed to be an original and all of which shall together constitute but one and the same instrument.

     (e) If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

     (f) This Agreement supersedes all prior or contemporaneous agreements and understandings relating to the subject matter hereof, except the Securitization Agreement.

     (g) It is the express intent of the parties hereto that the conveyance contemplated by this Agreement be, and be treated for all purposes as, a sale by the Seller of all the Seller's right, title and interest in and to the Mortgage Loans. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held to continue to be property of the Seller then (i) this Agreement shall also be deemed to be a security agreement under applicable law; (ii) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a first priority security interest in all of the Seller's right, title and interest in and to the Mortgage Loans and all amounts payable to the holder of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property; (iii) the possession by the Purchaser or any successor thereto of the related Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the Purchaser's security interest pursuant to Section 9-305 of the New York Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction; and (iv) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser or any successor thereto for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby.

                            [Signatures on Next Page]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                              BRIDGER COMMERCIAL REALTY
                                              FINANCE LLC

                                              By:______________________________
                                                 Name:
                                                 Title:

                                              BRIDGER COMMERCIAL FUNDING LLC

                                              By:______________________________
                                                 Name:
                                                 Title:

                                              PRUDENTIAL SECURITIES CREDIT CORP.

                                              By:______________________________
                                                 Name:
                                                 Title:

                                     ANNEX A

                     MORTGAGE LOAN CHARACTERISTICS SCHEDULE

                              [See Attached Pages]


















                                   Annex A-2-1

                                     ANNEX B

                              CERTAIN DEFINED TERMS

     "Additional Loan Characteristics Schedule": As defined in the Recitals.

     "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled by" have meanings correlative to the foregoing.

     "Agreement": As defined in the Preamble.

     "Appraised Value": With respect to any Mortgaged Property, the appraised value of such Mortgaged Property as determined by an appraisal thereof made not more than one year prior to the origination date of the related Mortgage Loan and reviewed by the Seller.

     "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered by the Borrower, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

     "Assignment of Mortgage": An assignment of mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

     "Borrower": With respect to each Mortgage Loan, any obligor on any related Note.

     "Breach": As defined in Section 3(b).

     "Bridger Funding": As defined in the Preamble.

     "CERCLA": Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. (Section) 9601 et seq.).

     "Certificateholders": As defined in the Recitals.

     "Certificates": As defined in the Recitals.

                                   Annex-B-1

     "Closing Date.": As defined in Section 1(b).

     "Commission": Securities and Exchange Commission.

     "Computational Materials": As defined in the no-action letter dated May 20, 1994, issued by the Division of Corporation Finance of the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation and the no-action letter dated May 27, 1994 issued by the Division of Corporation Finance of the Commission to the Public Securities Associates.

     "Custodian": As defined in Section 1(d).

     "Cut-off Date": As defined in Section 1(a).

     "Defective Mortgage Loan": As defined in Section 3(b).

     "Defective Document Mortgage Loan": As defined in Section 3(b).

     "Depositor": As defined in the Recitals.

     "Due Date": With respect to any Mortgage Loan, the date on which scheduled payments are due on such Mortgage Loan (without regard to grace periods), such day being for all Mortgage Loans the first day of each month.

     "Environmental Law": Any environmental law, ordinance, rule, regulation or order of a federal, state or local governmental authority, including, without limitation, CERCLA, the Hazardous Material Transportation Act, as amended (49 U.S.C. (Section) 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. (Section) 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. (Section) 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. (Section) 7401 et seq.) and the regulations promulgated pursuant thereto.

     "Environmental Report": With respect to each Mortgaged Property, the environmental audit report or reports required in connection with the origination of the related Mortgage Loan.

     "Fee Interest": As defined in Section 2(b)(xxxi).

     "Ground Lease": As defined in Section 2(b)(xxxi).

     "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA, or any other Environmental Laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory", "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

                                   Annex-B-2

     "Legal Summary": With respect to any Mortgage Loan, the "Legal Summary" prepared by the related Seller in connection with the origination of such Mortgage Loan, substantially in the form of the sample Legal Summary previously submitted to the Purchaser, with all blanks completed.

     "Loan Agreement": With respect to any Mortgage Loan, the loan agreement, if any, between the Seller and the Borrower, pursuant to which such Mortgage Loan was made.

     "Maturity Date": With respect to any Mortgage Loan, the maturity date as set forth in the applicable Mortgage Loan Characteristics Schedule.

     "Moody's": Moody's Investors Service, Inc., and its successors in interest.

     "Mortgage File": As defined in Section 1(c).

     "Mortgage Loan Characteristics Schedule": As defined in the Recitals.

     "Mortgage Loan Control #": With respect to any Mortgage Loan, the "Control Number" assigned to such Mortgage Loan for purposes of the Securitization Transaction as set forth on the applicable Mortgage Loan Characteristics Schedule.

     "Mortgage Loan Documents": Any and all documents contained in the Mortgage File and the Servicing File.

     "Mortgage Loans": As defined in the Recitals.

     "Mortgaged Property": The underlying property securing a Mortgage Loan, consisting of a fee simple or leasehold estate in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

     "Mortgage Rate": With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan (in the absence of a default), as set forth in the applicable Mortgage Loan Characteristics Schedule.

     "Note": With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of the related Borrower under such Mortgage Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

     "Originator": With respect to a Mortgage Loan, the originator of such Mortgage Loan, as identified in the Mortgage Loan Characteristics Schedule.

     "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

                                   Annex-B-3

     "Placement Agents": As defined in the Recitals.

     "Pooling and Servicing Agreement": As defined in the Recitals.

     "Private Placement Memorandum": The Private Placement Memorandum relating to the Privately Offered Certificates dated July 22, 1999.

     "Prospectus": The prospectus dated October 29, 1998, as supplemented by a prospectus supplement to be dated on or about July 22, 1999 (the "Prospectus Supplement"), relating to the Publicly Offered Certificates.

     "PSI": As defined in the Recitals.

     "Purchaser": As defined in the Preamble.

     "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

     "Rating Agency": Each of S&P or Moody's.

     "Registration Statement": The registration statement No. 64765 filed by the Purchaser on Form S-3 and declared effective on October 29, 1998.

     "Requested Disclosure Information": As defined in Section 4.

     "Reserve Accounts": As defined in Section 1(a).

     "S&P": Standard & Poor's Ratings Services.

     "Securities Act": As defined in the Recitals.

     "Securitization Agreement": As defined in the Recitals.

     "Securitization Transaction": As defined in the Recitals.

     "Seller": As defined in the Preamble.

     "Servicer": As defined in the Recitals.

     "Special Servicer": As defined in the Recitals.

     "Trustee": As defined in the Recitals.

     "Trust Fund": As defined in the Recitals.

     "Underwriters": As defined in the Recitals.

                                   Annex-B-4

                                     ANNEX C

                                   DISCLOSURES


































                                    Annex C-1

                                                                     EXHIBIT G-2

                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

                  THIS MORTGAGE LOAN PURCHASE AND SALE AGREEMENT II (this "Agreement") dated July __, 1999, is between GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation (the "Seller"), and PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION, a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, the Seller has originated or otherwise acquired certain fixed rate mortgage loans;

                  WHEREAS, the Purchaser is simultaneously acquiring certain fixed rate mortgage loans from Prudential Securities Credit Corp., an Affiliate of the Purchaser, pursuant to a separate Mortgage Loan Purchase and Sale Agreement I, dated July __, 1999;

                  WHEREAS, the Seller desires to sell to Purchaser on the Closing Date (as hereinafter defined), and the Purchaser desires to purchase from the Seller, certain mortgage loans (collectively, the "Mortgage Loans"), all of which are described in, and set forth in, the schedule attached hereto as Annex A (the "Mortgage Loan Characteristics Schedule");

                  WHEREAS, the Purchaser intends to deposit the Mortgage Loans in a trust fund (the "Trust Fund"), the beneficial ownership of which will be evidenced by the Commercial Mortgage Pass-Through Certificates, Series 1999-C2, Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I and Class R-II (collectively, the "Certificates") issued to certain purchasers of the Certificates (collectively, the "Certificateholders") pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement") by and among the Purchaser, as depositor (in such capacity, the "Depositor"), National Realty Funding L.C., as servicer (in such capacity, the "Servicer") and special servicer (in such capacity, the "Special Servicer"), and The Chase Manhattan Bank, as trustee (in such capacity, the "Trustee") (capitalized terms used herein and not defined herein or in Annex B attached hereto shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement);

                  WHEREAS, the Purchaser intends to sell the Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Certificates (collectively, the "Publicly Offered Certificates") registered under the Securities Act of 1933, as amended (the "Securities Act") to Prudential Securities Incorporated ("PSI"), and NatWest Limited, as agent for National Westminster Bank Plc. ("GCM"), as underwriters (in such capacities, the "Underwriters") pursuant to an Underwriting Agreement to be dated the date hereof (the "Underwriting Agreement");

                  WHEREAS, the Purchaser intends to sell the Class A-EC1, Class A-EC2, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I and Class R-II Certificates (the "Privately Offered Certificates") to PSI and GCM, as placement agents (in such capacities, the "Placement Agents"), pursuant to a Certificate Purchase Agreement to be dated on or about the date hereof (the "Certificate Purchase Agreement"), as described in a Private Placement Memorandum relating thereto, to be dated the date hereof (the "Private Placement Memorandum"); and

                  WHEREAS, the Depositor, in reliance on the representations, warranties and covenants of the parties contained herein, has agreed to enter into and effect the Securitization Transaction, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows:

                  1. Purchase Proceeds; Purchase and Sale; Delivery of Mortgage Files.

                  (a) On the Closing Date, the Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse, and the Purchaser agrees to purchase all of the Seller's right, title and interest in and to the Mortgage Loans and the related mortgage loan documents (collectively, the "Mortgage Loan Documents"), including, without limitation: (i) all scheduled payments of interest and principal due on or with respect to each Mortgage Loan after July 1, 1999 (the "Cut-off Date"); (ii) all other payments of interest and principal received on or with respect to each Mortgage Loan after the Cut-off Date, other than any such payments of interest or principal which were allocable to a period on or prior to the Cut-off Date;
(iii) all of the Seller's right, title and interest in and to the proceeds of any related title, hazard or other insurance policies received on or with respect to any Mortgage Loan after the Cut-off Date; and (iv) all reserve accounts and escrow accounts, if any, established pursuant to the related Mortgage Loan Documents (collectively, the "Reserve Accounts"), and all of the Seller's right, title and interest in and to the funds therein.

                  (b) The Purchaser shall purchase the Mortgage Loans and the Mortgage Loan Documents and pay to the Seller an amount of the purchase proceeds determined in accordance with that certain Loan Seller Agreement, dated May 24, 1999, between the Seller, National Realty Finance L.C. and Bridger Commercial Realty Finance LLC (the "Loan Seller Agreement"). The Purchase Proceeds shall be paid to the Seller by wire transfer in immediately available funds on the date of the consummation of the Securitization Transaction (the "Closing Date") (or by such other method as the Purchaser and the Seller may agree), with such later adjustments as provided for in the Loan Seller Agreement. The closing for the purchase and sale of the Mortgage Loans shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022.

                  (c) The Seller hereby agrees to deliver to the Purchaser or its designee, within the respective time periods described below, the following documents or instruments with respect to each Mortgage Loan:

                           (i) the original of the related Note, endorsed by the Seller in blank or in the following form: "Pay to the order of The Chase Manhattan Bank, as Trustee, for the registered holders of Prudential Securities Secured Financing Corporation Commercial Mortgage Pass-Through Certificates, Series 1999 C2, without recourse", which the Purchaser or its designee is authorized to complete and which Note and all endorsements thereof shall show a complete chain of endorsement from the Originator to the Seller;

                           (ii) (a) the related original recorded Mortgage or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, (b) the related original recorded Assignment of Mortgage from the Originator to the Seller, or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, and (c) the related original Assignment of Mortgage executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located);

                           (iii) (a) if the related security agreement is separate from the Mortgage, the original security agreement or a counterpart thereof, (b) if the security agreement is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original assignment of such security agreement from the Originator to the Seller or a counterpart thereof, and (c) the related original assignment of such security agreement executed by the Seller in blank, which the Purchaser or its designee is authorized to complete;

                           (iv) (a) a copy of each Form UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property, (b) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement to the Seller from the Originator, and (c) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Seller, is in suitable form for filing in the filing office in which such financing statement was filed);

                           (v) the related original of the Loan
         Agreement, if any, relating to such Mortgage Loan or a counterpart thereof;

                           (vi) the related original lender's title insurance policy (or the original pro forma title insurance policy), together with any endorsements thereto;

                           (vii) if any related Assignment of Leases, Rents and Profits is separate from the Mortgage, (a) the original recorded Assignment of Leases, Rents and Profits or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording,
         (b) the
         related original recorded reassignment of such instrument, if any, from the Originator to the Seller or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, and (c) the related original reassignment of such instrument, if any, executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located) (any of which reassignments, however, may be included in a related Assignment of Mortgage and need not be a separate instrument);

                           (viii) if any related assignment of contracts is separate from the Mortgage, the original assignment of contracts or a counterpart thereof, and if the assignment of contracts is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original reassignment of such instrument from the Originator to the Seller or a counterpart thereof and the related original reassignment of such instrument executed by the Seller in blank, which the Purchaser or its designee is authorized to complete;

                           (ix) with respect to the related Reserve
         Accounts, if any, a copy of the original of any separate agreement with respect thereto between the related Borrower and the Originator;

                           (x) the original of any other written agreement, instrument or document securing such Mortgage Loan, including, without limitation, originals of any guarantees with respect to such Mortgage Loan or the original letter of credit, if any, with respect thereto, together with any and all amendments thereto, including, without limitation, any amendment which entitles the Purchaser or its designee to draw upon such letter of credit, and the original of each instrument or other item of personal property given as security for a Mortgage Loan possession of which by a secured party is necessary to a secured party's valid, perfected, first priority security interest therein, together with all assignments or endorsements thereof necessary to entitle the Purchaser or its designee to enforce a valid, perfected, first priority security interest therein;

                           (xi) with respect to the related Reserve
         Accounts, if any, (a) a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the Originator's security interest in such Reserve Accounts and all funds contained therein, (b) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement from the Originator to the Seller, and (c) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the Seller in blank which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Seller is in suitable form for filing in the filing office in which such financing statement was filed); and

                           (xii) copies of any and all amendments,
         modifications and supplements to, and waivers related to, any of the foregoing.

                  Such documents and instruments relating to each Mortgage Loan are collectively referred to herein as the "Mortgage File". In connection with the Seller's delivery of Mortgage Loan Documents in accordance with this Section 1(c), the Seller hereby authorizes the Purchaser or its designee to complete each endorsement or assignment in blank appearing thereon in such manner as the Purchaser or its designee shall determine in the exercise of its sole discretion (provided that such endorsement or assignment will be without recourse, representation or warranty except as expressly set forth in this Agreement). In addition, all funds held by the Seller in the Reserve Accounts shall be delivered to the Purchaser or its designee on or before the Closing Date.

                  If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original or a copy of any of the documents and/or instruments referred to in this Section 1(c)(ii)(a) or (b), (iv)(a) or (b),
(vii)(a) or (b), (xi)(a) or (b) and (xii), with (if appropriate) evidence of recording or filing, as the case may be, thereon, solely because of a delay caused by the public recording or filing office where such document or instrument was submitted for recording or filing, the delivery requirements set forth above shall be deemed to have been satisfied as to such missing document or instrument, and such missing document or instrument shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Purchaser or its designee on or before the Closing Date a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be), and the Seller shall deliver to or at the direction of the Purchaser or its designee, promptly following the receipt thereof, the original of such missing document or instrument (or a copy thereof) with (if appropriate) evidence of recording or filing, as the case may be, thereon. If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original of any of the documents referred to in clause 1(c)(ii)(a) or (b) or (vii)(a) or (b) solely because the public recording office retains the original assignment, then the Seller, at its expense, shall deliver to the Purchaser or its designee a copy of the recorded original. If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original or a copy of the related lender's title insurance policy referred to in clause (vi) solely because such policy has not yet been issued, the delivery requirements set forth above shall be deemed to be satisfied as to such missing document, and such missing document shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Purchaser or its designee on or before the Closing Date a commitment for title insurance "delivered" at the closing of such Mortgage Loan, and the Seller shall deliver to or at the direction of the Purchaser or its designee, promptly following the receipt thereof, the original lender's title insurance policy (or a copy thereof).

                  Notwithstanding the immediately preceding paragraph, the failure to deliver the originals or copies of any of the documents or instruments referred to in this Section 1(c)(ii)(a) or (b), (iv)(a) or (b),
(vii)(a) or (b), (xi)(a) or (b) and (xii) within 120 days after the Closing Date shall cause the related Mortgage Loan to become a Defective Document Mortgage Loan under Section 3 hereof.

                  In addition, the Seller shall be required to deliver to the Purchaser or its designee all other Mortgage Loan Documents related to such Mortgage Loan that are not required to be delivered pursuant to clauses (i) through (xii) above, including without limitation a copy of the Management Agreement, if any, for the related Mortgaged Property; a copy of the related ground lease, as amended, if any, for such Mortgaged Property; any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing; copies of the related Appraisals, surveys, environmental reports, leases and other similar documents; and any other written agreements related to, or documents obtained or maintained in connection with the origination of, such Mortgage Loan.

                  (d) The Mortgage Loans shall be sold to the Purchaser on a servicing-released basis. In accordance with the Pooling and Servicing Agreement, the Servicer shall assume responsibility for the servicing of each Mortgage Loan immediately upon the Closing Date. The Seller shall cooperate in all reasonable respects with the Purchaser and the Servicer in connection with such transfer of servicing responsibilities effective on the Closing Date. The Seller and the Purchaser acknowledge that certain third parties currently act as custodian with respect to the Mortgage Loans. Effective upon deposit of the Mortgage Loans in the Trust Fund on the Closing Date, the Trust Fund shall appoint The Chase Manhattan Bank to act as custodian (in such capacity, the "Custodian") for the Trust Fund with respect to the original Mortgage Files pursuant to the Pooling and Servicing Agreement. The Seller agrees to cooperate with the Purchaser and the Custodian in connection with the transfer of the Mortgage Files to the Custodian and to provide such documents, information and instructions as shall be reasonably necessary or convenient with respect thereto. Effective on the Closing Date, the Seller shall provide the Purchaser (or the Servicer or other designee of the Purchaser) with copies of the Mortgage Files and specific assignments of the Mortgage Loan Documents pursuant to
Section 1 above and such other documents and information as the Purchaser shall reasonably request.

                  2. Representations and Warranties.

                  (a) The Seller hereby represents and warrants to the Purchaser and its successors and assigns as provided in this Agreement (subject to the qualifications with respect to matters of enforceability set forth below in Section 2(c)) as of the date hereof and as of the Closing Date that:

                           (i) Due Organization; Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the assignment thereof to the Purchaser as herein provided and to perform its duties and obligations under this Agreement.

                           (ii) Authority. It has the full power,
         authority and legal right to execute and deliver this Agreement (and all agreements executed and delivered by it in connection herewith) and to perform all transactions contemplated by this Agreement (and all agreements executed and delivered by it in connection herewith). It has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by it in connection herewith), and has duly executed and delivered this Agreement (and all agreements executed and delivered by it in connection herewith). This Agreement (and each agreement executed and delivered by it in connection herewith), assuming due authorization, execution and delivery by each other party hereto (and thereto), constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, by general principles of equity and by any applicable anti-deficiency laws (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                           (iii) No Conflicts. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and conditions of this Agreement by it will (A) conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of incorporation, as amended, or other organizational documents or any agreement or instrument to which the Seller is now a party or by which it (or any of its properties) is bound, or constitute a default or result in an acceleration of indebtedness under any of the foregoing; (B) conflict with or result in a breach of any legal restriction if compliance therewith is necessary (1) to ensure the enforceability of this Agreement or any Mortgage Loan, or (2) for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith); (C) result in the violation of any law, rule, regulation, order, judgment or decree to which it (or any of its properties) is subject if compliance therewith is necessary (1) to ensure the enforceability of this Agreement, or (2) for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith); or (D) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, deed of trust, contract or other instrument or materially impair the ability of the Purchaser to realize on any Mortgage Loan.

                           (iv) Solvency. It is solvent and the execution, delivery and performance of this Agreement (A) will not cause it to become insolvent, and (B) is not intended by it to hinder, delay or defraud any of its creditors.

                           (v) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over it (or any of its properties) is required for
         (A) its execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith) or (B) the consummation by it of the transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that (1) it may not be duly qualified to transact business as a foreign corporation or licensed in one or more states if such qualification or licensing is not necessary for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith) and
         (2) it makes no
         representation with respect to any required registration under the Securities Act or any state securities or "Blue Sky" laws in connection with the Securitization Transaction.

                           (vi) Ability to Perform. It does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of it contained in this Agreement (or any agreement executed and delivered by it in connection herewith).

                           (vii) No Litigation Pending. There are no actions, suits or proceedings with respect to which it has received service of process or, to its knowledge, threatened against it which draw into question the validity of this Agreement or which (if decided adversely to it), either in any one instance or in the aggregate, would result in any material adverse change in its business, operations, or financial condition or would materially impair its ability to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith).

                           (viii) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement (and each agreement executed and delivered by the Seller in connection herewith) is in the ordinary course of business of the Seller, and the sale, transfer, assignment and conveyance of the Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

                           (ix) No Brokers. It has not dealt with any Person (other than the Purchaser) that may be entitled, by reason of any act or omission by it, to any commission or compensation in connection with this Agreement or the transactions contemplated hereby.

                           (x) No Untrue Information. Insofar as relates to the Mortgage Loans or the Seller, no statement, report, or other document relating to any Mortgage Loan furnished by or on behalf of the Seller or any Affiliate thereof in writing (including electronic media), specifically identified in writing (including electronic media) as being furnished for use in connection with the preparation of the Prospectus or Private Placement Memorandum, contains any untrue statement by the Seller or any Affiliate thereof of any material fact or an omission by the Seller or any Affiliate thereof of a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                           (xi) No Default. It is not in default or breach of any agreement or instrument to which it is now a party or by which it (or any of its properties) is bound which breach or default would materially and adversely affect its ability to perform its obligations under this Agreement.

                  (b) The Seller (with respect to each Mortgage Loan unless otherwise indicated) hereby represents and warrants to the Purchaser and its successors and assigns as provided in this Agreement (subject to the qualifications with respect to matters of enforceability set forth below in
Section 2(c)) that as of the date specified below or, if no such date is specified, as of the date hereof, and as of the Closing Date and subject to the exceptions disclosed on Annex C attached hereto:

                           (i) Mortgage Loan Characteristics. The
         information set forth in the Mortgage Loan Characteristics Schedule is true, correct and complete in all material respects; provided, however, that with respect to the information set forth with respect to each Mortgage Loan under the captions "Physical Occupancy %," "Occupancy As of Date," "1996 NOI," "1997 NOI," "1998 NOI," "Underwritten NOI," "Underwritten Net Cash Flow" and "Underwritten NOI DSCR", the Seller represents only that such information is a correct and accurate reproduction or derivation, as adjusted by the Seller in accordance with its customary underwriting practices and procedures, of the information provided to it by the related Borrower (or an affiliate or principal thereof) and takes no responsibility for the accuracy or completeness of any such information provided by the related Borrower (or such affiliate or principal); provided, further, however, that the Seller has no actual knowledge that such information is incorrect, inaccurate or incomplete following the reasonable and customary due diligence performed by the Seller in connection with its origination or purchase of the Mortgage Loans.

                           (ii) Domestic Borrower. The related Borrower is an individual who is a citizen of, or an entity organized under the laws of, a state of the United States of America.

                           (iii) Single-Purpose, Bankruptcy Remote Entity.
         Each Borrower of a Mortgage Loan in excess of $25,000,000 is an entity which has represented in connection with the origination of the Mortgage Loan, or whose organizational documents as of the date of origination of the Mortgage Loan provide that so long as the Mortgage Loan is outstanding it will be a single-purpose entity whose activities and ability to incur debt are restricted by the applicable Mortgage or the organizational documents in a manner intended to make the likelihood of bankruptcy proceedings being commenced by or against such Borrower remote, and as to which the Borrower has delivered an opinion of counsel concerning substantive non-consolidation and as to which the Borrower has at least one independent director. For this purpose, "single-purpose entity" shall mean a Person, other than an individual, which does not engage in any business unrelated to the related Mortgaged Property and its financing, does not have any assets other than those related to its interest in such Mortgaged Property or its financing, or any indebtedness other than as permitted by the related Mortgage or the other Mortgage Loan Documents, has its own books and records separate and apart from any other Person and holds itself out as being a legal entity, separate and apart from any other Person.

                           (iv) Delivery of Mortgage Loans Documents. The Seller has caused or will cause to be delivered to the Purchaser (or its designee) within the time period prescribed in Section 1 each of the documents comprising the Mortgage File for such Mortgage Loan.

                           (v) Payment Current. All payments required to be made with respect to such Mortgage Loan under the terms of the related Note or the related Mortgage

         (inclusive of any applicable grace or cure period) up to the Closing Date have been made. Within the twelve months preceding the Closing Date, there has not been any delinquency in excess of 30 days with respect to such Mortgage Loan.

                           (vi) Equity Participation or Participation
         Interest. Such Mortgage Loan contains no equity participation by the Seller and is a whole loan and not a participation interest. Neither the related Note nor the related Mortgage provides for negative amortization or any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. The Seller has no ownership interest in such Mortgaged Property or the related Borrower other than in such Mortgage Loan being sold and assigned. Neither the Seller nor any affiliate of the Seller has any obligation to make any capital contributions to the related Borrower under the Mortgage or any other related Mortgage Loan Document.

                           (vii) Compliance with Applicable Laws. As of the date of its origination, such Mortgage Loan either complied with, or was exempt from, applicable federal or state laws, regulations and other requirements pertaining to usury. To the best of the Seller's knowledge, as of the date of origination of such Mortgage Loan, the related originator complied in all material respects with the requirements of any and all other federal, state or local laws applicable to the origination, servicing and collection of such Mortgage Loan. No governmental or regulatory approval or consent is required for the sale of such Mortgage Loan by the Seller, and the Seller has full right, power and authority to sell such Mortgage Loan. To the extent necessary to ensure the enforceability of such Mortgage Loan and the effective sale, transfer and assignment thereof and of the related Note, the originator and/or the Seller each was qualified and appropriately licensed to transact business in the jurisdiction in which the related Mortgaged Property is located at the time such entity had possession of the related Note.

                           (viii) Proceeds Fully Disbursed. The proceeds of such Mortgage Loan have been fully disbursed (although certain reserve accounts controlled by the Seller may have been established as described in the Mortgage Loan Characteristics Schedule), and there is no requirement for future advances thereunder.

                           (ix) Origination Expenses Paid. All costs, fees and expenses incurred in connection with the origination and closing of such Mortgage Loan, including, without limitation, recording costs and fees, have been paid to the appropriate person or arrangements have been made for their payment to the appropriate person on a timely basis by the related Borrower.

                           (x) Documents Valid. Each of the related Note, the related Mortgage and any other related Mortgage Loan Document is the legal, valid and binding obligation of the related Borrower, the related guarantor or other party executing such document (subject to any non-recourse or partial recourse provisions contained therein), and is enforceable in accordance with its terms (subject to the qualifications set forth in Section 2(c)). There is no valid offset, defense, counterclaim or right of rescission with respect to such Note, Mortgage or any other Mortgage Loan Document, nor will the operation of any of the terms of such Note or Mortgage, or the exercise of any right thereunder, render either such Note or Mortgage unenforceable or subject to any valid offset, defense, counterclaim or right of rescission, including, without limitation, the defense of usury, and the Seller has no knowledge that any such offset, defense, counterclaim, or right of rescission has been asserted or is available with respect thereto. Except as described in the immediately following sentence, the related Note and the related Mortgage do not require the related mortgagee to release any portion of the related Mortgaged Property except upon payment in full of such Mortgage Loan or the exercise of a defeasance feature. In the case of certain Mortgaged Properties securing cross-collateralized Mortgage Loans, certain Mortgage Loans secured by multiple Mortgaged Properties, and certain Mortgage Loans secured by one or more parcels constituting a single Mortgaged Property, the related mortgagee may be required to release a Mortgaged Property or a portion thereof upon payment of a portion of the related Mortgage Loan as specified in the related Mortgage Loan Documents.

                           (xi) Assignment of Mortgage; Note Endorsement.
         The related Assignment of Mortgage (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller) is or will be in recordable form and constitutes or will constitute the Seller's legal, valid and binding assignment to the Purchaser of the related Mortgage and any related Assignment of Leases, Rents and Profits or assignment of Assignment of Leases, Rents and Profits. The Seller's endorsement and delivery of the related Note to the Purchaser in accordance with the terms of this Agreement constitutes or will constitute the Seller's legal, valid and binding assignment to the Purchaser of such Note, and together with the Seller's execution and delivery of such Assignment of Mortgage to the Purchaser, legally and validly conveys or will convey all right, title and interest of the Seller in such Mortgage Loan to the Purchaser.

                           (xii) First Lien. Based on the related policy of title insurance (or pro forma or specimen policy or "marked-up" commitment for title insurance), the related Mortgage is a legal, valid and enforceable first lien on the related Mortgaged Property (including all buildings and improvements on such Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time prior to the closing date of such Mortgage Loan with respect to the foregoing, but excluding any related personal property) which Mortgaged Property is free and clear of all liens and encumbrances having priority over or equal to the first lien of such Mortgage, except for (A) the lien of current real estate taxes and special assessments not yet delinquent or accruing interest or penalties, (B) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage which do not materially and adversely (1) affect the value of such Mortgaged Property as security for such Mortgage Loan, or (2) interfere with the related Borrower's ability to make required interest and principal payments or to make use of such Mortgaged Property for the intended purposes therefor, (C) leases and subleases pertaining to such Mortgaged Property which the Seller did not require to be subordinated to the lien of such Mortgage; provided that such leases and subleases, if any, are with entities which are not affiliated with the Seller, and (D) other matters which do not, individually or in the aggregate, materially and adversely (1) affect the value of such Mortgaged Property as security for such Mortgage Loan, or (2) interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes therefor.

                           (xiii) No Modification, Release or Satisfaction. Except by a written instrument which has been delivered to the Purchaser or its designee as a part of the related Mortgage File, (A) neither the related Note nor the related Mortgage (including any amendments or supplements thereto included in the related Mortgage
         File) has been impaired, waived, modified, altered, satisfied, canceled or subordinated or rescinded, (B) the related Mortgaged Property has not been released from the lien of such Mortgage and (C) the related Borrower has not been released from its obligations under such Mortgage, in whole or in any part, in each such event in a manner which would materially interfere with the benefits of the security intended to be provided by such Mortgage.

                           (xiv) Defeasance. A Mortgage Loan which permits defeasance provides that, after the applicable Defeasance Lockout Period, the related Borrower may obtain the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage upon the pledge to the Trustee of non-callable U.S. Treasury or other non-callable U.S. government obligations that provide for payments on or prior to all successive payment dates to maturity (or, in the case of an ARD Loan, through the related Anticipated Repayment Date) in the amounts due on such dates and upon the satisfaction of certain other conditions. A Mortgage Loan containing a defeasance provision has a Defeasance Lockout Period of not less than two years after the Closing Date or includes other conditions precedent the satisfaction of which will ensure that the exercise of such a feature will not cause a REMIC to fail to be a REMIC. In certain cases, the Mortgage Loans require that a REMIC opinion be provided as a condition to exercise of any defeasance option, and the Mortgage or the other related Mortgage Loan Documents generally require the satisfaction of one or more of the following conditions prior to the defeasance of the related Mortgaged
         Property:

                                    (A) the related Borrower must provide
                  the mortgagee with a prior written notice of not less than 30 days;

                                    (B) the related Borrower must either
                  (i) deliver to the mortgagee or the servicer of the Mortgage Loan, as the case may be, government obligations described above in this Section 2(b)(xiv) or (ii) pay to the mortgagee or the servicer of the Mortgage Loan, as the case may be, an amount sufficient to purchase the government obligations described above in this Section 2(b)(xiv);

                                    (C) the related Borrower must provide
                  a written confirmation from the Rating Agencies indicating that such defeasance will not result in a reduction, withdrawal or qualification of the respective ratings of any outstanding Classes of Certificates;

                                    (D) the related Borrower must deliver
                  an officer's certificate to the effect that all of its obligations with respect to the Mortgage Loan have been satisfied and that the Mortgage Loan is not in default; and

                                    (E) the related Borrower must
                  undertake to provide such other documents or information as the mortgagee may reasonably request in connection with such defeasance.

                           (xv) No Delinquent Taxes or Assessments. All tax or governmental assessments, or installments thereof, which were due on or prior to the date of origination had been paid as of such date and the Seller knows of no tax or governmental assessment, or if payable in installments, any installment thereof, which became due and owing thereafter and prior to the Closing Date in respect of the related Mortgaged Property, which, if left unpaid, would be, or might become, a lien on such Mortgaged Property having priority over the related Mortgage which has become delinquent such that (A) such tax, assessment or installment has commenced to accrue interest or penalties, or (B) the applicable taxing authority may commence proceedings to collect such tax, assessment or installment, as applicable.

                           (xvi) Escrow or Reserve Deposits. As of the
         Closing Date: (A) the related Reserve Account(s), if any, contain all escrow deposits and other payments required by the terms of the related Mortgage Loan Documents (inclusive of any applicable grace or cure period) to be held by the Seller as of the Closing Date; and (B) the Seller is transferring all amounts on deposit in the related Reserve Account(s) on the Closing Date to the Purchaser or to the extent not being transferred to the Purchaser, all escrow deposits and other payments required under the related Note, the related Mortgage and any other related Mortgage Loan Documents have been applied in accordance with their intended purposes by the related mortgage loan originator, the related Seller or its agent.

                           (xvii) No Third Party Advances. The Seller has not, directly or indirectly, (A) advanced funds, (B) induced or solicited any payment from a Person other than the related Borrower, or (C) to the Seller's knowledge, received any payment other than from such Borrower, for the payment of any amount required under the related Note or the related Mortgage, except for interest accruing from the date of such Note or the date of disbursement of the proceeds of such Mortgage Loan, whichever is later, to the date which precedes by 30 days the first Due Date under such Note.

                           (xviii) No Condemnation or Damages. To the best of the Seller's knowledge, no proceedings for the total or partial condemnation of the related Mortgaged Property (A) have occurred since the date as of which the appraisal relied upon in the origination of such Mortgage Loan was prepared, or (B) are pending or threatened other than, in each such case, proceedings as to partial condemnation which do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan. To the best of Seller's knowledge, the related Mortgaged Property is free of material damage. The related Mortgage requires that any related condemnation award be applied either to the restoration of the related Mortgaged Property or to the payment of the outstanding principal balance of or accrued interest on such Mortgage Loan.

                           (xix) No Mechanics' Liens. To the Seller's knowledge, the related Mortgaged Property (excluding any related personal property) (i) is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof, and (ii) no rights are outstanding that, under applicable law, could give rise to any such liens, any of which liens are or may be prior to, or equal with, the lien of the related Mortgage, except, with respect to (i) and (ii) above, those which are insured against by the related lender's title insurance policy referred to in Section 2(b)(xxiii) below.

                           (xx) Title Survey: Improvements; Separate Tax Parcels. The Seller has delivered an as-built survey, a survey recertification, a site plan, a recorded plat or the like with respect to the related Mortgaged Property which satisfied, or the Seller otherwise satisfied, the requirements of the related title insurance company for deletion of the standard general exceptions for encroachments, boundary and other survey matters and for easements not shown by the public records from the related title insurance policy, except with respect to any related Mortgaged Property located in a jurisdiction (such as the State of Texas where survey title insurance coverage is prohibited by law) in which the exception for easements not shown by the public records could not be deleted and such standard general exception is customarily accepted by prudent commercial mortgage lenders in such jurisdiction. Except for encroachments and similar matters which are inconsequential, do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan, or are insured against by the related lender's title insurance policy described in Section 2(b)(xxiii) below, surveys and/or title insurance obtained at the time of the origination of such Mortgage Loan indicated or insured that (A) none of the improvements which were included for the purpose of determining the Appraised Value of such Mortgaged Property in the related appraisal at the time of the origination of such Mortgage Loan lie outside the boundaries and building restriction lines of such Mortgaged Property, and (B) no improvements on adjoining properties encroach upon such Mortgaged Property. The related Mortgaged Property constitutes one or more complete separate tax lots or is subject to an endorsement under the related lender's title insurance policy.

                           (xxi) Title. The Seller has good title to and is the sole owner and beneficial holder of such Mortgage Loan. The Seller has full power, authority and legal right to sell and assign such Mortgage Loan hereunder, is the sole mortgagee or beneficiary of record under the related Mortgage and is transferring such Mortgage Loan to the Purchaser free and clear of any and all liens, encumbrances, participation interests, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

                           (xxii) Compliance with Laws. To the best of the Seller's knowledge (based upon a letter or letters from governmental authorities, a legal opinion, an endorsement or endorsements to the related title insurance policy, a representation of the related Borrower at the time of origination of such Mortgage Loan or other information reasonably acceptable to the Seller at the time of its origination thereof), (A) no improvements located on or forming a part of the related Mortgaged Property are in violation of any applicable zoning and building laws or ordinances, (B) the related Mortgaged Property complies with all other laws and regulations pertaining to the use and occupancy thereof (excluding Environmental Laws which are addressed in Sections 2(b)(xxxiv) and 2(b)(xxxv) below) and all applicable insurance requirements, (C) such Borrower has obtained all inspections, licenses, permits, authorizations, and certificates necessary for such compliance, including, but not limited to, certificates of occupancy (if available), and (D) the Seller has not received notification from any governmental authority that such Mortgaged Property violates or does not comply with such laws or regulations or is being used, operated or occupied unlawfully or that such Borrower has failed to obtain such inspections, licenses, permits, authorizations, or certificates, except for such violation or non-compliance (1) which does not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan or the use for which such Mortgaged Property was intended at the time of origination of such Mortgage Loan, (2) which is specifically addressed by the appraiser in the determination of the related Appraised Value, or (3) for which a Reserve Account held for the Seller has been established in an amount sufficient to pay for the estimated costs to correct such violations or non-compliance.

                           (xxiii) Title Insurance. The lien of the related Mortgage is insured by an ALTA lender's title insurance policy or, if an ALTA lender's title insurance policy is unavailable, another state-approved form of lender's title insurance policy issued in an amount not less than the stated principal amount of such Mortgage Loan (after all advances of principal) insuring the Seller and its successors and assigns that the related Mortgage is a valid first lien on the related Mortgaged Property, subject only to exceptions described in Section 2(b)(xii) above (or, if such a title insurance policy has not yet been issued in respect of such Mortgage Loan, such a policy will be issued and is currently evidenced by a pro forma or specimen policy or by a "marked-up" commitment for title insurance which was furnished by the related title insurance company for purposes of closing such Mortgage Loan). The premium for such title insurance policy has been paid in full and such title insurance policy is (or, when issued, will be) in full force and effect, and upon endorsement and delivery of the related Note to the Purchaser and recording of the related Assignment of Mortgage in favor of the Purchaser in the applicable real estate records, such title insurance policy will inure to the benefit of the Purchaser. Such title insurance policy (A) does not contain the standard general exceptions for encroachments, boundary or other survey matters and for easements not shown by the public records, other than matters which do not materially and adversely (1) affect the value of the related Mortgaged Property as security for the Mortgage Loan, or (2) interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes, and (B) only contains such exceptions for encroachments, boundary and other survey matters as are customarily accepted by prudent commercial mortgage lenders. The Seller and its agents have not taken, or failed to take, any action that would materially impair the coverage benefits of any such title insurance policy. The Seller has not made any claim under such title insurance policy.

                           (xxiv) Insurance Related to Mortgaged Property. All improvements on the related Mortgaged Property are insured by (A) a fire and extended perils insurance policy providing coverage on a full replacement cost basis in an amount not less than the lesser of (1) the full replacement cost of all improvements to such Mortgaged Property, and (2) the outstanding principal balance of such Mortgage Loan, but in any event in an amount sufficient to avoid the operation of any co-insurance provisions contained in such insurance policy, which policy contains a standard mortgagee clause naming the originator or the Seller and its successors as additional insureds; (B) an insurance policy providing business interruption or rental continuation coverage in an amount not less than the income anticipated from 12 months of operations of such Mortgaged Property; (C) a comprehensive general liability insurance policy in an amount not less than $1,000,000 per occurrence; and (D) if any material improvement on such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards under the National Flood Insurance Act of 1968, as amended, a flood insurance policy providing coverage in an amount not less than the lesser of (1) the stated principal amount of the related Note, and (2) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. As of the Closing Date, the insurance premium for each such insurance policy shall have been paid or escrowed. Each such insurance policy contains a clause providing that it is not terminable and may not be reduced without 30 days' prior written notice to the mortgagee (except that, in the event of nonpayment of insurance premiums, each such insurance policy provides for termination upon not less than 10 days' prior written notice), and no such notice has been received by the Seller. With respect to each such insurance policy, the Seller has received a certificate of insurance or similar document dated within the last 12 months to the effect that such insurance policy is in full force and effect. The Seller has no knowledge of any action, omission, misrepresentation, negligence or fraud which would result in the failure of any such insurance policy. The related Mortgage Loan Documents require the related Borrower or a tenant of such Borrower to maintain each such insurance policy at its expense, but authorizes the mortgagee to maintain any such insurance policy at the related Borrower's expense upon such Borrower's or such tenant's failure to do so (subject to any applicable notice or cure periods). The related Mortgage and insurance policy require that any related insurance proceeds, in excess of a specified amount, will be applied either to the repair or restoration of all or part of the related Mortgaged Property or to the payment of the outstanding principal balance of or accrued interest on such Mortgage Loan.

                           (xxv) UCC Financing Statements. One or more
         Uniform Commercial Code financing statements covering all furniture, fixtures, equipment and other personal property (A) which are collateral under the related Mortgage or under a security or similar agreement executed and delivered in connection with such Mortgage Loan, and (B) in which a security interest can be perfected by the filing of Uniform Commercial Code financing statement(s) under applicable law have been filed or recorded (or have been sent for filing or recording) wherever necessary to perfect under applicable law a security interest in such furniture, fixtures, equipment and other personal property (including rights under leases and all agreements affecting the use, enjoyment or occupancy of all or any part of the Mortgaged Property and hotel room revenues).

                           (xxvi) Default, Breach and Acceleration. There is no material default, breach, violation or event of acceleration existing under the related loan agreement, related Note or the related Mortgage. The Seller has no knowledge of any event (other than failure to make payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder. The Seller has no knowledge that the related Borrower is a debtor in any state or federal bankruptcy or insolvency proceeding.

                           (xxvii) Customary Provisions. The related Note and the related Mortgage, together with applicable state law, contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the benefits of the security, including, but not limited to, judicial or, if applicable, non-judicial foreclosure.

                           (xxviii) Access Routes. (A) Surveys, title insurance reports, the title insurance policy or other relevant documents contained in the related Mortgage File indicate that at the time of origination of such Mortgage Loan the related Borrower had sufficient rights with respect to amenities, ingress and egress and similar matters identified in the appraisal of the related Mortgaged Property as being critical to the Appraised Value thereof, and (B) such Mortgaged Property was receiving services from public or private water, sewer and other utilities that were adequate as of the date that the Mortgage Loan was originated, and none of such services is subject to revocation as a result of a foreclosure or change in ownership of an adjacent property.

                           (xxix) Mortgage Loans Secured by Ground Lease but Not Fee Interest. With respect to each Mortgage Loan that is secured in whole or in part by the interest of the related Borrower as lessee under a ground lease of all or a portion of the related Mortgaged Property (a "Ground Lease"), but the related fee interest in the portion of such Mortgaged Property covered by such Ground Lease (the "Fee Interest") is not subject or subordinate to the lien of the related Mortgage, the Seller hereby represents and warrants that:

                                    (A) as of the date of the closing of
                  such Mortgage Loan, such Ground Lease is in full force and effect, and such Ground Lease or a memorandum thereof has been duly recorded in the applicable real estate records and (1) such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) does not prohibit the interest of the related lessee thereunder from being encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property of such lessee in a manner that would interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes, or a separate written agreement permitting such encumbrance has been obtained, and (2) there have been no material changes in the terms of such Ground Lease that would be binding on the mortgagee as successor to the lessee except as set forth in written instruments which are part of the related Mortgage File;

                                    (B) based on the related policy of
                  title insurance, the related lessee's leasehold interest in the portion of the related Mortgaged Property covered by such Ground Lease is not subject to any liens or encumbrances securing indebtedness which are superior to, or of equal priority with, the related Mortgage, except for liens of current real estate taxes and special assessments not yet delinquent or accruing interest or penalties;

                                    (C) the related lessee's interest in
                  such Ground Lease may be transferred to the Purchaser and its successors and assigns through a foreclosure of the related Mortgage or conveyance in lieu of foreclosure and, thereafter, may be transferred to another Person by the related mortgagee and its successors and assigns, upon notice to, but without the consent of, the related lessor (or, if any such consent is required, either (1) it has been obtained prior to the Closing Date, or (2) it may not be unreasonably withheld) provided that such Ground Lease has not been terminated and all amounts owed thereunder have been paid;

                                    (D) the related lessor is required to
                  give notice of any default under such Ground Lease by the related lessee to the mortgagee either under the terms of such Ground Lease or under the terms of a separate estoppel letter or written agreement;

                                    (E) the related mortgagee is entitled,
                  under the terms of such Ground Lease or a separate estoppel letter or written agreement, to receive notice of any default by the related lessee under such Ground Lease, and after any such notice, is entitled to not less than the time provided to the related lessee under such Ground Lease to cure such default, which is curable during such period before the lessor may terminate the Ground Lease; all rights of the related lessee under the Ground Lease may be exercised by or on behalf of the mortgagee;

                                    (F) the currently effective term of
                  such Ground Lease (excluding any extension or renewal which is not binding on the lessor thereunder) extends not less than 10 years beyond the Maturity Date of such Mortgage Loan;

                                    (G) such Ground Lease does not impose
                  any restrictions on subletting which the Seller considered to be commercially unreasonable at the time of its origination or purchase of such Mortgage Loan or that a prudent commercial mortgage lender would have considered unreasonable at such date;

                                    (H) to the Seller's knowledge as of
                  the Closing Date, (1) no event of default has occurred under such Ground Lease and (2) no event has occurred which, with the passage of time, the giving of notice or both (other than rental or other payments being due, but not yet delinquent), would result in a default or an event of default under the terms of such Ground Lease;

                                    (I) the related lessor has agreed in a
                  writing included in the related Mortgage File that such Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of the Seller or the mortgagee and that any such action without such consent is not binding upon the mortgagee, its successors and assigns. Unless the mortgagee fails to cure a default of the lessee under the Ground Lease following notice thereof from the lessor as set forth in (E) above, the lessor is required to enter into a new ground lease upon termination of such Ground Lease for any reason (including, without limitation, rejection of such Ground Lease in a bankruptcy proceeding);

                                    (J) under the terms of such Ground
                  Lease and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to (1) the repair or restoration of all or part of the related Mortgaged Property covered by such Ground Lease, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as such repair or restoration progresses (except where such Mortgage Loan provides that the related Borrower or its agent may hold and disburse such proceeds with respect to any loss or taking less than a stipulated amount not greater than $50,000), or (2) the payment of the outstanding principal balance of and accrued interest on such Mortgage Loan; and

                                    (K) there are no existing mortgages on
                  the Fee Interest which can be foreclosed upon that are not subject to the Ground Lease, and the provisions of the Ground Lease and/or other documents related thereto and included as part of the related Mortgage File preclude the creation of any future mortgage on the Fee Interest that can be foreclosed upon not subject to the Ground Lease.

                           (xxx) Deed of Trust. With respect to any related Mortgage that is a deed of trust or trust deed, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and currently so serves or may be substituted in accordance with applicable law. Except in connection with (A) a trustee's sale after default by the related Borrower or (B) the release of the related Mortgaged Property following the payment of the related Mortgage Loan in full, no fees or expenses are payable by the Seller or the Purchaser to such trustee.

                           (xxxi) Cross-Security. The related Mortgaged Property is not collateral or security for the payment or performance of (A) any other obligations owed to the originator of such Mortgage Loan or the Seller other than another Mortgage Loan being sold, transferred and assigned by the Seller under this Agreement, or (B) to the Seller's knowledge, any other obligations owed to any Person other than the Seller. The related Note is not secured by any property other than a Mortgaged Property.

                           (xxxii) Assignment of Leases, Rents and Profits. Unless the related Mortgaged Property is occupied by the related Borrower, the related Mortgage Loan Documents contain the provisions of an Assignment of Leases, Rents and Profits or include a separate Assignment of Leases, Rents and Profits or assignment of Assignment of Leases, Rents and Profits. Any related Assignment of Leases, Rents and Profits incorporated within the related Mortgage or set forth in a separate Mortgage Loan Document creates on recordation (with the same priority as the related Mortgage) a valid assignment of, or security interest in, the right to receive all payments due under the related leases, if any.

                           (xxxiii) REMIC. (A) Such Mortgage Loan is principally secured by an interest in real property and either (1) the fair market value of such real property was at least equal to 80% of the adjusted issue price of such Mortgage Loan on the date of origination of such Mortgage Loan or, if such Mortgage Loan has been "significantly modified" within the meaning of Section 1001 of the Code, on the date of such modification (unless such modification may be disregarded under Treas. Reg. Sec. 1.860G-2(b)(3)), or (2) substantially all of the proceeds of such Mortgage Loan were used to acquire or improve or protect an interest in real property that, at origination of such Mortgage Loan, was the only security for such Mortgage Loan; (B) such Mortgage Loan contains no equity participation by the Seller, and neither the related Note nor the related Mortgage provides for any contingent or additional interest in the form of participation in the cash flow or proceeds realized on disposition of the related Mortgaged Property; and (C) such Mortgage Loan is a "qualified mortgage" as defined in, and for purposes of, Section 860G(3)(A) of the Code and provides for the payments of interest at a fixed rate or at a rate described in Treas. Reg. Sec. 1.860G-1(a)(3).

                           (xxxiv) Environmental Site Assessments. Environmental Site Assessments (collectively, the "ESAs"), transaction screen assessments, studies or updates prepared or obtained in connection with the origination of such Mortgage Loan identified no material adverse environmental conditions or circumstances anticipated to require any material expenditure with respect to any Mortgaged Property, except for: (A) those cases where such conditions or circumstances were investigated further and, based upon such additional investigation, a qualified environmental consultant recommended no further investigation or remediation; (B) those cases in which an operations and maintenance plan was recommended by the environmental consultant and such plan was obtained or an escrow reserve established to cover the estimated costs of obtaining such plan; (C) those conditions in which soil or groundwater contamination was suspected or identified and either (1) such condition or circumstance was remediated or abated prior to the date of closing of the related Mortgage Loan, (2) a "no further action" letter was obtained from the applicable regulatory authority, or (3) either an environmental insurance policy was obtained, a letter of credit provided, an escrow reserve account established, or an indemnity from the responsible party was obtained, to cover the estimated costs of any required investigation, testing, monitoring or remediation; or
         (D) those cases in which (1)
         a leaking underground storage tank or groundwater contamination was identified to be located on or to have originated from an offsite property, (2) a responsible party has been identified under applicable law, and (3) either such condition is not known to have affected the Mortgaged Property or the responsible party has either received a "no further action" letter from the applicable regulatory agency, established a remediation fund, or provided a guaranty or indemnity to the related Borrower.

                           (xxxv) Notice of Environmental Problem. Other than with respect to any conditions identified in the ESAs, transaction screen assessments, studies or updates referred to in Section 2(b)(xxxiv) above, the Seller: (A) has not received actual notice from any federal, state or other governmental authority of (1) any failure of the related Mortgaged Property to comply with any applicable Environmental Laws, or (2) any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of any applicable Environmental Laws; (B) has not received actual notice from the related Borrower that (1) such Borrower has received any such notice from any such governmental authority, (2) such Mortgaged Property fails to comply with any applicable Environmental Laws, or (3) such Borrower has received actual notice that there is any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of any applicable Environmental Laws; or (C) has no actual knowledge that (1) the related Mortgaged Property fails to materially comply with any applicable Environmental Laws or (2) there has been any known or threatened release of Hazardous Materials on or from such Mortgaged Property where such release falls outside the exceptions (A) through (D) of Section 2(b)(xxxiv) above.

                           (xxxvi) Recourse. The related Mortgage Loan Documents contain standard provisions providing for recourse against the related Borrower or a principal of such Borrower for damages sustained in connection with the Borrower's fraud, material misrepresentation or misappropriation of any tenant security deposits, rent, insurance proceeds or condemnation proceeds. The related Mortgage Loan Documents contain provisions pursuant to which the related Borrower or a principal of such Borrower has agreed to indemnify the mortgagee for damages resulting from violations of any applicable Environmental Laws.

                           (xxxvii) Environmental Compliance. Each Mortgage Loan contains either a representation, warranty or covenant that the related Borrower will not use, cause or permit to exist on the related Mortgaged Property any Hazardous Materials in violation of any applicable Environmental Laws or an indemnity with respect to any such violation in favor of the Seller.

                           (xxxviii) Inspection. The Seller or originator has inspected the related Mortgaged Property or caused such Mortgaged Property to be inspected within the 12 months preceding the Closing Date.

                           (xxxix) Subordinate Debt. Except as has been disclosed in the Mortgage Loan Characteristics Schedule, the related Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the event that the related Borrower encumbers the related Mortgaged Property without the prior written consent of the mortgagee thereunder.

                           (xl) Common Ownership. To Seller's knowledge, no two properties securing Mortgage Loans are directly or indirectly under common ownership except to the extent that such common ownership and the ownership structure have been specifically disclosed in the Mortgage Loan Characteristics Schedule and Annex A and Annex C to the Prospectus Supplement.

                           (xli) Operating or Financial Statement. The related Mortgage Loan Documents require the related Borrower to furnish to the mortgagee at least annually an operating statement with respect to the related Mortgaged Property or, in the case of a borrower-occupied Mortgaged Property, a financial statement with respect to the related Borrower.

                           (xlii) Litigation. To the best of the Seller's knowledge as of the date of origination or purchase of such Mortgage Loan, and to the Seller's knowledge thereafter, there is no pending action, suit, proceeding, arbitration or governmental investigation with respect to the related Borrower or Mortgaged Property which if determined adversely to the related Borrower would have a material adverse effect on the value of the related Mortgaged Property or such Borrower's ability to continue to perform its obligations under such Mortgage Loan.

                           (xliii) Assisted Living Loans and Nursing Home Loans. If the Mortgage Loan is secured in whole or in part by a Mortgage on a Mortgaged Property operated as a Facility, based upon due diligence performed in the origination of the related Mortgage Loan, and to its knowledge as of the date hereof:

                                    (A) All governmental licenses,
                  permits, regulatory agreements or other approvals or agreements necessary or desirable for the use and operation of the Facility as intended, including, without limitation, a valid certificate of need or similar certificate, license, or approval issued by the applicable department of health for the requisite number of beds, and approved provider status in any approved provider payment program, were, as of the related date of origination, held by the related Mortgagor or the operator of the Facility and were in full force and effect; and

                                    (B) In connection with the most recent
                  governmental inspection of the Facility (a) the Facility had not received a "Level A" (or equivalent) violation that has not been cured to the satisfaction of the applicable governmental agency, (b) no statement of charges or deficiencies had been made or penalty enforcement action has been undertaken against the Facility, its operator or the Mortgagor or against any officer, director or stockholder of such operator or the Mortgagor by such governmental agency,
                  (c) there were no violations that threatened the Facility's, the operator's or the Mortgagor's certification for participation in Medicare or Medicaid or any other third-party payor program, (d)
         to the Seller's knowledge, the Mortgagor and Facility comply with all federal, state and local laws, regulations, quality and safety standards, accreditation standards and requirements of the applicable state department of health and (e) there was no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting the Mortgagor, such operator or the Facility or any participation or provider agreement with any third-party payor to which the Mortgagor or such operator is subject.

                           (xliv) ARD Loans. With respect to each Mortgage Loan that is an ARD Loan, it commenced amortizing on its initial scheduled Due Date (or, in the case of certain interest-only Mortgage Loans, as otherwise set forth in the related Notes) and provides that: (A) the spread used in calculating its Mortgage Rate will increase by no more than five percent (5%) in connection with the passage of its Anticipated Repayment Date; (B) its Anticipated Repayment Date is of the term specified in the Mortgage Loan Characteristics Schedule and the Additional Loan Characteristics Schedule following the origination of such Mortgage Loan; (C) no later than the related Anticipated Repayment Date, if it has not previously done so, the related Borrower is required to enter into a "lockbox agreement" whereby all revenue from the related Mortgaged Property shall be deposited directly into a designated account controlled by the Servicer; and (D) any cash flow from the related Mortgaged Property that is applied to amortize such Mortgage Loan following its Anticipated Repayment Date shall, to the extent such net cash flow is in excess of the Monthly Payment payable therefrom, be net of budgeted and discretionary (Servicer approved) capital expenditures.

                           (xlv) Due-on-Sale. The related Mortgage contains a "due-on-sale" clause that provides for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the prior written consent of the mortgagee, the related Mortgaged Property subject to such Mortgage is directly or indirectly transferred or sold; provided that certain of the Mortgages permit (A) changes in ownership between existing partners and members, (B) transfers to family members (or trusts for the benefit of family members), affiliated companies and certain specified individuals and entities, (C) issuance by the related borrower of new partnership or membership interests, (D) certain other changes in ownership for estate planning purposes, or (E) certain other transfers similar in nature to the foregoing.

                           (xlvi) Loan Origination; Loan Underwriting. Each Mortgage Loan was originated by the related Seller, an affiliate of the related Seller or an originator approved by the related Seller, or was purchased by the related Seller, and each Mortgage Loan substantially complied with all of the terms, conditions and requirements of the related Seller's underwriting standards in effect at the time of its origination or purchase of such Mortgage Loan, subject to such exceptions as the related Seller approved.

                  (c) Each representation and warranty of the Seller set forth in Section 2(a) or 2(b) of this Agreement, to the extent related to the enforceability of any instrument, agreement or other document or as to offsets, defenses, counterclaims or rights of rescission related to such enforceability is qualified to the extent that (i) enforcement may be limited (A) by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, (B) by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and
(C) by any applicable anti-deficiency law or statute; and (ii) such instrument, agreement or other document may contain certain provisions which may be unenforceable in accordance with their terms, in whole or in part, but the unenforceability of such provisions will not (subject to the qualification in clause (i), above) (A) cause the related Note or the related Mortgage to be void, (B) invalidate the related Borrower's obligation to pay interest at the stated interest rate of such Note on, and repay the principal of, the related Mortgage Loan in accordance with the payment terms of such Note, such Mortgage and other written agreements delivered to the Seller in connection therewith,
(C) invalidate the obligation of any related guarantor to pay guaranteed obligations with respect to interest at the stated interest rate of such Note on, and the principal of, such Mortgage Loan in accordance with the payment terms of such guarantor's written guaranty, (D) impair the mortgagee's right to accelerate and demand payment of interest at the stated interest rate of such Note on, and principal of, such Mortgage Loan upon the occurrence of a legally enforceable default, or (E) impair the mortgagee's right to realize against the related Mortgaged Property by judicial or, if applicable, non-judicial foreclosure.

                  (d) The Seller agrees that it shall, at the request of the Purchaser in connection with the consummation of the Securitization Transaction, deliver to the Purchaser (i) certified copies of the charter, by-laws and a certificate of good standing dated as of a recent date of the Seller and (ii) an officer's certificate of the Seller to the effect that each of the representations and warranties of the Seller contained in Section 2 of this Agreement is true and correct in all material respects as of the Closing Date, except to the extent that such representation and warranty specifically relates to an earlier date, in which case such representation was true and correct in all material respects as of such earlier date.

                  (e) The Purchaser hereby represents and warrants to the Seller as of the Closing Date that:

                           (i) Due Organization; Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its duties and obligations under this Agreement.

                           (ii) Authority. It has the full power,
         authority and legal right to execute and deliver this Agreement (and all agreements executed and delivered by it in connection herewith) and to perform all transactions contemplated by this Agreement (and all agreements executed and delivered by it in connection herewith). It has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by it in connection herewith), and has duly executed and delivered this Agreement (and all agreements executed and delivered by it in connection herewith). This Agreement (and each agreement executed and delivered by it in connection herewith), assuming due authorization, execution and delivery by each other party hereto (and thereto), constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, by general principles of equity and by any applicable anti-deficiency laws (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                           (iii) Solvency. It is solvent and the purchase of the Mortgage Loans will not cause it to become insolvent.

                  3. Remedies for Breach of Certain Representations and Warranties.

                  (a) It is understood and agreed that the representations and warranties set forth in this Agreement or contained in the certificates of officers of the Seller or the Purchaser submitted pursuant hereto shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser and the Trustee (for the benefit of the Certificateholders) as the transferee of the Purchaser, notwithstanding (i) any restrictive or qualified endorsement on any Note, Assignment of Mortgage, Assignment of Leases, Rents and Profits or reassignment of Assignment of Leases, Rents and Profits, (ii) any termination of this Agreement, or (iii) the examination by any Person of, or failure by any Person to examine, any Mortgage File.

                  (b) Upon the discovery by the Seller or the Purchaser that (i) a document required to be delivered pursuant to Section 1(c) of this Agreement in connection with any Mortgage Loan has not been executed or received or has not been recorded or filed (if required) within the time required for delivery of such document, appears not to be what it purports to be or has been torn, mutilated or otherwise defaced (such Mortgage Loan, a "Defective Document Mortgage Loan") or (ii) a breach of any of the foregoing representations and warranties set forth in Section 2(b) or a default in the performance of any of the covenants or other obligations of the Seller under this Agreement has occurred (a "Breach") which, in the case of either clause (i) or (ii), materially and adversely affects the interest of the owners of one or more Mortgage Loans, who may include Certificateholders, the party discovering (x) that a Mortgage Loan is a Defective Document Mortgage Loan, or (y) the existence of a Breach (any such Mortgage Loan as described in the preceding clause (x) or so affected by a Breach as described in preceding clause (y), a "Defective Mortgage Loan") shall give prompt written notice thereof to the other party and to each Rating Agency. Within 85 days of its discovery or its receipt of notice of any such Defective Mortgage Loan (including such notice given by the Purchaser, the Trustee, the Servicer or any special servicer or custodian for the Mortgage Loans), the Seller shall (i) promptly cure such defect or Breach in all material respects, or (ii) repurchase the Defective Mortgage Loan or Loans at the Repurchase Price for such Mortgage Loan or Loans in accordance with the directions of the owners of such Defective Mortgage Loans; provided, however, if such defect or Breach cannot be cured within such 85-day period, so long as the Seller shall be actively and diligently attempting to cure such defect or Breach, such 85-day period shall be extended for a reasonable period of time in which to effect such cure, but in any event to a date not more than 180 days from the earlier of the date of Seller's discovery or its receipt of notice of any Defective Mortgage Loan, provided such Defective Mortgage Loan is susceptible to such cure within such period of time; provided, further that no such extension shall be applicable unless the Seller delivers to the Purchaser (or its successor in interest) an officer's certificate describing the measures being taken to cure such defect or Breach, stating that the Seller believes such defect or Breach will be cured within such period. If any Mortgage Loan fails to constitute a Qualified Mortgage by reason of defective or missing documentation as described above or a breach of a representation, warranty, or covenant of the Seller pursuant to this Agreement, the Seller shall correct such condition, defect or breach or repurchase such Mortgage Loan at the Repurchase Price within 85 days of discovery of such failure and no extension of the 85-day period shall apply. The Repurchase Price with respect to any Mortgage Loans repurchased by the Seller shall be paid in accordance with the Pooling and Servicing Agreement. It is understood and agreed that the obligations of the Seller set forth in this Section 3(b) to cure or repurchase a Defective Mortgage Loan constitute the sole remedies available to the Purchaser and its successors and assigns respecting a breach of the representations and warranties of the Seller set forth in Section 2(b).

                  Upon any such repurchase of a Mortgage Loan by the Seller, the Purchaser shall execute and deliver, or shall cause the owner of such Mortgage Loan to execute and deliver, such instruments of sale, transfer or assignment presented to it by the Seller, in each case without recourse, as shall be necessary to vest in the Seller the legal and beneficial ownership of such Mortgage Loan (including any property acquired in respect thereof or proceeds of any insurance policy with respect thereto), and shall deliver, or shall cause such owner to deliver, the related Mortgage File to the Seller or its designee after receipt of the related Repurchase Price.

                  (c) Except as expressly set forth in Section 3(b), no provision of this Agreement shall be interpreted as limiting (or otherwise be deemed to limit) the right of the Purchaser, its successors or assigns to pursue any remedies it may have under this Agreement, in equity or at law, in connection with any breach by the Seller of any term hereof.

                  (d) The Seller hereby acknowledges the assignment by the Purchaser to the Trustee, in its capacity as a trustee under the Pooling and Servicing Agreement for the benefit of the Certificateholders, of the representations and warranties contained in this Agreement and of the obligation of the Seller to cure or repurchase any Defective Mortgage Loans pursuant to this Section 3. The Trustee or its designee may enforce such obligation as provided in Section 10 hereof.

                  4. Provision of Information. The Seller shall make available to the Purchaser or its designees all relevant information reasonably available to the Seller concerning the Mortgage Loans, the related Mortgaged Properties and the related Borrowers and the Seller's business, properties and operations, as the Purchaser may, in its sole discretion reasonably exercised, determine is necessary in the marketing of the Certificates (including the compliance with federal securities laws or state "Blue Sky" laws) (such information shall be referred to as the "Requested Disclosure Information"); provided, however, that it is understood and agreed that the Requested Disclosure Information shall not include information as of any date after the Closing Date. As of the date such Requested Disclosure Information was made available to the Purchaser or its designees, such Requested Disclosure Information did not contain any untrue statement by the Seller or any Affiliate thereof of any material fact or any omission of the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make such statements with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The Seller will, upon making available such Requested Disclosure Information, be deemed to represent that it does not know or have any reason to know that the Requested Disclosure Information contains any untrue statement of any material fact or any omission of the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make such statements with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The Seller agrees that so long as any Underwriter is required by applicable laws to deliver a prospectus in connection with any sale of the Certificates, the Seller shall notify the Purchaser or its designee immediately if any event shall occur or condition shall exist as a result of which any of the Requested Disclosure Information contains an untrue statement of a material fact or any omission of any material fact by the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make the statements by Seller or any Affiliate with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The Seller understands that the Purchaser or its designee will use the Requested Disclosure Information in preparing the Registration Statement (including, insofar as they are required to be filed as part of the Registration Statement, any Computational Materials), the Prospectus Supplement, the Private Placement Memorandum and to otherwise sell the Certificates, and that the Purchaser or its designee shall be entitled to rely on the true, correct and complete nature of the Requested Disclosure Information and shall have no obligation to independently verify any of such information furnished or to be furnished by the Seller hereunder, provided that the Purchaser or its designee has previously provided a copy of each of the documents referred to above in this sentence to the Seller for the Seller's review and approval; and provided, further, that the Seller shall not be required to provide information that specifically relates to facts existing or events first occurring from and after the Closing Date.

                  5. Indemnification.

                  (a) The Seller shall indemnify and hold harmless the Purchaser, each Affiliate thereof, each Underwriter, each Placement Agent and their respective officers and directors, and each person, if any, who "controls" the Purchaser, any Underwriter or any Placement Agent, within the meaning of
Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, for purposes hereof, the "Indemnified Parties") against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the reasonable cost of investigating and defending against any claims therefor and legal fees and disbursements incurred in connection therewith except as otherwise provided below), joint or several, which may be based upon the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law, by contractual arrangement or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus Supplement, the Private Placement Memorandum or, insofar as they are required to be filed as part of the Registration Statement, any Computational Materials with respect to the Publicly Offered Certificates, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission (in the case of any Computational Materials, when read in conjunction with the Prospectus and, in the case of the Private Placement Memorandum, when read together with the other information specified therein as being available for review by investors) to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only if and to the extent that such untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon and in conformity with (i) any Requested Disclosure Information furnished in writing to the Purchaser or its designee or any Underwriter or Placement Agent, directly or indirectly, by the Seller, or approved by the Seller, for use in connection with the preparation of the Prospectus Supplement, the Private Placement Memorandum or any Computational Materials or (ii) any representations, warranties, statements or covenants of the Seller contained in this Agreement or any document or certificate delivered pursuant hereto (the foregoing items (i) and (ii), collectively, the "Seller's Information"). This indemnity agreement will be in addition to any liability the Seller may otherwise have. Seller will be deemed to have furnished Requested Disclosure Information in writing to the Purchaser if such information relates to a subject matter specifically addressed in the Prospectus Supplement, Private Placement Memorandum or Computational Materials, and the Seller has not objected in writing to the Purchaser to its inclusion or omission.

                  In no case shall the Seller be liable with respect to any claims made against any of the Indemnified Parties unless an Indemnified Party shall have notified the Seller in writing of the nature of the claim within a reasonable time after service of a summons or other first legal process that shall have been served upon such Indemnified Party, but failure to notify the Seller of any such claims shall not relieve the Seller from any liability which it may have to any Indemnified Party otherwise than on account of the indemnity agreement contained in this Section 5(a). The Seller will be entitled to participate at its own expense in the defense or, if it so elects promptly after receiving such notice from any Indemnified Party, to assume the defense of any suit brought to enforce any such liability with legal counsel chosen by the Seller and reasonably acceptable to the Indemnified Parties. In the event the Seller elects to assume the defense of any such suit and retain such legal counsel, any Indemnified Party that is a defendant in the suit may retain additional legal counsel but shall bear the legal fees and disbursements of such legal counsel unless (i) the Seller and such Indemnified Party shall have mutually agreed to the retention of such legal counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include the Seller and such Indemnified Party, and representation of both such parties by the same legal counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Seller shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the legal fees and disbursements of more than one legal counsel (in addition to any local counsel necessary to the conduct of defense in such proceeding or proceedings) for all the Indemnified Parties and that all such legal fees and disbursements shall be reimbursed by the Seller as they are incurred. The Seller shall not be liable to indemnify any person for any settlement of any claim effected without the Seller's consent, provided that if any claim is settled with such consent or if there is a final judgment against any Indemnified Party, the Seller agrees to indemnify the Indemnified Parties from and against any losses, claims, damages, liabilities or expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Party shall have requested the Seller to reimburse the Indemnified Party for fees and expenses of counsel retained in accordance with the fourth sentence of this paragraph, the Seller agrees that it shall be liable for any settlement of any claim effected without its consent if (x) such settlement is entered into more than 60 days after the receipt by the Seller of such request and (y) the Seller shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement. The Seller shall not, without the prior written consent of any Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could reasonably have been a party and indemnity is or could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of such Indemnified Party from all liability relating to the claims that are the subject matter of such proceeding.

                  (b) If the indemnification provided for in Section 5(a) above is unavailable or insufficient to hold harmless an Indemnified Party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Seller on the one hand and such Indemnified Party on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Seller or by such Indemnified Party and such party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal fees and disbursements or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such claim, except where such Indemnified Party is required to bear such expenses pursuant to this Section 5, which expenses the Seller shall pay as and when incurred, at the request of such Indemnified Party, to the extent that the Seller will be ultimately obligated to pay such expenses. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (c) The indemnity and contribution provided for in this
Section 5 shall remain operative and in full force and effect irrespective of
(i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Purchaser or its designees, any Underwriter, any Placement Agent, their respective officers and directors or any person who controls the Purchaser or any Underwriter or Placement Agent, or by or on behalf of the Seller, its directors and officers or any person who controls the Seller, or (iii) the acceptance of and payment for any of the Certificates.

                  6. Opinion of Counsel. The Seller hereby covenants to the Purchaser to deliver or cause to be delivered to the Purchaser in connection with the Securitization Transaction (a) opinions of counsel for the Seller (which may be rendered by the Seller's internal counsel) as to various corporate matters in form satisfactory to the Purchaser and (b) opinions of counsel for the Seller, in forms acceptable to the Purchaser, its counsel, any subsequent purchaser of the Mortgage Loans or its counsel, and each Rating Agency, as to such matters as shall be required for the assignment of ratings to the Certificates or such other matters as reasonably requested by any subsequent purchaser of the Mortgage Loans or its counsel or any Rating Agency (including, without limitation, a "true sale" opinion) (it being agreed that such opinions or appropriate reliance letters shall expressly provide that each Rating Agency, each Placement Agent, each Underwriter, the Trustee and any fiscal agent shall be entitled to rely on such opinions).

                  7. Cooperation. The Seller hereby agrees to furnish any and all information, documents, certificates, letters or opinions with respect to the Mortgage Loans reasonably requested by the Purchaser in order for the Purchaser to perform any of its obligations or satisfy any of the conditions on its part to be performed or satisfied pursuant to this Agreement or the transactions contemplated by the Pooling and Servicing Agreement. The Seller further agrees that, at the request of the Purchaser, the Seller shall use all commercially reasonable efforts to obtain from the Borrowers of the Mortgage Loans such current financial statements and other information as the Purchaser, the Depositor or any Rating Agency may reasonably request in connection with the transactions contemplated by this Agreement or the Pooling and Servicing Agreement.

                  8. Costs and Expenses. The Seller agrees to pay to the Purchaser its share (based on the ratio of the aggregate principal amount of the Seller's Mortgage Loans to the aggregate principal amount of all Mortgage Loans in the Securitization Transaction) of the transaction costs and expenses with respect to the Securitization Transaction in accordance with that certain Loan Seller Agreement.

                  9. Notices. All communications hereunder shall be in writing and effective only upon receipt and, if sent to the Purchaser, will be mailed, delivered or transmitted by facsimile and confirmed to it at the following:

Clay Lebhar                                John Mulligan
Investment Banking                         Commercial Mortgage
Prudential Securities Incorporated         Prudential Securities Incorporated
One New York Plaza, 18th Floor             One New York Plaza, 15th Floor
New York, New York 10292-2018              New York, New York 10292-2015
Telecopy No.:  (212) 778-5099              Telecopy No.:  (212) 778-1905

                                       30

David Rodgers                              Fred Robustelli, Esq.
Investment Banking                         Law Department
Prudential Securities Incorporated         Prudential Securities Incorporated
One New York Plaza, 18th Floor             One New York Plaza, 30th Floor
New York, New York 10292-2018              New York, New York 10292
Telecopy No.:  (212) 778-5099              Telecopy No.:  (212) 214-7938

If sent to the Seller, will be mailed, delivered or transmitted by facsimile and confirmed to it at the following:

Mark Jarrell                               Dave Goodwin
Greenwich Capital Financial Products, Inc. Greenwich Capital Financial Products, Inc.
600 Steamboat Road                         600 Steamboat Road
Greenwich, CT  06830                       Greenwich, CT  06830
Telecopy No.: (203) 618-2134               Telecopy No.: (203) 618-2134

Chris McCormick                            Andrew Snow
Greenwich Capital Financial Products, Inc. Greenwich Capital Financial Products, Inc.
600 Steamboat Road                         600 Steamboat Road
Greenwich, CT  06830                       Greenwich, CT  06830
Telecopy No.: (203) 618-2052               Telecopy No.: (203) 618-2149

If sent to the Rating Agencies, will be mailed, delivered or transmitted by facsimile and confirmed to the respective Rating Agency at the following:

Joan Biro                                  Nicholas Levidy
Standard & Poors                           Moody's Investors Service, Inc.
26 Broadway                                99 Church Street
New York, New York  10003                  New York, New York  10007
Telecopy No.:  (212) 208-1967              Telecopy No.:  (212) 553-1350

or such other address as may hereafter be furnished to or by the other party or any Rating Agency by like notice.

                  10. Trustee as Beneficiary. The representations, warranties and agreements made by the Seller in this Agreement are made for the benefit of the Depositor, the Trustee and the Certificateholders and may be enforced by the Depositor and the Trustee to the same extent that the Purchaser has rights against the Seller under this Agreement in respect of the representations, warranties and agreements made by the Seller herein, and all such representations and warranties shall survive delivery of the respective Mortgage Loan Documents to any subsequent purchaser and to the Trustee and to the Servicer.

                  11. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder, other than as otherwise expressly provided herein.

                  12. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

                  13. Miscellaneous.

                  (a) Subject to Section 13(b) hereof, neither this Agreement nor any term hereof may be amended, modified, waived, discharged or terminated except by a writing signed by the party against whom enforcement of such amendment, modification, waiver, discharge or termination is sought.

                  (b) In the event the Underwriting Agreement is terminated pursuant to a failure of a condition precedent set forth therein, this Agreement shall automatically terminate, and thereafter no party to this Agreement shall have any further rights or obligations hereunder other than pursuant to any provision which expressly provides that it survives the termination of this Agreement.

                  (c) Subsequent to any Securitization Transaction, this Agreement shall not be changed in any manner which would have a material adverse effect on the Certificateholders without the prior written consent of the Trustee. Prior to the execution of any amendment to this Agreement, the Trustee shall be entitled to receive and rely conclusively upon an opinion of counsel at the expense of the party requesting such amendment stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, consent to any amendment which affects the Trustee's own rights, duties or immunities under this Agreement.

                  (d) This Agreement may be executed in any number of counterparts, each of which shall, for all purposes, be deemed to be an original and all of which shall together constitute but one and the same instrument.

                  (e) If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

                  (f) This Agreement supersedes all prior or contemporaneous agreements and understandings relating to the subject matter hereof.

                  (g) It is the express intent of the parties hereto that the conveyance contemplated by this Agreement be, and be treated for all purposes as, a sale by the Seller of all the Seller's right, title and interest in and to the Mortgage Loans. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held to continue to be property of the Seller then (i) this Agreement shall also be deemed to be a security agreement under applicable law; (ii) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a first priority security interest in all of the Seller's right, title and interest in and to the Mortgage Loans and all amounts payable to the holder of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property; (iii) the possession by the Purchaser or any successor thereto of the related Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the Purchaser's security interest pursuant to Section 9-305 of the New York Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction; and (iv) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser or any successor thereto for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby.

                  14. Third Party Beneficiary.

                  (a) The Underwriters and Placement Agents are intended third party beneficiaries of the representations, warranties, covenants and indemnities made by the Seller in Section 5 of this Agreement and, to the extent they affect the rights of the Underwriters and Placement Agents as third party beneficiaries under such Section 5, the covenants of the Seller made in the other provisions of this Agreement. It is acknowledged that such representations, warranties, covenants and indemnities of the Seller may be enforced by the Underwriters and Placement Agents to the same extent as if they were parties hereto.

                  (b) Each of the officers, directors, employees, controlling persons and Affiliates of the Underwriters and Placement Agents is an intended third party beneficiary of the representations, warranties, covenants and indemnities of the Seller made in Section 5 of this Agreement and, to the extent they affect the rights of such persons and entities as third party beneficiaries under such Section 5, the covenants of the Seller made in the other provisions of this Agreement. It is acknowledged that such representations, warranties, covenants and indemnities of the Seller may be enforced by or on behalf of such persons or entities against the Seller to the same extent as if any such person or entity was a party hereto.





                            [Signatures on Next Page]

                  IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                       GREENWICH CAPITAL FINANCIAL
                                       PRODUCTS, INC.



                                       By:
                                           -----------------------------------
                                           Name:
                                           -----------------------------------
                                           Title:
                                           -----------------------------------



                                       PRUDENTIAL SECURITIES SECURED
                                       FINANCING CORPORATION



                                       By:
                                           -----------------------------------
                                           Name:
                                           -----------------------------------
                                           Title:
                                           -----------------------------------

                                     ANNEX A

                     MORTGAGE LOAN CHARACTERISTICS SCHEDULE

                              [See Attached Pages]


                                   Annex A-1-1

                                     ANNEX B

                              CERTAIN DEFINED TERMS

                  "Additional Loan Characteristics Schedule": As defined in the Recitals.

                  "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled by" have meanings correlative to the foregoing.

                  "Agreement": As defined in the Preamble.

                  "Appraised Value": With respect to any Mortgaged Property, the appraised value of such Mortgaged Property as determined by an appraisal thereof made not more than one year prior to the origination date of the related Mortgage Loan and reviewed by the Seller.

                  "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered by the Borrower, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

                  "Assignment of Mortgage": An assignment of mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

                  "Borrower": With respect to each Mortgage Loan, any obligor on any related Note.

                  "Breach": As defined in Section 3(b).

                  "CERCLA": Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss.ss. 9601 et seq.).

                  "Certificateholders": As defined in the Recitals.

                  "Certificates": As defined in the Recitals.

                  "Closing Date.": As defined in Section 1(b).

                                   Annex B-1

                  "Commission": Securities and Exchange Commission.

                  "Computational Materials": As defined in the no-action letter dated May 20, 1994, issued by the Division of Corporation Finance of the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation and the no-action letter dated May 27, 1994 issued by the Division of Corporation Finance of the Commission to the Public Securities Associates.

                  "Custodian": As defined in Section 1(d).

                  "Cut-off Date": As defined in Section 1(a).

                  "Defective Mortgage Loan": As defined in Section 3(b).

                  "Defective Document Mortgage Loan": As defined in Section
3(b).

                  "Depositor": As defined in the Recitals.

                  "Due Date": With respect to any Mortgage Loan, the date on which scheduled payments are due on such Mortgage Loan (without regard to grace periods), such day being for all Mortgage Loans the first day of each month.

                  "Environmental Law": Any environmental law, ordinance, rule, regulation or order of a federal, state or local governmental authority, including, without limitation, CERCLA, the Hazardous Material Transportation Act, as amended (49 U.S.C. ss.ss. 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.ss. 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. ss.ss. 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. ss.ss. 7401 et seq.) and the regulations promulgated pursuant thereto.

                  "Environmental Report": With respect to each Mortgaged Property, the environmental audit report or reports required in connection with the origination of the related Mortgage Loan.

                  "Fee Interest": As defined in Section 2(b)(xxxi).

                  "Ground Lease": As defined in Section 2(b)(xxxi).

                  "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA, or any other Environmental Laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory", "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

                  "Indemnified Parties": As defined in Section  5(a).

                                   Annex B-2

                  "Legal Summary": With respect to any Mortgage Loan, the "Legal Summary" prepared by the related Seller in connection with the origination of such Mortgage Loan, substantially in the form of the sample Legal Summary previously submitted to the Purchaser, with all blanks completed.

                  "Loan Agreement": With respect to any Mortgage Loan, the loan agreement, if any, between the Seller and the Borrower, pursuant to which such Mortgage Loan was made.

                  "Maturity Date": With respect to any Mortgage Loan, the maturity date as set forth in the applicable Mortgage Loan Characteristics Schedule.

                  "Moody's": Moody's Investors Service, Inc., and its successors in interest.

                  "Mortgage File": As defined in Section 1(c).

                  "Mortgage Loan Characteristics Schedule": As defined in the Recitals.

                  "Mortgage Loan Control #": With respect to any Mortgage Loan, the "Control Number" assigned to such Mortgage Loan for purposes of the Securitization Transaction as set forth on the applicable Mortgage Loan Characteristics Schedule.

                  "Mortgage Loan Documents": Any and all documents contained in the Mortgage File and the Servicing File.

                  "Mortgage Loans": As defined in the Recitals.

                  "Mortgaged Property": The underlying property securing a Mortgage Loan, consisting of a fee simple or leasehold estate in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

                  "Mortgage Rate": With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan (in the absence of a default), as set forth in the applicable Mortgage Loan Characteristics Schedule.

                  "Note": With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of the related Borrower under such Mortgage Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

                  "Originator": With respect to a Mortgage Loan, the originator of such Mortgage Loan, as identified in the Mortgage Loan Characteristics Schedule.

                  "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

                                   Annex B-3

                  "Placement Agents": As defined in the Recitals.

                  "Pooling and Servicing Agreement": As defined in the Recitals.

                  "Private Placement Memorandum": The Private Placement Memorandum relating to the Privately Offered Certificates dated July __, 1999.

                  "Prospectus": The prospectus dated October 29, 1998, as supplemented by a prospectus supplement to be dated on or about July __, 1999 (the "Prospectus Supplement"), relating to the Publicly Offered Certificates.

                  "PSI": As defined in the Recitals.

                  "Purchaser": As defined in the Preamble.

                  "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

                  "Rating Agency": Each of S&P or Moody's.

                  "Registration Statement": The registration statement No. _________ filed by the Purchaser on Form S-3 and declared effective on _______, 1998.

                  "Requested Disclosure Information": As defined in Section 4.

                  "Reserve Accounts": As defined in Section 1(a).

                  "S&P": Standard & Poor's Ratings Services.

                  "Securities Act": As defined in the Recitals.

                  "Securitization Transaction": As defined in the Recitals.

                  "Seller": As defined in the Preamble.

                  "Servicer": As defined in the Recitals.

                  "Special Servicer": As defined in the Recitals.

                  "Trustee": As defined in the Recitals.

                  "Trust Fund": As defined in the Recitals.

                  "Underwriters": As defined in the Recitals.


                                   Annex B-4

                                     ANNEX C

                                   DISCLOSURES

                                                                     EXHIBIT G-2

                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT
                    -----------------------------------------

     THIS MORTGAGE LOAN PURCHASE AND SALE AGREEMENT (this "Agreement") dated July 22, 1999, is between NATIONAL REALTY FINANCE L.C., a Missouri limited liability company (the "Seller"), NATIONAL REALTY FUNDING L.C., a Missouri limited liability company ("NRF"), and PRUDENTIAL SECURITIES CREDIT CORP., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Seller has originated or otherwise acquired certain fixed rate mortgage loans;

     WHEREAS, the Seller, NRF as an Affiliate of the Seller, the Purchaser, and Prudential Securities Incorporated, an Affiliate of the Purchaser ("PSI"), are parties to that certain Mortgage Loan Securitization Agreement dated as of June 10, 1997 (the "Securitization Agreement"), which contemplates, among other things, the disposition of commercial mortgage loans through a whole loan securitization transaction (the "Securitization Transaction");

     WHEREAS, in order to effect the Securitization Transaction, the Seller desires to sell to Purchaser on the Closing Date (as hereinafter defined), and the Purchaser desires to purchase from the Seller, certain mortgage loans (collectively, the "Mortgage Loans"), all of which are described in, and set forth in, the schedule attached hereto as Annex A (the "Mortgage Loan Characteristics Schedule");

     WHEREAS, on the Closing Date the Purchaser intends to sell the Mortgage Loans to Prudential Securities Secured Financing Corporation, an Affiliate of the Purchaser (the "Depositor") which will deposit the Mortgage Loans in a trust fund (the "Trust Fund"), the beneficial ownership of which will be evidenced by the Commercial Mortgage Pass-Through Certificates, Series 1999-C2, Class A-1, Class A-2, Class A-EC1, Class A-EC2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I and Class R-II (collectively, the "Certificates") issued to certain purchasers of the Certificates (collectively, the "Certificateholders") pursuant to the Pooling and Servicing Agreement dated as of July 1, 1999 (the "Pooling and Servicing Agreement") by and among the Depositor, National Realty Funding L.C., as servicer (in such capacity, the "Servicer") and special servicer (in such capacity, the "Special Servicer"), and The Chase Manhattan Bank, as trustee (in such capacity, the "Trustee") (capitalized terms used herein and not defined herein or in Annex B attached hereto shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement);

     WHEREAS, the Depositor intends to sell the Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Certificates (collectively, the "Publicly Offered Certificates") registered under the Securities Act of 1933, as amended (the "Securities Act") to PSI and Greenwich NatWest Limited, as agent for National Westminster Bank Plc. ("GNL"), as underwriters (in such capacities, the "Underwriters") pursuant to an Underwriting Agreement to be dated the date hereof (the "Underwriting Agreement");

     WHEREAS, the Depositor intends to sell the Class A-EC1, Class A-EC2, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class R-I and Class R-II Certificates (the "Privately Offered Certificates") to PSI and GNL, as placement agents (in such capacities, the "Placement Agents"), pursuant to a Certificate Purchase Agreement to be dated on or about the date hereof (the "Certificate Purchase Agreement"), as described in a Private Placement Memorandum relating thereto, to be dated the date hereof (the "Private Placement Memorandum"); and

     WHEREAS, the Purchaser, in reliance on the representations, warranties and covenants of the parties contained herein, has agreed to enter into and effect the Securitization Transaction, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows:

     1. Purchase Proceeds; Purchase and Sale; Delivery of Mortgage Files.

     (a) On the Closing Date, the Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse, and the Purchaser agrees to purchase all of the Seller's right, title and interest in and to the Mortgage Loans and the related mortgage loan documents (collectively, the "Mortgage Loan Documents"), including, without limitation:
(i) all scheduled payments of interest and principal due on or with respect to each Mortgage Loan after July 1, 1999 (the "Cut-off Date"); (ii) all other payments of interest and principal received on or with respect to each Mortgage Loan after the Cut-off Date, other than any such payments of interest or principal which were allocable to a period on or prior to the Cut-off Date;
(iii) all of the Seller's right, title and interest in and to the proceeds of any related title, hazard or other insurance policies received on or with respect to any Mortgage Loan after the Cut-off Date; and (iv) all reserve accounts and escrow accounts, if any, established pursuant to the related Mortgage Loan Documents (collectively, the "Reserve Accounts"), and all of the Seller's right, title and interest in and to the funds therein.

     (b) The Purchaser shall purchase the Mortgage Loans and the Mortgage Loan Documents and pay the Seller an amount of the purchase proceeds determined in accordance with that certain Loan Seller Agreement, dated May 24, 1999, between the Seller, Bridger Commercial Realty Finance LLC, and Greenwich Capital Financial Products, Inc. (the "Loan Seller Agreement") (the "Purchase Proceeds"). The Purchase Proceeds shall be paid to the Seller by wire transfer in immediately available funds on the date of the consummation of the Securitization Transaction (the "Closing Date") (or by such other method as the Purchaser and the Seller may agree), with such later adjustments as provided for in the Loan Seller Agreement. The closing for the purchase and sale of the Mortgage Loans shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022.

     (c) The Seller hereby agrees to deliver to the Purchaser or its designee, within the respective time periods described below, the following documents or instruments with respect to each Mortgage Loan:

     (i) the original of the related Note, endorsed by the Seller in blank or in the following form: "Pay to the order of The Chase Manhattan Bank, as Trustee, for the registered holders of Prudential Securities Secured Financing Corporation Commercial Mortgage Pass-Through Certificates, Series 1999-C2, without recourse", which the Purchaser or its designee is authorized to complete and which Note and all endorsements thereof shall show a complete chain of endorsement from the Originator to the Seller;

     (ii) (a) the related original recorded Mortgage or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, (b) the related original recorded Assignment of Mortgage from the Originator to the Seller, or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, and (c) the related original Assignment of Mortgage executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located);

     (iii) (a) if the related security agreement is separate from the Mortgage, the original security agreement or a counterpart thereof, (b) if the security agreement is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original assignment of such security agreement from the Originator to the Seller or a counterpart thereof, and (c) the related original assignment of such security agreement executed by the Seller in blank, which the Purchaser or its designee is authorized to complete;

     (iv) (a) a copy of each Form UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property, (b) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement to the Seller from the Originator, and (c) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Seller, is in suitable form for filing in the filing office in which such financing statement was filed);

     (v) the related original of the Loan Agreement, if any, relating to such Mortgage Loan or a counterpart thereof;

     (vi) the related original lender's title insurance policy (or the original pro forma title insurance policy), together with any endorsements thereto;

     (vii) if any related Assignment of Leases, Rents and Profits is separate from the Mortgage, (a) the original recorded Assignment of Leases, Rents and Profits or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, (b) the related original recorded reassignment of such instrument, if any, from the Originator to the Seller or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed and submitted for recording, and (c) the related original reassignment of such instrument, if any, executed by the Seller in blank, which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located) (any of which reassignments, however, may be included in a related Assignment of Mortgage and need not be a separate instrument);

     (viii) if any related assignment of contracts is separate from the Mortgage, the original assignment of contracts or a counterpart thereof, and if the assignment of contracts is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original reassignment of such instrument from the Originator to the Seller or a counterpart thereof and the related original reassignment of such instrument executed by the Seller in blank, which the Purchaser or its designee is authorized to complete;

     (ix) with respect to the related Reserve Accounts, if any, a copy of the original of any separate agreement with respect thereto between the related Borrower and the Originator;

     (x) the original of any other written agreement, instrument or document securing such Mortgage Loan, including, without limitation, originals of any guarantees with respect to such Mortgage Loan or the original letter of credit, if any, with respect thereto, together with any and all amendments thereto, including, without limitation, any amendment which entitles the Purchaser or its designee to draw upon such letter of credit, and the original of each instrument or other item of personal property given as security for a Mortgage Loan possession of which by a secured party is necessary to a secured party's valid, perfected, first priority security interest therein, together with all assignments or endorsements thereof necessary to entitle the Purchaser or its designee to enforce a valid, perfected, first priority security interest therein;

     (xi) with respect to the related Reserve Accounts, if any, (a) a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the Originator's security interest in such Reserve Accounts and all funds contained therein, (b) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement from the Originator to the Seller, and (c) a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the Seller in blank which the Purchaser or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Seller is in suitable form for filing in the filing office in which such financing statement was filed); and

     (xii) copies of any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing.

     Such documents and instruments relating to each Mortgage Loan are collectively referred to herein as the "Mortgage File". In connection with the Seller's delivery of Mortgage Loan Documents in accordance with this Section 1(c), the Seller hereby authorizes the Purchaser or its designee to complete each endorsement or assignment in blank appearing thereon in such manner as the Purchaser or its designee shall determine in the exercise of its sole discretion (provided that such endorsement or assignment will be without recourse, representation or warranty except as expressly set forth in this Agreement). In addition, all funds held by the Seller in the Reserve Accounts shall be delivered to the Purchaser or its designee on or before the Closing Date.

     If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original or a copy of any of the documents and/or instruments referred to in this Section 1(c)(ii)(a) or (b), (iv)(a) or (b),
(vii)(a) or (b), (xi)(a) or (b) and (xii), with (if appropriate) evidence of recording or filing, as the case may be, thereon, solely because of a delay caused by the public recording or filing office where such document or instrument was submitted for recording or filing, the delivery requirements set forth above shall be deemed to have been satisfied as to such missing document or instrument, and such missing document or instrument shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Purchaser or its designee on or before the Closing Date a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be), and the Seller shall deliver to or at the direction of the Purchaser or its designee, promptly following the receipt thereof, the original of such missing document or instrument (or a copy thereof) with (if appropriate) evidence of recording or filing, as the case may be, thereon. If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original of any of the documents referred to in clause 1(c)(ii)(a) or (b) or (vii)(a) or (b) solely because the public recording office retains the original assignment, then the Seller, at its expense, shall deliver to the Purchaser or its designee a copy of the recorded original. If the Seller cannot deliver, or cause to be delivered, as to any of the Mortgage Loans, the original or a copy of the related lender's title insurance policy referred to in clause (vi) solely because such policy has not yet been issued, the delivery requirements set forth above shall be deemed to be satisfied as to such missing document, and such missing document shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Purchaser or its designee on or before the Closing Date a commitment for title insurance "delivered" at the closing of such Mortgage Loan, and the Seller shall deliver to or at the direction of the Purchaser or its designee, promptly following the receipt thereof, the original lender's title insurance policy (or a copy thereof).

     Notwithstanding the immediately preceding paragraph, the failure to deliver the originals or copies of any of the documents or instruments referred to in this Section 1(c)(ii)(a) or (b), (iv)(a) or (b), (vii)(a) or (b), (xi)(a) or (b) and (xii) within 120 days after the Closing Date shall cause the related Mortgage Loan to become a Defective Document Mortgage Loan under Section 3 hereof.

     In addition, the Seller shall be required to deliver to the Purchaser or its designee all other Mortgage Loan Documents related to such Mortgage Loan that are not required to be delivered pursuant to clauses (i) through (xii) above, including without limitation a copy of the Management Agreement, if any, for the related Mortgaged Property; a copy of the related ground lease, as amended, if any, for such Mortgaged Property; any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing; copies of the related Appraisals, surveys, environmental reports, leases and other similar documents; and any other written agreements related to, or documents obtained or maintained in connection with the origination of, such Mortgage Loan.

     (d) The Mortgage Loans shall be sold to the Purchaser on a servicing-released basis. In accordance with the Pooling and Servicing Agreement, the Servicer shall assume responsibility for the servicing of each Mortgage Loan immediately upon the Closing Date. The Seller shall cooperate in all reasonable respects with the Purchaser and the Servicer in connection with such transfer of servicing responsibilities effective on the Closing Date. The Seller and the Purchaser acknowledge that certain third parties currently act as custodian with respect to the Mortgage Loans. Effective upon deposit of the Mortgage Loans in the Trust Fund on the Closing Date, the Trust Fund shall appoint The Chase Manhattan Bank to act as custodian (in such capacity, the "Custodian") for the Trust Fund with respect to the original Mortgage Files pursuant to the Pooling and Servicing Agreement. The Seller agrees to cooperate with the Purchaser and the Custodian in connection with the transfer of the Mortgage Files to the Custodian and to provide such documents, information and instructions as shall be reasonably necessary or convenient with respect thereto. Effective on the Closing Date, the Seller shall provide the Purchaser (or the Servicer or other designee of the Purchaser) with copies of the Mortgage Files and specific assignments of the Mortgage Loan Documents pursuant to
Section 1 above and such other documents and information as the Purchaser shall reasonably request.

     2. Representations and Warranties.

     (a) Each of the Seller and NRF hereby represents and warrants to the Purchaser and its successors and assigns as provided in this Agreement (subject to the qualifications with respect to matters of enforceability set forth below in Section 2(c)) as of the date hereof and as of the Closing Date that:

     (i) Due Organization; Qualification. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri, is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the assignment thereof to the Purchaser as herein provided and to perform its duties and obligations under this Agreement.

     (ii) Authority. It has the full power, authority and legal right to execute and deliver this Agreement (and all agreements executed and delivered by it in connection herewith) and to perform all transactions contemplated by this Agreement (and all agreements executed and delivered by it in connection herewith). It has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by it in connection herewith), and has duly executed and delivered this Agreement (and all agreements executed and delivered by it in connection herewith). This Agreement (and each agreement executed and delivered by it in connection herewith), assuming due authorization, execution and delivery by each other party hereto (and thereto), constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, by general principles of equity and by any applicable anti-deficiency laws (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (iii) No Conflicts. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and conditions of this Agreement by it will (A) conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of organization, as amended, or other organizational documents or any agreement or instrument to which it is now a party or by which it (or any of its properties) is bound, or constitute a default or result in an acceleration of indebtedness under any of the foregoing; (B) conflict with or result in a breach of any legal restriction if compliance therewith is necessary (1) to ensure the enforceability of this Agreement or any Mortgage Loan, or (2) for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith); (C) result in the violation of any law, rule, regulation, order, judgment or decree to which it (or any of its properties) is subject if compliance therewith is necessary
   (1) to ensure the enforceability of this Agreement, or (2) for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith); or (D) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, deed of trust, contract or other instrument or materially impair the ability of the Purchaser to realize on any Mortgage Loan.

     (iv) Solvency. It is solvent and the execution, delivery and performance of this Agreement (A) will not cause it to become insolvent, and (B) is not intended by it to hinder, delay or defraud any of its creditors.

     (v) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over it (or any of its properties) is required for (A) its execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith) or (B) the consummation by it of the transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that (1) it may not be duly qualified to transact business as a foreign limited liability company or licensed in one or more states if such qualification or licensing is not necessary for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith) and (2) it makes no representation with respect to any required registration under the Securities Act or any state securities or "Blue Sky" laws in connection with the Securitization Transaction.

     (vi) Ability to Perform. It does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of it contained in this Agreement (or any agreement executed and delivered by it in connection herewith).

     (vii) No Litigation Pending. There are no actions, suits or proceedings with respect to which it has received service of process or, to its knowledge, threatened against it which draw into question the validity of this Agreement or which (if decided adversely to it), either in any one instance or in the aggregate, would result in any material adverse change in its business, operations, or financial condition or would materially impair its ability to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith).

     (viii) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement (and each agreement executed and delivered by the Seller in connection herewith) is in the ordinary course of business of the Seller, and the sale, transfer, assignment and conveyance of the Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

     (ix) No Brokers. It has not dealt with any Person (other than the Purchaser) that may be entitled, by reason of any act or omission by it, to any commission or compensation in connection with this Agreement or the transactions contemplated hereby.

     (x) No Untrue Information. Insofar as relates to the Mortgage Loans, the Seller or NRF, no statement, report, or other document relating to any Mortgage Loan furnished by or on behalf of the Seller or any Affiliate thereof in writing (including electronic media), specifically identified in writing (including electronic media) as being furnished for use in connection with the preparation of the Prospectus or Private Placement Memorandum, contains any untrue statement by the Seller or any Affiliate thereof of any material fact or an omission by the Seller or any Affiliate thereof of a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (xi) No Default. It is not in default or breach of any agreement or instrument to which it is now a party or by which it (or any of its properties) is bound which breach or default would materially and adversely affect its ability to perform its obligations under this Agreement.

     (b) Each of the Seller and NRF (with respect to each Mortgage Loan unless otherwise indicated) hereby represents and warrants to the Purchaser and its successors and assigns as provided in this Agreement (subject to the qualifications with respect to matters of enforceability set forth below in
Section 2(c)) that as of the date specified below or, if no such date is specified, as of the date hereof, and as of the Closing Date and subject to the exceptions disclosed on Annex C attached hereto:

     (i) Mortgage Loan Characteristics. The information set forth in the Mortgage Loan Characteristics Schedule is true, correct and complete in all material respects; provided, however, that with respect to the information set forth with respect to each Mortgage Loan under the captions "Physical Occupancy %," "Occupancy As of Date," "1997 NOI," "1998 NOI," "Underwritten NOI," "Underwritten Net Cash Flow" and "Underwritten NOI DSCR", the Seller represents only that such information is a correct and accurate reproduction or derivation, as adjusted by the Seller in accordance with its customary underwriting practices and procedures, of the information provided to it by the related Borrower (or an affiliate or principal thereof) and takes no responsibility for the accuracy or completeness of any such information provided by the related Borrower (or such affiliate or principal); provided, further, however, that the Seller has no actual knowledge that such information is incorrect, inaccurate or incomplete following the reasonable and customary due diligence performed by the Seller in connection with its origination or purchase of the Mortgage Loans.

     (ii) Domestic Borrower. The related Borrower is an individual who is a citizen of, or an entity organized under the laws of, a state of the United States of America.

     (iii) Single-Purpose, Bankruptcy Remote Entity. Each Borrower of a Mortgage Loan in excess of $25,000,000 is an entity which has represented in connection with the origination of the Mortgage Loan, or whose organizational documents as of the date of origination of the Mortgage Loan provide that so long as the Mortgage Loan is outstanding it will be a single-purpose entity whose activities and ability to incur debt are restricted by the applicable Mortgage or the organizational documents in a manner intended to make the likelihood of bankruptcy proceedings being commenced by or against such Borrower remote, and as to which the Borrower has delivered an opinion of counsel concerning substantive non-consolidation and as to which the Borrower has at least one independent director. For this purpose, "single-purpose entity" shall mean a Person, other than an individual, which does not engage in any business unrelated to the related Mortgaged Property and its financing, does not have any assets other than those related to its interest in such Mortgaged Property or its financing, or any indebtedness other than as permitted by the related Mortgage or the other Mortgage Loan Documents, has its own books and records separate and apart from any other Person and holds itself out as being a legal entity, separate and apart from any other Person.

     (iv) Delivery of Mortgage Loans Documents. The Seller has caused or will cause to be delivered to the Purchaser (or its designee) within the time period prescribed in Section 1 each of the documents comprising the Mortgage File for such Mortgage Loan.

     (v) Payment Current. All payments required to be made with respect to such Mortgage Loan under the terms of the related Note or the related Mortgage (inclusive of any applicable grace or cure period) up to the Closing Date have been made. Within the twelve months preceding the Closing Date, there has not been any delinquency in excess of 30 days with respect to such Mortgage Loan.

     (vi) Equity Participation or Participation Interest. Such Mortgage Loan contains no equity participation by the Seller and is a whole loan and not a participation interest. Neither the related Note nor the related Mortgage provides for negative amortization or any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. The Seller has no ownership interest in such Mortgaged Property or the related Borrower other than in such Mortgage Loan being sold and assigned. Neither the Seller nor any affiliate of the Seller has any obligation to make any capital contributions to the related Borrower under the Mortgage or any other related Mortgage Loan Document.

     (vii) Compliance with Applicable Laws. As of the date of its origination, such Mortgage Loan either complied with, or was exempt from, applicable federal or state laws, regulations and other requirements pertaining to usury. To the best of the Seller's knowledge, as of the date of origination of such Mortgage Loan, the related originator complied in all material respects with the requirements of any and all other federal, state or local laws applicable to the origination, servicing and collection of such Mortgage Loan. No governmental or regulatory approval or consent is required for the sale of such Mortgage Loan by the Seller, and the Seller has full right, power and authority to sell such Mortgage Loan. To the extent necessary to ensure the enforceability of such Mortgage Loan and the effective sale, transfer and assignment thereof and of the related Note, the originator and/or the Seller each was qualified and appropriately licensed to transact business in the jurisdiction in which the related Mortgaged Property is located at the time such entity had possession of the related Note.

     (viii) Proceeds Fully Disbursed. The proceeds of such Mortgage Loan have been fully disbursed (although certain reserve accounts controlled by the Seller may have been established as described in the Mortgage Loan Characteristics Schedule), and there is no requirement for future advances thereunder.

     (ix) Origination Expenses Paid. All costs, fees and expenses incurred in connection with the origination and closing of such Mortgage Loan, including, without limitation, recording costs and fees, have been paid to the appropriate person or arrangements have been made for their payment to the appropriate person on a timely basis by the related Borrower.

     (x) Documents Valid. Each of the related Note, the related Mortgage and any other related Mortgage Loan Document is the legal, valid and binding obligation of the related Borrower, the related guarantor or other party executing such document (subject to any non-recourse or partial recourse provisions contained therein), and is enforceable in accordance with its terms (subject to the qualifications set forth in Section 2(c)). There is no valid offset, defense, counterclaim or right of rescission with respect to such Note, Mortgage or any other Mortgage Loan Document, nor will the operation of any of the terms of such Note or Mortgage, or the exercise of any right thereunder, render either such Note or Mortgage unenforceable or subject to any valid offset, defense, counterclaim or right of rescission, including, without limitation, the defense of usury, and the Seller has no knowledge that any such offset, defense, counterclaim, or right of rescission has been asserted or is available with respect thereto. Except as described in the immediately following sentence, the related Note and the related Mortgage do not require the related mortgagee to release any portion of the related Mortgaged Property except upon payment in full of such Mortgage Loan or the exercise of a defeasance feature. In the case of certain Mortgaged Properties securing cross-collateralized Mortgage Loans, certain Mortgage Loans secured by multiple Mortgaged Properties, and certain Mortgage Loans secured by one or more parcels constituting a single Mortgaged Property, the related mortgagee may be required to release a Mortgaged Property or a portion thereof upon payment of a portion of the related Mortgage Loan as specified in the related Mortgage Loan Documents.

     (xi) Assignment of Mortgage; Note Endorsement. The related Assignment of Mortgage (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller) is or will be in recordable form and constitutes or will constitute the Seller's legal, valid and binding assignment to the Purchaser of the related Mortgage and any related Assignment of Leases, Rents and Profits or assignment of Assignment of Leases, Rents and Profits. The Seller's endorsement and delivery of the related Note to the Purchaser in accordance with the terms of this Agreement constitutes or will constitute the Seller's legal, valid and binding assignment to the Purchaser of such Note, and together with the Seller's execution and delivery of such Assignment of Mortgage to the Purchaser, legally and validly conveys or will convey all right, title and interest of the Seller in such Mortgage Loan to the Purchaser.

     (xii) First Lien. Based on the related policy of title insurance (or pro forma or specimen policy or "marked-up" commitment for title insurance), the related Mortgage is a legal, valid and enforceable first lien on the related Mortgaged Property (including all buildings and improvements on such Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time prior to the closing date of such Mortgage Loan with respect to the foregoing, but excluding any related personal property) which Mortgaged Property is free and clear of all liens and encumbrances having priority over or equal to the first lien of such Mortgage, except for (A) the lien of current real estate taxes and special assessments not yet delinquent or accruing interest or penalties, (B) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage which do not materially and adversely (1) affect the value of such

   Mortgaged Property as security for such Mortgage Loan, or (2) interfere with the related Borrower's ability to make required interest and principal payments or to make use of such Mortgaged Property for the intended purposes therefor, (C) leases and subleases pertaining to such Mortgaged Property which the Seller did not require to be subordinated to the lien of such Mortgage; provided that such leases and subleases, if any, are with entities which are not affiliated with the Seller, and (D) other matters which do not, individually or in the aggregate, materially and adversely (1) affect the value of such Mortgaged Property as security for such Mortgage Loan, or (2) interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes therefor.

     (xiii) No Modification, Release or Satisfaction. Except by a written instrument which has been delivered to the Purchaser or its designee as a part of the related Mortgage File, (A) neither the related Note nor the related Mortgage (including any amendments or supplements thereto included in the related Mortgage File) has been impaired, waived, modified, altered, satisfied, canceled or subordinated or rescinded, (B) the related Mortgaged Property has not been released from the lien of such Mortgage and (C) the related Borrower has not been released from its obligations under such Mortgage, in whole or in any part, in each such event in a manner which would materially interfere with the benefits of the security intended to be provided by such Mortgage.

     (xiv) Defeasance. A Mortgage Loan which permits defeasance provides that, after the applicable Defeasance Lockout Period, the related Borrower may obtain the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage upon the pledge to the Trustee of non-callable U.S. Treasury or other non-callable U.S. government obligations that provide for payments on or prior to all successive payment dates to maturity (or, in the case of an ARD Loan, through the related Anticipated Repayment Date) in the amounts due on such dates and upon the satisfaction of certain other conditions. A Mortgage Loan containing a defeasance provision has a Defeasance Lockout Period of not less than two years after the Closing Date or includes other conditions precedent the satisfaction of which will ensure that the exercise of such a feature will not cause a REMIC to fail to be a REMIC. In certain cases, the Mortgage Loans require that a REMIC opinion be provided as a condition to exercise of any defeasance option, and the Mortgage or the other related Mortgage Loan Documents generally require the satisfaction of one or more of the following conditions prior to the defeasance of the related Mortgaged Property:

          (A) the related Borrower must provide the mortgagee with a prior written notice of not less than 30 days;

          (B) the related Borrower must either (i) deliver to the mortgagee or the servicer of the Mortgage Loan, as the case may be, government obligations described above in this Section 2(b)(xiv) or (ii) pay to the mortgagee or the servicer of the Mortgage Loan, as the case may be, an amount sufficient to purchase the government obligations described above in this Section 2(b)(xiv);

          (C) the related Borrower must provide a written confirmation from the Rating Agencies indicating that such defeasance will not result in a reduction, withdrawal or qualification of the respective ratings of any outstanding Classes of Certificates;

          (D) the related Borrower must deliver an officer's certificate to the effect that all of its obligations with respect to the Mortgage Loan have been satisfied and that the Mortgage Loan is not in default; and

          (E) the related Borrower must undertake to provide such other documents or information as the mortgagee may reasonably request in connection with such defeasance.

     (xv) No Delinquent Taxes or Assessments. All tax or governmental assessments, or installments thereof, which were due on or prior to the date of origination had been paid as of such date and the Seller knows of no tax or governmental assessment, or if payable in installments, any installment thereof, which became due and owing thereafter and prior to the Closing Date in respect of the related Mortgaged Property, which, if left unpaid, would be, or might become, a lien on such Mortgaged Property having priority over the related Mortgage which has become delinquent such that (A) such tax, assessment or installment has commenced to accrue interest or penalties, or
   (B) the applicable taxing authority may commence proceedings to collect such tax, assessment or installment, as applicable.

     (xvi) Escrow or Reserve Deposits. As of the Closing Date: (A) the related Reserve Account(s), if any, contain all escrow deposits and other payments required by the terms of the related Mortgage Loan Documents (inclusive of any applicable grace or cure period) to be held by the Seller as of the Closing Date; and (B) the Seller is transferring all amounts on deposit in the related Reserve Account(s) on the Closing Date to the Purchaser or to the extent not being transferred to the Purchaser, all escrow deposits and other payments required under the related Note, the related Mortgage and any other related Mortgage Loan Documents have been applied in accordance with their intended purposes by the related mortgage loan originator, the related Seller or its agent.

     (xvii) No Third Party Advances. The Seller has not, directly or indirectly,
   (A) advanced funds, (B) induced or solicited any payment from a Person other than the related Borrower, or (C) to the Seller's knowledge, received any payment other than from such Borrower, for the payment of any amount required under the related Note or the related Mortgage, except for interest accruing from the date of such Note or the date of disbursement of the proceeds of such Mortgage Loan, whichever is later, to the date which precedes by 30 days the first Due Date under such Note.

     (xviii) No Condemnation or Damages. To the best of the Seller's knowledge, no proceedings for the total or partial condemnation of the related Mortgaged Property (A) have occurred since the date as of which the appraisal relied upon in the origination of such Mortgage Loan was prepared, or (B) are pending or threatened other than, in each such case, proceedings as to partial condemnation which do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan. To the best of Seller's knowledge, the related Mortgaged Property is free of material damage. The related Mortgage requires that any related condemnation award be applied either to the restoration of the related Mortgaged Property or to the payment of the outstanding principal balance of or accrued interest on such Mortgage Loan.

     (xix) No Mechanics' Liens. To the Seller's knowledge, the related Mortgaged Property (excluding any related personal property) (i) is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof, and
   (ii) no rights are outstanding that, under applicable law, could give rise to any such liens, any of which liens are or may be prior to, or equal with, the lien of the related Mortgage, except, with respect to (i) and (ii) above, those which are insured against by the related lender's title insurance policy referred to in Section 2(b)(xxiii) below.

     (xx) Title Survey: Improvements; Separate Tax Parcels. The Seller has delivered an as-built survey, a survey recertification, a site plan, a recorded plat or the like with respect to the related Mortgaged Property which satisfied, or the Seller otherwise satisfied, the requirements of the related title insurance company for deletion of the standard general exceptions for encroachments, boundary and other survey matters and for easements not shown by the public records from the related title insurance policy, except with respect to any related Mortgaged Property located in a jurisdiction (such as the State of Texas where survey title insurance coverage is prohibited by law) in which the exception for easements not shown by the public records could not be deleted and such standard general exception is customarily accepted by prudent commercial mortgage lenders in such jurisdiction. Except for encroachments and similar matters which are inconsequential, do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan, or are insured against by the related lender's title insurance policy described in Section 2(b)(xxiii) below, surveys and/or title insurance obtained at the time of the origination of such Mortgage Loan indicated or insured that (A) none of the improvements which were included for the purpose of determining the Appraised Value of such Mortgaged Property in the related appraisal at the time of the origination of such Mortgage Loan lie outside the boundaries and building restriction lines of such Mortgaged Property, and (B) no improvements on adjoining properties encroach upon such Mortgaged Property. The related Mortgaged Property constitutes one or more complete separate tax lots or is subject to an endorsement under the related lender's title insurance policy.

     (xxi) Title. The Seller has good title to and is the sole owner and beneficial holder of such Mortgage Loan. The Seller has full power, authority and legal right to sell and assign such Mortgage Loan hereunder, is the sole mortgagee or beneficiary of record under the related Mortgage and is transferring such Mortgage Loan to the Purchaser free and clear of any and all liens, encumbrances, participation interests, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

     (xxii) Compliance with Laws. To the best of the Seller's knowledge (based upon a letter or letters from governmental authorities, a legal opinion, an endorsement or endorsements to the related title insurance policy, a representation of the related Borrower at the time of origination of such Mortgage Loan or other information reasonably acceptable to the Seller at the time of its origination thereof), (A) no improvements located on or forming a part of the related Mortgaged Property are in violation of any applicable zoning and building laws or ordinances, (B) the related Mortgaged Property complies with all other laws and regulations pertaining to the use and occupancy thereof (excluding Environmental Laws which are addressed in Sections 2(b)(xxxiv) and 2(b)(xxxv) below) and all applicable insurance requirements, (C) such Borrower has obtained all inspections, licenses, permits, authorizations, and certificates necessary for such compliance, including, but not limited to, certificates of occupancy (if available), and
   (D) the Seller has not received notification from any governmental authority that such Mortgaged Property violates or does not comply with such laws or regulations or is being used, operated or occupied unlawfully or that such Borrower has failed to obtain such inspections, licenses, permits, authorizations, or certificates, except for such violation or non-compliance
   (1) which does not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan or the use for which such Mortgaged Property was intended at the time of origination of such Mortgage Loan, (2) which is specifically addressed by the appraiser in the determination of the related Appraised Value, or (3) for which a Reserve Account held for the Seller has been established in an amount sufficient to pay for the estimated costs to correct such violations or non-compliance.

     (xxiii) Title Insurance. The lien of the related Mortgage is insured by an ALTA lender's title insurance policy or, if an ALTA lender's title insurance policy is unavailable, another state-approved form of lender's title insurance policy issued in an amount not less than the stated principal amount of such Mortgage Loan (after all advances of principal) insuring the Seller and its successors and assigns that the related Mortgage is a valid first lien on the related Mortgaged Property, subject only to exceptions described in Section 2(b)(xii) above (or, if such a title insurance policy has not yet been issued in respect of such Mortgage Loan, such a policy will be issued and is currently evidenced by a pro forma or specimen policy or by a "marked-up" commitment for title insurance which was furnished by the related title insurance company for purposes of closing such Mortgage Loan). The premium for such title insurance policy has been paid in full and such title insurance policy is (or, when issued, will be) in full force and effect, and upon endorsement and delivery of the related Note to the Purchaser and recording of the related Assignment of Mortgage in favor of the Purchaser in the applicable real estate records, such title insurance policy will inure to the benefit of the Purchaser. Such title insurance policy (A) does not contain the standard general exceptions for encroachments, boundary or other survey matters and for easements not shown by the public records, other than matters which do not materially and adversely (1) affect the value of the related Mortgaged Property as security for the Mortgage Loan, or (2) interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes, and (B) only contains such exceptions for encroachments, boundary and other survey matters as are customarily accepted by prudent commercial mortgage lenders. The Seller and its agents have not taken, or failed to take, any action that would materially impair the coverage benefits of any such title insurance policy. The Seller has not made any claim under such title insurance policy.

     (xxiv) Insurance Related to Mortgaged Property. All improvements on the related Mortgaged Property are insured by (A) a fire and extended perils insurance policy providing coverage on a full replacement cost basis in an amount not less than the lesser of (1) the full replacement cost of all improvements to such Mortgaged Property, and (2) the outstanding principal balance of such Mortgage Loan, but in any event in an amount sufficient to avoid the operation of any co-insurance provisions contained in such insurance policy, which policy contains a standard mortgagee clause naming the originator or the Seller and its successors as additional insureds; (B) an insurance policy providing business interruption or rental continuation coverage in an amount not less than the income anticipated from 12 months of operations of such Mortgaged Property; (C) a comprehensive general liability insurance policy in an amount not less than $1,000,000 per occurrence; and
   (D) if any material improvement on such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards under the National Flood Insurance Act of 1968, as amended, a flood insurance policy providing coverage in an amount not less than the lesser of (1) the stated principal amount of the related Note, and (2) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. As of the Closing Date, the insurance premium for each such insurance policy shall have been paid or escrowed. Each such insurance policy contains a clause providing that it is not terminable and may not be reduced without 30 days' prior written notice to the mortgagee (except that, in the event of nonpayment of insurance premiums, each such insurance policy provides for termination upon not less than 10 days' prior written notice), and no such notice has been received by the Seller. With respect to each such insurance policy, the Seller has received a certificate of insurance or similar document dated within the last 12 months to the effect that such insurance policy is in full force and effect. The Seller has no knowledge of any action, omission, misrepresentation, negligence or fraud which would result in the failure of any such insurance policy. The related Mortgage Loan Documents require the related Borrower or a tenant of such Borrower to maintain each such insurance policy at its expense, but authorizes the mortgagee to maintain any such insurance policy at the related Borrower's expense upon such Borrower's or such tenant's failure to do so (subject to any applicable notice or cure periods). The related Mortgage and insurance policy require that any related insurance proceeds, in excess of a specified amount, will be applied either to the repair or restoration of all or part of the related Mortgaged Property or to the payment of the outstanding principal balance of or accrued interest on such Mortgage Loan.

     (xxv) UCC Financing Statements. One or more Uniform Commercial Code financing statements covering all furniture, fixtures, equipment and other personal property (A) which are collateral under the related Mortgage or under a security or similar agreement executed and delivered in connection with such Mortgage Loan, and (B) in which a security interest can be perfected by the filing of Uniform Commercial Code financing statement(s) under applicable law have been filed or recorded (or have been sent for filing or recording) wherever necessary to perfect under applicable law a security interest in such furniture, fixtures, equipment and other personal property (including rights under leases and all agreements affecting the use, enjoyment or occupancy of all or any part of the Mortgaged Property and hotel room revenues).

     (xxvi) Default, Breach and Acceleration. There is no material default, breach, violation or event of acceleration existing under the related loan agreement, related Note or the related Mortgage. The Seller has no knowledge of any event (other than failure to make payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder. The Seller has no knowledge that the related Borrower is a debtor in any state or federal bankruptcy or insolvency proceeding.

     (xxvii) Customary Provisions. The related Note and the related Mortgage, together with applicable state law, contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the benefits of the security, including, but not limited to, judicial or, if applicable, non-judicial foreclosure.

     (xxviii) Access Routes. (A) Surveys, title insurance reports, the title insurance policy or other relevant documents contained in the related Mortgage File indicate that at the time of origination of such Mortgage Loan the related Borrower had sufficient rights with respect to amenities, ingress and egress and similar matters identified in the appraisal of the related Mortgaged Property as being critical to the Appraised Value thereof, and (B) such Mortgaged Property was receiving services from public or private water, sewer and other utilities that were adequate as of the date that the Mortgage Loan was originated, and none of such services is subject to revocation as a result of a foreclosure or change in ownership of an adjacent property.

     (xxix) Mortgage Loans Secured by Ground Lease but Not Fee Interest. With respect to each Mortgage Loan that is secured in whole or in part by the interest of the related Borrower as lessee under a ground lease of all or a portion of the related Mortgaged Property (a "Ground Lease"), but the related fee interest in the portion of such Mortgaged Property covered by such Ground Lease (the "Fee Interest") is not subject or subordinate to the lien of the related Mortgage, the Seller hereby represents and warrants that:

          (A) as of the date of the closing of such Mortgage Loan, such Ground Lease is in full force and effect, and such Ground Lease or a memorandum thereof has been duly recorded in the applicable real estate records and
     (1) such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) does not prohibit the interest of the related lessee thereunder from being encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property of such lessee in a manner that would interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes, or a separate written agreement permitting such encumbrance has been obtained, and (2) there have been no material changes in the terms of such Ground Lease that would be binding on the mortgagee as successor to the lessee except as set forth in written instruments which are part of the related Mortgage File;

          (B) based on the related policy of title insurance, the related lessee's leasehold interest in the portion of the related Mortgaged Property covered by such Ground Lease is not subject to any liens or encumbrances securing indebtedness which are superior to, or of equal priority with, the related Mortgage, except for liens of current real estate taxes and special assessments not yet delinquent or accruing interest or penalties;

          (C) the related lessee's interest in such Ground Lease may be transferred to the Purchaser and its successors and assigns through a foreclosure of the related Mortgage or conveyance in lieu of foreclosure and, thereafter, may be transferred to another Person by the related mortgagee and its successors and assigns, upon notice to, but without the consent of, the related lessor (or, if any such consent is required, either
     (1) it has been obtained prior to the Closing Date, or (2) it may not be unreasonably withheld) provided that such Ground Lease has not been terminated and all amounts owed thereunder have been paid;

          (D) the related lessor is required to give notice of any default under such Ground Lease by the related lessee to the mortgagee either under the terms of such Ground Lease or under the terms of a separate estoppel letter or written agreement;

          (E) the related mortgagee is entitled, under the terms of such Ground Lease or a separate estoppel letter or written agreement, to receive notice of any default by the related lessee under such Ground Lease, and after any such notice, is entitled to not less than the time provided to the related lessee under such Ground Lease to cure such default, which is curable during such period before the lessor may terminate the Ground Lease; all rights of the related lessee under the Ground Lease may be exercised by or on behalf of the mortgagee;

          (F) the currently effective term of such Ground Lease (excluding any extension or renewal which is not binding on the lessor thereunder) extends not less than 10 years beyond the Maturity Date of such Mortgage Loan;

          (G) such Ground Lease does not impose any restrictions on subletting which the Seller considered to be commercially unreasonable at the time of its origination or purchase of such Mortgage Loan or that a prudent commercial mortgage lender would have considered unreasonable at such date;

          (H) to the Seller's knowledge as of the Closing Date, (1) no event of default has occurred under such Ground Lease and (2) no event has occurred which, with the passage of time, the giving of notice or both (other than rental or other payments being due, but not yet delinquent), would result in a default or an event of default under the terms of such Ground Lease;

          (I) the related lessor has agreed in a writing included in the related Mortgage File that such Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of the Seller or the mortgagee and that any such action without such consent is not binding upon the mortgagee, its successors and assigns. Unless the mortgagee fails to cure a default of the lessee under the Ground Lease following notice thereof from the lessor as set forth in (E) above, the lessor is required to enter into a new ground lease upon termination of such Ground Lease for any reason (including, without limitation, rejection of such Ground Lease in a bankruptcy proceeding);

          (J) under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to (1) the repair or restoration of all or part of the related Mortgaged Property covered by such Ground Lease, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as such repair or restoration progresses (except where such Mortgage Loan provides that the related Borrower or its agent may hold and disburse such proceeds with respect to any loss or taking less than a stipulated amount not greater than $50,000), or (2) the payment of the outstanding principal balance of and accrued interest on such Mortgage Loan; and

          (K) there are no existing mortgages on the Fee Interest which can be foreclosed upon that are not subject to the Ground Lease, and the provisions of the Ground Lease and/or other documents related thereto and included as part of the related Mortgage File preclude the creation of any future mortgage on the Fee Interest that can be foreclosed upon not subject to the Ground Lease.

     (xxx) Deed of Trust. With respect to any related Mortgage that is a deed of trust or trust deed, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and currently so serves or may be substituted in accordance with applicable law. Except in connection with
   (A) a trustee's sale after default by the related Borrower or (B) the release of the related Mortgaged Property following the payment of the related Mortgage Loan in full, no fees or expenses are payable by the Seller or the Purchaser to such trustee.

     (xxxi) Cross-Security. The related Mortgaged Property is not collateral or security for the payment or performance of (A) any other obligations owed to the originator of such Mortgage Loan or the Seller other than another Mortgage Loan being sold, transferred and assigned by the Seller under this Agreement, or (B) to the Seller's knowledge, any other obligations owed to any Person other than the Seller. The related Note is not secured by any property other than a Mortgaged Property.

     (xxxii) Assignment of Leases, Rents and Profits. Unless the related Mortgaged Property is occupied by the related Borrower, the related Mortgage Loan Documents contain the provisions of an Assignment of Leases, Rents and Profits or include a separate Assignment of Leases, Rents and Profits or assignment of Assignment of Leases, Rents and Profits. Any related Assignment of Leases, Rents and Profits incorporated within the related Mortgage or set forth in a separate Mortgage Loan Document creates on recordation (with the same priority as the related Mortgage) a valid assignment of, or security interest in, the right to receive all payments due under the related leases, if any.

     (xxxiii) REMIC. (A) Such Mortgage Loan is principally secured by an interest in real property and either (1) the fair market value of such real property was at least equal to 80% of the adjusted issue price of such Mortgage Loan on the date of origination of such Mortgage Loan or, if such Mortgage Loan has been "significantly modified" within the meaning of Section 1001 of the Code, on the date of such modification (unless such modification may be disregarded under Treas. Reg. Sec. 1.860G-2(b)(3)), or (2) substantially all of the proceeds of such Mortgage Loan were used to acquire or improve or protect an interest in real property that, at origination of such Mortgage Loan, was the only security for such Mortgage Loan; (B) such Mortgage Loan contains no equity participation by the Seller, and neither the related Note nor the related Mortgage provides for any contingent or additional interest in the form of participation in the cash flow or proceeds realized on disposition of the related Mortgaged Property; and (C) such Mortgage Loan is a "qualified mortgage" as defined in, and for purposes of,
   Section 860G(3)(A) of the Code and provides for the payments of interest at a fixed rate or at a rate described in Treas. Reg. Sec. 1.860G-1(a)(3).

     (xxxiv) Environmental Site Assessments. Environmental Site Assessments (collectively, the "ESAs"), transaction screen assessments, studies or updates prepared or obtained in connection with the origination of such Mortgage Loan identified no material adverse environmental conditions or circumstances anticipated to require any material expenditure with respect to any Mortgaged Property, except for: (A) those cases where such conditions or circumstances were investigated further and, based upon such additional investigation, a qualified environmental consultant recommended no further investigation or remediation; (B) those cases in which an operations and maintenance plan was recommended by the environmental consultant and such plan was obtained or an escrow reserve established to cover the estimated costs of obtaining such plan; (C) those conditions in which soil or groundwater contamination was suspected or identified and either (1) such condition or circumstance was remediated or abated prior to the origination date of the related Mortgage Loan, (2) a "no further action" letter was obtained from the applicable regulatory authority, or (3) either an environmental insurance policy was obtained, a letter of credit provided, an escrow reserve account established, or an indemnity from the responsible party was obtained, to cover the estimated costs of any required investigation, testing, monitoring or remediation; or (D) those cases in which (1) a leaking underground storage tank or groundwater contamination was identified to be located on or to have originated from an offsite property,
   (2) a responsible party has been identified under applicable law, and (3) either such condition is not known to have affected the Mortgaged Property or the responsible party has either received a "no further action" letter from the applicable regulatory agency, established a remediation fund, or provided a guaranty or indemnity to the related Borrower.

     (xxxv) Notice of Environmental Problem. Other than with respect to any conditions identified in the ESAs, transaction screen assessments, studies or updates referred to in Section 2(b)(xxxiv) above, the Seller: (A) has not received actual notice from any federal, state or other governmental authority of (1) any failure of the related Mortgaged Property to comply with any applicable Environmental Laws, or (2) any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of any applicable Environmental Laws; (B) has not received actual notice from the related Borrower that (1) such Borrower has received any such notice from any such governmental authority, (2) such Mortgaged Property fails to comply with any applicable Environmental Laws, or (3) such Borrower has received actual notice that there is any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of any applicable Environmental Laws; or (C) has no actual knowledge that (1) the related Mortgaged Property fails to materially comply with any applicable Environmental Laws or (2) there has been any known or threatened release of Hazardous Materials on or from such Mortgaged Property where such release falls outside the exceptions (A) through (D) of Section 2(b)(xxxiv) above.

     (xxxvi) Recourse. The related Mortgage Loan Documents contain standard provisions providing for recourse against the related Borrower or a principal of such Borrower for damages sustained in connection with the Borrower's fraud, material misrepresentation or misappropriation of any tenant security deposits, rent, insurance proceeds or condemnation proceeds. The related Mortgage Loan Documents contain provisions pursuant to which the related Borrower or a principal of such Borrower has agreed to indemnify the mortgagee for damages resulting from violations of any applicable Environmental Laws.

     (xxxvii) Environmental Compliance. Each Mortgage Loan contains either a representation, warranty or covenant that the related Borrower will not use, cause or permit to exist on the related Mortgaged Property any Hazardous Materials in violation of any applicable Environmental Laws or an indemnity with respect to any such violation in favor of the Seller.

     (xxxviii)Inspection The Seller or originator has inspected the related Mortgaged Property or caused such Mortgaged Property to be inspected within the 12 months preceding the Closing Date.

     (xxxix) Subordinate Debt. Except as has been disclosed in the Mortgage Loan Characteristics Schedule, the related Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the event that the related Borrower encumbers the related Mortgaged Property without the prior written consent of the mortgagee thereunder.

     (xl) Common Ownership. To Seller's knowledge, no two properties securing Mortgage Loans are directly or indirectly under common ownership except to the extent that such common ownership and the ownership structure have been specifically disclosed in the Mortgage Loan Characteristics Schedule and Annex A and Annex C to the Prospectus Supplement.

     (xli) Operating or Financial Statement. The related Mortgage Loan Documents require the related Borrower to furnish to the mortgagee at least annually an operating statement with respect to the related Mortgaged Property or, in the case of a borrower-occupied Mortgaged Property, a financial statement with respect to the related Borrower.

     (xlii) Litigation. To the best of the Seller's knowledge as of the date of origination or purchase of such Mortgage Loan, and to the Seller's knowledge thereafter, there is no pending action, suit, proceeding, arbitration or governmental investigation with respect to the related Borrower or Mortgaged Property which if determined adversely to the related Borrower would have a material adverse effect on the value of the related Mortgaged Property or such Borrower's ability to continue to perform its obligations under such Mortgage Loan.

     (xliii) Assisted Living Loans and Nursing Home Loans. If the Mortgage Loan is secured in whole or in part by a Mortgage on a Mortgaged Property operated as a Facility, based upon due diligence performed in the origination of the related Mortgage Loan, and to its knowledge as of the date hereof:

          (A) All governmental licenses, permits, regulatory agreements or other approvals or agreements necessary or desirable for the use and operation of the Facility as intended, including, without limitation, a valid certificate of need or similar certificate, license, or approval issued by the applicable department of health for the requisite number of beds, and approved provider status in any approved provider payment program, were, as of the related date of origination, held by the related Mortgagor or the operator of the Facility and were in full force and effect; and

          (B) In connection with the most recent governmental inspection of the Facility (a) the Facility had not received a "Level A" (or equivalent) violation that has not been cured to the satisfaction of the applicable governmental agency, (b) no statement of charges or deficiencies had been made or penalty enforcement action has been undertaken against the Facility, its operator or the Mortgagor or against any officer, director or stockholder of such operator or the Mortgagor by such governmental agency,
     (c) there were no violations that threatened the Facility's, the operator's or the Mortgagor's certification for participation in Medicare or Medicaid or any other third-party payor program, (d) to the Seller's knowledge, the Mortgagor and Facility comply with all federal, state and local laws, regulations, quality and safety standards, accreditation standards and requirements of the applicable state department of health and (e) there was no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting the Mortgagor, such operator or the Facility or any participation or provider agreement with any third-party payor to which the Mortgagor or such operator is subject.

     (xliv) ARD Loans. With respect to each Mortgage Loan that is an ARD Loan, it commenced amortizing on its initial scheduled Due Date (or, in the case of certain interest-only Mortgage Loans, as otherwise set forth in the related Notes) and provides that: (A) the spread used in calculating its Mortgage Rate will increase by no more than five percent (5%) in connection with the passage of its Anticipated Repayment Date; (B) its Anticipated Repayment Date is of the term specified in the Mortgage Loan Characteristics Schedule and the Additional Loan Characteristics Schedule following the origination of such Mortgage Loan; (C) no later than the related Anticipated Repayment Date, if it has not previously done so, the related Borrower is required to enter into a "lockbox agreement" whereby all revenue from the related Mortgaged Property shall be deposited directly into a designated account controlled by the Servicer; and (D) any cash flow from the related Mortgaged Property that is applied to amortize such Mortgage Loan following its Anticipated Repayment Date shall, to the extent such net cash flow is in excess of the Monthly Payment payable therefrom, be net of budgeted and discretionary (Servicer approved) capital expenditures.

     (xlv) Due-on-Sale. The related Mortgage contains a "due-on-sale" clause that provides for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the prior written consent of the mortgagee, the related Mortgaged Property subject to such Mortgage is directly or indirectly transferred or sold; provided that certain of the Mortgages permit (A) changes in ownership between existing partners and members, (B) transfers to family members (or trusts for the benefit of family members), affiliated companies and certain specified individuals and entities, (C) issuance by the related borrower of new partnership or membership interests, (D) certain other changes in ownership for estate planning purposes, or (E) certain other transfers similar in nature to the foregoing.

     (xlvi) Loan Origination; Loan Underwriting. Each Mortgage Loan was originated by the related Seller, an affiliate of the related Seller or an originator approved by the related Seller, or was purchased by the related Seller, and each Mortgage Loan substantially complied with all of the terms, conditions and requirements of the related

   Seller's underwriting standards in effect at the time of its origination or purchase of such Mortgage Loan, subject to such exceptions as the related Seller approved.

     (c) Each representation and warranty of the Seller and/or NRF set forth in
Section 2(a) or 2(b) of this Agreement, to the extent related to the enforceability of any instrument, agreement or other document or as to offsets, defenses, counterclaims or rights of rescission related to such enforceability is qualified to the extent that (i) enforcement may be limited (A) by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, (B) by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and (C) by any applicable anti-deficiency law or statute; and (ii) such instrument, agreement or other document may contain certain provisions which may be unenforceable in accordance with their terms, in whole or in part, but the unenforceability of such provisions will not (subject to the qualification in clause (i), above) (A) cause the related Note or the related Mortgage to be void, (B) invalidate the related Borrower's obligation to pay interest at the stated interest rate of such Note on, and repay the principal of, the related Mortgage Loan in accordance with the payment terms of such Note, such Mortgage and other written agreements delivered to the Seller or NRF in connection therewith, (C) invalidate the obligation of any related guarantor to pay guaranteed obligations with respect to interest at the stated interest rate of such Note on, and the principal of, such Mortgage Loan in accordance with the payment terms of such guarantor's written guaranty, (D) impair the mortgagee's right to accelerate and demand payment of interest at the stated interest rate of such Note on, and principal of, such Mortgage Loan upon the occurrence of a legally enforceable default, or (E) impair the mortgagee's right to realize against the related Mortgaged Property by judicial or, if applicable, non-judicial foreclosure.

     (d) Each of the Seller and NRF agrees that it shall, at the request of the Purchaser in connection with the consummation of the Securitization Transaction, deliver to the Purchaser (i) certified copies of its articles of organization, operating agreement and a certificate of good standing dated as of a recent date and (ii) an officer's certificate of each of the Seller and NRF to the effect that each of its representations and warranties contained in Section 2 of this Agreement is true and correct in all material respects as of the Closing Date, except to the extent that such representation and warranty specifically relates to an earlier date, in which case such representation was true and correct in all material respects as of such earlier date.

     (e) The Purchaser hereby represents and warrants to the Seller and NRF as of the Closing Date that:

     (i) Due Organization; Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its duties and obligations under this Agreement.

     (ii) Authority. It has the full power, authority and legal right to execute and deliver this Agreement (and all agreements executed and delivered by it in connection herewith) and to perform all transactions contemplated by this Agreement

   (and all agreements executed and delivered by it in connection herewith). It has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by it in connection herewith), and has duly executed and delivered this Agreement (and all agreements executed and delivered by it in connection herewith). This Agreement (and each agreement executed and delivered by it in connection herewith), assuming due authorization, execution and delivery by each other party hereto (and thereto), constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, by general principles of equity and by any applicable anti-deficiency laws (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (iii) Solvency. It is solvent and the purchase of the Mortgage Loans will not cause it to become insolvent.

     3. Remedies for Breach of Certain Representations and Warranties.

     (a) It is understood and agreed that the representations and warranties set forth in this Agreement or contained in the certificates of officers of the Seller, NRF or the Purchaser submitted pursuant hereto shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser and the Trustee (for the benefit of the Certificateholders) as the transferee of the Purchaser, notwithstanding (i) any restrictive or qualified endorsement on any Note, Assignment of Mortgage, Assignment of Leases, Rents and Profits or reassignment of Assignment of Leases, Rents and Profits, (ii) any termination of this Agreement, or (iii) the examination by any Person of, or failure by any Person to examine, any Mortgage File.

     (b) Upon the discovery by the Seller, NRF or the Purchaser that (i) a document required to be delivered pursuant to Section 1(c) of this Agreement in connection with any Mortgage Loan has not been executed or received or has not been recorded or filed (if required) within the time required for delivery of such document, appears not to be what it purports to be or has been torn, mutilated or otherwise defaced (such Mortgage Loan, a "Defective Document Mortgage Loan") or (ii) a breach of any of the foregoing representations and warranties set forth in Section 2(b) or a default in the performance of any of the covenants or other obligations of the Seller under this Agreement has occurred (a "Breach") which, in the case of either clause (i) or (ii), materially and adversely affects the interest of the owners of one or more Mortgage Loans, who may include Certificateholders, the party discovering (x) that a Mortgage Loan is a Defective Document Mortgage Loan, or (y) the existence of a Breach (any such Mortgage Loan as described in the preceding clause (x) or so affected by a Breach as described in preceding clause (y), a "Defective Mortgage Loan") shall give prompt written notice thereof to the other parties and to each Rating Agency. Within 85 days of its discovery or its receipt of notice of any such Defective Mortgage Loan (including such notice given by the Purchaser, the Trustee, the Servicer or any special servicer or custodian for the Mortgage Loans), the Seller shall (i) promptly cure such defect or Breach in all material respects, or (ii) repurchase the Defective Mortgage Loan or Loans at the Repurchase Price for such Mortgage Loan or Loans in accordance with the directions of the owners of such Defective Mortgage Loans; provided, however, if such defect or Breach cannot be cured within such 85-day period, so long as the Seller or NRF, as applicable, shall be actively and diligently attempting to cure such defect or Breach, such 85-day period shall be extended for a reasonable period of time in which to effect such cure, but in any event to a date not more than 180 days from the earlier of the date of Seller's or NRF's, as applicable, discovery or its receipt of notice of any Defective Mortgage Loan, provided such Defective Mortgage Loan is susceptible to such cure within such period of time; provided, further that no such extension shall be applicable unless the Seller or NRF, as applicable, delivers to the Purchaser (or its successor in interest) an officer's certificate describing the measures being taken to cure such defect or Breach, stating that the Seller or NRF, as applicable, believes such defect or Breach will be cured within such period. If any Mortgage Loan fails to constitute a Qualified Mortgage by reason of defective or missing documentation as described above or a breach of a representation, warranty, or covenant of the Seller or NRF pursuant to this Agreement, the Seller or NRF shall correct such condition, defect or breach or repurchase such Mortgage Loan at the Repurchase Price within 85 days of discovery of such failure and no extension of the 85-day period shall apply. The Repurchase Price with respect to any Mortgage Loans repurchased by the Seller or NRF shall be paid in accordance with the Pooling and Servicing Agreement. It is understood and agreed that the obligations of the Seller and/or NRF set forth in this Section 3(b) to cure or repurchase a Defective Mortgage Loan constitute the sole remedies available to the Purchaser and its successors and assigns respecting a breach of the representations and warranties of the Seller and/or NRF set forth in Section 2(b). It is understood and agreed that, in the event that either the Seller or NRF fully and timely performs its obligations under this Section 3 with respect to any defect or Breach, then the Purchaser shall have no other right or remedy against the Seller or NRF, or their respective successors and assigns with respect to such defect or Breach; provided, however, that the foregoing shall not be deemed to limit the rights and remedies of the Purchaser in the event that the Seller or NRF fails to fully and timely perform any of its obligations under this Section 3 with respect to any defect or Breach, in which case the Purchaser shall have the right to pursue any remedies it may have in accordance with the terms of this Agreement, in equity or at law.

     Upon any such repurchase of a Mortgage Loan by the Seller or NRF, the Purchaser shall execute and deliver, or shall cause the owner of such Mortgage Loan to execute and deliver, such instruments of sale, transfer or assignment presented to it by the Seller or NRF, in each case without recourse, as shall be necessary to vest in the Seller or NRF the legal and beneficial ownership of such Mortgage Loan (including any property acquired in respect thereof or proceeds of any insurance policy with respect thereto), and shall deliver, or shall cause such owner to deliver, the related Mortgage File to the Seller or NRF or their designee after receipt of the related Repurchase Price.

     (c) Except as expressly set forth in Section 3(b), no provision of this Agreement shall be interpreted as limiting (or otherwise be deemed to limit) the right of the Purchaser, its successors or assigns to pursue any remedies it may have under this Agreement, in equity or at law, in connection with any breach by the Seller or NRF of any term hereof.

     (d) Each of the Seller and NRF hereby acknowledges the assignment by the Purchaser to any subsequent purchaser of the Mortgage Loans and any subsequent purchaser to the Trustee, in its capacity as a trustee under any Pooling and Servicing Agreement that the

Purchaser, any subsequent purchaser or either of their assigns may enter into, for the benefit of the Certificateholders, of the representations and warranties contained in this Agreement and of the obligation of the Seller and NRF to cure or repurchase any Defective Mortgage Loans pursuant to this Section 3. The Trustee or its designee may enforce such obligation as provided in Section 10 hereof.

     4. Provision of Information. The Seller shall make available to the Purchaser or its designees all relevant information reasonably available to the Seller concerning the Mortgage Loans, the related Mortgaged Properties and the related Borrowers and the Seller's business, properties and operations, as the Purchaser may, in its sole discretion reasonably exercised, determine is necessary in the marketing of the Certificates (including the compliance with federal securities laws or state "Blue Sky" laws) (such information shall be referred to as the "Requested Disclosure Information"); provided, however, that it is understood and agreed that the Requested Disclosure Information shall not include information as of any date after the Closing Date. As of the date such Requested Disclosure Information was made available to the Purchaser or its designees, such Requested Disclosure Information did not contain any untrue statement by the Seller or any Affiliate thereof of any material fact or any omission of the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make such statements with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The Seller will, upon making available such Requested Disclosure Information, be deemed to represent that it does not know or have any reason to know that the Requested Disclosure Information contains any untrue statement of any material fact or any omission of the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make such statements with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The Seller agrees that so long as any Underwriter is required by applicable laws to deliver a prospectus in connection with any sale of the Certificates, the Seller shall notify the Purchaser or its designee immediately if any event shall occur or condition shall exist as a result of which any of the Requested Disclosure Information contains an untrue statement of a material fact or any omission of any material fact by the Seller or any Affiliate thereof of any information with respect to any Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations) that is necessary to make the statements by Seller or any Affiliate with respect to such Mortgage Loan, the related Mortgaged Property or the related Borrower (or the Seller's business, properties and operations), taken by themselves and only in the context of the sale of the Mortgage Loans to the Purchaser, not misleading. The Seller understands that the Purchaser or its designee will use the Requested Disclosure Information in preparing the Registration Statement (including, insofar as they are required to be filed as part of the Registration Statement, any Computational Materials), the Prospectus Supplement, the Private Placement Memorandum and to otherwise sell the Certificates, and that the Purchaser or its designee shall be entitled to rely on the true, correct and complete nature of the Requested Disclosure Information and shall have no obligation to independently verify any of such information furnished or to be furnished by the Seller hereunder, provided that the Purchaser or its designee has previously provided a copy of each of the documents referred to above in this sentence to the Seller for the Seller's review and approval; and provided, further, that the Seller shall not be required to provide information that specifically relates to facts existing or events first occurring from and after the Closing Date.

     5. Indemnification.

     (a) The Seller shall indemnify and hold harmless the Purchaser, each Affiliate thereof and their respective officers and directors, and each person, if any, who "controls" the Purchaser, and its Affiliates within the meaning of
Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, for purposes hereof, the "Indemnified Parties") against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the reasonable cost of investigating and defending against any claims therefor and legal fees and disbursements incurred in connection therewith except as otherwise provided below), joint or several, which may be based upon the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law, by contractual arrangement or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus Supplement, the Private Placement Memorandum or, insofar as they are required to be filed as part of the Registration Statement, any Computational Materials with respect to the Publicly Offered Certificates, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission (in the case of any Computational Materials, when read in conjunction with the Prospectus and, in the case of the Private Placement Memorandum, when read together with the other information specified therein as being available for review by investors) to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only if and to the extent that such untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon (i) any Requested Disclosure Information furnished to the Purchaser or its designee, directly or indirectly, by the Seller or approved by the Seller and used in connection with the preparation of the Prospectus Supplement, the Private Placement Memorandum or any Computational Materials (and, if specifically pertaining to a Mortgage Loan, only to the extent that such untrue statement, omission, or alleged omission relates to the period prior to the Closing Date and to events occurring and facts existing prior to the Closing Date) or (ii) any representations, warranties, statements or covenants of the Seller and/or NRF contained in this Agreement or any document or certificate delivered pursuant hereto (the foregoing items (i) and (ii), collectively, the "Seller's Information"). This indemnity agreement will be in addition to any liability the Seller may otherwise have.

     In no case shall the Seller be liable with respect to any claims made against any of the Indemnified Parties unless an Indemnified Party shall have notified the Seller in writing of the nature of the claim within a reasonable time after service of a summons or other first legal process that shall have been served upon such Indemnified Party, but failure to notify the Seller of any such claims shall not relieve the Seller from any liability which it may have to any

Indemnified Party otherwise than on account of the indemnity agreement contained in this Section 5(a). The Seller will be entitled to participate at its own expense in the defense or, if it so elects promptly after receiving such notice from any Indemnified Party, to assume the defense of any suit brought to enforce any such liability with legal counsel chosen by the Seller and reasonably acceptable to the Indemnified Parties. In the event the Seller elects to assume the defense of any such suit and retain such legal counsel, any Indemnified Party that is a defendant in the suit may retain additional legal counsel but shall bear the legal fees and disbursements of such legal counsel unless (i) the Seller and such Indemnified Party shall have mutually agreed to the retention of such legal counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include one or both of the Seller and such Indemnified Party, and representation of both such parties by the same legal counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Seller shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the legal fees and disbursements of more than one legal counsel (in addition to any local counsel necessary to the conduct of defense in such proceeding or proceedings) for all the Indemnified Parties and that all such legal fees and disbursements shall be reimbursed by the Seller as they are incurred. The Seller shall not be liable to indemnify any person for any settlement of any claim effected without the Seller's consent, which consent shall not be unreasonably withheld, provided that if any claim is settled with such consent or if there is a final judgment against any Indemnified Party, the Seller agrees to indemnify the Indemnified Parties from and against any losses, claims, damages, liabilities or expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Party shall have requested the Seller to reimburse the Indemnified Party for fees and expenses of counsel retained in accordance with the fourth sentence of this paragraph, the Seller agrees that it shall be liable for any settlement of any claim effected without its consent if
(x) such settlement is entered into more than 60 days after the receipt by the Seller of such request and (y) the Seller shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement. The Seller shall not, without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could reasonably have been a party and indemnity is or could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of such Indemnified Party from all liability relating to the claims that are the subject matter of such proceeding.

     (b) If the indemnification provided for in Section 5(a) above is unavailable or insufficient to hold harmless an Indemnified Party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Seller on the one hand and such Indemnified Party on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Seller or by such

Indemnified Party and such party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal fees and disbursements or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such claim, except where such Indemnified Party is required to bear such expenses pursuant to this Section 5, which expenses the Seller shall pay as and when incurred, at the request of such Indemnified Party, to the extent that the Seller will be ultimately obligated to pay such expenses. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (c) The indemnity and contribution provided for in this Section 5 shall remain operative and in full force and effect irrespective of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Purchaser or its designees, their respective officers and directors or any person who controls the Purchaser or its Affiliates, or by or on behalf of the Seller, its directors and officers or any person who controls the Seller, or
(iii) the acceptance of and payment for any of the Certificates.

     6. Opinion of Counsel. The Seller hereby covenants to the Purchaser to deliver or cause to be delivered to the Purchaser in connection with the Securitization Transaction (a) opinions of counsel for the Seller (which may be rendered by the Seller's internal counsel) as to various corporate matters in form satisfactory to the Purchaser and (b) opinions of counsel for the Seller, in forms acceptable to the Purchaser, its counsel, and each Rating Agency, as to such matters as shall be required for the assignment of ratings to the Certificates or such other interests in the Mortgage Loans offered for sale (including, without limitation, a "true sale" opinion) (it being agreed that such opinions or appropriate reliance letters shall expressly provide that each Rating Agency, each placement agent, each underwriter, the Trustee and any fiscal agent shall be entitled to rely on such opinions).

     7. Cooperation. The Seller hereby agrees to furnish any and all information, documents, certificates, letters or opinions with respect to the Mortgage Loans reasonably requested by the Purchaser in order for the Purchaser to perform any of its obligations or satisfy any of the conditions on its part to be performed or satisfied pursuant to this Agreement or the transactions contemplated by the Pooling and Servicing Agreement. The Seller further agrees that, at the request of the Purchaser, the Seller shall use all commercially reasonable efforts to obtain from the Borrowers of the Mortgage Loans such current financial statements and other information as the Purchaser, the Depositor or any Rating Agency may reasonably request in connection with the transactions contemplated by this Agreement or the Pooling and Servicing Agreement.

     8. Costs and Expenses. The Seller agrees to pay to the Purchaser its share (based on the ratio of the aggregate principal amount of the Seller's Mortgage Loans to the aggregate principal amount of all Mortgage Loans in the Securitization Transaction) of the transaction costs and expenses with respect to the Securitization Transaction in accordance with the Loan Seller Agreement.

     9. Notices. All communications hereunder shall be in writing and effective only upon receipt and, if sent to the Purchaser, will be mailed, delivered or transmitted by facsimile and confirmed to it at the following:


Clay Lebhar                                   John Mulligan
Investment Banking                            Commercial Mortgage
Prudential Securities Incorporated            Prudential Securities Incorporated
One New York Plaza, 18th Floor                One New York Plaza, 15th Floor
New York, New York 10292-2018                 New York, New York 10292-2015
Telecopy No.:  (212) 778-5099                 Telecopy No.:  (212) 778-1905

David Rodgers                                 Fred Robustelli, Esq.
Investment Banking                            Law Department
Prudential Securities Incorporated            Prudential Securities Incorporated
One New York Plaza, 18th Floor                One New York Plaza, 30th Floor
New York, New York 10292-2018                 New York, New York 10292
Telecopy No.:  (212) 778-5099                 Telecopy No.:  (212) 214-7938

If sent to the Seller, will be mailed, delivered or transmitted by facsimile and confirmed to it at the following:

E.J. Burke                                    Michael Caffrey
National Realty Finance L.C.                  National Realty Finance L.C.
911 Main Street                               911 Main Street
Suite 1400                                    Suite 1400
Kansas City, MO 64105                         Kansas City, MO 64105
Telecopy No.: (816) 221-8848                  Telecopy No.: (816) 221-8848

Daniel J. Flanigan, Esq.
Polsinelli, White, Vardeman & Shalton, P.C.
Plaza Steppes Building
700 West 47th Street, Suite 1000
Kansas City, Missouri 64112
Telecopy No.: (816) 753-1536

If sent to NRF, will be mailed, delivered or transmitted by facsimile and confirmed to it at the following:

E.J. Burke                                    Michael Caffrey
National Realty Funding L.C.                  National Realty Funding L.C.
911 Main Street                               911 Main Street
Suite 1400                                    Suite 1400
Kansas City, MO 64105                         Kansas City, MO 64105

Telecopy No.: (816) 221-8848                  Telecopy No.: (816) 221-8848

Daniel J. Flanigan, Esq.
Polsinelli, White, Vardeman & Shalton, P.C.
Plaza Steppes Building
700 West 47th Street, Suite 1000
Kansas City, Missouri 64112
Telecopy No.: (816) 753-1536

If sent to the Rating Agencies, will be mailed, delivered or transmitted by facsimile and confirmed to the respective Rating Agency at the following:

Joan Biro                                     Nicholas Levidy
Standard & Poors                              Moody's Investors Service, Inc.
26 Broadway                                   99 Church Street
New York, New York  10003                     New York, New York  10007
Telecopy No.:  (212) 412-0539                 Telecopy No.:  (212) 553-1350


or such other address as may hereafter be furnished to or by the other party or any Rating Agency by like notice.

     10. Trustee as Beneficiary. The representations, warranties and agreements made by the Seller and NRF in this Agreement are made for the benefit of the Depositor, the Trustee and the Certificateholders and may be enforced by the Depositor and the Trustee to the same extent that the Purchaser has rights against the Seller and NRF under this Agreement in respect of the representations, warranties and agreements made by the Seller and NRF herein, and all such representations and warranties shall survive delivery of the respective Mortgage Loan Documents to any subsequent purchaser and to the Trustee and to the Servicer.

     11. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder, other than as otherwise expressly provided herein.

     12. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     13. Miscellaneous.

     (a) Subject to Section 13(b) hereof, neither this Agreement nor any term hereof may be amended, modified, waived, discharged or terminated except by a writing signed by the party against whom enforcement of such amendment, modification, waiver, discharge or termination is sought.

     (b) In the event the Underwriting Agreement is terminated pursuant to a failure of a condition precedent set forth therein, this Agreement shall automatically terminate, and thereafter no party to this Agreement shall have any further rights or obligations hereunder other than pursuant to any provision which expressly provides that it survives the termination of this Agreement.

     (c) Subsequent to any Securitization Transaction, this Agreement shall not be changed in any manner which would have a material adverse effect on the Certificateholders without the prior written consent of the Trustee. Prior to the execution of any amendment to this Agreement, the Trustee shall be entitled to receive and rely conclusively upon an opinion of counsel at the expense of the party requesting such amendment stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, consent to any amendment which affects the Trustee's own rights, duties or immunities under this Agreement.

     (d) This Agreement may be executed in any number of counterparts, each of which shall, for all purposes, be deemed to be an original and all of which shall together constitute but one and the same instrument.

     (e) If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

     (f) This Agreement supersedes all prior or contemporaneous agreements and understandings relating to the subject matter hereof, except the Securitization Agreement.

     (g) It is the express intent of the parties hereto that the conveyance contemplated by this Agreement be, and be treated for all purposes as, a sale by the Seller of all the Seller's right, title and interest in and to the Mortgage Loans. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held to continue to be property of the Seller then (i) this Agreement shall also be deemed to be a security agreement under applicable law; (ii) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a first priority security interest in all of the Seller's right, title and interest in and to the Mortgage Loans and all amounts payable to the holder of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property; (iii) the possession by the Purchaser or any successor thereto of the related Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the Purchaser's security interest pursuant to Section 9-305 of the New York Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction; and (iv) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser or any successor thereto for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby.


                            [Signatures on Next Page]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                              NATIONAL REALTY FINANCE L.C.

                                              By:_______________________________
                                                 Name:
                                                 Title:

                                              NATIONAL REALTY FUNDING L.C.

                                              By:_______________________________
                                                 Name:
                                                 Title:

                                              PRUDENTIAL SECURITIES CREDIT CORP.

                                              By:_______________________________
                                                 Name:
                                                 Title:

                                     Annex A

                     MORTGAGE LOAN CHARACTERISTICS SCHEDULE

                              [See Attached Pages]

                                     Annex B
                              CERTAIN DEFINED TERMS

     "Additional Loan Characteristics Schedule": As defined in the Recitals.

     "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled by" have meanings correlative to the foregoing.

     "Agreement": As defined in the Preamble.

     "Appraised Value": With respect to any Mortgaged Property, the appraised value of such Mortgaged Property as determined by an appraisal thereof made not more than one year prior to the origination date of the related Mortgage Loan and reviewed by the Seller.

     "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered by the Borrower, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

     "Assignment of Mortgage": An assignment of mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

     "Borrower": With respect to each Mortgage Loan, any obligor on any related Note.

     "Breach": As defined in Section 3(b).

     "CERCLA": Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. (Section) 9601 et seq.).

     "Certificateholders": As defined in the Recitals.

     "Certificates": As defined in the Recitals.

     "Closing Date.": As defined in Section 1(b).

     "Commission": Securities and Exchange Commission.

                                    Annex B-1

     "Computational Materials": As defined in the no-action letter dated May 20, 1994, issued by the Division of Corporation Finance of the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation and the no-action letter dated May 27, 1994 issued by the Division of Corporation Finance of the Commission to the Public Securities Associates.

     "Custodian": As defined in Section 1(d).

     "Cut-off Date": As defined in Section 1(a).

     "Defective Mortgage Loan": As defined in Section 3(b).

     "Defective Document Mortgage Loan": As defined in Section 3(b).

     "Depositor": As defined in the Recitals.

     "Due Date": With respect to any Mortgage Loan, the date on which scheduled payments are due on such Mortgage Loan (without regard to grace periods), such day being for all Mortgage Loans the first day of each month.

     "Environmental Law": Any environmental law, ordinance, rule, regulation or order of a federal, state or local governmental authority, including, without limitation, CERCLA, the Hazardous Material Transportation Act, as amended (49 U.S.C. (Sections) 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. (Sections) 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. (Sections) 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. (Sections) 7401 et seq.) and the regulations promulgated pursuant thereto.

     "Environmental Report": With respect to each Mortgaged Property, the environmental audit report or reports required in connection with the origination of the related Mortgage Loan.

     "Fee Interest": As defined in Section 2(b)(xxxi).

     "Ground Lease": As defined in Section 2(b)(xxxi).

     "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA, or any other Environmental Laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory", "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

     "Indemnified Parties": As defined in Section 5(a).

     "Legal Summary": With respect to any Mortgage Loan, the "Legal Summary" prepared by the related Seller in connection with the origination of such Mortgage Loan,

                                    Annex B-2
substantially in the form of the sample Legal Summary previously submitted to the Purchaser, with all blanks completed.

     "Loan Agreement": With respect to any Mortgage Loan, the loan agreement, if any, between the Seller and the Borrower, pursuant to which such Mortgage Loan was made.

     "Maturity Date": With respect to any Mortgage Loan, the maturity date as set forth in the applicable Mortgage Loan Characteristics Schedule.

     "Moody's": Moody's Investors Service, Inc., and its successors in interest.

     "Mortgage File": As defined in Section 1(c).

     "Mortgage Loan Characteristics Schedule": As defined in the Recitals.

     "Mortgage Loan Control #": With respect to any Mortgage Loan, the "Control Number" assigned to such Mortgage Loan for purposes of the Securitization Transaction as set forth on the applicable Mortgage Loan Characteristics Schedule.

     "Mortgage Loan Documents": Any and all documents contained in the Mortgage File and the Servicing File.

     "Mortgage Loans": As defined in the Recitals.

     "Mortgaged Property": The underlying property securing a Mortgage Loan, consisting of a fee simple or leasehold estate in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

     "Mortgage Rate": With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan (in the absence of a default), as set forth in the applicable Mortgage Loan Characteristics Schedule.

     "Note": With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of the related Borrower under such Mortgage Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

     "NRF": As defined in the Preamble.

     "Originator": With respect to a Mortgage Loan, the originator of such Mortgage Loan, as identified in the Mortgage Loan Characteristics Schedule.

     "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Placement Agents": As defined in the Recitals.

                                    Annex B-3

     "Pooling and Servicing Agreement": As defined in the Recitals.

     "Private Placement Memorandum": The Private Placement Memorandum relating to the Privately Offered Certificates dated July 22, 1999.

     "Prospectus": The prospectus dated October 29, 1998, as supplemented by a prospectus supplement to be dated on or about July 22, 1999 (the "Prospectus Supplement"), relating to the Publicly Offered Certificates.

     "PSI": As defined in the Recitals.

     "Purchaser": As defined in the Preamble.

     "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

     "Rating Agency": Each of S&P or Moody's.

     "Registration Statement": The registration statement No. 64765 filed by the Purchaser on Form S-3 and declared effective on October 29, 1998.

     "Requested Disclosure Information": As defined in Section 4.

     "Reserve Accounts": As defined in Section 1(a).

     "S&P": Standard & Poor's Ratings Services.

     "Securities Act": As defined in the Recitals.

     "Securitization Agreement": As defined in the Recitals.

     "Securitization Transaction": As defined in the Recitals.

     "Seller": As defined in the Preamble.

     "Servicer": As defined in the Recitals.

     "Special Servicer": As defined in the Recitals.

     "Trustee": As defined in the Recitals.

     "Trust Fund": As defined in the Recitals.

     "Underwriters": As defined in the Recitals.


                                    Annex B-4

                                     ANNEX C

     Each of the following paragraphs sets forth exceptions to the representations and warranties contained in the correspondingly-numbered clause of Section 2(b) of the Mortgage Loan Purchase and Sale Agreement.

     (x) Documents Valid.

         (a) The Mortgaged Properties constituting the security for Loan Nos. 6347 (Captec IIIa) and 6348 (Captec IVa) consist of separate parcels leased to restaurant owners or operators as tenants. One of the tenants of the related Captec IIIa Borrower and four of the tenants of the related Captec IVa Borrower have been granted purchase options under their respective leases which entitle such tenants to acquire such parcels. In each case, the purchase price for such parcel is equal to a specific amount stated in the applicable tenant's lease. The related Borrower may obtain a release of the Mortgage from each such parcel provided the entire amount payable by such tenant under its purchase option is paid directly to the Seller and the related Borrower otherwise complies with all the requirements of the promissory note evidencing such Mortgage Loan with respect to the exercise of such purchase option.

         (b) A small unimproved portion of the Mortgaged Property (the "DISPUTED PARCEL") constituting the security for Loan No. 5090 (Pacific Breeze Apartments) is the subject of a potential adverse possession claim. The Seller has determined that releasing the Disputed Parcel will not have an adverse impact on the value of the Mortgaged Property. The Seller has agreed to consider releasing the Disputed Parcel from the lien of the related Mortgage provided certain conditions set forth in such Mortgage are satisfied.

         (c) With respect to Loan No. 7439 (Laguna Properties Building), an agreement between the lender and the related Borrower requires an unimproved portion of the Mortgaged Property (approximately 4.3 acres of the original 15.46 acre parcel) to be released provided certain conditions set forth in the agreement are satisfied. The related Borrower is not required to pay any fee or premium in consideration for the release but is required to pay all costs and expenses incurred by the mortgagee in connection with the review and approval of the requested release and is required to provide any easement or similar agreements for the benefit of the mortgagee covering such matters as parking and access, maintenance, utilities, water and drainage, and restrictions on any construction or improvements to the released portion of the Mortgaged Property.

     (xxiv) Insurance Related to Mortgaged Property. With respect to Loan No. 7430 (Mt. Orange Mobile Home Park), the related Borrower has not obtained an insurance policy providing for business interruption or rental continuation coverage for its operations on the Mortgaged Property, and the related Mortgage Loan Documents do not specifically require the related Borrower to maintain business interruption or rental continuation coverage. However, the related Mortgage permits the mortgagee to require the related Borrower to obtain and maintain any insurance which the mortgagee may reasonably require.


                                    Annex C-1

     (xxix) Mortgage Loans Secured by Ground Lease but not Fee Interest. The lessor of the property securing Loan No. 6423 (Palouse Empire Mall) is not specifically required to enter into a new ground lease upon termination of such Ground Lease as a result of the rejection of such Ground Lease in a bankruptcy proceeding or otherwise.

     (xxxvi) Recourse. With respect to Loan No. 7426 (Jason Commercial Building), Loan No. 7430 (Mt. Orange Mobile Home Park), and Loan No. 7434 (Fulton East Shopping Center) (collectively the "KEYBANK SMALL LOANS"), the related Mortgage Loan Documents provide for full recourse against the related Borrower (and in certain cases against a principal of such Borrower).

     (xxxviii) Inspection. None of the related Mortgaged Properties securing the KeyBank Small Loans were inspected by the originator prior to the Closing Date, but an appraisal had been prepared on each such Mortgaged Property prior to the origination of the related Mortgage Loan.

     (xxxix) Subordinate Debt. As identified on Annex A-1 to the Agreement, the KeyBank Small Loans are secured by Mortgages that do not provide for acceleration of the payment of the unpaid balance of the Mortgage Loan if the related Borrower further encumbers the related Mortgaged Property.

     (xl) Common Ownership. Annex A-1 identifies several Mortgage Loans secured by Mortgaged Properties under common ownership. In addition, Annex C to the Prospectus Supplement identifies Mortgage Loans to affiliated Borrowers and identifies in which instances the Mortgage Loans to such Borrowers are cross-collateralized or cross-defaulted with other Mortgage Loans to the same or related Borrowers.

     (xli) Operating or Financial Statement. With respect to the KeyBank Small Loans, the related Mortgage Loan Documents do not require unsolicited annual operating statements with respect to the related Mortgaged Property but require the related Borrower, upon request of the mortgagee, to provide such operating statements on a quarterly basis.

     (xliv) ARD Loans. Loan No. 6588 (Walgreens) provides that after the Anticipated Prepayment Date, interest will accrue at a rate equal to the greater of (i) the interest rate in effect prior to the Anticipated Repayment Date plus two percentage points per annum, or (ii) the treasury rate plus two percentage points per annum.

     (xlvi) Loan Origination; Loan Underwriting. With respect to each KeyBank Small Loan, the Mortgage Loan substantially complied with all of the terms, conditions, and requirements of the Seller's underwriting standards at the time of the Seller's purchase of such Mortgage Loan, subject to the following exceptions approved by the Seller upon its purchase of the Mortgage Loan:

          (a) All third party reports made on the related Mortgaged Property were abbreviated and contained less information than the third party reports on which the Seller relies for Mortgage Loans it originates;


                                    Annex C-2

          (b) Other than an appraisal of the related Mortgaged Property, no site inspection or independent market study was conducted prior to origination or purchase;

          (c) Review and analysis of environmental conditions of the related Mortgaged Property was based on transaction screen assessments, rather than Phase I ESAs, performed on the Mortgaged Property; and

          (d) All loan write-ups for the Mortgage Loan were abbreviated and contained less information than the loan write-ups on which the Seller relies for Mortgage Loans it originates.










                                    Annex C-3

                                    EXHIBIT H


                              INTENTIONALLY DELETED

                                                                       EXHIBIT I
--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999        BOND PAYMENT SUMMARY                 PAGE # 1-1
RECORD DATE: 30-Jul-1999

-----------------------------------------------------------------------------------------------------------------------------------
                            Original Certificate       Beginning Certificate        Principal                 Interest
   Class       Cusip#             Balance                     Balance              Distribution              Distribution
-----------------------------------------------------------------------------------------------------------------------------------










-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
  Prepayment Penalties        Collateral Support       Total Distribution       Ending Certificate
        (PP/YMC)                   Deficit                                           Balance
                              Allocation/(Reimb)
-----------------------------------------------------------------------------------------------------------------------------------










-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
   Class     Cusip#     Original Notional        Beginning Notional        Interest Distribution       Prepayment Penalties
                             Amount                    Amount                                               (PP/YMC)
-----------------------------------------------------------------------------------------------------------------------------------










-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------
   Total Distribution          Ending Notional
                                   Balance
------------------------------------------------------------










------------------------------------------------------------

------------------------------------------------------------


If there are any questions or comments, please contact the Administrator listed below.

--------------------------------------------------------------------------------
                                Nina Velastegui
                            The Chase Manhattan Bank
                         450 West 33rd Street, 15 Floor
                               New York, NY 10001
                                  212-946-7600
--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999        BOND PAYMENT SUMMARY                 PAGE # 1-2
RECORD DATE: 30-Jul-1999


Factor Information Per $1,000
-----------------------------------------------------------------------------------------------------------------
  Class     Cusip#    Principal Distribution   Interest Distribution     End Prin Balance      Pass Through Rate
-----------------------------------------------------------------------------------------------------------------










-----------------------------------------------------------------------------------------------------------------
Factor Information Per $1,000      Pass Through Rates
-----------------------------------------------------------------------------------------------------------------
  Class     Cusip#    Interest Distribution       Ending Notional     Current Pass Through     Next Pass Through
                                                     Balance                  Rate                  Rate
-----------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999        BOND PAYMENT SUMMARY                 PAGE # 2-1
RECORD DATE: 30-Jul-1999


Sec. 4.02(a)(iii)        P&I Advances

Sec. 4.02(a)(iv)         Servicing Compensation

Sec. 4.02(a)(iv)         Trustee Compensation

Sec. 4.02(a)(iv)         Special Servicing Compensation

Sec. 4.02(a)(v)          Aggregate Stated Principal Balance

Sec. 4.02(a)(vi)         Aggregate Number of Mortgage Loans

                         Aggregate Mortgage Principal Balance

                         Weighted Average Remaining Term to Maturity

                         Weighted Average Mortgage Rate

Sec. 4.02(a)(vii)        Loans Delinquent


--------------------------------------------------------------------------------
     Period              Number              Aggregated Principal
                                                   Balance
--------------------------------------------------------------------------------





--------------------------------------------------------------------------------

Sec. 4.02(a)(viii)       Appraisal Value of REO Property

Sec. 4.02(a)(x)          Accrued Certificate Interest

--------------------------------------------------------------------------------
     Class         Accrued Cert Interest       Cert Deferred Interest
--------------------------------------------------------------------------------










--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999        BOND PAYMENT SUMMARY                 PAGE # 2-2
RECORD DATE: 30-Jul-1999

Sec. 4.02(a)(xvi)         Appraisal Reduction Amounts

--------------------------------------------------------------------------------
     Loan Number         Appraisal Reductions          Appraisal Reductions
                              Effected                      Amounts

--------------------------------------------------------------------------------





--------------------------------------------------------------------------------

Sec. 4.02(a)(xviii)      Class Unpaid Interest Shortfall

--------------------------------------------------------------------------------
       Class                Current Unpaid             Cumulative Unpaid
                          Interest Shortfall           Interest Shortfall

--------------------------------------------------------------------------------










--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999                    DISTRIBUTION MORTGAGE OF LOAN CHARACTERISTICS                        PAGE # 3-1
RECORD DATE: 30-Jul-1999

                                       STRATIFICATION BY ENDING SCHEDULED BALANCE AMOUNT
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Weighted Average
                                     # of        Principal Balance          % of Agg.          ------------------------------------
Ending Scheduled Balance Amount      Loans              ($)                 Prin. Bal.          WAM        Note Rate(%)     DSCR
-----------------------------------------------------------------------------------------------------------------------------------
$1,000,000 or Less                     0                    0.00                0.00              0         0.000000       0.000000
$1,000,001 to $2,000,000               0                    0.00                0.00              0         0.000000       0.000000
$2,000,001 to $4,000,000               0                    0.00                0.00              0         0.000000       0.000000
$4,000,001 to $6,000,000               0                    0.00                0.00              0         0.000000       0.000000
$6,000,001 to $8,000,000               0                    0.00                0.00              0         0.000000       0.000000
$8,000,001 to $10,000,000              0                    0.00                0.00              0         0.000000       0.000000
$10,000,001 to $15,000,000             0                    0.00                0.00              0         0.000000       0.000000
$15,000,001 to $20,000,000             0                    0.00                0.00              0         0.000000       0.000000






-----------------------------------------------------------------------------------------------------------------------------------
  Totals                               0                    0.00                0.00              0         0.000000       0.000000
-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE PRINCIPAL BALANCE:                                  0.00


                                                 STRATIFICATION BY CURRENT NOTE RATE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Weighted Average
                                     # of        Principal Balance          % of Agg.          ------------------------------------
Current Note Rate                    Loans              ($)                 Prin. Bal.          WAM        Note Rate(%)     DSCR
-----------------------------------------------------------------------------------------------------------------------------------
7.50000% or Less                       0                    0.00                0.00              0         0.000000       0.000000
7.51000% to 7.75000%                   0                    0.00                0.00              0         0.000000       0.000000
7.76000% to 8.00000%                   0                    0.00                0.00              0         0.000000       0.000000
8.01000% to 8.25000%                   0                    0.00                0.00              0         0.000000       0.000000
8.26000% to 8.50000%                   0                    0.00                0.00              0         0.000000       0.000000
8.51000% to 8.75000%                   0                    0.00                0.00              0         0.000000       0.000000
8.76000% to 9.00000%                   0                    0.00                0.00              0         0.000000       0.000000
9.01000% to 9.25000%                   0                    0.00                0.00              0         0.000000       0.000000
9.26000% to 9.50000%                   0                    0.00                0.00              0         0.000000       0.000000
9.51000% to 9.75000%                   0                    0.00                0.00              0         0.000000       0.000000
9.76000% to 10.00000%                  0                    0.00                0.00              0         0.000000       0.000000
10.01000% to 11.01000%                 0                    0.00                0.00              0         0.000000       0.000000






-----------------------------------------------------------------------------------------------------------------------------------
  Totals                               0                    0.00                0.00              0         0.000000       0.000000
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999                    DISTRIBUTION MORTGAGE OF LOAN CHARACTERISTICS                        PAGE # 3-2
RECORD DATE: 30-Jul-1999

                                       STRATIFICATION BY REMAINING STATED TERM (BALLOON LOANS ONLY)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Weighted Average
                                     # of        Principal Balance          % of Agg.          ------------------------------------
   Remaining Stated Term             Loans              ($)                 Prin. Bal.          WAM        Note Rate(%)     DSCR
-----------------------------------------------------------------------------------------------------------------------------------
70 months or Less                      0                    0.00                0.00              0         0.000000       0.000000
71 months to 90 months                 0                    0.00                0.00              0         0.000000       0.000000
91 months to 110 months                0                    0.00                0.00              0         0.000000       0.000000
111 months to 115 months               0                    0.00                0.00              0         0.000000       0.000000
116 months to 120 months               0                    0.00                0.00              0         0.000000       0.000000
121 months to 200 months               0                    0.00                0.00              0         0.000000       0.000000
201 months to 274 months               0                    0.00                0.00              0         0.000000       0.000000






-----------------------------------------------------------------------------------------------------------------------------------
  Totals                               0                    0.00                0.00              0         0.000000       0.000000
-----------------------------------------------------------------------------------------------------------------------------------


                                  STRATIFICATION BY REMAINING STATED TERM (FULLY AMORTIZING LOANS ONLY)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Weighted Average
                                     # of        Principal Balance          % of Agg.          ------------------------------------
   Remaining Stated Term             Loans              ($)                 Prin. Bal.          WAM        Note Rate(%)     DSCR
-----------------------------------------------------------------------------------------------------------------------------------
70 months or Less                      0                    0.00                0.00              0         0.000000       0.000000
71 months to 90 months                 0                    0.00                0.00              0         0.000000       0.000000
91 months to 110 months                0                    0.00                0.00              0         0.000000       0.000000
111 months to 115 months               0                    0.00                0.00              0         0.000000       0.000000
116 months to 120 months               0                    0.00                0.00              0         0.000000       0.000000
121 months to 200 months               0                    0.00                0.00              0         0.000000       0.000000
201 months to 0 months                 0                    0.00                0.00              0         0.000000       0.000000






-----------------------------------------------------------------------------------------------------------------------------------
  Totals                               0                    0.00                0.00              0         0.000000       0.000000
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999                    DISTRIBUTION MORTGAGE OF LOAN CHARACTERISTICS                        PAGE # 3-3
RECORD DATE: 30-Jul-1999

                                       STRATIFICATION BY DEBT SERVICE COVERAGE RATIO
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Weighted Average
                                     # of        Principal Balance          % of Agg.          ------------------------------------
Debt Service Coverage Ratio          Loans              ($)                 Prin. Bal.          WAM        Note Rate(%)     DSCR
-----------------------------------------------------------------------------------------------------------------------------------
1.000000 or Less                       0                    0.00                0.00              0         0.000000       0.000000
1.010000 to 1.200000                   0                    0.00                0.00              0         0.000000       0.000000
1.210000 to 1.240000                   0                    0.00                0.00              0         0.000000       0.000000
1.250000 to 1.300000                   0                    0.00                0.00              0         0.000000       0.000000
1.310000 to 1.400000                   0                    0.00                0.00              0         0.000000       0.000000
1.410000 to 1.500000                   0                    0.00                0.00              0         0.000000       0.000000
1.510000 to 1.600000                   0                    0.00                0.00              0         0.000000       0.000000
1.610000 to 1.700000                   0                    0.00                0.00              0         0.000000       0.000000
1.710000 to 1.800000                   0                    0.00                0.00              0         0.000000       0.000000
1.810000 to 1.900000                   0                    0.00                0.00              0         0.000000       0.000000
1.910000 to 2.000000                   0                    0.00                0.00              0         0.000000       0.000000
2.010000 to 2.300000                   0                    0.00                0.00              0         0.000000       0.000000
2.310000 to 2.400000                   0                    0.00                0.00              0         0.000000       0.000000






-----------------------------------------------------------------------------------------------------------------------------------
  Totals                               0                    0.00                0.00              0         0.000000       0.000000
-----------------------------------------------------------------------------------------------------------------------------------


                                                    STRATIFICATION BY SEASONING
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Weighted Average
                                     # of        Principal Balance          % of Agg.          ------------------------------------
       Seasoning                     Loans              ($)                 Prin. Bal.          WAM        Note Rate(%)     DSCR
-----------------------------------------------------------------------------------------------------------------------------------
12 months or Less                      0                    0.00                0.00              0         0.000000       0.000000
13 months to 24 months                 0                    0.00                0.00              0         0.000000       0.000000
25 months to 36 months                 0                    0.00                0.00              0         0.000000       0.000000
37 months to 48 months                 0                    0.00                0.00              0         0.000000       0.000000
49 months to 60 months                 0                    0.00                0.00              0         0.000000       0.000000
61 months to 72 months                 0                    0.00                0.00              0         0.000000       0.000000
73 months to 84 months                 0                    0.00                0.00              0         0.000000       0.000000
85 months to 96 months                 0                    0.00                0.00              0         0.000000       0.000000
97 months to 108 months                0                    0.00                0.00              0         0.000000       0.000000






-----------------------------------------------------------------------------------------------------------------------------------
  Totals                               0                    0.00                0.00              0         0.000000       0.000000
-----------------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999                    DISTRIBUTION MORTGAGE OF LOAN CHARACTERISTICS                        PAGE # 3-4
RECORD DATE: 30-Jul-1999

                                                STRATIFICATION BY STATE CODE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Weighted Average
                                     # of        Principal Balance          % of Agg.          ------------------------------------
      State Code                     Loans              ($)                 Prin. Bal.          WAM        Note Rate(%)     DSCR
-----------------------------------------------------------------------------------------------------------------------------------
ARIZONA                                0                    0.00                0.00              0         0.000000       0.000000
CALIFORNIA                             0                    0.00                0.00              0         0.000000       0.000000
COLORADO                               0                    0.00                0.00              0         0.000000       0.000000
CONNECTICUT                            0                    0.00                0.00              0         0.000000       0.000000
FLORIDA                                0                    0.00                0.00              0         0.000000       0.000000
GEORGIA                                0                    0.00                0.00              0         0.000000       0.000000
ILLINOIS                               0                    0.00                0.00              0         0.000000       0.000000
INDIANA                                0                    0.00                0.00              0         0.000000       0.000000
MASSACHUSETTS                          0                    0.00                0.00              0         0.000000       0.000000
MARYLAND                               0                    0.00                0.00              0         0.000000       0.000000
MICHIGAN                               0                    0.00                0.00              0         0.000000       0.000000
MISSOURI                               0                    0.00                0.00              0         0.000000       0.000000
NEW JERSEY                             0                    0.00                0.00              0         0.000000       0.000000
NEW YORK                               0                    0.00                0.00              0         0.000000       0.000000
OHIO                                   0                    0.00                0.00              0         0.000000       0.000000
OREGON                                 0                    0.00                0.00              0         0.000000       0.000000
PENNSYLVANIA                           0                    0.00                0.00              0         0.000000       0.000000
SOUTH CAROLINA                         0                    0.00                0.00              0         0.000000       0.000000
TENNESSEE                              0                    0.00                0.00              0         0.000000       0.000000
TEXAS                                  0                    0.00                0.00              0         0.000000       0.000000
VIRGINIA                               0                    0.00                0.00              0         0.000000       0.000000






-----------------------------------------------------------------------------------------------------------------------------------
  Totals                               0                    0.00                0.00              0         0.000000       0.000000
-----------------------------------------------------------------------------------------------------------------------------------


                                              STRATIFICATION BY PROPERTY TYPE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Weighted Average
                                     # of        Principal Balance          % of Agg.          ------------------------------------
    Property Type                    Loans              ($)                 Prin. Bal.          WAM        Note Rate(%)     DSCR
-----------------------------------------------------------------------------------------------------------------------------------
Office                                 0                    0.00                0.00              0         0.000000       0.000000
Industrial                             0                    0.00                0.00              0         0.000000       0.000000
Multi-Family                           0                    0.00                0.00              0         0.000000       0.000000
Retail, Anchored                       0                    0.00                0.00              0         0.000000       0.000000
Retail, Unanchored                     0                    0.00                0.00              0         0.000000       0.000000
Ministorage                            0                    0.00                0.00              0         0.000000       0.000000
Multiple                               0                    0.00                0.00              0         0.000000       0.000000






-----------------------------------------------------------------------------------------------------------------------------------
  Totals                               0                    0.00                0.00              0         0.000000       0.000000
-----------------------------------------------------------------------------------------------------------------------------------


Debt Coverage Service Ratios are calculated as described in the prospectus, values are updated periodically as new NOI figures become available from borrowers on an asset level. The trustee makes no representation as to the accuracy of the data provided by the borrower for this calculation.
--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999        DELINQUENCY DETAIL                    PAGE # 4-1
RECORD DATE: 30-Jul-1999


-----------------------------------------------------------------------------------------------------------------------------------
                 Offering         # of            Paid            Current           Current       Outstanding           Advance
   Loan         Memo Cross       Months         Through            Loan               P&I            P&I               Description
  Number         Reference     Delinquent         Date            Balance           Advances       Advances**             (I)
-----------------------------------------------------------------------------------------------------------------------------------








                                                 NO DELINQUENT LOANS REPORTED THIS PERIOD







-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                          Outstanding         Outstanding
 Loan         Special                            Current Property           Property            Property
Status        Servicer        Foreclosure           Protection             Protection          Bankruptcy
 (II)        Start Date          Date                Advances               Advances              Date              REO Date
-----------------------------------------------------------------------------------------------------------------------------------










                                                 NO DELINQUENT LOANS REPORTED THIS PERIOD










-----------------------------------------------------------------------------------------------------------------------------------
(I) ADVANCE DESCRIPTION:   A. In grace period                       (II) LOAN STATUS CODE:
                           B. Late but (less than) 1 month               1. Specially Serviced      6. Discounted Payoff
                           1. 1 month delinquent                         2. Foreclosure             7. Foreclosure Sale
                           2. 2 months delinquent                        3. Bankruptcy              8. Bankruptcy Sale
                           3. 3+ months delinquent                       4. REO                     9. REO Disposal
                                                                         5. Prepayment in Full      10. Modification/Workout
                                                                                                    11. Rehabilitation
**Outstanding P&I advances include current period
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999      HISTORICAL INFORMATION                  PAGE # 5-1
RECORD DATE: 30-Jul-1999

-----------------------------------------------------------------------------------------------------------------------------------
                                                                Delinquencies
Distrib. --------------------------------------------------------------------------------------------------------------------------
 Date        1 Month            2 Months            3 Months(+)         Foreclosures             REO            Modifications
         --------------------------------------------------------------------------------------------------------------------------
           #     Balance      #     Balance        #     Balance       #     Balance        #     Balance      #     Balance
-----------------------------------------------------------------------------------------------------------------------------------
8/17/99    0     $0.00        0     $0.00          0     $0.00         0     $0.00          0     $0.00        0     $0.00










*** NOTE: FORECLOSURES AND REO TOTALS ARE EXCLUDED FROM THE DELINQUENT AGING CATEGORIES
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
          Prepayments                             Rates & Maturities
--------------------------------------------------------------------------------
 Curtailment            Payoffs                  Next Weighted Avg.
--------------------------------------------------------------------
 #      Balance      #     Balance               Coupon        Remit     WAM
--------------------------------------------------------------------------------
 0       $0.00       0      $0.00                0.000000    0.000000     0













--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999        LOAN STATUS DETAIL                    PAGE # 6-1
RECORD DATE: 30-Jul-1999

-----------------------------------------------------------------------------------------------------------------------------------
 Loan      Offering        Property         Standard         State       Principal & Interest      Gross      Maturity        Neg
Number       Memo            Type         Metropolitan                          Payment            Coupon       Date          Amt
            Cross            (I)          Statistical                                                                         Flag
          Reference                           Area
-----------------------------------------------------------------------------------------------------------------------------------
EXAMPLE      N/A             N/A              N/A             N/A               $0.00             .00000         N/A           N/A















-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
   Beginning             Ending Scheduled         Paid           Appraisal      Appraisal      Has Loan        Loan
Scheduled Balance             Balance            Through         Reduction      Reduction      Ever Been      Status
                                                  Date              Date         Amount        Specially       Code
                                                                                               Serviced?       (II)
                                                                                                (Y/N)
-----------------------------------------------------------------------------------------------------------------------------------
       $0.00                     $0.00            N/A              N/A            $0.00          N              N/A










-----------------------------------------------------------------------------------------------------------------------------------
(I) PROPERTY TYPE CODE:      6. Non-Exempt      12. Hotel                 (II) LOAN STATUS CODE:          6. Discounted Payoff
1. Single Family             7. Church          13. Industrial                 1. Specially Serviced      7. Foreclosure Sale
2. Multi-Family              8. School, HCF, WF 14. Industrial/Flex            2. Foreclosure             8. Bankruptcy Sale
3. Condo, Co-op or TH        9. Retail          15. Multiple Properties        3. Bankruptcy              9. REO Disposal
4. Mobile Home               10. Office         16. MiniStorage                4. REO                     10. Modification/Workout
5. Plan Unit Development     11. Retail/Office  32. Warehouse                  5. Prepayment in Full      11. Rehabilitation
-----------------------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------
[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999       MODIFIED LOAN DETAIL                   PAGE # 7-1
RECORD DATE: 30-Jul-1999

-------------------------------------------------------------------------------
 Loan      Offering        Modification           Modification Description
Number    Memorandum           Date
            Cross
          Reference
-------------------------------------------------------------------------------






                   NO MODIFIED LOANS REPORTED THIS PERIOD






--------------------------------------------------------------------------------

[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999         ADVANCE SUMMARY                      PAGE # 8-1
RECORD DATE: 30-Jul-1999
-------------------------------------------------------------------------------

     Master Servicer P&I Advances Made

     Master Servicer Unreimbursed P&I Advanced Outstanding

     Interest Accrued & Payable to Master Servicer in Respect of Advances Made

                             SERVICING FEE BREAKDOWN

     Current Period Accrued Servicing Fees

     Less Delinquent Servicing Fees

     Plus Additional Servicing Fees

     Less Reductions to Servicing Fees

     Plus Servicing Fees for Delinquent Payments Received

     Plus Adjustment for Prior Servicing Calculations

     Total Servicing Fees Collected

                   ALLOCATION OF INTEREST SHORTFALLS, LOSSES & EXPENSES

-----------------------------------------------------------------------------------------------------------------------------------
 Class     Accrued Certificate      Prepayment Interest      Beginning Unpaid    Interest Loss   Expenses    Total Interest Payable
                Interest                Shortfall                Interest
-----------------------------------------------------------------------------------------------------------------------------------













-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------
Certificate Interest              Ending Unpaid
   Distributable                     Interest
-------------------------------------------------------------------------------











--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999        PREPAYMENT DETAIL                     PAGE # 9-1
RECORD DATE: 30-Jul-1999
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                Offering                                                  Net                  Net              Mortgage
 Loan          Memo Cross         Curtailment          Payoff          Liquidation           Insurance          Repurchase
Number          Reference            Amount            Amount           Proceeds             Proceeds             Price
-----------------------------------------------------------------------------------------------------------------------------------






                                              NO PRINCIPAL PREPAYMENT REPORTED THIS PERIOD








-----------------------------------------------------------------------------------------------------------------------------------


[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999     SPECIALLY SERVICED LOANS                PAGE # 10-1
RECORD DATE: 30-Jul-1999
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                         SS                       Current      Balance                                        Net
Distribution     Loan                 Transfer     Spec Serv     Scheduled     Transfer     Prop               Interest    Operating
   Date         Number      OMCR        Date       Code (II)      Balance        Date      Type (I)     St      Rate        Income
-----------------------------------------------------------------------------------------------------------------------------------






                                          NO SPECIALLY SERVICED LOANS REPORTED THIS PERIOD







-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                            Debt Service
Distribution       NOI        Coverage        Maturity      Rem       Inspection     Appraisal       Appraisal
   Date            Date         Ratio           Date        Term         Date          Date            Value
-----------------------------------------------------------------------------------------------------------------------------------





                                          NO SPECIALLY SERVICED LOANS REPORTED THIS PERIOD






-----------------------------------------------------------------------------------------------------------------------------------

(I) PROPERTY TYPE CODE:       6. Non-Exempt          12. Hotel
 1. Single Family             7. Church              13. Industrial
 2. Multi-Family              8. School, HCF, WF     14. Industrial/Flex
 3. Condo, Co-op or TH        9. Retail              15. Multiple Properties
 4. Mobile Home              10. Office              16. MiniStorage
 5. Plan Unit Development    11. Retail/Office       32. Warehouse

(II) SPECIAL SERVICE CODE:
(1) Request to waive prepayment penalty        (5) In Foreclosure
(2) Payment default                            (6) Now REO
(3) Request to modify or workout               (7) Paid Off
(4) Borrower Bankruptcy                        (8) Returned to Master Servicer


[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1999-C2
                        STATEMENT TO CERTIFICATEHOLDERS
--------------------------------------------------------------------------------
DIST DATE:   17-Aug-1999       REALIZED LOSS DETAIL                  PAGE # 11-1
RECORD DATE: 30-Jul-1999
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
          Offering                                                     Gross                                     Net
           Memo                             Beginning                Proceeds %                     Net       Proceeds %
 Loan      Cross     Appraisal  Appraisal   Scheduled     Gross      Scheduled    Liquidation   Liquidation   Scheduled    Realized
Number   Reference     Date       Value      Balance     Proceeds    Principal     Expenses       Proceeds      Balance      Loss
-----------------------------------------------------------------------------------------------------------------------------------






                                          NO REALIZED LOSSES REPORTED THIS PERIOD







-----------------------------------------------------------------------------------------------------------------------------------

[CHASE LOGO]             NATIONAL REALTY FUNDING L.C.
                                 MASTER SERVICER

                                         (Copyright) 1998, CHASE MANHATTAN BANK
--------------------------------------------------------------------------------

EXHIBIT J

NATIONAL REALTY FUNDING L.C.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES PSSFC 1999-C2
COMPARATIVE FINANCIAL STATUS REPORT
AS OF _____________________

                                                         LAST
                                                        PROPERTY     SCHEDULED LOAN       PAID THRU     ANNUAL DEBT
PROSPECTUS ID     CITY              STATE             INSPECT DATE      BALANCE              DATE         SERVICE
-------------    -----------------  -------------     ------------   --------------       ---------     ------------



TOTAL:


                                     ORIGINAL UNDERWRITING
                                           INFORMATION
                                     ----------------------
BASIS YEAR
----------
 FINANCIAL
INFO AS OF                                                              (1)
  DATE             % OCC        TOTAL REVENUE             $ NOI         DSCR
-----------     ----------      --------------          ---------    ----------




                      2ND PRECEDING ANNUAL OPERATING              PRECEDING ANNUAL OPERATING
                               INFORMATION                                INFORMATION
                      ------------------------------              --------------------------
AS OF _________                            NORMALIZED    AS OF ___________                    NORMALIZED
---------------                            ----------    -----------------                    ----------
FINANCIAL                                                FINANCIAL
INFO AS OF                                       (1)    INFO AS OF                                      (1)
  DATE       % OCC    TOTAL REVENUE    $ NOI     DSCR      DATE       % OCC   TOTAL REVENUE    $ NOI    DSCR
----------   -----    -------------   ------     ----   ----------    -----   -------------    -----    -----



TOTAL:



               TRAILING FINANCIAL OR YTD
                     INFORMATION                          NET CHANGE (2)
                 MONTH REPORTED ACTUAL                  PRECEDING & BASIS
               --------------------------               ------------------
FINANCIAL
INFO AS OF                                                      % TOTAL    (1)
   DATE       % OCC    TOTAL REVENUE   $ NOI   DSCR %  % OCC    REVENUE    DSCR
----------   -------   -------------   ------  ------  ------   --------  ------



TOTAL:




                                             RECEIVED                        REQUIRED
                                 ------------------------------    ----------------------------
FINANCIAL INFORMATION:               LOANS            BALANCE          LOANS         BALANCE
----------------------           --------------    ------------    -------------  -------------
                                   #        %        #       %       #       %      #        $
                                 -----    -----    -----  -----    -----   -----  -----   -----
Current Full Year:
Current Full Year received with DSC (less than) 1:
Prior Full Year:
Prior Full Year received with DSC (less than) 1:

----------
(1) DSCR should match to Operating Statement and is normally calculated using
    NOI/Debt Service.
(2) Net change should compare the latest year to the underwriting year.


EXHIBIT K

NATIONAL REALTY FUNDING L.C.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, PSSFC 1999-C2
DELINQUENT LOAN STATUS REPORT
AS OF ____________________



                                                                          PAID
PROSPECTUS                  PROPERTY                       SQ FT OR       THRU
    ID        SHORT NAME      TYPE       CITY     STATE      UNITS        DATE
----------    ----------    --------    -------  -------   --------     -------
90+ DAYS DELINQUENT


60+ DAYS DELINQUENT


30+ DAYS DELINQUENT


CURRENT & AT SPECIAL SERVICER




     (a)          (b)           (c)           (d)     (e)=a+b+c+d
-----------   -----------   -----------   ----------- ------------
                                            OTHER
SCHEDULED      TOTAL P&I       TOTAL       ADVANCES                               CURRENT
  LOAN        ADVANCES TO   EXPENSES TO     (TAX &         TOTAL       CURRENT    INTEREST   MATURITY
 BALANCE         DATE          DATE         ESCROW)      EXPOSURE    MONTHLY P&I    RATE       DATE
---------     ------------  ------------  -----------   -----------  ------------ ---------  ---------









                                   (d1)       (f)=(d)/(d1)
                               -----------  ---------------
                                              VALUE USING                APPRAISAL BPO
LTM NOI                        ***CAP RATE     NOI & CAP    VALUATION     OR INTERNAL
 DATE      LTM NOI   LTM DSCR    ASSIGNED        RATE          DATE         VALUE**
-------  ----------  --------  -----------   -------------  ----------    ------------













 (g)=(.92*f)-e   (h)=(g/e)
--------------  ---------
  LOSS USING                TOTAL APPRAISAL
  90% APPR.     ESTIMATED      REDUCTION      TRANSFER   RESOLUTION    FCL START
  OR BPO (f)   RECOVERY %      REALIZED         DATE        DATE          DATE
 -----------   -----------  ---------------   --------   ----------    ---------










 EXPECTED
 FCL SALE    WORKOUT
   DATE     STRATEGY                 COMMENTS
----------  --------        -----------------------------








-----------
NOTES:
FCL - Foreclosure
LTM - Latest 12 months either Last Annual or Trailing 12 Months
*Workout Strategy should match the CSSA Loan file using abbreviated words in place of a code number such as (FCL-Foreclosure, MOD-Modification,
 DPO-Discounted Payoff, NS-Note Sale, BK-Bankruptcy, PP-Payment Plan,
 TBD-To Be Determined)
 It is possible to combine the status codes if the loan is going in more than one direction (i.e. FCL/MOD, BK/MOD, BK/FCL/DPO)
**App-Appraisal. BPO-Broker's Opinion, Int.-Internal Value
***How to determine the cap rate is agreed upon by Underwriter and servicers
 - to be provided by a third party.


EXHIBIT L

NATIONAL REALTY FUNDING L.C.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, PSSFC 1999-C2
HISTORICAL LOAN MODIFICATION REPORT
AS OF ___________________



                                        MOD/                  BALANCE WHEN      BALANCE AT THE
                                      EXTENSION    EFFECT    SENT TO SPECIAL   EFFECTIVE DATE OF
PROSPECTUS ID    CITY       STATE        FLAG       DATE         SERVICER        REHABILITATION
-------------  ----------  ---------  ---------   --------   ---------------   -----------------
THIS REPORT IS HISTORICAL.
Information is as of modification. Each line should not change in the future. Only new modifications should be added.






Total For All Loans:

Total For Loans in Current Month:
                                           # of Loans           $  Balance
                                           ----------           ----------
Modifications:
Maturity Date Extensions:
Total:







           # MONTHS FOR
OLD RATE   RATE CHANGE    NEW RATE   OLD P&I  NEW P&I
--------   ------------   --------   -------  -------







                               (2) EST.
                                 FUTURE
                                INTEREST
   TOTAL                        LOSS TO
 MONTHS FOR  (1) REALIZED       TRUST $
 CHANGE OF      LOSS TO          (RATE
    MOD         TRUST $        REDUCTION)                 COMMENT
-----------  -------------    -----------              --------------








---------
*The information in these columns is from a particular point in time and should not change on this report once assigned.
(1) Actual principal loss taken by bonds.
(2) Expected future loss due to a rate reduction. This is just an estimate calculated at the time of modification.


EXHIBIT M

NATIONAL REALTY FUNDING L.C.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, PSSFC 1999-C2
HISTORICAL LOSS ESTIMATE REPORT (REO-SOLD OR DISCOUNTED PAYOFF)
AS OF ________________



                                                                             LATEST
                                                                          APPRAISAL OR
 PROSPECTUS                   PROPERTY                       % RECEIVED      BROKERS
     ID         SHORT NAME     TYPE       CITY      STATE     FROM SALE      OPINION
-----------    ------------   ---------  -------  ---------  -----------  ------------

THIS REPORT IS HISTORICAL
All information is from the liquidation date and does not need to be updated.







Total all Loans:

Current Month Only:





                              NET AMT                                       SERVICING
EFFECT DATE                   RECEIVED   SCHEDULED  TOTAL P&I    TOTAL         FEES
  OF SALE      SALES PRICE    FROM SALE   BALANCE    ADVANCED    EXPENSES     EXPENSE
-----------    -----------    ---------  ---------  ---------    --------   ---------








             ACTUAL                                              TOTAL LOSS   LOSS % OF
   NET       LOSSES      DATE LOSS   MINOR ADJ TO   MINOR ADJ       WITH      SCHEDULED
 PROCEEDS  PASSED THRU  PASSED THRU     TRUST      PASSED THRU   ADJUSTMENT    BALANCE
---------  -----------  -----------  ------------  -----------   -----------  ---------















Exhibit N

NATIONAL REALTY FUNDING L.C.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, PSSFC 1999-C2
REO STATUS REPORT
AS OF ______________


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     (a)         (b)             (c)          (d)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             Other
                                                                        Paid    Scheduled    Total P & I       Total       Advances
Prospectus                  Property                        Sq Ft or    Thru      Loan        Advances to   Expenses to     (Tax &
    ID        Short Name      Type        City    State       Unit      Date     Balance         Date           Date        Escrow)
-----------------------------------------------------------------------------------------------------------------------------------











-----------------------------------------------------------------------------------------------------------------------------------
(e)=a+b+c+d                                         (k)         (J)                        (f)=(k)/(j)        (g)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                           Value using     Appraisal BPO
   Total        Current     Maturity    LTM NOI                ***Cap Rate   Valuation      NOI & Cap       or Internal
  Exposure    Monthly P&I     Date        Date   LTM NOI/DSC     Assigned      Value           Rate             Value**
-----------------------------------------------------------------------------------------------------------------------------------










-----------------------------------------------------------------------------------------------------------------------------------
 (h)=(.92*g)      (j)=(g/e)
-----------------------------------------------------------------------------------------------------------------------------------

 Loss using                      Total Appraisal                    REO           Pending
  92% Appr.        Estimated        Reduction        Transfer    Acquisition     Resolution
 Or BPO (f)        Recovery %        Realized          Date         Date            Date                  Comments
-----------------------------------------------------------------------------------------------------------------------------------










(1) Use the following codes: App.-Appraisal; BPO-Brokers Opinion;Int-Internal Value
***How to determine the cap rate is agreed upon by Underwriter and servicers - to be provided by a third party.

Exhibit O

NATIONAL REALTY FUNDING L.C.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, PSSFC 1999-C2
SERVICER WATCH LIST
AS OF _____________



-----------------------------------------------------------------------------------------------------------------------------------
Prospectus                                                   Scheduled  Paid Thru  Maturity
ID           Short Name   Property Type   City    State   Loan Balance       Date      Date  *LTM DSCR  Comment/Reason on Watch List
-----------------------------------------------------------------------------------------------------------------------------------









Total:                                                           $0.00

*LTM - Last 12 months either trailing or last annual

Exhibit P

NATIONAL REALTY FUNDING L.C.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, PSSFC 1999-C2
FORM OF OPERATING STATEMENT ANALYSIS REPORT
AS OF _______________


PROPERTY OVERVIEW:
     Prospectus ID
     Scheduled Balance/Paid to Date
     Property Name
     Property Type
     Property Address, City, State
     Net Rentable Square Feet
     Year Built/Year Renovated
     Year of Operations               Underwriting       1997         1998          1999        Trading
     Occupancy Rate*
     Average Rental Rate

                                         *Occupancy rates are year end or the ending date of the financial statement for the period.
INCOME:                                                                                        No. of Months
      Number of Months                                              Prior Year   Current Yr.
      Period Ended                     Underwriting       1997         1998          1999     2000 Trailing**  1999-Base  1999-1998
      Statement Classification          Base Line      Normalized   Normalized   Normalized   as of __/__/00    Variance   Variance
-----------------------------------------------------------------------------------------------------------------------------------
      Rental Income (Category 1)
      Rental Income (Category 2)
      Rental Income (Category 3)
      Pass Through/Escalations
      Other Income
    GROSS INCOME                              $0.00          $0.00       $0.00        $0.00             $0.00       0.00%     0.00%
                                  ormalized - Full year Financial Statements that have been reviewed by the underwriter or Servicer.
                                  **Servicer will not be expected to "Normalize" these YTD numbers.

OPERATING EXPENSES:
       Real Estate Taxes
       Property Insurance
       Utilities
       General & Administration
       Repairs & Maintenance
       Management Fees
       Payroll & Benefits Expense
       Advertising & Marketing
       Professional Fees
       Other Expenses
       Ground Rent
    TOTAL OPERATING EXPENSES                  $0.00           $0.00       $0.00        $0.00             $0.00      0.00%     0.00%

    OPERATING EXPENSE RATIO:

    NET OPERATING INCOME                      $0.00           $0.00       $0.00        $0.00             $0.00

       Leasing Commissions
       Tenant Improvements
       Replacement Reserve
    TOTAL CAPITAL ITEMS                       $0.00           $0.00       $0.00        $0.00             $0.00      0.00%     0.00%

    N.O.I. AFTER CAPITAL ITEMS                $0.00           $0.00       $0.00        $0.00             $0.00

DEBT SERVICE (PER SERVICER)                   $0.00           $0.00       $0.00        $0.00             $0.00
CASH FLOW AFTER DEBT SERVICE                  $0.00           $0.00       $0.00        $0.00             $0.00

(1) DSCR: (NOI/DEBT SERVICE)

DSCR: (AFTER RESERVES/CAP EXP.)

SOURCE OF FINANCIAL DATA:
                                              (i.e. operating statements, financial statements, tax return, other)

NOTES AND ASSUMPTIONS:

The years shown above will roll always showing a three year history. 1999 is the current year financials; 1998 is the prior year financials.
This report may vary depending on the property type and because of the way information may vary in each borrowers statement.
Rental Income needs to be broken down, differently whenever possible for each property type as follows: Retail: 1) Base Rent, 2) Percentage rents on cashflow;
Hotel: 1) Room Revenue, 2) Food/Beverage; Nursing Home: 1) Private, 2) Medicaid,
3) Medicare

INCOME: COMMENT

EXPENSES: COMMENT

CAPITAL ITEMS: COMMENT

(1) Used in the Comparative Financial Status Report

Exhibit Q

NATIONAL REALTY FUNDING L.C.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, PSSFC 1999-C2
FORM OF NOI ADJUSTMENT WORKSHEET FOR "19__" as of _____________


PROPERTY OVERVIEW:
        Prospectus ID
        Scheduled Balance/Paid to Date
        Property Name
        Property Type
        Property Address, City, State
        Net Rentable Square Feet
        Year Built/Year Renovated
        Year of Operations                    Borrower        Adjustment      Normalized
        Occupancy Rate*
        Average Rental Rate
                                         *Occupancy rates are year end or the ending date of the financial statement for the period.


INCOME:
        Number of Months Annualized            "Year"
        Period Ended                          Borrower                        Adjustment                       Normalized
        Statement Classification               Actual
        Rental Income (Category 1)
        Rental Income (Category 2)
        Rental Income (Category 3)
        Pass Through/Escalations
        Other Income
   GROSS INCOME                                   $0.00                            $0.00                            $0.00
                                          Normalized - Full year financial statements that have been reviewed by the Servicer.

OPERATING EXPENSES:
        Real Estate Taxes
        Property Insurance
        Utilities
        General & Administration
        Repairs & Maintenance
        Management Fees
        Payroll & Benefits Expense
        Advertising & Marketing
        Professional Fees
        Other Expenses
        Ground Rent
    TOTAL OPERATING EXPENSES                       $0.00                           $0.00                            $0.00

    OPERATING EXPENSE RATIO:

    NET OPERATING INCOME                           $0.00                           $0.00                            $0.00

        Leasing Commissions
        Tenant Improvements
        Replacement Reserve
    TOTAL CAPITAL ITEMS                            $0.00                           $0.00                            $0.00

    NOI AFTER CAPITAL ITEMS                        $0.00                           $0.00                            $0.00

DEBT SERVICE (PER SERVICER)                        $0.00                           $0.00                            $0.00
CASH FLOW AFTER DEBT SERVICE                       $0.00                           $0.00                            $0.00


(1) DSCR: (NOI/DEBT SERVICE)

DSCR: (AFTER RESERVES/CAP EXP.)

SOURCE OF FINANCIAL DATA:
                                            (i.e. operating statements, financial statements, tax return, other)


NOTES AND ASSUMPTIONS:
--------------------------------------------------------------------------------

This report should be completed by the Servicer for any "Normalization" of the Borrower's numbers.
The "Normalized" column is used in the Operating Statement Analysis Report. This report may vary depending of the property type and because of the way information may vary in each borrower's statement.

INCOME: COMMENT

EXPENSES: COMMENT

CAPITAL ITEMS: COMMENT

(1) Used in the Comparative Financial Status Report

-------------------------------------------------------------------------------------------------------------
                                                                                            INTEREST
       CONTROL                                                                               ACCRUAL
       NUMBER                                             PROPERTY NAME                      METHOD
-------------------------------------------------------------------------------------------------------------
          1           CROWN HOTELS                                                       ACTUAL / 360
        1.10          Atlanta Holiday Inn- Downtown                                      Actual / 360
        1.20          Holiday Inn                                                        Actual / 360
        1.30          Holiday Inn Holidome                                               Actual / 360
        1.40          Asheville Comfort Suites                                           Actual / 360
        1.50          Holiday Inn Executive Park                                         Actual / 360
        1.60          Wyndham Garden                                                     Actual / 360
        1.70          Beaver Falls Holiday Inn                                           Actual / 360
        1.80          Courtyard by Marriott                                              Actual / 360
        1.90          East Comfort Inn                                                   Actual / 360
        1.91          Wyndham Garden                                                     Actual / 360
        1.92          Johnstown Holiday Inn                                              Actual / 360
        1.93          Holiday Inn Express                                                Actual / 360
        1.94          Pottstown Comfort Inn                                              Actual / 360
        1.95          Holiday Inn Holidome                                               Actual / 360
        1.96          Rock Hill Holiday Inn                                              Actual / 360
          2           Bridgepointe Shopping Center                                       Actual / 360
          3           122 Fifth Avenue                                                   Actual / 360
          4           Dudley Farms Plaza                                                 30 / 360
          5           Emery/Busch Industrial Building                                    Actual / 360
          6           VARIOUS                                                            ACTUAL / 360
        6.10          1376 Bordeaux                                                      Actual / 360
        6.20          1380 Bordeaux                                                      Actual / 360

          7           VARIOUS                                                            30 / 360
        7.10          Festival at Pasadena                                               30 / 360
        7.20          Festival at Pasadena Pad Building                                  30 / 360
          8           Palouse Empire Mall                                                Actual / 360
          9           Ventana Vista Apartments                                           Actual / 360
         10           Park Plaza Shopping Center                                         30 / 360
         11           Shadowridge Heights Apartments                                     30 / 360
         12           Bayside Office Center                                              Actual / 360
         13           Boulder Run Shopping Center                                        Actual / 360
         14           West 49th Street                                                   Actual / 360
         15           Brenden Theatres                                                   Actual / 360
         16           The Pavillions at Mesa                                             Actual / 360
         17           Desert Star Apartments                                             Actual / 360
         18           VARIOUS                                                            ACTUAL / 360
        18.10         Pine Lake Apartments                                               Actual / 360
        18.20         Terrace Trace Apartments                                           Actual / 360
        18.30         Jupiter Cove Apartments I                                          Actual / 360
        18.40         Rivers End I Apartments                                            Actual / 360
        18.50         Cypress Apartments                                                 Actual / 360
        18.60         Jupiter Cove III                                                   Actual / 360
         19           North Valley Medical Plaza                                         Actual / 360
         20           4250 Veterans Highway                                              30 / 360
         21           Boardwalk @ Anderson Springs                                       Actual / 360
         22           VARIOUS                                                            ACTUAL / 360
        22.10         Princeton Court Apartments                                         Actual / 360
        22.20         Elmtree Park Apartments                                            Actual / 360
        22.30         Meadowood Apartments                                               Actual / 360
        22.40         Rosewood Commons Apartments                                        Actual / 360
        22.50         Acadia Court Apartments                                            Actual / 360
         23           Pembrooke Square Medical Center                                    Actual / 360
         24           Laguna Properties Building                                         Actual / 360
         25           Southwind Mobile Home Estates                                      Actual / 360
         26           K-Mart Rogers                                                      Actual / 360



                                       1

-------------------------------------------------------------------------------------------------------------
                                                                                            INTEREST
       CONTROL                                                                               ACCRUAL
       NUMBER                                             PROPERTY NAME                      METHOD
-------------------------------------------------------------------------------------------------------------

         27           Park Fair Mall                                                     30 / 360
         28           VARIOUS                                                            ACTUAL / 360
        28.10         Pine Terrace I & II Apartments                                     Actual / 360
        28.20         Sanford Court Apartments                                           Actual / 360
        28.30         Applewood I & II Apartments                                        Actual / 360
         29           Buckhead Exchange                                                  Actual / 360
         30           Pascack Plaza                                                      Actual / 360
         31           Days Inn Hotel                                                     30 / 360
         32           BeautiControl Office                                               30 / 360
         33           REXBURG STUDENT HOUSING                                            30 / 360
        33.10         Autumn Winds Apartments                                            30 / 360
        33.20         Somerset Apartments                                                30 / 360
        33.30         Brookside Village Apartments                                       30 / 360
         34           Hampton Inn - Sea Tac                                              Actual / 360
         35           Devir Street Apartments                                            Actual / 360
         36           Alameda Technology Center                                          Actual / 360
         37           Clocktower Apartments Phase I                                      Actual / 360
         38           Best Western Cascadia Inn                                          Actual / 360
         39           Global Plaza West                                                  Actual / 360
         40           Ponce de Leon Care Center                                          Actual / 360
         41           1000 Henry Street                                                  Actual / 360
         42           55 Post Road West                                                  Actual / 360
         43           Greenway Terrace                                                   Actual / 360
         44           Rolla Center                                                       Actual / 360
         45           Bayside Willows Apartments                                         Actual / 360
         46           Westgate Plaza                                                     Actual / 360
         47           Riverfront Apartments                                              30 / 360
         48           Cheyenne Mountain Shopping Center                                  Actual / 360
         49           APPLE CREEK MHP / SELF STORAGE AND ORCHARD LAKE MHP (ROLL-UP       ACTUAL / 360
        49.10         Apple Creek Mobile Home Park / Self Storage                        Actual / 360
        49.20         First Security Self Storage                                        Actual / 360
        49.30         Orchard Lake Mobile Home Park                                      Actual / 360
         50           Kennedy Square                                                     30 / 360
         51           Westpointe II Apartments                                           Actual / 360
         52           CB/Buckhead - Roswell                                              Actual / 360
         53           Park Green Apartments                                              Actual / 360
         54           Bridle Path Apartments                                             Actual / 360
         55           Heritage Court Apartments                                          30 / 360
         56           Hawaii Market Shopping Center                                      Actual / 360
         57           Santa Fe Place Apartments                                          30 / 360
         58           Iron Mountain Building                                             30 / 360
         59           Shore Center Shopping Center                                       30 / 360
         60           La Fuente Inn                                                      Actual / 360
         61           Pueblo Hills Shopping Center                                       Actual / 360
         62           The Park Belvedere                                                 Actual / 360
         63           The Hesser Center                                                  30 / 360
         64           Lee Park Plaza                                                     Actual / 360
         65           Hood River Care Center                                             Actual / 360
         66           221 Route 4 East                                                   Actual / 360
         67           Lochwood III Apartments                                            30 / 360
         68           Essex Warehouse                                                    Actual / 360
         69           Freeman Decorating Company                                         Actual / 360
         70           Doctors Hospital of West Covina                                    Actual / 360
         71           Beven Street Warehouse                                             Actual / 360
         72           Crescenta Valley Mini Storage                                      Actual / 360
         73           Stonebridge Health Center                                          Actual / 360
         74           Wagner Heights Nursing and Rehabilitation Center                   Actual / 360
         75           22 East 67th Street                                                Actual / 360
         76           Flemington Arms Apartments                                         Actual / 360
         77           VARIOUS                                                            30 / 360
        77.10         Colonial Park Apartments                                           30 / 360
        77.20         Jackson Trace Apartments                                           30 / 360
        77.30         Fox Valley Apartments                                              30 / 360
         78           Shrewsbury Crossing Assisted Living Facility                       Actual / 360
         79           Clearwater Commons                                                 Actual / 360
         80           Gillette Nursing Home                                              Actual / 360
         81           Sierra Apartments                                                  Actual / 360
         82           6845 Deerpath Building                                             Actual / 360


                                       2

-------------------------------------------------------------------------------------------------------------
                                                                                            INTEREST
       CONTROL                                                                               ACCRUAL
       NUMBER                                             PROPERTY NAME                      METHOD
-------------------------------------------------------------------------------------------------------------

         83           Palace Plaza Shopping Center                                       Actual / 360
         84           Sunplace Apartments                                                Actual / 360
         85           Meadow Wood Crown Plaza                                            Actual / 360
         86           Oakbridge Retail Center                                            Actual / 360
         87           Gateway Plaza Shopping Center                                      Actual / 360
         88           VARIOUS                                                            30 / 360
        88.10         Eagle Trace Apartments                                             30 / 360
        88.20         Ashbury Court Apartments                                           30 / 360
         89           Office Depot Tallahassee                                           30 / 360
         90           Westbay Assisted Living Residence                                  Actual / 360
         100          Yerington Plaza                                                    30 / 360
         101          CAPTEC FRANCHISE CAPITAL PARTNERS, L.P. IV                         30 / 360
       101.10         Arby's Restaurant                                                  30 / 360
       101.20         Taco Bell Restaurant                                               30 / 360
       101.30         Taco Bell Restaurant                                               30 / 360
       101.40         Tony Roma's Restaurant                                             30 / 360
       101.50         Del Taco Restaurant                                                30 / 360
       101.60         Winger's Restaurant                                                30 / 360
         102          English Gardens Apartments                                         30 / 360
         103          Pembroke Place North Shopping Center                               30 / 360
         104          The Northgate Office Building                                      Actual / 360
         105          Heritage Estates / Flamingo Shores                                 Actual / 360
         106          HIGHLAND HALL/GOLFVIEW MANOR                                       30 / 360
       106.10         Highland Hall                                                      30 / 360
       106.20         Golfview Manor                                                     30 / 360
         107          Walgreens Drug Store                                               30 / 360
         108          Napoleon Medical Office Building                                   Actual / 360
         109          Teakwood Village Apartments                                        30 / 360
         110          Rancho San Diego Self Storage                                      Actual / 360
         111          Eden Roc Apartments & Americana Apartments A & B                   Actual / 360
         112          Olathe Duplexes                                                    30 / 360
         113          Jamaica Avenue Building                                            Actual / 360
         114          Queen Anne's Gate V Apartments                                     Actual / 360
         115          Office Depot Ormond Beach                                          30 / 360
         116          Westwinds Mobile Home Park                                         Actual / 360
         117          South Arcade Retail Building                                       30 / 360
         118          2801 Red Dog Drive                                                 Actual / 360
         119          Forest Brooke Apartments                                           Actual / 360
         120          Pleasant Village Shopping Center                                   Actual / 360
         121          Royal View Gardens                                                 Actual / 360
         122          Raymour & Flanigan Center                                          Actual / 360
         123          Capital City Plaza                                                 Actual / 360
         124          Quality Inn and Suites - Aberdeen                                  Actual / 360
         125          Hen-Ridge Apartments                                               Actual / 360
         126          Graham Center                                                      Actual / 360
         127          Branford Industrial Complex                                        30 / 360
         128          COMFORT INN/KNIGHTS INN ROLL-UP                                    ACTUAL / 360
       128.10         Comfort Inn                                                        Actual / 360
       128.20         Knights Inn                                                        Actual / 360

         129          KEYSTONE WAY SHOPPES / CVS PHARMACY / TACO BELL                    ACTUAL / 360
       129.10         Sears Hardware / Keystone Way Shoppes                              Actual / 360
       129.20         CVS Pharmacy / Taco Bell                                           Actual / 360
         130          Village Shops at Chandler                                          Actual / 360
         131          Meldon Place Apartments                                            Actual / 360
         132          Monticello Village Apartments                                      30 / 360
         133          12th and Monroe Shops and 1204 Newton St. NE                       Actual / 360
         134          Sierra Apartments                                                  Actual / 360
         135          Stassney Square Shopping Center                                    30 / 360
         136          Cambridge Plaza                                                    Actual / 360
         137          Colonial Square Apartments                                         Actual / 360
         138          Elks Plaza Shopping Center                                         30 / 360
         139          Days Inn - Arlington                                               Actual / 360
         140          Seth I Apartments                                                  Actual / 360
         141          Post Polaris Business Center                                       30 / 360
         142          1682 Novato Blvd.                                                  Actual / 360
         143          Lindenwald Plaza Shopping Center                                   Actual / 360
         144          T.I.G. Industrial Building                                         Actual / 360
         145          Holly Shopping Center                                              30 / 360
         146          Bonneville Gardens                                                 Actual / 360
         147          CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III                         30 / 360
       147.10         Jack-in-the-Box                                                    30 / 360
       147.20         Taco Bell Restaurant                                               30 / 360
       147.30         Tony Roma's Restaurant                                             30 / 360
         148          Cypress Gardens Mobile Home Park                                   Actual / 360
         149          Jamestown Apartments                                               Actual / 360
         150          Sorrento Mesa Office Plaza                                         30 / 360
         151          Park Meadows Apartments                                            Actual / 360
         152          Carmel Self Storage                                                Actual / 360
         153          901 E Street                                                       Actual / 360
         154          Princeton Woods Shopping Center                                    Actual / 360
         155          1212 Hancock Street                                                Actual / 360
         156          Winans Home Center                                                 30 / 360
         157          Pacific Breeze Apartments                                          30 / 360
         158          Hilltop Willow Branch Apartments                                   Actual / 360


                                       3

-------------------------------------------------------------------------------------------------------------
                                                                                            INTEREST
       CONTROL                                                                               ACCRUAL
       NUMBER                                             PROPERTY NAME                      METHOD
-------------------------------------------------------------------------------------------------------------

         159          D'Agostino Supermarket                                             Actual / 360
         160          Southbridge Crossing                                               30 / 360
         161          Heathmore II Apartments                                            Actual / 360
         162          Tooele Main Street Shops                                           Actual / 360
         163          CB/Buckhead - Alpharetta                                           Actual / 360
         164          Sandra Court Apartments                                            Actual / 360
         165          450 & 440 Waverly Avenue                                           30 / 360
         166          Westheimer Center                                                  Actual / 360
         167          Winthrop Court Apartments                                          Actual / 360
         168          3900 Richmond Avenue                                               Actual / 360
         169          Middlefield Mobile Home Park                                       Actual / 360
         170          Raintree Office Building                                           Actual / 360
         171          1770 Post Road Associates                                          Actual / 360
         172          CVS Store                                                          Actual / 360
         173          Allentown Self Storage                                             Actual / 360
         174          Twin Valley Estates                                                Actual / 360
         175          636 Eighth Avenue                                                  Actual / 360
         176          Land O' Lakes Village Apartments                                   30 / 360
         177          131 So. Maple Ave.                                                 Actual / 360
         178          4140 Lockbourne                                                    Actual / 360
         179          The Colton Block                                                   30 / 360
         180          Magnolia Center Office Building                                    30 / 360
         181          CB/Buckhead - Duluth                                               Actual / 360
         182          Willows Apartments                                                 Actual / 360
         183          Southern Station                                                   Actual / 360
         184          3951 Vestal Parkway East                                           Actual / 360
         185          West Haven                                                         Actual / 360
         186          Milton Square Shopping Center                                      Actual / 360
         187          Kristie Manor Apartments                                           30 / 360
         188          Valley View                                                        Actual / 360
         189          282-299 Grand Street                                               Actual / 360
         190          Issaquah Building                                                  Actual / 360
         191          Quail Street Commons                                               Actual / 360
         192          CB/Buckhead - Fulton                                               Actual / 360
         193          Paradise Pointe                                                    30 / 360
         194          Boardwalk Boutiques                                                30 / 360
         195          Palm Side Apartments                                               Actual / 360
         196          2600-2602 Jefferson Street                                         Actual / 360
         197          CE-FAIR Apartments                                                 Actual / 360
         198          Alamo Self Storage                                                 Actual / 360
         199          39 Forest Avenue                                                   30 / 360
         200          CB/Buckhead - Marietta                                             Actual / 360
         201          Diamond Plaza                                                      Actual / 360
         203          Leverington Court Apartments                                       Actual / 360
         204          Oak Bend MHP                                                       Actual / 360
         205          L'Abri Apartments                                                  Actual / 360
         206          Willowood East Apartments                                          Actual / 360
         207          200-231 Harrison Avenue                                            Actual / 360
         209          Rambler Mobile Home Park                                           Actual / 360
         210          Howard Johnson                                                     Actual / 360
         211          Big 5 Sporting Goods - KlamathFalls                                Actual / 360
         212          Big 5 Sporting Goods - Bullhead City                               Actual / 360
         213          Best Western Jed Prouty Motor Inn                                  Actual / 360
         214          Winter Woods II Apartments                                         Actual / 360
         215          Trade Fair Supermarket                                             Actual / 360
         216          Fulton East Shopping Center                                        Actual / 360
         218          Park Plaza Shopping Center                                         Actual / 360
         221          Jason Commercial Building                                          Actual / 360


                                       4

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                                                                                            INTEREST
       CONTROL                                                                               ACCRUAL
       NUMBER                                             PROPERTY NAME                      METHOD
-------------------------------------------------------------------------------------------------------------

         222          Sternberg Apartments                                               Actual / 360
         223          Hillcrest Apartments                                               Actual / 360
         224          235 Glenville Road                                                 Actual / 360
         226          Commerce Park Office / Warehouse                                   Actual / 360
         227          Bel-Air Mobile Home Park                                           Actual / 360
         228          Parkchester Apartments                                             Actual / 360
         229          Bandera Landing                                                    30 / 360
         231          Mt. Orange Mobile Home Park                                        Actual / 360
         232          1215 NE 23rd Street                                                Actual / 360
         233          Cypress Villas Apartments                                          Actual / 360
         234          Neico Investments, LLC                                             Actual / 360


                                       5